UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a–(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a–2

SKYTERRA COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a–(i)(1) and 0–1.

(1)	Title of each class of securities to which transaction applies:

SkyTerra Communications, Inc. Voting Common Stock, par value $0.01 per share

SkyTerra Communications, Inc. Non–Voting Common Stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

(a) 44,962,370 shares of common stock outstanding as of November 18, 2009 proposed to be acquired in the merger for the per share merger consideration of $5.00, (b) 11,527,870 shares of common stock issuable pursuant to outstanding options as of November 18, 2009 with exercise prices below the per share merger consideration of $5.00 and (c) 1,198,068 shares of common stock representing phantom units and restricted stock awards entitled to receive the merger consideration of $5.00.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0–1 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated solely for purposes of determining the filing fee. The transaction value was determined by adding (a) the product of 44,962,370 shares of common stock that are proposed to be acquired in the merger multiplied by the merger consideration of $5.00 per share, plus (b) $30,674,053.20, the amount expected to be paid to holders of outstanding stock options to purchase shares of common stock with an exercise price of less than the merger consideration of $5.00 per share, plus (c) $5,990,340.00, the amount expected to be paid to holders of phantom units and restricted stock awards entitled to receive the merger consideration of $5.00 per share.

(4)	Proposed maximum aggregate value of transaction: $261,476,243.20

(5)	Total fee paid: $52,295.25

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0–1(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

PRELIMINARY COPY—SUBJECT TO COMPLETION—DATED FEBRUARY     , 2010

SkyTerra Communications, Inc.

10802 Parkridge Boulevard

Reston, VA 20191

[    ], 2010

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting (the “annual meeting”) of holders of shares of voting common stock, par value $0.01 per share (the “Common Stock”), and non–voting common stock, par value $0.01 per share (the “Non–Voting Common Stock,” and together with the Common Stock, the “Capital Stock”) of SkyTerra Communications, Inc. (“SkyTerra”) to be held at 10802 Parkridge Boulevard, Reston, VA 20191, on [    ], at 10:00 a.m., local time.

At the annual meeting, holders of Common Stock will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger (as amended, from time to time, the “merger agreement”), dated as of September 23, 2009, by and among Harbinger Capital Partners Master Fund I, Ltd. (“Master Fund”), Harbinger Capital Partners Special Situations Fund, L.P. (“Special Fund” and together with Master Fund, “Harbinger”), Sol Private Corp. (“Acquisition Corp.” and together with Harbinger, the “Harbinger Parties”) and SkyTerra, a copy of which is attached as Appendix A to the accompanying proxy statement as amended on November 18, 2009 (the “First Amendment”), a copy of which is attached as Appendix B to the accompanying proxy statement. At the annual meeting, you will also be asked to elect directors to the board of directors of SkyTerra, ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of SkyTerra for the year ended December 31, 2009, and to consider and vote upon a proposal to adjourn the annual meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the annual meeting to adopt the merger agreement.

If the merger is completed, each share of Capital Stock outstanding at the effective time of the merger (other than shares owned by Harbinger or its affiliates, any subsidiary of SkyTerra, and holders who have perfected and not withdrawn a demand for appraisal rights, which are collectively referred to in this proxy statement as “excluded shares”) will be canceled and converted into the right to receive $5.00, in cash, without interest, and the directors on SkyTerra’s board of directors will be replaced by the directors of Acquisition Corp.

To assist in evaluating the fairness to SkyTerra stockholders of the proposed merger, the SkyTerra board of directors formed a special committee of independent directors to consider and negotiate the terms and conditions of the proposed merger and to make a recommendation to the board of directors, consisting of Jose A. Cecin, Jr., Jeffrey M. Killeen, and William F. Stasior (the “special committee”). Messrs. Cecin, Killeen and Stasior are not employees of or affiliated with SkyTerra (other than in their respective capacity as a director) or Harbinger and have no economic interest in Harbinger or its affiliates.

The board of directors, after receiving the recommendation of the special committee, (1) has approved, declared advisable and authorized the merger agreement and the transactions contemplated thereby, including the proposed merger; (2) has determined that the proposed merger and the transactions contemplated thereby are substantively and procedurally fair to and in the best interests of SkyTerra’s unaffiliated stockholders (by which we mean, for purposes of this proxy statement, the holders of shares of Capital Stock, other than Harbinger, its affiliates and any subsidiary of SkyTerra); and (3) recommends that SkyTerra’s stockholders vote FOR the adoption of the merger agreement. The board of directors also recommend that you vote FOR each of the nominees for election to the board of directors of SkyTerra, and the approval of any proposal to adjourn the annual meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the annual meeting to adopt the merger agreement.

The enclosed proxy statement describes the merger agreement, the proposed merger and related agreements and provides specific information concerning the annual meeting. In addition, you may obtain information about SkyTerra from documents filed with the Securities and Exchange Commission. We urge you to, and you should, read the entire proxy statement carefully, including the appendices, as it sets forth the details of the merger agreement and other important information related to the merger.

The merger cannot occur unless the merger agreement is adopted by the affirmative vote of (i) the holders of a majority of the shares of SkyTerra’s outstanding Common Stock entitled to vote at the annual meeting and (ii) the holders of a majority of the shares of SkyTerra’s outstanding Common Stock voted at the annual meeting (excluding shares held by the Harbinger Parties, any director or officer of SkyTerra, or any of their respective affiliates and shares considered to be held in escrow). Harbinger and its affiliates are entitled to vote approximately 46% of the outstanding shares of Common Stock.

Whether or not you plan to attend the annual meeting, please submit your proxy by promptly completing, signing, dating and returning the enclosed proxy card in the postage pre paid envelope. This solicitation is being made by SkyTerra on behalf of its board of directors. If you sign, date and return your proxy card without indicating how you want to vote, and do not revoke the proxy, your proxy will be counted as a vote FOR adoption of the merger agreement, the election of each nominated director to the board of directors, the ratification of the appointment of Ernst & Young, LLP and any adjournment of the annual meeting if there are not sufficient votes to adopt the merger agreement at the annual meeting. You may revoke your proxy at any time before it is voted by submitting a written revocation of your proxy or a later–dated proxy to the Secretary of SkyTerra or by attending the annual meeting and voting in person. The failure to vote will have the same effect as a vote against adoption of the merger agreement. If you have any questions or require assistance voting your shares, please call Investor Relations at SkyTerra at (703) 390–2700.

On behalf of the board of directors, I thank you for your continued support.

Sincerely,

/s/ Alexander H. Good
Alexander H. Good
Chairman, CEO and President For the Board of Directors of SkyTerra Communications, Inc. Reston, Virginia

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the proxy statement. Any representation to the contrary is a criminal offense.

The attached proxy statement is dated [—], 2010, and is first being mailed to stockholders on or about [    ], 2010.

SKYTERRA COMMUNICATIONS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON [    ], 2010

NOTICE IS HEREBY GIVEN THAT the annual meeting of the holders of Capital Stock of SkyTerra Communications, Inc., a Delaware corporation, will be held at [    ] on [    ], 2010, at 10:00 a.m., local time, to consider and vote on the following matters described in this notice and the accompanying proxy statement:

1)	To adopt the Agreement and Plan of Merger, dated as of September 23, 2009, by and among Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P., Sol Private Corp. and SkyTerra Communications, Inc., a copy of which is attached as Appendix A to the accompanying proxy statement, as amended on November 18, 2009, a copy of which is attached as Appendix B to the accompanying proxy statement, and as it may be further amended from time to time;

2)	To elect six (6) directors to serve on SkyTerra’s board of directors, each to hold office until the earliest of SkyTerra’s 2010 annual meeting of stockholders, his earlier death, resignation or removal or, if the merger is completed, the effective time of the merger;

3)	To adjourn the annual meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the annual meeting to adopt the merger agreement proposal;

4)	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of SkyTerra for the year ending December 31, 2009; and

5)	To transact any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Only stockholders of record on the close of business on January 21, 2010, which we refer to as the “record date,” are entitled to notice of the annual meeting or any adjournment or postponement thereof. Only holders of Common Stock as of the close of business on the record date are entitled to vote at the annual meeting to adopt the merger agreement. A list of stockholders will be available for inspection by stockholders of record during business hours at SkyTerra Communications, Inc., 10802 Parkridge Boulevard, Reston, VA 20191, for ten days prior to the date of the annual meeting and will also be available at the annual meeting. A majority of the shares of Common Stock outstanding on the record date must be voted in favor of the adoption of the merger agreement in order for the merger to be completed. In addition, the holders of a majority of the outstanding shares of SkyTerra’s outstanding Common Stock (excluding shares held by the Harbinger Parties, any director or officer of SkyTerra or any of their respective affiliates, and shares considered to be held in escrow) must be present, in person or by proxy, and be voted at the annual meeting and a majority of such shares so present and voted must vote in favor of the adoption of the merger agreement in order for the merger to be completed. For the election of directors, the six nominees receiving the highest number of votes of the shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors will be elected as directors. A majority of the shares of Common Stock represented at the meeting in person or by proxy must be voted in favor of any adjournment of the annual meeting, if necessary, for any purpose, including to solicit additional proxies in favor of the adoption of the merger agreement. Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total number of votes of our Common Stock, present in person or represented by proxy. With respect to the ratification of the appointment of the independent registered public accounting firm, under SkyTerra’s bylaws and the laws of the State of Delaware, abstentions from voting will have the same effect as voting against such matter and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.

The board of directors of SkyTerra, acting upon the recommendation of a special committee of the board of directors, has approved, declared advisable and authorized the merger agreement and the related merger and recommends that you vote FOR adoption of the merger agreement. The board of directors believes that the terms and provisions of the merger agreement and the related merger are substantively and procedurally fair to and in the best interests of SkyTerra’s unaffiliated stockholders. The board of directors also recommends that you vote FOR each of the nominees for election to the board of directors of SkyTerra, and the approval of any proposal to adjourn the annual meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement if there are not sufficient votes to adopt the merger agreement at the annual meeting.

SkyTerra stockholders who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they perfect their appraisal rights by complying with all of the required procedures under Delaware law. See “Proposal One—The Merger—Rights of Appraisal” beginning on page 65 of the accompanying proxy statement and Appendix D to the accompanying proxy statement.

We urge you to, and you should, read the entire proxy statement carefully. Whether or not you plan to attend the annual meeting, please submit your proxy by promptly completing, signing, dating and returning the enclosed proxy card in the postage prepaid envelope so that your shares may be represented at the annual meeting. Prior to the vote, you may revoke your proxy in the manner described in the proxy statement.

By Order of the Board of Directors

/s/ Gary M. Epstein
Executive Vice President—Law and Regulation Reston, Virginia

[    ], 2010

i

ii

Page

Appendix A—Agreement and Plan of Merger, dated as of September 23, 2009, by and among Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P., Sol Private Corp. and SkyTerra Communications, Inc.

A-1

Appendix B—First Amendment to Agreement and Plan of Merger, dated as of November 18, 2009	B-1

Appendix C—Opinion of Morgan Stanley & Co. Incorporated	C-1

Appendix D—Section 262 of the Delaware General Corporation Law	D-1

Appendix E—Annual Report on Form 10–K for the fiscal year ended December 31, 2008	E-1

Appendix F—Amendment to Form 10–K, filed on Form 10–K/A on May 11, 2009	F-1

Appendix G—Quarterly Report on Form 10–Q for the fiscal quarter ended September 30, 2009	G-1

Appendix H—Form of Proxy Card	H-1

iii

SUMMARY TERM SHEET

This summary highlights the material information contained elsewhere in this proxy statement and the appendices. Because this is a summary, it may not contain all of the information that is important to you. We urge you to, and you should, read the entire proxy statement carefully, including the information included in the appendices.

The Participants (p. 19)

SkyTerra Communications, Inc.

SkyTerra Communications, Inc.

10802 Parkridge Boulevard

Reston, VA 20191

(703) 390–2700

SkyTerra Communications, Inc., a Delaware corporation, which we refer to as “SkyTerra” or the “Company”, delivers mobile wireless voice and data services primarily for public safety, security, fleet management and asset tracking in the U.S. and Canada. The company’s next–generation integrated satellite–terrestrial communications network is expected to provide seamless, transparent and ubiquitous wireless coverage of the United States and Canada to conventional sized cellular handsets. When completed, the network will support communications in a variety of market segments, including public safety, homeland security, aviation, transportation, entertainment, as well as consumers, by providing a platform for interoperable, user–friendly and feature–rich voice and high–speed data services.

Harbinger Capital Partners Master Fund I, Ltd.

Harbinger Capital Partners Master Fund I, Ltd., an exempted company organized under the laws of the Cayman Islands, which we refer to as “Master Fund,” is a global hedge fund managed by Harbinger Capital Partners LLC.

Harbinger Capital Partners was founded in 2001 and is led by its Co–Founder and Chief Investment Officer, Philip A. Falcone, who has over 20 years of investment experience across an array of market cycles. The Harbinger team is disciplined and value oriented, focusing on alpha generating ideas that are uncorrelated to investment cycles. The firm combines a flexible, innovative approach to uncovering opportunity with a thorough investment process. Each investment undergoes rigorous fundamental research, extensive vetting, and seeks an identifiable catalyst for value realization. Harbinger regards risk management as a critical component of the investment process and actively manages risk at three levels: portfolio, position and operations. The firm offers several strategies which emphasize different opportunities, each based on the same time–tested fundamental investment and risk management processes.

The executive offices of Master Fund are located at c/o International Fund Services Limited, Third Floor, Bishop’s Square, Redmond’s Hill, Dublin 2, Ireland and its telephone number is (212) 521–6972.

Harbinger Capital Partners Special Situations Fund, L.P.

Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership, which we refer to as “Special Fund” and in connection with Master Fund is referred to as “Harbinger” in this proxy statement, is a global hedge fund managed by its general partner, Harbinger Capital Partners Special Situations GP, LLC, an affiliate of Harbinger Capital Partners LLC.

The executive offices of Special Fund are located at c/o Harbinger Capital Partners, 450 Park Avenue, 30th Floor, New York, New York 10022 and its telephone number is (212) 339–5100.

Sol Private Corp.

Sol Private Corp., a Delaware corporation and a wholly owned indirect subsidiary of Harbinger, which we refer to as “Acquisition Corp.,” was formed solely for the purpose of entering into the merger agreement and consummating the merger and has not engaged in any business except in furtherance of the merger.

The executive offices of Acquisition Corp. are located at c/o Harbinger Capital Partners, 450 Park Avenue, 30th Floor, New York, New York 10022 and its telephone number is (212) 339–5100.

The Merger Agreement (p. 69)

Acquisition Corp. will merge with SkyTerra, with SkyTerra continuing as the surviving corporation in the merger. After the merger the surviving corporation will be a privately held company indirectly wholly owned by Harbinger, and SkyTerra stockholders (other than Harbinger and its affiliates) will no longer have any interest in, and will not participate in, any future earnings or growth of SkyTerra.

The proposed merger, assuming it is completed, will result in:

•

Your right to receive $5.00 per share in cash for each share of Capital Stock that you own, unless you seek and perfect your appraisal rights, and the cancellation and retirement of each such share (other than the excluded shares);

•	Cancellation of any Capital Stock owned by Harbinger and its affiliates;

•	Conversion of each share of common stock of Acquisition Corp. into one share of common stock of the surviving corporation;

•

Each share of Capital Stock that is owned by any subsidiary of SkyTerra immediately prior to the effective time of the merger will remain outstanding thereafter, with appropriate adjustment to the number thereof to preserve such subsidiary’s percentage ownership of SkyTerra; and

•	Harbinger indirectly owning all of the outstanding common stock of the surviving corporation.

Position of SkyTerra as to the Fairness of the Merger; Recommendation by SkyTerra’s Special Committee and Board of Directors (p. 34)

On September 22, 2009, the special committee determined that the proposed merger and the terms and provisions of the merger agreement were substantively and procedurally fair to and in the best interests of SkyTerra’s unaffiliated stockholders and that the merger was advisable. Based on such determinations, the special committee recommended to the board of directors that the board of directors approve and authorize the merger agreement and the transactions contemplated thereby (including the merger).

At a special meeting of the board of directors held immediately following the special committee’s determination, at which all but one of the directors of SkyTerra were present, the board of directors considered the recommendation of the special committee. The board of directors concluded that the terms and provisions of the merger agreement and the proposed merger were substantively and procedurally fair to and in the best interests of SkyTerra’s unaffiliated stockholders and that the merger was advisable, approved and authorized the merger agreement and recommended that SkyTerra’s stockholders adopt the merger agreement. The absent member of the board of directors subsequently indicated his approval of the resolutions adopted at the board meeting.

In evaluating the fairness and advisability of the merger agreement and the related merger, the special committee and the board of directors considered, among other factors, the following, each of which the special committee and the board of directors believe supports their determination as to fairness:

•

Morgan Stanley Opinion. The special committee considered the financial presentation of Morgan Stanley and Morgan Stanley’s oral opinion delivered to the special committee (which opinion was subsequently confirmed in writing) to the effect that, as of September 22, 2009 and based upon and subject to the various assumptions, qualifications and limitations set forth in its opinion, the $5.00 per share price was fair to SkyTerra’s stockholders (other than Harbinger and its affiliates) from a financial point of view, as more fully described under “—Opinion of the Special Committee’s Financial Advisor” beginning on page 43. The full text of the written opinion, which we refer to as the “Morgan Stanley Opinion,” which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken by Morgan Stanley in rendering its opinion, is attached as Appendix C to this proxy statement and is incorporated herein by reference. You are urged to, and should, read the Morgan Stanley Opinion carefully and in its entirety. The opinion was directed to the special committee and addresses only the fairness, from a financial point of view, of the merger consideration to be received by SkyTerra’s stockholders (other than Harbinger and its affiliates). The opinion does not address any other aspect of the proposed merger nor does it constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger agreement.

•

The additional factors described in detail under “Proposal One—The Merger—Position of SkyTerra as to the Fairness of the Merger; Recommendation by SkyTerra’s Special Committee and Board of Directors” beginning on page 34.

The board of directors, after receiving the recommendation of the special committee, (1) has approved, declared advisable and authorized the merger agreement and the transactions contemplated thereby, including the proposed merger; (2) has determined that the proposed merger and the transactions contemplated thereby are substantively and procedurally fair to and in the best interests of SkyTerra’s unaffiliated stockholders; and (3) recommends that SkyTerra’s stockholders vote FOR the adoption of the merger agreement. The board of directors also recommend that you vote FOR each of the nominees for election to the board of directors of SkyTerra, and the approval of any proposal to adjourn or postpone the annual meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the annual meeting to adopt the merger agreement.

Position of the Harbinger Filing Persons as to the Fairness of the Merger (p. 38)

Under the SEC rules, the Harbinger Parties and each of Harbinger Capital Partners Special Situations GP, LLC, Harbinger Capital Partners LLC, Harbinger Holdings LLC and Mr. Falcone (collectively, the “Harbinger Filing Persons”) are required to provide certain information regarding their position as to the substantive and procedural fairness of the proposed merger to the unaffiliated stockholders of SkyTerra. The Harbinger Filing Persons did not undertake a formal evaluation of the fairness of the proposed merger and are making the statements included in this section solely for purposes of complying with such requirements. The views of the Harbinger Filing Persons with respect to the fairness of the merger are not, and should not be construed as, a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement.

No Harbinger Filing Persons participated in the deliberations of SkyTerra’s directors regarding, and no Harbinger Filing Persons received advice from the special committee’s legal or financial advisors as to, the fairness of the merger. The Harbinger Parties engaged UBS Securities LLC, which we refer to as “UBS,” as financial advisor to provide certain financial advisory services with respect to the merger. UBS did not provide an opinion with respect to the fairness of the merger or the merger consideration. The Harbinger Filing Persons believe that the merger is substantively and procedurally fair to SkyTerra’s unaffiliated stockholders based on, among other things, the following factors:

•

Notwithstanding Harbinger’s significant ownership of voting securities of SkyTerra, the board of directors of SkyTerra does not include any person who is employed by or affiliated with Harbinger or who has a financial interest in Harbinger;

•

The special committee of SkyTerra’s board of directors, which is comprised of three directors who are not affiliated with Harbinger and are not officers or employees of SkyTerra, unanimously concluded that the merger is fair to and in the best interests of the unaffiliated stockholders of SkyTerra, approved the merger agreement and the merger and recommended to the board of directors of SkyTerra that the board of directors of SkyTerra approve the merger agreement and that the merger agreement be submitted to the stockholders of SkyTerra for adoption; and

•	The additional factors described in detail under “Proposal One—The Merger—Position of the Harbinger Filing Persons as to the Fairness of the Merger” beginning on page 38.

Opinion of the Special Committee’s Financial Advisor (p. 43)

The special committee received a financial presentation from Morgan Stanley and Morgan Stanley’s oral opinion delivered to the special committee (which opinion was subsequently confirmed in writing) to the effect that, as of September 22, 2009 and based upon and subject to the various assumptions, qualifications and limitations set forth in its opinion, the $5.00 per share price was fair to SkyTerra’s stockholders (other than Harbinger and its affiliates) from a financial point of view, as more fully described under “—Opinion of the Special Committee’s Financial Advisor” beginning on page 43. The full text of the written opinion, which we refer to as the “Morgan Stanley Opinion,” which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken by Morgan Stanley in rendering its opinion, is attached as Appendix C to this proxy statement and is incorporated herein by reference. You are urged to, and should, read the Morgan Stanley Opinion carefully and in its entirety. The opinion was directed to the special committee and addresses only the fairness, from a financial point of view, of the merger consideration to be received by SkyTerra’s stockholders (other than Harbinger and its affiliates). The opinion does not address any other aspect of the proposed merger nor does it constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger agreement.

Purposes and Effects of the Merger (p. 41)

SkyTerra’s Purpose

SkyTerra’s choice to engage in the transaction at this time was driven by the amount of SkyTerra’s existing cash in light of the upcoming significant capital requirements in the fourth quarter of 2010 and the limitations on the Company’s ability to raise additional equity or debt based on contract covenant restrictions and market conditions, as well as the company’s inability to conclude any agreement with strategic investors over a period of in excess of five years. SkyTerra determined that the market premium offered by Harbinger provided the most attractive transaction to the company, and that it was reasonable to conclude that delaying a transaction with Harbinger would be very unlikely to result in any favorable alternatives and would most likely result in a loss of the Harbinger opportunity in whole or an opportunity on less favorable terms as the company’s financial resources declined.

Purpose of the Harbinger Filing Persons

The Harbinger Filing Persons’ purpose for engaging in the merger is to increase Harbinger’s ownership of SkyTerra Capital Stock from its current position of approximately 46% of the outstanding voting shares of Common Stock and 48% of the outstanding Capital Stock to 100%, respectively. Upon completion of the merger, SkyTerra will become an indirect wholly owned subsidiary of Harbinger. See “The Harbinger Filing Persons’ Purpose of the Merger” beginning on page 41 for a discussion as to why Harbinger is pursuing the merger at this time.

Effects of the Merger

As a result of the proposed merger, all shares of Capital Stock, other than excluded shares, will be converted into the right to receive $5.00 per share, without interest, will be automatically canceled and retired and will cease to exist.

In addition, the merger agreement provides that each outstanding option (including certain options granted under the Mobile Satellite Ventures LP 2001 Unit Incentive Plan that are outstanding as of immediately prior to the effective time but were not previously exchanged pursuant to the option exchange offer made by SkyTerra pursuant to that Registration Statement on Form S–4, Registration No. 333–144093) to purchase Common Stock (whether or not vested or exercisable) will be canceled in exchange for a per share amount in cash equal to the excess, if any, of $5.00 over the per share exercise price of the option (other than any option, the vesting of which is contingent on the achievement of performance goals, which will be canceled immediately prior to the effective time and replaced with cash–based awards to be determined by SkyTerra’s Compensation Committee, subject to the approval (which approval shall not be unreasonably withheld) of Harbinger).

Each outstanding share of restricted stock (that was not performance based) previously issued by SkyTerra which is outstanding as of the effective time will be canceled in exchange for the right to receive, from the surviving corporation, a per share amount in cash equal to the merger consideration. Each outstanding MSV phantom unit which is outstanding as of the effective time will be canceled and be deemed to have been exchanged for 2.82 shares of Common Stock immediately prior to the effective time. Each holder, including SkyTerra’s directors and officers, receiving shares of Common Stock in connection with the exchange and cancellation of the phantom units will be entitled to receive $5.00 per share of such Common Stock.

At the time the merger becomes effective, each share of common stock of Acquisition Corp. that is issued and outstanding immediately prior to the effective time will be converted into one share of common stock of the surviving corporation.

Harbinger, as the owner of SkyTerra, as the surviving corporation, and its business following the effective time, will be the only beneficiary of any earnings and growth of SkyTerra following the proposed merger.

Upon completion of the proposed merger, Common Stock will no longer be traded on the Over the Counter Bulletin Board and will be deregistered under the Securities Exchange Act of 1934, as amended. Following the merger, Common Stock will no longer be publicly traded.

Merger Financing (p. 51)

The total amount of funds required to complete the merger (excluding related fees and expenses) is estimated to be approximately $262 million. Acquisition Corp. will obtain such funds from Harbinger, which expects to obtain such funds from its resources existing at the time the merger is completed. The merger is not conditioned on any financing arrangements.

Interests of SkyTerra Directors and Officers in the Merger (p. 52)

In considering the recommendation of the special committee and the board of directors with respect to the merger agreement, you should be aware that some of SkyTerra’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of SkyTerra’s stockholders generally. Such interests include the treatment of stock options, restricted stock and phantom units held by such directors and officers, as well as indemnification and insurance arrangements with officers and directors and change in control severance benefits that may become payable to certain officers. The special committee and the board of directors were aware of the different or additional interests set forth herein and considered such interests along with other matters in approving the proposed merger agreement and the transactions contemplated thereby (including the merger).

Material U.S. Federal Income Tax Consequences (p. 63)

The exchange of your Capital Stock for cash pursuant to the merger will be a taxable event for U.S. federal income tax purposes. You will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash you receive and your adjusted tax basis in Capital Stock you surrender pursuant to the merger. The U.S. federal income tax summary set forth above is for general information only. See “Material U.S. Federal Income Tax Consequences.” You should consult your tax advisor with respect to the particular tax consequences to you of the receipt of cash in exchange for Capital Stock pursuant to the merger, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.

Quorum; Required Vote (p. 17)

The presence at the annual meeting, in person or by proxy, of the holders of a majority of all of the shares of Common Stock issued and outstanding as of the close of business on the record date and entitled to vote will constitute a quorum for the transaction of business at the annual meeting. In addition, a majority of the outstanding Eligible Shares must be present, in person or by proxy, and be voted at the annual meeting in order to satisfy a condition to the consummation of the merger. For purposes of this proxy statement, (1) “Eligible Shares” means all shares of Common Stock excluding Escrowed Shares and any shares of Common Stock held by the Harbinger Parties, any director or officer of SkyTerra or any of their respective affiliates and (2) “Escrowed Shares” means any securities of SkyTerra which are Pledged Property (as defined in Item 4 of Schedule 13D/A filed on September 17, 2008 by the Harbinger Parties and certain affiliates) or Wells Fargo Escrowed Shares (as defined in Item 4 of the Schedule 13D/A filed on April 9, 2008 by the Harbinger Parties and certain affiliates). As of January 21, 2010, there were 22,608,771 Eligible Shares issued and outstanding, which means that 11,304,387 Eligible Shares must be present, in person or by proxy, and be voted at the annual meeting in order for a quorum to be established for these purposes. The holders of shares represented by proxies reflecting abstentions or broker non votes are considered present at the meeting and count toward a quorum. However, abstentions and broker non votes will have the effect of a vote against adoption of the merger agreement.

Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to adopt the merger agreement. As of the record date, there were 48,978,253 outstanding shares of Common Stock (and 59,958,499 outstanding shares of Non–Voting Common Stock). Each outstanding share of Common Stock is entitled to one vote. As of the record date, Harbinger and its affiliates are entitled to vote approximately 46% of the outstanding shares of Common Stock. Harbinger has agreed to vote its shares of Common Stock in favor of the merger. In addition to the required vote under Delaware law, the merger agreement requires (1) that a majority of the outstanding Eligible Shares must be present, in person or by proxy, and be voted at the annual meeting and (2) a majority of the Eligible Shares so present and voted shall have voted in favor of the adoption of the merger agreement.

Rights of Appraisal (p. 65)

SkyTerra stockholders who do not vote in favor of the merger agreement and who perfect their appraisal rights under Delaware law will have the right to a judicial appraisal of the fair value of their shares of Capital Stock. In addition to not voting in favor of the merger, the stockholder must deliver to SkyTerra a written demand for appraisal of his shares prior to the vote on the merger agreement and continue to hold such shares until the consummation of the merger.

Conditions to Consummation of the Merger (p. 77)

The obligations of SkyTerra, Harbinger and Acquisition Corp. to complete the merger are subject to various conditions, including:

•	adoption of the merger agreement by the requisite vote of the SkyTerra stockholders in accordance with applicable law;

•	the absence of any provision of applicable law, judgment, order or injunction prohibiting the merger;

•

the receipt of all material consents, approvals and authorizations of and filings with governmental entities required for the consummation of the merger (including a consent from the Federal Communications Commission);

•

a majority of the outstanding Eligible Shares must be present, in person or by proxy, and be voted at the annual meeting and a majority of the Eligible Shares so present and voted shall have voted in favor of the adoption of the merger agreement (which vote, we refer to as the “Required Minority Vote”);

•	the material accuracy of the representations and warranties of the parties to the merger agreement;

•	the material performance by the parties to the merger agreement of their respective obligations contained in the merger agreement;

•	the absence of a “material adverse effect” with respect to any of the SkyTerra entities;

•

no more than seven and one–half percent (7.5%) of the outstanding shares of Capital Stock, determined on a fully diluted basis, shall have exercised, and provided notice of the intention to exercise, appraisal rights; and

•	the consent of the Federal Communications Commission shall not be subject to any conditions that are materially adverse to the Harbinger Parties.

Termination of the Merger Agreement (p. 78)

The merger agreement may be terminated for any reason prior to the adoption of the merger agreement by stockholders by the mutual written consent of Harbinger and SkyTerra. Either Harbinger or SkyTerra may terminate the merger agreement at any time:

•

if the merger is not consummated on or prior to March 31, 2010; provided, however, that if Harbinger determines that additional time is necessary to forestall any action to restrain, enjoin or prohibit the merger by any governmental entity, then the termination date may be extended by Harbinger to a date not beyond June 30, 2010;

•

prior to the effective time of the merger, if an administrative agency or commission or other governmental authority or institution issues a final nonappealable injunction, order, decree, judgment or ruling permanently enjoining or otherwise prohibiting the merger; or

•

if, at the annual meeting or any adjournment thereof at which the merger agreement has been voted upon, the SkyTerra stockholders fail to approve the merger agreement by the requisite vote of stockholders of SkyTerra in accordance with applicable law or the Eligible Shares fail to approve this Agreement by the Required Minority Vote; except that a right to terminate pursuant this section may not be exercised by either Harbinger or SkyTerra if the reason for failing to obtain either such vote is the failure of the applicable quorum to be present at the annual meeting or any adjournment thereof and may not be exercised by Harbinger if the reason for failing to obtain the requisite vote of stockholders of SkyTerra in accordance with applicable law is due to a breach by the Harbinger Parties of its agreement to vote all of its shares of Common Stock in favor of the adoption of the merger agreement.

In addition, Harbinger may terminate the merger agreement prior to the adoption of the merger agreement by stockholders:

•	if the special committee withdraws or otherwise modifies its recommendation to SkyTerra stockholders;

•

under specific circumstances relating to a breach of any representation, warranty, covenant or agreement made by SkyTerra in the merger agreement which renders certain conditions to the consummation of the merger incapable of being satisfied; or

•

if appraisal rights are exercised and notice of intention to exercise such rights have been given in accordance with the provisions of Section 262(d) of the Delaware General Corporation Law by SkyTerra stockholders with respect to, in the aggregate, more than seven and one–half percent (7.5%) of the outstanding shares of SkyTerra Capital Stock, determined on a fully–diluted basis.

In addition, SkyTerra (at the direction of the special committee) may terminate the merger agreement prior to the adoption of the merger agreement by stockholders:

•	if the special committee has made a termination recommendation, after following the procedures set forth in the merger agreement with respect thereto; or

•

under specific circumstances relating to a breach of any representation, warranty, covenant or agreement made by Harbinger in the merger agreement which renders certain conditions to the consummation of the merger incapable of being satisfied.

•

and may not be exercised by Harbinger if the reason for failing to obtain the requisite vote of stockholders of SkyTerra in accordance with applicable law is due to a breach by the Harbinger Parties of its agreement to vote all of its shares of Common Stock in favor of the adoption of the merger agreement.

No Vote Termination Fee (p. 79)

In the event that the merger agreement is terminated (i) by Harbinger in the situation where the merger agreement has not been voted upon because the applicable quorum for the Required Minority Vote was not present at the annual meeting or any adjournment thereof and the merger has not been consummated prior to March 31, 2010 (or an extension thereof) or (ii) by either Harbinger or SkyTerra under circumstances in which the stockholders of the Company fail to adopt the Merger Agreement by the Required Minority Vote, then, in either case, the Company shall pay to the Harbinger Parties, as promptly as practicable (but in any event within three business days), an amount equal to the $2,000,000; provided that the no vote termination fee shall not be due and payable pursuant to clause (i) of this paragraph if the reason for failing to obtain the requisite vote of stockholders of SkyTerra in accordance with applicable law is due to a breach by the Harbinger Parties of its agreement to vote all of its shares of Common Stock in favor of the adoption of the merger agreement.

Change in Recommendation (p. 74)

The merger agreement also provides that the special committee shall not withdraw, qualify or modify, in a manner adverse to Harbinger, its recommendation with respect to the merger or approve and adopt any acquisition proposal other than the merger, except that before the stockholders adopt the merger agreement, the special committee may withhold, qualify or modify its recommendation if, in response to an “intervening event” (as defined in the merger agreement) or a superior proposal, the special committee determines in good faith, after consultation with its legal and financial advisors, the change in recommendation is necessary for the special committee to comply with the directors’ fiduciary duties under applicable law, provided that the special committee may only alter, qualify or modify its recommendation upon an intervening event or in response to a superior proposal if the special committee has previously provided Harbinger written notice of its intention to change its recommendation at least five business days prior to making a change of recommendation. During the five business day period prior to making a change of recommendation on the basis of a superior proposal, Harbinger will be permitted to propose to the special committee revisions to the terms of the transactions contemplated by the merger agreement, and the special committee will, if requested by Harbinger, negotiate in good faith regarding any such revisions, and the special committee may withhold or withdraw its recommendation on the basis of the superior proposal only in the event that it continues to be a superior proposal in light of any revisions to the terms of the transaction contemplated by the merger agreement to which Harbinger and the special committee have agreed prior to the expiration of five business day period. However, nothing in the merger agreement obligates Harbinger in any way to vote in favor of a superior proposal.

Regulatory Requirements (p. 58)

Under the Communications Act of 1934, as amended (the “Communications Act”), SkyTerra and Harbinger may not complete the merger unless they have first obtained the FCC Consent (as defined in the merger agreement) authorizing a transfer of control of SkyTerra’s FCC licenses to Harbinger. On August 22, 2008, Harbinger and SkyTerra filed applications with the Federal Communications Commission (“FCC”) requesting the FCC Consent. The applications have been amended from time to time, including a minor amendment filed on October 5, 2009, that among other things informed the FCC that the proposed transfer of control will be implemented pursuant to the merger agreement.

Although the applications are subject to public comment and objections from third parties, the formal comment period closed on June 18, 2009. No comments or objections were filed other than a request, which is routine in such matters, from the U.S. Department of Justice, with the concurrence of the U.S. Department of Homeland Security (the “Executive Branch Agencies”), asking that the FCC defer action on the applications until the Executive Branch Agencies have completed their review of the applications for any national security, law enforcement, and public safety issues. There can be no assurance that the applications will be granted and it is uncertain when the FCC will complete its processing of the applications.

On August 24, 2009, the waiting period under the HSR Act expired regarding Harbinger’s acquisition of shares of SkyTerra.

On July 15, 2009 Harbinger and SkyTerra filed a joint voluntary notice (the “Notice”) under Section 721 of the Defense Production Act of 1950, as amended (“Section 721”) with the Committee on Foreign Investment in the United States (“CFIUS”). The Notice asked CFIUS to find that transactions (collectively, the “Transaction”) that would result in Harbinger and its affiliates (together with Harbinger Capital Partners Fund I, L.P.) holding a majority of the voting shares in SkyTerra are not “covered transactions” as that term is defined in CFIUS regulations and that, accordingly, they are not subject to review for determination of their impact on national security under Section 721. On August 21, 2009, the Department of Treasury (as chair of CFIUS) informed Harbinger and SkyTerra that CFIUS had determined that the Transaction was not a covered transaction under Section 721. As a result of this determination, the Transaction is not, and will not be, subject to review by CFIUS.

Litigation Challenging the Merger (p. 59)

Putative class action lawsuits were filed in Delaware against Harbinger, SkyTerra and SkyTerra’s board of directors, including the special committee. These lawsuits allege, among other things, a breach of fiduciary duty in connection with the proposed merger. The lawsuits have been consolidated, and on November 18, 2009, a memorandum of understanding was executed contemplating a settlement of the litigation.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ANNUAL MEETING

We intend the following questions and answers to provide brief answers to frequently asked questions concerning the proposed merger. These questions and answers do not, and are not intended to, address all the questions that may be important to you as a SkyTerra stockholder. You should read the remainder of this proxy statement carefully, including the information incorporated by reference and all of the appendices.

Q:	Why am I receiving these materials?

A:	The board of directors is providing these proxy materials to give you information for use in determining how to vote on the merger agreement in connection with the annual meeting.

Q:	What is the date, time and place of the annual meeting?

A:	The annual meeting of stockholders will be held at 10802 Parkridge Boulevard, Reston, VA 20191 on [ ], 2010, at 10:00 a.m., local time.

Q:	What am I being asked to vote on?

A:	You are being asked to vote to approve the adoption of the merger agreement pursuant to which Acquisition Corp., a subsidiary of Harbinger, will merge with and into SkyTerra, with SkyTerra continuing as the surviving corporation in the merger. At the annual meeting, you will also be asked to elect directors to the board of directors of SkyTerra and to consider and vote upon a proposal to adjourn or postpone the annual meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the annual meeting to adopt the merger agreement.

Q:	Who is entitled to vote at the annual meeting?

A:	All holders of Common Stock as of the close of business on January 21, 2010, which we refer to as the “record date,” will be entitled to notice of the annual meeting. Only holders of Common Stock as of the close of business on the record date are entitled to vote at the annual meeting. The holders of Non–Voting Common Stock are not entitled to vote at the annual meeting.

Q:	How many votes are required to adopt the merger agreement?

A:	Each outstanding share of Common Stock is entitled to one vote. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to adopt the merger agreement. As of January 21, 2010, the record date, there were 48,978,253 shares of Common Stock outstanding. As of the record date, our directors and executive officers had the right to vote 1,952,666 shares of our Common Stock. Harbinger has agreed to vote shares of Common Stock held by the Harbinger Parties in favor of the merger. As of the record date, Harbinger and its affiliates held an aggregate of 22,339,283 shares of our Common Stock. As of the record date, Harbinger and its affiliates are entitled to vote approximately 46% of the outstanding shares of Common Stock. In addition to the required vote under Delaware law, the merger agreement requires that (1) a majority of the outstanding Eligible Shares must be present, in person or by proxy, and be voted at the annual meeting and (2) a majority of the Eligible Shares so present and voted shall have voted in favor of the adoption of the merger agreement.

Q:	What will I receive in the merger?

A:	You will be entitled to receive $5.00 per share in cash, without interest, for each share of Capital Stock that you own, unless you seek and perfect appraisal rights. If you seek appraisal and properly perfect your rights under the DGCL, the “fair value” of your Capital Stock that you will receive in cash as a result of the appraisal proceeding may be less than, more than or equal to the value of the merger consideration to be issued in the merger.

Q:	What is the role of the special committee?

A:	The board of directors appointed a special committee of independent directors to negotiate and evaluate a potential transaction with Harbinger and recommend to the board of directors only a transaction with Harbinger that the special committee determined was fair to and in the best interests of SkyTerra’s unaffiliated stockholders, with the discretion to reject any transaction proposed by Harbinger.

Q:	What was the recommendation of the special committee to the SkyTerra board of directors?

A:	The special committee has unanimously determined that the merger and the merger agreement are substantively and procedurally fair to, advisable to and in the best interests of SkyTerra and its unaffiliated stockholders and that the merger is advisable and has recommended to SkyTerra’s board of directors that the merger and merger agreement be approved and adopted. In arriving at its conclusion, the special committee considered, among other factors, the opinion of Morgan Stanley, its independent financial advisor that, subject to the various assumptions, qualifications and limitations set forth in its opinion, as of September 22, 2009, the per share merger consideration to be paid to SkyTerra’s stockholders (other than Harbinger and its affiliates) in the merger was fair to such holders from a financial point of view. The full text of the written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken by Morgan Stanley in rendering its opinion, is attached as Appendix C to this proxy statement and is incorporated herein by reference. You are urged to, and should, read the Morgan Stanley Opinion carefully and in its entirety. The opinion was directed to the special committee and addresses only the fairness, from a financial point of view, of the merger consideration to be received by SkyTerra’s stockholders (other than Harbinger and its affiliates). The opinion does not address any other aspect of the proposed merger nor does it constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger agreement. See “Proposal One—The Merger—Opinion of the Special Committee’s Financial Advisor” beginning on page 43.

Q:	What is the recommendation of the board of directors to the holders of Common Stock?

A:	Based in part upon the recommendation of the special committee, the board of directors recommends that SkyTerra stockholders vote FOR the adoption of the merger agreement. The board of directors, after careful consideration of numerous factors, has determined that the terms and provisions of the merger agreement are substantively and procedurally fair to and in the best interests of SkyTerra’s unaffiliated stockholders and that the merger is advisable. To review the background and reasons for the merger in greater detail, see “Proposal One—The Merger—Background of the Merger” beginning on page 21 and “Proposal One—The Merger—Position of SkyTerra as to the Fairness of the Merger; Recommendation by SkyTerra’s Special Committee and Board of Directors” beginning on page 34.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible. If the merger agreement is adopted and the other conditions to the merger are satisfied, we expect to complete the merger shortly after the annual meeting.

Q:	Can you still sell your shares of Common Stock?

A:	Yes. The Common Stock is currently quoted on the Over the Counter Bulletin Board under the symbol “SKYT.OB.”

Q:	What happens if I sell my shares of Common Stock before the annual meeting?

A:	The record date for the annual meeting is earlier than the expected date of the merger. If you transfer your shares of Common Stock after the record date but before the annual meeting, you will retain your right to vote at the annual meeting but will transfer the right to receive $5.00 in cash per share to the person to whom you transfer your shares.

Q:	What do I need to do now?

A:	You should read this proxy statement carefully, including the information incorporated by reference and all of the appendices, and consider how the merger would affect you. Please complete, sign, date and mail your proxy card in the enclosed postage prepaid envelope as soon as possible so that your shares may be represented at the annual meeting.

Q:	Should I send in my stock certificate now?

A:	No. After the merger is completed, we will send you a transmittal form and written instructions for exchanging your stock certificates.

Q:	How do I submit a proxy?

A:	You can submit a proxy by completing, signing, dating and mailing your proxy card in the enclosed postage prepaid envelope. See the enclosed proxy card for specific instructions. You may also vote in person if you attend the annual meeting. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares. If you sign, date and return your proxy card without indicating how you want to vote, and do not revoke the proxy, your proxy will be counted as a vote FOR adoption of the merger agreement and any adjournment or postponement of the annual meeting if there are not sufficient votes to adopt the merger agreement at the annual meeting, and you will lose your appraisal rights.

Q:	Can I attend the annual meeting?

A:	If you owned shares of Capital Stock on the record date, January 21, 2010, you are permitted to attend the annual meeting. You should be prepared to present photo identification for admittance. In addition, if your shares of Capital Stock are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of such shares on the record date.

Q:	If my shares are held in “street name,” will my bank, broker or other nominee vote my shares for me?

A:	Brokers and, in many cases, nominees will not have discretionary power to vote on the merger. Your broker or nominee will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker or nominee regarding how to instruct your broker or nominee to vote your shares.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote by submitting to the Secretary of SkyTerra a written revocation or a later dated, signed proxy card before the annual meeting or by attending the annual meeting and voting in person.

Q:	What happens if I do not send in my proxy or if I abstain from voting?

A:	If you do not send in a proxy or if you abstain from voting, such action will have the effect of a vote AGAINST adopting the merger agreement and ratifying the appointment of Ernst & Young. For the election of directors and the adjournment proposal, the failure to execute and return your proxy card or to submit a proxy by telephone or over the Internet will not affect the outcome of either proposal, but, with respect to the adjournment proposal, will reduce the number of votes required to approve such proposal.

Q:	Who are the director nominees?

A:	SkyTerra’s board of directors has nominated each of Alexander H. Good, Jose A. Cecin, Jr., Paul S. Latchford, Jr., Jeffrey M. Killeen, William F. Stasior and Michael D. Weiner (each of whom is currently a director of SkyTerra) for election to the board of directors of SkyTerra. See “Proposal Two—Election of Directors.”

Q:	What vote is needed to elect directors?

A:	Directors are elected by a plurality vote. The six nominees for director who receive the most votes cast in their favor will be elected to serve as directors. Any SkyTerra shares not voted will have no impact on the election of directors, except to the extent that the withholding of authority to vote for an individual director results in another individual receiving a larger number of votes.

Q:	What vote is needed to ratify the appointment of Ernst & Young?

A:	Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total number of votes of our capital stock, present in person or represented by proxy. With respect to the ratification of the appointment of the independent registered public accounting firm, under SkyTerra’s bylaws and the laws of the State of Delaware, abstentions from voting will have the same effect as voting against such matter and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.

Q:	As a SkyTerra stockholder, why am I electing SkyTerra’s directors when I am being asked to adopt the merger agreement?

A:	Delaware law requires SkyTerra to hold a meeting of its stockholders each year. SkyTerra will observe this requirement and hold the meeting to elect directors to the SkyTerra board of directors. The SkyTerra directors elected at the Annual Meeting will serve as directors of SkyTerra following the meeting through the earliest of the completion of the merger, SkyTerra’s 2010 annual meeting of stockholders, or the director’s earlier death, resignation or removal. Upon completion of the merger, the individuals serving as SkyTerra directors immediately prior to the completion of the merger will be replaced by the directors of Acquisition Corp.

Q:	What are the consequences of the merger to present officers and the board of directors?

A:	Immediately following the merger, it is expected that SkyTerra’s existing officers will continue as officers of the surviving corporation. The directors of Acquisition Corp. at the effective time of the merger will be the initial directors of SkyTerra, as the surviving corporation. Like other stockholders, officers and the board of directors will be entitled to receive $5.00 in cash for each of their shares of Capital Stock.

For more information, including information regarding officers’ and directors’ receipt of certain payments, see “Proposal One—The Merger—Interests of SkyTerra Directors and Officers in the Merger” beginning on page 52.

Q:	What rights do I have to seek appraisal of my shares?

A:	SkyTerra’s stockholders (other than Harbinger and its affiliates) are entitled to exercise appraisal rights in connection with the merger. Both holders of Common Stock and Non–Voting Common Stock are entitled to exercise appraisal rights in connection with the merger. If you do not vote in favor of the merger and it is completed, you may seek payment of the fair value of your shares under Delaware law. To do so, you must strictly comply with all of the required procedures under Delaware law. See “Proposal One—The Merger—Rights of Appraisal” beginning on page 65.

Q:	Will a proxy solicitor be used?

A:	Yes. Harbinger has retained D.F. King to assist in the solicitation of proxies for the annual meeting for a one-time fee of approximately $15,000 plus expenses, and fees for additional services provided, if any, and a monthly fee of approximately $7,500 if the annual meeting is adjourned, rescheduled or postponed. Harbinger will be responsible for the costs incurred to retain D.F. King.

Q:	Who can help answer my questions?

A:	The information provided above in the question and answer format is for your convenience only and is merely a summary of some of the information contained in this proxy statement. You should carefully read the entire proxy statement, including the information incorporated by reference and all of the appendices. If you have any questions about the merger, need assistance in voting your shares or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact SkyTerra at:

SkyTerra Communications, Inc.

10802 Parkridge Boulevard

Reston, VA 20191

(703) 390–2700

Attn: Investor Relations

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION

This proxy statement contains or incorporates by reference certain forward–looking statements and information relating to SkyTerra that are based on the beliefs of management as well as assumptions made by and information currently available to SkyTerra. When used in this document, the words “anticipate,” “believe,” “estimate,” “project,” “expect,” “plan” “intend” “should” or “will” and similar expressions, as they relate to SkyTerra or its management are intended to identify forward–looking statements. Such statements reflect the current view of SkyTerra with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the actual results, performance or achievements of SkyTerra to be materially different from any future results, performance or achievements that may be expressed or implied by such forward–looking statements, including, the matters discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in SkyTerra’s most recent quarterly or annual report filed with the SEC, as well as factors relating to the proposed merger, including (i) diversion of management attention away from the operations of the business as a result of preparations for the proposed merger and the defense of litigation in connection with the proposed merger and (ii) the cost of litigation and other transaction related expenses that are expected to be incurred regardless of whether the proposed merger is consummated.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, projected, expected, planned or intended. We caution you not to place undue reliance on these forward–looking statements, which speak only as of the date of this proxy statement, or in the case of documents incorporated by reference, as of the date of those documents. SkyTerra does not intend, or assume any obligation, to update these forward–looking statements.

THE ANNUAL MEETING

Time and Place of the Annual Meeting

This proxy statement is furnished, and the accompanying proxy is solicited, on behalf of the board of directors of SkyTerra, for use at the annual meeting of SkyTerra stockholders to be held at 10802 Parkridge Boulevard, Reston, VA 20191 on [    ], 2010, at 10:00 a.m., local time, and at any adjournment or postponement thereof. The proxy statement and the accompanying proxy will be mailed on or about [    ], 2010 to all SkyTerra stockholders as of the record date.

Matters to be Considered

At the annual meeting, holders of Common Stock will be asked to:

1)	Consider and vote upon a proposal to adopt the merger agreement, which, if the merger is completed, would result in each share of Capital Stock converting into the right to receive $5.00 in cash, without interest, except for:

•	shares of Capital Stock owned by Harbinger or its affiliates, all of which will be canceled without any payment;

•

shares of Capital Stock owned by subsidiaries of SkyTerra immediately prior to the effective time of the merger, which will remain outstanding thereafter, with appropriate adjustment to the number thereof to preserve such subsidiary’s percentage ownership of SkyTerra; and

•	shares of Capital Stock held by stockholders who validly exercise and perfect appraisal rights in accordance with Delaware law;

2)	To elect six (6) directors to serve on SkyTerra’s board of directors, each to hold office until the earliest of SkyTerra’s 2010 annual meeting of stockholders, his earlier death, resignation or removal or, if the merger is completed, the effective time of the merger;

3)	Consider and vote upon a proposal to adjourn the annual meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the annual meeting to adopt the merger agreement;

4)	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of SkyTerra for the year ending December 31, 2009; and

5)	Transact any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

The board of directors, after receiving the recommendation of the special committee, (1) has approved, declared advisable and authorized the merger agreement and the transactions contemplated thereby, including the proposed merger; (2) has determined that the proposed merger and the transactions contemplated thereby are substantively and procedurally fair to and in the best interests of SkyTerra’s unaffiliated stockholders; and (3) recommends that SkyTerra’s stockholders vote FOR the adoption of the merger agreement. The board of directors also recommend that you vote FOR each of the nominees for election to the board of directors of SkyTerra, and the approval of any proposal to adjourn the annual meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the annual meeting to adopt the merger agreement.

Record Date; Voting Rights

We have fixed January 21, 2010 as the record date. Only stockholders of record as of the close of business on the record date are entitled to notice of the annual meeting. Only holders of Common Stock as of the close of business on the record date are entitled to vote at the annual meeting. Holders of Non–Voting Common Stock are not entitled to vote at the annual meeting. As of the close of business on the record date, there were 48,978,253 issued and outstanding shares of Common Stock. Each share of Common Stock is entitled to one vote on all matters to be considered at the annual meeting. The Common Stock is currently quoted on the Over the Counter Bulletin Board under the symbol “SKYT.OB.”

Quorum

The presence at the annual meeting, in person or by proxy, of the holders of a majority of all of the shares of Common Stock issued and outstanding as of the close of business on the record date and entitled to vote will constitute a quorum for the transaction of business at the annual meeting. In addition, a majority of the outstanding Eligible Shares must be present, in person or by proxy, and be voted at the stockholder meeting in order to satisfy a condition to the consummation of the merger. As of January 21, 2010, there were 22,608,771 Eligible Shares issued and outstanding, which means that 11,304,387 Eligible Shares must be present, in person or by proxy, and be voted at the stockholder meeting in order for a quorum to be established for these purposes. The holders of shares represented by proxies reflecting abstentions or broker non votes are considered present at the meeting and count toward a quorum. However, abstentions and broker non votes will have the effect of a vote against adoption of the merger agreement.

If less than a majority of outstanding shares entitled to vote are represented at the annual meeting, a majority of the shares present at the meeting, either in person or by proxy, may adjourn the meeting to another date, time and/or place, and notice need not be given of the new date, time and/or place if the new date, time or place is announced at the meeting before an adjournment is taken.

Required Vote

Under Delaware law, adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. In addition to the required vote under Delaware law, the merger agreement requires that (1) a majority of the outstanding Eligible Shares must be present, in person or by proxy, and be voted at the annual meeting and (2) a majority of the Eligible Shares so present and voted shall have voted in favor of the adoption of the merger agreement. Ratification of the appointment of Ernst & Young as the independent registered public accounting firm of SkyTerra requires the affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the annual meeting. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a vote against the adoption of the merger agreement and the ratification of the appointment of Ernst & Young as the independent registered public accounting firm of SkyTerra.

For the election of directors, the six nominees receiving the highest numbers of votes of the shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors will be elected as directors. Approval of a proposal to adjourn the meeting, if necessary, for any purpose, including to solicit additional proxies, would require the affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting.

For shares held in “street name” through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon, including the adoption of the merger agreement. If the broker or nominee is not given specific instructions, the shares may not be voted. Shares represented by such “broker non–votes” will, however, be counted in determining whether there is a quorum.

All votes will be tabulated by the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non–votes.

As of the record date, Harbinger and its affiliates are entitled to vote approximately 46% of the outstanding shares of Common Stock. Harbinger has agreed to vote its shares of Common Stock in favor of the merger.

Proxies; Revocation

Even after SkyTerra stockholders have submitted their proxy cards, they may change their vote at any time before the proxy is exercised by filing with the SkyTerra Secretary at SkyTerra’s executive offices located at 10802 Parkridge Boulevard, Reston, VA 20191, either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the stockholder attends the meeting in person and so requests, although attendance at the meeting will not by itself revoke a previously granted proxy.

Solicitation of Proxies

SkyTerra will pay the cost of preparing, assembling and mailing the proxy statement, notice of meeting and enclosed proxy card. In addition to the use of mail, SkyTerra employees may solicit proxies personally and by telephone. SkyTerra employees will receive no compensation for soliciting proxies other than their regular salaries. SkyTerra may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to the beneficial owners of Capital Stock and to request authority for the execution of proxies, and SkyTerra may reimburse such persons for their expenses incurred in connection with these activities. In addition to SkyTerra and SkyTerra employees, the Harbinger Filing Parties and employees of the Harbinger Filing Parties and Harbinger’s advisors may solicit proxies through the use of mail, telephone and personally. The Harbinger Filing Parties’s employees and advisors (other than D.F. King) will receive no compensation for soliciting proxies other than their regular salaries and regular advisor fees, respectively. The Harbinger Filing Parties will pay the cost of any solicitation of proxies they perform, if any. Harbinger has retained D.F. King to assist in the solicitation of proxies for the annual meeting for a one-time fee of approximately $15,000 plus expenses and fees for additional services provided, if any, and a monthly fee of approximately $7,500 if the annual meeting is adjourned, rescheduled or postponed. The fees payable to D.F. King are being paid by Harbinger.

Appraisal Rights

Stockholders who do not vote in favor of approval of the merger agreement and who comply with the procedures for perfecting appraisal rights under the applicable statutory provisions of Delaware law summarized elsewhere in this proxy statement may demand payment of the “fair value” of their shares in cash in connection with the consummation of the merger. See “Proposal One—The Merger—Rights of Appraisal” beginning on page 65.

THE PARTICIPANTS

SkyTerra Communications, Inc.

SkyTerra Communications, Inc.

10802 Parkridge Boulevard

Reston, VA 20191

(703) 390–700

SkyTerra Communications, Inc., a Delaware corporation, which we refer to as “SkyTerra,” delivers mobile wireless voice and data services primarily for public safety, security, fleet management and asset tracking in the U.S. and Canada. The company’s next–generation integrated satellite–terrestrial communications network is expected to provide seamless, transparent and ubiquitous wireless coverage of the United States and Canada to conventional sized cellular handsets. When completed, the network will support communications in a variety of market segments, including public safety, homeland security, aviation, transportation, entertainment, as well as consumers, by providing a platform for interoperable, user–friendly and feature–rich voice and high–speed data services.

If the merger agreement and the merger are adopted by the SkyTerra stockholders at the annual meeting and the merger is completed as contemplated, SkyTerra will survive the merger and will continue its operations as a private company and a wholly owned indirect subsidiary of Harbinger.

Additional information about SkyTerra is contained in its Annual Report on Form 10–K for the fiscal year ended December 31, 2008, as amended, which is attached hereto as Appendix E and is incorporated herein by reference. See “Where You Can Find More Information” beginning on page 96.

Harbinger Capital Partners Master Fund I, Ltd.

Harbinger Capital Partners Master Fund I, Ltd., an exempted company organized under the laws of the Cayman Islands, which we refer to as “Master Fund,” is a global hedge fund managed by Harbinger Capital Partners LLC.

Harbinger Capital Partners was founded in 2001 and is led by its Co–Founder and Chief Investment Officer, Philip A. Falcone, who has over 20 years of investment experience across an array of market cycles. The Harbinger team is disciplined and value oriented, focusing on alpha generating ideas that are uncorrelated to investment cycles. The firm combines a flexible, innovative approach to uncovering opportunity with a thorough investment process. Each investment undergoes rigorous fundamental research, extensive vetting, and seeks an identifiable catalyst for value realization. Harbinger regards risk management as a critical component of the investment process and actively manages risk at three levels: portfolio, position and operations. The firm offers several strategies which emphasize different opportunities, each based on the same time–tested fundamental investment and risk management processes.

The executive offices of Master Fund are located at c/o International Fund Services Limited, Third Floor, Bishop’s Square, Redmond’s Hill, Dublin 2, Ireland and its telephone number is (212) 521–6972.

Harbinger Capital Partners Special Situations Fund, L.P.

Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership, which we refer to as “Special Fund” and in connection with Master Fund is referred to as “Harbinger” in this proxy statement, is a global hedge fund managed by Harbinger Capital Partners Special Situations GP, LLC.

The executive offices of Special Fund are located at c/o Harbinger Capital Partners, 450 Park Avenue, 30th Floor, New York, New York 10022 and its telephone number is (212) 339–5100.

Sol Private Corp.

Sol Private Corp., a Delaware corporation and a wholly owned indirect subsidiary of Harbinger, which we refer to as “Acquisition Corp.,” was formed solely for the purpose of entering into the merger agreement and consummating the merger and has not engaged in any business except in furtherance of the merger.

The executive offices of Acquisition Corp. are located at c/o Harbinger Capital Partners, 450 Park Avenue, 30th Floor, New York, New York 10022 and its telephone number is (212) 339–5100.

PROPOSAL ONE—THE MERGER

General

The merger agreement provides that, subject to certain conditions, Acquisition Corp. will merge with SkyTerra, with SkyTerra continuing as the surviving corporation in the merger. We have attached a copy of the merger agreement as Appendix A to this proxy statement and a copy of the First Amendment as Appendix B to this proxy statement. We urge you to, and you should, read the merger agreement in its entirety because it is the legal document governing the merger.

Background of the Merger

Historical Relationship Between Harbinger and SkyTerra

As of March 28, 2006, the Master Fund was a minority stockholder in SkyTerra, owning approximately 2,117,800 shares of Capital Stock. At such time, SkyTerra’s two primary assets, following its distribution in February 2006 of its interest in Hughes Network Systems, were minority stakes in Mobile Satellite Ventures LP (“MSV,” and subsequently renamed SkyTerra LP and now a wholly owned subsidiary of SkyTerra, “SkyTerra LP”) and TerreStar Networks Inc. (“TerreStar Networks”). In March 2006, the Master Fund also acquired from the underwriters $60 million aggregate principal amount of bonds in a $750 million offering of SkyTerra LP Senior Secured Notes (“Senior Secured Notes”). Subsequently, on July 28, 2006, Harbinger increased its equity ownership in SkyTerra to 3,230,048 shares of Capital Stock through the purchase of 891,363 shares of Capital Stock at $18 per share as part of a stockholder rights offering made to all SkyTerra stockholders. As of October 13, 2006, the Master Fund, together with the Special Fund had acquired another 2,703,214 shares of Capital Stock at prices ranging from $12.95–13.15 per share. Following these purchases Harbinger “beneficially” owned (within the meaning of the SEC’s rules) approximately 22.3% of SkyTerra’s Capital Stock, as reported by Harbinger, in a report filed with the SEC on Schedule 13D on October 13, 2006. Except with respect to the agreements entered into by SkyTerra LP with each holder of Senior Secured Notes, Harbinger and SkyTerra had not entered into any agreements or transactions in connection with the purchases described above.

Subsequent to its initial investments in SkyTerra and SkyTerra LP, Harbinger further increased its investments in SkyTerra and SkyTerra LP through a series of transactions occurring between December 2007 through July 2009. During such time period, the following significant transactions involving SkyTerra and Harbinger (or investments of Harbinger) occurred:

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Purchase of $150 Million of SkyTerra LP Senior Unsecured Notes. On December 15, 2007, Harbinger entered into a Securities Purchase Agreement (the “2007 SPA”) with SkyTerra LP and Mobile Satellite Ventures Finance Co., which was subsequently renamed SkyTerra Finance Co. and is now a wholly owned subsidiary of SkyTerra, pursuant to which Harbinger agreed to purchase $150 million of SkyTerra LP’s 16.5% Senior Unsecured Notes due 2013 and ten year warrants to purchase 9,144,038 shares of SkyTerra’s Capital Stock, with an exercise price of $10.00 per share. The terms of the warrants permit Harbinger to elect to receive shares of Common Stock, Non–Voting Common Stock or any combination thereof. Harbinger was also granted the right of first negotiation to discuss the purchase of additional equity securities from SkyTerra prior to SkyTerra’s negotiation with a third party. If SkyTerra and Harbinger did not agree on the terms for such a transaction, Harbinger had the right to maintain its percentage ownership interest through pro rata purchases of shares in issuances to third parties. Such right expires once Harbinger and their affiliates beneficially own less than five percent (5%) of the outstanding Capital Stock of SkyTerra or, if earlier, on December 31, 2011. The transactions contemplated by the 2007 SPA closed on January 7, 2008.

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SkyTerra Enters into Cooperation Agreement with Inmarsat. On December 20, 2007, SkyTerra entered into a Cooperation Agreement, which we refer to as the “Cooperation Agreement,” with Inmarsat Global Limited, a subsidiary of Inmarsat plc, which we refer to as “Inmarsat.” Inmarsat is a UK satellite company in which Harbinger owns approximately 28% of the outstanding capital stock.

Inmarsat, SkyTerra and SkyTerra (Canada) represented three of the five L–band mobile satellite system operators in North America included in the 1996 Mexico City Memorandum of Understanding entered into by the United States, Canada, the United Kingdom, Mexico and Russia governing L–band satellite network coordination in North America. The Cooperation Agreement provided for cooperation between SkyTerra and Inmarsat concerning coordination of next–generation satellite systems in North America, re–banding of L–band spectrum in North America to provide each with increased contiguous spectrum bandwidth and other matters. Harbinger was not a party to the transaction.

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Purchase of 14.4 Million Shares of SkyTerra Non–Voting Common Stock from Motient Corporation. On February 4, 2008, Harbinger Capital Partners Fund I, L.P., an affiliate of Harbinger, purchased 14,407,343 shares of Non–Voting Common Stock of SkyTerra from Motient Corporation, which was subsequently renamed TerreStar Corporation (“TerreStar”). The shares held by TerreStar were issued to TerreStar as part of a September 2006 transaction (the “2006 Rollup”). In the 2006 Rollup, the equity owners of SkyTerra LP (other than SkyTerra), including TerreStar, exchanged their equity in SkyTerra LP for shares of SkyTerra. As a result thereof, ownership and control of SkyTerra LP was consolidated under SkyTerra and ownership of TerreStar Networks was consolidated under the control of TerreStar. The purchase by Harbinger Capital Partners Fund I, L.P., of the 14.4 million shares of Non–Voting Common Stock was a third party transaction with TerreStar. SkyTerra was not a party to the transaction.

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Indenture Waiver. The indenture governing the Senior Secured Notes of SkyTerra LP and SkyTerra Finance Co., the note issuers, required the note issuers to offer to repurchase the Senior Secured Notes following a change of control (as defined in the indenture for such notes). Effective April 2, 2008, the holders of a majority in aggregate principal amount at maturity of the Senior Secured Notes then outstanding signed letters to waive compliance by the issuers and guarantors of such notes with any provisions of the indenture that would, but for such waivers, require the note issuers to offer to repurchase or to repurchase any of the Senior Secured Notes due to a change of control caused by the acquisition of beneficial ownership of Common Stock or Non–Voting Common Stock by Harbinger or any of its affiliates.

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Purchase of 16.4 Million Shares of Common Stock and Non–Voting Common Stock from Apollo. On April 7, 2008, Harbinger entered into an agreement with Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., AIF IV/RRRR LLC, AP/RM Acquisition LLC and ST/RRRR LLC (which we refer to, collectively, as “Apollo”) pursuant to which Harbinger, on April 9, 2008, purchased from Apollo 10,224,532 shares of Common Stock (of which 442,825 shares were placed in escrow pending receipt of the FCC Consent relating to Harbinger’s application to acquire control of SkyTerra) and 6,173,597 shares of Non–Voting Common Stock for, in the aggregate, approximately $164 million ($10 per share). Additionally, Harbinger purchased all Series 1A warrants of SkyTerra held by Apollo representing the right to purchase up to 679,922 shares with an exercise price of $20.39 per share and all Series 2A warrants of SkyTerra held by Apollo representing the right to purchase up to 2,689,734 shares with an exercise price of $25.85 per share. The Series 1A warrants and Series 2A warrants expired unexercised on June 4, 2009 and August 19, 2009, respectively. The purchase by Harbinger of the approximately 16.4 million shares of Capital Stock was a third party transaction between Harbinger and Apollo. SkyTerra was not a party to the transaction.

It was a condition to the consummation of the April 7, 2008 Harbinger–Apollo agreement that (i) the authorized size of the board of directors be increased from six members to seven members, (ii) each of Andrew D. Africk and Jeffrey Leddy resign from the board of directors and from the board of directors of each subsidiary of SkyTerra and be replaced by Paul S. Latchford, Jr. and Jose A. Cecin, Jr., and (iii) Alexander H. Good be elected to the board of directors. In considering those changes at the time, the board of directors of SkyTerra noted that the changes in the board composition, including the election of two independent directors proposed by Harbinger, Messrs. Cecin and Latchford, should help facilitate a NASDAQ listing, which was a goal of the board of directors at such time. Mr. Cecin was identified to Harbinger by a Harbinger consultant, based on such consultant’s view of Mr. Cecin’s business experience and knowledge in the telecommunications industry. Among other candidates, Mr. Latchford was identified to Harbinger by Mr. Good based on similar criteria. Neither Mr. Cecin nor Mr. Latchford had any prior relationship of any nature with Harbinger or any of its affiliates.

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Executed Master Contribution and Support Agreement (“MCSA”) for Inmarsat “Possible Offer” and Commitment to Purchase $500 Million of SkyTerra LP Senior Unsecured Notes. On April 10, 2008, Harbinger approached SkyTerra management with a proposal for a business combination of SkyTerra and Inmarsat. After receipt of such proposal, the board of directors considered a process, with the advice of one of SkyTerra’s outside corporate counsel, Skadden, Arps, Slate Meagher & Flom LLP, which we refer to as “Skadden,” on establishing a special committee of the board of directors and designating which members of the SkyTerra board of directors to appoint to such special committee. The SkyTerra board of directors determined to establish a special committee to evaluate transaction proposals from Harbinger and to negotiate directly with Harbinger on the behalf of the SkyTerra board of directors. It was determined as a result of that review and process for SkyTerra to designate three members to the special committee, all of which qualified as “independent” under NASDAQ rules. Specifically, on April 24, 2008, two long-standing members of the SkyTerra board of directors, Jeff Killeen and Jeff Stasior, as well as Mr. Latchford, were appointed to the special committee. Messrs. Killeen and Stasior had no prior relationship with Mr. Good before their service on the board of directors and their current relationship with Mr. Good is primarily as a result of their board service and was not deemed to create any appearance of conflict. On May 1, 2008, following Mr. Latchford’s resignation from the special committee in order to avoid an appearance of conflict due to his strong professional and personal relationship with Mr. Good, Mr. Cecin was appointed to the special committee. Such appointment was made given his significant knowledge of the communications industry and related markets and experience as a Managing Director of Corporate Development at Bell Atlantic and Managing Director, Investment Banking at BB&T. Mr. Cecin had previously been employed at Bell Atlantic where he reported to Mr. Good during a brief period in the 1995-1996 timeframe. All members of the special committee confirmed that they had no financial and/or other relationship with Harbinger. The special committee, composed of entirely independent directors, unanimously appointed Skadden as its legal advisor and Morgan Stanley as its financial advisor and following Mr. Cecin’s appointment to the special committee on May 1, 2008, further confirmed that each of Skadden and Morgan Stanley, as advisors to the special committee, were independent and lacked conflict. Between April and July 2008, a series of meetings and negotiations took place between the special committee, its legal and financial advisors, and SkyTerra management, and Harbinger’s representatives, including Weil, Gotshal & Manges LLP, which we refer to as “Weil,” as legal advisor, Merrill Lynch, as financial advisor, and other special advisors.

As a result of these negotiations, on July 24, 2008, after consultation with its outside legal counsel and the receipt of a financial opinion from Morgan Stanley, the special committee unanimously determined that the Master Contribution and Support Agreement, which we refer to as the “MCSA,” and the related Securities Purchase Agreement, which we refer to as the “SPA,” were in the best interests of the stockholders of SkyTerra (other than Harbinger and its affiliates) and recommended that SkyTerra’s board of directors adopt and approve the transactions contemplated by the MCSA and the related SPA. Following receipt of the recommendation of the special committee, the board of directors of SkyTerra unanimously approved and adopted the MCSA and the related SPA and representatives of SkyTerra executed the MCSA. Pursuant to the MCSA, which related to the possible combination of SkyTerra and Inmarsat, the proposed business combination would be structured as an offer by SkyTerra to acquire all issued and to be issued shares of Inmarsat not owned by Harbinger, on terms to be determined by Harbinger following the receipt of required regulatory approvals and subject to the availability of equity and debt financing on terms acceptable to Harbinger. The MCSA contemplated that Harbinger would fund the offer by SkyTerra for Inmarsat by subscribing for new shares in SkyTerra valued at $10 per share (subject to an adjustment mechanism depending upon the offer price per Inmarsat share). Concurrently with the consummation of the offer, Harbinger would contribute its shares in Inmarsat and its equity interests in TVCC Holding Company, LLC to SkyTerra in exchange for additional SkyTerra shares valued at the same adjusted $10 per share. Under certain circumstances set forth in the MCSA, SkyTerra agreed to reimburse the incurred and documented fees and expenses of Harbinger. The MCSA contains various restrictions on SkyTerra’s actions through September 2010 pending consummation of the Inmarsat acquisition.

In connection with the MCSA, Harbinger also agreed to provide $500 million of debt financing to fund SkyTerra’s business plan through the third quarter of 2010 pursuant to the SPA. 16.0% Senior Unsecured Notes due 2013 (the “2009 Notes”) were to be issued by SkyTerra LP in four tranches of $150 million, $175 million, $75 million and $100 million on January 7, 2009, April 1, 2009, July 1, 2009, and January 4, 2010, respectively. The terms of the 2009 Notes require SkyTerra and SkyTerra LP to comply with certain covenants that restrict some of its corporate activities, including its ability to incur additional debt, pay dividends, create liens, make investments, sell assets, make capital expenditures, repurchase equity or subordinated debt, and engage in specified transactions with affiliates. In conjunction with the issuance of the 2009 Notes, SkyTerra agreed to issue to Harbinger warrants to purchase up to 25 million shares of either, at Harbinger’s election, Common Stock or Non-Voting Common Stock of SkyTerra at an exercise price of $0.01 per share. Harbinger’s obligation to purchase the 2009 Notes was not conditioned upon the offer for Inmarsat being made or consummated. SkyTerra was not required under the SPA to issue the 2009 Notes and, with assistance from its financial advisor, Morgan Stanley, sought alternative financing sources in the debt and equity markets prior to consummation of the January 7, 2009, funding of the first tranche of the 2009 Notes and did not find any alternative financing sources.

On August 22, 2008, the SkyTerra board of directors, acting on the unanimous recommendation of the special committee, unanimously approved a proposed amendment to the MCSA. On the same day, SkyTerra and Harbinger entered into an amendment to the MCSA to eliminate Harbinger’s contribution to SkyTerra of any equity interests in TVCC Holding Company, LLC and to eliminate SkyTerra’s obligation to issue to Harbinger shares of SkyTerra Capital Stock in exchange for such contribution. In consideration of the amendment, SkyTerra agreed to issue 10.3 million additional shares of Common Stock to Harbinger if the business combination with Inmarsat contemplated by the MCSA is consummated.

Under the Communications Act, SkyTerra and Harbinger may not complete the merger unless they have first obtained the FCC Consent (as defined in the merger agreement) authorizing a transfer of control of SkyTerra’s FCC licenses to Harbinger and authorizing, under Section 310(b)(4) of the Communications Act, up to 100% ownership of SkyTerra by Harbinger. On August 22, 2008, Harbinger and SkyTerra filed applications with the FCC requesting the FCC Consent. The applications seeking the FCC Consent have been amended from time to time, including a minor amendment filed on October 5, 2009, that among other things informed the FCC that the proposed transfer of control will be implemented pursuant to the merger agreement. Applications also have been filed seeking FCC approval for the transfer of control of Inmarsat Hawaii Inc. and Inmarsat, Inc. from the shareholders of Inmarsat to Harbinger.

On December 8, 2008, approximately one month prior to Harbinger’s scheduled purchase of the first tranche of $150 million of the 2009 Notes, Harbinger requested, pursuant to the terms of the SPA, SkyTerra’s assistance to confirm that all of the conditions to Harbinger’s funding obligation were satisfied. Over the course of the next month, Harbinger conducted an extensive due diligence review of SkyTerra LP. In connection with its investigation, Harbinger retained legal and financial experts, including, among others, Weil, Navigant Consulting, Inc., and Phil Rubin, to confirm, among other matters, the accuracy of representations and warranties with respect to SkyTerra LP’s financial condition and operations, the compliance with certain covenants and requested assurances from SkyTerra LP as to its funding requirements through 2010. During such month, the parties engaged in extensive arm’s length discussions as to whether all of Harbinger’s funding obligations were satisfied. On January 7, 2009, after extensive negotiations and in order to provide SkyTerra with greater certainty that Harbinger would purchase the 2009 Notes and in light of the significant deterioration in market conditions, SkyTerra, SkyTerra LP and Harbinger agreed to amend the SPA related to the 2009 Notes to (i) increase the interest rate on the 2009 Notes from 16.0% to 18.0% and (ii) increase the number of warrants to be issued in connection with the issuance of the 2009 Notes from 25 million to 32.5 million. Additionally, SkyTerra, SkyTerra LP and Harbinger agreed to amend the MCSA to provide SkyTerra LP greater latitude in its discussions with potential strategic partners. Such amendment provided SkyTerra with the ability to have discussions and negotiations with potential strategic partners so long as no binding agreement was reached without Harbinger’s prior written consent.

The first tranche of $150 million of 2009 Notes was issued to Harbinger on January 7, 2009 accompanied by the issuance of 7.5 million warrants with an exercise price of $0.01; the second tranche of $175 million of 2009 Notes was issued to Harbinger on April 1, 2009 accompanied by the issuance of 21.25 million warrants with an exercise price of $0.01; and the third tranche of $75 million of 2009 Notes was issued to Harbinger on July 1, 2009. In the merger agreement, SkyTerra and Harbinger agreed to postpone the issuance of the fourth, and final, tranche, in the amount of $100 million of 2009 Notes that was scheduled to close on January 4, 2010 accompanied by the issuance of 3.75 million warrants, with an exercise price of $0.01. See “The Merger Agreement—Amendment to Existing SPA” beginning on page 76.

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Purchase of 23.6 Million Shares of SkyTerra Common Stock and Non–Voting Common Stock from TerreStar. On September 12, 2008, SkyTerra entered into several agreements with TerreStar, one of which related to TerreStar’s desired sale of certain of its holdings in SkyTerra to Harbinger. In exchange for TerreStar’s agreement to provide SkyTerra rights to exchange its interest in TerreStar’s non–public subsidiary for shares in TerreStar, SkyTerra waived TerreStar’s obligation incurred in the 2006 Rollup to use its commercially reasonable efforts to distribute 29,926,074 shares of Non–Voting Common Stock of SkyTerra to TerreStar’s stockholders. This waiver enabled TerreStar to be in a position to sell its interests in SkyTerra. TerreStar thereafter sold 23,626,074 shares of Non–Voting Common Stock to Harbinger (of which 7,906,737 shares were placed in escrow pending the receipt of the FCC Consent for $4.15 per share). Following such sale, SkyTerra agreed, subject to certain conditions, to exchange such shares of Non–Voting Common Stock for shares of Common Stock, at any time and from time to time, upon the request of Harbinger. 6,353,915 shares of Non–Voting Common Stock have been exchanged for shares of Common Stock.

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Purchase of 1.6 Million Shares of Common Stock in Open Market Purchases. During January and February 2009, Harbinger purchased an aggregate 1,634,708 shares of Common Stock in open market transactions at purchase prices ranging from $1.43 to $4.69 per share.

The Master Fund held Common Stock in an account at Lehman Brothers International (Europe) (“LBIE”). On September 15, 2008, LBIE was placed into administration under United Kingdom law and four partners of PriceWaterhouseCoopers LLP were appointed as joint administrators. The joint administrators have advised that 1,113,197 shares of Common Stock were rehypothecated. The Master Fund believes at this time that such shares of Common Stock will not be recoverable.

As a result of the above transactions, as of April 1, 2009, Harbinger’s ownership of SkyTerra consisted of 22.3 million shares of Common Stock, 58.7 million shares of Non–Voting Common Stock (including warrants to acquire shares of Capital Stock at an exercise price of $0.01 per share) and 10.0 million shares of Capital Stock (consisting of a mix of Common Stock and Non–Voting Common Stock) held in escrow agreements which will be transferred to Harbinger upon receipt of the FCC Consent. As reported by Harbinger, in a report filed with the SEC on Schedule 13D on October 16, 2009, Mr. Falcone “beneficially” owned (within the meaning of the SEC’s rules) 69.4% of SkyTerra’s Common Stock as of October 16, 2009.

SkyTerra Strategic Review

Concurrent with Harbinger’s investment activities in SkyTerra, the SkyTerra board of directors, consisting of a majority of independent and disinterested directors, along with the special committee and its outside legal and financial advisors, were actively evaluating potential strategic alternatives available to SkyTerra. In

SkyTerra’s view, the $500 million funding commitment obtained from Harbinger in July 2008 provided the capital necessary to fund SkyTerra’s business operations through the third quarter of 2010. As such, SkyTerra was focused on executing one or more strategic alternatives prior to the end of this funded period. The primary strategic alternatives included (i) the closing of a potential SkyTerra/Inmarsat combination, (ii) attracting a strategic partner to pursue an integrated satellite–terrestrial (“mobile satellite services–ancillary terrestrial component services” or “MSS–ATC”) opportunity in the North American market, (iii) development of an MSS–only business plan anchored by a core satellite roaming partner, and/or (iv) a sale of SkyTerra. In considering its alternatives, SkyTerra, consistent with its obligations under the MCSA, continued to support Harbinger’s activities in connection with the potential SkyTerra/Inmarsat combination.

In the next approximately nine months following the signing of the MCSA in July 2008, SkyTerra continued to support implementation of the MCSA while simultaneously pursuing strategic investments and business opportunities consistent with the commitments made in the MCSA and SkyTerra’s view that an acquisition of Inmarsat pursuant to the MCSA would be more beneficial to the interests of SkyTerra and its stockholders than the transactions contemplated by the Cooperation Agreement. This had been discussed by Mr. Good on quarterly earnings calls with investors subsequent to the execution of the MCSA. In the view of SkyTerra management and the board of directors, the process for regulatory approvals and financing for the possible offer for Inmarsat was extended, in part, as a result of the change in political administration in the United States as well as challenging and illiquid capital markets and the impact of the credit crisis. In a March 4, 2009 letter, Harbinger and SkyTerra requested that the FCC process the applications proposing a transfer of control of SkyTerra LP’s FCC licensed subsidiary to Harbinger separately from the applications for transfer of control of Inmarsat. The SkyTerra management and board of directors were made aware of the increasing uncertainty that the acquisition of Inmarsat could be financed and closed prior to the depletion of SkyTerra’s available funding. In April 2009, the board of directors authorized the special committee to work with SkyTerra management, Morgan Stanley and Skadden to analyze funding and restructuring alternatives in light of the foregoing uncertainties.

On June 9, 2009, with Morgan Stanley’s encouragement, SkyTerra held a meeting of the board of directors to discuss the recent bankruptcy filing of DBSD North America (a mobile satellite services provider), which we refer to as “ICO,” and the implications of such bankruptcy filing for SkyTerra. At the meeting, Morgan Stanley observed that the capital markets for new issue debt financings for spectrum–backed entities remained illiquid and unavailable to ICO. Morgan Stanley noted that strategic interest from third–parties for ICO’s assets was limited prior to the bankruptcy filing and that, as a result, the value of the equity interests in ICO was likely to be severely impaired in the bankruptcy proceeding based on indicative value ranges implied by the contemplated restructuring.

Morgan Stanley further noted that while SkyTerra did possess sufficient financial resources to fund its business operations through the third quarter of 2010, securing funding from financial and/or strategic investors in the current economic environment would prove challenging. Morgan Stanley noted that third parties identified by management as most likely to be interested in providing funding or proposing an acquisition of SkyTerra had chosen not to provide funding to or propose an acquisition of ICO to date, nor to commit the capital necessary to support a new 4G network deployment. In Morgan Stanley’s judgment, the board would be warranted in exploring ways to restructure SkyTerra’s debt obligations and other liabilities, including payments to Boeing and other vendors, to extend SkyTerra’s ability to fund its business operations beyond the third quarter of 2010.

On July 24, 2009, SkyTerra selected a new launch window for its SkyTerra–1 satellite of August through October 2010 (as compared to the previous March through May 2010 window) based on a potential delay in delivery of SkyTerra–1 after receiving the most recent estimated delivery information from Boeing Satellite Systems (the manufacturer of the SkyTerra–1 satellite).

On July 30, 2009, Morgan Stanley met with the SkyTerra board of directors and provided the board of directors with a preliminary overview of SkyTerra’s strategic and financing alternatives.

During such meeting, Morgan Stanley provided a comparison of the share price performance of SkyTerra, Inmarsat, Clearwire, ICO, TerreStar and GlobalStar and the implied “spectrum valuation” of SkyTerra and two other public market companies, TerreStar and GlobalStar. Based on July 24, 2009 share prices, Morgan Stanley found the “value per MHz-POP” (valuing debt at book) of SkyTerra, TerreStar and GlobalStar to be $0.24, $0.26 and $0.18, respectively, and the “illustrative value per MHz-POP” (valuing debt at market) of SkyTerra and TerreStar as $0.16 and $0.15, respectively (such latter comparison not provided for GlobalStar). Morgan Stanley also discussed certain other recent developments in the industry and marketplace, including the ongoing ICO bankruptcy proceedings, the condition of the credit markets and the availability of market access and recent yields for recent comparable debt issuances.

Morgan Stanley gave its view that, based on its review of the base case projections provided to it by SkyTerra’s management, that SkyTerra would have a funding gap in October 2010 and concluded that there was substantial uncertainty surrounding the Company’s ability to fill or avoid such funding gap because of the following considerations:

•	the likelihood that high yield and equity markets would remain closed to SkyTerra for the foreseeable future;

•

while Morgan Stanley believed that it was possible that a strategic player could finance an acquisition of Inmarsat by Harbinger using SkyTerra as the vehicle, it believed that such an eventuality was unlikely prior to SkyTerra exhausting its funding runway;

•	there were no obvious lessees available to fund a “coop agreement” deal between Inmarsat and SkyTerra; and

•	it believed that there was no clear buyer for SkyTerra at valuations in excess of SkyTerra’s then current $1.3 billion in debt.

Morgan Stanley advised the board of directors that, in its judgment, SkyTerra’s current priority should be the preservation of its asset value by safeguarding its spectrum. Morgan Stanley recommended that SkyTerra accomplish this by (1) eliminating cash payments to Boeing through a consensual restructuring of the parties’ contract into a term debt instrument, (2) providing Boeing with relief from the threat of a “Termination for Default”, (3) completing the launch of the Company’s MSV-1 on time in order to meet regulatory milestones and (4) restructuring the senior secured and (possibly) the senior unsecured debt of the Company via a combination of debt-for-debt and debt-for-equity exchanges. In exchange for the foregoing, Morgan Stanley recommended that SkyTerra consider proposing a potential renegotiation of the MCSA, providing revised debt terms and offering equity in the Company as an incentive to the creditors. In addition, Morgan Stanley gave its view that a range of downside scenarios, including substantial impairment of the Company’s spectrum holdings, should serve as a strong motivation to creditors to allow the Company to explore strategic and financing alternatives.

The alternatives discussed included a “cash preservation scenario”, a sale of the company, and a restructuring of SkyTerra’s capital structure as described below:

•

The cash preservation scenario included reduced discretionary spending and postponement of SkyTerra’s next generation MSS development program. SkyTerra’s next generation MSS development program includes costs associated with the development of next generation operating support and business support systems (OSS/BSS), systems integration, core network and development of next generation MSS devices. Morgan Stanley further reviewed the potential recovery value to holders of various instruments in the SkyTerra capital structure at various assumed values per MHz-POP and noted that, subject to such value assumptions, in Morgan Stanley’s view it was likely that a liquidation event would bring impairment to holders across the capital structure. Such analysis also indicated that there would be no recovery to equity at assumed values per MHz-POP of $0.20 or less. While the cash preservation scenario would generate near-term cash savings, such efforts would present significant incremental costs to SkyTerra to complete its development efforts, present regulatory and licensing risks, and would have little to no impact on extending the Company’s funding runway from the end of the third quarter of 2010 given the magnitude of debt repayments and cash interest due in the fourth quarter of 2010.

•

The Company had been actively pursuing a major strategic partner for a considerable period of time. In addition, during early to mid 2009 the Company had pursued and encouraged such parties to submit indications of interest to make an investment in and/or acquire the Company. No such partnering efforts were successful and no bona fide offers were received. In the judgment of Morgan Stanley, it was unclear that there was a short-or-medium term need for additional spectrum by ATC companies who were potential strategic partners. In addition, potential strategic partners had sources of spectrum other than through a partnership with SkyTerra, including via spectrum auctions by the FCC, and sales from SpectrumCo, Clearwire or from other entities in the satellite sector. Moreover, the Company’s limited existing cash availability, limited funding options, debt covenant restrictions and highly leveraged balance sheet were all factors that were negatively affecting the Company’s ability to receive attractive investment proposals and/or offers to purchase the Company.

•

A restructuring of SkyTerra’s capital structure included a review of a potential debt for equity exchange, a recapitalization and/or modifications to existing vendor and/other contracts. Given SkyTerra’s significant debt leverage and modest equity capital base a significant debt for equity exchange or recapitalization would have resulted in substantial dilution to SkyTerra’s existing shareholders and modifications to existing vendor contracts would not have materially changed the Company’s funding runway or financial position. For example, while giving its view that a deferral of payment to Boeing and the holders of 14% Senior Secured Discount Notes could potentially extend the runway beyond the first quarter of the 2011 fiscal year, Morgan Stanley gave its view that this would require equitizing the Senior Secured Notes and converting the Boeing claims to a term loan to reduce the near-term cash burden, both of which would imply a significant dilution to existing SkyTerra stockholders.

Morgan Stanley stated that it believed it unlikely that the debt or equity markets would be able to provide financing based on the underlying value of SkyTerra’s spectrum prior to the depletion of the Company’s cash resources. In addition, Morgan Stanley considered a transaction with Inmarsat under the existing MCSA and its related SPA. Morgan Stanley gave its view that such a transaction would require substantial new financing and that while such financing requirements could be mitigated if certain large Inmarsat stockholders rolled their Inmarsat equity into the new entity, it was unclear to what extent such large holders would be interested in doing so.

Morgan Stanley did not address a potential acquisition by Harbinger but noted, as a comment to the three alternatives it was considering, that a “take-private discussion may also become an element of any restructuring discussion with Harbinger. From the perspective of the SkyTerra minority, potential take-private transactions will need to be evaluated in the context of value realization/recovery in a restructuring, a combination with Inmarsat and a potential strategic sale in the future.” Morgan Stanley’s July 30, 2009 presentation also contained information related to the potential “cost” to Harbinger of a take-private transaction. This sensitivity analysis used a range of SkyTerra stock prices from $3.00 to $10.00 and an assumption that a range of the top eight non-Harbinger shareholders from between 0% and 100% were permitted to “roll” their existing equity in SkyTerra for equity in the surviving corporation (which was not a feature of the merger as proposed). Such illustration showed minority buy-out costs to Harbinger varying from $50 million to $558 million.

At the July 30 meeting, Morgan Stanley also pointed out that while SkyTerra owned and controlled potentially valuable long–term assets, realizing the value of those assets (and financing and completing a transaction to acquire Inmarsat) had become more difficult due to a number of factors, including the credit crisis, significant downturn in the economy, bankruptcy filing by ICO, and reluctance by other strategic parties in the near–term to commit to a new fourth generation broadband network opportunity.

During the July 30, 2009 meeting, SkyTerra management was directed to develop recommendations to reduce cash burn (and thereby extend the funding availability period) and to work with Morgan Stanley to further explore potential strategic and financial alternatives available to SkyTerra.

During an August 12, 2009 meeting of the board of directors, SkyTerra management provided the board of directors and Morgan Stanley with a summary of strategic and financing alternatives available to SkyTerra. Because SkyTerra lacked assurance that the Inmarsat transaction could be financed and completed prior to the third quarter of 2010, coupled with the lack of any apparent imminent strategic partnering transaction available to SkyTerra, the SkyTerra management provided additional perspectives on the other primary strategic alternatives. Such potential alternatives included doing nothing, modifying the MCSA, pursuing a debt-for-equity exchange, extending the funding run-way, a sale of SkyTerra to Harbinger and a strategic investment in or sale of SkyTerra to a third party. Given Harbinger’s anticipated position following receipt of the FCC Consent with respect to the pending change of control application, if and when received, and the belief of the board of directors that Harbinger held a majority position in SkyTerra’s debt securities and Harbinger’s potential interest in a SkyTerra/Inmarsat combination, it was concluded that a potential sale of SkyTerra would likely be most attractive to Harbinger. A review and assessment of other potential strategic partners was also discussed. The board of directors was informed that potential partnerships had been explored at length with the assistance of several investment bankers, members of management and the board of directors as well as other stockholders, without any indications of interest in any transaction having been received within the necessary timeframe for funding requirements.

Since SkyTerra received its ATC authorization and license from the FCC in 2005, its business plan has been to finance and build out a multi-billion dollar MSS/ATC network which is predicated on attracting an anchor strategic partner. During 2005 and 2006, SkyTerra worked with an investment bank as its financial advisor in search of strategic partners. After much effort, that process was unsuccessful in attracting a strategic partner for SkyTerra. Throughout 2007 and early 2008, at least five investment banks, including Morgan Stanley, had met with and or encouraged strategic partners to invest in SkyTerra. None of those discussions were successful. During the period July 2008 to January 2009, due to covenant restrictions under the MCSA with Harbinger, SkyTerra’s dialogues with potential strategic partners was limited. In January 2009, amendments to the MCSA were negotiated which provided SkyTerra greater flexibility in conducting strategic dialogues. Thereafter, SkyTerra reinitiated strategic discussions with a number of potential partners, seeking offers from them to invest in or acquire a significant position in SkyTerra, yet no offers were received or serious ongoing interest displayed.

Further, the experience of another satellite provider who had entered bankruptcy (ICO) was presented by Morgan Stanley as indicating that SkyTerra’s experience to date in strategic discussions was what should have been expected in light of the inability of ICO to obtain financing given market conditions. Morgan Stanley indicated to the SkyTerra Board of Directors that given market uncertainties, it would be highly unlikely SkyTerra would be able to attract a strategic investment under current market circumstances.

Expanded Mandate of Special Committee and Events Leading to Execution of Merger Agreement

At the August 12 meeting of the board of directors of SkyTerra, after considering the alternatives available to SkyTerra, the board of directors agreed to expand the role of the special committee to include discussions with Harbinger regarding SkyTerra’s strategic position and Harbinger’s position with respect thereto, which might include negotiation of a potential sale of SkyTerra to Harbinger. In addition, Alex Good, Chief Executive Officer of SkyTerra, and Scott Macleod, Chief Financial Officer of SkyTerra, were authorized by the board of directors to gauge Harbinger’s interest in engaging in discussions with the special committee regarding such position, including the potential sale of SkyTerra to Harbinger.

In the summer of 2009, as Harbinger continued to consider its investments in the wireless industry and its ability to rationalize and maximize the value of these investments, potential options for its investment in SkyTerra were reviewed with the assistance of UBS. At a meeting held on August 13, 2009, Mr. Falcone discussed with UBS possible alternatives for Harbinger’s wireless assets, including a potential acquisition of SkyTerra by Harbinger as well as potential post-acquisition strategies involving SkyTerra. Among other things, structuring and timing considerations for a potential transaction, SkyTerra’s capitalization, ownership interests of certain SkyTerra stockholders and SkyTerra’s historical stock price performance, liquidity and outstanding debt were discussed. A copy of the discussion materials, prepared as of July 13, 2009 with the assistance of Harbinger’s legal counsel, that were reviewed with Mr. Falcone on August 13, 2009 by UBS, is attached as an exhibit to the Schedule 13E-3. See “Where You Can Find More Information” beginning on page 96.

After further considering potential options with respect to SkyTerra, Mr. Falcone directed representatives of Harbinger to analyze Harbinger’s options, including a potential going-private transaction. Thereafter, on August 21, 2009, the Harbinger Filing Parties amended their Schedule 13D to include the following statement:

“…taking into account all other Shares owned by the [Harbinger], [Harbinger] would own a majority of the issued and outstanding Shares and would be entitled to elect the Board of Directors of the Issuer and implement other corporate governance changes.

In addition, [Harbinger] [is] analyzing and considering, among other options, (i) the purchase or other acquisition of additional shares of stock of [SkyTerra] or securities exercisable or exchangeable for such shares (collectively, “[SkyTerra] Securities”) in the open market, in privately negotiated transactions, or otherwise, including the possibility of acquiring, through a merger or otherwise, some or all of the issued and outstanding shares of [SkyTerra]’s stock not owned by [Harbinger], or assets of [SkyTerra] (in each case, subject to any applicable requirements under law) or (ii) a restructuring of [SkyTerra]’s capital structure. However, it should not be assumed that any definitive plan or proposal to acquire such additional [SkyTerra] Securities, or for a merger, restructuring or other transaction, will be pursued or effected, and [Harbinger] make[s] no commitment (a) as to whether any of the foregoing will be pursued or effected, and (b) if any of the foregoing are pursued or effected, as to the timing, prices, terms and conditions that would be applicable.”

On September 1, 2009, the special committee met, and Mr. Good provided the special committee with an update regarding FCC regulatory actions with respect to Harbinger’s change of control application. Mr. Good also noted that Harbinger had received clearance under HSR and CFIUS from the relevant governmental agencies. Mr. Good further discussed that he and Mr. Macleod had a meeting set for the next day with Harbinger. Mr. Macleod described the presentation which he and Mr. Good planned to make to Harbinger and the special committee approved the use of such presentation. Mr. Cecin summarized his review, which had followed the August 12 meeting of the board of directors, with Skadden and management with respect to meeting with Harbinger and potential strategic and financial alternatives which might be considered, as well as the legal and contractual parameters applicable to such alternatives. The special committee authorized Messrs. Cecin, to be accompanied by Messrs. Good and Macleod, to meet with Mr. Falcone and seek to understand his perspectives on other possible alternatives, but not to engage in the negotiation of any transaction without further guidance and authorization from the special committee.

On September 2, 2009, Messrs. Good and Macleod met with Mr. Falcone. Mr. Falcone indicated that he would be interested in engaging in discussions with Mr. Cecin, as Chairman of the special committee, with respect to potential transactions, and that he would be available to meet on Tuesday, September 8, 2009.

The special committee met again on September 3, 2009, and thereupon authorized Mr. Cecin to engage in negotiations with Mr. Falcone with respect to the terms of a potential acquisition of SkyTerra by Harbinger, to seek the assistance of management and the special committee’s legal and financial advisors to assist in the preparation for discussions, and to return to the special committee with recommendations as to a potential transaction.

On September 8, 2009, Messrs. Cecin, Good and Macleod met with Mr. Falcone. Mr. Falcone confirmed Harbinger’s interest in exploring a potential transaction to acquire SkyTerra. At such meeting, Mr. Falcone stated a view that while the spectrum holdings of SkyTerra were a valuable asset of SkyTerra, there continued to be a need both for additional financing and a broader business solution for SkyTerra. Mr. Falcone stated he could envision a transaction at the $4 per share level or “perhaps” as high as $4.50 per share but in no event would Harbinger consider a transaction that is conditioned upon a majority of the minority stockholders approving the transaction in the stockholder vote. Mr. Cecin indicated the special committee was seeking a price greater than $5 per share but that he would report his discussion with Mr. Falcone to the special committee for consideration.

After Mr. Falcone’s meeting with Messrs. Cecin, Good and Macleod, Mr. Falcone met with Harbinger’s legal and financial advisors to review alternative potential acquisition structures, including a tender offer (conditioned upon the tender of a majority of the shares held by unaffiliated stockholders), a merger to be negotiated with a special committee of SkyTerra’s board of directors or privately negotiated purchases of shares directly from SkyTerra’s stockholders, as well as timing of these alternative acquisition structures, the potential impact of transaction structures on transaction certainty, required regulatory approvals and the roles of SkyTerra’s management and directors. A copy of the discussion materials, prepared with the assistance of Harbinger’s legal counsel, that were reviewed with Mr. Falcone by UBS on September 8, 2009, as well as certain information subsequently prepared by UBS for Harbinger regarding the estimated cash required to effect the proposed acquisition, are attached as exhibits to the Schedule 13E-3. See “Where You Can Find More Information” beginning on page 96. At this meeting, Mr. Falcone updated those in attendance of his earlier conversations with the chairman of the special committee and management, and outlined the terms which he deemed necessary for any deal with the special committee.

Later that same day, the special committee met and heard a report of the meeting with Mr. Falcone and the price discussion. The special committee considered such price discussion with reference to recent reported trading prices for the Common Stock, which had ranged from $2.78 to $3.45 per share since August 1, 2009. The special committee authorized Mr. Cecin to go back to Mr. Falcone to negotiate a higher price and obtain the “majority of the minority” condition to the transaction. The special committee also noted that it would be appropriate for Harbinger to engage counsel to proceed towards a draft potential merger agreement which could be negotiated and presented to the board of directors for review.

On September 9, 2009, Mr. Cecin had a telephone call with Mr. Falcone to follow up on their discussion of the previous day with respect to terms for a potential transaction to acquire the minority equity interest in SkyTerra. Mr. Falcone confirmed that a SkyTerra request for a “majority of the minority” vote condition in a transaction would be a “deal breaker.” He also confirmed his view that any price above $5 per share would not be of interest to Harbinger at such time, and stated that if a price in excess of that was required in order to effectuate a transaction that Harbinger would then elect to postpone consideration of a transaction. Mr. Cecin told Mr. Falcone that the special committee was not willing to agree to a transaction which did not provide at least $5 per share. Mr. Falcone responded that Harbinger would be willing to look at a $5 per share offer conditioned upon a waiver of the condition that there be a “majority of the minority” vote in the transaction. Mr. Cecin informed Mr. Falcone that if other terms and conditions were acceptable to the special committee, the special committee would proceed with a transaction without a “majority of the minority” condition. After a brief process discussion, Mr. Falcone advised Mr. Cecin that SkyTerra’s counsel, Skadden, should contact Harbinger’s counsel, Weil, to discuss moving forward to have further discussions concerning a potential transaction. Later that day, the special committee met again to discuss in detail the discussions with Harbinger.

Skadden was instructed to prepare a draft merger agreement, and on September 11, it delivered such a draft to Weil.

On September 16, 2009, the board of directors held a special meeting. At such meeting, Mr. Good discussed SkyTerra’s financial position, including the Company’s existing cash and funding availability, upcoming significant capital requirements in the fourth quarter of 2010, limitations on the ability to raise additional equity or debt based on contract covenant restrictions and market conditions, as well as the company’s inability to conclude any agreement with strategic investors over the past five years. Mr. Good also stated that while SkyTerra held strategic discussions with a number of potential partners seeking offers from them to invest in or acquire a significant position in SkyTerra, no such offers were received or serious ongoing interest displayed. Finally, Mr. Good concluded that none of the Company’s strategic and/or financing alternatives were meeting with genuine counterparty interest or were subject to probable execution in the foreseeable future given the Company’s lack of liquidity and limited funding runway.

After Mr. Good described the discussions with Harbinger at length on September 8 and 9, Mr. Cecin affirmed Mr. Good’s report on such discussions and tone of the meetings held with Mr. Falcone and further expressed his view that Harbinger would not agree to a deal above $5 per share. He also reiterated that Mr. Falcone had made it clear that if SkyTerra insisted on a “majority of the minority” condition in the agreement it would be a “deal breaker” from Harbinger’s perspective.

Mr. Good concluded the September 16 meeting with a general update of SkyTerra’s business operations and outlook. He gave a brief overview of the industry in general and the status of MSS–ATC players within the industry and the specific positives SkyTerra was experiencing. He highlighted also the imminent challenges to be overcome with respect to funding SkyTerra including timing and other negative indicators in the market, such as the ICO bankruptcy and the exhausted financial reserves of certain of the major terrestrial players due to recent spectrum transactions and general economic conditions. He summarized that generally SkyTerra has had positive development and growth but could not sustain this without a near and longer term solution for funding.

On September 17, 2009, a confidentiality agreement between Harbinger and SkyTerra was executed and Harbinger, its legal and financial representatives and other consultants commenced an extensive due diligence review of SkyTerra over the next five days, including physical visits to SkyTerra’s offices, meetings with SkyTerra management and receipt of financial and operating information.

On September 18, 2009, Weil provided a revised draft of the merger agreement to Skadden, to which Skadden responded on September 20. Skadden’s comments with respect to Weil’s draft of September 18 related principally to various conditions requested by Harbinger (including as to percentage of dissenting shares, nature of FCC order and absence of stockholder litigation). The parties also discussed the treatment of BCE in the transactions and a request by SkyTerra that Harbinger take no action to remove the current members of the SkyTerra board of directors or change the Bylaws to increase the number of board members while the merger agreement remains in effect.

On September 22, 2009, a Harbinger representative informed Mr. Cecin that Harbinger had concluded their analysis and consideration of options related to their investment in SkyTerra (including the possibility of acquiring all of the outstanding shares of Capital Stock not currently owned by Harbinger and its affiliates) and their due diligence review of SkyTerra. At that time, the Harbinger representative informed Mr. Cecin that Harbinger would agree to a transaction to acquire all of such outstanding shares of Capital Stock at $5 per share.

On the morning of September 22, Weil sent Skadden a revised draft of the merger agreement. In a series of discussions and written communications on September 22, the parties engaged in arm’s length negotiations over a number of issues, including:

•

The condition related to the percentage of dissenting shares. SkyTerra proposed a condition of no less than 10% of the outstanding shares, while Harbinger continued to require a 5% of outstanding level.

•	The timing and scope of the SkyTerra 2009 bonus pool.

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The timing of the termination date (so–called “drop dead” date) at which time a party could terminate the merger agreement if the transaction had not then been consummated. In the September 22 merger agreement draft, Harbinger proposed a bilateral date of February 28, 2010 with a unilateral Harbinger right to extend to May 31, 2010 in order to satisfy the FCC regulatory condition. SkyTerra requested a March 30, 2010 date with either an automatic or bilateral extension for additional time to satisfy the FCC regulatory condition.

•

Various provisions related to the conduct of SkyTerra business during the executory period, including their relationship to a covenant on cash utilization which Harbinger requested in its September 22 draft.

•	The nature of further actions that could be taken by SkyTerra under the Inmarsat Cooperation Agreement.

•

Whether the nature of the required efforts to obtain governmental consents, including FCC approval, would be “reasonable efforts,” as requested by Harbinger, or “reasonable best efforts,” as requested by SkyTerra.

At a board meeting on September 22, the board of directors reviewed the background of the transaction, the proposed terms of the merger agreement and a financial presentation by Morgan Stanley. The board of directors and its advisors concluded none of the various possible alternatives provided a present or reasonably foreseeable path to obtain comparable value. The board meeting then adjourned, at which time the special committee met with Morgan Stanley and received its oral financial opinion. Subsequently, the board of directors reconvened the board meeting and, following its receipt of the recommendations of the special committee and the Morgan Stanley Opinion, approved and authorized the merger agreement. During the break from such board meeting and following the special committee meeting, Mr. Cecin and Ms. Corrine Glass from Harbinger agreed on certain final provisions, including setting the condition related to the percentage of dissenting shares at 7.5% of the fully–diluted outstanding shares and agreeing to a March 31, 2010 termination date (with Harbinger having the right to extend to June 30, 2010), the addition of representations, warranties and covenants related to SkyTerra’s Canadian joint ventures, and a “reasonable best efforts” provision with respect to governmental consents.

After additional negotiation, the special committee met and unanimously approved and authorized the merger agreement and determined that the proposed merger and the terms and provisions of the merger agreement were substantively and procedurally fair to and in the best interests of SkyTerra’s unaffiliated stockholders and that the merger was advisable. Based on such determinations, the special committee recommended to the SkyTerra board of directors approve and authorize the merger agreement and the transactions contemplated thereby. On the evening of September 22, the board of directors concluded that the transaction was in the best interests of SkyTerra and its stockholders, and unanimously voted to approve and authorize the merger agreement (one director was absent from the meeting and, on September 30, 2009, expressed his concurrence with the actions of the board of directors). On September 23, 2009, the merger agreement was executed and announced.

Following announcement of the execution of the merger agreement, certain putative shareholder class actions (the “Actions”) challenging the merger were filed in the Delaware Court of Chancery. In late October and early November 2009, following consolidation of the various putative shareholder class actions by the Delaware Court of Chancery on October 28, 2009, SkyTerra and Harbinger began engaging in arms’ length negotiations with the Co–Lead Counsel for plaintiffs in an effort to reach a global settlement of all of the Actions. The parties held extensive discussions at various times in an effort to fully resolve the claims and Co–Lead Counsels’ demands with respect to the merger. On November 18, 2009, as a result of, among other things, discussions between and among such parties, SkyTerra, Harbinger and the appointed plaintiffs entered into a Memorandum of Understanding pursuant to which the parties agreed that in consideration for the full settlement and release of all settled claims: (i) the preliminary proxy would include certain disclosures requested by Co–Lead Counsel; (ii) the merger agreement would be amended to include a non–waivable “majority of the minority” stockholder vote requirement and (iii) SkyTerra will convene a meeting of stockholders for the purpose of electing directors in the event that the merger is not consummated on or before March 31, 2010. SkyTerra, Harbinger and the plaintiffs have further agreed that SkyTerra will consider additional supplemental disclosures to be provided to SkyTerra stockholders in connection with the merger based on reasonable request by and discussions with Co–Lead Counsel. On the evening of November 6, 2009, the special committee recommended and the board of directors concluded that the Memorandum of Understanding and the proposed amendments to the merger agreement were in the best interests of SkyTerra and its stockholders, and unanimously voted to approve and authorize the Memorandum of Understanding and the First Amendment. On November 18, 2009, the SkyTerra

and the Harbinger Parties executed the First Amendment to the merger agreement, in order to effect the terms contemplated by the Memorandum of Understanding.

Position of SkyTerra as to the Fairness of the Merger; Recommendation by SkyTerra’s Special Committee and Board of Directors

On September 22, 2009, the special committee determined that the proposed merger and the terms and provisions of the merger agreement were substantively and procedurally fair to and in the best interests of SkyTerra’s unaffiliated stockholders and that the merger was advisable. Based on such determinations, the special committee recommended to the board of directors that the board of directors approve and authorize the merger agreement and the transactions contemplated thereby.

At a special meeting of the board of directors held immediately following the special committee’s determination, at which all but one of the directors of SkyTerra were present, the board of directors considered the recommendation of the special committee. The board of directors concluded that the terms and provisions of the merger agreement and the proposed merger were substantively and procedurally fair to and in the best interests of SkyTerra’s unaffiliated stockholders and that the merger was advisable, approved and authorized the merger agreement and recommended that SkyTerra’s stockholders adopt the merger agreement. The absent member of the board of directors subsequently indicated his approval of the resolutions adopted at the board meeting.

In evaluating the fairness and advisability of the merger agreement and the related merger, the special committee and the board of directors considered the following factors, each of which the special committee and the board of directors believe supports their determination as to fairness:

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Morgan Stanley Opinion. The special committee considered the financial presentation of Morgan Stanley and Morgan Stanley’s oral opinion delivered to the special committee (which opinion was subsequently confirmed in writing) to the effect that, as of September 22, 2009 and based upon and subject to the various assumptions, qualifications and limitations set forth in its opinion, the $5.00 per share price was fair to SkyTerra’s stockholders (other than Harbinger and its affiliates) from a financial point of view, as more fully described under “—Opinion of the Special Committee’s Financial Advisor” beginning on page 43. The full text of the Morgan Stanley Opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken by Morgan Stanley in rendering its opinion, is attached as Appendix C to this proxy statement and is incorporated herein by reference. You are urged to, and should, read the Morgan Stanley Opinion carefully and in its entirety. The opinion was directed to the special committee and addresses only the fairness, from a financial point of view, of the merger consideration to be received by SkyTerra’s stockholders (other than Harbinger and its affiliates). The opinion does not address any other aspect of the proposed merger nor does it constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger agreement.

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Market Price and Premium. The special committee and the board of directors considered the historical market prices of Common Stock and noted that the proposed consideration of $5.00 per share represented a premium of approximately 47% over the $3.40 closing price on September 22, 2009, the last trading day prior to the execution of the merger agreement, and a premium of approximately 63% over the $3.07 ninety–day average closing price.

•

Lack of Alternative Acquisition Proposals. Based on the discussions between SkyTerra and various industry participants, and the views of management and Morgan Stanley with respect thereto, the special committee and the board of directors concluded that it was unlikely that a credible competing offer for SkyTerra could be obtained at a price higher than $5.00 per share. This conclusion was also supported by the fact that Harbinger and its affiliates own a significant portion of SkyTerra’s outstanding Capital Stock, and therefore any sale of SkyTerra to a third party would effectively require the approval of Harbinger, which the special committee and board of directors did not believe that

Harbinger would be willing to provide under the circumstances. See “—Background of the Merger” beginning on page 21.

•

Terms of the Merger Agreement. The special committee and the board of directors also considered the other terms of the proposed merger agreement, including the fact that completion of the proposed merger is not subject to a financing condition, that there are relatively few closing conditions to the merger and that there is no regulatory approval necessary to consummate the merger other than the approval of the FCC. Accordingly, the special committee and the board of directors believed that there is a high likelihood that the merger will be consummated.

•

Negotiations Conducted by Special Committee. The special committee and the board of directors considered the fact that the merger agreement and the transactions contemplated thereby were the product of negotiations between Harbinger and the special committee and that no member of the special committee was employed by or affiliated with SkyTerra (except in his capacity as a director) or had any economic interest in Harbinger or its affiliates.

•	Nature of Challenges and Strategic Alternatives. The special committee and the board of directors considered the challenges facing SkyTerra, including:

•	the projected cash needs and debt service obligations facing SkyTerra and the apparent lack of available capital sources within the necessary timeframe;

•

the strategic challenges to SkyTerra and the conditions facing the ATC, satellite and related industries, including the ICO bankruptcy, developments in the wireless industry and the impact of recent spectrum auctions in the 700 MHz and AWS bands; and

•	the constraints on flexibility facing SkyTerra as a result of the dominance of Harbinger in its capital structure and the financial and operating covenants contained in the MCSA.

•

Ability to Change Recommendation and to Terminate the Merger Agreement. The special committee and the board of directors considered the terms of the proposed merger agreement, including the merger agreement provisions permitting SkyTerra to:

•	after compliance with certain procedural requirements, change its recommendation in response to a superior proposal or intervening event; and

•

terminate the merger agreement if (a) the board of directors authorizes SkyTerra to enter into any acquisition agreement with respect to a superior proposal, after SkyTerra gives Harbinger five business days notice of, among other things, SkyTerra’s intent to terminate the merger agreement and (b) Harbinger does not make, within the five business days notice period, an offer that SkyTerra’s board of directors determines is at least as favorable as the superior proposal. See “Merger Agreement—Change in Recommendation” beginning on page 74.

•

Absence of a Termination or “Break up” Fee. The special committee and the board of directors considered that the merger agreement does not require SkyTerra to pay a termination or “break up” fee if the board of directors terminates the merger agreement to enter into an acquisition agreement with respect to a superior proposal.

•

Merger Consideration. The special committee and the board of directors concluded that the merger consideration was likely the highest price reasonably attainable for SkyTerra’s stockholders in a merger or other acquisition transaction.

•

Availability of Appraisal Rights. The special committee and the board of directors also considered the fact that rights of appraisal would be available to SkyTerra’s stockholders under Delaware law. See “—Rights of Appraisal” beginning on page 65.

•

Required Minority Vote. The merger is conditioned upon a majority of the outstanding Eligible Shares being present in person or by proxy, and being voted at the annual meeting, and a majority of such Eligible Shares shall have voted in favor of the adoption of the merger agreement.

•

Limited Near–Term Requirements for Spectrum Assets and Significant Cost of 4G Network Deployment. While the demand for SkyTerra’s spectrum assets is potentially significant in the long–term, several factors have made a near–term realization of value challenging, including but not limited to (i) a number of potential strategic partners had satisfied their near–term spectrum requirements in the FCC’s AWS and 700 MHz spectrum auctions and/or committed themselves to alternative broadband platforms, and (ii) the significant costs associated with a nationwide 4G network deployment greatly limited the number of potential buyers and/or potential partners, particularly given the current economic environment.

The special committee and the board of directors considered the position of BCE Inc., which we refer to as “BCE,” with respect to the proposed merger, concluding that it was likely BCE would assent to the transaction and thus assumed BCE’s potential reaction was a neutral factor.

The special committee and the board of directors also considered the following potentially negative factors:

•

Risk of Non–Completion. The special committee and the board of directors considered the risk that the proposed merger might not be completed due to the failure of a condition, such as the condition with respect to a limitation on dissenting shares, and the effect of the resulting public announcement of termination of the merger agreement on:

•	the ability to otherwise obtain necessary capital;

•	the market prices of Common Stock;

•	SkyTerra’s operating results, particularly in light of the costs incurred in connection with the transaction; and

•	SkyTerra’s ability to attract and retain key personnel.

•	Certain Changes in Strategic Direction and Contractual Relationships. The special committee and the board of directors considered Harbinger’s requirements that SkyTerra:

•	not take certain actions under its Cooperation Agreement with Inmarsat (see “Merger Agreement—Conduct of Business Pending the Merger” beginning on page 72); and

•

extend the closing date under the SPA from January 4, 2010 to a date that is ten business days following the termination of the merger agreement (see “Merger Agreement—Amendment to Existing SPA” beginning on page 76).

•

Possible Disruption of Business. The special committee and the board of directors considered the possible disruption to SkyTerra’s business that may result from the announcement of the transaction and the resulting distraction of the attention of SkyTerra’s management. The special committee and the board of directors also considered the fact that the merger agreement contains certain limitations regarding the operation of SkyTerra’s business (including significant restraints on overall cash expenditures) during the period between the signing of the merger agreement and the completion of the proposed merger.

•

Merger is a Taxable Transaction. The special committee and the board of directors also considered that the receipt of the cash consideration by SkyTerra’s stockholders pursuant to the merger would be a taxable transaction to the stockholders (see “Material U.S. Federal Income Tax Consequences” beginning on page 63).

•

Future Growth. The special committee and the board of directors considered the fact that if the proposed merger is adopted, SkyTerra’s stockholders would not participate in any future growth of SkyTerra or potential increase in the value of its spectrum holdings.

In considering the fairness of the merger to SkyTerra’s stockholders (other than Harbinger and its affiliates), the special committee and the board of directors considered whether the $5.00 price per share represented fair value in relation to:

•	current and historical market prices for SkyTerra’s Capital Stock;

•	implied equity value of SkyTerra’s Capital Stock based on the trading of selected comparable companies with the addition of a control premium;

•	implied equity value of SkyTerra’s Capital Stock relative to multiples paid in selected precedent transactions;

•	implied equity value of SkyTerra’s Capital Stock relative to premiums paid in selected precedent transactions;

•	implied equity value of SkyTerra’s Capital Stock based on a discounted cash flow analysis derived by Morgan Stanley;

•	values attributable to the equity in a bankruptcy scenario; and

•	discounted cash flow analysis of SkyTerra’s financial projections.

In each of these analyses, the cash consideration offered to SkyTerra’s stockholders was within or exceeded the range indicated in the analysis. The special committee and the board of directors did not separately consider net book value, pre–merger going concern value or non–bankruptcy liquidation value in determining the fairness of the merger to SkyTerra’s stockholders. The special committee and the board of directors note that SkyTerra continues to be viable as a going concern and that liquidation was not considered a viable alternative to SkyTerra remaining an independent business, or the sale of the company as a going concern. SkyTerra notes that $5.00 per share for SkyTerra’s common stock exceeds the net book value of SkyTerra’s common stock of $3.31 as of September 30, 2009.

Although the foregoing discussion sets forth all of the material factors considered by the special committee and the board of directors in reaching their recommendations, it may not include all of the factors considered by the special committee and the board of directors. Each director may have weighed these factors differently and considered additional factors. In view of the variety of factors and the amount of information considered, the special committee and the board of directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching their recommendations. The recommendations were made after consideration of all of the factors as a whole.

The special committee and the board of directors believe that the proposed merger is procedurally fair to SkyTerra’s unaffiliated stockholders because, among other things: (1) the special committee consisted of independent directors of SkyTerra with no economic interest or expectation of an economic interest in Harbinger or its affiliates and was appointed by the board of directors to represent solely the interests of SkyTerra’s unaffiliated stockholders and (2) the terms and conditions of the merger agreement resulted from arm’s length bargaining between the special committee (and its counsel) and Harbinger (and its counsel), with each party benefiting from the support and advice of their respective financial advisors. The special committee and the board of directors believe that there were sufficient procedural safeguards to ensure fairness of the transaction and to permit the special committee to represent effectively the interests of SkyTerra’s stockholders. An independent special committee is a mechanism well recognized under Delaware law to ensure fairness in transactions of this type. Accordingly, in view of the existence of the special committee and the special committee’s retention of Morgan Stanley, there was no need for the board of directors to retain an unaffiliated representative to act on behalf of SkyTerra’s stockholders in negotiating the terms of the transaction or in preparing a report on the fairness of the transaction.

The board of directors, after receiving the recommendation of the special committee, (1) has approved, declared advisable and authorized the merger agreement and the transactions contemplated thereby, including the proposed merger; (2) has determined that the proposed merger and the transactions contemplated thereby are substantively and procedurally fair to and in the best interests of SkyTerra’s unaffiliated stockholders; and (3) recommends that SkyTerra’s stockholders vote FOR the adoption of the merger agreement.

In considering the recommendation of the special committee and the board of directors with respect to the merger agreement, you should be aware that certain directors and officers of SkyTerra have arrangements that cause them to have interests in the transaction that are different from, or are in addition to, the interests of SkyTerra stockholders generally. See “—Interests of SkyTerra Directors and Officers in the Merger” beginning on page 52.

Position of the Harbinger Filing Persons as to the Fairness of the Merger

Under the SEC rules, the Harbinger Filing Persons are required to provide certain information regarding their position as to the substantive and procedural fairness of the proposed merger to the unaffiliated stockholders of SkyTerra. The Harbinger Filing Persons did not undertake a formal evaluation of the fairness of the proposed merger and are making the statements included in this section solely for purposes of complying with such requirements. The views of the Harbinger Filing Persons with respect to the fairness of the merger are not, and should not be construed as, a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement.

No Harbinger Filing Persons participated in the deliberations of SkyTerra’s directors regarding, and no Harbinger Filing Persons received advice from the special committee’s legal or financial advisors as to, the fairness of the merger. The Harbinger Parties engaged UBS as financial advisor to provide certain financial advisory services with respect to the merger. UBS did not provide an opinion with respect to the fairness of the merger or the merger consideration.

The Harbinger Filing Persons believe that the merger is substantively fair to SkyTerra’s unaffiliated stockholders based on, among other things, the following factors:

•

Notwithstanding Harbinger’s significant ownership of voting securities of SkyTerra, the board of directors of SkyTerra does not include any person who is employed by or affiliated with Harbinger or who has a financial interest in Harbinger;

•	The special committee invited Harbinger to consider making a proposal to acquire all of the outstanding shares of SkyTerra that Harbinger did not own;

•

The special committee of SkyTerra’s board of directors, which is comprised of three directors who are not affiliated with Harbinger and are not officers or employees of SkyTerra, unanimously concluded that the merger is fair to and in the best interests of the unaffiliated stockholders of SkyTerra, approved the merger agreement and the merger and recommended to the board of directors of SkyTerra that the board of directors of SkyTerra approve the merger agreement and that the merger agreement be submitted to the stockholders of SkyTerra for adoption;

•	The special committee was advised by its independent legal counsel and financial advisor in relation to the merger;

•

The special committee and the board of directors of SkyTerra received an opinion from the special committee’s independent financial advisor, Morgan Stanley, to the effect that, as of the date of the opinion and subject to the various assumptions, qualifications and limitations set forth in its opinion, the merger consideration is fair to SkyTerra’s stockholders (other than Harbinger and its affiliates) from a financial point of view. The full text of the written opinion, which we refer to as the “Morgan Stanley Opinion,” which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken by Morgan Stanley in rendering its opinion, is attached as Appendix C to this proxy statement and is incorporated herein by reference. You are urged to, and should, read the Morgan Stanley Opinion carefully and in its entirety. The opinion was directed to the special committee and addresses only the fairness, from a financial point of view, of the merger consideration to be received by SkyTerra’s stockholders (other than Harbinger and its affiliates). The opinion does not address any other aspect of the proposed merger nor does it constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger agreement;

•

The consideration to be paid in the merger represents a 47% premium over the closing price of the SkyTerra common stock on the Over the Counter Bulletin Board for September 22, 2009, the last trading day prior to the date on which the merger was announced, and a 56% premium to the average closing price of the SkyTerra common stock on the Over the Counter Bulletin Board for the 30 trading days ended on September 22, 2009;

•

The consideration to be paid in the merger represents a 9.9% premium to the highest closing price of the SkyTerra common stock on the Over the Counter Bulletin Board during that 52–week period ended on September 22, 2009 ($4.55 on February 6, 2009), and a 395% premium to the lowest closing price of the SkyTerra common stock on the Over the Counter Bulletin Board during that 52–week period ($1.01 on January 27, 2009);

•

The merger is conditioned upon a majority of the outstanding Eligible Shares being present, in person or proxy, and being voted at the annual meeting, and a majority of such Eligible Shares shall have voted in favor of the adoption of the merger agreement;

•	The special committee had the authority to reject any transaction proposed by Harbinger;

•	Other than Harbinger’s proposal, SkyTerra did not receive any recent acquisition proposals for SkyTerra;

•	SkyTerra has never recorded a profit or generated cash flow from operations;

•

SkyTerra’s remaining cost of carrying out its business plan is significantly more than SkyTerra’s currently available and committed financial resources, and since January 2008, except for $40 million of additional vendor financing provided by Boeing Satellite Systems Inc., Harbinger has been the sole source of financing for SkyTerra;

•	The consideration to be paid in the merger is all cash and is not subject to any financing condition, which provides certainty of value for SkyTerra stockholders;

•

Stockholders who do not vote in favor of the merger agreement and who comply with certain procedural requirements will be entitled, upon completion of the merger, to exercise statutory appraisal rights under Delaware law, which allows stockholders to have the fair value of their shares determined by the Delaware Court of Chancery and paid to them in cash; and

•

The merger will provide liquidity, without the brokerage and other costs typically associated with market sales, for SkyTerra’s public stockholders whose ability to sell their shares of SkyTerra common stock is adversely affected by the limited trading volume and low public float of the shares.

The Harbinger Parties also believe that the proposed merger is procedurally fair to SkyTerra’s unaffiliated stockholders based on, among other things, the following factors:

•

The special committee and its counsel negotiated all financial and other terms and conditions of the merger agreement on an arm’s–length basis with Harbinger and its counsel, with each party benefiting from the support and advice of their respective financial advisors. Harbinger and Acquisition Corp. did not participate in the deliberations of the special committee or the board of directors;

•

The special committee unanimously concluded that the merger is fair to and in the best interests of the unaffiliated stockholders of SkyTerra, approved the merger agreement and the merger and recommended to the board of directors of SkyTerra that the board of directors of SkyTerra approve the merger agreement and that the merger agreement be submitted to the stockholders of SkyTerra for adoption;

•

The merger consideration and other terms and conditions of the merger agreement were the result of arm’s–length negotiations between Harbinger and the special committee and their respective financial and legal advisors;

•	The special committee had the authority to reject the transaction proposed by Harbinger;

•

There are no limitations on SkyTerra’s ability to furnish information to and participate in discussions or negotiations with persons who might be interested in making an alternative acquisition proposal for SkyTerra;

•

Under the terms of the merger agreement, in certain circumstances prior to obtaining stockholder adoption of the merger agreement, the board of directors of SkyTerra is permitted to withdraw or modify its recommendation of the merger agreement; and

•

Holders of SkyTerra Capital Stock who do not vote in favor of the merger agreement and who comply with certain procedural requirements would be entitled, upon completion of the merger, to exercise statutory appraisal rights under Delaware law, which allows stockholders to have the fair value of their shares determined by the Delaware Court of Chancery and paid to them in cash.

Although Harbinger did not calculate a specific per share going concern value for SkyTerra, the Harbinger Filing Persons believe that the merger consideration is fair in relation to SkyTerra’s going concern value per share based on their knowledge of SkyTerra’s business and prospects, including the current challenges of SkyTerra’s operating environment, the additional funding required by SkyTerra, the projections contained in this proxy statement, including the assumptions contained therein, SkyTerra’s historical results of operations, and the Harbinger Filing Persons’ knowledge of SkyTerra’s industry.

The Harbinger Filing Persons considered the $5.00 value of the merger consideration in comparison to the average price paid by Harbinger for additional shares of common stock of SkyTerra from unaffiliated third parties in January 2008, February 2008, April 2008, July 2008 and September 2008, and the price to be paid by Harbinger for exercise of its warrants and the common stock to be issued by SkyTerra in connection with an Inmarsat offer, but did not place significant weight on such comparison because such purchases were made (or are to be made) at a negotiated premium to the prevailing market prices and because of the diminution in the value of SkyTerra since those times, including as a result of the negative developments with respect to SkyTerra’s ability to obtain additional financing related to the volatility in the capital markets since such transactions.

The Harbinger Filing Persons did not consider SkyTerra’s net book value or liquidation value in their evaluation of the fairness of the merger to the unaffiliated stockholders of SkyTerra because they did not believe that SkyTerra’s net book value or liquidation value were material or relevant to a determination of the substantive fairness of the merger. The Harbinger Filing Persons did not believe that SkyTerra’s net book value was material to their conclusion regarding the substantive fairness of the merger because, in their view, net book value is not indicative of SkyTerra’s market value since it is a purely historical measurement of financial position in accordance with U.S. generally accepted accounting principles (“GAAP”) and is not forward–looking or wholly based on fair value. In addition, net book value as of September 30, 2009 is substantially less than the value of the proposed merger consideration. The Harbinger Filing Persons did not consider the potential for alternative transactions involving SkyTerra (including a liquidation of SkyTerra) because the Harbinger Filing Persons did not intend to consider or participate in any alternative transaction involving a sale of or reduction of its investment in SkyTerra. As a result, the Harbinger Filing Persons did not evaluate the prices potentially attainable in an alternative transaction. The Harbinger Filing Persons are not aware of any offer during the last two years for SkyTerra and accordingly no comparison to any such offer was made.

The foregoing discussion of the information and factors considered and given weight by the Harbinger Filing Persons in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by the Harbinger Filing Persons. The

Harbinger Filing Persons did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the proposed merger. Rather, the determination of the Harbinger Filing Persons as to fairness was made after consideration of all of the foregoing factors as a whole. None of the material factors considered by the Harbinger Filing Persons failed to support their belief in the fairness of the merger.

Purposes and Effects of the Merger

SkyTerra’s Purpose

In determining to engage in the transaction at this time, SkyTerra considered the amount of SkyTerra’s existing cash in light of the upcoming significant capital requirements in the fourth quarter of 2010 and the limitations on the Company’s ability to raise additional equity or debt based on contract covenant restrictions and market conditions, as well as the company’s inability to conclude any agreement with strategic investors over a period of in excess of five years. As more fully described in “Proposal One – The Merger – Background of the Merger – SkyTerra Strategic Review,” the board of directors and the special committee had received Morgan Stanley’s views with respect to the financing and strategic alternatives available to the Company at its July 30 meeting. Following such meeting, the Company’s management was directed by the board of directors and the special committee to focus on preserving its asset value for the benefit of SkyTerra’s stockholders by safeguarding the long term value associated with the Company’s spectrum assets. In light of the limited financing and strategic alternatives available to SkyTerra, the looming funding cash short-fall, even after taking into account potentially significant cost reductions, and the difficulties associated with realizing the potential value of the spectrum assets, SkyTerra determined that the market premium offered by Harbinger provided the most attractive transaction to the company, and that it was reasonable to conclude that delaying a transaction with Harbinger would be very unlikely to result in any favorable alternatives and would most likely result in a loss of the Harbinger opportunity in whole or an opportunity on less favorable terms as the company’s financial resources declined.

The Harbinger Filing Persons’ Purpose of the Merger

The Harbinger Filing Persons’ purpose for engaging in the merger is to increase Harbinger’s ownership of SkyTerra common stock from its current position of approximately 46% of the outstanding voting shares and 48% of the outstanding Capital Stock to 100%, respectively. Upon completion of the merger, SkyTerra will become an indirect wholly owned subsidiary of Harbinger.

The purchase of all of the publicly–held shares in SkyTerra will enable Harbinger to implement a business plan using SkyTerra’s assets to develop, build and operate an integrated next generation mobile satellite system and terrestrial network in North America and Canada. This planned integration will give Harbinger access to SkyTerra’s spectrum that is conducive for mobile and fixed broadband services, thereby increasing the ability of Harbinger to pursue opportunities for possible strategic partnerships, distribution partnerships, joint ventures and other transactions relating to the development and pursuit of a broadband network business strategy. The Harbinger Filing Persons believe that such a network may create the opportunity for Harbinger, using SkyTerra’s United States and Canadian nationwide spectrum, to establish a strong position within the wireless telecommunications industry because of the potential advantages over existing wireless networks, including higher data speeds, lower costs per bit and flexibility to support a range of custom applications and services. The Harbinger Filing Persons believe that upon completion and deployment of such a network, potential distribution and other strategic partners will create custom applications and services for consumers at attractive prices, as compared to prices on incumbents’ legacy networks, which will lead to Harbinger’s increased penetration in the wireless industry.

Due to the challenging operating environment in the telecommunications sector and the additional funding necessary to develop and construct the satellite-terrestrial network, the Harbinger Filing Persons also believe that a stronger focus on obtaining financing will be required, which the Harbinger Filing Persons believe will be easier to achieve with 100% ownership by Harbinger, particularly given the potential benefits of the integration described above. The Harbinger Filing Persons also believe that a 100% ownership structure will provide greater operating flexibility and eliminate some burdens, costs and constraints imposed on public companies.

The Harbinger Filing Persons determined to consider a transaction with SkyTerra at the time that they did because of their desire to proceed with the development of the satellite-terrestrial network, a strategy which the Harbinger Filing Persons believe is advantageous to pursue at the present time. SkyTerra’s cash position (including its projected cash needs and difficulties in obtaining alternative financing) also was a factor in the Harbinger Filing Persons’ consideration of alternatives involving SkyTerra in the fall of 2009.

In considering a possible transaction with SkyTerra, Harbinger considered various acquisition alternatives to increase its ownership of the outstanding Capital Stock to 100%, including: a negotiated merger with the special committee; a public tender offer for the Capital Stock followed by a cash-out merger of the remaining shares of Capital Stock; and private market purchases of Capital Stock directly from public stockholders.

Among the various transaction alternatives Harbinger considered, Harbinger determined that a transaction involving a negotiated merger agreement was the most attractive transaction to Harbinger, particularly since representatives of the special committee had indicated the special committee’s willingness to consider such a transaction at an acceptable price. Harbinger considered a one-step transaction with the support of the special committee as a more efficient transaction structure than the alternatives of completing a tender offer or private market purchases of Capital Stock, which were believed to have a lower likelihood of success and the potential for additional costs and delays.

Following the Harbinger Filing Persons’ filing of an amended report on Schedule 13D on August 21, 2009, which described that Harbinger was analyzing and considering their options related to their investment in SkyTerra (including the possibility of acquiring all of the outstanding shares of capital stock of SkyTerra not owned by the Harbinger Filing Persons), a representative of the special committee inquired about Harbinger’s interest in a going–private transaction at a price which would be acceptable to the special committee. Based on past experiences with the special committee, the Harbinger Filing Parties had believed the special committee would have unrealistic price expectations which, among other things, had prevented Harbinger from determining to make a take-private proposal to SkyTerra. The Harbinger Filing Persons viewed the inquiry by the special committee as an opportunity for the Harbinger Filing Persons to reevaluate their options and determined that the merger in September 2009 rather than at another time with the support of the SkyTerra directors would result in a price that was fair and maximized the value of SkyTerra for the benefit of the public stockholders.

Effects of the Merger

As a result of the proposed merger, all shares of Capital Stock, other than excluded shares, will be converted into the right to receive $5.00 per share, without interest, will be automatically canceled and retired and will cease to exist.

In addition, the merger agreement provides that each outstanding option (including certain options granted under the Mobile Satellite Ventures LP 2001 Unit Incentive Plan that are outstanding as of immediately prior to the effective time but were not previously exchanged pursuant to the option exchange offer made by SkyTerra pursuant to that Registration Statement on Form S–4, Registration No. 333–144093) to purchase Common Stock (whether or not vested or exercisable) will be canceled in exchange for a per share amount in cash equal to the excess, if any, of $5.00 over the per share exercise price of the option (other than any option, the vesting of which is contingent on the achievement of performance goals, which will be canceled immediately prior to the effective time and replaced with cash–based awards to be determined by SkyTerra’s Compensation Committee, subject to the approval (which approval shall not be unreasonably withheld) of Harbinger).

Each outstanding share of restricted stock (that was not performance based) previously issued by SkyTerra which is outstanding as of the effective time will be canceled in exchange for the right to receive, from the surviving corporation, a per share amount in cash equal to the merger consideration. Each outstanding MSV phantom unit which is outstanding as of the effective time will be canceled and be deemed to have been exchanged for 2.82 shares of Common Stock immediately prior to the effective time. Each holder, including SkyTerra’s directors and officers, receiving shares of Common Stock in connection with the exchange and cancellation of the phantom units will be entitled to receive $5.00 per share of such Common Stock.

At the time the merger becomes effective, each share of common stock of Acquisition Corp. that is issued and outstanding immediately prior to the effective time will be converted into one share of common stock of the surviving corporation.

Harbinger, as the owner of SkyTerra, as the surviving corporation, and its business following the effective time, will be the only beneficiary of any earnings and growth of SkyTerra following the proposed merger.

Upon completion of the proposed merger, Common Stock will no longer be traded on the Over the Counter Bulletin Board and will be deregistered under the Securities Exchange Act of 1934, as amended. Following the merger, Common Stock will no longer be publicly traded.

Opinion of the Special Committee’s Financial Advisor

The special committee retained Morgan Stanley to act as its independent financial advisor and to provide a financial opinion to the special committee of the board of directors of SkyTerra in connection with the merger. Morgan Stanley is an internationally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and private placements and for corporate and other purposes. SkyTerra selected Morgan Stanley on the basis of its substantial experience in comparable transactions, its expertise and reputation and its familiarity with SkyTerra. On September 22, 2009, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, to the special committee of the board of directors of SkyTerra to the effect that as of such date and based on and subject to the assumptions, qualifications and limitations set forth in the written opinion, the consideration to be received by holders of Capital Stock (other than Harbinger and its affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

THE FULL TEXT OF MORGAN STANLEY’S WRITTEN OPINION, DATED SEPTEMBER 22, 2009, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT. YOU ARE ENCOURAGED TO, AND SHOULD, READ THE OPINION IN ITS ENTIRETY FOR A DISCUSSION OF THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, FACTORS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING SUCH OPINION. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. MORGAN STANLEY’S OPINION IS DIRECTED TO THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF SKYTERRA AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF CAPITAL STOCK (OTHER THAN HARBINGER AND ITS AFFILIATES) PURSUANT TO THE MERGER AGREEMENT, TO SUCH HOLDERS AS OF THE DATE OF THE OPINION. MORGAN STANLEY’S OPINION DID NOT IN ANY MANNER ADDRESS ANY OTHER ASPECTS OF THE MERGER. MORGAN STANLEY EXPRESSED NO OPINION OR RECOMMENDATION TO THE STOCKHOLDERS OF SKYTERRA AS TO HOW TO VOTE AT THE ANNUAL MEETING TO BE HELD IN CONNECTION WITH THE MERGER.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of SkyTerra;

•	reviewed certain internal financial statements and other financial operating data concerning SkyTerra;

•	reviewed certain financial projections prepared by the management of SkyTerra, including cash and liquidity forecasts;

•	discussed the past and current operations and financial condition and the prospects of SkyTerra with senior executives of SkyTerra;

•	reviewed the reported prices and trading activity for the Capital Stock;

•

discussed with management of SkyTerra the history of strategic discussions held between the management of SkyTerra and third parties regarding potential equity investments in SkyTerra, and potential equity investments in SkyTerra in connection with a transaction involving Inmarsat pursuant to the MCSA;

•

compared the financial performance of SkyTerra and the prices and trading activity of the Capital Stock with that of certain other publicly–traded companies comparable with SkyTerra, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	reviewed the merger agreement, and certain related documents; and

•	reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied on, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by SkyTerra, and formed a substantial basis for its opinion. With respect to the financial projections (including cash and liquidity forecasts) Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of SkyTerra of the future financial performance of SkyTerra. Morgan Stanley also relied upon, without independent verification, the assessment by the management of SkyTerra of: (i) the validity of, and risks associated with, SkyTerra’s existing and future technologies, intellectual property, products, services and business models; and (ii) the history of strategic discussions held between the management of SkyTerra and third parties regarding potential equity investments in SkyTerra, and potential equity investments in SkyTerra in connection with a transaction involving Inmarsat pursuant to the MCSA. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and has relied on, without independent verification, the assessment of SkyTerra and its legal, tax, and regulatory advisors with respect to legal, tax, and regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of SkyTerra’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Capital Stock in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of SkyTerra, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of the opinion. Events occurring after the date of the opinion may affect the opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm the opinion.

Morgan Stanley’s opinion does not address the relative merits of the merger as compared with any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved. In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving SkyTerra, nor did Morgan Stanley negotiate with any party with respect to the possible acquisition, business combination or other extraordinary transaction involving SkyTerra.

The following is a summary of the material financial analyses used by Morgan Stanley in connection with providing its opinion to the special committee of the board of directors of SkyTerra.

Historical Trading and Selected Price Analysis

Morgan Stanley reviewed the recent stock price performance of SkyTerra based on an analysis of public trading prices for the twelve months ended September 21, 2009 (the last trading day prior to the meeting of the special committee of the board of directors of SkyTerra at which the special committee voted to approve the merger). During this time period, the trading price of the Capital Stock ranged from $0.80 to $5.00 and the closing price of the Capital Stock ranged from $1.01 to $4.55. During the six–month period ending as of the same date, the trading price of the Capital Stock ranged from $2.00 to $4.00 and the closing price of the Capital Stock ranged from $2.25 to $3.68.

For the purpose of its Selected Price, Comparable Company, and Selected Relevant Transaction analyses, Morgan Stanley used aggregate value per Megahertz–POP (“MHz–POP”) as the basis for its valuation benchmarks. MHz–POP is a customary metric employed for valuing spectrum assets, and generally reflects valuation with consideration to (i) the depth of spectrum over which a carrier may provide service, and (ii) the population of potential customers in a geographic area over which a carrier is licensed to provide service. Based on information supplied by management, SkyTerra has coordinated for use over 25MHz of spectrum covering a population of approximately 300 million people, implying aggregate SkyTerra MHz–POPs of 7,500 million. To derive an equity value from aggregate MHz–POPs, SkyTerra’s total consolidated indebtedness was subtracted from, and certain unconsolidated investments added to, an implied enterprise value. Morgan Stanley estimated the value of SkyTerra’s debt using two methods. The first method assumed the book value of SkyTerra’s total indebtedness based on information supplied by management. The second method assumed the market value of SkyTerra’s total indebtedness, based on the most recently available public market price for SkyTerra’s debt securities. Morgan Stanley makes no claim as to the relevance of one metric over the other and considered both values equally in determining fairness.

Based on SkyTerra’s market price of $3.40 per share of Capital Stock as of September 21, 2009, Morgan Stanley determined SkyTerra to be worth $0.26 per MHz–POP when valuing its debt at book value, and $0.19 per MHz–POP when valuing its debt at market value. By contrast, the $5.00 per share merger consideration implies a value per SkyTerra MHz–POP of $0.30 when valuing SkyTerra’s debt at book value and $0.23 when valuing SkyTerra’s debt at market value. This analysis assumes that at the current market price of $3.40, there are 141 million shares of Capital Stock outstanding and at the $5.00 per share merger consideration, there are 144 million shares of Capital Stock outstanding. The differences in shares of Capital Stock outstanding are attributable to applying the treasury stock method to the existing options outstanding to calculate SkyTerra’s fully diluted shares outstanding.

Comparable Company Analysis

SkyTerra is a provider of mobile satellite services (“MSS”) throughout North America and is authorized to provide ATC services in the U.S. and is currently seeking such authorization in Canada. Other entities which are authorized to provide ATC services in the U.S. and Canada and/or are currently seeking such authorization are TerreStar, DBSD North America (“ICO”), and Globalstar. For purposes of this analysis, TerreStar has been used as a comparable company. While TerreStar may not compete directly with SkyTerra with similar products and services, TerreStar is similar to SkyTerra in that it is authorized as an MSS operator, has filed for an ATC license, is constructing a next generation satellite system, has made substantial commitments to integrated chipset and handset development, and is in search of strategic partners and capital to support the construction of a nationwide MSS/ATC network.

As discussed above, TerreStar is not identical to SkyTerra. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond SkyTerra’s control, such as the impact of competition on SkyTerra’s businesses and the industry generally, industry growth and the absence of any adverse material change in SkyTerra’s financial condition and prospects or the industry or in the financial markets in general.

ICO was not used as a comparable company due to the fact that the company filed for Chapter 11 bankruptcy protection on May 15, 2009 and remained in bankruptcy proceedings at the time that Morgan Stanley issued its financial opinion to the special committee of the board of directors of SkyTerra in connection with the merger. A comparable company valuation was not meaningful as the trading data for ICO’s public parent, ICO Global, reflected the bankruptcy filing. In addition, Globalstar was not used as a comparable company given that it is primarily a global provider of mobile satellite services with only a portion of its business and assets oriented toward the North American market and ATC. Moreover, as a company that generates positive EBITDA, Globalstar is principally valued using different valuation metrics and methodologies than is SkyTerra. Such valuation methodologies include Enterprise Value/EBITDA and Sum-of-the-Parts valuation analysis which are not applicable to SkyTerra.

Morgan Stanley reviewed publicly available information of TerreStar, including its current and historical ratios of aggregate value per MHz–POP based on the book and market value of TerreStar’s debt. Based on this review of TerreStar, Morgan Stanley applied a range of MHz–POP multiples to SkyTerra to determine a fair market value range of Capital Stock.

Using TerreStar’s valuation based on its book value of debt, Morgan Stanley calculated a range of between $0.25 – $0.26 per MHz–POP which implies a fair market value range of between $2.65 and $3.40 per share of Capital Stock. Using TerreStar’s valuation based on its market value of debt, Morgan Stanley calculated a range of between $0.15 – $0.21 per MHz–POP which implies a fair market value range of between $0.00 – $0.55 per share of Capital Stock. The fair market value ranges for the Capital Stock set forth above assume that all of SkyTerra’s debt is valued at book value.

Precedent Premiums Paid Analysis

Morgan Stanley reviewed and compared the proposed premium payable in the merger to corresponding publicly available premiums of announced cash and stock squeeze–out transactions with transaction values of greater than $100 million between 1990 and September 21, 2009. There were 182 such transactions. Morgan Stanley derived from these transactions the median premiums paid in various groupings of these transactions relative to the acquired companies’ trading share price four weeks prior to the announcement of the transactions.

In the 182 transactions Morgan Stanley reviewed in connection with its premiums paid analysis, the median premium paid relative to the trading share prices four weeks prior to the announcement of the selected transactions was 16%. 75 of these transactions involved the acquisition by a shareholder with an ownership stake of between 30% and 50% (“Minority” transactions). These transactions featured a median premium of 25%. 107 of these transactions involved the acquisition by a shareholder with an ownership stake of greater than 50% (“Majority” transactions). These transactions featured a median premium of 12%.

Of the 182 transactions Morgan Stanley reviewed in connection with its premiums paid analysis, 67 were investor transactions, or transactions which included a non–strategic buyer (i.e., a private equity firm or hedge fund). These transactions featured a medium premium of 18%. 27 of these transactions involved the acquisition by a shareholder with an ownership stake of between 30% and 50%. These transactions featured a median premium of 31%. 40 of these transactions involved the acquisition by a shareholder with an ownership stake of greater than 50%. These transactions featured a median premium of 9%.

In consideration of the premiums associated with the above Minority transactions, Morgan Stanley determined an indicative premium range to be between 20% and 30%. Applying this premium range to the current value of the Common Stock of $3.40 as of September 21, 2009 implies a per share valuation of Capital Stock of between $4.10 and $4.40. In consideration of the premiums associated with the above Majority transactions, Morgan Stanley determined an indicative premium range to be between 10% and 20%. Applying this premium range to the current value of the Common Stock of $3.40 as of September 21, 2009 implies a per share valuation of Capital Stock of between $3.75 and $4.10.

Morgan Stanley noted that the $5.00 per share merger consideration represents a premium of 56% to the 30–day average trading price of the Capital Stock prior to the announcement of the merger.

Selected Relevant Transactions Analysis

Morgan Stanley conducted a precedent premiums paid analysis by analyzing all announced transactions since 1990 involving a cash and/or stock squeeze out valued at greater than $100 million. A squeeze-out was defined as an existing shareholder that already owned at least 30% of a company that made a bid for the remainder of the company not already owned. There were 182 such deals that fit this definition and the median premium paid, based on the market price four weeks prior to the announcement, was 16%. Morgan Stanley further categorized these deals into situations where the existing shareholder owned greater than 50% of the company and between 30% and 50% of the company and found that the median premium paid in these cases were 12% and 25%, respectively.

Morgan Stanley also determined that of the 182 deals, 67 of the deals were “investor” related, i.e. they involved a financial investor, namely a hedge fund or a private equity owner. The same stratifications were applied to these 67 deals (i.e. cases where the financial investor already owned greater than 50% and between 30% and 50%) and the relevant premiums paid were determined to be 9% and 31%, respectively.

Based on these premiums, Morgan Stanley selected a range of premiums to apply to SkyTerra’s share price at the time of the opinion to arrive at a share price for the Capital Stock. A range of 20-30% was selected in the instance that a squeeze out would be completed by an owner who owned less than 50% of the company. This yielded a per share valuation of Capital Stock between $4.10 and $4.40. A range of 10-20% was selected in the instance that a squeeze out would be completed by an owner who owned greater than 50% of the company. This yielded a per share valuation of Capital Stock between $3.75 and $4.10.

Morgan Stanley also conducted an analysis of per MHz–POP valuations implied in two selected transaction situations occurring recently in the wireless communications and spectrum sectors, recognizing that comparisons were limited as a result of the macroeconomic circumstances arising from the credit crisis. The first such transaction, announced May 7, 2008, involved the combination of certain assets held by Sprint Nextel Corp. with and into Clearwire Corp., whose assets are primarily spectrum held in the 2.5 GHz band. The implied valuation of the Clearwire spectrum assets in this transaction was $0.24 per MHz–POP. This valuation implies a per share valuation of Capital Stock of $2.13.

The second recent situation involved DBSD North America (“ICO”), a wholly owned subsidiary of DBSD Global. ICO filed for Chapter 11 bankruptcy protection on May 15, 2009 in the United States Bankruptcy Court for the Southern District of New York. The plan of reorganization, filed in connection with the Chapter 11 proceeding, implied a $0.13 per MHz–POP valuation for ICO’s spectrum holdings, which are in the 2.0 GHz band. This valuation level implies a per share valuation of Capital Stock of $0.00. The plan of reorganization was rejected by ICO’s creditors shortly before its bankruptcy filing and an auction process was commenced shortly thereafter. As of the date of the Morgan Stanley Opinion and the meeting of the special committee of the board of directors of SkyTerra, the auction process was still underway.

Discounted Cash Flows Analysis

Morgan Stanley reviewed SkyTerra’s management estimates of SkyTerra’s projected financial performance through the year 2019, which we refer to in this section as the management case. Morgan Stanley performed a discounted cash flow analysis of the management case financial projections. As part of this analysis, Morgan Stanley assumed that cash flows are fully taxed at 40% and net operating losses are valued separately and added to the discounted cash flow valuation, but did not assume any operational benefits from the merger. Morgan Stanley calculated unlevered free cash flows through 2019, and calculated terminal values by applying a range of EBITDA exit multiples from 8.0x to 10.0x to an estimated 2020 forward EBITDA. This range of multiples was derived from a review of normalized historical trading multiples for certain satellite communications companies. The cash flow streams and terminal values were discounted to December 31, 2009 using a range of weighted average cost of capital assumptions for SkyTerra of 20% to 30%. This analysis indicated an implied value of $0.00 to $1.67 per share of Capital Stock using the management case.

General

In connection with the review of the merger by the special committee of the board of directors of SkyTerra, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of SkyTerra. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of SkyTerra. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the consideration to be received by holders of shares of Capital Stock pursuant to the merger agreement from a financial point of view to such holders, other than Harbinger and its affiliates, and in connection with the delivery of its opinion to the special committee of the board of directors of SkyTerra. These analyses do not purport to be appraisals or to reflect the prices at which shares of Capital Stock might actually trade.

The merger consideration to be paid pursuant to the merger agreement was determined through arm’s–length negotiations between the special committee of the board of directors of SkyTerra and Harbinger and was recommended by the special committee for approval by the board of directors of SkyTerra and was approved by SkyTerra’s board of directors and Harbinger. Morgan Stanley provided advice to the special committee of the board of directors of SkyTerra during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to the special committee of the board of directors of SkyTerra or that any specific merger consideration constituted the only appropriate merger consideration for the merger.

Morgan Stanley’s opinion and its presentation to the special committee of the board of directors of SkyTerra was one of many factors taken into consideration by the special committee of the board of directors of SkyTerra in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the special committee of the board of directors of SkyTerra with respect to the consideration to be received by SkyTerra’s stockholders pursuant to the merger agreement or of whether the special committee of the board of directors of SkyTerra would have been willing to agree to a different merger consideration. The foregoing summary describes the material analyses performed by Morgan Stanley but does not purport to be a complete description of the analyses performed by Morgan Stanley.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management business. Morgan Stanley’s securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of SkyTerra, Harbinger, or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument. In the two years before the date hereof, Morgan Stanley has provided financial advisory and financing services for SkyTerra and has received fees in connection with such services. Morgan Stanley may also seek to provide such services to SkyTerra or Harbinger in the future and expects to receive fees for the rendering of these services.

Under the terms of its engagement letter, Morgan Stanley provided the special committee with financial advisory services and a financial opinion in connection with the merger, and as compensation for its services in connection with the merger, SkyTerra has agreed to pay Morgan Stanley a fee of $4 million, $2 million of which was paid upon delivery of the Morgan Stanley Opinion and the remainder of which is payable to Morgan Stanley upon the earliest of (1) the consummation of the merger, (2) the second anniversary of the engagement letter and (3) the termination of Morgan Stanley’s engagement in accordance with the terms of the engagement letter. SkyTerra has also agreed to reimburse Morgan Stanley for certain expenses incurred by Morgan Stanley, including fees of outside legal counsel, and to indemnify Morgan Stanley and related parties against certain liabilities and expenses arising out of Morgan Stanley’s engagement.

Plans for SkyTerra after the Merger

In connection with the merger, Harbinger expects to review SkyTerra and its assets, business, operations and structure to consider and determine what changes, if any, would be appropriate or desirable following the merger.

The purchase of all of the publicly–held shares in SkyTerra may enable Harbinger to integrate SkyTerra with its other investments in the telecommunications sector and implement a business plan using certain of Harbinger’s other telecommunications assets in combination with SkyTerra’s assets. This integration will increase the ability of Harbinger to pursue opportunities for possible strategic partnerships, joint ventures and other transactions relating to its holdings in such sector. In addition, upon completion of the merger, SkyTerra will cease to have publicly–traded equity securities and will instead be an indirect wholly owned subsidiary of Harbinger. Due to the challenging operating environment in the telecommunications sector and the additional funding necessary to develop and construct the next generation integrated network, Harbinger also believes that a stronger focus on obtaining alternative financing will be required, which Harbinger believes will be easier to achieve with 100% ownership. Harbinger believes that a 100% ownership structure will provide greater operating flexibility and eliminate some burdens, costs and constraints imposed on public companies.

Under the terms of the merger agreement, the directors of Acquisition Corp. will serve as directors following completion of the merger, and thereafter Harbinger expects that the directors of SkyTerra will be comprised of persons affiliated with Harbinger. Harbinger will continue to evaluate all aspects of SkyTerra’s business, operations, capitalization and management and personnel and will take such actions from and after the merger as it deems appropriate under the circumstances. Harbinger expressly reserves the right to make any changes that it deems necessary, appropriate or convenient in light of its review, future developments or changes in Harbinger’s investment objectives.

Financial Projections

Important Information About the Projections. The projections set forth below were not prepared with a view toward public disclosure, and they are included in this proxy statement only because this information was provided to Harbinger and UBS, the financial advisor to Harbinger, in connection with Harbinger’s due diligence, and to Morgan Stanley in connection with its preparation of Morgan Stanley’s opinion. The projections were prepared by our management in September 2009 based on management’s expectations of operating and market conditions in existence at the time the projections were prepared. The projections have not been updated to reflect our actual results of operations after August 31, 2009, the effect of the merger, and other subsequent developments.

In connection with Harbinger’s due diligence, SkyTerra provided various financial information to Harbinger advisors, including a quarterly cash forecast through the end of 2010. This quarterly cash forecast set forth projected quarterly revenues ranging from approximately $7.7 million to approximately $9.1 million in the six fiscal quarters contained in such forecasts. In addition, the quarterly cash forecast indicated usage of cash for various items, including interest, capital expenditures, operating expenditures and selling, general and administrative expenses, in the noted amounts:

Cash Estimates ($K)	Q3 2009	Q4 2009	Q1 2010	Q2 2010	Q3 2010	Q4 2010
Uses	(54,749.2)	(79,001.5)	(74,448.0)	(62,838.5)	(149,029.4)	(243,590.0)

As discussed more fully in the section of this proxy statement “Proposal One—The Merger—Position of SkyTerra as to the Fairness of the Merger; Recommendation by SkyTerra’s Special Committee and Board of Directors,” the quarterly cash forecast indicated that, based on the assumptions used in such forecast, SkyTerra would utilize all currently available cash resources and reserves during the fourth quarter of 2010, consistent with prior SkyTerra public filings.

In connection with Morgan Stanley’s preparation of its opinion, SkyTerra’s management provided various financial information to Morgan Stanley, including annual financial projections for SkyTerra’s standalone mobile satellite services business through the end of 2019. As discussed more fully in the section of this proxy statement “Proposal One—The Merger—Opinion of the Special Committee’s Financial Advisor,” Morgan Stanley utilized these estimates of SkyTerra’s projected financial performance through the year 2019 in performing its discounted cash flow analysis.

2010E–2019E Cash Flows per Management Plan

(amounts in millions of dollars)

	2010E	2011E	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E
Revenue	$129	$174	$213	$276	$346	$439	$612	$845	$1,063	$1,222
EBITDA	43	55	45	92	148	220	362	557	739	872
Less: Cash Taxes(1)	0	0	0	0	(20)	(49)	(105)	(184)	(256)	(311)
Less: Changes in Working Capital	(13)	86	5	(4)	(10)	(10)	(15)	(20)	(18)	(15)
Less: Capex	(214)	(112)	(8)	(9)	(15)	(11)	(11)	(17)	(13)	(14)
Unlevered Free Cash Flow	(184)	29	41	79	103	151	230	337	452	531
Cumulative Unlevered Free Cash Flow	(184)	(155)	(114)	(35)	68	218	448	785	1,238	1,769

(1)	Assumes cash flows are fully taxed at 40%; Net Operating Losses valued separately by Morgan Stanley and added to discounted cash flow valuation.

The projections were not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or United States generally accepted accounting principles. SkyTerra’s independent registered public accounting firm have not compiled, examined or performed any procedures with respect to the projections, and SkyTerra’s independent registered public accounting firm have not expressed any opinion or given any form of assurance on such information or its achievability. The projections are included in this proxy statement to give SkyTerra’s stockholders access to information that was not publicly available, but that SkyTerra provided to UBS, Harbinger and Morgan Stanley as discussed above.

In compiling the projections, management took into account historical performance, future minimum contractual commitments, combined with projections regarding development activities. The projections were developed in a manner consistent with management’s historical development of budgets and long range operating projections. The projections are not guarantees of performance. The projections are forward looking statements that are subject to a number of risks, uncertainties and assumptions and should be read with caution. See “Cautionary Statement Concerning Forward Looking Information” on page 15. The projections are subjective in many respects and thus are susceptible to interpretation and periodic revision based on actual experience and recent developments. While presented with numeric specificity, the projections reflect numerous assumptions made by our management with respect to industry and financial conditions and other matters, as well as general economic conditions, many of which are beyond our control. In addition, the projections do not include various charges and expenses that may be incurred as a result of the merger or any other potential transactions. Accordingly, results can vary materially from the projections. Except as required by applicable securities laws, neither SkyTerra nor Harbinger intends to make publicly available any update or other revisions to the projections to reflect circumstances existing after the date of the preparation of the projections or the occurrence of future events even in the event that any or all of the assumptions are shown to be in error.

In connection with the execution of the merger agreement, SkyTerra has agreed to operate within more restrictive spending levels than the management projections as set forth above. Such restrictive spending levels are described more fully in the section entitled “Merger Agreement—Conduct of the Business Pending the Merger” beginning on page 72.

Merger Financing

The total amount of funds required to complete the merger (excluding related fees and expenses) is estimated to be approximately $262 million. Acquisition Corp. will obtain such funds from Harbinger, which expects to obtain such funds from its resources existing at the time the merger is completed. The merger is not conditioned on any financing arrangements.

Risks that the Merger will not be Completed

Completion of the proposed merger is subject to various risks, including but not limited to the risks that:

•

the proposed merger might not be completed due to the failure of a condition, such as the condition with respect to a limitation on dissenting shares or the failure to obtain required approvals, authorizations or consents from the FCC or other applicable governmental entities, and the effect of the resulting public announcement of termination of the merger agreement on:

•	the ability to otherwise obtain necessary capital;

•	the market prices of Common Stock;

•	SkyTerra’s operating results, particularly in light of the costs incurred in connection with the transaction; and

•	SkyTerra’s ability to attract and retain key personnel.

•	Harbinger’s requirements that SkyTerra:

•	not take certain actions under its Cooperation Agreement with Inmarsat;

•	extend the closing date under the SPA from January 4, 2010 to a date that is ten business days following the termination of the merger agreement.

•

a possible disruption of SkyTerra’s business that may result from the announcement of the transaction and the resulting distraction of the attention of SkyTerra’s management, including the fact that the merger agreement contains certain limitations regarding the operation of SkyTerra’s business (including significant restraints on overall cash expenditures) during the period between the signing of the merger agreement and the completion of the proposed merger; and

•	stockholder lawsuits filed or that may in the future be filed could result in an injunction or similar relief against consummation of the merger.

As a result of the foregoing risks, among others, to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite stockholder approval is obtained. If our stockholders do not adopt the merger agreement, or if the merger is not completed for any other reason, we expect that our current management team, under the direction of the board of directors, will continue to operate SkyTerra as an ongoing business.

Interests of SkyTerra Directors and Officers in the Merger

When considering the recommendation of the board of directors you should be aware that some of SkyTerra’s executives and directors may have interests in the merger that are different from the interests of SkyTerra’s other stockholders. The special committee and the board of directors were aware of and considered these interests in approving the proposed merger and adopting the merger agreement. All such additional interests are described below to the extent material, and except as described below, such persons have, to the knowledge of SkyTerra, no material interest in the merger apart from those of stockholders and optionholders generally.

Directors of the Surviving Corporation Post Merger

The board of directors of Acquisition Corp. at the effective time of the merger shall, from and after the effective time of the merger, be the directors of the surviving corporation, until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by laws. As of the date of the merger agreement, and the date of this proxy statement, none of our directors have entered into any agreements, arrangements or understandings with any of the Harbinger Parties, or any of their respective affiliates, regarding such director remaining or becoming a director of the surviving corporation.

Compensation of the Special Committee and Other Members of the Board of Directors

In consideration of the expected time and effort that would be required of special committee members, the board of directors determined on January 23, 2009, that each member of the special committee would receive a special payment of $25,000 (with the exception of the Chairman who received a special payment of $50,000), as well as an upfront retainer of $25,000 (with the exception of the Chairman of the special committee who would receive $50,000). Each member of the committee also receives a $15,000 quarterly retainer (with the exception of the Chairman who receives $25,000 quarterly). Such fees are being paid in four one fourth increments, all of which have already been paid for 2009, and without regard to whether the special committee ultimately recommended approval of the merger agreement or whether the merger is completed. In addition, the members of the special committee will also be reimbursed for their reasonable out of pocket travel and other expenses in connection with their service on the special committee.

No director of SkyTerra receives any fees or compensation in addition to the fees and compensation paid to such director for service upon SkyTerra’s board of directors, in connection with such director’s service upon the board of directors of any subsidiary or affiliate of SkyTerra.

Employment with the Surviving Corporation Post Merger

It is expected that, immediately following the effective time of the merger, the executive officers of SkyTerra immediately prior to the effective time of the merger will remain executive officers of the surviving corporation. As of the date of this proxy statement, none of our executive officers has entered into any amendments or modifications to existing employment agreements with us or our subsidiaries in anticipation of the merger, nor has any executive officer, who has plans or is expected to remain with the surviving corporation, entered into any agreement, arrangement or understanding with Harbinger or its affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation. Although no such agreement, arrangement or understanding currently exists, it is generally expected that a number of our executive officers will remain after the merger is completed, which means that such executive officers may, prior to the closing of the merger, enter into new arrangements with Harbinger or its affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation.

Indemnification; Insurance

Under the merger agreement, Harbinger has agreed to cause the surviving corporation in the merger to indemnify to the fullest extent permitted by law, SkyTerra’s existing Certificate of Incorporation or Bylaws, or existing indemnification agreement with such directors and officers in effect on the date of the merger agreement, SkyTerra’s current and former directors and officers for acts or omissions in their capacity as an officer or director occurring on or before the effective time in each case, for a period of six years from and after the effective time and the expiration of the applicable statute of limitations, subject to certain conditions.

In addition, the surviving corporation will obtain insurance policies or “tail insurance coverage” with a claims period of at least six years from the effective time with respect to directors’ and officers’ liability insurance that provides coverage for events occurring on or before the effective time (including reimbursement of director and officer legal expenses). The terms of the policies will be no less favorable than the existing policy of SkyTerra, unless the cost of the policies would exceed an agreed to threshold, in which case the coverage will be the greatest amount available for an amount not exceeding such threshold.

Treatment of Equity Awards

The merger agreement provides that immediately prior to the effective time of the merger, each outstanding SkyTerra time vested restricted stock award, SkyTerra LP unit award, SkyTerra stock option and SkyTerra LP unit option will become fully vested. Each share of restricted stock generally will be converted into the right to receive the merger consideration; however, the merger agreement provides that certain restricted stock awards the vesting of which is contingent on attainment of performance goals, will be canceled without consideration being paid therefor. Each SkyTerra LP unit award that is outstanding immediately prior to the effective time of the merger will be deemed to have been exchanged for 2.82 shares of SkyTerra common stock before its conversion into the right to receive the merger consideration. Each stock option generally will be converted into the right to receive cash equal to the “spread value” of the option, that is, the excess, if any, of the merger consideration over the exercise price of the option; however, the merger agreement provides that certain stock options the vesting of which is contingent on the achievement of performance goals will be canceled immediately prior to the effective time of the merger and replaced with cash-based awards to be determined by SkyTerra’s compensation committee, subject to Harbinger’s approval (which approval will not be unreasonably withheld). Each SkyTerra unit option that is outstanding immediately prior to the effective time of the merger will be deemed to have been exchanged for an option to purchase SkyTerra common stock in accordance with the terms of the option exchange offer. Amounts paid to our employees will be paid net of any applicable withholding taxes.

The following table shows, as of January 29, 2010, (i) the number of shares of restricted stock (taking into account any applicable deemed exchange of SkyTerra LP restricted units) held by the individuals who have at any time since January 1, 2008, served as one of our executive officers or non–employee directors that will be canceled for merger consideration, and the aggregate value of such shares, and (ii) the number of vested and unvested stock options (taking into account any applicable deemed exchange of SkyTerra LP unit options) held by the individuals who have at any time since January 1, 2008, served as one of our executive officers or non-employee directors, and the aggregate spread value of such stock options, in all cases, based on the merger consideration of $5.00 per share. A more detailed description of certain equity awards granted Messrs. Killeen and Stasior appears on page 23 of the Form 10-K/A, filed with the SEC on May 11, 2009, and attached to this proxy statement as Appendix F.

Please see the table entitled “Security Ownership of Management and Certain Beneficial Owners” beginning on page 89 for additional information regarding the ownership of Capital Stock by SkyTerra’s officers and directors.

Name/Title	Number of Restricted Shares (#)	Value of Restricted Shares ($)	Shares Subject to Vested Options (#)	Spread Value of Vested Options ($)	Shares Subject to Unvested Options (#)		Spread Value of Unvested Options ($)
Alexander Good	533,334	2,666,670	1,692,000	4,590,396	0		0
Chief Executive Officer and President,
Chairman

Scott Macleod	361,533	1,807,665	634,500	0	0		0
Executive Vice President, Chief
Financial Officer and Treasurer

Gary Epstein	100,000	500,000	0	0	300,000	[1]	645,000
Executive Vice President, Law and
Regulation

Marc Montagner	100,000	500,000	0	0	300,000	[1]	487,500
Executive Vice President of Strategy,
Development & Distribution, SkyTerra LP

Andrew Caplan	75,000	375,000	300,000	0	0		0
Chief Network Officer, SkyTerra LP

James A. Wiseman	0	0	37,600	0	18,800		0
Vice President and Corporate
Controller (Principal Accounting Officer)

Randy Segal	0	0	423,000	1,147,599	0		0
Former Senior Vice President &
General Counsel

Jose A. Cecin, Jr.	0	0	6,667	0	13,333		0
Director

Jeffrey M. Killeen	0	0	49,167	155,400	13,333		0
Director

Paul S. Latchford, Jr.	0	0	6,667	0	13,333		0
Director

William F. Stasior	0	0	59,167	166,000	13,333		0
Director

Michael D. Weiner	0	0	31,667	0	13,333		0
Director

Gary Parsons	0	0	1,410,000	3,825,330	0		0
Director of SkyTerra GP

Robert Lewis	0	0	10,000	0	0		0
Former General Counsel

Andrew Africk	0	0	226,250	641,516	0		0
Former Director

Aaron Stone	0	0	31,667	0	13,333		0
Former Director

Jeffrey Leddy	0	0	305,750	964,573	0		0
Former Director

1	For each of Messrs. Epstein and Montagner, this figure does not include the executive’s stock option to purchase 300,000 shares of Capital Stock, at exercise prices of $3.375 and $2.85 per share, respectively, the vesting of which is subject to achievement of performance goals. As noted above, these performance based stock options will be cancelled immediately prior to the merger without immediate payment therefor.

Employment Agreements

Each of our executive officers and Mr. Parsons is party to an employment agreement, offer letter, or other contract with us that provides for payment of severance pay and benefits if the individual’s employment is terminated under qualifying circumstances. Certain of these agreements also provide for benefits in the event of a change in control.

Mr. Good

Mr. Good has entered into an employment agreement with us, effective May 5, 2008. Pursuant to this agreement, immediately prior to a Change in Control (as defined in the agreement), all equity awards held by Mr. Good become fully vested, and stock options remain exercisable for their respective original terms. As more fully described above, the merger agreement provides that Mr. Good’s stock options and restricted stock awards (other than his restricted stock awards the vesting of which is subject to achievement of performance goals) will be cancelled and converted into the right to receive compensation based on the merger consideration.

If Mr. Good’s employment is terminated without Cause (as defined in the agreement) or upon Mr. Good’s termination of his employment for Good Reason (as defined in the agreement), Mr. Good is entitled to the following:

•	a lump sum payment equal to two times the sum of his annual base salary plus target bonus;

•	a pro rata bonus payment (at target) for the portion of the current year worked;

•	continued coverage, at the levels then in effect, under SkyTerra’s health care plans (or equivalent payments to cover Mr. Good’s COBRA premiums) for two years after termination;

•	continued payment of life and accident/long–term disability insurance, at the levels then in effect, for two years after termination; and

•	accelerated vesting of all SkyTerra and SkyTerra LP options and restricted stock and continued ability to exercise options through the options’ original expiration date.

Mr. Good’s employment agreement provides for a “gross–up” payment to Mr. Good in an amount necessary to cover any excise tax imposed under Section 4999 of the Internal Revenue Code on payments to Mr. Good in the event of a change in control or if any other payments or benefits payable to Mr. Good under his employment agreement or otherwise are subject to such excise tax. In addition, Mr. Good is entitled to interest on any payments that are required to be delayed in order to comply with Section 409A of the Code.

Mr. Macleod

Mr. Macleod has entered into an employment agreement with us, effective May 5, 2008. Pursuant to this agreement, immediately prior to a Change in Control (as defined in the agreement), all equity awards held by Mr. Macleod become fully vested, and stock options remain exercisable for their respective original terms. As more fully described above, the merger agreement provides that Mr. Macleod’s stock options and restricted stock awards, including his outstanding SkyTerra LP restricted units (other than his restricted stock awards the vesting of which is subject to achievement of performance goals), will be cancelled and converted into the right to receive compensation based on the merger consideration.

If Mr. Macleod’s employment is terminated without Cause (as defined in the agreement) or upon Mr. Macleod’s termination of his employment for Good Reason (as defined in the agreement), Mr. Macleod will be entitled to the following:

•	a lump sum payment equal to the sum of his annual base salary plus target bonus;

•	a pro rata bonus payment (at target) for the portion of the current year worked;

•	continued coverage, at the levels then in effect, under SkyTerra’s health care plans (or equivalent payments to cover Mr. Macleod’s COBRA premiums) for one year after termination;

•	continued payment of life and accident/long–term disability insurance, at the levels then in effect, for one year after termination; and

•	accelerated vesting of all SkyTerra and SkyTerra LP options and restricted stock and continued ability to exercise options through the options’ original expiration date.

Mr. Macleod’s employment agreement provides for a “gross–up” payment to Mr. Macleod in an amount necessary to cover any excise tax imposed under Section 4999 of the Internal Revenue Code on payments to Mr. Macleod in the event of a change in control or if any other payments or benefits payable to Mr. Macleod under his employment agreement or otherwise are subject to such excise tax. In addition, Mr. Macleod is entitled to interest on any payments that are required to be delayed in order to comply with Section 409A of the Code.

Messrs. Epstein and Montagner

Each of Messrs. Epstein and Montagner has entered into an offer letter with us, effective March 3, 2009 and February 23, 2009, respectively. Each of the offer letters provides that if the executive’s employment is terminated by us without Cause (as defined in each offer letter) or by the executive for Good Reason (as defined in each offer letter), the executive will be entitled to the following:

•	a lump sum payment equal to the sum of his annual base salary plus target bonus;

•	continued coverage, at the levels then in effect, under SkyTerra’s health care plans (or equivalent payments to cover the executive’s COBRA premiums) for one year after termination; and

•	accelerated vesting of all options and restricted stock.

Messrs. Caplan, Wiseman and Parsons

Each of Messrs. Caplan, Wiseman and Parsons has entered into an executive change of control agreement with us, effective January 29, 2007, August 20, 2007, and May 24, 2002, respectively. Each of these agreements provides for severance pay and benefits in the event that the individual’s employment is terminated within two years following a Change of Control (as defined in the agreement) either (i) by us other than for Cause (as defined in the agreement) or because of the executive’s death or disability or (ii) by the executive for Good Reason (as defined in the agreement). Severance pay and benefits may also be paid under these agreements if the executive’s employment is terminated by us other than for Cause before a Change of Control and the termination arises in anticipation of a Change of Control or is at the request of a third party which has taken steps reasonably calculated to effect a Change of Control, or if the executive terminates his or her employment with us for Good Reason and the event constituting Good Reason occurred in anticipation of a Change of Control or at the request of such a third party. If their employment was terminated under qualifying circumstances, each of Messrs. Caplan, Wiseman and Parsons would be entitled to the following under his executive change of control agreement:

•

a lump sum payment equal to the sum of (i) the executive’s annual base salary plus (ii) the greater of the average annual bonus for the last two fiscal years, either prior to the year in which the Change in Control occurs or the year in which such termination of employment occurs;

•	one year of continued coverage at SkyTerra’s expense under SkyTerra’s life, health, accident and long–term disability insurance programs;

•	accelerated vesting of all options; and

•	interest on any payments not made on the date of termination.

Each of the executive change of control agreements provides for a reduction in severance pay and benefits under the agreement to the extent necessary to avoid payment of excise tax under Section 4999 of the Internal Revenue Code.

Mr. Caplan also has entered into a letter agreement with us, effective August 4, 2008, pursuant to which Mr. Caplan was paid a retention bonus in an aggregate amount of $350,000 which is subject to repayment under certain circumstances, including Mr. Caplan’s termination of his employment with us for any reason or for no reason. In the event that prior to August 15, 2010, Mr. Caplan’s employment with us is terminated by us other than for Cause (as defined in the letter agreement), or in the event that Mr. Caplan terminates his employment for Good Reason such repayment provisions will expire.

The table below shows the estimated value of the severance benefits provided under the individual agreements described above, assuming for this purpose that the merger is completed on [    ] and that the individual’s employment is terminated under qualifying circumstances on the same date. The estimated value of the equity awards held by each such individual is set forth above, in the table following “Treatment of Equity Awards.”

Name	Terms	Value of terms less pro-rated bonus ($)		Benefits (medical, dental, vision grouplife & AD&D) ($)
Alexander Good (1)	The sum of 2 times base salary and bonus plus 2 years company paid benefits equivalent to those currently received also entitled to receive pro–rata bonus for year to date	2,605,833.36	(3)	58,300.00

Scott Macleod (2)	The sum of 1 times base salary and bonus plus 1 year company paid benefits equivalent to those currently received also entitled to receive pro–rata bonus for year to date	712,532.73	(4)	23,200.00

Gary Epstein	1 year base salary plus bonus and 1 year benefits	712,532.73		23,800

Marc Montagner	1 year base salary plus bonus and 1 year benefits	712,532.73		23,200

Andrew Caplan	1 year base salary and bonus plus benefits equivalent to those currently received	527,650.90		23,200

James Wiseman	1 year base salary and bonus plus benefits equivalent to those currently received	305,905.00		22,500

Notes:	(1) Alexander Good was also provided with life insurance at 2 times salary and LTD capped at $400k per year.
(2) Scott MacLeod was also provided with life insurance at 2 times salary and LTD capped at $250k per year.
(3) Prorated bonus to be in an amount up to $651,458.32
(4) Prorated bonus to be in an amount up to $305,371.17

Regulatory Requirements

Under the Communications Act, SkyTerra and Harbinger may not complete the merger unless they have first obtained the FCC Consent (as defined in the merger agreement) authorizing a transfer control of SkyTerra’s FCC licenses to Harbinger. On August 22, 2008, Harbinger and SkyTerra filed applications with the FCC requesting the FCC Consent. The applications have been amended from time to time, including a minor amendment filed on October 5, 2009, that among other things informed the FCC that the proposed transfer of control will be implemented pursuant to the merger agreement.

Although the applications are subject to public comment and objections from third parties, the formal comment period closed on June 18, 2009. No comments or objections were filed other than a request, which is routine in such matters, from the Executive Branch Agencies, asking that the FCC defer action on the applications until the Executive Branch Agencies have completed their review of the applications for any national security, law enforcement, and public safety issues. There can be no assurance that the applications will be granted and it is uncertain when the FCC will complete its processing of the applications.

On August 24, 2009, the waiting period under the HSR Act expired regarding Harbinger’s acquisition of shares of SkyTerra.

On July 15, 2009 Harbinger and SkyTerra filed the Notice under Section 721 with CFIUS. The Notice asked CFIUS to find the Transaction that would result in Harbinger and its affiliates (together with Harbinger Capital Partners Fund I, L.P.) holding a majority of the voting shares in SkyTerra are not “covered transactions” as that term is defined in CFIUS regulations and that, accordingly, they are not subject to review for determination of their impact on national security under section 721. On August 21, 2009, the Department of Treasury (as chair of CFIUS) informed Harbinger and SkyTerra that CFIUS had determined that the Transaction was not a covered transaction under Section 721. As a result of this determination, the Transaction is not, and will not be, subject to review by CFIUS.

Estimated Fees and Expenses

The estimated fees and expenses* to be paid by SkyTerra in connection with the proposed merger are as follows:

Financial Advisor Fees and Expenses	$
Legal, Accounting and Other Professional Fees
Printing and Mailing Costs
Filing Fees		52,295.25
Exchange Agent Fees
Miscellaneous

Total:	$

*	All fees and expenses, other than filing fees, are estimates.

The merger agreement provides that each of SkyTerra, Harbinger and Acquisition Corp. will pay all costs and expenses incurred by it in connection with the merger agreement and the related merger. The estimate for legal fees set forth in the table above does include any amounts attributable to any existing or future litigation challenging the proposed merger. See “Proposal One—The Merger—Litigation Challenging the Merger” beginning on page 59. None of these costs and expenses will reduce the $5.00 per share merger consideration to be received by holders of Capital Stock or the consideration to be received by holders of SkyTerra options, restricted stock or MSV phantom units.

Litigation Challenging the Merger

Four stockholder lawsuits, each styled as a class action, have been filed in the Delaware Court of Chancery naming as defendants Harbinger, SkyTerra and SkyTerra’s board of directors (collectively, the “Defendants”). These lawsuits challenge the merger, and generally allege that the merger is the result of an unfair process and that the terms of the merger are unfair and coercive to SkyTerra stockholders. As such, the complaints allege that the Defendants breached their fiduciary duties to SkyTerra stockholders.

Esposito v. Good, et al.

On September 30, 2009, the first lawsuit was filed, and is captioned Esposito v. Good, et al. The Esposito complaint generally alleges that the Defendants breached their fiduciary duties to SkyTerra stockholders in connection with the merger. In particular, the Esposito complaint alleges, among other things, that:

(i)	Harbinger is a controlling stockholder and is exercising its power to enter into the merger on terms that are unfair to SkyTerra’s public stockholders and do not reflect the fair value of SkyTerra’s Capital Stock;

(ii)	the merger is the product of a flawed sales process and is being consummated at an unfair price; and

(iii)	the outcome of the merger is subject to Harbinger’s will because the merger agreement is not conditioned on a “majority of the minority” stockholder vote.

The plaintiffs in this lawsuit seek, among other things, to enjoin the merger or, to the extent the merger is consummated, rescind it or grant the class rescissory damages. The plaintiffs also seek to direct Defendants to account for damages sustained by the plaintiffs as a result of the alleged breaches of fiduciary duties. Plaintiffs further seek the costs of the action, including reasonable attorneys’ fees and such other relief as the court deems just and proper.

Catalano v. SkyTerra Communications, Inc., et al.

The second suit filed in the Delaware Court of Chancery is entitled Catalano v. SkyTerra Communications, Inc., et al. and was filed on October 2, 2009. The Catalano complaint generally alleges that the Defendants breached their fiduciary duties by agreeing to the merger at a price that is “unfair and inadequate.”

In addition to the allegations in the Esposito complaint, the Catalano complaint alleges, among other things, that:

(i)	Harbinger has proprietary corporate information concerning SkyTerra’s future financial prospects and therefore the degree of knowledge and economic power between Harbinger and SkyTerra’s other stockholders is unequal;

(ii)	Harbinger breached its fiduciary duties by placing its own interests above the interests of other SkyTerra stockholders including by offering grossly inadequate value for SkyTerra’s shares;

(iii)	SkyTerra’s board of directors is materially conflicted and beholden to Harbinger and is placing their own interests above the other stockholders;

(iv)	SkyTerra’s board of directors failed to properly value SkyTerra, failed to adequately solicit other potential acquirors or alternative transactions, and failed to protect against purported numerous conflicts of interest resulting from the directors’ own interrelationships or connection with the merger;

(v)	the terms of the merger were not reached after an auction process or a market check and were arrived at without a full and thorough investigation by the SkyTerra board of directors of strategic alternatives; and

(vi)	the merger is financially unfair because the intrinsic value of SkyTerra’s stock is materially in excess of $5.00 per share, giving due consideration to the prospects for growth and profitability of SkyTerra.

The plaintiff in this lawsuit seeks, among other things, to enjoin the merger or, to the extent the merger is consummated, rescind the merger or grant the class rescissory damages. The plaintiff also seeks to direct Defendants to account for the damages sustained by the plaintiffs as a result of the alleged wrongs. Plaintiff further seeks the costs of the action, including reasonable attorneys’ fees and such other relief as the court deems just and proper.

Grill v. SkyTerra Communications, Inc., et al.

The third suit filed in the Delaware Court of Chancery is entitled Grill v. SkyTerra Communications, Inc., et al. and was filed on October 7, 2009. The Grill complaint generally alleges that the merger is unfair to SkyTerra’s minority stockholders. As such, the Grill complaint alleges that the Defendants breached their fiduciary duties in connection with the merger. The complaint further generally alleges that Harbinger, SkyTerra and SkyTerra’s board of directors aided and abetted the alleged breaches of fiduciary duty.

In addition to the allegations raised in the Esposito and Catalano complaints, the Grill complaint alleges that:

(i)	SkyTerra’s board of directors took steps to avoid competitive bidding, to cap the value of SkyTerra’s Capital Stock, and to give the Defendants an unfair advantage by, among other things, failing to adequately solicit other potential acquirors or alternative transactions; and

(ii)	the merger will deny SkyTerra stockholders their right to share proportionately and equitably in SkyTerra’s valuable assets and businesses.

The plaintiff in this lawsuit seeks, among other things, to enjoin the merger or, to the extent the merger is consummated, rescind the merger or grant the class rescissory damages. The plaintiff also seeks to direct Defendants to account for damages sustained by the plaintiffs as a result of the alleged wrongs. Plaintiff further seeks the costs of the action, including reasonable attorneys’ fees and such other relief as the court deems just and proper.

Jauhar v. SkyTerra Communications, Inc., et al.

A fourth suit was filed in the Delaware Court of Chancery on October 13, 2009, and is captioned Jauhar v. SkyTerra Communications, Inc., et al. Like the other complaints discussed above, the Jauhar complaint generally alleges that the merger is the result of an unfair process and that the terms of the merger are unfair to SkyTerra’s stockholders. As such, the Jauhar complaint alleges that the Defendants breached their fiduciary duties to SkyTerra stockholders. The complaint further seeks to compel an annual meeting of stockholders to elect directors of SkyTerra.

In addition to the allegations raised in the Esposito, Catalano and Grill complaints, the Jauhar complaint alleges, among other things, that:

(i)	since April 2008, Harbinger has engaged in a series of self–interested transactions to further its plan to combine its satellite-related investments in SkyTerra and Inmarsat;

(ii)	the terms of the MCSA with Harbinger favor Harbinger;

(iii)	pursuant to the MCSA, SkyTerra was obligated to pay Harbinger’s costs of trying to acquire Inmarsat;

(iv)	SkyTerra agreed to let Harbinger use SkyTerra as its acquisition vehicle for Inmarsat at SkyTerra’s expense;

(v)	Harbinger is seeking to extinguish the other SkyTerra stockholders’ ability to share in the value created by a potential combination between SkyTerra and Inmarsat;

(vi)	Harbinger designated three of the six directors on the SkyTerra board, including the chair of the special committee, and used its control over those individuals to cause them to vote in favor of the merger;

(vii)	the SkyTerra directors were conflicted because Harbinger caused SkyTerra to provide them significant compensation for serving on the board of directors;

(viii)	the SPA and MCSA effectively precluded SkyTerra from pursuing alternatives that were not on Harbinger’s agenda;

(ix)	a fiduciary out provision in the merger agreement is illusory due to Harbinger’s ownership of shares, notes and warrants;

(x)	Harbinger has timed the merger to take advantage of SkyTerra’s current stock price;

(xi)	Harbinger took advantage of SkyTerra’s depressed stock price to purchase approximately 1,734,698 shares of Common Stock through open market purchases, even though SkyTerra had the resources to make such purchases;

(xii)	despite changes in the financial and debt markets that made financing for Harbinger’s plan to combine SkyTerra and Inmarsat problematic, Harbinger forced SkyTerra to stick to the plan to consolidate its holdings in the two companies;

(xiii)	when Harbinger and SkyTerra requested that the FCC process the applications proposing a transfer of control of SkyTerra Sub to Harbinger, Harbinger’s true but undisclosed purpose was to get FCC approval of the SkyTerra transfer of control so Harbinger could take SkyTerra private while its stock was depressed;

(xiv)	given Harbinger’s domination of SkyTerra and desire to use SkyTerra to consolidate its investment in Inmarsat, SkyTerra had no meaningful strategic alternatives to the merger;

(xv)	SkyTerra has not disclosed the compensation received by the non–employee directors of SkyTerra for serving on the boards of directors of SkyTerra affiliates;

(xvi)	the merger consideration is unfair because it does not reflect the value of SkyTerra’s L–band spectrum and other assets because the merger is timed to eliminate the minority stockholders before the value of those assets are realized;

(xvii)	the merger consideration does not reflect the fair value of SkyTerra’s 100% ownership of SkyTerra L.P., 46.4% interest in SkyTerra (Canada) and 11% interest in TerreStar Networks;

(xviii)	the merger consideration is unfair because Harbinger’s significant interest in SkyTerra adversely affects the trading price of SkyTerra’s stock;

(xix)	given Harbinger’s relationship with SkyTerra, the special committee could not negotiate merger terms unfavorable to Harbinger without jeopardizing SkyTerra’s financial future;

(xx)	the special committee contracted away SkyTerra’s ability to pursue alternatives to the merger when it approved the MCSA and amendments thereto;

(xxi)	SkyTerra’s board of directors acquiesced to the inclusion of a force–the–vote provision and other provisions that guarantee Harbinger can use its voting power to ensure stockholder approval of the merger; and

(xxii)	Defendants have not disclosed which SkyTerra directors will continue to serve following the merger.

The plaintiff in this lawsuit seeks, among other things, to enjoin the merger. The plaintiff also seeks the costs of the action, including reasonable attorneys’ fees and such other relief as the court deems just and proper. The Plaintiff also seeks an order compelling SkyTerra to schedule and hold an annual shareholders’ meeting to elect directors. As SkyTerra has scheduled and is holding its annual stockholders’ meeting, SkyTerra believes the Jauhar complaint is mooted as to the annual stockholders’ meeting.

The plaintiff in this lawsuit also stated that Mr. Cecin “was apparently negotiating his future employment with RCN while he was supposedly negotiating the merger with Harbinger.” During the period leading up to September 28, 2009, Mr. Cecin engaged in negotiations with respect to an employment agreement with RCN Corp. (on whose board of directors Mr. Cecin has served since April 1, 2009). On September 28, 2009, Mr. Cecin was appointed Executive Vice President and Chief Operating Officer of RCN and entered into a three–year 23–page employment agreement with RCN. Pursuant to the Form 13F filed with the SEC on August 15, 2009, Harbinger does not own any equity interests in RCN.

With respect to the allegations set forth in the foregoing clause (vii), you are referred to page 23 of the Form 10–K/A, filed with the SEC on May 11, 2009, attached to this proxy statement as Appendix F and is incorporated herein by reference, which discusses the compensation received by SkyTerra’s directors.

General

On October 16, 2009, plaintiffs Esposito and Ostensoe, Catalano and Grill moved to consolidate the class actions and to have their counsel appointed Co–Lead Counsel. On October 16, 2009, plaintiff Jauhar also moved to consolidate the putative class actions and to have her counsel appointed Co–Lead Counsel. On October 22, 2009, plaintiffs Esposito and Ostensoe, Catalano and Grill opposed plaintiff Jauhar’s motion to consolidate the putative class actions and to be appointed Co–Lead Counsel. On October 23, 2009, plaintiff Jauhar filed a reply to plaintiffs Esposito and Ostensoe, Catalano and Grill’s opposition to her motion to consolidate the putative class actions and to appoint her counsel as Co–Lead Counsel. On October 28, 2009, the Delaware Court of Chancery entered an Order (i) consolidating all four putative class actions under the caption In re SkyTerra Communications, Inc. Shareholder Litigation, Consolidated C.A. No. 4987–CC, (ii) designating plaintiff Jauhar’s complaint as the operative complaint in the consolidated action and (iii) appointing plaintiff Jauhar’s counsel as Co–Lead Counsel.

In order to resolve the litigation and avoid further cost and delay, SkyTerra, Harbinger and the individual defendants, without admitting any wrongdoing, entered into a Memorandum of Understanding, dated November 18, 2009 for the settlement of the litigation. The terms of the Memorandum of Understanding are that (i) the preliminary proxy would include certain disclosures requested by Co–Lead Counsel, (ii) the merger agreement would be amended to include a non–waivable “majority of the minority” stockholder vote requirement and (iii) SkyTerra will convene a meeting of stockholders for the purpose of electing directors in the event that the merger is not consummated on or before March 31, 2010. In connection therewith, the preliminary proxy filed on November 18, 2009, as amended on January 8, 2010, contained certain disclosures requested by Co-Lead Counsel and the merger agreement has since been amended to include a non-waivable “majority of the minority” stockholder vote requirement. Based on the Memorandum of Understanding, the parties contemplate entering into a settlement agreement that will be presented to the Delaware Court of Chancery for approval after notice to the class. Co–Lead Counsel will make an application to the Delaware Court of Chancery for an award of attorney’s fees in an amount not to exceed in the aggregate $1,350,000 and SkyTerra (or the surviving corporation) have agreed to pay such amount to the extent approved by the Delaware Court of Chancery. It is anticipated that once the parties execute a stipulation, all parties will present the settlement to the Delaware Court of Chancery and cooperate in seeking dismissal of the litigation. Such dismissal, including the request by Co–Lead Counsel for attorneys’ fees, will be subject to notice to the class and court approval.

Anticipated Accounting Treatment of the Merger

SkyTerra, as surviving corporation, will account for the merger as a business combination using the purchase method of accounting for financial accounting purposes, whereby the estimated purchase price would be allocated to the assets and liabilities of SkyTerra based on their relative fair values following FASB Accounting Standards Codification Topic 805, Business Combinations.

Material U.S. Federal Income Tax Consequences

General

The following is a discussion of the material U.S. federal income tax consequences of the merger to a holder of Capital Stock that exchanges its Capital Stock for cash pursuant to the merger. This summary is based on the provisions of the Internal Revenue Code, which we refer to as the Code, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

This discussion assumes that you hold your shares of Capital Stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, or that may apply to you if you are a holder that owns, or is treated as owning under constructive ownership rules of the Code, our stock after the merger, or is subject to special treatment under the U.S. federal income tax laws, including, for example, partnerships and other pass–through entities, insurance companies, dealers in securities or foreign currencies, traders in securities who elect to apply a mark–to–market method of tax accounting, tax–exempt organizations, financial institutions, mutual funds, U.S. expatriates and former long–term residents of the United States, stockholders who hold shares of Capital Stock as part of a hedge, straddle, constructive sale or conversion transaction, or stockholders who acquired their shares of Capital Stock through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws that may apply to you other than those pertaining to the U.S. federal income tax. You should consult your tax advisor to determine the particular tax consequences to you, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for Capital Stock pursuant to the merger.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of a share of Capital Stock that is, for U.S. federal income tax purposes,

•	a citizen or resident alien individual of the United States,

•	a corporation (or an entity treated as a corporation) organized under the law of the United States, any State thereof or the District of Columbia,

•

a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) that has in effect a valid election under applicable Treasury regulations to be treated as a U.S. person, or

•	an estate the income of which is subject to U.S. federal income tax without regard to its source.

For purposes of this discussion, a “non–U.S. holder” is a beneficial owner of a share of Capital Stock that is not a U.S. holder.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) exchanges Capital Stock for cash pursuant to the merger, the U.S. federal income tax consequences to the partners of such partnership will depend on the activities of the partnership and the status of the partners. Persons owning Capital Stock through a partnership should consult their tax advisors about the consequences to them of the exchange of Capital Stock for cash pursuant to the merger.

U.S. holders. The exchange by a U.S. holder of Capital Stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss in an amount equal to the difference between the cash received by the U.S. holder for the Capital Stock pursuant to the merger and the U.S. holder’s adjusted tax basis in the Capital Stock surrendered in exchange therefor. Such gain or loss will be capital gain or loss and will be long–term capital gain or loss if the U.S. holder’s holding period for its Capital Stock exceeds one year at the time of the merger.

U.S. Holders that acquired different blocks of Capital Stock at different times or different prices must determine their adjusted tax basis and holding period separately with respect to each block of Capital Stock .

Non–U.S. holders. A Non–U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the exchange of Capital Stock for cash pursuant to the merger unless:

•

the gain is effectively connected with a trade or business conducted by the Non–U.S. holder in the United States and, if certain income tax treaties apply, is attributable to a permanent establishment or fixed base of the Non–U.S. holder in the United States; or

•	the Non–U.S. holder is an individual and is present in the United States for 183 or more days during the taxable year of the merger and certain other requirements are met.

Information Reporting and Backup Withholding

Proceeds from the exchange of Capital Stock for cash pursuant to the merger that are paid to a U.S. holder (other than certain exempt recipients, such as corporations) generally are subject to information reporting and, if the U.S. holder fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption, to backup withholding at the applicable rate (currently 28%). A non–U.S. holder may also be subject to information reporting and backup withholding at the applicable rate with respect to proceeds from the exchange of shares for cash pursuant to the merger if the non–U.S. holder fails to furnish the required certifications or otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be credited against the holder’s U.S. federal income tax liability, if any, and may entitle you to a refund from the U.S. Internal Revenue Service if certain required information is furnished to the U.S. Internal Revenue Service in a timely manner. Holders should consult their tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current U.S. Treasury Regulations.

Rights of Appraisal

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Appendix D. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262, holders of shares of Capital Stock who do not vote in favor of the adoption of the merger agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute such notice, and the full text of Section 262 is attached to this proxy statement as Appendix D.

ANY HOLDER OF CAPITAL STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH HOLDER’S RIGHT TO DO SO, SHOULD REVIEW THE FOLLOWING DISCUSSION AND APPENDIX D CAREFULLY BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES OF CAPITAL STOCK, SKYTERRA BELIEVES THAT IF A STOCKHOLDER CONSIDERS EXERCISING SUCH RIGHTS, SUCH STOCKHOLDER SHOULD SEEK THE ADVICE OF LEGAL COUNSEL.

Filing Written Demand. Any holder of Capital Stock wishing to exercise appraisal rights must deliver to SkyTerra, before the vote on the adoption of the merger agreement at the annual meeting at which the proposal to adopt the merger agreement will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote in favor of the adoption of the merger agreement. A holder of Capital Stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective date of the merger. The holder must not vote in favor of the adoption of the merger agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement. The demand must reasonably inform SkyTerra of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the annual meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of Capital Stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of Capital Stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of Capital Stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to SkyTerra at:

SkyTerra Communications, Inc.

10802 Parkridge Boulevard

Reston, VA 20191

Attn: Secretary

At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to SkyTerra, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of SkyTerra, as the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If SkyTerra, as the surviving corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

Notice by the Surviving Corporation. Within ten days after the effective date of the merger, SkyTerra as the surviving corporation must notify each holder of Capital Stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the merger agreement, that the merger has become effective.

Filing a Petition for Appraisal. Within 120 days after the effective date of the merger, but not thereafter, SkyTerra as the surviving corporation or any holder of Capital Stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. SkyTerra as the surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that SkyTerra as the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of Capital Stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Capital Stock within the time prescribed in Section 262. Within 120 days after the effective date of the merger, any holder of Capital Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from SkyTerra as the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by SkyTerra as the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of Capital Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from SkyTerra as the surviving corporation the statement described in this paragraph.

If a petition for an appraisal is timely filed by a holder of shares of Capital Stock and a copy thereof is served upon SkyTerra as the surviving corporation, SkyTerra as the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to the stockholder.

Determination of Fair Value. After the Delaware Court of Chancery determines the holders of Capital Stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although SkyTerra believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither the Harbinger Parties nor SkyTerra anticipate offering more than the applicable merger consideration to any stockholder of SkyTerra exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Capital Stock is less than the applicable merger consideration. The Delaware courts have stated that the methods which are generally considered acceptable in the financial community and otherwise admissible in court may be considered in the appraisal proceedings. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys fees or the fees and expenses of experts) may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of Capital Stock under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, the stockholder’s shares of Capital Stock will be deemed to have been converted at the effective date of the merger into the right to receive the merger consideration pursuant to the merger agreement. A stockholder will fail to perfect, or effectively lose, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the General Corporation Law of the State of Delaware will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

THE MERGER AGREEMENT

The following describes the material terms of the merger agreement. Complete copies of the merger agreement and the First Amendment are attached to this proxy statement as Appendix A and Appendix B, respectively, are incorporated herein by reference. This description of the merger agreement is qualified in its entirety by reference to the attached merger agreement and the First Amendment. We urge you to, and you should, read the entire merger agreement carefully.

The Merger

Sol Private Corp., a Delaware corporation and a wholly owned indirect subsidiary of Harbinger, which we refer to as Acquisition Corp., will merge with and into SkyTerra. SkyTerra will survive the merger and the separate corporate existence of Acquisition Corp. will cease.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at a later time as specified in the certificate of merger. The effective time of the merger will take place on a date that is not later than the third business day after certain of the conditions contained in the merger agreement have been satisfied or at such other time as the Harbinger Parties and SkyTerra agree. For further discussion on the conditions to the merger, see “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page 77.

Treatment of Stock and Equity Awards

SkyTerra Capital Stock

At the effective time of the merger, each share of Capital Stock that is issued and outstanding immediately prior to the effective time, other than excluded shares, will be converted into the right to receive $5.00 in cash, without interest, which amount we refer to as the “merger consideration,” and will then automatically be canceled and will cease to exist.

Shares of Capital Stock held by Harbinger or its affiliates will be automatically canceled at the time the merger becomes effective and will cease to exist. Shares of Capital Stock owned by subsidiaries of SkyTerra immediately prior to the effective time of the merger will remain outstanding thereafter, with appropriate adjustment to the number thereof to preserve such subsidiary’s percentage ownership of SkyTerra.

SkyTerra Options

In accordance with the terms of the merger agreement, immediately prior to the effective time, each option to purchase Common Stock (whether or not vested or exercisable) will be canceled in exchange for a right to receive from the surviving corporation, promptly following the effective time, an amount in cash equal to the excess, if any, of $5.00 over the per share exercise price of the option; provided that with respect to those options granted under the Mobile Satellite Ventures LP 2001 Unit Incentive Plan that are outstanding as of immediately prior to the effective time but were not previously exchanged pursuant to the option exchange offer made by SkyTerra pursuant to that Registration Statement on Form S–4, Registration No. 333–144093, such options shall as of immediately prior to the effective time be deemed to have been exchanged for options to purchase shares of Common Stock in accordance with the terms of such option exchange offer; provided, further, that any option, the vesting of which is contingent on the achievement of performance goals, will be canceled immediately prior to the effective time and replaced with cash–based awards to be determined by SkyTerra’s Compensation Committee, subject to the approval (which approval shall not be unreasonably withheld) of Harbinger.

SkyTerra Restricted Stock / MSV Phantom Units

Each outstanding share of restricted stock (that was not performance based) previously issued by SkyTerra which is outstanding as of the effective time will be canceled in exchange for the right to receive, from the surviving corporation, a per share amount in cash equal to the merger consideration. Each outstanding MSV phantom unit which is outstanding as of the effective time will be canceled and be deemed to have been exchanged for 2.82 shares of Common Stock immediately prior to the effective time. Each holder, including SkyTerra’s directors and officers, receiving shares of Common Stock in connection with the exchange and cancellation of the phantom units will be entitled to receive $5.00 per share of such Common Stock.

Acquisition Corp. Stock

At the time the merger becomes effective, each share of common stock of Acquisition Corp. that is issued and outstanding immediately prior to the effective time will be converted into one share of common stock of the surviving corporation.

Appraisal Rights

Shares of Common Stock and Non–Voting Common Stock that are held by a stockholder who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL will not be converted into the right to receive the merger consideration, unless and until the dissenting holder effectively withdraws his or her request for or loses his or her right to appraisal under the DGCL. Each such dissenting stockholder will be entitled to receive only the payment provided by Section 262 of the DGCL with respect to shares owned by such dissenting stockholder. See “Proposal One—The Merger—Rights to Appraisal” beginning on page 65 for a description of the procedures that you must follow if you desire to exercise your appraisal rights under Delaware law.

Exchange Procedures

Prior to the effective time of the merger, Harbinger will appoint a bank or trust company to act as an exchange agent for the payment of the merger consideration. At or prior to the effective time, Harbinger will deposit or cause to be deposited with the exchange agent the funds sufficient to pay the aggregate merger consideration to the stockholders (other than Harbinger or its affiliates).

Promptly after the effective time of the merger, the exchange agent will mail to each holder of record of a certificate or certificates representing outstanding shares of Capital Stock immediately prior to the effective time of the merger, whose shares were converted into the right to receive merger consideration, a letter of transmittal and instructions on how to surrender the certificates representing such Capital Stock in exchange for the merger consideration.

Upon your surrender to the exchange agent, in accordance with the exchange agent’s instructions, of a certificate or certificates formerly representing shares of Capital Stock, you will be entitled to the corresponding merger consideration.

Please do not send in your stock certificates until you receive the letter of transmittal and instructions from the exchange agent. Do not return your stock certificates with the enclosed proxy card. If your shares of Capital Stock are held through a broker, your broker will surrender your shares for cancellation. After you mail the letter of transmittal, duly executed and completed in accordance with its instructions, and your stock certificates to the exchange agent, the exchange agent will mail your check to you. The stock certificates you surrender will be canceled.

After the completion of the merger, there will be no further transfers of Capital Stock, and stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration. If merger consideration is to be paid to a name other than that in which the certificate for the Capital Stock surrendered for exchange is registered, the certificate surrendered must be properly endorsed or otherwise in proper form for transfer and any transfer or other taxes must be paid by the person requesting the payment or that person must establish to the exchange agent’s satisfaction that such tax has been paid or is not payable.

Any portion of the merger consideration deposited with the exchange agent that remains undistributed to holders of Capital Stock six months after the effective time of the merger will be delivered to the surviving corporation. Former holders of Capital Stock who have not complied with the above described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the merger consideration. None of the Harbinger Parties, the surviving corporation, the exchange agent or any other person will be liable to any former holder of Capital Stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If your certificate or certificates formerly representing shares of Capital Stock are lost, stolen or destroyed, the exchange agent will issue the merger consideration deliverable in exchange for such lost, stolen or destroyed certificate upon making an affidavit of that fact and, if required by the surviving corporation, posting a bond as indemnity against any claim with respect to the certificates and entering into an indemnity agreement to indemnify the surviving corporation against any claim with respect to the certificates.

Representations and Warranties

The merger agreement contains representations and warranties made by SkyTerra to the Harbinger Parties, and representations and warranties made by the Harbinger Parties to SkyTerra, and may be subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to stockholders, or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of SkyTerra, Harbinger, Acquisition Corp. or any of their respective subsidiaries or affiliates.

SkyTerra’s representations and warranties relate to among other things:

•	its organization and qualification;

•	its capitalization;

•	its subsidiaries;

•	its corporate power and authority;

•	the receipt by the special committee of a financial opinion from Morgan Stanley;

•	the special committee’s recommendation of the merger and adoption of the merger agreement to holders of Capital Stock;

•	the stockholder votes necessary to approve and adopt the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	governmental filings required to be made by it in connection with the merger;

•	the absence of undisclosed broker’s or finder’s fees or other material liabilities;

•	its SEC filings, financial statements, and compliance with the Sarbanes–Oxley Act of 2002;

•	its compliance with laws and court orders;

•	accuracy of the information supplied by or on behalf of SkyTerra for inclusion in this proxy statement and Schedule 13E–3;

•	litigation and claims;

•	its employee benefit plans and arrangements;

•	its tax matters; and

•	its contracts.

Many of the representations and warranties made by SkyTerra are qualified by a “materiality” standard or a standard of “material adverse effect.” As used in the merger agreement, an event, fact, violation, breach, inaccuracy, circumstance or other matter will be deemed to have a “material adverse effect” on a party if such event, fact, violation, breach, inaccuracy, circumstance or other matter had or would reasonably be expected to have a material adverse effect on the business, financial condition or FCC licenses of the party (taken as a whole with its subsidiaries), other than any event or condition resulting from: (A) general economic, business or satellite telecommunications industry conditions that do not disproportionately affect a party compared to other industry participants; (B) the taking of any action required by the merger agreement or from the announcement or pendency of the merger (provided that this clause does not apply with respect to certain of SkyTerra’s representations and warranties); or (C) a decline in a party’s stock price (it being agreed that the facts and circumstances giving rise to such decline may be taken into account in determining whether a material adverse effect has occurred).

The Harbinger Parties’ representations and warranties relate to, among other things:

•	their organization and qualification;

•	their corporate power and authority;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	governmental filings required to be made by it in connection with the merger;

•	their ability to fund the aggregate merger consideration;

•	absence of undisclosed broker’s or finder’s fees; and

•	accuracy of the information supplied by or on behalf of the Harbinger Parties for inclusion in this proxy statement and Schedule 13E–3.

Many of the representations and warranties made by the Harbinger Parties are qualified by a “materiality” standard or a standard of “material adverse effect.”

The representations and warranties in the merger agreement will expire upon the effective time of the merger.

Conduct of Business Pending the Merger

Prior to the effective time of the merger, (i) SkyTerra and certain of its subsidiaries have agreed to (and to cause their subsidiaries to and, to the extent within SkyTerra’s control, cause SkyTerra’s Canadian joint venture to) conduct their business in the ordinary and usual course of business, consistent with past practice and (ii) except as and to the extent prohibited by certain provisions of the indentures governing the 14% Senior Secured Notes due 2013, the 16.5% Senior Unsecured Notes due 2013, and the 18% Senior Unsecured Notes due 2013 issued, in each case, by SkyTerra LP, SkyTerra and certain of its subsidiaries have agreed not to (and to cause their subsidiaries not to and, to the extent within SkyTerra’s control, cause the Canadian joint venture not to) take any of the following actions, subject to limited exceptions:

•	declare, set aside or pay any dividends on or make any other distribution in respect of any of its capital stock;

•

split, combine or reclassify any of its capital stock or other equity interests or issue or authorize any other securities in respect of shares of its capital stock or other equity interests or repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests;

•

issue, deliver, pledge, encumber, sell or authorize the issuance, delivery, pledge, encumbrance or sale of, or purchase any shares of its capital stock or other equity interests or securities convertible into, or rights, warrants or options to acquire, any such shares of capital stock or other equity interests or other convertible securities, authorize or propose any change in its equity capitalization, or amend any of the financial or other economic terms of such securities or the financial or other economic terms of any agreement to which SkyTerra or certain of its subsidiaries is a party relating to such securities;

•	amend its certificate of incorporation, by–laws or other organizational documents in any manner;

•

merge or consolidate with any other person, or acquire any assets or capital stock of any other person, other than acquisitions of assets in the ordinary course of business consistent with past practice;

•	incur any indebtedness for money borrowed or guarantee any such indebtedness of another person;

•

make or authorize any capital, operating or cash expenditures, other than capital, operating and cash expenditures that are in the aggregate no greater than (i) $108 million in the aggregate for the period September 1, 2009 through December 31, 2009, (ii) $137 million in the aggregate for the period September 1, 2009 through January 31, 2010, (iii) $158 million in the aggregate for the period September 1, 2009 through February 28, 2010 and (iv) $170 million in the aggregate for the period September 1, 2009 through March 31, 2010; provided, that, if the merger is not consummated prior to April 1, 2010, these provisions will cease to apply;

•	except as may be required by changes in applicable law or GAAP, change any method, practice or principle of accounting;

•

enter into any new employment agreements with, or increase the compensation of, any officer (vice president or above) or director of SkyTerra and certain of its subsidiaries, or otherwise amend in any material respect any existing agreements with any such person or use its discretion to amend any employee benefit plan or accelerate the vesting or any payment under any employee benefit plan;

•	enter into any transaction with any officer (vice president or above) or director of SkyTerra and certain of its subsidiaries;

•	settle or otherwise compromise any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to SkyTerra or certain of its subsidiaries or the merger;

•

sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any lien any of its properties or assets to any person, except in the ordinary course of business consistent with past practice or dispositions of obsolete or worthless assets;

•	make an investment in, or loan to, any person, except certain subsidiaries of SkyTerra;

•

enter into, terminate or amend any contract that is material to SkyTerra and its subsidiaries, other than in the ordinary course of business consistent with past practice, enter into or extend the term or scope of any contract that restricts SkyTerra or certain of its subsidiaries and affiliates from engaging in any line of business or in any geographic area, enter into any contract that would be breached by, or require the consent of any third party in order to continue in full force following consummation of the merger, or release any person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

•

issue any broadly distributed communication of a general nature to employees or customers without the prior approval of Harbinger, except for communications in the ordinary course of business that do not relate to the merger;

•

surrender, or permit a materially adverse modification of, revocation of, forfeiture of, or failure to renew under regular terms (or cause the FCC to institute any proceedings for the revocation, suspension, or materially adverse modification of) any of the licenses that are material to the business of SkyTerra and its subsidiaries and affiliates; or fail to comply in all material respects with all requirements and conditions of such licenses;

•

make or change any material election concerning taxes or tax returns, file any material amended tax return, enter into any material closing agreement with respect to taxes, settle any material tax claim or assessment or surrender any right to claim a material refund of taxes or obtain any tax ruling;

•	file any registration statement under the Securities Act of 1933, other than a certain registration statement with the Harbinger Parties;

•

take any actions to (i) terminate, amend or otherwise modify the Cooperation Agreement, or (ii) declare a Triggering Investment (as defined in the Cooperation Agreement) under the Cooperation Agreement;

•	disclose any confidential or proprietary information, except pursuant to a customary confidentiality agreement or as required by applicable law; or

•	enter into any agreement to, or make any commitment to, take any of the foregoing actions.

Stockholder Meeting; Proxy Statement

SkyTerra has agreed to call and hold a meeting of its stockholders for the purpose of voting upon the adoption of the merger agreement. SkyTerra has agreed to hold such meeting as promptly as practicable (but in no event later than 30 days) after the mailing of the proxy statement to the stockholders of SkyTerra and the clearance of this proxy statement by the SEC. SkyTerra has agreed to retain a proxy solicitor acceptable to Harbinger in connection with the solicitation of the vote of holders of Common Stock at any such meeting of its stockholders.

In the event that a majority of the outstanding Eligible Shares are not present, in person or by proxy, at such meeting, then SkyTerra shall adjourn the such meeting for a reasonable amount of time for SkyTerra to seek to cause such majority to be present, in person or by proxy, at any such adjournment.

SkyTerra has agreed to recommend to its unaffiliated stockholders the adoption of the merger agreement and that such recommendation and a copy of the opinion of its financial advisor be included in this proxy statement and the Schedule 13E–3. Neither the SkyTerra board of directors nor any committee thereof (including the special committee) will, except as described in the first paragraph under “Merger Agreement—Change in Recommendation” beginning on page 74 of this proxy statement, withdraw, qualify or modify its approval or recommendation of the adoption of the merger agreement in a manner adverse to Harbinger. For further discussion on the vote required to adopt the merger agreement, see “The Annual Meeting—Required Vote” beginning on page 17.

Harbinger’s Agreement to Vote

The Harbinger Parties have agreed to vote the Common Stock owned by the Harbinger Parties in favor of adoption of the merger agreement.

Change in Recommendation

At any time prior to the adoption of the merger agreement by the SkyTerra stockholders, the SkyTerra board of directors or special committee may withdraw, qualify or modify its recommendation to SkyTerra’s stockholders to adopt the merger agreement in a manner adverse to Harbinger, but only in the following two cases:

•

following receipt of a superior proposal; provided, that, neither the board of directors nor the special committee may withdraw, qualify or modify its recommendation to SkyTerra’s stockholders to adopt the merger agreement in a manner adverse to Harbinger unless (1) SkyTerra notifies Harbinger of SkyTerra’s intent to enter into a definitive agreement implementing such superior proposal, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice and (2) during the five business day period commencing upon SkyTerra’s delivery to Harbinger of its notice of superior proposal, SkyTerra (a) offers to negotiate with (and, if accepted, negotiate in good faith with) Harbinger in making adjustments to the terms and conditions of the merger agreement and (b) the special committee determines in good faith (after consultation with its financial advisors and legal counsel), after the end of such five business day period, and after considering the results of such negotiations and the revised proposal made by Harbinger, if any, that the superior proposal giving rise to such notice of superior proposal continues to be a superior proposal (which we refer to as a “termination recommendation”); or

•	following the occurrence of an intervening event;

but in each case, only if the special committee determines in good faith that withdrawing, qualifying or modifying its approval or recommendation of the adoption of the merger agreement is necessary in order for the special committee to comply with its fiduciary obligations to the unaffiliated stockholders under applicable law. Nothing in the merger agreement obligates Harbinger or any of its affiliates in any way to vote in favor of a superior proposal.

An “acquisition proposal” means a bona fide, unsolicited, proposal from any person (whether or not in writing) which is not withdrawn relating to any (i) direct or indirect acquisition of all of the shares of capital stock owned by the stockholders (other than Harbinger and its affiliates), (ii) direct or indirect acquisition of all of the shares of outstanding capital stock or ownership interests of any of SkyTerra or certain of its subsidiaries, (iii) direct or indirect acquisition of all or substantially all of the assets of any of SkyTerra or certain of its subsidiaries, or (iv) merger, consolidation, share exchange, business combination or similar transaction involving any of SkyTerra or certain of its subsidiaries.

A “superior proposal” means a bona fide, written, unsolicited and un–withdrawn offer by a third–party to acquire, for consideration consisting entirely of cash and securities having a readily ascertainable value, (i) not less than all of the shares of capital stock of SkyTerra beneficially owned (within the meaning of the Exchange Act of 1934) by the unaffiliated stockholders (which acquisition may be pursuant to a merger or tender offer) or (ii) all or substantially all of the assets of SkyTerra and certain of its subsidiaries on a consolidated basis, which offer, in each case under clauses (i) and (ii), is not subject to contingencies relating to financing, due diligence or negotiation of transaction documentation and is otherwise on terms and conditions which the special committee determines in good faith to be more favorable to the unaffiliated stockholders from a financial point of view than the merger, taking into account at the time of determination (A) the ability of the person making such offer to reasonably promptly consummate the transactions contemplated by such offer (based upon, among other things, the expectation of obtaining required regulatory and other approvals and such person’s ability to obtain financing) and (B) any changes to the terms of the merger agreement that as of that time had been proposed by Harbinger.

An “intervening event” means a material event, change, development, effect, occurrence or state of facts, other than an acquisition proposal, that was not known or reasonably foreseeable to the board of directors or the special committee on the date of the merger agreement, and becomes known to the board of directors or the special committee before the vote of the stockholders; provided, that, in no event will the receipt, existence or terms of an acquisition proposal or any inquiry related thereto constitute an intervening event.

Indemnification; Directors’ and Officers’ Insurance

Under the merger agreement, Harbinger has agreed to cause the surviving corporation in the merger to indemnify to the fullest extent permitted by law, SkyTerra’s existing Amended and Restated Certificate of Incorporation or its By–Laws, or existing indemnification agreement with such directors and officers in effect on the date of the merger agreement, SkyTerra’s current and former directors and officers for acts or omissions in their capacity as an officer or director occurring on or before the effective time in each case, for a period of six years from and after the effective time and the expiration of the applicable statute of limitations, subject to certain conditions.

In addition, the surviving corporation will obtain insurance policies or “tail insurance coverage” with a claims period of at least six years from the effective time with respect to directors’ and officers’ liability insurance that provides coverage for events occurring on or before the effective time (including reimbursement of director and officer legal expenses). The terms of the policies will be no less favorable than the existing policy of SkyTerra, unless the cost of the policies would exceed an agreed to threshold, in which case the coverage will be the greatest amount available for an amount not exceeding such threshold.

Reasonable Best Efforts

The Harbinger Parties and SkyTerra agree to:

•

use their reasonable best efforts to take, or cause to be taken, and to do, or cause to be done, all actions necessary, proper or advisable under applicable laws and regulations or required to be taken by any governmental entity or otherwise to make the merger and other transactions contemplated by the merger agreement effective as promptly as practicable;

•

obtain from any governmental entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Harbinger Parties or SkyTerra in connection with the authorization, execution or delivery of the merger agreement and the merger; and

•

as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to the merger agreement and the merger required under the Exchange Act of 1934, and any other applicable federal or state securities laws, and any other applicable law; provided that the parties will cooperate with each other in connection with the making of all such filings.

The parties will use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the proxy statement and the Schedule 13E–3) in connection with the merger. In case at any time after the effective time, any further action is necessary or desirable to carry out the purposes of the merger agreement, the proper officers and directors of the parties will take all such necessary or desirable action.

Notwithstanding these or any other provisions of the merger agreement, SkyTerra will not, without Harbinger’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this provision will require Harbinger to offer, accept or agree to (A) dispose or hold separate any part of its or SkyTerra’s businesses, operations, assets or product lines (or a combination of Harbinger’s and SkyTerra’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, Harbinger, SkyTerra or the surviving corporation may carry on business in any part of the world.

Amendment to Existing SPA

The parties agree (and shall cause its subsidiaries to agree) that, unless the merger agreement has been terminated in accordance with its terms or the merger has been consummated, in each case, on or prior to January 4, 2010, that the SPA is amended such that the Fourth Closing Date (as such term is defined in such SPA) is extended until the day that is ten (10) business days following the termination of the merger agreement in accordance with its terms.

Additional Covenants and Agreements

The merger agreement contains additional covenants and agreements among the parties relating to, among other things:

•	Harbinger’s ability to inspect SkyTerra’s and certain of its subsidiaries’ records and financial data;

•	a requirement that each party notify the other of certain matters;

•

a requirement that each party consult with the other prior to the issuance of any press release or making any other public disclosure regarding the merger agreement or the transactions contemplated thereby;

•	participating in the defense of any stockholder litigation relating to the merger agreement or the transactions contemplated thereby;

•	payment of 2009 annual bonuses to SkyTerra individuals;

•	a requirement that SkyTerra retain a proxy solicitor acceptable to the Harbinger Parties in connection with the vote of the holders of Common Stock at the annual meeting;

•

a requirement that SkyTerra, subject to certain restrictions, shall use its best efforts to have Inmarsat agree to (i) accept cash in lieu of issuances of Common Stock under the Cooperation Agreement and (ii) extend the date that a Triggering Investment (as defined in the Cooperation Agreement) is consummated and identified under the Cooperation Agreement to a date subsequent to the Closing Date; and

•	other obligations related to the effective time of the merger.

Conditions to Consummation of the Merger

The obligations of the parties to the merger agreement are subject to the fulfillment or waiver of various conditions described in this section.

Conditions to the Obligations of the Harbinger Parties and SkyTerra

Each of the Harbinger Parties and SkyTerra are obligated to complete the merger only if each of the following conditions is satisfied or waived on or prior to the closing date of the merger:

•

Absence of Actions or Claims. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger is in effect (each party agreeing to use its reasonable efforts to have any restraining order, injunction or other order or legal restraint or prohibition lifted) nor is any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality seeking any of the foregoing be pending; and there is no action taken, or any statute, rule, regulation or order (whether temporary, preliminary or permanent) enacted, entered or enforced, which makes the consummation of the merger illegal or prevents or prohibits the merger;

•	Stockholder Approval. The merger agreement must be adopted by the requisite vote of stockholders of SkyTerra in accordance with applicable law;

•

Governmental Consents. Other than the filing of the certificate of merger, all material consents, approvals and authorizations of and filings with governmental entities required for the consummation of the merger (including all FCC approvals required to consummate the merger, which must be in full force and effect) have been obtained or effected; and

•

Required Minority Vote. A majority of the outstanding Eligible Shares must be present, in person or by proxy, and be voted at the annual meeting and a majority of the Eligible Shares so present and voted shall have voted in favor of the adoption of the merger agreement.

Conditions to the Obligations of SkyTerra

SkyTerra is obligated to complete the merger only if each of the following conditions is satisfied or waived on or prior to the closing date of the merger:

•

Representations and Warranties. The representations and warranties of the Harbinger Parties contained in the merger agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects except for de minimis inaccuracies) at and as of the closing date of the merger as though made at and as of the closing date of the merger (except to the extent that such representations and warranties speak as of a specific date, in which case such representations and warranties are true and correct as of such date).

•

Performance of Obligations of the Harbinger Parties. The performance or compliance, in all material respects, by the Harbinger Parties of their respective undertakings and agreements in the merger agreement at or prior to the closing date of the merger.

•

Closing Certificate. The delivery by the Harbinger Parties to SkyTerra of a certificate with respect to the satisfaction of the conditions relating to the Harbinger Parties’ representations, warranties, covenants and agreements.

Conditions to the Obligations of the Harbinger Parties.

The Harbinger Parties will be obligated to complete the merger only if each of the following conditions is satisfied or waived on or prior to the closing date of the merger:

•

Representations and Warranties. The representations and warranties of SkyTerra contained in the merger agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect or certain other specific representations and warranties, which representations and warranties are true and correct in all respects except for de minimis inaccuracies) at and as of the closing date of the merger as though made at and as of the closing date of the merger (except to the extent that such representations and warranties speak as of a specific date, in which case such representations and warranties are true and correct as of such date).

•

Performance of Obligations of SkyTerra. The performance or compliance, in all material respects, by SkyTerra of its undertakings and agreements in the merger agreement at or prior to the closing date of the merger.

•

Closing Certificate. The delivery by SkyTerra to the Harbinger Parties of a certificate with respect to the satisfaction of the conditions relating to SkyTerra’s representations, warranties, covenants and agreements.

•	No Material Adverse Effect. There will not have occurred, since September 23, 2009, a “material adverse effect” with respect to SkyTerra or certain of its subsidiaries.

•

Appraisal Rights. Appraisal rights have not been exercised and notice of the intention to exercise such rights has not been given in accordance with the provisions of Section 262(d) of the DGCL by SkyTerra stockholders with respect to, in the aggregate, more than seven and one–half percent (7.5%) of the outstanding shares of Capital Stock as of immediately prior to the effective time, determined on a fully–diluted basis.

•	FCC Consent. The FCC approvals required to consummate the merger will not be subject to any conditions that are materially adverse to the Harbinger Parties.

Termination of the Merger Agreement

The merger agreement may be terminated for any reason by the mutual written consent of Harbinger and SkyTerra. Either Harbinger or SkyTerra may terminate the merger agreement at any time:

•

if the merger is not consummated by March 31, 2010; provided, however, that if Harbinger determines that additional time is necessary to forestall any action to restrain, enjoin or prohibit the merger by any governmental entity, or obtain any material consent, approval, authorizations or FCC Consent required for consummation of the merger, then Harbinger may extend the termination date to a date not beyond June 30, 2010;

•

prior to the effective time of the merger, if an administrative agency or commission or other governmental entity issues a final nonappealable injunction, order, decree, judgment or ruling permanently enjoining or otherwise prohibiting the merger; or

•

if, at the annual meeting or any adjournment thereof at which the merger agreement has been voted upon, the SkyTerra stockholders fail to approve the merger agreement by the requisite vote of stockholders of SkyTerra in accordance with applicable law or the Eligible Shares fail to approve this Agreement by the Required Minority Vote; except that a right to terminate pursuant this section may not be exercised by either Harbinger or SkyTerra if the reason for failing to obtain either such vote is the failure of the applicable quorum to be present at the annual meeting or any adjournment thereof and may not be exercised by Harbinger if the reason for failing to obtain the requisite vote of stockholders of SkyTerra in accordance with applicable law is due to a breach by the Harbinger Parties of its agreement to vote all of its agreement to vote all of its shares of Common Stock in favor of the adoption of the merger agreement.

In addition, Harbinger may terminate the merger agreement:

•	if the special committee withdraws, qualifies or modifies its recommendation to SkyTerra stockholders;

•

under specific circumstances relating to a breach of any representation, warranty, covenant or agreement made by SkyTerra in the merger agreement which renders certain conditions to the consummation of the merger incapable of being satisfied; or

•

if appraisal rights are exercised and notice of intention to exercise such rights have been given in accordance with the provisions of Section 262(d) of the DGCL by SkyTerra stockholders with respect to, in the aggregate, more than seven and one–half percent (7.5%) of the outstanding shares of SkyTerra capital stock, determined on a fully–diluted basis.

In addition, SkyTerra (at the direction of the special committee) may terminate the merger agreement:

•	if the special committee has made a termination recommendation, after acting in accordance with the procedures set forth in the merger agreement with respect thereto; or

•

under specific circumstances relating to a breach of any representation, warranty, covenant or agreement made by Harbinger in the merger agreement which renders certain conditions to the consummation of the merger incapable of being satisfied.

In the event of termination of the merger agreement and the abandonment of the merger, the merger agreement will become null and void with no liability to any person on the part of any party (or of any of its affiliates or subsidiaries). However, (i) except as otherwise provided in the merger agreement, no such termination will relieve any party of any liability or obligation to the other party with respect to any breach of the merger agreement prior to such termination and (ii) the agreements of SkyTerra and the Harbinger Parties with respect to governing law, allocation of expenses, the no–vote termination fee and the effect of termination and abandonment sections of the merger agreement will survive the termination of the merger agreement. Subject to agreements contained in Section 4.11 of the merger agreement regarding the tolling of the Fourth Closing Date (as defined in the SPA), the termination of the merger agreement will have no effect on certain other agreements by and among Harbinger and SkyTerra.

No Vote Termination Fee

In the event that the merger agreement is terminated (i) by Harbinger in the situation where the merger agreement has not been voted upon because the applicable quorum for the Required Minority Vote was not present at the annual meeting or any adjournment thereof and the merger has not been consummated prior to March 31, 2010 (or an extension thereof) or (ii) by either Harbinger or SkyTerra under circumstances in which the stockholders of the Company fail to adopt the Merger Agreement by the Required Minority Vote, then, in either case, the Company shall pay to the Harbinger Parties, as promptly as practicable (but in any event within three business days), an amount equal to the $2,000,000; provided that the no vote termination fee shall not be due and payable pursuant to clause (i) of this paragraph if the reason for failing to obtain the requisite vote of stockholders of SkyTerra in accordance with applicable law is due to a breach by the Harbinger Parties of its agreement to vote all of its shares of Common Stock in favor of the adoption of the merger agreement.

Amendment and Waiver

Any provision of the merger agreement may be amended or waived prior to the effective time, but only in a writing signed by each party to the merger agreement in the case of an amendment and signed by each party against whom the waiver is to be effective in the case of a waiver. However, after the adoption of the merger agreement by the stockholders, no provision of the merger agreement may be amended which under applicable law requires the approval of SkyTerra’s stockholders without first obtaining such approval. Pursuant to the Memorandum of Understanding, the Required Minority Vote provision may not be waived, amended or modified.

Expenses

Each party has agreed to bear all costs and expenses incurred by it in connection with the merger agreement.

PROPOSAL TWO—ELECTION OF DIRECTORS

SkyTerra’s Bylaws provide that SkyTerra shall have not less than one nor more than fifteen directors, with the exact number of directors to be determined by the SkyTerra board of directors. There are currently six members on SkyTerra’s board of directors. The SkyTerra board of directors proposes the election of six directors of SkyTerra. Each director elected will hold office until the earliest of (a) the closing of the merger, (b) the 2010 annual meeting of stockholders, or when his successor is duly elected and qualified, or (c) his earlier death, resignation or removal. Upon completion of the merger, the individuals serving as SkyTerra directors immediately prior to the completion of the merger will be replaced by the board of directors of Acquisition Corp.

Biographical information concerning each of the nominees, as of January 29, 2010, is set forth below.

Name	Served as Director Since	Age	Principal Business Experience for the Past Five Years
Alexander H. Good	2008	60	Mr. Good has been the Company’s Chief Executive Officer and President since December 2006. Mr. Good was elected to the Board of Directors of the Company on April 9, 2008 and became the Chairman of the Board of Directors on April 24, 2008. Mr. Good has served as SkyTerra LP’s Chief Executive Officer, President and Vice Chairman of the Board since April 2004. In 2002 and 2003, prior to joining SkyTerra LP, Mr. Good served as the Executive Chairman of Affinity Internet and Executive Chairman of Nexverse Networks, Inc., now Veraz Networks, Inc., and also served as a director of NextLevel Communications, Inc. Mr. Good was Chairman and CEO of @Link Networks, Inc. from 1999 to 2001. Mr. Good was Executive Vice President of Bell Atlantic Corporation (now Verizon) from 1997 to 1999. He served as Senior Vice President of Corporate Development of Bell Atlantic Corporation from 1995 to 1997 and was Chairman and CEO of Bell Atlantic International from 1994 to 1997. Mr. Good served as Senior Vice President of Mobile Technologies Communications, Inc. and CEO of MTEL International from 1990 to 1994.

Jose A. Cecin, Jr.	2008	46	Mr. Cecin has served as a director of SkyTerra since April 2008. Mr. Cecin is currently the Executive Vice President and Chief Operating Officer of RCN Corporation, a competitive broadband services provider. From 2003 to 2008, Mr. Cecin was a Managing Director of BB&T Capital Markets, the investment banking division of BB&T Corporation, where he was the Group Head of the firm’s Communications Investment Banking practice. In 1999, he co–founded Cambrian Communications, a facilities–based telecommunications service provider, where he served as Chief Operating Officer. Mr. Cecin was also a founder of Wave International, a financier and builder of telecommunications infrastructure in emerging markets, where from 1996 to 1999 he helped acquire, fund and build out competitive telecommunications infrastructure in Venezuela’s 5 largest cities. Mr. Cecin also previously served as Managing Director of Corporate Development at Bell Atlantic Corporation (now Verizon). He also previously served as an officer in the United States Army’s 25th Infantry Division. Mr. Cecin serves on the board of directors of RCN Corporation, and is chairman of the board of Arbinet Corporation. Mr. Cecin earned a B.S. degree in Electrical Engineering from the United States Military Academy at West Point and an M.B.A. from Stanford University. Mr. Cecin serves on our Audit Committee, Compensation Committee and Special Committee.

Name	Served as Director Since	Age	Principal Business Experience for the Past Five Years
Jeffrey M. Killeen	1998	56	Mr. Killeen has been a member of the Board of Directors of the Company since October 1998. Since January 1, 2002, Mr. Killeen has been Chairman and Chief Executive Officer of Globalspec, Inc., an information services company. Mr. Killeen was the Chief Executive Officer of Forbes.com from August 1999 to March 2001. Prior to that, from January 1998 to March 1999, Mr. Killeen was the Chief Operating Officer of barnesandnoble.com. Before joining barnesandnoble.com, Mr. Killeen served as President and Chief Executive Officer of Pacific Bell Interactive Media from August 1994 to January 1998. Mr. Killeen serves on the board of directors of drugstore.com, Inc. Mr. Killeen serves on our Audit Committee and Special Committee.

Paul S. Latchford, Jr.	2008	55	Mr. Latchford has served as a director of the Company since April 2008. Mr. Latchford is Co–Founder, President and Chief Executive Officer of Spencer Trask Media & Communications Group LLC. Prior to joining Spencer Trask in June 1999, Mr. Latchford served as Principal Vice President for Global Business Development in Bechtel Group, Inc. from February 1997 to June 1999. Beginning in the early 1990’s Mr. Latchford held several regional business development positions in Bell Atlantic International, Inc. and was appointed Vice President of Business Development for the Asia Pacific Region in 1994. Mr. Latchford serves on our Compensation Committee.

William F. Stasior	2000	69	Mr. Stasior has been a member of the Board of Directors of the Company since April 2000. Mr. Stasior was the Chairman and Chief Executive Officer of Booz Allen & Hamilton Inc., a management and technology consulting firm, from 1991 to 1999. Since October 1999, Mr. Stasior has been the Senior Chairman of Booz Allen. Mr. Stasior also serves on the boards of directors of OPNET Technologies, Inc., a software company that specializes in enhancing network performance for enterprises and service providers, and Vanu, Inc., a leading developer of software–defined radio technology. Mr. Stasior serves on our Audit Committee and Special Committee.

Michael D. Weiner	2005	57	Mr. Weiner has been a member of the Board of Directors of the Company since June 2005. Mr. Weiner has been Chief Legal Officer and General Counsel of Ares Management since September 2006. Previously, Mr. Weiner was employed with Apollo Management, L.P., a leading private investment management firm and served as general counsel of the Apollo organization from 1992 to September 2006. Prior to joining Apollo, Mr. Weiner was a partner in the law firm of Morgan, Lewis & Bockius specializing in securities law, public and private financings, and corporate and commercial transactions. Mr. Weiner also serves on the board of directors of Hughes Communications, Inc.

THE SKYTERRA BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION AS DIRECTOR ALL OF THE NOMINEES SET FORTH ABOVE.

PROPOSAL THREE—ADJOURNMENT OF THE ANNUAL MEETING

Adjournment of the Annual Meeting

Although it is not currently expected, the annual meeting may be adjourned to solicit additional proxies if there are not sufficient votes to adopt the merger agreement. In that event, SkyTerra may ask its stockholders to vote upon the proposals to elect directors to the SkyTerra board of directors and consider the adjournment of the annual meeting to solicit additional proxies, but not the proposal to adopt the merger agreement.

In this proposal, SkyTerra is asking you to authorize the holder of any proxy solicited by the SkyTerra board of directors to vote in favor of granting discretionary authority to the proxies to adjourn the annual meeting for any purpose, including soliciting additional proxies. If SkyTerra stockholders approve the adjournment proposal, SkyTerra could adjourn the annual meeting and any adjourned session of the annual meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies or authorized a proxy by telephone or via the Internet. Additionally, SkyTerra may seek to adjourn the annual meeting if a quorum is not present at the annual meeting.

Vote Required and Recommendation of the Board of Directors

Approval of the proposal to adjourn the annual meeting, if necessary, for any reason, including to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting. No proxy that is specifically marked “AGAINST” adoption of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the proposal to adjourn the annual meeting.

THE SKYTERRA BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ADJOURN THE ANNUAL MEETING, IF NECESSARY, FOR ANY PURPOSE, INCLUDING TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO ADOPT THE MERGER AGREEMENT.

PROPOSAL FOUR—RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF SKYTERRA FOR

THE YEAR ENDED DECEMBER 31, 2009

SkyTerra’s board of directors unanimously appointed Ernst & Young LLP (“Ernst & Young”) to serve as its independent registered public accounting firm. The board of directors of SkyTerra recommends to the stockholders the ratification of the appointment of Ernst & Young as independent registered public accounting firm for SkyTerra for the year ended December 31, 2009. If the stockholders do not ratify the appointment, the board of directors may reconsider its recommendation.

A representative of Ernst & Young is expected to be available at the annual meeting to respond to appropriate questions and will be given the opportunity to make a statement if he or she so desires.

Vote Required

The affirmative vote of the holders of a majority of the total number of the votes of Common Stock represented and entitled to vote at the annual meeting is required to approve this proposal.

Audit Fees

Aggregate fees for professional services rendered to SkyTerra by Ernst & Young for work performed during the fiscal years ended December 31, 2008 and December 31, 2007 are summarized in the table below.

	2008	2007
Audit Fees (1)	$963,500	$973,000
Audit Related Fees (2)	$2,000	$2,000
Tax Fees (3)	$313,435	$418,000
All Other Fees (4)	—	$15,000

	$1,278,935	$1,408,000

(1)	Audit fees consisted of fees billed or expected to be billed for professional services rendered for the audit of the Company’s consolidated annual financial statements included in the Company’s Form 10–K, the reviews of the Company’s consolidated financial statements included in the Company’s Form 10–Q, services related to Sarbanes–Oxley Act compliance or any other services rendered to comply with generally accepted auditing standards and include consents in connection with SEC filings.
(2)	Audit related fees consisted of fees for an online accounting research tool.
(3)	Tax fees consisted of tax compliance, tax advice and tax consulting services.
(4)	Other fees consisted of fees billed for agreed upon procedures performed in connection with Canadian regulatory requirements.

Pursuant to a pre–approval policy, the Audit Committee approved all of the audit and non–audit services for the years ended December 31, 2008 and 2007.

Recommendation Of The Board Of Directors

THE SKYTERRA BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY.

MARKET PRICE AND DIVIDEND INFORMATION

Market Prices for SkyTerra Common Stock and Related Stockholder Matters

SkyTerra’s Common Stock has been traded on the Over the Counter Bulletin Board under the symbol “SKYT.OB” since January 30, 2003. The following table sets forth for the periods indicated the range of high and low closing prices per share of Common Stock, as reported by the Nasdaq website:

	High ($)	Low ($)
2010
First Quarter (through 1/28/2010)	4.89	4.87

2009
First Quarter	4.55	1.01
Second Quarter	3.50	2.25
Third Quarter	4.85	2.80
Fourth Quarter	4.90	4.82

2008
First Quarter	7.80	6.00
Second Quarter	8.75	6.50
Third Quarter	6.25	3.67
Fourth Quarter	3.35	1.37

2007
First Quarter	11.30	8.20
Second Quarter	9.00	7.70
Third Quarter	9.05	6.80
Fourth Quarter	7.25	4.35

The closing sale price of our Common Stock on the Over the Counter Bulletin Board on September 22, 2009, which was the last trading day before we announced the Merger, was $3.40 per share, compared to which the merger consideration represents a premium of approximately 47%.

On [    ], 2010, the last trading day before the date of this proxy statement, the closing price for SkyTerra’s Common Stock on the Over the Counter Bulletin Board was $[    ] per share. You are encouraged to, and should, obtain current market quotations for SkyTerra’s Common Stock in connection with voting your shares.

As of the record date, SkyTerra had 393 stockholders of record. This number was derived from SkyTerra’s stockholder records, and does not include beneficial owners of SkyTerra’s Capital Stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries. Holders of SkyTerra’s Capital Stock are entitled to share ratably in dividends, if and when declared by SkyTerra’s board of directors.

SkyTerra has not paid a cash dividend on its Capital Stock for the years ended December 31, 2009, 2008 and 2007, and it is unlikely that SkyTerra will pay any cash dividends on its Capital Stock for the foreseeable future. SkyTerra currently intends to retain future earnings, if any, to fund the development and growth of the business.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table sets forth selected historical consolidated financial data for SkyTerra as of and for each of the last five fiscal years.

The selected historical data set forth below has been derived from and should be read in conjunction with our consolidated financial statements, accompanying notes and other financial information included in SkyTerra’s annual report on Form 10-K for the fiscal year ended December 31, 2008, as amended, and SkyTerra’s quarterly report on Form 10-Q for the quarter ended September 30, 2009, which are attached hereto as Appendices E and G, respectively, and are incorporated herein by reference.

On September 26, 2006, SkyTerra completed the 2006 SkyTerra LP Exchange Transactions (as described more fully in the Form 10–K for the period ended December 31, 2008, attached hereto as Appendix E) that resulted in SkyTerra owning the majority of SkyTerra LP. This transaction has been accounted for as a “reverse acquisition” with SkyTerra LP being treated as the accounting acquirer of SkyTerra. As such, SkyTerra’s historical financial statements prior to September 25, 2006 are the historical financial statements of SkyTerra LP. The consolidated financial statements of SkyTerra LP have been retroactively restated to reflect the recapitalization of SkyTerra LP with the 39.6 million shares of Capital Stock issued to SkyTerra LP equity holders in the 2006 SkyTerra LP Exchange Transactions.

	Nine Months ended September 30, 2009	2008	2007	2006	2005	2004
Consolidated statements of operations data:
Total revenues	$26,382	$34,485	$34,083	$34,854	$29,974	$29,597
Total operating expense	123,350	138,992	106,174	77,113	69,127	56,352
Operating loss	(96,968)	(104,507)	(72,091)	(42,259)	(39,153)	(26,755)
Net loss attributable to SkyTerra	(152,001)	(204,935)	(123,556)	(57,100)	(40,955)	(33,455)
Net loss attributable to SkyTerra per common share	(1.42)	(1.93)	(1.24)	(1.24)	(1.03)	(1.06)
Consolidated balance sheet data:
Total assets	1,783,221	1,360,702	1,295,035	767,047	216,784	246,223
Senior secured discount notes, net	699,036	629,759	552,719	483,410	—	—
16.5% senior unsecured notes (related party), net	163,066	147,119	—	—	—	—
18% senior unsecured notes (related party), net	377,835	—	—	—	—	—
Vendor notes payable	114,649	60,940	50,765	—	—	—
Notes payable–other	—	372	1,282	470	696	902
Long–term deferred revenue, net of current portion	14,679	12,383	16,333	20,971	23,243	20,690
Stockholders’ equity (deficit)	$360,064	$471,353	$616,218	($119,943)	$181,260	$212,964

RATIO OF EARNINGS TO FIXED CHARGES

(amounts in thousands)

	Nine Months ended September 30, 2009	2008	2007	2006	2005	2004
Ratio of Earnings to Fixed Charges	—	—	—	—	—	—
Amount by Which Earnings are Insufficient to Cover Fixed Charges	$180,915	$282,517	$160,393	$68,097	$32,126	$31,516

BOOK VALUE PER SHARE

At September 30, 2009, SkyTerra had a consolidated net book value of $360.1 million ($3.31 per share) and reported a net loss of $37.7 million for the three months ended September 30, 2009. The $3.31 per share consolidated net book value is substantially below the $5.00 per share cash merger consideration. Based upon their respective aggregate share ownerships, Harbinger and its affiliates had an indirect 48% interest in that net book value and net loss and holders of SkyTerra Capital Stock other than Harbinger and its affiliates owned the remaining indirect 52% interest in the net book value and net loss. Following the consummation of the merger, Harbinger and its affiliates will have an indirect 100% ownership interest in the surviving corporation’s net book value and net income or loss and the other current stockholders of SkyTerra will have no direct or indirect interest in that net book value and net income or loss.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

On the record date, January 21, 2010, there were 48,978,253 outstanding and issued shares of Common Stock (and 59,958,499 outstanding and issued shares of Non-Voting Common Stock). The following table shows the amount of Capital Stock beneficially owned as of January 29, 2010 by (i) each of the directors, (ii) each of the current executive officers, (iii) all of the directors and executive officers as a group and (iv) each person known by SkyTerra to beneficially own more than 5% of SkyTerra outstanding Capital Stock. Unless otherwise provided, the address of each holder named below is c/o SkyTerra Communications, Inc., 10802 Parkridge Boulevard, Reston VA 20191.

Name and Address	Position	Number of Shares of Voting Common Stock Beneficially Owned (1)		Percentage of Class of Voting Common Stock	Number of Shares of Non-Voting Common Stock Beneficially Owned	Percentage of Class of Non-Voting Common Stock	Percentage of Total Equity
Alexander H. Good	Chief Executive Officer and President, Director	2,627,600	(2)	5.2%	—	*	2.4%

Scott Macleod	Executive Vice President, Chief Financial Officer and Treasurer	1,191,566	(3)	2.4%	—	*	1.1%

Randy S. Segal	Former Senior Vice President, General Counsel and Secretary	423,000	(4)	*	—	*	*

Andrew Caplan	Chief Network Officer, SkyTerra LP	425,000	(5)	*	—	*	*

Gary Epstein	Executive Vice President, Law and Regulation	200,000	(6)	*	—	*	*

Marc Montagner	Executive Vice President, Strategy Development and Distribution, SkyTerra LP	200,000	(7)	*	—	*	*

James A. Wiseman	Vice President and Corporate Controller	37,600	(8)	*	—	*	*

Jose A. Cecin, Jr.	Director	6,667	(9)	*	—	*	*

Paul S. Latchford, Jr.	Director	6,667	(10)	*	—	*	*

Jeffrey M. Killeen	Director	129,167	(11)	*	—	—	*

William F. Stasior	Director	114,167	(12)	*	—	—	*

Michael D. Weiner	Director	31,667	(13)	*	—	—	*

Harbinger Holdings, LLC and its affiliates (14)		60,233,321		69.3%	29,946,362	49.9%	61.4%
450 Park Avenue, 30th Floor New York, NY 10022

Name and Address	Position	Number of Shares of Voting Common Stock Beneficially Owned (1)	Percentage of Class of Voting Common Stock	Number of Shares of Non-Voting Common Stock Beneficially Owned	Percentage of Class of Non-Voting Common Stock	Percentage of Total Equity
BCE Inc. 1000 rue de La Gauchetiere Ouest Bureau 3700 Montreal, Quebec H3B 4Y7 Canada		—	—	22,105,400	36.9%	20.3%

Columbia Capital III, LLC 201 North Union Street Suite 300 Alexandria, VA 22314		5,623,165	11.5%	—	—	5.2%

Wells Fargo Bank, National Association		—	—	7,906,737	13.2%	7.3%

Solus Alternative Asset Management funds (15)		4,750,000	9.7%	—	—	4.4%
All executive officers and directors as a group (12 persons)		5,393,101	10.3%	—	—	4.8%

*	Represents beneficial ownership of less than 1%.
(1)	Beneficial ownership has been determined pursuant to Rule 13d–3 under the Exchange Act.
(2)	Consists of 935,600 shares of restricted stock subject to vesting and options to purchase an additional 1,692,000 shares of common stock that are currently exercisable. Mr. Good holds no unvested options to purchase shares of common stock.
(3)	Consists of 557,066 shares of restricted stock subject to vesting and options to purchase an additional 634,500 shares of common stock that are currently exercisable. Mr. Macleod holds no unvested options to purchase shares of common stock.
(4)	Consists of options to purchase 423,000 shares of common stock held by Ms. Segal. Ms. Segal holds no unvested options to purchase shares of common stock.
(5)	Consists of 125,000 shares of restricted stock subject to vesting and options to purchase 300,000 shares of common stock that are currently exercisable. Mr. Caplan holds no unvested options to purchase shares of common stock.
(6)	Consists of 100,000 shares of restricted stock subject to vesting and options to purchase an additional 600,000 shares of common stock held by Mr. Epstein, of which 100,000 are currently exercisable.
(7)	Consists of 100,000 shares of restricted stock subject to vesting and options to purchase an additional 600,000 shares of common stock held by Mr. Montagner, of which 100,000 are currently exercisable.
(8)	Consists of options to purchase 56,400 shares of common stock held by Mr. Wiseman, of which 37,600 are currently exercisable.
(9)	Consists of options to purchase 20,000 shares of common stock held by Mr. Cecin, of which 6,667 are currently exercisable.
(10)	Consists of options to purchase 20,000 shares of common stock held by Mr. Latchford, of which 6,667 are currently exercisable.
(11)	Consists of 80,000 shares of stock and options to purchase 62,500 shares of common stock held by Mr. Killeen, of which 49,167 are currently exercisable.
(12)	Consists of 55,000 shares of stock, and options to purchase 72,500 shares of common stock held by Mr. Stasior, of which 59,167 are currently exercisable.
(13)	Consists of options to purchase 45,000 shares of common stock held by Mr. Weiner, of which 31,667 are currently exercisable.
(14)	Represents beneficial ownership by (a) Philip A. Falcone of 60,233,321 shares of voting common stock and 29,946,362 shares of non-voting common stock, (b) Harbinger Capital Partners Master Fund I, Ltd. of 41,126,457 shares of voting common stock and 5,556,898 shares of non-voting common stock, (c) Harbinger Capital Partners LLC of 41,126,457 shares of voting common stock and 5,556,898 shares of non-voting common stock, (d) Harbinger Capital Partners Special Situations Fund, L.P. of 18,089,908 shares of voting common stock and 9,982,121 shares of non-voting common stock, (e) Harbinger Capital Partners Special Situations GP, LLC of 18,089,908 shares of voting common stock and 9,982,121 shares of non-voting common stock and (f) Harbinger Capital Partners Fund I, L.P. of 1,016,956 shares of voting common stock and 14,407,343 shares of non-voting common stock.

The direct and indirect beneficial ownership of shares of Capital Stock has been previously disclosed in public filings made with the SEC by the Harbinger Filing Persons (other than Acquisition Corp.) and certain of their affiliates (the “Harbinger Filers”). For purposes of clarification, when the ownership and voting percentage of the Harbinger Filers are calculated using guidelines promulgated by the FCC, the ownership and voting percentages are calculated on a non-fully diluted basis (i.e., only those shares which have been issued and are outstanding are included) and include only those shares actually held by the Harbinger Filers in the calculation (i.e., the calculation excludes those dilutive securities which are subject to the exercise of warrants, options or other equity awards, and those which are being held in escrow pending receipt of the FCC Consent). Using this basis of calculation, the Harbinger Filers hold 46% of the voting interest in SkyTerra’s Common Stock and 48% of the outstanding Capital Stock of SkyTerra. As discussed under “Proposal One—The Merger—Regulatory Requirements” beginning on page 58, the FCC Consent authorizing a transfer of control of SkyTerra’s FCC licenses to Harbinger pursuant to the merger agreement is required prior to the consummation of the merger.

For purposes of presentation on the foregoing table entitled “Security Ownership of Management and Certain Beneficial Owners,” as well as on the Schedule 13–D filed October 16, 2009 by the Harbinger Filers, the ownership and voting percentages of the Harbinger Filers are calculated using guidelines for determining beneficial ownership set forth by the SEC. Calculations made on this basis include all securities owned by the Harbinger Filers (both “in–the–money” and “out–of–the–money” dilutive securities) and all securities acquirable by the Harbinger Filers within 60 days (of which there are none), but exclude all dilutive securities held by third parties other than the Harbinger Filers (i.e. any and all shares issuable upon the exercise of warrants, options or other equity awards held by third parties) and any shares which are being held in escrow pending receipt of the FCC Consent. This calculation further assumes that, in the event that the Harbinger Filers have the option to elect whether to have shares issued as Common Stock or Non–Voting Common Stock upon the exercise of the dilutive securities it currently holds, all shares which could be issuable upon the Harbinger Filers’ proper exercise of such dilutive securities would be issued to the Harbinger Filers as shares of Common Stock. Using this basis of calculation, the Harbinger Filers own 69.4% of the voting interest in SkyTerra’s Common Stock.
(15)	Includes SOLA LTD (address c/o Solus Alternative Asset Management LP, 430 Park Ave., 9th Floor, New York, New York 10022) and Solus Core Opportunities Fund Ltd (address c/o Solus Core Opportunities Fund Ltd).

DIRECTORS AND EXECUTIVE OFFICERS OF HARBINGER AND ACQUISITION CORP.

Set forth below are the names, the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five–year employment history of each of the current directors and executive officers of Master Fund, Special Fund, Acquisition Corp. and certain of their affiliates.

Master Fund

Martin J. Byrne, Director of Master Fund. Mr. Byrne is a Senior Trust and Company Manager for International Management Services, George Town, Grand Cayman KY1–1102, Cayman Islands, since 1999. Mr. Byrne is a resident of the Cayman Islands.

Ian Goodall, Director of Master Fund. Mr. Goodall is a Director and Company Secretary for International Management Services, George Town, Grand Cayman KY1–1102, Cayman Islands, since 1999. Mr. Goodall is a resident of the Cayman Islands.

Harbinger Capital Partners LLC (“Harbinger LLC”) is the investment manager of Master Fund. Harbinger Holdings, LLC (“Harbinger Holdings”) is the managing member of Harbinger LLC.

Special Fund

Harbinger Capital Partners Special Situations GP, LLC (“Harbinger GP”) is the general partner of Special Fund. Harbinger Holdings is the managing member of Harbinger GP.

Harbinger GP

Harbinger Holdings is the managing member of Harbinger GP, a Delaware limited liability company. The officers of Harbinger GP are set forth below.

Harbinger LLC

Harbinger Holdings is the managing member of Harbinger LLC, a Delaware limited liability company. The officers of Harbinger LLC are set forth below.

Harbinger Holdings

Philip A. Falcone is the managing member of Harbinger Holdings, a Delaware limited liability company.

Acquisition Corp.

Peter A. Jenson is the sole director of Acquisition Corp.

Name	Titles	Employment History
Philip A. Falcone	President of Acquisition Corp. Senior Managing Director, Chief Executive Officer, Chief Investment Officer, President and Treasurer of Harbinger GP and Harbinger LLC.	Chief Investment Officer, Chief Executive Officer and Senior Managing Director of Harbinger Capital Partners, which he co–founded in 2001.

Peter A. Jenson	Director, Vice President, Secretary and Treasurer of Acquisition Corp. Vice President of Harbinger GP Vice President and Secretary of Harbinger LLC.	Managing Director and Chief Operating Officer of Harbinger Capital Partners since 2009. Prior to joining Harbinger Capital Partners, Mr. Jenson was a Managing Director at Citadel Investment Group, 131 South Dearborn Street, Chicago, Illinois 60603 between 2005 and 2009, and Chief Financial Officer at Constellation Commodity Group, 111 Market Street, Suite 500, Baltimore, Maryland 21202 between 2002 and 2005.

Lawrence M. Clark, Jr.	Vice President of Acquisition Corp., Harbinger GP and Harbinger LLC.	Managing Director of Harbinger Capital Partners, where he has been employed since 2002.

Ian Estus	Vice President of Acquisition Corp., Harbinger GP and Harbinger LLC.	Managing Director of Harbinger Capital Partners, where he has been employed since 2002.

During the past five years, none of the persons described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each person identified above is a United States citizen, unless otherwise noted.

The business address and telephone number for each of Special Fund, Acquisition Corp., Harbinger GP, Harbinger LLC, Harbinger Holdings and Philip A. Falcone is 450 Park Avenue, 30th Floor, New York, New York 10022, (212) 339-5100.

The business address and telephone number for Master Fund is c/o International Fund Services Limited, Third Floor, Bishop’s Square, Redmond’s Hill, Dublin 2, Ireland, (212) 521-6972.

CERTAIN PURCHASES AND SALES OF SKYTERRA CAPITAL STOCK

There have been no transactions in SkyTerra Capital Stock during the past 60 days by SkyTerra or any Harbinger Filing Person or their directors or executive officers, or by any pension, profit–sharing or similar plan of SkyTerra or any Harbinger Filing Person.

Shares of Common Stock were issued by SkyTerra on April 13, 2009, following the vesting of shares of restricted stock held by each of Mr. Good and Mr. Macleod through net exercise, which reduced the number of shares of Common Stock issuable to each holder by the equivalent of the withholding tax amount paid by SkyTerra. In the case of Mr. Good, 135,600 shares of Common Stock were issued and 64,400 shares were withheld by SkyTerra. In the case of Mr. Macleod, 90,400 shares of Common Stock were issued and 42,934 shares were withheld by SkyTerra.

The following table shows purchases of SkyTerra Capital Stock during the past two years effected by any Harbinger Filing Person, showing the number of shares of SkyTerra Capital Stock purchased by each, the range of prices paid for those shares and the average price paid per quarter for the past two years.

Name of Filer	Quarter Ended 3/31/2008 Amount of Shares Purchased	Range of Prices Paid	Average Purchase Price
Harbinger Capital Partners Fund I, L.P. (1)	15,340,303	$5.50 – 7.40	$5.61

Name of Filer	Quarter Ended 6/30/2008 Amount of Shares Purchased	Range of Prices Paid	Average Purchase Price
Master Fund (2)	8,511,817	$10.00	$10.00
Special Fund (3)	7,886,312	$10.00	$10.00

Name of Filer	Quarter Ended 9/30/2008 Amount of Shares Purchased	Range of Prices Paid	Average Purchase Price
Master Fund (4)	12,573,854	$4.15	$4.15
Special Fund (5)	11,052,220	$4.15	$4.15

Name of Filer	Quarter Ended 12/31/2008 Amount of Shares Purchased	Range of Prices Paid	Average Purchase Price
	—	—	—

Name of Filer	Quarter Ended 3/31/2009 Amount of Shares Purchased	Range of Prices Paid	Average Purchase Price
Special Fund (6)	425,519	$1.43 – 4.69	$2.57
Master Fund (7)	1,209,189	$1.43 – 4.69	$2.57

Name of Filer	Quarter Ended 6/30/2009 Amount of Shares Purchased	Range of Prices Paid	Average Purchase Price
	—	—	—

Name of Filer	Quarter Ended 9/30/2009 Amount of Shares Purchased	Range of Prices Paid	Average Purchase Price
	—	—	—

Name of Filer	Quarter Ended 12/31/2009 Amount of Shares Purchased	Range of Prices Paid	Average Purchase Price
	—	—	—

(1)	Entity is a feeder fund for the Master Fund.
(2)	332,119 of the shares of Capital Stock purchased were placed in escrow pending FCC Consent.
(3)	110,706 of the shares of Capital Stock purchased were placed in escrow pending FCC Consent.
(4)	5,271,158 of the shares of Capital Stock purchased were placed in escrow pending FCC Consent.
(5)	2,635,573 of the shares of Capital Stock purchased were placed in escrow pending FCC Consent.
(6)	425,519 of the shares of Capital Stock purchased were placed in escrow pending FCC Consent.
(7)	1,209,189 of the shares of Capital Stock purchased were placed in escrow pending FCC Consent.

OTHER MATTERS

The board of directors does not know of any matters to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters that SkyTerra does not know about a reasonable time before the mailing of this proxy statement do properly come before the annual meeting, or any adjournments or postponements thereof, it is the intention of the persons named in the proxy to vote on such matters in their sole discretion. If SkyTerra becomes aware, a reasonable time before the mailing of this proxy statement, of any other business to be presented at the annual meeting, the persons named in the proxy will not exercise their discretionary authority to vote on such matters.

STOCKHOLDER PROPOSALS

If the merger is completed, SkyTerra shares will no longer be publicly traded and SkyTerra will no longer hold annual meetings of its stockholders. If the merger is not completed, SkyTerra’s stockholders will continue to be entitled to attend and participate in SkyTerra’s stockholders meetings. If the merger is not completed, SkyTerra will inform its stockholders, by press release or other means determined reasonable by SkyTerra, of the date by which stockholder proposals must be received by SkyTerra for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

WHERE YOU CAN FIND MORE INFORMATION

SkyTerra files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. SkyTerra’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document SkyTerra files with the SEC at the SEC’s public reference room located at 450 Fifth Street, NW, Washington, DC 20549, and at the following Regional Office of the SEC: The Woolworth Building, 233 Broadway, New York, New York 10279. Please call the SEC at (800) SEC–0330 for further information on the operation of the public reference rooms. SkyTerra stockholders can also find this information in the Investor Relations section of SkyTerra’s website, http://www.skyterra.com.

Because the merger is a “going-private” transaction, SkyTerra, Harbinger and Acquisition Corp. have filed with the SEC a Transaction Statement on Schedule 13E–3 with respect to the proposed merger. The Schedule 13E–3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E–3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E–3 filed with the SEC.

We also attach to this proxy statement, SkyTerra’s annual report on Form 10-K, as amended, for its year ended December 31, 2008, and SkyTerra’s quarterly report on Form 10-Q, for its period ended September 30, 2009 as Appendices E and G, respectively. Because the merger is a “going-private” transaction, disclosure made in connection with the merger is not entitled to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and any reference to any claim of reliance on the PSLRA contained in this proxy statement, including in either of Appendix E or G, attached hereto, is excluded.

Harbinger and Acquisition Corp. have supplied all information in this proxy statement related to Harbinger and Acquisition Corp. SkyTerra has not independently verified any of the information relating to Harbinger and Acquisition Corp. You should rely only on the information contained in this proxy statement, or to which SkyTerra has referred you, to vote your shares at the annual meeting. We have not authorized anyone to provide you with information that is different. This proxy statement is dated [    ], 2010. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such a proxy solicitation in such jurisdiction. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, SkyTerra will, where relevant and if required by applicable law, (1) update such information through a supplement to this proxy statement and (2) amend the Transaction Statement on Schedule 13E–3 filed in connection with the merger, in each case, to the extent necessary.

Documents incorporated by reference in this proxy statement are available from us without charge, excluding all exhibits (unless we have specifically incorporated by reference an exhibit in this proxy statement). You may obtain documents incorporated by reference by requesting them in writing or by telephone as follows:

SkyTerra Communications, Inc.

10802 Parkridge Boulevard

Reston, VA 20191

Attention: Secretary

Telephone: (703) 390–2700

If you would like to request documents from us, please do so by [    ], 2010 in order to ensure timely receipt before the annual meeting. You should be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

Appendix A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD,

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.,

SOL PRIVATE CORP.,

and

SKYTERRA COMMUNICATIONS, INC.

Dated as of September 23, 2009

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 23, 2009 (this “Agreement”), by and among Harbinger Capital Partners Master Fund I. Ltd, an exempted company organized under the laws of the Cayman Islands (“Master Fund”), Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership (“Special Fund”, and together with Master Fund, “H”), Sol Private Corp., a Delaware corporation and an indirect wholly owned subsidiary of H (“Acquisition Corp.”), and SkyTerra Communications, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 7.1.

RECITALS:

A. H collectively owns the shares of Common Stock, par value $0.01 per share, of the Company (“Common Stock”), and the shares of Non-Voting Common Stock, par value $0.01 per share, of the Company (“Non-Voting Common Stock”, and, together with Common Stock, “Capital Stock”) as reported on the Schedule 13D/A filed by H on August 21, 2009.

B. H desires to acquire all of the shares of Capital Stock not owned by it, directly or indirectly, and to provide for the payment of $5.00 per share in cash for all such shares of Capital Stock, by means of a merger of Acquisition Corp. with and into the Company in accordance with Section 251 of the Delaware General Corporation Law (the “DGCL”), upon the terms and subject to the conditions of this Agreement (the “Merger”).

C. The respective Boards of Directors of the Company, H and Acquisition Corp. have (and in the case of the Company, upon the recommendation of a special committee of its Board of Directors (the “Special Committee”)) approved this Agreement and declared it advisable and in the best interests of their respective companies and stockholders to consummate the Merger on the terms and subject to the conditions set forth herein.

D. In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Acquisition Corp. will be merged with and into the Company, the separate existence of Acquisition Corp. will cease, and the Company will continue as the surviving corporation (the “Surviving Corporation”). The Merger will have the effects as provided by the DGCL and other applicable law.

Section 1.2. Effective Time. As soon as practicable on the Closing Date, Acquisition Corp. and the Company will file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is permissible in accordance with the DGCL and as the Parties may agree, as specified in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

Section 1.3. Closing. Unless this Agreement shall have been terminated in accordance with Section 6.1, the closing of the Merger (the “Closing”) will take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 at 10:00 a.m. (eastern standard time) on a date to be mutually agreed to by the Parties, which date shall be no later than the third business day after the satisfaction of the conditions (other than conditions that by their nature are to be satisfied at the Closing but subject to such conditions) provided in Article V, or at such other time and place as the Parties may agree to in writing (the “Closing Date”).

Section 1.4. Certificate of Incorporation; By-laws; Directors and Officers. At the Effective Time:

(a)	except as required by Section 4.8(a), the Amended and Restated Certificate of Incorporation of the Surviving Corporation shall be amended in the Merger to be the same as the certificate of incorporation of Acquisition Corp. as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “SkyTerra Communications, Inc.”) and, until thereafter amended in accordance with its terms and as provided by the DGCL, shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation;

(b)	except as required by Section 4.8(a), the By-laws of Acquisition Corp. as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation following the Merger (except that the name of the Surviving Corporation shall be “SkyTerra Communications, Inc.”), until thereafter amended as provided in the DGCL or in the Certificate of Incorporation or By-laws of the Surviving Corporation;

(c)	the directors of Acquisition Corp. immediately prior to the Effective Time shall be the directors of the Surviving Corporation following the Merger until the earlier of (i) their death, resignation or removal or (ii) such time as their respective successors are duly elected or appointed as provided in the Certificate of Incorporation or By-laws of the Surviving Corporation; and

(d)	the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of (i) their death, resignation or removal or (ii) such time as their respective successors are duly appointed as provided in the Certificate of Incorporation or By-laws of the Surviving Corporation.

Section 1.5. Effect of Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition Corp., the Company or the holders of any shares of capital stock of the Company:

(a)	each share of common stock, par value $0.001 per share, of Acquisition Corp. that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation;

(b)	subject to Section 1.5(c) and Section 1.6:

(i)	each share of Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Capital Stock held by H and its Affiliates or by any Company Subsidiary (as defined below)) will be converted into the right to receive $5.00 in cash, without interest (the “Merger Consideration”), and, when so converted, will automatically be canceled and will cease to exist;

(ii)	each share of Capital Stock that is issued and outstanding immediately prior to the Effective Time and held by H or its Affiliates will automatically be canceled and will cease to exist; and

(iii)	each holder of a certificate representing any such shares of Capital Stock will cease to have any rights with respect to such shares of Capital Stock to the extent such certificate represents such shares of Capital Stock, except for the right to receive the Merger Consideration payable in respect of the shares of Capital Stock formerly represented by such certificate upon surrender of such certificate in accordance with Section 1.9; and

(c)	each share of Capital Stock that is owned immediately prior to the Effective Time by any Company Subsidiary will remain outstanding thereafter, with appropriate adjustment to the number thereof to preserve the Company Subsidiary’s percentage ownership of the Company.

Section 1.6. Dissenting Shares.

(a)	Notwithstanding anything in this Agreement to the contrary, shares of Capital Stock outstanding immediately prior to the Effective Time and held by a holder who has demanded and perfected such holder’s right to appraisal of such shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into or represent the right to receive the Merger Consideration, but their holder will instead be entitled to such rights as are afforded under the DGCL with respect to Dissenting Shares, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal.

(b)	If any holder of shares of Capital Stock who demands appraisal of such holder’s shares pursuant to the DGCL fails to perfect or withdraws or otherwise loses such holder’s right to appraisal, at the later of the Effective Time or upon the occurrence of such event, such holder’s Dissenting Shares will be converted into and will represent the right to receive the Merger Consideration, without interest, in accordance with Section 1.5(b).

(c)	The Company shall give H:

(i)	prompt notice of any written demand for appraisal or payment of the fair value of any shares of Capital Stock, withdrawals or attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL received by the Company; and

(ii)	the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.

(d)	The Company shall not, except with the prior written consent of H, voluntarily make any payment with respect to any demands for appraisals of Capital Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 1.7. Stock Options. Immediately prior to the Effective Time, each option to purchase shares of Common Stock granted under any stock option plan or purchase plan, program or similar arrangement or any individual employment agreement, including, without limitation, the Company’s 1998 Long-Term Incentive Plan, 2006 Equity and Incentive Plan and the Mobile Satellite Ventures LP 2001 Unit Incentive Plan (the “MSV Plan”; which shall include for these purposes those options issued under the MSV Plan that were exchanged for Company stock options in the option exchange offer made by the Company pursuant to that Registration Statement on Form S-4, Registration No. 333-144093 (such offer, the “Option Exchange Offer”)) (such plans, agreements, programs or similar arrangements, collectively, the “Stock Plans”) that is outstanding immediately prior to the Effective Time (each, an “Option”) shall, whether vested or not vested, be converted into and become the right to receive from the Surviving Corporation, promptly following the Effective Time, an amount in cash equal to the product obtained by multiplying (A) the excess, if any, of the Merger Consideration payable for each share of Common Stock over the per share exercise price of each such Option, by (B) the number of shares of Common Stock for which such Option was exercisable immediately prior to the Effective Time, and when so converted, will automatically be cancelled and retired and will cease to exist; provided that with respect to those options granted under the MSV Plan that are outstanding as of immediately prior to the Effective Time but were not exchanged pursuant to the Option Exchange Offer, such options shall as of immediately prior to the Effective Time be deemed to have been exchanged for options to purchase shares of Common Stock in accordance with the terms of the Option Exchange Offer; and provided further, that Options the vesting of which is contingent on the achievement of performance goals will be cancelled immediately prior to the Effective Time and replaced with cash-based awards to be determined by the Company’s Compensation Committee, subject to H’s approval (which approval shall not be unreasonably withheld).

Section 1.8. Restricted Stock. Immediately prior to the Effective Time, each share of restricted Common Stock previously issued by the Company pursuant to any of the Stock Plans which is then outstanding, other than the grants of restricted Common Stock set forth on Schedule 1.8, shall be converted into the right to receive from the Surviving Corporation, promptly following the Effective Time, an amount in cash equal to the Merger

Consideration as provided in Section 1.5(b) and, when so converted, will automatically be cancelled and will cease to exist; provided, that with respect to the MSV phantom units referred to in Section 2.2(a) hereof (the “MSV Units”) that are outstanding as of immediately prior to the Effective Time, each such MSV Unit shall be deemed to have been exchanged for 2.82 shares of Common Stock as of immediately prior to the Effective Time.

Section 1.9. Exchange of Certificates; Payment for Capital Stock.

(a)	Exchange Agent. Prior to the Effective Time, H will appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. At or prior to the Effective Time, H will have deposited, or caused to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Capital Stock (other than H and its subsidiaries), the aggregate amount of cash payable under Section 1.5(b) in exchange for outstanding shares of Capital Stock in accordance with this Section 1.9 (the “Exchange Fund”).

(b)	Exchange Procedures.

(i)	Promptly after the Effective Time (but no later than five (5) business days after the Effective Date), the Exchange Agent will mail to each holder of record of a certificate or certificates, which represented outstanding shares of Capital Stock immediately prior to the Effective Time, whose shares were converted into the right to receive cash pursuant to Section 1.5(b):

(1)	a letter of transmittal (which will be in customary form and reviewed by the Company prior to delivery thereof) specifying that delivery will be effected, and risk of loss and title to the certificates representing such shares of Capital Stock will pass, only upon delivery of the certificates representing such shares of Capital Stock to the Exchange Agent; and

(2)	instructions for use in effecting the surrender of the certificates representing such shares of Capital Stock, in exchange for the Merger Consideration.

(ii)	Upon surrender to, and acceptance in accordance with Section 1.9(b)(iii) below by, the Exchange Agent of a certificate or certificates formerly representing shares of Capital Stock, the holder will be entitled to the amount of cash into which the number of shares of Capital Stock formerly represented by such certificate or certificates surrendered have been converted under this Agreement.

(iii)	The Exchange Agent will accept certificates formerly representing shares of Capital Stock upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange of the certificates in accordance with normal exchange practices.

(iv)	After the Effective Time, no further transfers may be made on the records of the Company or its transfer agent of certificates representing shares of Capital Stock and if such certificates are presented to the Company for transfer, they will be canceled against delivery of the Merger Consideration allocable to the shares of Capital Stock represented by such certificate or certificates.

(v)	If any Merger Consideration is to be remitted to a name other than that in which the certificate for the Capital Stock surrendered for exchange is registered, no Merger Consideration may be paid in exchange for such certificate unless:

(1)	the certificate so surrendered is properly endorsed, with signature guaranteed, or otherwise in proper form for transfer; and

(2)	the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(vi)	Until surrendered as contemplated by this Section 1.9 and at any time after the Effective Time, each certificate for shares of Capital Stock (other than Dissenting Shares and shares held by H and its Affiliates) will be deemed to represent only the right to receive upon such surrender the Merger Consideration allocable to the shares represented by such certificate as contemplated by Section 1.5(b). No interest will be paid or will accrue on any amount payable as Merger Consideration.

(c)	No Further Ownership Rights in Capital Stock. The Merger Consideration paid upon the surrender for exchange of certificates formerly representing shares of Capital Stock in accordance with this Section 1.9 will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Capital Stock formerly represented by such certificates.

(d)	Termination of Exchange Fund. The Exchange Agent will deliver to the Surviving Corporation any portion of the Exchange Fund (including any interest and other income received by the Exchange Agent in respect of all such funds) which remains undistributed to the holders of the certificates formerly representing shares of Capital Stock upon expiry of the period of six (6) months following the Effective Time. Any holders of shares of Capital Stock prior to the Merger who have not complied with this Section 1.9 prior to such time, may look only to the Surviving Corporation for payment of their claim for Merger Consideration to which such holders may be entitled.

(e)	No Liability. No Party will be liable to any Person in respect of any amount from the Exchange Fund delivered to a public official in accordance with any applicable abandoned property, escheat or similar law.

(f)	Lost Certificates. If any certificate or certificates formerly representing shares of Capital Stock is lost, stolen or destroyed, the Exchange Agent will issue the Merger Consideration deliverable in respect of, and in exchange for, such lost, stolen or destroyed certificate, as determined in accordance with this Section 1.9, only upon:

(i)	the making of an affidavit of such loss, theft or destruction by the Person claiming such certificate or certificates to be lost, stolen or destroyed; and

(ii)	if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may reasonably require as indemnity against any claim that may be made against it with respect to such certificate; or

(iii)	if required by the Surviving Corporation, the entering into an indemnity agreement by such Person reasonably satisfactory to the Surviving Corporation to indemnify the Surviving Corporation against any claim that may be made against it with respect to such certificate.

(g)	Withholding Rights. Master Fund, Special Fund and the Surviving Corporation may deduct and withhold, or may instruct the Exchange Agent to deduct and withhold, from the consideration otherwise payable under this Agreement to any holder of shares of Capital Stock such amounts as Master Fund, Special Fund, the Surviving Corporation or the Exchange Agent is required to deduct and withhold under the United States Internal Revenue Code of 1986, as amended, or any similar provision of state, local or foreign tax law with respect to the making of such payment. Any amounts so deducted and withheld by Master Fund, Special Fund, the Surviving Corporation or the Exchange Agent will be treated as having been paid to the holder of the shares of Capital Stock in respect of which such deduction and withholding was made for all purposes.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure letter delivered to the H Parties in connection with this Agreement (the “Company Disclosure Letter”) or the SEC Documents filed prior to the date of this Agreement (excluding risk factors and forward-looking disclosure), the Company hereby represents and warrants to the H Parties as follows:

Section 2.1. Organization and Qualification.

(a)	The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all the requisite corporate power and authority to carry on its business as now being conducted and to own, lease, use and operate the properties owned and used by it. SkyTerra LP (“LP”) is a limited partnership validly existing and in good standing under the laws of Delaware and has all the requisite partnership power and authority to carry on its business as now being conducted and to own, lease, use and operate the properties owned and used by it. SkyTerra Subsidiary LLC (“Subsidiary”) is a limited liability company validly existing and in good standing under the laws of Delaware and has all the requisite corporate power and authority to carry on its business as now being conducted and to own, lease, use and operate the properties owned and used by it.

(b)	Each of the Companies and the Company Subsidiaries and, to the knowledge of the Company, the Canadian Joint Venture, is qualified and in good standing to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except to the extent the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on any of the Companies.

Section 2.2. Capitalization.

(a)	As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock; (ii) 125,000,000 shares of Non-Voting Common Stock, par value $.01 per share; and (iii) 10,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”). As of September 22, 2009, there were 48,865,453 shares of Common Stock issued and outstanding and 59,958,499 shares of Non-Voting Common Stock issued and outstanding and no shares of Preferred Stock issued or outstanding. As of September 22, 2009, there were 15,398,337 shares of Common Stock issuable upon the exercise of issued and outstanding Options, 37,853,099 shares of Common Stock reserved for issuance to H upon exchange of Non-Voting Common Stock (“Exchange”), 22,105,400 shares of Common Stock reserved for issuance upon transfers by BCE (“Transfer”), and 38,520,040 shares reserved for issuance to H and Boeing Satellite Systems Inc. pursuant to warrants (individually or collectively, “Warrants”) and 56,400 shares of Common Stock reserved for issuance upon the exchange of 20,000 MSV phantom units. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable. No shares of capital stock of the Company are held in the treasury of the Company as of the date of this Agreement.

(b)	Except for Common Stock issuable upon (i) the exercise of outstanding Options (“Option Exercise”), (ii) an Exchange, (iii) a Transfer or (iv) an exercise of Warrants (a “Warrant Exercise”), there are no outstanding options, warrants or other rights of any kind issued or granted by the Company to acquire (including preemptive rights) from the Company any additional shares of capital stock of the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares from the Company, nor is the Company committed to issue any such option, warrant, right or security.

(c)

Included in the Company Disclosure Schedule is a correct and complete list, as of September 22, 2009, of all outstanding Options or other rights to purchase or receive shares of capital stock of the Company granted under the Stock Plans or otherwise, and, for each such Option or other right, the number of shares of capital stock subject thereto, the terms of vesting, the grant and expiration dates and exercise price thereof and the name of the holder thereof.

Section 2.3. Subsidiaries. Except for the entities set forth in Section 2.3 of the Company Disclosure Schedule (the “Company Subsidiaries”, which term shall exclude the Canadian Joint Venture), the Company does not own, directly or indirectly, any capital stock, voting securities, partnership interests or equity securities of any Person. All the outstanding shares of capital stock of, or partnership interests or other equity interests in LP, Subsidiary, each other Company Subsidiary and the Canadian Joint Venture have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all Liens.

Section 2.4. Authorization.

(a)	The Company has all requisite corporate power and authority to enter into this Agreement and, subject to any necessary approval of this Agreement by the stockholders of the Company as provided below in this Section 2.4(a), to carry out its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock in favor of the adoption of this Agreement is the only vote or approval of any class of capital stock of the Company necessary to adopt this Agreement and approve the Merger.

(b)	The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of the Company (other than the approval of this Agreement by the stockholders of the Company and filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL). Upon the recommendation of the Special Committee, the Board of Directors of the Company has in accordance with the requirements of the DGCL unanimously approved and declared advisable this Agreement and has determined that the terms of the Merger are fair to, and in the best interests of, the Company and the Public Stockholders.

(c)	This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by each H Party, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles.

Section 2.5. Consents.

(a)	Assuming that the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 2.5(b) have been made or obtained, the execution, delivery and performance by the Company of this Agreement will not (with or without notice or lapse of time) result in any violation of or be in conflict with, or result in a breach of, or constitute a default (or trigger or accelerate loss of rights or benefits or accelerate performance or obligations required) under:

(i)	any provision of any of the Companies’, any of the Company Subsidiaries’ or, to the knowledge of the Company, the Canadian Joint Venture’s certificates of incorporation or bylaws (or comparable organizational documents);

(ii)	any term or provision of any state or federal (domestic or foreign) law, ordinance, rule or regulation to which any of the Companies, the Company Subsidiaries or, to the knowledge of the Company, the Canadian Joint Venture, is subject, except for such violations, breaches or defaults that would not have, together with all such other violations, breaches and defaults, a Material Adverse Effect on any of the Companies or prevent or materially delay the consummation of the transactions contemplated by this Agreement; or

(iii)	any Contract or Judgment to which any of the Companies, the Company Subsidiaries or, to the knowledge of the Company, the Canadian Joint Venture, is a party or by which any of the Companies, the Company Subsidiaries or, to the knowledge of the Company, the Canadian Joint Venture, is bound, or result in the creation of any Lien upon any of the properties or assets of any of the Companies, the Company Subsidiaries or, to the knowledge of the Company, the Canadian Joint Venture, except for such violations, breaches, defaults or Liens that would not have, together with all such other violations, breaches, defaults and Liens, a Material Adverse Effect on any of the Companies or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)	No consent, approval, qualification, order or authorization of, or filing with, any Governmental Entity is required in connection with the Company’s valid execution, delivery or performance of this Agreement, or the consummation of any other transaction contemplated on the part of the Companies under this Agreement, except (1) in connection, or in compliance, with the Securities Act and the Exchange Act, (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate related documents with the relevant authorities of other states in which any of the Companies is qualified to do business, (3) the FCC Consent, (4) the filings required under, and compliance with other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (5) approvals, qualifications, orders, authorizations, or filings, in each case, the failure to obtain which would not have a Material Adverse Effect on any of the Companies or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 2.6. Opinion of Financial Advisor and Approval by the Special Committee.

(a)	On or prior to the date of this Agreement, the Special Committee has (i) approved the terms of this Agreement and the Merger as they relate to the Public Stockholders, (ii) determined that the Merger is fair to and in the best interest of the Company and the Public Stockholders, (iii) recommended that the Board of Directors of the Company approve this Agreement and the Merger, and (iv) together with the rest of the Board of Directors of the Company, resolved to recommend to the Public Stockholders that they approve the adoption of this Agreement.

(b)	The Special Committee and the Board of Directors of the Company have received an opinion of Morgan Stanley & Co. Incorporated to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the Public Stockholders. A true, complete and signed copy of such opinion will promptly be delivered to H.

Section 2.7. Brokers and Finders. Other than Morgan Stanley & Co. Incorporated, none of the Companies has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker’s, finder’s or similar fee or commission in connection with or upon the consummation of the transactions contemplated by this Agreement. The Company has disclosed to H all amounts payable to Morgan Stanley & Co. Incorporated.

Section 2.8. Proxy Statement; Schedule 13E-3.

(a)	None of the information to be supplied by any of the Companies for inclusion in the Proxy Statement or the Schedule 13E-3 will, in the case of the Schedule 13E-3, as of the date thereof and the date of any amendment thereto and, in the case of the Proxy Statement, as of the time the Proxy Statement (or any amendment thereof or supplement thereto) is filed with the SEC and at the time the Proxy Statement is mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b)	Each of the Proxy Statement and the Schedule 13E-3 will, as of its first date of use, comply as to form in all material respects with the provisions of the Exchange Act.

Section 2.9. SEC Documents; Financial Statements; Sarbanes-Oxley.

(a)	The Company has filed with the SEC all reports, schedules, forms, statements, amendments, supplements and other documents required to be filed with the SEC since January 1, 2007, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (these documents, and together with all information incorporated by reference therein and exhibits thereto, the “SEC Documents”).

(b)	As of the respective dates that they were filed, the SEC Documents complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be. None of the SEC Documents, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated in or necessary in order to make the statements in the SEC Documents, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the SEC Documents. To the knowledge of the Company, none of the SEC Documents is the subject of ongoing SEC formal, informal or voluntary review or investigation.

(c)	The financial statements of the Company included in the SEC Documents (i) comply in all material respects with applicable accounting requirements and the applicable published rules and regulations of the SEC, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by applicable instructions or regulations of the SEC relating to the preparation of quarterly reports on Form 10-Q) applied on a consistent basis during the period involved (except as may be indicated in the notes to the financial statements), and (iii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates and the Company’s consolidated results of operations and cash flows for the periods then ended except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(d)	The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by Section 302 of the Sarbanes-Oxley Act of 2002. The Company’s “disclosure controls and procedures” are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. None of the Companies is a party to any off-balance sheet arrangements (as defined in Item 303(c) of Regulation S-K promulgated under the Exchange Act).

Section  2.10. Absence of Certain Changes or Events.

(a)	Except as previously disclosed to H in accordance with the terms of the MCSA, since January 1, 2009, the Companies, the Company Subsidiaries and, to the knowledge of the Company, the Canadian Joint Venture, have conducted their respective businesses only in the ordinary course of such businesses.

(b)	Since January 1, 2009, there has not been any event, fact, violation, circumstance or other matter that has or have had, or would reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on any of the Companies.

Section 2.11. No Undisclosed Material Liabilities. None of the Companies nor any of the Company Subsidiaries and, to the knowledge of the Company, nor the Canadian Joint Venture, has any liabilities of any kind whatsoever (whether accrued, contingent, absolute or otherwise, whether known or unknown) whether or not required, if known, to be reflected, reserved for or disclosed on the consolidated financial statements of the Company prepared in accordance with GAAP or the notes thereto, except liabilities:

(a)	reflected, reserved for or disclosed in the Company’s audited consolidated balance sheet as of December 31, 2008 included in the SEC Documents filed by the Company and publicly available prior to the date of this Agreement;

(b)	incurred after December 31, 2008 in the ordinary course of business consistent with past practice and that, individually in the aggregate, have not had and could not be reasonably be expected to be material to the Companies, taken as a whole; and

(c)	incurred under this Agreement or in connection with the transactions contemplated by this Agreement.

Section 2.12. Compliance with Laws and Court Orders. Each of the Companies, the Company Subsidiaries and, to the knowledge of the Company, the Canadian Joint Venture, is in compliance in all material respects with and, to the knowledge of each of the Companies, has not been given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree of any Governmental Entity applicable to any of the Companies, the Company Subsidiaries or the Canadian Joint Venture, except for such violations as would not reasonably be expected to, either individually or in the aggregate, have a material adverse effect on any of Companies, the Company Subsidiaries or the Canadian Joint Venture. Each of the Companies and the Company Subsidiaries and, to the knowledge of the Company, the Canadian Joint Venture, has all franchises, permits, licenses and any similar authorities (the “Permits”) reasonably necessary for the conduct of their business as being conducted by them, the absence of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on any of the Companies. No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Companies, threatened. To the knowledge of the Companies, the Companies, the Company Subsidiaries and the Canadian Joint Venture are not in default in any material respect under any Permits.

Section 2.13. Litigation and Claims. None of the Companies nor the Company Subsidiaries and, to the knowledge of the Company, nor the Canadian Joint Venture, is subject to any continuing order of, or written agreement or memorandum of understanding with, any Governmental Entity or any judgment, order, writ, injunction, decree, or award of any Governmental Entity or any court or arbitrator, and there is no claim, action, suit, litigation, proceeding, or arbitration pending or, to the knowledge of any of the Companies, threatened, except for matters which would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on any of the Companies.

Section 2.14. Employee Plans. For purposes of this Section 2.14, the term “Benefit Plan” means each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by any of the Companies or any of the Company Subsidiaries for the benefit of directors, employees or former employees of any of the Companies or any of the Company Subsidiaries.

(a)	Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended.

(b)	No liability under Title IV or section 302 of ERISA has been incurred by any of the Companies or any of the Company Subsidiaries or, to the knowledge of the Company, the Canadian Joint Venture, that has not been satisfied in full.

(c)	The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of any of the Companies or any of the Company Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

Section 2.15. Tax Matters. (a) Each of the Company and the Company Subsidiaries and, to the knowledge of the Company, the Canadian Joint Venture, has filed all material Tax Returns required to be filed by it, all such Tax Returns are true and correct in all material respects, and the Company, each of the Company Subsidiaries and, to the knowledge of the Company, the Canadian Joint Venture, has paid all material Taxes due and payable, whether or not shown on such Tax Returns, or has made adequate provision (in accordance with GAAP) for all material Taxes on the latest balance sheet included in the financial statements included in the filed SEC Documents; (b) there is no pending examination, investigation, audit, suit, action, claim or proceeding relating to material Taxes of the Company, any of the Company Subsidiaries or, to the knowledge of the Company, the Canadian Joint Venture, and no written notice thereof has been received by the Company, any of the Company Subsidiaries and, to the knowledge of the Company, the Canadian Joint Venture; (c) neither the Company nor any of the Company Subsidiaries and, to the knowledge of the Company, nor the Canadian Joint Venture, has received written notice of a determination by any Taxing Authority that any material Tax amounts are owed by the Company, any of the Company Subsidiaries or the Canadian Joint Venture, which determination has not been paid, compromised, or otherwise finally disposed of, and, to the knowledge of the Company, no such determination is proposed or threatened; (d) there are no material Liens arising from or related to Taxes on or pending against the Company, any Company Subsidiary or, to the knowledge of the Company, the Canadian Joint Venture or any of their properties, other than statutory liens for Taxes that are not yet due and payable; (e) neither the Company nor any Company Subsidiary and, to the knowledge of the Company, nor the Canadian Joint Venture has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355(a) of the Code within the two-year period prior to the date of this Agreement; (f) neither the Company nor any of the Company Subsidiaries and, to the knowledge of the Company, nor the Canadian Joint Venture, has participated in any “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2); (g) neither the Company nor any of the Company Subsidiaries and, to the knowledge of the Company, nor the Canadian Joint Venture, is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries); and (h) neither the Company nor any of the Company Subsidiaries and, to the knowledge of the Company, nor the Canadian Joint Venture, has ever been a member of a consolidated, combined or unitary Tax group (other than such a group consisting exclusively of the Company and the Company Subsidiaries).

Section 2.16. Contracts.

(a)	None of the Companies nor any of the Company Subsidiaries, and to the knowledge of the Company, nor the Canadian Joint Venture, is subject to any non-competition, non-solicitation or similar Contract or restriction.

(b)	The Cooperation Agreement dated as of December 20, 2007 by and among LP, SkyTerra (Canada), the Company, and Inmarsat (the “Cooperation Agreement”), is in full force and effect. Neither the Company, nor any Company Subsidiary, nor SkyTerra (Canada) has declared a Triggering Investment (as defined in the Cooperation Agreement) under the Cooperation Agreement. The Company has provided to H a true, correct and complete copy of the Cooperation Agreement, together with all amendments, modifications or supplements thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE H PARTIES

Master Fund, Special Fund and Acquisition Corp. (each, a “H Party” and together, the “H Parties”) hereby severally and not jointly warrant to the Company as follows:

Section 3.1. Organization and Qualification. Each of Master Fund and Special Fund has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its organization.

Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Corp. has been incorporated solely for the purpose of merging with and into the Company and taking action incident to the Merger. Except for obligations or liabilities and activities contemplated by this Agreement, Acquisition Corp. has not incurred any obligations or liabilities or engaged in any business activities of any kind prior to the Closing. Acquisition Corp. is and will remain an Affiliate of H prior to the Closing.

Section 3.2. Authorization.

(a)	Each H Party has all exempted company or corporate power and authority to enter into this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

(b)	The execution and delivery of this Agreement by each H Party and the consummation by each H Party of the transactions contemplated by this Agreement have been duly authorized by all exempted company or corporate action on the part of each H Party.

(c)	This Agreement has been duly executed and delivered by each H Party and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of each H Party, enforceable against each H Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors’ rights generally or by general equitable principles.

Section 3.3. Consents.

(a)	Assuming that the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 3.3(b) have been made or obtained, the execution, delivery and performance by each H Party of this Agreement will not result in any violation of or be in conflict with, or result in a breach of, or constitute a default under:

(i)	any term or provision of any state or federal law, ordinance, rule or regulation to which any H Party is subject and which violation, breach or default would have, together with all such other violations, breaches and defaults, a Material Adverse Effect on the H Parties or prevent or materially delay the consummation of the transactions contemplated by this Agreement; or

(ii)	the Certificate of Incorporation or By-Laws or other organizational documents of each H Party, as amended and in effect on the date of this Agreement or the Closing Date, or any Contract or Judgment to which any H Party is a party or by which any H Party is bound, or result in the creation of any Lien upon any of the properties or assets of any H Party, which breach or default would have, together with all such other breaches and defaults, a Material Adverse Effect on the H Parties or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)	No consent, approval, qualification, order or authorization of, or filing with, any Governmental Entity is required in connection with the valid execution, delivery or performance of this Agreement by any H Party, or the consummation of any other transaction contemplated on the part of any H Party under this Agreement, except (1) in connection, or in compliance, with the Securities Act and the Exchange Act, (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (3) the FCC Consent, (4) the filings required under, and compliance with other applicable requirements of, the HSR Act, and (5) approvals, qualifications, orders, authorizations, or filings, in each case the failure to obtain which would not have a Material Adverse Effect on the H Parties or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 3.4. Financing. H will cause Acquisition Corp. to have funds sufficient to pay the aggregate Merger Consideration at the Effective Time.

Section 3.5. Brokers and Finders. Other than UBS Securities LLC, no H Party has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker’s, finder’s, or similar fee or commission in connection with or upon the consummation of the transactions contemplated by this Agreement.

Section 3.6. Proxy Statement; Schedule 13E-3. None of the information to be supplied by a H Party for inclusion in the Proxy Statement or Schedule 13E-3 will, in the case of the Schedule 13E-3, as of the date thereof and the date of any amendment thereto and, in the case of the Proxy Statement, as of the time the Proxy Statement (or any amendment thereof or supplement thereto) is filed with the SEC and at the time the Proxy Statement is mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein with respect to the information provided by a H Party, in light of the circumstances under which they are made, not misleading.

ARTICLE IV

CERTAIN COVENANTS AND AGREEMENTS

Section 4.1. Certain Actions Pending Merger. Prior to the Effective Time, (i) the Companies shall (and shall cause the Company Subsidiaries to and, to the extent within the Company’s Control, cause the Canadian Joint Venture to) conduct their respective businesses in the ordinary and usual course of business, consistent with past practice and (ii) except as and to the extent prohibited by the respective Sections 4.13 of the indentures governing the LP’s outstanding 14% Senior Secured Notes due 2013, the 16.5% Senior Unsecured Notes due 2013, and the 18% Senior Unsecured Notes due 2013, none of the Companies shall (and shall cause the Company Subsidiaries not to and, to the extent within the Company’s Control, cause the Canadian Joint Venture not to) take any of the following actions, except with the prior written consent of H (which in the case of clauses (f), (g), (h), (i), (j), (k)(A), (m), (n), (o), (q), (r), and (t), shall not be unreasonably withheld, such reasonableness to be determined from the perspective of H) or as expressly contemplated or permitted by this Agreement:

(a)	declare, set aside or pay any dividends on or make any other distribution in respect of any of its capital stock; provided, however, that this clause (a) shall not apply to (i) any wholly-owned subsidiary of the Company and (ii) the Canadian Joint Venture if such action is pursuant to the terms of any agreement in effect on the date of this Agreement and set forth on Section 4.1(a) of the Company Disclosure Schedule (true and complete copies of which have been delivered to H);

(b)	split, combine or reclassify any of its capital stock or other equity interests or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or other equity interests or repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests other than pursuant to the terms of any agreement in effect on the date of this Agreement and set forth on Section 4.1(b) of the Company Disclosure Schedule (true and complete copies of which have been delivered to H);

(c)	issue, deliver, pledge, encumber or sell, or authorize the issuance, delivery, pledge, encumbrance or sale of, or purchase or propose the purchase of, any shares of its capital stock or other equity interests or securities convertible into, or rights, warrants or options to acquire, any such shares of capital stock or other equity interests or other convertible securities (other than the issuance on Option Exercise, an Exchange, a Transfer or a Warrant Exercise, in each case in accordance with their respective present terms), authorize or propose any change in its equity capitalization, or amend any of the financial or other economic terms of such securities or the financial or other economic terms of any agreement to which any of the Companies is a party relating to such securities, except as set forth on Section 4.1(c) of the Company Disclosure Schedule;

(d)	amend its Certificate of Incorporation, By-laws or other organizational documents in any manner;

(e)	merge or consolidate with any other Person, or acquire any assets or capital stock of any other Person, other than acquisitions of assets in the ordinary course of business consistent with past practice;

(f)	incur any indebtedness for money borrowed or guarantee any such indebtedness of another Person, except as set forth on Section 4.1(f) of the Company Disclosure Schedule;

(g)	make or authorize any capital, operating or cash expenditures, other than capital, operating and cash expenditures that are in the aggregate no greater than (i) $108 million in the aggregate for the period September 1, 2009 through December 31, 2009, (ii) $137 million in the aggregate for the period September 1, 2009 through January 31, 2010, (iii) $158 million in the aggregate for the period September 1, 2009 through February 28, 2010 and (iv) $170 million in the aggregate for the period September 1, 2009 through March 31, 2010; provided, that, if the transaction is not consummated prior to April 1, 2010, the provisions of this Section 4.1(g) shall cease to apply; provided, further, that the costs calculated pursuant to this Section 4.1(g) shall not include any employee severance expenses or D&O “run-off” insurance policy premiums;

(h)	except as may be required by changes in applicable law or GAAP, change any method, practice or principle of accounting;

(i)	enter into any new employment agreements with, or increase the compensation of, any officer (vice president or above) or director of any of the Companies (including entering into any bonus, severance, change of control, termination, reduction-in-force or consulting agreement or other employee benefits arrangement or agreement pursuant to which such person has the right to any form of compensation from any of the Companies), other than as required by law or by written agreements in effect on or prior to the date of this Agreement and set forth on Section 4.1(i) of the Company Disclosure Schedule (true and complete copies of which have been delivered to H) with such person, or otherwise amend in any material respect any existing agreements with any such person or use its discretion to amend any Company Plan or accelerate the vesting or any payment under any Company Plan;

(j)	enter into any transaction with any officer (vice president or above) or director of any of the Companies, other than as provided for in the terms of any agreement in effect on or prior to the date of this Agreement and set forth on Section 4.1(j) of the Company Disclosure Schedule (true and complete copies of which have been delivered to H);

(k)	settle or otherwise compromise any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to (A) any of the Companies or (B) the Merger or the transactions contemplated by this Agreement;

(l)	sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction) any of its properties or assets (including securities of the Company Subsidiaries and the Canadian Joint Venture) to any Person, except (i) in the ordinary course of business consistent with past practice, (ii) pursuant to an agreement in effect on the date of this Agreement and set forth on Section 4.1(l) of the Company Disclosure Schedule (true and complete copies of which have been delivered to H), or (iii) dispositions of obsolete or worthless assets;

(m)	make an investment in, or loan to, any Person, except (i) the Companies or wholly-owned subsidiaries of the Companies or (ii) the Canadian Joint Venture pursuant to an agreement in effect on the date of this Agreement and set forth on Section 4.1(m) of the Company Disclosure Schedule (true and complete copies of which have been delivered to H);

(n)	(i) enter into, terminate or amend any Contract that is material to the Companies, taken as a whole, other than in the ordinary course of business consistent with past practice, (ii) enter into or extend the term or scope of any Contract that purports to restrict any of the Companies, or any existing or future subsidiary or Affiliate of any of the Companies, from engaging in any line of business or in any geographic area, or (iii) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated by this Agreement, or (iv) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

(o)	issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of H, except for communications in the ordinary course of business that do not relate to the transactions contemplated by this Agreement or as required by applicable law (provided that H is afforded a reasonable opportunity to review and comment thereon);

(p)	(i) surrender, or to permit a materially adverse modification of, revocation of, forfeiture of, or failure to renew under regular terms, any of the licenses that are material to the business of any of the Companies or any of the Company Subsidiaries or their Affiliates, or cause the FCC to institute any proceedings for the revocation, suspension, or materially adverse modification of any such licenses that are material to the business of any of the Companies or any of the Company Subsidiaries; or (ii) fail to comply in all material respects with all requirements and conditions of the licenses of the Companies;

(q)	make or change any material election concerning Taxes or Tax Returns, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a material refund of Taxes or obtain any Tax ruling;

(r)	file any registration statement under the Securities Act, other than pursuant to the Registration Rights Agreement dated as of July 24, 2008 among the Company, Master Fund, Special Fund, Harbinger Co-Investment Fund, L.P. and Harbinger Capital Partners Fund I, L.P.;

(s)	without limiting clause (n), take any actions to (i) terminate, amend or otherwise modify the Cooperation Agreement (except that the Company hereby agrees that it shall as promptly as practicable after the date of this Agreement request (and shall use its best efforts) to have Inmarsat agree to (A) accept cash in lieu of issuances of Common Stock under the Cooperation Agreement and (B) extend the date that a Triggering Investment is consummated and identified under the Cooperation Agreement to a date subsequent to the Closing Date (provided that, without the prior written consent of H, the Company shall not pay or agree to pay any amounts or make any financial or other material accommodations to obtain Inmarsat’s agreement thereto)), or (ii) declare a Triggering Investment under the Cooperation Agreement;

(t)	disclose any confidential or proprietary information, except (i) pursuant to a customary confidentiality or non-disclosure agreement or (ii) as required by applicable law; provided that the Company uses its best efforts to obtain assurances that confidential treatment will be accorded to such information; or

(u)	the entering into any agreement to, or the making of any commitment to, take any of the actions prohibited by this Section 4.1.

Section 4.2. Proxy Statement.

(a)

As soon as reasonably practicable after the date of this Agreement (and provided that the H parties shall have provided the information set forth in the fourth sentence of this Section 4.2(a)), the Company will prepare and file with the SEC a proxy statement relating to the Company Stockholders’ Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”). As soon as reasonably practicable after the date of this Agreement, the Company and H shall jointly prepare and file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with any amendments thereof or supplements thereto, the “Schedule 13E-3”) relating to the transactions contemplated by this Agreement. The Company will use its reasonable efforts to respond to any comments of the SEC and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable; provided, however, that prior to the filing and mailing of the Proxy Statement, the Company will consult with the H Parties and their counsel with respect to the Proxy Statement and shall afford the H Parties reasonable opportunity to review and comment thereon and include all comments reasonably proposed by H. The H Parties will provide the Company with any information for inclusion in the Proxy Statement which may be required under applicable law and which is reasonably requested by the Company. The Company will promptly notify the H Parties of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3 or for additional information, and will supply the H Parties with copies of all correspondence (and ability to participate in all communications) between the Company and any of its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the transactions contemplated hereby. If at any time prior to the Company Stockholders’ Meeting any event should occur which is required by applicable law to be set forth in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, the Company will as promptly as reasonably practicable prepare (in the case of the Schedule 13E-3, the Company and H will jointly prepare) and, if appropriate, mail to stockholders such amendment or supplement; provided, however, that prior to such mailing of the Proxy Statement or any amendment thereto, the Company will consult with the H Parties and their counsel with respect to such amendment or supplement and shall afford the H Parties reasonable opportunity to review and comment thereon and include all comments reasonably proposed by H.

(b)	Subject to Section 4.3, the Company through the Company’s Board of Directors (acting upon the recommendation of the Special Committee) shall recommend to its Public Stockholders the adoption of this Agreement and the transactions contemplated hereby and such recommendation and a copy of the opinion referred to in Section 2.6 shall be included in the Proxy Statement and the Schedule 13E-3.

Section 4.3. Stockholders’ Meeting.

(a)	The Company will call and hold a meeting of the stockholders of the Company for the purpose of voting upon the adoption and approval of this Agreement and the transactions contemplated by this Agreement (such meeting, the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting will be held (on a date selected by the Company in consultation with the H Parties) as promptly as practicable (but no later than 30 days) after the mailing of the Proxy Statement to the stockholders of the Company subject to any reasonable delay (but not longer than ten days per event) required by the need to supplement or amend the Proxy Statement. Each of Master Fund and Special Fund hereby agree to, and agree to cause Acquisition Corp. to, vote all shares of its Common Stock in favor of the adoption and approval of this Agreement and the transactions contemplated by this Agreement. Neither the Board of Directors of the Company nor any committee thereof (including the Special Committee) shall, except as expressly permitted by this Section 4.3, withdraw, qualify or modify its approval or recommendation of the adoption and approval of this Agreement and the transactions contemplated hereby in a manner adverse to H (an “Adverse Company Board Recommendation”).

(b)	Notwithstanding anything to the contrary contained herein, at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Board of Directors of the Company (acting upon the recommendation of the Special Committee) or the Special Committee may make an Adverse Company Board Recommendation if:

(i)

(A) the Company has received after the date of this Agreement an Acquisition Proposal that the Special Committee has determined in good faith (after consultation with its financial advisors and legal counsel) constitutes a Superior Proposal, (B) the Company has notified H in writing that it intends to enter into a definitive agreement implementing such Superior Proposal, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice (a “Superior Proposal Notice”), and (C) during the five (5) business day period commencing upon the Company’s delivery to H of its Superior Proposal Notice, (x) the Company shall have offered to negotiate with (and, if accepted, negotiate in good faith with) H in making adjustments to the terms and conditions of this Agreement and (y) the Special Committee shall have determined in good faith (after consultation with its financial advisors and legal counsel), after the end of such five (5) business day period, and after considering the results of such negotiations and the revised proposals made by H, if any, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal (the “Termination Recommendation”); provided that any amendment, supplement or modification to the financial terms or other material terms of any Acquisition Proposal shall be deemed a new Acquisition Proposal and the Company may not terminate this Agreement pursuant to Section 6.1(d) unless the Company has complied with the requirements of this Section with respect to such new Acquisition Proposal, including sending a Superior Proposal Notice with respect to such new Acquisition Proposal and offering to negotiate for a five (5) business day period from such new Superior Proposal Notice;

(ii)	in response to an Intervening Event (as hereafter defined); but in each case referred to in the foregoing clauses (i) and (ii), only if the Special Committee determines in good faith (after consultation with its outside legal counsel) that the Adverse Company Board Recommendation is necessary in order for the Special Committee to comply with its fiduciary obligations to the Public Stockholders under applicable law. Notwithstanding any Adverse Company Board Recommendation pursuant to clause (ii) above, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders’ Meeting for the purpose of adopting this Agreement and the transactions contemplated hereby, and nothing contained herein shall relieve the Company of such obligation.

(c)	For purposes of this Agreement,

(i)	“Superior Proposal” means a bona fide, written, unsolicited and un-withdrawn offer by a third-party to acquire, for consideration consisting entirely of cash and securities having a readily ascertainable value, (i) not less than all of the shares of capital stock of the Company beneficially owned (within the meaning of the Exchange Act) by the Public Stockholders (which acquisition may be pursuant to a merger or tender offer) or (ii) all or substantially all of the assets of the Companies on a consolidated basis, which offer, in each case under clauses (i) and (ii), is not subject to contingencies relating to financing, due diligence or negotiation of transaction documentation and is otherwise on terms and conditions which the Special Committee determines in good faith (after consultation with legal and financial advisors of national reputation) to be more favorable to the Public Stockholders from a financial point of view than the Merger, taking into account at the time of determination (A) the ability of the Person making such offer to reasonably promptly consummate the transactions contemplated by such offer (based upon, among other things, the expectation of obtaining required regulatory and other approvals and such Person’s ability to obtain financing) and (B) any changes to the terms of this Agreement that as of that time had been proposed by H.

(ii)	“Intervening Event” means a material event, change, development, effect, occurrence or state of facts (an “Event”) that was not known or reasonably foreseeable to the Board of Directors of the Company or the Special Committee on the date of this Agreement, and becomes known to the Board of Directors of the Company or the Special Committee before the Required Company Stockholder Vote; provided, that in no event shall the receipt, existence of or terms of an Acquisition Proposal or any inquiry relating thereto constitute an Intervening Event.

Section 4.4. Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the Parties agrees to (i) use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or required to be taken by any Governmental Entity or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by any Party in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, and (B) any other applicable law; provided that the Parties shall cooperate with each other in connection with the making of all such filings, including (subject to applicable law) providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Parties shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and the Schedule 13E-3) in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party to this Agreement shall take all such necessary or desirable action. Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without H’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 4.4 shall require H or its Affiliates to offer, accept or agree to (A) dispose or hold separate any part of its or the Company’s businesses, operations, assets or product lines (or a combination of H’s and the Company’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, H, the Company, the Surviving Corporation or any of their Affiliates may carry on business in any part of the world.

Section 4.5. Inspection of Records. From the date of this Agreement to the Effective Time, the Companies shall (i) allow all designated officers, attorneys, financial advisors, accountants and other representatives of H reasonable access at all reasonable times to the personnel, auditors, offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, Contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Companies and (ii) make available for inspection by H and its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request to the extent such information is readily available. No investigation by any Party, whether prior to the execution of this Agreement or pursuant to this Section 4.5, shall affect any representation or warranty in this Agreement of any Party or any condition to the obligations of any Party.

Section 4.6. Notification of Certain Matters. From and after the date of this Agreement until the Effective Time, each Party shall promptly notify the other Parties of:

(a)	any change or event, or series of changes or events, having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on it or would be reasonably likely to cause any of the conditions in Article V not to be satisfied or to cause the satisfaction thereof to be materially delayed;

(b)	the receipt of any material notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;

(c)	the receipt of any material notice or other material communication from any Governmental Entity in connection with the transactions contemplated hereby; and

(d)	any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Party, threatened against any Party which seeks to prohibit, prevent or materially delay consummation of the transactions contemplated hereby;

in each case, to the extent such event or circumstance is or becomes known to the Party required to give such notice; provided, however, that the delivery of any notice pursuant to this Section 4.6 shall not be deemed to be an amendment of this Agreement and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement.

Section 4.7. Disclosure. None of the Parties or their respective Affiliates will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated by this Agreement without the prior consent of the other Party (which consent will not be unreasonably withheld), except as may be required by applicable law or stock exchange regulation. The Parties will consult (to the extent reasonably practicable if disclosure is required by law) with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statement with respect to this Agreement and the transactions contemplated by this Agreement, whether or not required by law. The Parties shall agree on the text of a joint press release by which the Parties will announce the execution of this Agreement.

Section 4.8. Directors’ and Officers’ Indemnification.

(a)	The Certificate of Incorporation and the By-laws of the Surviving Corporation will contain the provisions with respect to indemnification, advancement of expenses and limitation of liability of directors and officers set forth in the Company’s Amended and Restated Certificate of Incorporation and By-laws on the date of this Agreement. These provisions may not be amended, repealed or otherwise modified for a period of six (6) years following the Effective Time in any manner that would adversely affect the rights under the Amended and Restated Certificate of Incorporation and By-laws of individuals who on or prior to the Effective Time were directors or officers of the Company or served at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such modification is required by law and then only to the maximum extent required by such applicable law, and except to make changes permitted by applicable law that would enlarge the exculpation, rights of indemnification or advancement of expenses thereunder; provided, however, that if any claims are asserted or made within such six-year period, all rights to indemnification (and to advancement of expenses) hereunder in respect of such claims shall continue, without diminution, until disposition of all such claims.

(b)	From the Effective Time through the later of (i) the sixth anniversary of the date on which the Effective Time occurs and (ii) the expiration of any statute of limitations applicable to any claim, action, suit, proceeding or investigation referred to below, the Surviving Corporation shall indemnify and hold harmless each present and former officer and director of the Company, and each person who served at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, including each person controlling any of the foregoing persons (collectively, the “Indemnified Parties” and each, an “Indemnified Party”), against all claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law and required by the Certificate of Incorporation or By-laws of the Company or indemnification agreements in effect on the date of this Agreement and set forth on Section 4.8(b) of the Company Disclosure Schedule, including provisions relating to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation.

(c)

The Surviving Corporation shall provide, for a period of not less than six (6) years after the Effective Time, the Company’s current and former directors and officers who are currently covered by the Company’s existing director and officer insurance policy with an insurance policy (including by arranging for run-off coverage, if necessary) that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy, or, if substantially equivalent insurance coverage is unavailable, the most advantageous D&O Insurance obtainable for an annual premium equal to the amount set forth on Section 4.8(c) of the Company Disclosure Schedule; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of the amount set forth on Section 4.8(c) of the Company Disclosure Schedule; provided further, however, that in lieu of the foregoing, any of the H Parties shall be permitted to procure “tail insurance coverage” to cover the Company’s current and former directors and officers who are currently covered by the Company’s existing director and officer insurance policy that provides coverage for events occurring at or prior to the Effective Time, which coverage shall be no less favorable than the existing director and officer insurance policy, and the Surviving Corporation shall maintain such coverage for a period of not less than six (6) years after the Effective Time.

(d)	This Section 4.8 shall survive the Effective Time, is intended to benefit the Surviving Corporation, the Company’s current and former directors and officers who are currently covered by the Company’s existing director and officer insurance policy and shall be enforceable by such persons, their heirs, assigns and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, or at H’s option, H, shall assume the obligations set forth in this Section 4.8.

Section 4.9. Stockholder Litigation. Each of the Parties shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against any Party or their respective directors and officers, as applicable, relating to this Agreement and the transactions contemplated hereby.

Section 4.10. Company 2009 Annual Bonuses. If the Closing occurs prior to February 15, 2010, H shall cause the Surviving Corporation to establish a 2009 annual bonus pool (the “Bonus Pool”), the aggregate amount of which shall be determined in the same manner and based on the same terms and conditions previously authorized by the Compensation Committee of the Company with respect to the Company’s 2009 annual bonus program. Following the end of 2009, the Compensation Committee of the Board of Directors of Surviving Corporation shall in its discretion establish the amounts of the individual awards to be paid from the Bonus Pool to each plan participant who is employed by the Company or a Company Subsidiary (or, if applicable, Surviving Corporation or one of its subsidiaries) as of the earlier of (a) the Closing Date and (b) December 31, 2009, provided that prior to the date such 2009 annual bonus is paid, such individual’s employment with the Surviving Corporation and its Subsidiaries has not been terminated for “Cause” (as defined in the Company’s 2006 Equity and Incentive Plan) or due to the individual’s voluntary termination of employment, and shall cause the Surviving Corporation to pay such awards no later than March 15, 2010. The sum of such individual amounts shall be at least equal to the amount of the Bonus Pool; provided, however, that the Bonus Pool shall be reduced by the target bonus amount attributable to any plan participant (i) whose employment with the Companies or the Company Subsidiaries is terminated for “Cause” (as defined in the Company’s 2006 Equity and Incentive Plan) or (ii) who voluntarily terminates employment with the Companies or the Company Subsidiaries, in either case, prior to December 31, 2009.

Section 4.11. Other Obligations. Unless this Agreement shall have been terminated in accordance with Section 6.1 or the Closing shall have occurred, in each case, on or prior to January 4, 2010, each of the parties agrees (and shall cause its subsidiaries to agree) that the Fourth Closing Date (as defined in the SPA) shall be automatically extended until the day that is ten business days immediately following termination of this Agreement in accordance with Section 6.1.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.1. Conditions to each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any of which may be waived by the Parties in writing, in whole or in part, to the extent permitted by applicable law):

(a)	No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect (each Party agreeing to use its reasonable efforts (as set forth in Section 4.4 hereof) to have any restraining order, injunction or other order or legal restraint or prohibition lifted) nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order (whether temporary, preliminary or permanent) enacted, entered or enforced, which makes the consummation of the Merger illegal or prevents or prohibits the Merger.

(b)	Approval of Stockholders. The adoption of this Agreement shall have been approved by the requisite vote of the stockholders of the Company in accordance with the DGCL (the “Required Company Stockholder Vote”).

(c)	Consents. Other than the filing of the Certificate of Merger, all material consents, approvals and authorizations of and filings with Governmental Entities required for the consummation of the Merger (including the FCC Consent, which shall be in full force and effect) must have been obtained or effected.

Section 5.2. Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing Date:

(a)	Representations and Warranties. The representations and warranties of each H Party contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects except for de minimis inaccuracies) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent that such representations and warranties speak as of a specific date, in which case such representations and warranties shall be true and correct as of such date).

(b)	Agreements. Each H Party shall have performed and complied in all material respects with all its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c)	Certificate. The Company shall have received a certificate of a senior executive officer of each of Master Fund and Special Fund, dated the Closing Date, certifying that the conditions specified in Section 5.2(a) and Section 5.2(b) have been fulfilled.

Section 5.3. Conditions to the Obligation of the H Parties to Effect the Merger. The obligation of the H Parties to effect the Merger is further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing Date:

(a)

Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect or set forth in Sections 2.2(a), 2.2(b) or 2.10(b), which representations and warranties shall be true and correct in all respects except for de minimis inaccuracies) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent that such representations and warranties speak as of a specific date, in which case such representations and warranties shall be true and correct as of such date).

(b)	Agreements. The Company must have performed and complied in all material respects with all of its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c)	Certificate. Master Fund and Special Fund shall have received a certificate of a senior executive officer of the Company, dated the Closing Date, certifying that the conditions specified in Section 5.3(a) and Section 5.3(b) have been fulfilled.

(d)	Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to any of the Companies.

(e)	Dissenting Stockholders. Appraisal rights shall not have been exercised and notice of the intention to exercise such rights shall not have been given in accordance with the provisions of Section 262(d) of the DGCL by Company stockholders with respect to, in the aggregate, more than seven and one-half percent (7.5%) of the outstanding shares of Capital Stock as of immediately prior to the Effective Time determined on a Fully-Diluted Basis.

(f)	FCC Consent. The FCC Consent shall not be subject to any conditions that are materially adverse to the H Parties.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned as follows:

(a)	at any time prior to adoption of this Agreement by the Required Company Stockholder Vote, by the mutual written consent of Master Fund, Special Fund and the Company;

(b)	by either H or the Company, in each case by written notice to the other, if:

(i)	at any time prior to adoption of this Agreement by the Required Company Stockholder Vote, the Merger has not been consummated on or prior to the Outside Date; provided that the right to terminate this Agreement under this Section 6.1(b)(i) will not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; or

(ii)	at any time prior to the Effective Date, an administrative agency or commission or other governmental authority or instrumentality shall have issued a final nonappealable injunction, order, decree, judgment or ruling, permanently enjoining or otherwise prohibiting the Merger;

(c)	at any time prior to adoption of this Agreement by the Required Company Stockholder Vote, by H upon written notice to the Company:

(i)	if there has occurred an Adverse Company Board Recommendation; or

(ii)	upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that (if such breach occurred or was continuing as of the Closing Date) the conditions set forth in Section 5.3(a) or Section 5.3(b) would be incapable of fulfillment and which breach is incapable of being cured, or is not cured, within 15 days following receipt of written notice of such breach; or

(iii)

if appraisal rights are exercised and notice of the intention to exercise such rights have been given in accordance with the provisions of Section 262(d) of the DGCL by Company stockholders with respect to, in the aggregate, more than seven and one-half percent (7.5%) of the outstanding shares of Capital Stock determined on a Fully-Diluted Basis ; provided that such right to terminate pursuant to this Section 6.1(c)(iii) may not be exercised on or after the sixteenth business day following the Company Stockholders’ Meeting; or

(d)	at any time prior to adoption of this Agreement by the Required Company Stockholder Vote, by the Special Committee upon written notice to H:

(i)	if there has occurred a Termination Recommendation; provided that, prior to such termination the Special Committee shall have given H no less than five (5) business days notice; or

(ii)	upon a breach of any representation, warranty, covenant or agreement on the part of a H Party set forth in this Agreement such that (if such breach occurred or was continuing as of the Closing Date) the conditions set forth in Section 5.2(a) or Section 5.2(b) would be incapable of fulfillment and which breach is incapable of being cured, or is not cured, within 15 days following receipt of written notice of such breach.

Section 6.2. Effect of Termination. If this Agreement is terminated as provided in Section 6.1, this Agreement will become null and void (except that the provisions of Sections 6.2, 7.3 and 7.4 will survive any termination of this Agreement), and there will be no liability on the part of any Party or any of their Affiliates; provided that nothing in this Agreement will relieve any party from any liability or obligation with respect to any breach of this Agreement prior to such termination. Subject to Section 4.11, the termination of this Agreement shall have no effect on the MCSA, the SPA, or the Confidentiality Agreement dated as of April 10, 2008, as amended, among Master Fund, Special Fund and the Company.

Section 6.3. Amendment. This Agreement may be amended only by an agreement in writing executed by all of the Parties. After the approval of the adoption of this Agreement by the stockholders of the Company, no amendment requiring approval of the stockholders of the Company and Acquisition Corp. shall be made without first obtaining such approval.

Section 6.4. Waiver. At any time prior to the Effective Time, whether before or after the satisfaction of the condition set forth in Section 5.1(b), any of the Parties may:

(a)	extend the time for the performance of any of the obligations or other acts of any of the other Party or Parties, as the case may be; or

(b)	waive compliance with any of the agreements of the other Party or Parties, as the case may be, or fulfillment of any conditions to its own obligations under this Agreement.

Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party by a duly authorized officer.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Definitions. In this Agreement, unless the context otherwise provides, the following terms have the following meanings:

“Adverse Company Board Recommendation” has the meaning specified in Section 4.3(a).

“Affiliates” means, with respect to any Person, (i) any other Person that directly or indirectly Controls, is Controlled by or is under common Control with, such Person, or (ii) any director, officer, partner or member of management of such Person.

“Acquisition Corp.” has the meaning specified in the introductory paragraph of this Agreement.

“Acquisition Proposal” means a bona fide, unsolicited, proposal from any Person (whether or not in writing) which is not withdrawn relating to any (i) direct or indirect acquisition of all of the shares of Capital Stock owned by the Public Stockholders, (ii) direct or indirect acquisition of all of the shares of outstanding capital stock or ownership interests of any of the Companies, (iii) direct or indirect acquisition of all or substantially all of the assets of any of the Companies, or (iv) merger, consolidation, share exchange, business combination or similar transaction involving any of the Companies.

“Application” means FCC approval for the transfer of control of Subsidiary from XXX to H, pursuant to IB Docket No. 08-184, Public Notice, DA 09-996, 24 FCC Red 5226 (2009), including without limitation the petition for Declatory Ruling under Section 310(b)(4) attached to such application.

“Bonus Pool” has the meaning specified in Section 4.10.

“Canadian Joint Venture” means, collectively, SkyTerra Holdings (Canada) Inc., an Ontario corporation, and SkyTerra (Canada).

“Capital Stock” has the meaning specified in Recital A.

“Certificate of Merger” has the meaning specified in Section 1.2.

“Closing” has the meaning specified in Section 1.3.

“Closing Date” has the meaning specified in Section 1.3.

“Code” means the US Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning specified in Recital A.

“Companies” means the Company, LP and Subsidiary.

“Company” has the meaning specified in the introductory paragraph of this Agreement.

“Company Disclosure Letter” has the meaning specified in Article II.

“Company Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), and any severance, change in control or employment plan, program or agreement, and vacation, incentive, bonus, stock option, stock purchase, and restricted stock plan, program or policy and any other employee benefit plan, agreement, program or other arrangement sponsored or maintained by any of the Companies, in which present or former employees thereof participate or any of the Companies has any present or future liability.

“Company Stockholders’ Meeting” has the meaning set forth in Section 4.3(a).

“Company Subsidiaries” has the meaning specified in Section 2.3.

“Contract” means any contract, license, lease, commitment, arrangement, purchase or sale order, undertaking, understanding or other agreement, whether written or oral.

“Control” means the power to direct or cause the direction of management or policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Cooperation Agreement” has the meaning specified in Section 2.16(b).

“DGCL” has the meaning specified in Recital B.

“D&O Insurance” has the meaning specified in Section 4.8(c).

“Dissenting Shares” has the meaning specified in Section 1.6(a).

“Effective Time” has the meaning specified in Section 1.2.

“Exchange” has the meaning specified in Section 2.2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated under such Act from time to time.

“Exchange Agent” has the meaning specified in Section 1.8(a).

“Exchange Fund” has the meaning specified in Section 1.8(a).

“FCC” means Federal Communications Commissions.

“FCC Consent” means all FCC approvals required to consummate the Merger.

“Fully-Diluted Basis” means, as of a date of determination, the number of shares of Capital Stock then issued and outstanding plus (without duplication) all shares of Capital Stock which the Company may be required to issue as of such date pursuant to options and warrants then outstanding which are vested, exercisable and “in-the-money”.

“GAAP” means accounting principles and practices generally accepted from time to time in the United States.

“Governmental Entity” means a court, legislature or other agency or instrumentality or political subdivision of any United States or foreign federal, national, multi-national, state, provincial or local government.

“H” has the meaning specified in the introductory paragraph of this Agreement.

“H Party” and “H Parties” has the meaning specified in Article III.

“HSR Act” has the meaning specified in Section 2.5(b).

“Indemnified Party” has the meaning specified in Section 4.8(b).

“Inmarsat” means Inmarsat Global Limited, a company incorporated under the laws of England and Wales.

“Intervening Event” has the meaning specified in Section 4.3(c)(ii).

“Judgment” means any judgment, order, award, writ, injunction or decree of any Governmental Entity or arbitrator.

“Lien” means any mortgage, pledge, lien, charge, restriction, claim or encumbrance of any nature whatsoever (other than Liens for or with respect to taxes that are not yet due and payable or delinquent), including any restriction on use, transfer, voting or other exercise of any attributes of ownership.

“LP” has the meaning specified in Section 2.1(a).

“Material Adverse Effect”: An event, fact, violation, breach, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on a Party if such event, fact, violation, breach, inaccuracy, circumstance or other matter had or would reasonably be expected to have a material adverse effect on the business, financial condition or FCC licenses of the Party (taken as a whole with its subsidiaries), other than any event or condition resulting from: (A) general economic, business or satellite telecommunications industry conditions that do not disproportionately affect a Party compared to other industry participants; (B) the taking of any action required by this Agreement or from the announcement or pendency of the Merger (provided that this clause shall not apply with respect to the representations and warranties in Sections 2.5 and 2.11); or (C) a decline in a Party’s stock price (it being agreed that the facts and circumstances giving rise to such decline may be taken into account in determining whether a Material Adverse Effect has occurred).

“MCSA” means the Master Contribution and Support Agreement, dated July 24, 2008, by and between Master Fund, Special Fund, Harbinger Capital Partners Fund I, L.P., Harbinger Co-Investment Fund, L.P., the Company, LP, and Subsidiary.

“Merger” has the meaning specified in Recital B.

“Merger Consideration” has the meaning specified in Section 1.5(b)(i).

“Non-Voting Common Stock” has the meaning specified in Recital A.

“Option” has the meaning specified in Section 1.7.

“Option Exercise” has the meaning specified in Section 2.2(b).

“Outside Date” means March 31, 2010; provided that if the only condition or conditions set forth in Article V remaining to be satisfied (other than conditions that by their nature would only be satisfied at the Closing) on March 31, 2010 is one or more of the conditions set forth in Section 5.1(a), 5.1(c) and 5.3(f), then the H Parties may, by written notice to the Company, extend the Outside Date by up to June 30, 2010.

“Party” means each of Master Fund, Special Fund, Acquisition Corp. and the Company, and any other Person that may become a party to this Agreement from time to time, and “Parties” means all of the foregoing.

“Permits” has the meaning specified in Section 2.12.

“Person” means any individual, corporation, joint venture, partnership, limited liability company, trust, unincorporated organization, Governmental Entity or other entity.

“Preferred Stock” has the meaning specified in Section 2.2(a).

“Proxy Statement” has the meaning specified in Section 4.2(a).

“Public Stockholders” means all of the holders of shares of Capital Stock, excluding H and its Affiliates.

“Required Company Stockholder Vote” has the meaning specified in Section 5.1(b).

“Schedule 13E-3” has the meaning specified in Section 4.2(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated under such Act from time to time.

“SEC” means the Securities and Exchange Commission, and any successor or replacement entity.

“SEC Documents” has the meaning specified in Section 2.8(a).

“SkyTerra (Canada)” means SkyTerra (Canada) Inc., an Ontario corporation.

“SPA” means the Securities Purchase Agreement, dated July 24, 2008, by and among LP, SkyTerra Finance Co., a Delaware corporation, the Company, Master Fund and Special Fund.

“Special Committee” has the meaning specified in Recital C.

“Subsidiary” has the meaning specified in Section 2.1(a).

“Superior Proposal” has the meaning specified in Section 4.3(c)(i).

“Surviving Corporation” has the meaning specified in Section 1.1.

“Tax” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duties, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, license, estimated, real property, personal property, windfall profits or other taxes, duties, fees or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Recommendation” has the meaning specified in Section 4.3(b)(i).

“Transfer” has the meaning specified in Section 2.2(a).

“Warrants” has the meaning specified in Section 2.2(a).

“Warrant Exercise” has the meaning specified in Section 2.2(b).

Section 7.2. Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time, and none of the H Parties and the Company, their respective Affiliates and any of the officers, directors, employees or stockholders of any of the foregoing, will have any liability whatsoever with respect to any such representation or warranty after such time. This Section 7.2 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 7.3. Expenses. Except as contemplated by this Agreement, all costs and expenses incurred in connection with the Agreement and the consummation of the transactions contemplated by this Agreement will be the obligation of the Party incurring such expenses.

Section 7.4. Applicable Law; Jurisdiction. This Agreement will be governed by the laws of the State of Delaware without regard to the conflicts of law principles thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. EACH PARTY FURTHER HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL OR EQUITABLE ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) AND ANY OBJECTION THAT SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE AFOREMENTIONED COURTS.

Section 7.5. Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested upon receipt, five business days after being so sent; (b) if sent by reputable overnight air courier, two business days after being so sent; (c) if sent by telecopy transmission, with a copy mailed on the same day in the manner provided in clause (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be sent or delivered as follows:

If to the Company, to:

SkyTerra Communications, Inc.

10802 Parkridge Boulevard

Reston, VA 20191

Attention: General Counsel

Fax: (703) 390-6113

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention: Thomas H. Kennedy, Esq.

                   Gregory A. Fernicola, Esq.

Fax: (917) 777-2526

If to any H Party, to:

Harbinger Capital Partners LLC

450 Park Avenue, 30th Floor

New York, NY 10022

Attention: General Counsel

Fax: (212) 898-1309

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Joseph J. Basile, Esq.

                   Raymond O. Gietz, Esq.

Fax: (212) 310-8007

Such names and addresses may be changed by such notice.

Section 7.6. Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter, provided that the terms of the MCSA and the SPA and the instruments issued in connection therewith (including the warrants and securities) shall remain in full force and effect. H for itself and on behalf of its Affiliates hereby waives any conflict with, violation of, or default under any existing agreement with any of the Companies (including the MCSA and the SPA) that would otherwise have occurred by reason of the execution, performance or delivery of this Agreement or the taking or non-taking of any action required by this Agreement.

Section 7.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party or Parties, as the case may be; provided, however each of Master Fund and Special Fund may assign its rights under this Agreement without such prior written consent to any of its Affiliates; provided, further, that any such assignment shall not relieve the H Parties of their obligations hereunder.

Section 7.8. Headings References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 7.9. Construction.

(a)	The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(b)	As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c)	Except as otherwise indicated, all references in this Agreement to “Section,” “Sections,” “Article” or “Recital” are intended to refer to the Section, Sections, Article or Recital, as the case may be, of this Agreement.

Section 7.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which will be considered one and the same agreement.

Section 7.11. No Third Party Beneficiaries. Except as provided in Section 4.8, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement.

Section 7.12. Actions of the Company. The H Parties agree that any action, approval, authorization, waiver or consent taken, given or made by the Company (including the Board of Directors of the Company) in respect of this Agreement or the Merger, prior to the Effective Date, shall not be effective unless such action, approval, authorization, waiver or consent shall have received the prior approval of the Special Committee. The H Parties agree that, until the earlier of the Effective Time and termination of this Agreement, the H Parties shall not vote their shares of Common Stock to (a) remove the current members of the Board of Directors of the Company from the Board of Directors of the Company or (b) amend the by-laws of the Company to increase the number of directors comprising the Board of Directors of the Company.

Section 7.13. Severability; Enforcement. Any term or provision of this Agreement that is held invalid or unenforceable in any jurisdiction by a court of competent jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be held unenforceable by a court of competent jurisdiction, such provision shall be interpreted to be only so broad as is enforceable.

Section 7.14. Several Obligations. Notwithstanding anything in this Agreement to the contrary, each of Master Fund and Special Fund shall only have obligations and liabilities under or in relation to breach of this Agreement on a several basis and not jointly and in no event shall Master Fund be obligated for more than 68.81% or Special Fund for more than 31.19%, of the aggregate obligations or liabilities of the H Parties under or in connection with this Agreement.

[remainder of this page left intentionally blank]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD

By:	Harbinger Capital Partners LLC, as investment manager

By:	/S/ PETER JENSON
Name:	Peter Jenson
Title:	Vice President

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

By:	Harbinger Capital Partners Special Situations GP, LLC, as general partner

By:	/S/ PETER JENSON
Name:	Peter Jenson
Title:	Vice President

SOL PRIVATE CORP.

By:	/S/ PETER JENSON
Name:	Peter Jenson
Title:	Vice President

SKYTERRA COMMUNICATIONS, INC.

By:	/S/ ALEXANDER H. GOOD
Name:	Alexander H. Good
Title:	Chairman, CEO and President

Appendix B

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

FIRST AMENDMENT, dated November 18, 2009 (“First Amendment”) to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of September 23, 2009 by and among Harbinger Capital Partners Master Fund I, Ltd., an exempted company organized under the laws of the Cayman Islands (“Master Fund”), Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership (“Special Fund”, and together with Master Fund, “H”), Sol Private Corp., a Delaware corporation and an indirect wholly owned subsidiary of H (“Acquisition Corp.”), and SkyTerra Communications, Inc., a Delaware corporation, (the “Company”). Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

WHEREAS, the parties desire to amend the Merger Agreement to condition the consummation of the Merger upon receipt of the Required Minority Vote (as defined hereinafter) from the Eligible Shares (as defined hereinafter);

WHEREAS, the parties desire to amend the termination provisions of the Merger Agreement;

WHEREAS, in accordance with Section 6.3 of the Merger Agreement, the Merger Agreement may only be amended by an agreement in writing executed by (a) the Company, (b) Master Fund, (c) Special Fund and (d) Acquisition Corp.; and

WHEREAS, the respective Boards of Directors of the Company, H and the Acquisition Corp. have (and in the case of the Company, upon the recommendation of the Special Committee) approved this First Amendment;

NOW THEREFORE, in consideration of the premises of this First Amendment and the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.	Amendment to Section 4.2. Section 4.2 of the Merger Agreement is hereby amended by adding the following Section 4.2(c):

“(c) Proxy Solicitation. As soon as reasonably practicable after the date of the First Amendment, the Company shall retain a proxy solicitor acceptable to H in connection with the solicitation of the vote of stockholders of the Company at the Company Stockholders’ Meeting.”

2.	Amendment to Section 4.3. Section 4.3 of the Merger Agreement is hereby amended by adding the following Section 4.3(d):

“(d) Adjournment or Postponement. In the event that a majority of the outstanding Eligible Shares are not present, in person or by proxy, at the Company Stockholders’ Meeting, then the Company shall adjourn the Company Stockholders’ Meeting for a reasonable amount of time for the Company to seek to cause such majority to be present, in person or by proxy, at any such adjournment.”

3.	Amendment to Section 5.1. Section 5.1 of the Merger Agreement is hereby amended by adding the following Section 5.1(d):

“(d) Required Minority Vote. A majority of the outstanding Eligible Shares shall be present, in person or by proxy, and be voted at the Company Stockholders’ Meeting, and a majority of the Eligible Shares so present and voted shall have voted in favor of the adoption of the Merger Agreement (the “Required Minority Vote”).”

4.	Amendment to Section 6.1. Section 6.1 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned as follows:

(a)	by the mutual written consent of H and the Company;

(b)	by either H or the Company, in each case by written notice to the other, if:

(i)	the Merger has not been consummated on or prior to the Outside Date; provided that the right to terminate this Agreement under this Section 6.1(b)(i) will not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

(ii)	at any time prior to the Effective Time, an administrative agency or commission or other governmental authority or instrumentality shall have issued a final nonappealable injunction, order, decree, judgment or ruling, permanently enjoining or otherwise prohibiting the Merger; or

(iii)	at the Company Stockholders’ Meeting or any adjournment thereof at which the Merger Agreement has been voted upon, the Company stockholders fail to adopt this Agreement by the Required Company Stockholder Vote or the Eligible Shares fail to adopt this Agreement by the Required Minority Vote; provided that such right to terminate pursuant to this Section 6.1(b)(iii) may not be exercised by H or the Company if the reason for failing to obtain either such vote is the failure of the applicable quorum to be present at the Company Stockholders’ Meeting or any adjournment thereof and may not be exercised by H if the reason for failing to obtain the Required Stockholder Vote is due to a breach by H of its obligations under the third sentence of Section 4.3(a);

(c)	by H upon written notice to the Company:

(i)	if there has occurred an Adverse Company Board Recommendation; or

(ii)	upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that (if such breach occurred or was continuing as of the Closing Date) the conditions set forth in Section 5.3(a) or Section 5.3(b) would be incapable of fulfillment and which breach is incapable of being cured, or is not cured, within 15 days following receipt of written notice of such breach; or

(iii)	if appraisal rights are exercised and notice of the intention to exercise such rights have been given in accordance with the provisions of Section 262(d) of the DGCL by Company stockholders with respect to, in the aggregate, more than seven and one-half percent (7.5%) of the outstanding shares of Capital Stock determined on a Fully-Diluted Basis; provided that such right to terminate pursuant to this Section 6.1(c)(iii) may not be exercised on or after the sixteenth business day following the Company Stockholders’ Meeting; or

(d)	by the Special Committee upon written notice to H:

(i)	if there has occurred a Termination Recommendation; provided that, prior to such termination the Special Committee shall have given H no less than five (5) business days notice; or

(ii)	upon a breach of any representation, warranty, covenant or agreement on the part of a H Party set forth in this Agreement such that (if such breach occurred or was continuing as of the Closing Date) the conditions set forth in Section 5.2(a) or Section 5.2(b) would be incapable of fulfillment and which breach is incapable of being cured, or is not cured, within 15 days following receipt of written notice of such breach.”

5.	Amendment to Section 6.2. The first sentence of Section 6.2 of the Merger Agreement is hereby amended and restated to read as follows:

“If this Agreement is terminated as provided in Section 6.1, this Agreement will become null and void (except that the provisions of Sections 6.2, 6.5, 7.3 and 7.4 will survive any termination of this Agreement), and there will be no liability on the part of any Party or any of their Affiliates; provided that (a) the Company may have liability as provided in Section 6.5 and (b) nothing in this Agreement will relieve any party from any liability or obligation with respect to any breach of this Agreement prior to such termination.”

6.	Amendment to Article VI. Article VI of the Merger Agreement is hereby amended by adding the following Section 6.5:

“Section 6.5 Payment of No Vote Termination Fee. In the event that the Merger Agreement is terminated: (i) by H pursuant to Section 6.1(b)(i) in the situation where this Agreement has not been voted upon because the applicable quorum was not present at the Company Stockholders’ Meeting or any adjournment thereof; or (ii) by either H or the Company pursuant to Section 6.1(b)(iii) under circumstances in which the stockholders of the Company fail to adopt the Merger Agreement by the Required Minority Vote, then, in either case, the Company shall pay to the H Parties, as promptly as practicable (but in any event within three Business Days), an amount equal to the No Vote Termination Fee; provided that the No Vote Termination Fee shall not be due and payable pursuant to clause (i) of this paragraph if the reason for failing to obtain the Required Company Stockholder Vote was due to a breach by H of its obligations under the third sentence of Section 4.3(a).”

7.	Amendment to Section 7.1. Section 7.1 of the Merger Agreement is hereby amended by adding the following definitions to Section 7.1:

“ “Eligible Shares” means all shares of Voting Common Stock excluding Escrowed Shares and any shares of Common Stock held by the H Parties, any director or officer of the Company or any of their respective Affiliates.

“Escrowed Shares” means any securities of the Company which are Pledged Property (as defined in Item 4 of the Schedule 13D/A filed on September 17, 2008 by H) or Wells Fargo Escrowed Shares (as defined in Item 4 of the Schedule 13D/A filed on April 9, 2008 by H).

“No Vote Termination Fee” means an amount equal to $2,000,000.

“Required Minority Vote” has the meaning specified in Section 5.1(d).”

8.	Amendment to Section 7.6. Section 7.6 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Section 7.6 Entire Agreement. This Agreement and the First Amendment (including the documents and instruments referred to in this Agreement and the First Amendment) contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter, provided that the terms of the MCSA and the SPA and the instruments issued in connection therewith (including the warrants and securities) shall remain in full force and effect. H for itself and on behalf of its Affiliates hereby waives any conflict with, violation of, or default under any existing agreement with any of the Companies (including the MCSA and the SPA) that would otherwise have occurred by reason of the execution, performance or delivery of this Agreement and the First Amendment or the taking or non-taking of any action required by this Agreement and the First Amendment.”

9.	Company Disclosure Schedule Supplement. Section 4.8(b) of the Company Disclosure Schedule shall be deemed to include the items contained on the Company Disclosure Schedule Supplement attached hereto.

10.	No Other Changes. Except as expressly provided herein, the Merger Agreement is not amended, modified or otherwise affected by this First Amendment.

11.	Effectiveness. This First Amendment shall be effective as of the date hereof.

12.	Governing Law. This First Amendment will be governed by the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

13.	Counterparts. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed as of the date first written above.

Very truly yours,

SKYTERRA COMMUNICATIONS, INC.

By:	/S/ ALEXANDER H. GOOD
Name:	Alexander H. Good
Title:	Chairman, CEO and President

AGREED TO AND ACCEPTED AS OF THE DATE WRITTEN ABOVE:

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

By:	Harbinger Capital Partners LLC, as investment manager

By:	/S/ PETER JENSON
Name:	Peter Jenson
Title:	Vice President

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

By:	Harbinger Capital Partners Special Situations GP, LLC, as general partner

By:	/S/ PETER JENSON
Name:	Peter Jenson
Title:	Vice President

SOL PRIVATE CORP.

By:	/S/ PETER JENSON
Name:	Peter Jenson
Title:	Director

[Signature Page to First Amendment]

Company Disclosure Schedule Supplement

Section 4.8(b)

The list of Officers and Directors of the Company with Indemnification Agreements with the Company is as follows:

Alexander Good

Scott Macleod

Gary Epstein

Marc Montagner

Randy Segal

Elizabeth Creary

James Wiseman

Jose Cecin

Jeffrey Killeen

Paul Latchford

William Stasior

Michael Weiner

Gary Parsons

Appendix C

September 22, 2009

Special Committee of the Board of Directors

SkyTerra Communications, Inc.

10802 Parkridge Boulevard

Reston, VA 20191-4334

Members of the Special Committee of the Board:

We understand that SkyTerra Communications, Inc (“SkyTerra” or the “Company”), Harbinger Capital Partners Master Fund I. Ltd., (“Master Fund”) and Harbinger Capital Partners Special Situations Fund, L.P., (“Special Fund” and, together with Master Fund, “Harbinger” or the “Buyer”) and Sol Private Corp., a wholly-owned subsidiary of the Buyer (“Acquisition Sub”), have entered into an Agreement and Plan of Merger, substantially in the form of the draft dated September 22, 2009 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of the Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.01 per share (the “Company Voting Common Stock”), and each outstanding share of common non-voting stock, par value $0.01 per share (the “Company Non-Voting Stock” and, together with the Company Voting Common Stock, the “Company Common Stock”), other than shares held in treasury or held by the Buyer, any affiliate of the Buyer or by any subsidiary of the Company or as to which dissenters’ rights have been perfected, will be converted into the right to receive $5.00 per share in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. It is understood that affiliates of the Buyer currently beneficially own approximately 66% of the Company’s equity interests, held in the form of Company Voting Stock and Company Non-Voting Stock, and approximately 49% of the outstanding shares of the Company Voting Common Stock.

You have asked for our opinion as to whether the consideration to be received by the holders of the Company’s Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders of the Company Common Stock (other than the Buyer and its affiliates).

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company, including cash and liquidity forecasts;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)	Discussed with management of the Company the history of strategic discussions held between the management of the Company and third parties regarding potential equity investments in the Company, and potential equity investments in the Company in connection with a transaction involving Inmarsat plc (“Inmarsat”) pursuant to the MCSA;

7)	Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company, and their securities;

8)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

9)	Reviewed the Merger Agreement, and certain related documents; and

10)	Reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections (including cash and liquidity forecasts) we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. We have also relied upon, without independent verification, the assessment by the management of the Company of (i) the validity of, and risks associated with, the Company’s existing and future technologies, intellectual property, products, services and business models; and (ii) the history of strategic discussions held between the management of the Company and third parties regarding potential equity investments in the Company, and potential equity investments in the Company in connection with a transaction involving Inmarsat pursuant to the MCSA. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Our opinion does not address the relative merits of the Merger as compared with any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any party with respect to the possible acquisition, business combination or other extraordinary transaction involving the Company.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the rendering of this financial opinion. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Buyer and the Company in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Special Committee of the Board of Directors and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Company Common Stock will trade following consummation of the Merger and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders of the Company Common Stock other than the Buyer and its affiliates.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/S/ JAMES C. MURRAY
James C. Murray Managing Director

Appendix D

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13.)

Appendix E

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K

☒  Annual report pursuant to Section 13 or 15(d) of the Securities Exchange Act

of 1934 for the fiscal year ended December 31, 2008, or

☐  Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act

of 1934 for the transition period from                      to

Commission file number 000-13865

SKYTERRA COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-2368845
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10802 Parkridge Boulevard Reston, VA 20191	20191
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 390-1899

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, $.01 par value

(Title of Class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.

Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act.

Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter periods that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant’s knowledge, in the definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company (as defined in Rule 12b-2 of the Act).

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

Indicate by check mark whether the registrant is a shell company (as defined in defined in Rule 12b-2 of the Act).

Yes  ☐    No  ☒

The aggregate market value of the voting and non-voting common stock held by non-affiliates of the registrant, as of June 30, 2008, was $256,882,543. As of February 18, 2009, there were 48,822,787 shares of our voting common stock and 59,958,499 shares of our non-voting common stock outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Registrant’s definitive proxy statement intended to be filed by Registrant with the Commission prior to April 30, 2009 are incorporated by reference into Part III of this Report.

SKYTERRA COMMUNICATIONS INC.

PART I

Forward-Looking Statements

This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including statements regarding our capital needs, business strategy, expectations and intentions. Statements that use the terms “believe,” “do not believe,” “anticipate,” “expect,” “plan,” “estimate,” “intend” and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events. Because our business is subject to numerous risks, uncertainties and other factors, our actual results could differ materially from those anticipated in the forward-looking statements. These risks and uncertainties include those set forth below under “Item 1. Business,” “Item 1A. Risk Factors,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this report. Actual results may differ from the forward looking statements in this report, and the differences could be substantial. We disclaim any obligation to publicly update these statements, or disclose any difference between our actual results and those reflected in these statements. The factors set forth below under “Item 1. Business,” “Item 1A. Risk Factors,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other cautionary statements made in this report should be read and understood as being applicable to all related forward-looking statements wherever they appear in this report.

Information about Exhibits Included in this Form 10-K

In reviewing the agreements included or incorporated by reference as exhibits to this Form 10K, please remember they are intended to provide you with information regarding their terms and are not to provide any other factual or disclosure information about the Company or the other parties thereto. Certain of the agreements contain representations and warranties by the parties named therein. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one or more of the parties if those statements prove to be inaccurate;

•

have been qualified by disclosures that were made to the other party or parties in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about the Company may be found elsewhere in this Form 10-K and the Company’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov. Please also see the section entitled “Available Information” in Part 1, Item 1 of this report.

Item 1.	Business

Name Change of SkyTerra Subsidiaries

On December 8, 2008 the names of all SkyTerra subsidiaries that used “Mobile Satellite Ventures” in any part of their name were changed to replace the “Mobile Satellite Ventures” portion of the name with “SkyTerra,” including those listed in the table below which indicates the previous and current name of each subsidiary:

Former Name:	New Name:
Mobile Satellite Ventures GP Inc.	SkyTerra GP Inc.
Mobile Satellite Ventures LP	SkyTerra LP
Mobile Satellite Ventures (Canada) Inc.	SkyTerra (Canada) Inc.
Mobile Satellite Ventures Holdings (Canada) Inc.	SkyTerra Holdings (Canada) Inc.
MSV Finance Co.	SkyTerra Finance Co.

In this Form 10-K, unless otherwise stated or the context otherwise requires, references to “we,” “us,” “our,” the “Company” and similar references refer to SkyTerra Communications, Inc. (SkyTerra) and its directly or indirectly owned subsidiaries, including SkyTerra LP and its subsidiaries. SkyTerra LP holds a 46.4% effective interest in SkyTerra (Canada) Inc. (“SkyTerra Canada”) through its 20% interest in SkyTerra Canada and a 33% interest in SkyTerra Holdings (Canada) Inc, which is the parent company of SkyTerra Canada. SkyTerra LP has determined that it is the primary beneficiary of SkyTerra Canada as a result of its obligation, by contract, to fund the operations of SkyTerra Canada, and as a result of a rights and services agreement and a capacity lease agreement between SkyTerra LP and SkyTerra Canada. As such, and in accordance with FASB Interpretation No. 46, Variable Interest Entities (FIN 46), SkyTerra Canada has been consolidated into the financial results of SkyTerra LP. SkyTerra Canada is Canadian owned and controlled within the meaning of the Telecommunications Act (Canada) and the Radiocommunication Regulations (Canada). Unless otherwise stated, references to “our satellites,” “our spectrum,” “our authorizations,” “our network” and similar references refer to the satellites, spectrum, authorizations and networks of SkyTerra LP and SkyTerra Canada.

SkyTerra Communications

SkyTerra has five officers and no other employees. All SkyTerra officers are full-time employees of SkyTerra LP. Through SkyTerra LP and other of the Company’s subsidiaries and affiliates, the Company is pursuing plans to develop, build and operate a next generation mobile satellite system complemented by an ancillary terrestrial component. Ancillary terrestrial component (ATC) permits the use of its L-band satellite frequencies in the operation of an advanced, integrated satellite and terrestrial hybrid network capable of providing wireless broadband on a fixed, portable and fully mobile basis in the United States. The Company’s subsidiaries and affiliates operate in the United States and Canada. The Company was incorporated in Delaware in 1985 as International Cogeneration Corporation.

Over the past several years the Company has consummated a series of transactions to acquire additional interests in SkyTerra LP, its principal operating subsidiary, from SkyTerra LP’s other limited partners in exchange for shares of SkyTerra voting and non-voting common stock. As a result, SkyTerra now owns 100% of SkyTerra LP. In addition to SkyTerra LP, SkyTerra owns 11.1% of TerreStar Networks Inc. (TerreStar Networks).

SkyTerra LP Exchange Transactions

On September 25, 2006, the Company issued 39.6 million shares of its voting and non-voting common stock to TerreStar Corporation and other partners in SkyTerra LP in exchange for limited partnership interests in SkyTerra LP (the “2006 SkyTerra LP Exchange Transactions”), resulting in SkyTerra owning 59% of SkyTerra LP as of the closing. Pursuant to the terms of these transactions, TerreStar Corporation agreed to use commercially reasonable efforts to distribute the 25.5 million shares of the Company’s common stock that it received to its common stockholders. Prior to any such distribution these shares were non-voting. TerreStar Corporation was also given the right to exchange its remaining limited partnership interests of SkyTerra LP for shares of the Company’s non-voting common stock at a predefined ratio.

Notwithstanding the legal form of the transactions, the 2006 SkyTerra LP Exchange Transactions were accounted for as a reverse acquisition, with SkyTerra LP being treated as the accounting acquirer of SkyTerra. Accordingly, the historical financial statements of the Company prior to September 25, 2006 are the historical financial statements of SkyTerra LP. The consolidated financial statements of SkyTerra LP were retroactively adjusted to reflect the recapitalization of SkyTerra LP with the 39.6 million shares of SkyTerra common stock issued to SkyTerra LP equity holders in the 2006 SkyTerra LP Exchange Transactions.

On January 5, 2007, the Company acquired all of the equity interests in SkyTerra LP owned by BCE Inc. (BCE) through the purchase of a BCE wholly-owned subsidiary, TMI Communications Delaware Limited Partnership (TMI Delaware). The Company issued 22.5 million shares of non-voting common stock in exchange for limited partnership interests in SkyTerra LP (the “BCE Exchange Transaction”). These shares of non-voting common stock are exchangeable for a like number of shares of voting common stock upon a sale by BCE in the open market or to a person who will not beneficially own 10% or more of the Company’s voting common stock. In addition, the Company issued 176,250 shares of common stock to Winchester Development LLC, a company beneficially owned by a former director of SkyTerra LP. Such shares were issued in exchange for $0.4 million in cash and limited partnership interests of SkyTerra LP. This transaction, together with the BCE Exchange Transaction, resulted in the Company owning 81% of SkyTerra LP.

On February 12, 2007, the Company issued 14.4 million shares of common stock to TerreStar Corporation as a result of TerreStar Corporation exercising its option to exchange a portion of its remaining limited partnership interests in SkyTerra LP. As a result, the Company’s ownership of SkyTerra LP increased to 95%. On November 30, 2007, the Company issued 4.4 million shares of common stock to TerreStar Corporation as a result of TerreStar Corporation exercising its option to exchange the remaining limited partnership interests in SkyTerra owned by it. As a result, the Company’s ownership of SkyTerra LP increased to 99.3%.

On December 10, 2008, the Company issued 736,209 shares of voting common stock to the remaining minority limited partners and acquired all of the remaining limited partnership interests in SkyTerra LP it did not already own. As a result, the Company’s ownership of SkyTerra LP increased to 100%.

SkyTerra and SkyTerra LP Unit Option Exchange

On August 6, 2008 the Company completed an offer to all SkyTerra LP option holders as of that date, to grant them new options, generally in exchange for surrender and termination of their SkyTerra LP options (the “Option Exchange”). All participating U.S. SkyTerra LP option holders received options to purchase shares of SkyTerra common stock pursuant to the terms of the Option Exchange at a ratio of 2.82 SkyTerra options for each SkyTerra LP option terminated, with an exercise price equal to the exercise price of the SkyTerra LP options terminated divided by 2.82. All participating Canadian SkyTerra LP option holders received the right to exchange SkyTerra LP options for SkyTerra options on the same terms in the future. Sale of all shares subject to the options received upon exchange is subject to restriction until May 1, 2010, with certain exceptions that could result in earlier termination of the restrictions. Upon the release of these restrictions, Canadian SkyTerra LP option holders participating in the Option Exchange will have three business days to complete the exchange of their respective SkyTerra LP options for SkyTerra options, or their SkyTerra LP options will become unexercisable.

Upon consummation of the Option Exchange, 11 million SkyTerra options were issued in exchange for SkyTerra LP options held by U.S. SkyTerra LP option holders. Additionally, Canadian SkyTerra LP option holders received rights to receive 1.7 million SkyTerra options if they exchange their respective SkyTerra LP options for SkyTerra options in the future.

SkyTerra LP

Next Generation Network

SkyTerra LP is developing an integrated satellite and terrestrial communications network to provide ubiquitous wireless broadband services, including internet access and voice services, in the United States and Canada. SkyTerra LP plans to launch two new satellites, SkyTerra-1 and SkyTerra-2 (formerly MSV-1 and MSV-2), that will serve as the core of its next generation network. The Company is working closely with Boeing, the satellite manufacturer of both SkyTerra-1 and SkyTerra-2, to carefully track, monitor and support the progress of the satellite construction program. Based on Boeing’s most recent estimates, SkyTerra-1 will be available for launch in very late 2009. To ensure the availability of a launch window for SkyTerra-1, and accounting for the possibility of potential future construction or other delays that have occurred on other complex spacecraft, SkyTerra has selected a launch window that provides scheduled launch assurance in case the manufacturer’s construction schedule is delayed.

Specifically, SkyTerra has contracted for a launch window for SkyTerra-1 that opens in March of 2010 and continues through May 2010. This date was selected carefully, to account for the possibility of future manufacturer construction delays as mentioned above. If SkyTerra-1 construction does not deviate from its current schedule, SkyTerra may seek an earlier launch date from the launch service provider, including late 2009. While there can be no guarantee of the availability of such earlier launch time, SkyTerra believes the launch service provider will work in good faith to accommodate an earlier launch.

The launch of SkyTerra-2 is currently expected to occur in the fourth quarter of 2010 or the first quarter of 2011 and, similar to SkyTerra-1, within all regulatory milestones.

The Company’s current and next generation satellite systems are licensed by either the United States or Canadian governments to operate in the 1.5 - 1.6 GHz frequency band (the “L-band”) using spectrum that SkyTerra LP and SkyTerra Canada have coordinated for their use. This spectrum is positioned between the frequencies used by terrestrial wireless providers. SkyTerra LP and SkyTerra Canada have coordinated approximately 30 MHz of this spectrum throughout the United States and Canada and this coordinated spectrum covers a total population of over 330 million . The Company plans to use its spectrum for both satellite and terrestrial service in operating its next generation integrated network.

SkyTerra LP holds an ATC authorization that permits the use of its L-band satellite frequencies in the operation of an advanced, integrated satellite and terrestrial hybrid network capable of providing wireless broadband on a fixed, portable and fully mobile basis in the United States. Deployment of an ATC network has not yet begun, and development is in process. SkyTerra LP was the first mobile satellite service (“MSS”) provider to receive a license to operate an ATC network from the Federal Communications Commission (“FCC”) and was a major proponent of the FCC’s February 2003 and February 2005 ATC and ATC Reconsideration Orders, both of which were adopted on a bipartisan, 5-0 basis.

With access to spectrum that is conducive for mobile and fixed broadband wireless services, the Company believes it is well positioned to support an extensive wireless business plan. The next generation integrated network may create the opportunity to use the Company’s United States and Canadian nationwide spectrum, in its current configuration, to establish a strong position within the wireless industry. Using an all-Internet Protocol, open architecture, the Company believes its network will provide significant advantages over existing wireless networks. Such potential advantages include higher data speeds, lower costs per bit, flexibility to support a range of custom IP applications and services, and added communications flexibility in the event terrestrial services are unavailable or interrupted. The Company’s current business plan envisions a “carrier’s carrier” wholesale model whereby strategic partners and other wholesale customers can use the Company’s network to provide differentiated broadband services to their subscribers. The Company’s planned open network, in contrast to legacy networks currently operated by incumbent providers, will allow distribution and other strategic partners to have open network access to create a variety of custom applications and services for consumers.

The Company believes the changing dynamics of the telecommunications industry have created a compelling market opportunity for its next generation network. Increased competition, industry consolidation, wireless substitution for wireline services and the general convergence of media and telecommunications have led major service providers to attempt to offer consumers a bundle of video, broadband data, voice and mobile wireless services. However, incumbent wireless providers may be constrained by certain factors, such as their spectrum positions and legacy second generation (“2G”) and 3G circuit-switched network architectures, as the demand for an advanced bundle has increased. Wireless carriers may also be pursuing different market strategies based upon their existing networks and customers rather than offering new services like those we plan to provide using next generation integrated technology. New technologies are emerging to deliver advanced broadband wireless services and applications to a potentially wide range of devices at price points we believe will be lower than those offered by incumbents’ legacy networks.

The Company anticipates that our United States and Canadian nationwide spectrum holdings and strategy to deploy a wireless, all-IP network will, through wholesale customers and other strategic distribution partners, have the potential to provide superior connectivity to an array of devices, satisfy the evolving needs of the industry and capture a greater percentage of the consumer’s total spending on communications services. The potential market opportunity may include participation from large enterprises that have limited access to the wireless services business (potentially including content companies, video service providers, web services firms, consumer electronics companies, enterprise service providers, device and chipset vendors and Internet service providers). Those enterprises have large, loyal customer bases and are exploring opportunities to incorporate broadband wireless connectivity to differentiate and expand their core service offerings.

While the Company has been focused on a wholesale, “carriers carrier” business model, conversations have nonetheless taken place with strategic partners who view the Company’s assets, including access of up to a potential 46 MHz of spectrum and the ability to provide a differentiated, integrated satellite-terrestrial service, as a very attractive platform for the delivery of 4G services using traditional models for the distribution of services and content. Such traditional business models include potential exclusive relationships with existing operating partners and/or new entrants.

Current Generation Network

SkyTerra LP offers a range of mobile satellite services using two nearly identical geostationary satellites that support the delivery of data, voice, fax and dispatch radio services. SkyTerra LP offers services to a number of vertical markets in the United States and Canada. Penetration is highest in markets where terrestrial wireless infrastructure is cost-prohibitive or non-existent, where point-to-multipoint services such as voice dispatch are essential for ongoing operations, or where network availability is a critical requirement for service.

SkyTerra LP provides wholesale satellite capacity to customers who implement their own networks. These customers typically purchase specified amounts of bandwidth and power. The bandwidth and power are dedicated to the customer and are not subject to other sale, or to preemption except for emergency purposes as provided in our authorizations from the FCC and Industry Canada. A majority of these customers access the network for fleet management and asset tracking services.

SkyTerra LP markets satellite telephony services through dealers in the United States and on a wholesale basis in the United States and Canada. The basic service is two-way circuit switched voice, facsimile and data at up to 4.8 kbps. A range of satellite handset configurations is available to address the particular communications needs of select markets. User equipment can be installed on trucks, ships, and airplanes or at a fixed location. Customers can use the phones for standard voice communication, including value added services such as call forwarding, call waiting, and conference calling, as well as for file transfers, faxes and e-mail. Many of these users are federal, state and local agencies involved in public safety and security that depend on the Company’s network for redundant and ubiquitous wireless services during daily operations and in the case of emergencies.

In addition to circuit switched service, SkyTerra LP provides satellite-delivered “dispatch” service. Dispatch service provides the wide-area equivalent of push-to-talk two-way radio service among users in customer defined groups. Each user can belong to as many as 15 groups, and each group can have up to 9,999 members. Group members can operate anywhere in the United States and Canadian coverage area. Dispatch service facilitates team-based group operations and is highly suited for emergency communications.

Circuit switched users are charged both fixed access and variable usage fees. Dispatch users pay a fixed access fee for unlimited usage; however, the fee varies with the coverage available. Monthly fees for satellite voice users range from $25 for certain public safety and emergency applications to over $100 for high volume users.

Packet data services is distributed through a reseller channel and provides the capability to transmit data in an “always-on” fashion (circuit switched service requires establishment of a dedicated connection for every new data transaction). Common applications include fleet and load management, credit card verification, e-mail, vehicle position reporting, mobile computing, and data message broadcasting.

SkyTerra LP currently sells a mobile transceiver for use with our telephony and dispatch services. This device provides integrated Global Positioning Satellite (“GPS”) capability. The Company offers a PSTN telephony interface box manufactured by Link Communications, Inc. The interface allows customers to use SkyTerra LP’s MSAT-G2 voice and push-to-talk services using a conventional analog cordless phone. For packet data services, the Company uses terminal equipment from EMS technologies. The EMS PDT-100 is an integrated vehicle mounted antenna and transceiver unit that is used with a variety of user interface devices. The network terminates calls from its telephony services via both the AT&T and Sprint networks in the United States and via Bell Canada in Canada.

Competition

SkyTerra LP’s current products and services compete with a number of communications services, including existing satellite services offered by Iridium, Globalstar LLC and Inmarsat, terrestrial air-to-ground services, and terrestrial land-mobile and fixed services and may compete with new technologies in the future. Iridium and Globalstar provide voice, data, and paging services via constellations of Low Earth Orbiting satellites that cover the globe. The Iridium and Globalstar systems are more complex and expensive than the Company’s satellite network and offer some advantages over the Company’s voice services such as smaller handheld telephones, global coverage, and in certain circumstances, reduced transmission delay. However, neither company currently offers a commercial satellite dispatch service. Inmarsat’s primary offerings consist of maritime voice, facsimile and data services. The Inmarsat system has higher per minute charges than those charged by the Company for comparable service. Inmarsat’s current generation of satellites, Inmarsat-4, are more powerful than the Company’s current operating satellites. One of Inmarsat’s current generation satellites covers most of North America and is used to provide Inmarsat’s new Broadband Global Area Network service in addition to traditional Inmarsat services.

Spectrum Improvement—Agreement with Inmarsat

To improve our spectrum assets, in December 2007, SkyTerra, SkyTerra LP, and SkyTerra Canada (together the “SkyTerra Parties”) and Inmarsat Global Limited (“Inmarsat”) entered into a Cooperation Agreement relating to the use of L-band spectrum for both MSS and ATC services in North America. The Cooperation Agreement addresses a number of regulatory, technology and spectrum coordination matters involving L-band spectrum, including:

•	Coordination of the parties’ respective next generation satellite systems covering North America;

•

Provisions for re-banding the parties’ L-band spectrum in North America that provide each party with increased contiguous spectrum bandwidth for their operations. This increased contiguity will occur in a phased approach, with certain phases dependent on the payment of designated amounts to Inmarsat by the SkyTerra Parties, and upon the occurrence of various financial, regulatory and other governmental actions;

•

Provisions for increased flexibility in system operations and system enhancements that will result in greater protection from harmful interference for all relevant systems operations, and that progressively increases flexibility and supports more robust MSS/ATC operations, from the onset of the Cooperation Agreement through the various options that the SkyTerra Parties may exercise;

•

Provisions for increased reuse of a substantial segment of North American L-band spectrum to support the deployment of new services and to provide increased innovation and customer service to all users throughout North America;

•	Settlement of outstanding regulatory disputes regarding the operation of certain L-band MSS and MSS/ATC services; and

•	Pre-negotiated financial and operational terms for an option for the SkyTerra Parties to obtain additional spectrum and technical flexibility for the deployment and operation of a 4G ATC network.

In addition, upon the achievement of certain events, including regulatory approvals and coordination among the other L-band operators, SkyTerra LP and SkyTerra Canada, would, over time, have the potential for coordinated access for up to 2 x 23 MHz of L-band spectrum (including large blocks of contiguous channels).

Possible Merger and Acquisition of Inmarsat—Master Agreement with Harbinger

In July 2008, the Company, SkyTerra LP and SkyTerra Subsidiary LLC entered into a Master Contribution and Support Agreement (the “Master Agreement”) and certain other agreements with Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund L.P., Harbinger Capital Partners Fund I, L.P., and Harbinger Co-Investment Fund, L.P. (together “Harbinger”). The Master Agreement provides for the possible combination of the Company and Inmarsat plc (“Inmarsat”), a UK public listed company and a leading provider of global mobile satellite services. Harbinger owns approximately 28.8% of the issued and outstanding ordinary shares of Inmarsat. Pursuant to the Master Agreement, the proposed business combination of the Company and Inmarsat would be structured as an offer by the Company for all of the issued and outstanding shares of Inmarsat not owned by Harbinger, and would be subject to the receipt of required regulatory and antitrust clearances.

On August 22, 2008, pursuant to the Master Agreement, Harbinger and the Company submitted applications to the FCC seeking consent for transfer of control of the Company to Harbinger and consent for the possible business combination between the Company and Inmarsat. The applications also sought a declaratory ruling approving a range of possible foreign ownership levels associated with Harbinger’s ownership of up to 100% of the Company.

On August 22, 2008, the Company filed a notice with the U.S. Department of Justice’s Antitrust Division under the Hart-Scott-Rodino Act in connection with the possible offer by the Company for Inmarsat. On September 22, 2008, the 30-day Hart-Scott-Rodino waiting period expired without any action from the U.S. Department of Justice’s Antitrust Division. No second request was issued.

The Company and Harbinger expect the FCC approval process to take approximately 12 to 18 months from the July 2008 announcement. The Company is continuing to work cooperatively with Harbinger with respect to the possible offer for Inmarsat, including obtaining all required regulatory approvals for the business combination.

Assuming an acceptable conclusion to the regulatory approval process and Harbinger’s determination to proceed with the transaction, the proposed business combination with Inmarsat is expected to be structured as an offer by SkyTerra to acquire all issued and to be issued shares of Inmarsat not owned by Harbinger (the “Offer”), on terms to be determined by Harbinger and in accordance with the Master Agreement. Harbinger has not yet proposed the formal terms or structure of a possible Offer to SkyTerra or Inmarsat. Harbinger may terminate the Master Agreement at any time and is not obligated to proceed with any business combination transaction involving SkyTerra and Inmarsat.

If Harbinger decides to proceed with the Offer following the receipt of required regulatory approvals, Harbinger would arrange for committed equity and debt financing to fund the Offer. SkyTerra would undertake to use its best efforts to assist Harbinger in obtaining debt financing. To provide equity financing for the Offer, Harbinger may purchase newly issued shares of SkyTerra voting common stock for $2.4 billion in cash or such other amount as Harbinger may determine. The per share purchase price for the newly issued shares will be $10 per share subject to an adjustment ratchet relating to the successful Offer price paid for each Inmarsat share. If the Offer price for each Inmarsat share is greater or lower than 535 British Pence Sterling then the purchase price for the newly issued SkyTerra shares will increase or decrease proportionately (adjustment ratchet). The 535 British Pence Sterling per share and $10 per share prices are reference prices for the purposes of the Master Agreement and the arrangements between Harbinger and SkyTerra. The 535 British Pence Sterling per share does not constitute a term or reference price for the Offer. No Offer pricing discussion has taken place with the board of Inmarsat and no determination has been made by SkyTerra or Harbinger as to any appropriate Offer price. SkyTerra shareholders other than Harbinger may participate in the equity financing for the Offer through a rights offering of voting common stock of up to $100 million.

If the Offer is completed, Harbinger would contribute to SkyTerra 132 million ordinary shares in Inmarsat and $37.6 million in aggregate principal value of 1.75% convertible bonds issued by Inmarsat and due in 2017, in each case currently owned by Harbinger and its affiliates. In exchange for such contributions, SkyTerra would issue to Harbinger new shares of voting common stock at $10 per share subject to the adjustment ratchet. The issuance of new voting and non-voting shares of SkyTerra common stock will be subject to SkyTerra shareholder approval.

Qualcomm Satellite Enabled Mobile Chipsets for Next Generation Network

In September 2008, SkyTerra LP entered into a 15-year agreement with Qualcomm Incorporated (Qualcomm) for the provision by Qualcomm of satellite-enabled mobile chipsets and satellite base station components built upon Qualcomm-adapted EV-DO technology to facilitate the development of mobile devices and network systems for use with the Company’s planned next generation network. A broad range of Qualcomm chipsets, to be available on a mass-market basis, will include satellite and L-band capabilities. Under this agreement, SkyTerra LP and Qualcomm have completed the detailed specifications for the first release of the technology, which will be sufficient to support voice and data services in an integrated, dual mode manner over SkyTerra’s satellites and terrestrial networks, including L-band ATC.

The agreement with Qualcomm also contemplates that other operators (together with SkyTerra LP, each an Operator) may enter into similar arrangements with Qualcomm. The termination by one Operator of its agreement with Qualcomm does not affect the agreement of any other Operator. The Company has been advised that ICO Satellite Services G.P. (ICO) and TerreStar Networks have entered into a similar agreement with Qualcomm. Each Operator will fund a portion of the related non-recurring expenses (NRE) incurred in connection with the agreements, which will result in a further sharing of NRE if and when additional Operators (in addition to SkyTerra LP, ICO, and TerreStar) enter into similar agreements with Qualcomm. The SkyTerra LP portion of the NRE to be paid to Qualcomm is expected to be in an amount not to exceed $10 million, subject to reduction based on the participation of other Operators with Qualcomm.

In connection with entering into the Qualcomm agreement, SkyTerra LP and ICO have entered into a mutual non-assertion agreement with ICO with respect to relevant aspects of their respective patent portfolios as well as certain other agreements related to the Qualcomm development effort.

EV-DO Compatible Base Transceiver Subsystems

The Company is currently in negotiations with several vendors for the procurement of EV-DO compatible transceiver subsystems. The Company expects that it will enter into a material definitive contract for those subsystems during the first half of 2009.

Financing

On July 24, 2008, SkyTerra, SkyTerra LP, and SkyTerra Finance Co. entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with affiliates of Harbinger, pursuant to which SkyTerra LP and SkyTerra Finance Co. agreed to issue Harbinger up to $500 million aggregate principal amount of 18% Senior Unsecured Notes due July 1, 2013 in four tranches. The proceeds of this funding commitment are expected to fund the Company’s business plan through the third quarter of 2010. As amended, the Securities Purchase Agreement provides that the 18% Senior Unsecured Notes bear interest at a rate of 18% per annum, and that, in conjunction with the issuance of the 18% Senior Unsecured Notes pursuant to the Securities Purchase Agreement, SkyTerra will issue to Harbinger warrants to purchase up to an aggregate of 32.5 million shares of voting or non-voting common stock of SkyTerra (at the option of the holder) at an exercise price of $0.01 per share of common stock. Harbinger’s purchase of the 18% Senior Unsecured Notes is not conditioned upon the commencement or consummation of a business combination with Inmarsat, as described elsewhere in this document. Harbinger may not be required to purchase the 18% Senior Unsecured Notes under certain circumstances, including upon the occurrence of a material adverse effect.

On January 7, 2009 the Company issued the first of the four issuances of the 18% Senior Unsecured Notes to Harbinger under the Securities Purchase Agreement, in an aggregate principal amount of $150 million. In addition, at this closing the Company issued Harbinger ten-year warrants to purchase 7.5 million shares of the Company’s voting or non-voting common stock, at an initial exercise price of $0.01 per share. The remaining $350 million of 18% Senior Unsecured Notes is scheduled to be issued to Harbinger in three tranches of $175 million, $75 million and $100 million on April 1, 2009, July 1, 2009, and January 4, 2010, respectively.

The Company is actively pursuing incremental financing alternatives to continue to increase the amount of capital available to fund current operations and development of the next generation network. The Company is considering means to raise capital, including strategic partnerships, vendor financing, sale of its interest in TerreStar Networks, and additional debt or equity financing, among others. There is no assurance that the Company can raise sufficient capital, or raise sufficient capital with terms that are favorable to the Company, and/or permitted under the terms of existing financing agreements, to complete the next generation network and realize an ATC build-out.

Intellectual Property

SkyTerra LP has prepared and filed a significant number of patent applications representing significant depth and breadth of claims related to the commercialization and development of a satellite and terrestrial integrated network. The applications have been filed in both the United States and in several key countries abroad. The Company believes that a next generation integrated network cannot effectively and efficiently be implemented on a commercially viable basis without the benefits of the patent portfolio it holds rights to. The Company is committed to vigorously enforcing and defending the rights afforded through its patents.

The Company currently, and expects to continue to, incorporate licensed patents and unpatented technology and software into existing and planned networks. Certain agreements between the Company and third parties include provisions pursuant to which the Company has or will receive a non exclusive license to developments including, among other things, technology and related software created by such third parties for use in existing and planned networks. The Company expects to enter into additional agreements in the normal course of business and with strategic partners that will include licenses to third party intellectual property as the next generation network is developed. The Company believes the intellectual property rights and licenses are sufficient in scope and duration for the operation of the business.

TerreStar Networks Inc.

The Company owns 11.1% of TerreStar Networks, which was established to develop, build and operate a next generation satellite system complemented by an ATC in the 2 GHz MSS band (“S-band”). Prior to September 12, 2008, TerreStar Corporation, the majority parent of TerreStar Networks, owned 29,926,074 millions shares of the Company.

On September 12, 2008, the Company entered into a Transfer and Exchange Agreement with TerreStar Corporation. Pursuant to the agreement future transferees of the TerreStar Networks shares held by the Company (but not the Company itself) will have the right until May 15, 2014 to exchange shares of TerreStar Networks for shares of TerreStar Corporation common stock at an exchange ratio of 4.37 shares of TerreStar Corporation common stock per TerreStar Networks share. The agreement also provides for SkyTerra’s waiver of TerreStar Corporation’s obligation in the Exchange Agreement among SkyTerra, TerreStar Corporation and Motient Ventures Holding Inc. (a subsidiary of TerreStar Corporation), dated May 6, 2006, to use its commercially reasonable efforts to distribute 29,926,074 shares of non-voting common stock of SkyTerra (the “SkyTerra Shares”) to TerreStar Corporation’s stockholders.

Employees

As of December 31, 2008, the Company and its consolidated subsidiaries had 175 employees. The Company believes its relationship with employees is good, and no employees are represented by a union. Generally, employees are retained on an at-will basis. The Company has entered into employment agreements with certain key employees. Certain employees have non-competition agreements that prohibit them from competing with the Company for various periods following termination of their employment.

Government Regulation

The mobile satellite communications business of SkyTerra LP is subject to extensive government regulation in the United States and Canada. We are also subject to the securities laws and regulations applicable to all publicly owned companies and laws and regulations applicable to businesses generally.

Overview

The operation of our satellite system and our development of a nationwide ATC network is subject in the United States to the rules and regulations of the FCC and in Canada to the rules and regulations of Industry Canada and, to a lesser extent, the Canadian Radio-television and Telecommunications Commission, or CRTC. The FCC acts under authority established by the Communications Act and related federal laws. Among other things, the FCC allocates portions of the radio frequency spectrum to certain services and grants licenses to and regulates individual entities using that spectrum. The FCC also ensures that communications devices comply with technical requirements for minimizing interference and human exposure to radio frequency emissions. Industry Canada acts pursuant to the Radiocommunication Act (Canada) and the Telecommunications Act (Canada). Industry Canada manages the use and allocation of radio spectrum in Canada through the issuance of radio and spectrum licenses. Our satellite system’s access to spectrum is in part also subject to treaty obligations of the United States and Canadian governments, including those contained in the International Radio Regulations of the International Telecommunication Union.

Beginning in January 2001, the Company filed the first ATC application and was a leader in the effort to demonstrate the public interest benefits of permitting substantial flexibility in the deployment and operation of ATC facilities. In 2003, the FCC in a bi-partisan, 5-0 decision adopted rules that permit the Company to provide broadband wireless service. The Company was then granted the first-ever ATC license in November 2004. In February 2005, the FCC followed its earlier decision with another 5-0 decision to further liberalize the technical and operational rules for ATC, enabling us to deploy a more competitive wireless broadband service. Industry Canada has adopted a similarly flexible regime for the provision of an integrated satellite terrestrial service.

Authority to Operate ATC in the United States

In February 2003, the FCC adopted a unanimous ATC Order, giving MSS operator’s broad authority to use their assigned spectrum to operate an ancillary terrestrial component and providing MSS operators with ability to deploy cell sites using the same spectrum authorized for satellite operations. In February 2005, the FCC, on another unanimous vote, adopted its ATC Reconsideration Order, which substantially relaxed the technical restrictions for ATC in the L-band. These decisions establish a set of preconditions (sometimes called “gating criteria”) and technical requirements for ATC operations, as well as an application process for an ATC license. With the February 2005 order, we believe the Company achieved a number of substantial, material improvements to the rules for ATC operations and, as such, gained the opportunity to deploy an ATC network with technical parameters substantially similar to those in other wireless bands, including the PCS spectrum band. The February 2005 order also gave us the opportunity to apply for certain additional flexibilities not permitted in some other wireless bands including the ability to pursue a TDD ATC configuration. The Cooperation Agreement (see Government Regulation—L-band Coordination) provides substantial additional flexibility.

Inmarsat asked the FCC to reconsider the ATC Reconsideration Order and requested the FCC to tighten the technical restrictions on L-band ATC base stations, further define the coordination obligations of L-band operators deploying ATC base stations, and limit the number of ATC terminals that can transmit simultaneously in the 1626.5-1645.5 and 1646.5-1660.5 MHz band. We opposed Inmarsat’s requests. Pursuant to the Cooperation Agreement (see Government Regulation—L-band Coordination), Inmarsat has since withdrawn this filing.

L-band Coordination

The spectrum we use for communication between user terminals and our satellites is known as the “L-band.” Our existing satellite system is authorized to operate its service links in a portion of two 33 MHz wide bands known as the MSS L-band. The specific allocation is 1525-1544 and 1545-1559 MHz for space-to-Earth transmissions and 1626.5-1645.5 and 1646.5-1660.5 MHz for Earth-to-space transmissions. The spectrum is allocated both internationally and domestically for MSS.

We share L-band spectrum internationally with several other MSS systems, pursuant to the Radio Regulations of the ITU. Since our system became operational in 1996, spectrum access has been governed by a multilateral five-administration agreement referred to as the “Mexico City MoU” and by bilateral agreements. The Mexico City MoU agreement provides for yearly spectrum sharing agreements, or SSAs, among the five systems that operate in North America: SkyTerra LP, SkyTerra Canada, Inmarsat, and, to a lesser extent, Russian and Mexican systems. In addition, a new Japanese system operates with some overlap with our satellites, requiring limited ongoing coordination.

The Company is currently in a formal process to coordinate its next generation satellites (SkyTerra-1 and SkyTerra-2) with the Mexican administration.

Spectrum availability, particularly in the L-band, is a function of not only how much spectrum is assigned to SkyTerra LP by the FCC, but also the extent to which the same L-band frequencies are used by our and other satellite systems in the North American region, and the manner of such use. All spectrum use is required to be coordinated with other parties that are providing, or plan to provide, mobile satellite based communications in the same geographical region using the same spectrum.

As described above, on December 20, 2007, SkyTerra, SkyTerra LP, SkyTerra Canada, and Inmarsat entered into the Cooperation Agreement, which includes coordination of the current and next generation satellites of the parties’ satellite systems and the Company’s ATC system. Pursuant to the Cooperation Agreement, the Company has withdrawn all of its filings asking the FCC to refrain from authorizing access to Inmarsat’s new or relocated satellites and the Company’s interference complaints with the FCC regarding those satellites. SkyTerra

Canada has withdrawn its interference complaints to Industry Canada regarding these satellites and has requested that Industry Canada withdraw similar complaints that were filed by the government of Canada with the ITU and the administration of the United Kingdom. Similarly, Inmarsat has since withdrawn its challenges to the ATC Order on Reconsideration, the Company’s ATC license, its pending ATC license modification application, and the FCC’s determination that the Company met its initial milestones for its next generation satellites.

Under the 1999 SSA, spectrum is divided among the five L-band operators. In some cases, the spectrum assigned to the five operators is in broadband, contiguous frequency segments; in other cases, the spectrum is in narrow and non-contiguous frequency segments. As part of this assignment framework, we believe that SkyTerra LP and SkyTerra Canada have sufficient spectrum to deploy a variety of broadband wireless air interfaces including Wi-MAX, W-CDMA, CDMA EVDO and Flash-OFDM. The Cooperation Agreement provides SkyTerra LP and SkyTerra Canada access to wider and more contiguous frequency segments than the assignments that they currently have pursuant to the 1999 SSA. SkyTerra LP and SkyTerra Canada have been able to coordinate access to spectrum but additional coordination will enhance the contiguity of our spectrum. We believe it is unlikely that international coordination would result in a decrease of spectrum available to us. Other L-band MSS operators and their Administrations may have coordination goals that conflict with ours. While we believe we ultimately will achieve our coordination goals, there is no guarantee we will be able to do so.

Gating Criteria for ATC Operations

The gating criteria for ATC operations are intended to ensure that MSS spectrum continues to be used for satellite service. The primary requirements are:

•	continuous satellite coverage of all fifty states, Puerto Rico, and the United States Virgin Islands;

•	provision of a substantial commercial satellite service; and

•	an “integrated service” offering.

The requirement for an “integrated service offering” can be met if every user device the licensee makes available permits users to communicate both through the satellite system and through the terrestrial network. The FCC has also stated that uniform pricing of satellite and terrestrial service may satisfy the integration requirement.

The rules also require us to maintain a spare satellite on the ground within one year of commencing operations and to launch it into orbit during the next commercially reasonable launch window following a satellite failure. In 2007, the FCC granted our request for waiver of this requirement.

The rules preclude the use of all spectrum by the terrestrial network if such use would be to the exclusion of any satellite service.

Technical Requirements

For each MSS band, the FCC has adopted specific technical requirements for ATC operations to prevent interference to other spectrum users. We believe that, as a practical matter, these requirements do not limit our network deployment or our ability to meet our business plans.

We have also agreed to comply with requirements on our user terminals and base stations that we negotiated with the GPS industry to provide additional protection to GPS receivers, beyond existing mandatory limits. Our compliance with these limits is a condition of our ATC license. All of our broadband wireless system designs take into account these requirements and specifications. We believe that they do not materially limit our network deployment or our ability to achieve our business plan.

We believe that the technical requirements imposed in the L-band as a result of the 2005 ATC Reconsideration Order provide us with substantial flexibility to deploy a broadband, integrated wireless system.

With the unanimous February 2005 order, we believe SkyTerra LP has achieved a number of substantial, material improvements to the technical requirements for ATC operations and has gained the ability to deploy an ATC network that is substantially similar to networks deployed in other wireless bands, including the PCS band. We believe SkyTerra LP has also achieved certain additional flexibility not available to licensees in some other wireless bands, including the opportunity to pursue a TDD or an FDD ATC configuration and the opportunity to pursue one of the multitude of state-of-the-art 3G and 4G wireless air interfaces.

Current ATC License

In November 2004, the FCC’s International Bureau granted one of our wholly owned subsidiaries, SkyTerra Subsidiary LLC (formerly Mobile Satellite Ventures Subsidiary LLC) or SkyTerra Sub, an ATC license. The Bureau granted SkyTerra Sub various waivers of, or variances from, the FCC’s rules, including authority to deploy ATC capable of supporting GSM, CDMA and WCDMA air interface protocols, to use a link-margin booster in conjunction with ATC terminals used with our current generation satellites, and to initiate ATC services without constructing a new satellite of the same design as the current generation in-orbit satellites to have as an on-ground spare.

The FCC permits ATC to be provided in the United States in conjunction with MSS satellites and spectrum that are licensed and coordinated by countries other than the United States, including Canada. SkyTerra Sub’s ATC license in the United States permits the Company to provide ATC using the satellite and spectrum that are licensed to SkyTerra Sub using United States and Canadian coordination assignments. Inmarsat filed an Application for Review with the FCC regarding the Bureau’s decision granting SkyTerra Sub’s ATC license. Pursuant to the Cooperation Agreement (see—L-band Coordination), Inmarsat has since withdrawn this filing.

Pending ATC Modification Application

Because SkyTerra Sub’s current ATC license was granted prior to the ATC Reconsideration Order, it does not allow SkyTerra Sub to operate in accordance with the significantly relaxed technical restrictions adopted in the ATC Reconsideration Order. Accordingly, in November 2005, SkyTerra Sub filed an application to modify its ATC license to take advantage of these relaxed technical restrictions. Among other things, SkyTerra Sub sought authority to deploy ATC using a variety of additional air interfaces using the FDD and TDD protocols, other than GSM, CDMA and WCDMA as well as waivers of, or variances from, some of the Commission’s ATC rules. Inmarsat opposed our modification application. Pursuant to the Cooperation Agreement (see L-band Coordination), Inmarsat has since withdrawn this filing. Until our modification application is granted, we must operate in accordance with the technical restrictions in SkyTerra Sub’s current ATC license. In December 2008, SkyTerra Sub amended the ATC modification application pursuant to the flexibility accorded in the Cooperation Agreement. Inmarsat has agreed to support this amendment. The FCC has not yet placed the amendment on public notice for comment, and we do not know whether it will be opposed.

Additional Regulatory Approvals Required

Before SkyTerra LP can provide ATC on a commercial basis, it must receive additional regulatory approvals, such as an FCC blanket license for its user terminals, FCC certification for its user terminals and base stations, local zoning approval for base stations, and certification from State Public Utility Commissions in some states. Similar additional regulatory approvals are required for commencement of service in most other wireless and satellite bands, and we believe that we should be able to fulfill the conditions required for such regulatory approvals. We will also need to coordinate the operation of certain of our base stations with wireless operators, aeronautical telemetry stations, and Search and Rescue Satellite-aided Tracking (SARSAT) earth stations.

Satellite Operations

Our ATC operations are dependent on the continued operation of our satellite system, their integration with the satellite system, and the satellite system’s access to spectrum.

SkyTerra Sub holds a license issued by the FCC to operate an L-band satellite, MSAT-2, at the nominal 101 ° WL orbital location to provide MSS to the fifty states, Puerto Rico, the Virgin Islands, and United States coastal areas up to 200 miles. The FCC also permits United States licensed satellites such as MSAT-2 to provide service in foreign territories without obtaining additional approval from the FCC.

The license for MSAT-2 will expire in August 2010. We anticipate that the FCC will allow us to operate the satellite for its entire useful life if after the launch of SkyTerra-1 we can identify a suitable orbit location to which MSAT-2 could be relocated. SkyTerra Sub also holds a number of earth station licenses to operate with MSAT-2 with varying expiration dates. We anticipate that these licenses will be renewed in due course.

L-band Service Links

The L-band satellite license allows us to operate our United States licensed satellite (MSAT-2) throughout a portion of the 1525-1544 and 1545-1559 MHz (space-to-Earth) and 1626.5-1645.5 and 1646.5-1660.5 MHz (Earth-to-space) band, up to at least 10 MHz x2 of United States coordinated spectrum. The original license gave SkyTerra Sub access only to what is known as the upper L-band, but the FCC modified the license in 2002 to allow us to access spectrum in both the upper and lower L-bands. In this decision, the FCC also reduced the amount of United States coordinated L-band spectrum SkyTerra Sub could use on MSAT-2 from 14 MHz x2 to 10 MHz x2. The Company has pending a Petition for Clarification and Partial Reconsideration of this decision asking the FCC to allow SkyTerra Sub to use 14 MHz x2 of United States coordinated L-band spectrum. The Company has also asked the FCC to clarify that the spectrum coordinated by Industry Canada for SkyTerra Canada will not be attributed to SkyTerra Sub. The FCC has not imposed any limit on the amount of spectrum that can be used by SkyTerra Canada or MSAT-1.

Feeder Links

Feeder links are the frequencies that connect the satellites to large gateway earth stations that are typically interconnected with public networks or, in the case of large users, with private networks. SkyTerra-1 is authorized to use Appendix 30B Ku-band frequencies for feeder links: 10.75-10.95 GHz and 11.2-11.45 GHz (downlink); and 12.75-13.25 GHz (uplink). Our modification application to revise the authorized technical parameters for SkyTerra-1, including requesting authority to operate feeder link spot beams was granted in November 2008. The Company plans to operate four fixed earth stations, two in the United States and two in Canada, in conjunction with SkyTerra-1 and SkyTerra-2. In October 2008, the FCC granted two U.S. earth station applications submitted by SkyTerra Sub, and Industry Canada gave approval to two earth station applications submitted by SkyTerra Corp. The U.S. earth station licenses require that we construct the stations and certify to commencement of operations by May 2010 which coincides with the launch and operate milestone of SkyTerra-1.

In December 2003, the FCC issued a proposal pertaining to coordination procedures between new fixed earth stations in the Appendix 30B Ku-band and mobile Broadcast Auxiliary Services/Cable Television Relay Service (“BAS/CARS”) licensees that share the band. In this proceeding, the Society of Broadcast Engineers (“SBE”) has argued that it is not possible for an earth station using Appendix 30B Ku-band frequencies to protect mobile BAS/CARS operations in the band. As a solution, SBE proposed that the FCC restrict new earth stations using Appendix 30B Ku-band frequencies used for MSS systems to only areas outside 150 kilometers of the Top 100 TV markets. SkyTerra LP has opposed SBE’s proposal. SkyTerra Sub’s earth station licenses are conditioned on compliance with any earth station requirements adopted in this rulemaking proceeding.

TT&C

SkyTerra LP also relies on access to certain frequencies to control satellite operation. MSAT-2 is authorized to operate using certain telemetry, transfer, and control (“TT&C”) frequencies in the standard Ku-band. SES Americom operates a satellite at the 101° WL orbital location using standard Ku-band frequencies. SkyTerra LP and SES have an agreement covering MSAT-2 that may require SkyTerra LP to modify our operations or make certain payments to SES if SkyTerra LP’s operations cause interference to those of SES. We do not anticipate any interference in the operations of MSAT-2 and those of SES. Further, it is not anticipated that this agreement will be required in connection with the operation of SkyTerra-1 and SkyTerra-2.

101 ° WL Replacement Satellite

SkyTerra Sub holds a license issued by the FCC to operate an L-band satellite, SkyTerra-1, on a non-common carrier basis at the nominal 101 ° WL orbital location to replace MSAT-2. The satellite is licensed to use up to 10 MHz x2 of United States coordinated L-band spectrum for service links and 500 MHz x2 of Appendix 30B Ku-band frequencies for feeder links, subject to successful coordination. The Company must comply with the following FCC milestones for this satellite:

•	enter into a binding non-contingent construction contract (May 26, 2006);

•	complete critical design review (May 26, 2007);

•	begin construction of the satellite (May 26, 2008); and

•	launch and operate the satellite (May 26, 2010).

Similar milestone requirements apply to most FCC satellite licensees. If the FCC concludes that SkyTerra LP has failed to satisfy a milestone set forth in our license, the FCC may declare the license for SkyTerra-1 null and void. In April 2006, the FCC’s International Bureau found that we met the initial milestone for the SkyTerra-1 satellite. In June 2007, the FCC determined that the Company met the critical design review milestone requirement. In August 2007, the FCC determined that the Company met the begin construction milestone requirement.

In November 2008, the FCC granted our modification application to revise the authorized technical parameters for SkyTerra-1. We will need to apply for and receive approval from the FCC to the extent we seek to further modify the satellite parameters from those that we provided in the granted FCC application for SkyTerra-1. We plan to coordinate this satellite with other North American L-band operators.

In February 2008, we reached an agreement with all the satellite operators at the nominal 101° WL orbital location for the operation of MSAT-2 and SkyTerra-1 at 101.3° WL and we have since received FCC approval for such operations.

Relocation of MSAT Satellites

Prior to the launch and operation of our next generation satellites, MSAT-1 and MSAT-2 will need to be moved from their current orbital locations or de-orbited. The Company and SkyTerra Canada will need to obtain the necessary regulatory approvals, submit applicable ITU filings, and coordinate with affected satellite operators, if any.

L-Band Satellite to Serve South America

One of SkyTerra LP’s subsidiaries held a license issued by the FCC to operate an L-band satellite, MSV-SA, at the 63.5 ° WL orbital location to provide MSS on a common carrier basis to South America. This subsidiary has surrendered the license for the satellite and requested the withdrawal and release of its $2.25 million satellite performance bond. That request is pending.

Other General Regulatory Issues

The Company’s operation of an integrated satellite and ATC system in the L-band is subject to certain regulations in the United States and Canada. The Company is regulated to varying degrees at the federal, state

(provincial in Canada), and local levels in both the United States and Canada. Various legislative and regulatory proposals under consideration from time to time by the United States Congress, Canadian Parliament, the FCC and Industry Canada have in the past materially affected and may in the future materially affect the telecommunications industry in general, and our wireless business and that of potential customers in particular. The following is a summary of significant laws, regulations and policies affecting the operation of our business. In addition, many aspects of regulation at the federal, state and local level currently are subject to judicial review or are the subject of administrative or legislative proposals to modify, repeal, or adopt new laws and administrative regulations and policies.

The Company operates pursuant to various licenses granted by the FCC and Industry Canada. As a matter of general regulation by the FCC and Industry Canada, we are subject to, among other things, payment of regulatory fees and restrictions on the level of radio frequency emissions of our system’s satellites, user terminals, and base stations, just like other licensees. Any of these regulations may have an adverse impact on the conduct of our business.

Transfers of Control—FCC

The Communications Act and the FCC’s rules require that we obtain the consent of the FCC prior to any change in the legal or actual control of the Company or over the spectrum for which we are licensed. Traditionally, the FCC has determined whether a licensee retains actual control on a case-by-case basis by considering the following factors, among others:

•	use of facilities and equipment;

•	control of daily operations;

•	control and execution of policy decisions, such as preparation and filing of applications with the Commission;

•	control of hiring, supervision, and dismissal of personnel;

•	control over membership of a corporate Board of Directors;

•	control of payment of financial obligations, including expenses arising out of operation; and

•	receipt of monies and profits from the operations of the facilities.

There is no assurance that present or future shareholders have not acquired or will not acquire additional shares in the Company, or that such persons or entities have not or will not take actions which may be viewed as evidence of exercising control over the Company or the spectrum for which we are licensed. If we are found to have relinquished actual control without approval from the FCC, we may be subject to fines, forfeitures, or revocation of our licenses.

Just like other licensees, our ability to enter into funding or partnering arrangements may be limited by the requirement that we maintain actual control of the spectrum for which we are licensed. In October 2008, in a decision involving Globalstar, the FCC adopted an order clarifying its policy for the leasing of ATC spectrum and rejecting arguments that it should focus on the considerations identified above in assessing actual control of a license. The policy parallels the policy the FCC established in 2003 for leases by terrestrial wireless carriers. Under this policy, the licensee is considered to retain control of spectrum it leases if the licensee remains responsible for ensuring the lessee’s compliance with the Communications Act and all applicable policies and rules directly related to the use of the spectrum. This responsibility must include maintaining reasonable operational oversight over the leased spectrum so as to ensure that the spectrum lessee complies with all applicable technical and service rules, including safety guidelines relating to radiofrequency radiation. In addition, the licensee must retain responsibility for meeting all frequency coordination obligations and resolving interference-related matters, and must retain the right to inspect the lessee’s operations and terminate the lease to ensure compliance. The licensee must also be responsible for all interactions with the Commission, including notification about the spectrum leasing arrangement and all Commission filings required under the license authorization and applicable service rules that are directly related to the use of the leased spectrum.

Common Carrier Regulation by the FCC

We received approval in 2008 to modify our license for our SkyTerra-1 satellite to offer L-band satellite capacity on a non-common carrier basis.

SkyTerra is regulated as a common carrier to the extent we provide service directly to end users for profit and for interconnection with the public switched telephone network. To the extent that is the case, we would be required to offer service at just and reasonable rates on a first-come, first-served basis, without any unjust or unreasonable discrimination, and we would be subject to the FCC’s complaint process. The FCC has forborne from applying numerous common carrier provisions of the Communications Act to wireless carriers. In particular, wireless carriers are not subject to traditional public utility rate-of-return regulation and are not required to file tariffs with the FCC.

Universal Service Fund—FCC

As a provider of interstate telecommunications services, SkyTerra LP is required to contribute to the FCC’s universal service fund, which supports the provision of affordable telecommunications to high-cost areas, and the provision of advanced telecommunications services to schools, libraries, and rural health care providers. Under the FCC’s current rules, SkyTerra LP is required to contribute a percentage of the end-user telecommunications revenues it derives from the retail sale of interstate telecommunications services. Currently excluded from a carrier’s universal service contribution base are end-user revenues derived from the sale of information and other non-telecommunications services and wholesale revenues derived from the sale of telecommunications. Current rules also do not require that SkyTerra LP imputes to its contribution base retail revenues derived when SkyTerra LP uses its own transmission facilities to provide a service that includes both information service and telecommunications components. The FCC is currently conducting a proceeding which may reform the USF contribution methodology. There can be no assurances that the FCC will retain the exclusions described herein or its current policy regarding the scope of a carrier’s contribution base. We may also be required to contribute to state universal service programs.

In two separate proceedings related to USF, the Commission is considering whether a telecommunications service provided over satellite facilities should be eligible for high cost universal service support and whether recipients of high cost universal service support should be required to offer broadband Internet access, and whether such Internet access could be provided by satellite. An adverse decision in either proceeding could affect our ability and the ability of our potential customers to offer certain services.

Customer Proprietary Network Information (“CPNI”)

As is any other telecommunications services provider, we are subject to FCC regulations requiring us to protect CPNI. The FCC has recently begun to audit compliance with CPNI regulations. While we believe we are in compliance with these regulations, there can be no guarantee that the FCC will not conclude otherwise, in which case we could be subject to fines or other penalties. In addition, existing and contemplated CPNI rules could impose significant new costs on us.

Communications Assistance for Law Enforcement Act (“CALEA”)

Where CALEA applies, we must ensure that United States law enforcement agencies can intercept certain communications transmitted over our networks as is required from any other telecommunications services provider. We also must ensure that law enforcement agencies are able to access certain call-identifying information relating to communications over our networks. The Company has entered into an agreement with the Federal Bureau of Investigation, Department of Justice, and Department of Homeland Security (“Team Telecom”) regarding United States law enforcement agency access to our network. In October 2008, the Company and Team Telecom executed an amendment to the existing CALEA agreement that permits the

Company to continue routing traffic through its earth stations in Canada for its next generation system. CALEA requirements could affect the ability of our potential customers to offer applications via our hybrid system. The Company is required to comply with similar lawful access rules in Canada as a condition of our authorizations from Industry Canada.

Foreign Ownership

The Communications Act restricts the foreign ownership of common carrier radio licenses, which include some of our FCC licenses: (1) the license may not be held by a corporation of which more than 20% of the capital stock is directly owned of record or voted by non-U.S. citizens or entities or their representatives and (2) the license may not be held by a corporation controlled by another corporation (“indirect ownership”) if more than 25% of the controlling corporation’s capital stock is owned of record or voted by non-U.S. citizens or entities or their representatives, if the FCC finds that the public interest would be served by the refusal or revocation of such licenses. With the implementation of the Basic Telecommunications Agreement, which was negotiated under the auspices of the World Trade Organization (“WTO”), the FCC presumes that indirect ownership interests in FCC licensees in excess of 25% by non-U.S. citizens or entities from WTO-member countries will serve the public interest. In a September 2006 decision, the FCC granted SkyTerra LP authority to slightly exceed the 25% indirect foreign ownership limit. To comply with the amount of indirect foreign ownership approved by the FCC, we must monitor the extent to which our stock is owned or voted by non-U.S. citizens. The foreign ownership restrictions limit our ability to be owned by non-U.S. citizens absent prior FCC approval. In March 2007, we filed a Petition for Declaratory Ruling with the FCC seeking approval for a new level of indirect foreign ownership for the Company. On January 11, 2008, Harbinger tendered a petition to the FCC seeking expedited action on a declaratory ruling to permit Harbinger to raise their interest in the Company through open market share acquisitions to a level in excess of that previously approved by the FCC. On January 29, 2008, Harbinger tendered to the FCC a petition seeking permanent authority to make the level of acquisitions specified in their January 11 petition. On March 7, 2008, the FCC issued an order granting the March 2007 and January 11, 2008 petitions. The grant of those petitions was without prejudice to any enforcement action by the FCC for the Company’s possible non-compliance with the foreign ownership rules prior to the grant. The FCC did not act on Harbinger’s January 29, 2008 request for permanent authority. We cannot predict when the FCC will do so or whether it will grant the request. There is also no assurance that foreign persons or entities have not acquired or will not acquire additional shares in the Company that may result in our exceeding the level of foreign ownership approved by the FCC and could result in the Company being subject to fines, forfeitures, or revocation of our FCC licenses.

Priority and Preemptive Access

SkyTerra LP’s operations in the L-band are required by the FCC and Industry Canada to be capable of providing priority and preemptive access for Aeronautical Mobile Satellite (Route) Service traffic in the upper L-band and for Global Maritime Distress and Safety Service traffic in the lower L-band. If we are unable to meet these requirements, the FCC or Industry Canada could authorize and give priority spectrum access to one or more additional satellite systems in the L band that meet the specified requirements.

Enhanced 911 (“E911”) Service

The FCC is currently studying the feasibility of requiring MSS providers to offer E911, including the ability to automatically locate the position of all transmitting user terminals. SkyTerra LP has not traditionally supported automatic location information with its current generation L-band satellite system. Further, like all commercial mobile wireless service providers, we will be required to offer E911 services on our terrestrial component. We are currently exploring the design and implementation of systems required supporting automatic location information with our current and next generation L-band system and ATC operations without adding to the cost of our mobile equipment or reconfiguring our communications ground segment software. Moreover, there can no be assurance that we can meet any E911 requirement for our next generation integrated network without cost or impact to our network deployment.

Hearing Aid Compatibility (“HAC”)

The FCC is currently studying the feasibility of requiring providers of MSS (including ATC operations) to offer mobile handsets that are compatible with hearing aids. There can no be assurance that hearing aid compatibility requirements will not be imposed on existing or future MSS or ATC handsets, or that compliance with such requirements can be done without cost or impact to our network deployment.

700 MHz Proceeding

In an order issued August 10, 2007, establishing service and auction rules governing wireless licensees in the 700 MHz band, the FCC imposed the requirement that the winner of the 700 MHz D Block license would be required to operate a joint broadband network with the nationwide licensee of the public safety broadband spectrum. Among other obligations, the D Block licensee would be required to make available to public safety users at least one handset that includes a seamlessly integrated satellite solution. That handset must be capable of operating both on the 700 MHz public safety spectrum and on the satellite frequency bands and/or systems of the satellite service providers with which the nationwide licensee of the public safety broadband spectrum has contracted for satellite service. The auction, which concluded in 2008, did not result in the licensing of the D Block spectrum. Since then, the FCC has twice invited comments on the requirements applicable to the D Block license, including the satellite handset requirement. We cannot predict whether the FCC will retain this requirement or what impact this decision may have on our business.

Regulatory Framework in Canada

Use of radio spectrum to provide wireless telecommunications services is subject to licensing by Industry Canada under the Radiocommunication Act (Canada). Under this legislation, Industry Canada is authorized to issue radio licenses, to plan the allocation and use of the radio spectrum and to perform other duties to ensure the orderly development and efficient operation of radiocommunication in Canada. With respect to spectrum licensing, Industry Canada has the authority to revoke a license for non-compliance with terms and conditions or failure to pay associated spectrum license fees. However, revocation is rare and licenses are usually renewed year to year upon payment of the applicable fee.

SkyTerra Canada is authorized by Industry Canada to operate the MSAT-1 satellite at the 106.5 ° WL orbital location for the purposes of providing MSS in Canada. The MSAT-1 satellite will remain in this orbital position until 2010, at which point in time we intend to move it to a new orbital position.

Spectrum is coordinated for the MSAT-1 satellite by Industry Canada pursuant to the Mexico City MOU and this coordination is subject to the same policies and procedures as described above for the MSAT-2 satellite. On December 20, 2007, the SkyTerra Parties and Inmarsat entered into a Cooperation Agreement that includes coordination of the current and next generation satellites of the parties’ satellite systems and the SkyTerra LP ATC system. Pursuant to the Cooperation Agreement, SkyTerra Canada has withdrawn all of its filings asking Industry Canada to refrain from authorizing access to Inmarsat’s new or relocated satellites. SkyTerra Canada has also withdrawn its interference complaints to Industry Canada regarding these satellites and has requested that Industry Canada withdraw similar complaints that were filed by the government of Canada with the ITU and the administration of the United Kingdom.

Approval in Principle for SkyTerra-2 Satellite

On April 5, 2005, Industry Canada issued an approval in principle to SkyTerra Canada to operate the SkyTerra-2 satellite at the 107.3 ° WL orbital position. This approval in principle requires SkyTerra Canada to meet three important milestones:

•	submission of final design specifications for the SkyTerra-2 satellite for Industry Canada approval by December 15, 2006, which occurred on July 5, 2006;

•

signature of contracts for the construction and launch of the SkyTerra-2 satellite by March 15, 2007 which contracts were filed with Industry Canada on February 22, 2007 and confirmed as compliant by Industry Canada on October 28, 2008; and

•	placement of the SkyTerra-2 satellite into its assigned orbital position by March 31, 2011.

We anticipate that SkyTerra Canada will likely satisfy its remaining milestone requirement on or before the March 31, 2011 milestone deadline. Consistent with Industry Canada’s policies for the licensing of MSS operators, SkyTerra Canada’s approval in principle from Industry Canada also requires it to make fair and reasonable efforts to provide MSS to all regions of Canada and to provide service to public institutions in Canada to an amount reflecting 2% of its adjusted gross revenues from the lifetime operation of the satellite.

Authority to Operate ATC in Canada

In May 2004, the Canadian government adopted a policy allowing authorized MSS operators in the L-band, S-band, and Big LEO bands to provide ATC on a no-protection, non-interference basis. The Canadian ATC policy contains gating criteria similar to those of the FCC and requires, among other things, that a service provider’s ATC network be operated as an integral and indefeasible part of an MSS service and that the spectrum it uses for ATC service does not constrain the growth of MSS service offerings. Industry Canada has stated that it intends to develop other technical and operational details applicable to ATC systems in future Radio Standard Specifications and Standard Radio System Plans and Radio Standards Specifications. Industry Canada has also stated that it intends to establish license fees for ATC operators through a separate process. SkyTerra Canada has filed an ATC application with Industry Canada, but it does not yet have authority to operate ATC in Canada. SkyTerra Canada will apply to amend its ATC application to Industry Canada pursuant to the flexibility contemplated in the Cooperation Agreement (see L-band Coordination). Inmarsat has agreed to support this amendment.

Foreign Ownership Restrictions and Transfers of Control—Canada

SkyTerra Canada is required by its authorization from Industry Canada to comply with certain restrictions on non-Canadian ownership that are set out in the Telecommunications Act (Canada) and the Radiocommunication Regulations (Canada). These restrictions require that, among other things:

•	at least 80% of the voting equity of SkyTerra Canada be held by Canadians;

•	at least 80% of the board of directors of SkyTerra Canada be resident Canadians;

•	at least 66 2/3% of the voting equity of any parent corporation of SkyTerra Canada be held by Canadians; and

•	SkyTerra Canada cannot be otherwise controlled in fact by non-Canadians.

As at the date hereof, SkyTerra Canada is “Canadian owned and controlled” within the meaning of the Telecommunications Act (Canada) and the Radiocommunication Regulations (Canada). SkyTerra Corp., a wholly-owned subsidiary of SkyTerra LP organized under the laws of Nova Scotia, is not required to comply with these restrictions on non-Canadian ownership because it does not operate facilities in Canada that would make it subject to these rules.

Neither SkyTerra Canada nor SkyTerra Corp. may transfer their Industry Canada authorizations without the prior approval of Industry Canada. In addition, the prior approval of Industry Canada is required for any material change in the ownership or control of SkyTerra Canada.

CRTC—Regulation of Telecommunications Services

Companies that own or operate transmission facilities in Canada that are used to provide telecommunications services to the public for compensation are classified as “telecommunications common carriers” under the Telecommunications Act (Canada) and are subject to the regulatory authority of the CRTC.

The CRTC has the discretionary power to forbear from exercising certain of its regulatory powers over Canadian carriers where it finds that a telecommunications service or class of services is, or will be, subject to competition sufficient to protect the interests of users. Some Canadian carriers, such as the incumbent local exchange carriers, are classified by the CRTC as “dominant” in the provision of certain services because of their market power and control over the supply of local telephone services and certain other services. Carriers classified as “non-dominant” by the CRTC are subject to less regulation than dominant carriers and include mobile wireless providers, such as SkyTerra Canada, facilities based long distance providers, and competitive local exchange carriers.

Canada’s Universal Service or “Contribution” Regime

The CRTC has established a revenue based regime for the payment of “contribution.” (Contribution payments are used, in effect, to subsidize local telephone services in high-cost areas of Canada.) Under this regime, all telecommunications service providers (“TSPs”) are required to pay contribution based on a percentage (a rate of 0.87% was applied by the CRTC on a final basis for 2008 and renewed at this level on an interim basis for 2009) of their total “contribution eligible revenues” for the previous year—that is, their total Canadian telecommunications service revenues (“CTSR”), less certain permitted deductions. These permitted deductions include revenues generated from the sale or rental of terminal equipment, revenues from paging services and inter carrier payments for services purchased from other telecommunications service providers. The CRTC has established a minimum revenue threshold that will trigger the obligation to pay contribution. If the annual CTSR of a TSP and all of its affiliates are less than Cdn $10.0 million, then contribution is not payable in the following year.

International Licensing Regime

Under the Telecommunications Act (Canada), all providers of basic international telecommunications services in Canada are required to hold and keep current a basic international telecommunications service license issued by the CRTC. The CRTC has the authority to suspend or revoke an international telecommunications service license if it believes that the licensee has contravened the Telecommunications Act (Canada), the regulations there under or any condition of its license. Both SkyTerra Canada and SkyTerra Corp. hold valid international licenses from the CRTC.

Available Information

The public may read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information in the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file with the SEC at http://www.sec.gov. The Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and amendments to those reports, are also available free of charge through our internet website at http://www.skyterra.com as soon as reasonably practicable after such reports are electronically filed with or furnished to the SEC.

Item 1A.	Risk Factors

You should carefully consider the risks described below in evaluating our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us may also impair our operations and business, and in particular SkyTerra LP. If we do not successfully address any of the risks described below, there could be a material adverse effect on our financial condition, operating results and business, and the trading price of our common stock may decline. We cannot assure you that we will successfully address these risks.

Risks Associated with Our Next Generation Business Plan

If we fail to obtain additional financing necessary to develop and construct our next generation integrated network on a timely basis, or if our current financing sources do not provide the Company with previously committed funding and we are unable to obtain alternative financing, we may not be able to continue as a going concern.

The remaining cost of carrying out our business plan will be significant, and is significantly more than our currently available and committed resources. Our cost could be greater than our current estimates. For example, if we elect to further defer payments under our satellite construction contract, and/or if we exercise certain options to buy additional satellites or other equipment or services, our costs for the satellite component of our network will increase, possibly significantly. The cost to develop devices could be greater, perhaps significantly, than our current estimates, depending on our ability to attract distribution partners in both the satellite and terrestrial spaces.

In addition, we will require significant funds to construct the terrestrial component of our integrated network. We plan to pursue, with a partner, a top 50 market terrestrial footprint and have estimated that the total deployment of the terrestrial portion of our network could be a multi-billion dollar undertaking depending on the implementation of air interface technology, the scope of the terrestrial build within each market and the targeted service offering (limited mobile, portable or fully mobile). The cost to build the terrestrial component of the network could be greater, perhaps significantly, than our current estimates, depending on changing costs of supplies, market conditions, and other factors over which we will have no control.

We will actively pursue financing alternatives to continue to increase the amount of capital available to fund our current operations and development of our next generation network, including constructing SkyTerra-1 and SkyTerra-2, the satellite component of the network. We are considering means to raise capital, including strategic partnerships (for example, a technology partnership carrying a capital investment), vendor financing, sale of our interest in TerreStar Networks, and debt or equity financing, among others. We are actively evaluating various strategic alternatives as they arise, and weigh capital needs against technology commitments or other potentially limiting factors. There is no assurance that we can raise sufficient capital, or raise sufficient capital with terms that are favorable to us, under these various financing alternatives to continue to operate our business or complete our network.

Our projections assume that a portion of the remaining costs associated with constructing the satellite and terrestrial components of our next generation integrated network will be borne in part by one or more technology and strategic partners. If we are not able to enter into agreements with third parties to cover such costs, or if such funding sources are not able to cover such costs, our funding requirements will be significantly greater than we currently anticipate. We have not entered into any such agreements, and entering into such agreements in the future is not assured.

In addition, a delay in the implementation of a satellite air interface technology could result in a reduction in our near-term revenue projections, which would increase our overall financing need. Likewise, implementation of an air interface technology that is not consistent with the strategic plans of potential telecommunications partners could adversely affect our ability to attract strategic capital and partnerships.

Pursuant to the Securities Purchase Agreement, Harbinger agreed to purchase up to $500 million in aggregate principal amount of 18% Senior Unsecured Notes in four tranches. The proceeds of such notes are expected to fund the Company’s business plan through the third quarter of 2010. On January 7, 2009 the Company issued the first of the four issuances of the 18% Senior Unsecured Notes to Harbinger under the Securities Purchase Agreement, in an aggregate principal amount of $150 million. In addition, at this closing the Company issued Harbinger ten-year warrants to purchase 7.5 million shares of the Company’s voting or non-voting common stock, at an initial exercise price of $0.01 per share. The remaining $350 million of 18% Senior Unsecured Notes is scheduled to be issued to Harbinger in three tranches of $175.0 million, $75 million and $100 million on April 1, 2009, July 1, 2009, and January 4, 2010, respectively. Under the Securities Purchase Agreement, we are required to satisfy certain conditions to funding prior to each funding date, including material compliance with our covenants under the Master Agreement, the absence of a material adverse effect (as defined in the Securities Purchase Agreement) and the accuracy of the representations and warranties made by us in the Securities Purchase Agreement. If we fail to satisfy any condition to funding, Harbinger will not be obligated to purchase the 18% Senior Unsecured Notes.

The U.S. and worldwide financial markets have recently experienced unprecedented volatility, particularly in the financial services sector. No assurance can be given that Harbinger will satisfy its obligations under the Securities Purchase Agreement and purchase the 18% Senior Unsecured Notes in a timely manner, or at all. If Harbinger does not satisfy its obligations to purchase the 18% Senior Unsecured Notes, we may be unable to find alternative financing sources, particularly in light of the current turmoil in the U.S. and worldwide financial markets.

The terms of our current indebtedness and the Securities Purchase Agreement include significant limitations on additional debt, including amount, terms, access to security, duration, among other factors, and impose limitations on the structure of strategic transactions. In addition, the Master Agreement as amended includes significant limitations on the issuance by the Company of additional debt and equity securities.

In addition to the contractual limitations described above, there currently is limited trading in shares of our common stock, which limits our ability to raise funding through public equity issuances. The recent turmoil in global credit markets and the weakening global economy could negatively impact our ability to access the capital markets and fund our operations if Harbinger does not purchase the 18% Senior Unsecured Notes. Furthermore, our ability to sell our 11.1% ownership stake in TerreStar Networks, which represents a potential source of capital, on favorable terms, or at all, is not assured given recent capital market volatility and the overall decline in the stock price of its parent, TerreStar Corporation.

If we fail to obtain necessary additional financing on a timely basis, or if our current financing sources do not provide the Company with previously committed funding, our satellite construction, launch, or other events necessary to conduct our business could be materially delayed, or our costs could materially increase; we could default on our commitments to our satellite construction or launch contractors, creditors or other third parties, leading to termination of construction or inability to launch our satellites; we may not be able to launch our next generation integrated network as planned and may have to discontinue operations or seek a purchaser for our satellite business or assets. The Company could lose its FCC or Industry Canada licenses or its international rights if it fails to achieve required performance milestones. We may not be able to continue as a going concern if we fail to receive previously committed funding and we are unable to obtain alternative financing or if we fail to obtain additional necessary financing on a timely basis.

Our substantial debt obligations could impair our liquidity and financial condition.

We are a highly leveraged company and have significant amounts of long-term debt. Our ability to make payments on our debt and to fund operations and significant planned capital expenditures will depend on our ability to generate cash in the future. The Company has not generated cash flow from operations and makes significant cash investments in capital items.

Our substantial indebtedness and debt service obligations could have important consequences, including the following:

•	limiting our ability to borrow money or sell stock to fund working capital, capital expenditures, debt service requirements or other purposes;

•	making it more difficult for us to make payments on our indebtedness;

•	increasing our vulnerability to general economic and industry conditions;

•	limiting our flexibility in planning for, or reacting to, changes in our business or the industry;

•

reducing the amount of cash available for other purposes by requiring us to dedicate a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness; and

•	placing us at a competitive disadvantage to competitors who are less leveraged than we are.

In March 2006, SkyTerra LP issued Senior Secured Discount Notes with an aggregate principal amount of $750 million at maturity, and generated gross proceeds of $436 million. Interest on the notes will accrete from the issue date at a rate of 14.0% per annum, until they reach full principal amount at April 1, 2010 (the “Senior Secured Discount Notes”). Following April 1, 2010, interest will be payable semi-annually in arrears in cash at a rate of 14% per annum, with the first such payment of $52.5 million being due on October 1, 2010. The Senior Secured Discount Notes will mature on April 1, 2013. The Senior Secured Discount Notes are secured by substantially all of our and our subsidiaries’ assets.

In January 2008, SkyTerra LP issued notes to Harbinger, in an aggregate principal amount of $150 million (the “Harbinger Notes”). The Harbinger Notes bear interest at a rate of 16.5%, payable in cash or in-kind, at SkyTerra LP’s option through December 15, 2011, and thereafter payable in cash. The Harbinger Notes mature on May 1, 2013.

In January 2009, SkyTerra LP issued $150.0 million of 18% Senior Unsecured Notes to Harbinger. The 18% Senior Unsecured Notes bear interest at a rate of 18.0% per annum, payable in cash or in-kind, at SkyTerra LP’s option through January 1, 2011, and thereafter payable in cash.

A significant portion of any future additional financing may consist of debt securities. As a result, we may be even more highly leveraged. If additional funds are raised through the incurrence of indebtedness, we may incur significant interest charges and become subject to various restrictions and covenants that could limit our ability to respond to market conditions, provide for unanticipated capital investments or take advantage of business opportunities.

The market for our planned service is new and unproven and the success of our next generation business will depend on market acceptance.

Other than satellite radio, we are not aware of any integrated (i.e., combined satellite and terrestrial) wireless service in commercial operation. Neither we, nor any other company, have developed an integrated next generation network. Our business plan contemplates that a significant portion of our revenues will be derived from strategic partners. To date, neither we nor SkyTerra LP have entered into any strategic partnerships with respect to distribution of our next generation integrated network. As a result, we can estimate only with a partial level of certainty the potential demand for such services and the degree to which we will meet that demand. Furthermore, there may not be sufficient demand to enable SkyTerra LP, or there may be additional costs that do not allow SkyTerra LP, to earn sufficient revenues, achieve sufficient cash flow or record a profit. Among other things, end user acceptance of our next generation integrated service will depend upon:

•	whether we provide integrated wireless services consistent with market demand;

•	the relative attractiveness of our service offerings to our anticipated partners;

•	the cost and availability of user equipment whose form factor is little different from standard wireless devices, but incorporates the new technology required to operate on our network;

•	federal, state, local and international regulations affecting the operation of satellite networks and wireless systems;

•	whether competitors develop new and alternative next generation technologies; and

•	general and local economic conditions.

If we cannot gain market acceptance for our planned products and services, our business will be significantly harmed. We have made, and will continue to make, significant capital investments to generate demand for SkyTerra LP’s services. Accordingly, any material miscalculation with respect to our operating strategy or business plan will harm our business.

We will depend on one or more third parties to incorporate our next generation technology into their consumer offerings, and such third parties may not be successful or effective in their use of our next generation technology.

We do not plan to manufacture or sell next generation end-user devices to consumers. The success of our network will depend on partnerships with third parties that incorporate our next generation technology into their service and product offerings. In particular, we will not produce next generation wireless devices for sale to wireless consumers but instead will need to work with our future, not yet identified partners and customers to apply our next generation technology to standard wireless devices that they in turn market. If these future partners are not successful in incorporating our next generation technology or marketing devices compatible with our network, our revenues would be less than expected, and our business would suffer.

We will depend on one or more third party contractors to construct the terrestrial base station component of our next generation integrated network.

We currently plan to contract with one or more third parties to construct the terrestrial component of our next generation integrated network. Our success in implementing our next generation integrated network and in penetrating our targeted vertical markets will depend, to a large extent, on the efforts of these third party vendors. The development and rollout of the terrestrial network by these third parties may be subject to unforeseen delays, cost overruns, regulatory changes, engineering and technological changes and other factors, some of which may be outside of our control. If we are not able to enter into contracting relationships and construct the terrestrial component of our next generation integrated network, we may not be able to implement our business plan.

Failure to develop and supply end-user devices to customers in a timely manner will negatively impact our revenues.

We will rely on third party manufacturers and their distributors to manufacture and distribute next generation devices. Next generation devices are not yet available, and we and third party vendors may be unable to develop and produce enough affordable next generation devices in a timely manner to permit the widespread introduction of service. If we, our customers or our manufacturers fail to develop devices that are available for timely commercial sale at affordable prices, the launch of our next generation service would be delayed, our revenues would be less than expected, and our business would suffer. Furthermore, progress by these third-parties may be hindered by our strategic decisions or determinations to delay selections, with respect to technologies for various aspects of the network and end-user products, some of which may depend upon or be modified based on strategic partnerships that have not yet been entered into. Delays in those decisions will have a direct impact on the time to market for our next-generation services, our transition plans for current customers and our revenues.

Our current customers may migrate away from our service in advance of our termination of existing service. Our current customers may not migrate to our next generation devices and services.

To fully transition to our next generation services, all current revenue generating services may terminate in the future. We currently expect all current revenue generating services to terminate in 2012. We may modify this expectation to an earlier date, or later date, in the future. In advance of termination of current services, our customers may migrate away from our current and future services. Upon termination of service our customers will be forced to select new services. There is no assurance that our next generation services will be selected by our customers.

Our integrated wireless network will depend on the development and integration of complex technologies in a satellite configuration that might not work.

Our next generation integrated network will require new applications of existing technology, complex integration of different technologies and the development of new technologies. We will have to integrate a number of sophisticated satellite and other wireless technologies that typically have not been integrated in the past, and some of which are not yet fully developed, before we can begin offering our next generation service. In order for our service to be received by traditional consumer devices, additional components and software will need to be added to such devices to adjust for the L-band frequencies as well as satellite communications. Although we intend to test the components of our next generation integrated network, we cannot confirm the ability of the system to function until we have deployed a substantial portion of our next generation integrated network.

There could also be delays in the planned development, integration and operation of the components of our next generation integrated network. If the technological integration of our next generation integrated network is not completed in a timely and effective manner, our business would be harmed. In our next generation integrated network, we will seek to develop and deploy network management techniques so that mobile devices used on our network will be able to seamlessly transition between satellite mode and terrestrial mode. We intend to develop such techniques primarily by adapting existing techniques used in PCS/cellular systems and digital/analog systems. However, such techniques have not been deployed before in a combined satellite/terrestrial two-way mobile communications system, and there can be no assurances that we will be successful in developing such techniques or deploying them in its next generation integrated network in a cost effective or timely manner. If we are not able to develop or deploy such techniques, mobile devices used on our network may not be able to seamlessly transition between satellite and terrestrial modes, and this may make our next generation integrated network less attractive to potential partners and end-user customers.

Our next generation satellites are subject to possible construction and delivery delays, the occurrence of which could materially and adversely affect our business.

Our next generation satellites are subject to possible construction and delivery delays. The manufacture of such satellites is technically complex, and delays could result from a variety of causes. Such causes could include failure of third-party vendors to perform as anticipated and changes in the technical specifications of the satellite, including increases in weight or mass that could limit our ability to utilize our primary launch alternative resulting in delays if our alternative provider does not have schedule availability during our desired launch window. Alternatively, such changes to technical specifications could limit our ability to move to an alternate launch provider if our primary provider experiences material schedule delays.

There can be no assurance that delivery of our next generation satellites will be timely, which may hinder the introduction of our planned next generation integrated network. Any delay could also make it more difficult for us to secure desired distribution partnerships.

During any period of delay, we would continue to have significant cash requirements that could materially increase the aggregate amount of funding we need. We may not be able to obtain additional financing on favorable terms, or at all, during periods of delay. A delay could also require rescheduling of the anticipated launch date, and another launch slot may not be available within a reasonable period of time. In addition, a delay in satellite system operations could also result in revocation of our regulatory approvals and our international rights.

Our satellites could be damaged or destroyed during launch or deployment, fail to achieve their designated orbital location after launch or experience significant launch delays.

A percentage of satellites never become operational because of, among other factors, launch failure, satellite destruction or damage during launch, improper orbital placement and/or the failure of antennas to fully deploy. Launch failure rates vary depending on the particular launch vehicle and contractor. Even launch vehicles with good track records experience some launch failures, and there can be no assurance that we will be able to launch our satellites on vehicles with higher success rates. If one or more launches or deployments fail, we will suffer significant delays that will be damaging to our business, we will incur significant additional costs associated with the failed launches, and our revenue generating activities will be delayed. We cannot assure you that our satellite launches or deployments will be successful. The deployment of large antennas, such as the antennas on our next generation satellites, which are larger than most commercial satellites, pose additional risks during deployment. Even if launched into orbit, a satellite may fail to enter into its designated orbital location, or we may use more fuel than planned to place a satellite into its orbital location and, as a result, may reduce the overall useful life of the satellite. In addition, a delay in satellite system operations could also result in revocation of our regulatory approvals and our international rights.

Satellites have a limited useful life and premature failure of our satellites could damage our business.

During and after their launch, all satellites are subject to equipment failures, malfunctions and other problems. If one of our satellites were to fail prematurely, it likely would affect the quality of our service, substantially delay the commencement or interrupt the continuation of our service and harm our business and could impact our licenses. This harm to our business would continue until we either extend service to our customers on another satellite or build and launch additional satellites. Each of the MSAT-1 and MSAT-2 satellites has in the past experienced malfunctions and neither operates at full capacity. Our satellites could experience future malfunctions at any time, which could damage their ability to serve our customers, harm our reputation in the marketplace, reduce the expected useful life of the satellites and possibly adversely affect our government approvals. In addition, each of the MSAT-1 and MSAT-2 satellites is operating in inclined orbit, which may increasingly affect the service delivery, particularly to customers operating at the edge of the satellites respective coverage area. There can be no assurance that our existing satellites will remain operational until such time as we launch our next generation satellites. Any gap could have a material adverse effect on our business and could result in the loss of licenses.

Our ability to generate revenue depends on the lives of our existing and next generation satellites. Each satellite has a limited useful life. A number of factors could decrease the useful lives of our satellites to less than what is currently expected, including, without limitation:

•	defects in construction;

•	faster than expected degradation of solar panels;

•	durability of component parts;

•	loss of fuel on board;

•	higher than anticipated use of fuel to maintain the satellite’s orbital location or higher than anticipated use of fuel during orbit raising following launch;

•	random failure of satellite components that are not protected by back-up units;

•	electromagnetic storms; and

•	collisions with other objects in space.

Limitations on our spectrum and services are included in current arrangements with partners and further limitations may be included in future arrangements with these and other partners.

Our arrangements with partners may constrain the quantity and type of current-generation devices that can be supported in the future. As a result, our current customers could be forced to transition to next-generation devices or terminate service with us, negatively impacting our revenues. Our arrangements with partners may place limits on the amount of spectrum available for next-generation satellite services that may negatively impact our revenues. Interference standards and frequency plans that could result from future arrangements with partners could adversely impact capacity on our next generation satellites, negatively impacting our revenues.

Damage to our satellites may not be fully covered by insurance.

We intend to purchase launch and in-orbit insurance policies for our next generation satellites from global space insurance underwriters. If certain material adverse changes in market conditions for full in-orbit insurance were to make it commercially unreasonable for us to maintain full in-orbit insurance, we could forego such insurance. Other adverse changes in insurance market conditions may substantially increase the premiums we will have to pay for such insurance or may preclude us from fully insuring its loss. If the launch of our next generation satellite system is a total or partial failure, our insurance may not fully cover our losses, and these failures may also cause insurers to include additional exclusions in our insurance policies when they come up for renewal. There can be no assurance that additional financing will be available to construct, launch and insure a replacement satellite or, if available, will be available on terms favorable to us. We do not expect to buy insurance to cover, and would not have protection against, business interruption, loss of business or similar losses. Also, any insurance we obtain will likely contain certain customary exclusions and material change conditions that would limit our coverage. We do not have insurance with respect to the existing MSAT satellites.

Delays in deployment of our terrestrial network due to limited tower availability, local zoning approvals or adequate telecommunications transport capacity would negatively impact our revenues.

Our business strategy includes the deployment of a terrestrial network. Tower sites and authorizations in some desirable areas may be very costly and time intensive to obtain. If we are unable to obtain tower space, local zoning approvals or adequate telecommunications transport capacity to develop our network in a timely fashion, the launch of our next generation integrated network would be delayed, our revenues would be less than expected and our business would suffer.

Our planned terrestrial network or other ground facilities could be damaged by natural catastrophes or man-made disasters.

Since our planned terrestrial network will be attached to buildings, towers and other structures around the country, an earthquake, tornado, flood or other catastrophic event or other man-made disaster or vandalism could damage our network, interrupt our service and harm our business in the affected area. We will not have replacement or fully redundant facilities that can be used to assume the functions of our terrestrial network in the event of a catastrophic event. Any damage to our terrestrial network would likely result in degradation of our service for some subscribers and could result in complete loss of service in some affected areas. Temporary disruptions could also damage our reputation and the demand for our services.

We may be unable to achieve our business and financial objectives because the communications industry is highly competitive.

In seeking market acceptance for our next generation services, we will encounter competition from many sources, including:

•	existing satellite services from other operators;

•	conventional terrestrial wireless services;

•	traditional wireline voice and high-speed data offerings;

•	terrestrial land-mobile and fixed services; and

•	next generation integrated services that may be offered in the future by other networks operating in the S-band, L-band or Big LEO band.

The communications industry includes major domestic and international companies, many of which have financial, technical, marketing, sales, distribution and other resources substantially greater than we do and which provide a wider range of services than will be provided by us. While we have stated that we believe our services will be complementary to terrestrial wireless services, we may be adversely affected by competition from companies that provide services using existing wireless technologies.

We may also face competition from companies using new technologies and new integrated networks in the future. For instance, the FCC has authorized ICO and TerreStar Networks to use radio frequencies for mobile satellite services within the S-band. Although these potential competitors currently have no commercial operations in this band, they are planning to launch integrated networks similar to those envisioned by us. Through SkyTerra LP’s subsidiary, ATC Technologies LLC, SkyTerra LP has also granted TerreStar a license to use SkyTerra LP’s intellectual property for the development of TerreStar’s network. TerreStar has announced plans to launch an S-band satellite in June 2009 in advance of the estimated launch of SkyTerra-1 and SkyTerra-2, and ICO launched an S-band satellite in April 2008. Additionally, ICO received ATC authority in January 2008, and TerreStar has submitted an application for ATC authority. Failure to offer next generation integrated services that compete effectively with potential competitors such as TerreStar and ICO would have an adverse impact on our revenues, profitability and liquidity. We will also face competition with respect to entering into strategic partnerships.

We and our partners must continue to identify, develop and market innovative products or enhance existing products on a timely basis to maintain our profit margins and our competitive position.

Our future growth may depend on our ability to gauge the direction of commercial and technological progress in key markets and on our ability to fund and successfully develop and market products and services. Our competitors may have access to technologies not available to us, which may enable them to provide communications services of greater interest to end users, or at a more competitive cost. We may not be able to develop new products or technology, either alone or with third parties, or license any additional necessary intellectual property rights from third parties on a commercially competitive basis. The satellite and wireless industries are both characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations and evolving industry standards. If we or our partners are unable to keep pace with these changes, our business may be unsuccessful. Products using new technologies, or emerging industry standards, could make our technologies obsolete. If we or our partners fail to keep pace with the evolving technological innovations in our markets on a competitive basis, our financial condition and results of operation could be adversely affected.

Demand for our services may not grow or be accepted in particular geographic markets, for particular types of services, or during particular time periods. A lack of demand could adversely affect our ability to sell our services, enter into strategic partnerships or develop and successfully market new services. In addition, demand patterns shift over time, and consumer preferences may not favor the services we plan to offer.

Economic downturns or declines in consumer spending could negatively affect our results of operations and our access to capital.

We expect the primary consumer of our next generation services will be customers of our distribution partners and customers within certain vertical markets (for example, public safety, fleet management and consumer telematics). If the United States or Canada experience further economic downturns or if spending by end customers declines in the future, our business may be negatively affected.

We may not be able to protect our proprietary information and intellectual property rights, which could limit the growth of our business and impact our ability to compete.

As of February 4, 2009, SkyTerra LP has filed a significant number of patent applications (each application being filed in the United States and in several countries abroad), and owns over 85 U.S. and numerous foreign patents covering the fundamental principles of our next generation integrated technology. There is no assurance that the patents for which SkyTerra LP has applied will be issued or, if issued, will be sufficient to fully protect our technology. In addition, there can be no assurance that any patents issued or licensed to SkyTerra LP will not be challenged, invalidated or circumvented.

We also rely upon unpatented proprietary technology and other trade secrets. While it is our policy to enter into confidentiality agreements with employees and third parties to protect our proprietary expertise and other trade secrets, these agreements may not be enforceable, or, even if legally enforceable, we may not have adequate remedies for breaches of such agreements. The failure of our patents or confidentiality agreements to protect our proprietary technology or trade secrets could result in significantly lower revenues, reduced profit margins or loss of market share.

We may be unable to determine when third parties are using our intellectual property rights without our authorization. The undetected or unremedied use of our intellectual property rights or the legitimate development or acquisition of intellectual property similar to ours by third parties could reduce or eliminate any competitive advantage we have as a result of our intellectual property, adversely affecting our financial condition and results of operations.

If we must take legal action to protect, defend or enforce our intellectual property rights, any suits or proceedings could result in substantial costs and diversion of our resources and our management’s attention and could have material adverse effect on our financial condition and results of operations, regardless of the final outcome of such legal action. Despite our efforts to safeguard and maintain our intellectual property rights, there can be no assurance that we will be successful in doing so or that our competitors will not independently develop or patent technologies equivalent or superior to our technologies. A failure to protect, defend or enforce our intellectual property rights could have an adverse effect on our business, financial condition and results of operations. We believe that third parties may infringe upon our intellectual property now and in the future.

Third parties may claim that our products or services infringe their intellectual property rights, which may cause us to pay unexpected litigation costs or damages, or prevent us from making, using, or selling our products.

Other parties may have patents or pending patent applications relating to integrated wireless technology that may later mature into patents. Although we do not intend to, we may infringe on the intellectual property rights of others. Such parties may bring suit against us for patent or other infringement of intellectual property rights. If our products or services are found to infringe or otherwise violate the intellectual property rights of others, we may need to obtain licenses from those parties or substantially re-engineer our products or processes in order to avoid infringement.

We may not be able to obtain the necessary licenses on commercially reasonable terms, if at all, or be able to re-engineer our products successfully. Moreover, if we are found by a court of law to infringe or otherwise violate the intellectual property rights of others, we could be required to pay substantial damages or be enjoined from making, using, or selling the infringing products or technology. We could also be enjoined from making, using, or selling the allegedly infringing products or technology, pending the final outcome of the suit.

Our business could be harmed if we cannot attract and retain key personnel.

Our success depends, in large part, upon the continuing contributions of our key technical, marketing, sales and management personnel. We generally do not enter into employment agreements with our employees for fixed terms and do not maintain “key-executive” insurance on any of our employees. The loss of the services of several key employees within a short period of time could harm our business and our future prospects. Our future success will also depend on our ability to attract and retain additional management and technical personnel required in connection with the growth and development of our business. Competition for such personnel is intense, and if we fail to retain or attract such personnel our business could suffer. We have entered into arrangements with certain executives which provide for payments upon a change of control, as defined in those agreements.

Regulatory Risks Associated with Our Business

We may not be able to coordinate successfully with other L-band satellite system operators to access and use the full amount of L-band spectrum we currently believe we will be able to utilize.

We are required to coordinate the use of our satellites as part of the satellite registration process of the International Telecommunication Union (“ITU”). With respect to the primary frequencies used by commercial GEOs, the ITU rules grant rights to member states (which are the national governments party to the ITU treaty) on a “first-in-time, first-in-right” basis and set forth a process for protecting earlier-registered satellite systems from interference from later-registered satellite systems. To comply with these rules, we must coordinate the operation of our satellites with other satellites. The coordination process may require us to modify our proposed coverage areas, or satellite design or transmission plans, in order to eliminate or minimize interference with other satellites or ground-based facilities. In addition, while the ITU’s rules require later-in-time systems to coordinate their operations with us, we cannot guarantee that other operators will conduct their operations so as to avoid transmitting any signals that would cause harmful interference to the signals that we, or our customers, transmit.

Since the Company’s system became operational in 1996, its spectrum access in North America has been governed by a multi-lateral agreement referred to as the Mexico City Memorandum of Understanding (“Mexico City MoU”) and by bilateral agreements. Five national administrations, the United States, Canada, Mexico, Russia and the United Kingdom, are party to the Mexico City MoU. We operate our satellites under the auspices of the United States and Canada. Accordingly, we must coordinate with operators and their administrations to operate in the L-band and to reconfigure the L-band. Since 1999, there has been no new, comprehensive, spectrum sharing agreement among all the satellite system operators represented by the five administrations and we have not completed coordination of our new satellites. Our recent agreement with Inmarsat, which has been accepted in part by our Administrations, is a significant step to completing the coordination of our new satellites, providing substantial spectrum access, and creating additional flexibility for ancillary terrestrial operations. Additional approvals are required, however, before coordination of the satellite networks, under all phases specified in the Cooperation Agreement, will be complete. At the same time, the agreement with Inmarsat includes certain limitations on our system operations in order to facilitate spectrum reuse by Inmarsat; these limitations may have an adverse impact on the extent that we are technically able to provide certain satellite and terrestrial services and, as a result, the revenues we are able to generate from those services.

Additionally, the initial international frequency coordination of our system was done for narrowband services and air interfaces. Newer broadband services and air interfaces require larger blocks of contiguous spectrum. While some of our L-band spectrum is already in sufficiently large contiguous blocks to permit the offering of such new formats, we are trying to increase the extent to which our spectrum is contiguous. Our recent agreement with Inmarsat is a significant step in the process of rebanding to provide for additional contiguity. We would obtain further, substantial benefit from successful negotiations with the Mexican operator and Administration to further reconfigure the L-band spectrum. In the absence of an arrangement with the Mexican operator and Administration, we may pursue other means of further reconfiguring the L-band spectrum. It is uncertain whether we will be able to successfully complete such negotiations at a reasonable economic and technical price or be able to otherwise reconfigure the L-band spectrum. The failure to reconfigure the L-band into larger blocks of contiguous spectrum will prevent us from maximizing the efficiency and capacity of our next generation integrated network.

Moreover, we cannot guarantee that the ITU will not change its rules in the future in a way that could limit or preclude our use of some or all of our existing or future orbital locations or frequencies.

We may not be able to secure the return of certain spectrum we loaned to Inmarsat.

In 1999 and 2003, and consistent with the Mexico City MoU, SkyTerra LP and SkyTerra Canada loaned approximately 3 MHz of L-band spectrum to Inmarsat for its temporary use (“Original Loan”). Our recent agreement with Inmarsat addresses a dispute regarding the return of the loaned spectrum, including the possibility of arbitration under certain circumstances. In addition, pursuant to the recent agreement, we are temporarily loaning Inmarsat additional spectrum (“New Loan”). There is no assurance that we will receive the return of the Original Loan and/or New Loan, whether through arbitration or otherwise, and certain provisions of our recent agreement with Inmarsat provide that upon the occurrence of certain events the loaned spectrum would become integrated with the agreed upon band plans for operation and would not be separately subject to return.

Our service may cause or be subject to interference, and we may have to limit our services to avoid harmful interference

As a satellite provider and ATC system operator, we are required to provide our satellite and ATC service without causing harmful interference to other spectrum users and we must accept some interference from other spectrum users. This requirement may potentially hinder the operation, limit the deployment or add additional cost to our satellite and/or ATC system and may, in certain cases, subject our users to a degradation in service quality. Although we have agreements with certain spectrum users in neighboring spectrum bands and within the L-band to avoid harmful interference, there is no assurance that these agreements will be sufficient or that additional interference issues with other systems will not occur.

The ultimate resolution of pending FCC proceedings could materially affect our ability to develop and offer ATC services and have a material adverse effect on our next generation business plans.

Prior to entering into the Cooperation Agreement in December 2007, Inmarsat challenged two FCC orders that may impact our ability to maximize the efficiency of our ATC in the L-band: the November 2004 Application Approval, which granted SkyTerra LP’s ATC license, and the February 2005 Order establishing revised rules for ATC. Inmarsat also objected to the Company’s pending 2005 application for a modified ATC license to take advantage of the new ATC rules. Pursuant to the Cooperation Agreement (see Government Regulation—L-band Coordination), Inmarsat has filed a motion to withdraw these filings. The FCC granted the motion with respect to the November 2004 Application Approval but has not acted on the motion with respect to the February 2005 Order or granted SkyTerra LP’s 2005 application for a modified ATC license. If the FCC acts unfavorably to us, it may impede or preclude our ability to deploy and operate our proposed next generation integrated network.

We need additional regulatory approvals before we can operate ATC.

Pursuant to the Cooperation Agreement, in December 2008 the Company filed an application with the FCC to provide authority for additional flexibility for operation of ATC. Inmarsat had opposed an earlier pending application by SkyTerra LP to modify its ATC authorization to provide additional flexibility. Pursuant to the Cooperation Agreement (see Government Regulation—L-band Coordination), Inmarsat has agreed to support this application. The FCC has not yet placed the amendment on public notice for comment, and we do not know whether it will be opposed. In addition, the Company will need further regulatory approvals before it can operate ATC, including a blanket license for its user terminals and FCC certification of its user terminals and base stations. Any difficulty in obtaining these approvals may delay the commencement of operation of our new system. SkyTerra Canada does not yet have authority from Industry Canada to operate an ATC in Canada. We cannot provide any assurance if or when we will obtain any of these approvals.

A 2002 decision could be construed to limit a portion of our operations to using no more than 20 MHz of L-band spectrum.

In a 2002 decision, the FCC granted our subsidiary, SkyTerra Sub, a license to use up to 20 MHz of L-band spectrum on MSAT-2. That decision also states that spectrum acquired under a future merger between our corporate predecessor and TMI Communications, which formerly held both the Industry Canada and FCC L-band authorizations associated with the MSAT-1 satellite, would be included within the 20 MHz limit. The Company filed a petition for clarification and partial reconsideration of that decision because SkyTerra Sub had already been established pursuant to an FCC order in 2001 that had authorized SkyTerra Sub to use TMI Communications’ spectrum without imposing such spectrum limitations. Under the most recent SSA developed pursuant to the Mexico City MoU, SkyTerra LP was assigned less than 20 MHz of L-band spectrum for the United States satellites. We believe that, even if limited to 20 MHz of spectrum on the United States satellites, we would continue to be able to use all of the coordinated spectrum (approximately 30 MHz) on SkyTerra Canada’s satellite and on our integrated network, as well as up to 20 MHz of coordinated spectrum on SkyTerra LP’s satellite. We cannot be sure how or when the FCC will dispose of the Company’s petition, but subsequent FCC decisions suggest that spectrum licensed to SkyTerra Canada is not included within the 20 MHz limit. If the FCC decides adversely to the Company, our United States licensed L-band satellites (MSAT-2 and SkyTerra-1) could be limited to a maximum of 20 MHz, which could reduce our ability to offer certain new services.

Failure to comply with FCC and Industry Canada rules and regulations could damage our business.

FCC and Industry Canada rules and regulations, and the terms of our satellite authorizations and ATC license from the FCC, require us to meet certain conditions, such as satellite construction and launch milestones, maintenance of satellite coverage of all 50 states, Puerto Rico, Canada, and the United States Virgin Islands and the provision of an integrated service offering. Non-compliance by us with these or other conditions, including other FCC or Industry Canada gating criteria, could result in fines, additional license conditions, license revocation, or other adverse FCC or Industry Canada actions.

In a September 2006 decision, the FCC granted the Company authority to slightly exceed the 25% indirect foreign ownership limit specified in the Communications Act. To comply with the amount of indirect foreign ownership approved by the FCC, we must monitor the extent to which our stock is owned or voted by non-U.S. citizens. The foreign ownership restrictions limit our ability to be owned by non-U.S. citizens absent prior FCC approval. Exceeding the amount of foreign ownership approved by the FCC in the September 2006 decision without securing prior approval from the FCC may subject the Company to fines, forfeitures, or revocation of our FCC licenses. In March 2007, we filed a Petition for Declaratory Ruling with the FCC seeking approval for a new level of indirect foreign ownership for the Company. In October 2007, we provided additional information in response to the FCC’s request for further ownership information regarding certain investors. On November 6 and 26, 2007, we amended that filing. On January 25 and 29, 2008, we further amended our filing to provide updated ownership information and to respond to informal staff requests. On January 11, 2008, Harbinger tendered a petition to the FCC seeking expedited action on a declaratory ruling to permit Harbinger to raise their interest in the Company through open market share acquisitions to a level in excess of that previously approved by the FCC. That petition was amended on January 16, 2008, and the Company joined in the petition in a further amendment submitted on January 17, 2008. On January 29, 2008, Harbinger tendered to the FCC a petition seeking permanent authority to make the level of acquisitions specified in their January 11 petition. On March 7, 2008, the FCC issued an order granting the March 2007 and January 11, 2008 petitions. The grant of those petitions was without prejudice to any enforcement action by the FCC for the Company’s possible non-compliance with the foreign ownership rules prior to the grant. The FCC did not act on Harbinger’s January 29, 2008 request for permanent authority. We cannot predict when the FCC will do so or whether it will grant the request. There is also no assurance that foreign persons or entities have not acquired or will not acquire additional shares in the Company that may result in our exceeding the level of foreign ownership approved by the FCC.

We may not be able to obtain the necessary regulatory consents for transfer of control of the Company to Harbinger or for a business combination between SkyTerra and Inmarsat.

On August 22, 2008, pursuant to the Master Agreement with Harbinger and certain of its affiliates, Harbinger and SkyTerra submitted applications to the FCC seeking consent for transfer of control of the Company to Harbinger and for a business combination between SkyTerra and Inmarsat. The applications also sought a declaratory ruling approving a range of possible foreign ownership levels associated with Harbinger’s ownership of up to 100% of SkyTerra. We will need to submit additional filings and obtain approvals from other regulatory bodies before we can consummate the transactions contemplated by the Master Agreement. There can be no assurance that we will obtain all the necessary regulatory approvals for the proposed transactions. If we do not obtain all the required approvals, we may be unable to achieve our business and financial objectives.

If the supply of available mobile licensed spectrum increases, the value of our spectrum assets may decrease.

The FCC or Industry Canada could allocate large amounts of additional mobile licensed spectrum that could be used to compete with us, or that could decrease the perceived market value of our wireless capacity. The FCC in 2006, for example, auctioned 90 MHz of spectrum in the 1.7/2.1 GHz range. More recently, the FCC auctioned almost all of the available spectrum in the 698-806 MHz band (“the 700 MHz Band”). Industry Canada also conducted an auction of PCS and Advanced Wireless Spectrum, which concluded in July 2008 and further auctions in Canada are anticipated for the 700 MHz band as well as the 2.5 GHz band. Additional spectrum auctions may be scheduled in the future in both the United States and Canada. In addition, incremental allocations of spectrum may make it easier for new competitors to enter the market, and could further diminish the value of our spectrum assets.

Technical challenges or regulatory requirements may limit the attractiveness of our spectrum for providing mobile services.

We believe our L-band spectrum with ATC capability will be attractive to potential partners if our spectrum is at least functionally equivalent to PCS/cellular spectrum. The FCC and Industry Canada require us to provide substantial satellite service throughout the United States and Canada. This requirement may limit the availability of some of our spectrum for terrestrial service in some markets at some times. In addition, we must give priority and pre-emptive access to certain other users of the L-band, for example, for safety-related transmissions in the Global Maritime Distress and Safety System and the Aeronautical Mobile Satellite (Route) Service. PCS/cellular spectrum is not constrained by any such requirement. If we are not able to develop technology that allows our partners to use our spectrum in a manner comparable to PCS/cellular operators, we may not be successful in entering into partnership arrangements.

Our ability to offer a primarily fixed service may be limited by the policies of the FCC.

The FCC has permitted SkyTerra LP to provide fixed services on a non-interference basis, which means that such operations are not permitted to cause interference to various other users of the band and are not permitted to claim protection from such other users. The FCC also has required SkyTerra LP’s fixed services to be offered on an “incidental or ancillary” basis, conditions which the FCC has not defined in this context.

We may face difficulties in obtaining regulatory approvals for provision of telecommunications services and may face changes in regulation, each of which could adversely affect our operations.

The provision of telecommunications services is highly regulated. We may be required to obtain additional approvals from national and local authorities in connection with the services that we currently provide or may wish to provide in the future, including in connection with services associated with our next generation integrated network. As a provider of communications services in the United States and Canada, we are subject to the regulatory authority of both the United States and Canada. Violations of laws or regulations may result in various sanctions including fines, loss of authorizations and the denial of applications for new authorizations or for the renewal of existing authorizations.

Moreover, we may be required to obtain additional approvals from national and local regulatory authorities in connection with the services that we currently provide or wish to provide in the future. From time to time, governmental entities may impose new conditions on our authorizations which could have an effect on our ability to generate revenue and conduct our current and next generation business as currently planned. Industry Canada has also stated that it intends to establish license fees for ATC operators. If we are required to pay such fees, we may be subject to substantially increased costs. The United States federal government is also currently considering whether to impose spectrum fees on the right to use frequencies for ATC and possibly satellite services. While we believe that adoption of such fees in the United States is not likely, if implemented and extended to the frequencies used by us, use of such frequencies may be subject to substantially increased costs.

Export control and embargo laws may preclude us from obtaining necessary satellites, parts or data or providing certain services in the future.

United States companies and companies located in the United States must comply with United States export control laws in connection with any information, products, or materials that they provide to SkyTerra LP relating to satellites, associated equipment and data and with the provision of related services. If these entities cannot or do not obtain the necessary export or re-export authorizations from the United States government, we will be required to obtain such authorizations. It is possible that, in the future, we may not be able to obtain and maintain the necessary authorizations, or existing authorizations could be revoked.

If we cannot obtain and maintain the necessary authorizations, this failure could adversely affect our ability to:

•	procure new United States-manufactured satellites;

•	control our existing satellites;

•	acquire launch services;

•	obtain insurance and pursue our rights under insurance policies; or

•	conduct our satellite-related operations.

In addition, if we do not properly manage our internal compliance processes and violate United States export laws, the terms of an export authorization, or embargo laws, the violation could make it more difficult, or even impossible, to maintain or obtain licenses and could result in civil and criminal penalties.

Our contractual relationship with potential partners that may operate ATC facilities in our next generation integrated network must comply with FCC and Industry Canada rules that require ATC to be integrated with the satellite service and require us, as a license holder, to control ATC operations.

We must ensure compliance with the ATC rules of the FCC and Industry Canada. This may require agreements with some partners that provide for a degree of control by SkyTerra LP and SkyTerra Canada in the operation of their businesses that may be difficult to negotiate.

In addition, the Communications Act and the FCC’s rules require the Company to maintain legal as well as actual control over the spectrum for which it is licensed. Our ability to enter into partnering arrangements may be limited by the requirement that we maintain de facto control of the spectrum for which we are licensed. If the Company is found to have relinquished control without approval from the FCC, we may be subject to fines, forfeitures, or revocation of its licenses.

Rules relating to Canadian ownership and control of SkyTerra Canada are subject to interpretation and change.

SkyTerra Canada is subject to foreign ownership restrictions imposed by the Telecommunications Act (Canada) and the Radiocommunication Act (Canada) and regulations made pursuant to these Acts. Although we believe that SkyTerra Canada is in compliance with the relevant legislation, there can be no assurance that a future determination by Industry Canada or the Canadian Radio-television and Telecommunications Commission, or events beyond its control, will not result in SkyTerra Canada ceasing to comply with the relevant legislation. If such a development were to occur, the ability of SkyTerra Canada to operate as a Canadian carrier under the Telecommunications Act (Canada) or to maintain, renew or secure its Industry Canada authorizations could be jeopardized and our business could be materially adversely affected.

Risks Relating to Our Common Stock Generally

Fluctuations in our operating results could adversely affect the trading price of our common stock.

Our operating results may fluctuate as a result of a variety of factors, many of which are outside of our control, including:

•	risks and uncertainties affecting the current and proposed business of SkyTerra LP and the mobile satellite services industry;

•	increased competition in the mobile satellite services industry; and

•	general economic conditions.

As a result of these possible fluctuations, period-to-period comparisons of our financial results may not be reliable indicators of future performance.

The price of our common stock has been volatile.

The market price of our common stock has been volatile, and is likely to continue to be. In recent years, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many companies in the technology sector. Future market movements may materially and adversely affect the market price of our common stock, particularly in light of the limited liquidity of our common stock.

Our common stock is quoted on the OTC Bulletin Board, which limits the liquidity and could negatively affect the value of our common stock.

Since January 30, 2003, following our delisting from the NASDAQ National Market, price quotations have been available on the OTC Bulletin Board. Delisting from the NASDAQ National Market resulted in a reduction in the liquidity of our common stock. This lack of liquidity may also make it more difficult for us to raise additional capital, if necessary, through equity financings.

We do not intend to pay dividends on shares of our common stock in the foreseeable future.

We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future.

The issuance of preferred stock or additional common stock may adversely affect our stockholders.

Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the terms, including voting rights, of those shares without any further vote or action by our common stockholders. The voting and other rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Similarly, our board may issue additional shares of common stock without any further vote or action by our common stockholders, which would have the effect of diluting common stockholders. An issuance could occur in the context of another public or private offering of shares of common stock or preferred stock or in a situation where the common stock or preferred stock is used to acquire the assets or stock of another company. The issuance of common stock or preferred stock, while providing desirable flexibility in connection with possible acquisitions, investments and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control.

Anti-takeover provisions could make a third-party acquisition of our company difficult.

We are a Delaware corporation. The Delaware General Corporation Law contains provisions that could make it more difficult for a third party to acquire control of our company. In addition, the holders of any preferred stock we may issue many certain rights which could prevent or impair the ability of a third party to acquire control of the company.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, have created some uncertainty for companies such as ours. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest reasonably necessary resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from assisting SkyTerra LP in revenue-generating activities to compliance activities, which could harm our business prospects.

Harbinger and its affiliates beneficially own a significant portion of our outstanding shares of Voting Common Stock and a significant portion of our outstanding shares of Non-Voting Common Stock. Harbinger and its affiliates can take actions that may be adverse to the interests of other stockholders.

As of February 6, 2009 Harbinger and its affiliates collectively owned 23,452,480 shares of Voting Common Stock and 29,946,362 shares of Non-Voting Common Stock representing 48.0% of the voting common shares outstanding and 49.1% of the total common shares outstanding. Harbinger also has the right to an additional 9,984,270 common shares currently being held in escrow pending the FCC’s decision on Harbinger’s application to acquire control of the Company. The shares held in escrow represent 9.1% of the Company’s total shares outstanding and include (i) 442,825 shares of voting common stock held in escrow by Akin Gump Strauss Hauer and Feld LLP and (ii) 7,906,737 shares of non-voting common stock and 1,634,422 shares of voting common stock held in escrow by Wells Fargo Bank. In addition, Harbinger has the right to acquire up to 20,024,818 common shares upon the exercise of warrants.

Pursuant to the Master Agreement, Harbinger may acquire a significant number of shares of our common stock if our combination with Inmarsat is successful, in order to fund such combination, or if the combination is not successful, pursuant to a shareholder rights offering. If the proposed business combination of SkyTerra and Inmarsat is completed, it is expected that Harbinger would own in excess of 85% of the outstanding Voting Common Stock of the combined entity.

The significant concentration of ownership of our common stock by Harbinger and its affiliates may adversely affect the trading price of our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. Harbinger and its affiliates have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors, amendment of our certificate of incorporation, and any proposed merger, consolidation or sale of all or substantially all of our assets. In light of the foregoing, Harbinger can significantly influence the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination that could be favorable to investors. There can be no assurance that the interests of Harbinger are aligned with other holders of our common stock.

Shares eligible for future sale could cause the price of our Voting Common Stock to decline.

The market price of our Voting Common Stock could decline as a result of future sales of substantial amounts of our common stock, or the perception that such sales could occur. In connection with the closing of the Exchange Transactions in September 2006 and the BCE exchange transaction in January 2007, we issued in excess of 41.4 million shares of our common stock which are covered by effective registration statements. The sale of such shares could have an adverse impact on our stock price. Furthermore, certain of the Harbinger entities have the right to require us to register certain shares of common stock that they hold as well as the shares of Voting Common Stock underlying the Series 1-A and 2-A warrants to facilitate their sale of shares in the public market. The Series 1-A and Series 2-A warrants are exercisable at any time and expire on June 4, 2009. The Series 1-A warrants are exercisable for 681,838 shares of our Voting Common Stock. The Series 2-A warrants are exercisable for 2,698,942 shares of our Voting Common Stock. Additionally, in connection with the $150 million of notes SkyTerra LP issued to Harbinger in January 2008, we issued ten year warrants to purchase 9,144,038 shares of our common stock, with an exercise price of $10 per share. In connection with the $150 million of 18% Senior Unsecured Notes SkyTerra LP issued to Harbinger in January 2009, we issued five year warrants to purchase 7,500,000 shares of our common stock, with an initial exercise price of $0.01 per share.

In July 2008, in connection with the Inmarsat combination and the Securities Purchase Agreement, as amended, we agreed to issue to Harbinger warrants to purchase up to an aggregate of 32.5 million shares of our common stock, upon the first, second and fourth issuances of the Additional Harbinger Notes (warrants for 7.5 million shares of common stock on January 7, 2009, 21.25 million shares of common stock on April 1, 2009 and 3.75 million shares of common stock on January 4, 2010) at an exercise price of $0.01 per share of common stock. Also, pursuant to a stock purchase agreement between SkyTerra and Harbinger, dated July 24, 2008 (the “Stock Purchase Agreement”) we entered into concurrently with the Master Agreement, Harbinger will be entitled to purchase new shares of our Voting Common Stock for up to $2.4 billion in cash, or such greater amount as Harbinger may determine. The Harbinger stockholders also have the right to require us to register the shares of common stock underlying the Harbinger warrants to facilitate their sale of shares in the public market. The future sale of substantial amounts of our common stock pursuant to any such registration statements could have an adverse impact on our stock price.

Item 1B.	Unresolved Staff Comments

None.

Item 2.	Properties

We currently lease facilities located in Reston, Virginia (70,000 square feet, lease expires February 28, 2011), Ottawa, Ontario (Canada) (22,400 square feet) lease will expire January 30, 2024 (occupying under a binding Offer to Lease and the final lease is pending signatures) and Calgary, Alberta (Canada) (150 square feet, lease expires June 30, 2010). We routinely evaluate our facilities for adequacy in light of our plans for the future.

Item 3.	Legal Proceedings

Various legal actions, claims, assessments and other contingencies arising in the ordinary course of our business are pending against us and certain of our subsidiaries. We believe we have adequate legal defenses for each of the actions and claims. These matters are subject to uncertainty and it is possible that some of these matters ultimately could be decided, resolved or settled adversely. We have not recorded any material accruals as of December 31, 2008 for losses related to matters that we would consider to be probable and that could be estimated reasonably. We believe that the ultimate resolution of those matters will not result in a material adverse effect on our results and operations.

Item 4.	Submission of Matters to a Vote of Security Holders

On November 7, 2008 the Company held a special meeting of holders of shares of voting and non-voting common stock of the Company, to consider and vote upon a proposal to adopt an amendment to the Company’s Restated Certificate of Incorporation to authorize an increase in the aggregate number of shares of non-voting common stock from 100,000,000 shares to 125,000,000 shares, and to authorize an increase in the aggregate number of shares of the Company’s capital stock from 310,000,000 shares to 335,000,000 shares. The proposal was approved by the shareholders. More specifically, there were 36,254,914 votes for the proposal, 67,676 votes against the proposal, 15,202 abstentions, and no broker non-votes.

PART II

Item 5.	Market for the Registrant’s Common Equity, Related Stockholder Matters, and Issuer Purchases of Equity Securities

Since January 30, 2003, the Company’s common stock has been listed on the OTC Bulletin Board. The Company’s common stock trades under the symbol “SKYT”. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on the OTC Bulletin Board:

	High	Low
Year ended December 31, 2008
First quarter	$7.80	$6.00
Second quarter	$8.75	$6.50
Third quarter	$6.25	$3.67
Fourth quarter	$3.35	$1.37
Year ended December 31, 2007
First quarter	$11.75	$8.20
Second quarter	$9.20	$7.70
Third quarter	$9.35	$6.50
Fourth quarter	$7.80	$4.13

The above quotations reported by the OTC Bulletin Board reflect interdealer prices, which may not include retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions. On February 20, 2009, the last sale price for the Company’s common stock as reported by the OTC Bulletin Board was $3.97 per share.

As of February 12, 2009, not including beneficial owners, the Company had approximately 397 recordholders of the Company’s common stock. This number was derived from the Company’s stockholder records, and does not include beneficial owners of the Company’s common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers, and other fiduciaries. Holders of the Company’s common stock are entitled to share ratably in dividends, if and when declared by the Company’s board of directors.

The Company has not paid a cash dividend on its common stock for the years ended December 31, 2008 and 2007, and it is unlikely that the Company will pay any cash dividends on its common stock in the foreseeable future. The payment of cash dividends on the Company’s common stock will depend on, among other things, the Company’s earnings, capital requirements and financial condition, and general business conditions.

For information on securities authorized for issuance under the Company’s equity compensation plans, see “Item 12—Security Ownership of Certain Beneficial Owners and Related Stockholder Matters.”

Performance Measurement Comparison

The following graph shows the total stockholder return through December 31, 2008 of an investment of $100 in cash on January 1, 2004 for SkyTerra common stock and an investment of $100 in cash on January 1, 2004 for (i) the NASDAQ Market Index and (ii) the Hemscott Group (Diversified Communication Services) Index (the “Hemscott Group Index”). Historic stock performance is not necessarily indicative of future stock price performance. All values assume reinvestment of the full amount of all dividends and are calculated as of the last day of each month:

	Investment Balance as of December 31,
	2003	2004	2005	2006	2007	2008
SkyTerra Communications, Inc.	$100	$1,783	$2,250	$768	$453	$119
Hemscott Group Index	$100	$152	$133	$144	$191	$93
NASDAQ Market Index	$100	$108	$111	$122	$134	$79

Item 6.	Selected Financial Data

The following selected financial data should be read in conjunction with the Company’s consolidated financial statements and related notes thereto and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Form 10-K. The selected consolidated statements of operations data for the years ended December 31, 2008, 2007 and 2006 and the selected consolidated balance sheet data as of December 31, 2008 and 2007 are derived from the Company’s audited consolidated financial statements included elsewhere in this report.

On September 26, 2006, we completed the 2006 SkyTerra LP Exchange Transactions that resulted in our owning the majority of SkyTerra LP. This transaction has been accounted for as a “reverse acquisition” with SkyTerra LP being treated as the accounting acquirer of SkyTerra. As such, the Company’s historical financial statements prior to September 25, 2006 are the historical financial statements of SkyTerra LP. The consolidated financial statements of SkyTerra LP have been retroactively restated to reflect the recapitalization of SkyTerra

LP with the 39.6 million shares of the Company’s common stock issued to SkyTerra LP equity holders in the 2006 SkyTerra LP Exchange Transactions.

	2008	2007	2006	2005	2004
Consolidated statements of operations data:
Total revenues	$34,485	$34,083	$34,854	$29,974	$29,597
Total operating expense	138,992	106,174	77,113	69,127	(56,532)
Operating loss	(104,507)	(72,091)	(42,259)	(39,153)	(26,755)
Net loss	(204,935)	(123,556)	(57,100)	(40,955)	(33,455)
Net loss from continuing operations per share	(1.93)	(1.24)	(1.24)	(0.81)	(1.00)
Consolidated balance sheet data:
Total assets	1,360,702	1,295,035	767,047	216,284	246,233
Senior secured discount notes, net	629,759	552,719	483,410	—	—
16.5% senior unsecured notes (related party), net	147,119	—	—	—	—
Vendor notes payable	60,940	52,047	—	—	—
Notes payable—other	372	1,282	470	696	916
Long-term deferred revenue, net of current portion	12,383	16,333	20,971	23,243	20,690
Stockholders’ equity (deficit)	$471,353	$616,218	$(125,388)	$181,260	$212,964

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including statements regarding the Company’s capital needs, business strategy, expectations and intentions. The Company urges you to consider that statements that use the terms “believe,” “do not believe,” “anticipate,” “expect,” “plan,” “estimate,” “intend” and similar expressions are intended to identify forward-looking statements. These statements reflect the Company’s current views with respect to future events. Because the Company’s business is subject to numerous risks, uncertainties and risk factors, the Company’s actual results could differ materially from those anticipated in the forward-looking statements, including those set forth below under this “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this report. Actual results will most likely differ from those reflected in these statements, and the differences could be substantial. The Company disclaims any obligation to publicly update these statements, or disclose any difference between the Company’s actual results and those reflected in these statements. [The information constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.](fn)

The following discussion of the Company’s financial condition and results of operations should be read together with the Company’s consolidated financial statements and the related notes thereto.

Overview

Name Change of SkyTerra Subsidiaries

On December 8, 2008 the names of all SkyTerra subsidiaries that used “Mobile Satellite Ventures” in any part of their name were changed to replace the “Mobile Satellite Ventures” portion of the name with “SkyTerra,” including those listed in the table below which indicates the previous and current name of each subsidiary:

Former Name:	New Name:

Mobile Satellite Ventures GP Inc.	SkyTerra GP Inc.

Mobile Satellite Ventures LP	SkyTerra LP

Mobile Satellite Ventures (Canada) Inc.	SkyTerra (Canada) Inc.

Mobile Satellite Ventures Holdings (Canada) Inc.	SkyTerra Holdings (Canada) Inc.

MSV Finance Co.	SkyTerra Finance Co.

(fn)	This sentence is not applicable when this Form 10-Q is used as an attachment to SkyTerra’s proxy statement on Schedule 14A, dated [ ].

All SkyTerra Communications, Inc. (SkyTerra or the Company) operating and development activity is performed through its wholly owned consolidated subsidiary SkyTerra LP. SkyTerra LP holds a 46.4% effective interest in SkyTerra (Canada) Inc. (SkyTerra Canada) through its 20% interest in SkyTerra Canada and a 33% interest in SkyTerra Holdings Canada Inc., which is the parent company of SkyTerra Canada. SkyTerra LP has determined that it is the primary beneficiary of SkyTerra Canada as a result of its obligation, by contract, to fund the operations of SkyTerra Canada, and as a result of a rights and services agreement and a capacity lease agreement between SkyTerra LP and SkyTerra Canada. As such, and in accordance with FASB Interpretation No. 46R, Variable Interest Entities (FIN 46R), SkyTerra Canada has been consolidated into the financial results of SkyTerra LP. Although SkyTerra Canada is Canadian owned and controlled within the meaning of the Telecommunications Act (Canada) and the Radiocommunication Regulations (Canada), references to the “Company” or SkyTerra LP, include SkyTerra Canada.

Next Generation Network

SkyTerra LP is developing an integrated satellite and terrestrial communications network to provide ubiquitous wireless broadband services, including internet access and voice services, in the United States and Canada. SkyTerra LP plans to launch two new satellites, SkyTerra-1 and SkyTerra-2 (formerly MSV-1 and MSV-2), that will serve as the core of its next generation network. The Company is working closely with Boeing, the satellite manufacturer of both SkyTerra-1 and SkyTerra-2, to carefully track, monitor and support the progress of the satellite construction program. Based on Boeing’s most recent estimates, SkyTerra-1 will be available for launch in very late 2009. To ensure the availability of a launch window for SkyTerra-1, and accounting for the possibility of potential future construction or other delays that have occurred on other complex spacecraft, SkyTerra has selected a launch window that provides scheduled launch assurance in case the manufacturer’s construction schedule is delayed.

Specifically, SkyTerra has contracted for a launch window for SkyTerra-1 that opens in March of 2010 and continues through May 2010. This date was selected carefully, to account for the possibility of future manufacturer construction delays as mentioned above. If SkyTerra-1 construction does not deviate from its current schedule, SkyTerra may seek an earlier launch date from the launch service provider, including late 2009. While there can be no guarantee of the availability of such earlier launch time, SkyTerra believes the launch service provider will work in good faith to accommodate an earlier launch.

The launch of SkyTerra-2 is currently expected to occur in the fourth quarter of 2010 or the first quarter of 2011 and, similar to SkyTerra-1, within all regulatory milestones.

SkyTerra LP is licensed by either United States or Canadian governments to operate both current and next generation satellite systems in the 1.5 to 1.6 GHz frequency band (the “L-band”) spectrum that SkyTerra LP and SkyTerra Canada have coordinated for their use. This spectrum is positioned between the frequencies used by terrestrial wireless providers. SkyTerra LP and SkyTerra Canada have coordinated approximately 30 MHz of this spectrum throughout the United States and Canada and this coordinated spectrum covers a total population of over 330 million . The Company plans to use its spectrum for both satellite and terrestrial service in operating its next generation integrated network.

SkyTerra LP holds an ancillary terrestrial component (ATC) authorization that permits the use of its L-band satellite frequencies in the operation of an advanced, integrated satellite and terrestrial hybrid network capable of providing wireless broadband on a fixed, portable and fully mobile basis in the United States. Deployment of an ATC network has not yet begun, and development is in process. SkyTerra LP was the first MSS provider to receive a license to operate an ATC network from the Federal Communications Commission (“FCC”) and was a major proponent of the FCC’s February 2003 and February 2005 ATC and ATC Reconsideration Orders, both of which were adopted on a bipartisan, 5-0 basis. The Company’s ATC license permits the use of our L-band satellite frequencies in the operation of an advanced, integrated network capable of providing wireless broadband on a fixed, portable and fully mobile basis.

With access to spectrum that is conducive for mobile and fixed broadband wireless services, the Company believes it is well positioned to support an extensive wireless business plan. The next generation integrated network may create the opportunity to use the Company’s United States and Canadian nationwide spectrum, in its current configuration, to establish a strong position within the wireless industry. Using an all-Internet Protocol, open architecture, the Company believes its network will provide significant advantages over existing wireless networks. Such potential advantages include higher data speeds, lower costs per bit, flexibility to support a range of custom IP applications and services, and added communications flexibility in the event terrestrial services are unavailable or interrupted. The Company’s current business plan envisions a “carrier’s carrier” wholesale model whereby strategic partners and other wholesale customers can use the Company’s network to provide differentiated broadband services to their subscribers. The Company’s planned open network, in contrast to legacy networks currently operated by incumbent providers, will allow distribution and other strategic partners to have open network access to create a variety of custom applications and services for consumers.

The Company believes the changing dynamics of the telecommunications industry have created a compelling market opportunity for its next generation network. Increased competition, industry consolidation, wireless substitution for wireline services and the general convergence of media and telecommunications have led major service providers to attempt to offer consumers a bundle of video, broadband data, voice and mobile wireless services. However, incumbent wireless providers may be constrained by certain factors, such as their spectrum positions and legacy second generation (“2G”) and 3G circuit-switched network architectures, as the demand for an advanced bundle has increased. Wireless carriers may also be pursuing different market strategies based upon their existing networks and customers rather than offering new services like those we plan to provide using next generation integrated technology. New technologies are emerging to deliver advanced broadband wireless services and applications to a potentially wide range of devices at price points we believe will be lower than those offered by incumbents’ legacy networks.

The Company anticipates that its United States and Canadian nationwide spectrum holdings and strategy to deploy a wireless, all-IP network will, through wholesale customers and other strategic distribution partners, have the potential to provide superior connectivity to an array of devices, satisfy the evolving needs of the industry and capture a greater percentage of the consumer’s total spending on communications services. The potential market opportunity may include participation from large enterprises that have limited access to the wireless services business (potentially including content companies, video service providers, web services firms, consumer electronics companies, enterprise service providers, device and chipset vendors and Internet service providers). Those enterprises have large, loyal customer bases and are exploring opportunities to incorporate broadband wireless connectivity to differentiate and expand their core service offerings.

While the Company has been focused on a wholesale, “carriers carrier” business model, conversations have nonetheless taken place with strategic partners who view the Company’s assets, including access of up to a potential 46 MHz of spectrum and the ability to provide a differentiated, integrated satellite-terrestrial service, as a very attractive platform for the delivery of 4G services using traditional models for the distribution of services and content. Such traditional business models include potential exclusive relationships with existing operating partners and/or new entrants.

The Company is developing plans to offer a range of three broad services on its next generation network. First, the Company will facilitate the transition of its current customers to the next generation satellite and will continue to support current generation communications ground segments and mobile data system network terminals, which it expects will generate revenue through at least the end of 2012. Second, the Company plans to offer bandwidth and power to customers of the next generation system who will therefore have the opportunity to implement and operate their own networks, generating revenue after the launch of the next generation satellites which could continue until end of next generation system life. Finally, the Company plans to provide next generation wireless coverage that will be accessible on conventional handsets that enable interoperable, feature-rich voice and high-speed data services. Based on the integrated chipset development and production schedule required for such services, the Company does not currently expect to generate next generation wireless coverage revenues until some time after the next generation satellites have been launched and placed into service.

The Company continues to develop its current business plan for an integrated next generation MSS/ATC network in North America. The Company believes its planned open network, in contrast to legacy networks currently operated by incumbent providers, will allow distribution and other strategic partners to have open network access and create a wide variety of custom applications and services for consumers. To address the opportunities and challenges inherent in the development of the Company’s next generation network, the Company continues to focus on initiatives related to:

•	Monitoring of satellite and MSS ground-based network construction by the manufacturer.

•	Evaluating and managing development and construction timelines as new components of the next generation network are added (chipsets, air-interfaces) to ensure integration and cost-effectiveness.

•	Development of the infrastructure and technologies required to operate MSS services upon launch of next generation space-based network.

•	Continued coordination of L-band spectrum with other operators.

•	Arrangement of distribution partnerships for both MSS and ATC components of the next generation network.

•	Support Harbinger in a potential offer for Inmarsat.

•	Closing of subsequent funding commitments from Harbinger (April 1, 2009: $175 million, July 1, 2009: $75 million, January 4, 2010: $100 million).

While pursuing the integrated next generation MSS/ATC business plan, the Company nonetheless retains the opportunity to pursue other alternative business plans, including a greater emphasis on the provision of certain MSS-only rather than integrated MSS/ATC services.

Current Generation Network

SkyTerra LP offers a range of mobile satellite communications services (“MSS”) using two nearly identical geostationary satellites that support the delivery of data, voice, fax and dispatch radio services. SkyTerra LP offers services to a number of vertical markets in the United States and Canada. Penetration is highest in markets where terrestrial wireless infrastructure is cost-prohibitive or non-existent, where point-to-multipoint services such as voice dispatch are essential for ongoing operations, or where network availability is a critical requirement for service.

Corporate Activity

Qualcomm Satellite Enabled Mobile Chipsets for Next Generation Network

In September 2008, SkyTerra LP entered into a 15-year agreement with Qualcomm Incorporated (Qualcomm) for the provision by Qualcomm of satellite-enabled mobile chipsets and satellite base station components built upon Qualcomm-adapted EV-DO technology to facilitate the development of mobile devices and network systems for use with the Company’s planned next generation network. A broad range of Qualcomm chipsets, to be available on a mass-market basis, will include satellite and L-band capabilities. Under this agreement, SkyTerra LP and Qualcomm have completed the detailed specifications for the first release of the technology, which will be sufficient to support voice and data services in an integrated, dual mode manner over SkyTerra’s satellites and terrestrial networks, including L-band ATC.

The agreement with Qualcomm also contemplates that other operators (together with SkyTerra LP, each an Operator) may enter into similar arrangements with Qualcomm. The termination by one Operator of its agreement with Qualcomm does not affect the agreement of any other Operator. The Company has been advised that ICO Satellite Services G.P. (ICO) has entered into a similar agreement with Qualcomm. Each Operator will fund a portion of the related non-recurring expenses (NRE) incurred in connection with the agreements, which will result in a further sharing of NRE if and when additional Operators (in addition to SkyTerra LP and ICP) enter into similar agreements with Qualcomm.

The SkyTerra LP portion of the NRE to be paid to Qualcomm is expected to be in an amount not to exceed $10 million, which amount will be reduced if other Operators enter into similar agreements with Qualcomm.

In connection with entering into the Qualcomm agreement, SkyTerra LP and ICO have entered into a mutual non-assertion agreement with ICO with respect to relevant aspects of their respective patent portfolios as well as certain other agreements related to the Qualcomm development effort.

EV-DO Compatible Base Transceiver Subsystems

The Company is currently in negotiations with several vendors for the procurement of EV-DO compatible transceiver subsystems. The Company expects that it will enter into a material definitive contract for those subsystems during the first half of 2009.

Possible Merger and Acquisition of Inmarsat—Master Agreement with Harbinger

In July 2008, the Company, SkyTerra LP and SkyTerra Subsidiary LLC entered into a Master Contribution and Support Agreement (the “Master Agreement”) and certain other agreements with Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund L.P., Harbinger Capital Partners Fund I, L.P., and Harbinger Co-Investment Fund, L.P. (together “Harbinger”). The Master Agreement provides for the possible combination of the Company and Inmarsat plc (“Inmarsat”), a UK public listed company and a leading provider of global mobile satellite services. Harbinger owns approximately 28.8% of the issued and outstanding ordinary shares of Inmarsat. Pursuant to the Master Agreement, the proposed business combination of the Company and Inmarsat would be structured as an offer by the Company for all of the issued and outstanding shares of Inmarsat not owned by Harbinger, and would be subject to the receipt of required regulatory and antitrust clearances.

On August 22, 2008, pursuant to the Master Agreement, Harbinger and the Company submitted applications to the FCC seeking consent for transfer of control of the Company to Harbinger and consent for the possible business combination between the Company and Inmarsat. The applications also sought a declaratory ruling approving a range of possible foreign ownership levels associated with Harbinger’s ownership of up to 100% of the Company.

On August 22, 2008, the Company filed a notice with the U.S. Department of Justice’s Antitrust Division under the Hart-Scott-Rodino Act in connection with the possible offer by the Company for Inmarsat. On September 22, 2008, the 30-day Hart-Scott-Rodino waiting period expired without any action from the U.S. Department of Justice’s Antitrust Division. No second request was issued.

The Company and Harbinger expect the FCC approval process to take approximately 12 to 18 months from the July 2008 announcement. The Company is continuing to work cooperatively with Harbinger with respect to the possible offer for Inmarsat, including obtaining all required regulatory approvals for the business combination.

Assuming an acceptable conclusion to the regulatory approval process and Harbinger’s determination to proceed with the transaction, the proposed business combination with Inmarsat is expected to be structured as an offer by SkyTerra to acquire all issued and to be issued shares of Inmarsat not owned by Harbinger (the “Offer”), on terms to be determined by Harbinger and in accordance with the Master Agreement. Harbinger has not yet proposed the formal terms or structure of a possible Offer to SkyTerra or Inmarsat. Harbinger may terminate the Master Agreement at any time and is not obligated to proceed with any business combination transaction involving SkyTerra and Inmarsat.

If Harbinger decides to proceed with the Offer following the receipt of required regulatory approvals, Harbinger would arrange for committed equity and debt financing to fund the Offer. SkyTerra would undertake to use its best efforts to assist Harbinger in obtaining debt financing. To provide equity financing for the Offer, Harbinger may purchase newly issued shares of SkyTerra voting common stock for $2.4 billion in cash or such other amount as Harbinger may determine. The per share purchase price for the newly issued shares will be $10 per share subject to an adjustment ratchet relating to the successful Offer price paid for each Inmarsat share. If the Offer price for each Inmarsat share is greater or lower than 535 British Pence Sterling then the purchase price for the newly issued SkyTerra shares will increase or decrease proportionately (adjustment ratchet). The 535 British Pence Sterling per share and $10 per share prices are reference prices for the purposes of the Master Agreement and the arrangements between Harbinger and SkyTerra. The 535 British Pence Sterling per share does not constitute a term or reference price for the Offer. No Offer pricing discussion has taken place with the board of Inmarsat and no determination has been made by SkyTerra or Harbinger as to any appropriate Offer price. SkyTerra shareholders other than Harbinger may participate in the equity financing for the Offer through a rights offering of voting common stock of up to $100 million.

If the Offer is completed, Harbinger would contribute to SkyTerra 132 million ordinary shares in Inmarsat and $37.6 million in aggregate principal value of 1.75% convertible bonds issued by Inmarsat and due in 2017, in each case currently owned by Harbinger and its affiliates. In exchange for such contributions, SkyTerra would issue to Harbinger new shares of voting common stock at $10 per share subject to the adjustment ratchet. The issuance of new voting and non-voting shares of SkyTerra common stock will be subject to SkyTerra shareholder approval.

Financing

On July 24, 2008, SkyTerra, SkyTerra LP, and SkyTerra Finance Co. entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with affiliates of Harbinger, pursuant to which SkyTerra LP and SkyTerra Finance Co. agreed to issue Harbinger up to $500 million aggregate principal amount of 18% Senior Unsecured Notes due July 1, 2013 (the “18% Senior Unsecured Notes”) in four tranches. The proceeds of this funding commitment are expected to fund the Company’s business plan through the third quarter of 2010. As amended, the Securities Purchase Agreement provides that the 18% Senior Unsecured Notes bear interest at a rate of 18% per annum, and that, in conjunction with the issuance of the 18% Senior Unsecured Notes pursuant to the Securities Purchase Agreement, SkyTerra will issue to Harbinger warrants to purchase up to an aggregate of 32.5 million shares of voting or non-voting common stock of SkyTerra (at the option of the holder) at an exercise price of $0.01 per share of common stock. Harbinger’s purchase of the 18% Senior Unsecured Notes is not conditioned upon the commencement or consummation of a business combination with Inmarsat, as described elsewhere in this document. Harbinger may not be required to purchase the 18% Senior Unsecured Notes under certain circumstances, including upon the occurrence of a material adverse change.

On January 7, 2009 the Company issued the first of the four issuances of the 18% Senior Unsecured Notes to Harbinger under the Securities Purchase Agreement, in an aggregate principal amount of $150 million. In addition, at this closing the Company issued Harbinger ten-year warrants to purchase 7.5 million shares of the Company’s voting or non-voting common stock, at an initial exercise price of $0.01 per share. The remaining $350 million of 18% Senior Unsecured Notes is scheduled to be issued to Harbinger in three tranches of $175 million, $75 million and $100 million on April 1, 2009, July 1, 2009, and January 4, 2010, respectively.

The Company is actively pursuing other financing alternatives to continue to increase the amount of capital available to fund the development of the next generation network, including constructing SkyTerra-1 and

SkyTerra-2, the satellite component of the network. The Company is considering means to raise capital, including strategic partnerships, vendor financing, sale of its interest in TerreStar Networks, and additional debt or equity financing, among others. There is no assurance that the Company can raise sufficient capital, or raise sufficient capital with terms that are favorable to the Company, to complete the next generation network and realize an ATC build-out.

Boeing Deferred Payment Schedule

On July 3, 2008, SkyTerra LP entered into an agreement with Boeing to amend its existing contract with respect to its satellite system procurement. The amendment provides for an additional $40 million of construction payment deferrals. The original construction payment deferral was in the amount of $76 million. The amendment provides that the original deferrals and the additional deferrals associated with the construction payments will be due and payable upon the earlier of December 20, 2010 or ten days prior to shipment of the SkyTerra-2 satellite, currently planned for the second half of 2010.

SkyTerra LP Exchange Transactions

On September 25, 2006, the Company issued 39.6 million shares of its voting and non-voting common stock to TerreStar Corporation and other partners in SkyTerra LP in exchange for limited partnership interests in SkyTerra LP (the “2006 SkyTerra LP Exchange Transactions”), resulting in SkyTerra owning 59% of SkyTerra LP as of the closing. Pursuant to the terms of these transactions, TerreStar Corporation agreed to use commercially reasonable efforts to distribute the 25.5 million shares of the Company’s common stock that it received to its common stockholders. Prior to any such distribution these shares were non-voting. TerreStar Corporation had the right to exchange its remaining limited partnership interests of SkyTerra LP for shares of the Company’s non-voting common stock at a defined ratio.

Notwithstanding the legal form of the transactions, the 2006 SkyTerra LP Exchange Transactions were accounted for as a reverse acquisition, with SkyTerra LP being treated as the accounting acquirer of SkyTerra. Accordingly, the historical financial statements of the Company prior to September 25, 2006 are the historical financial statements of SkyTerra LP. The consolidated financial statements of SkyTerra LP were retroactively adjusted to reflect the recapitalization of SkyTerra LP with the 39.6 million shares of SkyTerra common stock issued to SkyTerra LP equity holders in the 2006 SkyTerra LP Exchange Transactions.

On January 5, 2007, the Company acquired all of the equity interests in SkyTerra LP owned by BCE Inc. (BCE) through the purchase of a BCE wholly-owned subsidiary, TMI Communications Delaware Limited Partnership (TMI Delaware). In exchange for 8 million limited partnership interests in SkyTerra LP, the Company issued 22.5 million shares of non-voting common stock (the “BCE Exchange Transaction”). These shares of non-voting common stock are exchangeable for a like number of shares of voting common stock upon a sale by BCE in the open market or to a person who will not beneficially own 10% or more of the Company’s voting common stock.

Substantially concurrently with the BCE Exchange Transaction, the Company issued 176,250 shares of common stock to Winchester Development LLC, a Delaware limited liability company beneficially owned by a former director of SkyTerra LP. Such shares were issued in exchange for $0.4 million in cash and 50,226 limited partnership interests of SkyTerra LP. This transaction, together with the BCE Exchange Transaction, resulted in the Company owning 81% of SkyTerra LP.

On February 12, 2007, TerreStar Corporation exercised its option to exchange 5.1 million limited partnership interests in SkyTerra LP to acquire 14.4 million shares of the Company’s common stock. As a result, the Company’s ownership of SkyTerra LP increased to 95%. On November 30, 2007, TerreStar Corporation exercised its option to exchange its remaining interest in SkyTerra LP, or 1.6 million limited partnership interests, to acquire 4.4 million shares of the Company’s common stock. As a result, the Company’s ownership of SkyTerra LP increased to 99.3%.

On December 10, 2008, the Company acquired all of the limited partnership interests in SkyTerra LP owned by certain remaining minority limited partners. In exchange for 261,067 limited partnership interests in SkyTerra LP, the Company issued 736,209 shares of its voting common stock to these minority limited partners. As a result, the Company’s ownership of SkyTerra LP increased to 100%.

Critical Accounting Policies and Estimates

The Company’s discussion and analysis of its financial condition and results of operations are based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of the Company’s consolidated financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities and equity and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates, particularly estimates relating to equity-based compensation, the valuation of the Company’s investment in TerreStar Networks, valuation of intangible assets, and the useful lives of long-lived assets, and judgments involved in evaluating asset impairments among others, have a material impact on the Company’s financial statements. The Company bases its estimates on historical experience and various other assumptions that it believes are reasonable, the results of which form the basis for making judgments about the carrying value of assets, liabilities and equity that are not readily apparent from other sources. Actual results and outcomes could differ from these estimates and assumptions.

SkyTerra and SkyTerra LP do not have any ownership interests in any special purpose or other entities that are not consolidated into the Company’s consolidated financial statements. SkyTerra and SkyTerra LP have related party transactions as defined under Statement of Financial Accounting Standards (“SFAS”) No. 57, “Related Party Disclosures” that are discussed in “Related Parties” below.

Investments

The Company’s investments include commercial paper, certificates of deposit, municipal bonds and securities issued by government agencies or guaranteed by government agencies. Interest income is recognized when earned. Realized gains and losses for marketable securities are derived using the specific identification method. The classification of investments is determined at the time of purchase and re-evaluated at each balance sheet date. The Company holds investments classified as “held-to-maturity” that are reported at amortized cost. The Company holds one investment classified as “available-for-sale” that is reported at fair value, with changes in fair value reported within equity as a component of other comprehensive income. The Company holds no investments that are classified as “trading securities”.

In the event that the amortized cost of an investment exceeds its fair value, the Company evaluates, among other factors, the duration and extent to which the fair value is less than cost, the financial health and business outlook for the investee, and the Company’s intent and ability to hold the investment. If a decline in fair value is considered to be other-than-temporary, the cost basis of the individual security is written down to fair value and included in results of operations.

During the second half of 2008 the credit markets came under severe pressure from a confluence of events including the collapse of the sub-prime debt market, deterioration in the credit default swap market, and the near-standstill of the commercial paper market. As a result of these market conditions, the Company made adjustments to its cash and investment position in an effort to reduce exposure to principal loss. Specifically, several securities previously classified as “held-to-maturity” were sold resulting in insignificant realized gains or losses on those securities during 2008.

The Company evaluated the fair value of its holdings using relevant and available indicators in order to determine if any of the Company’s investments were other-than-temporarily impaired. As result of the

Company’s analysis it was determined that one commercial paper investment had become other-than-temporarily impaired in the amount of $1.6 million and was written down to its estimated fair value, with the impairment charge included in the statement of operations during 2008.

Investment in TerreStar Networks

The Company owns 11.1% of TerreStar Networks (a consolidated privately-held subsidiary of TerreStar Corporation) that it accounts for under the cost method. Prior to September 12, 2008, TerreStar Corporation owned 29,926,074 million shares of the Company.

The Company evaluates impairment of such investments in accordance with FSP FAS 115-1/124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. Accordingly, the Company considers both triggering events and tangible evidence that investments are recoverable within a reasonable period of time, as well as its intent and ability to hold investments that may have become temporarily or otherwise impaired.

On September 12, 2008, the Company entered into a Transfer and Exchange Agreement with TerreStar Corporation. Pursuant to the agreement, transferees (but not the Company itself) will have the right until May 15, 2014 to exchange shares of TerreStar Networks for shares of TerreStar Corporation common stock at an exchange ratio of 4.37 shares of TerreStar Corporation common stock per TerreStar Networks share. The Agreement also provides for SkyTerra’s waiver of TerreStar Corporation’s obligation in the Exchange Agreement among SkyTerra, TerreStar and Motient Ventures Holding Inc., dated May 6, 2006, to use its commercially reasonable efforts to distribute 29,926,074 shares of non-voting common stock of SkyTerra (the “SkyTerra Shares”) to TerreStar Corporation’s stockholders. Throughout 2008, the observable quoted market price of TerreStar Corporation common stock continually decreased. The decline in TerreStar Corporation’s stock price indicated there may have been a decline in the fair value of the Company’s investment in TerreStar Networks.

Upon the adoption of SFAS No. 157, effective January 1, 2008, the Company evaluated the various methods under which it had previously estimated the fair value of its investment in TerreStar Networks. Based on this assessment, the Company determined that its market based valuation approach (Market Method) that utilized observable quoted market inputs (Level 1 inputs) and observable other than quoted market inputs (Level 2 inputs), was at a higher level of the fair value hierarchy than other methods it had previously utilized. Accordingly, the Company used the Market Method to perform its assessment of impairment of the investment in TerreStar Networks at March 31, 2008, and June 30, 2008.

To perform its assessment of impairment as of September 30, 2008 and December 31, 2008, the Company updated its approach in light of the Transfer and Exchange Agreement with TerreStar Corporation and the exchange ratio agreed upon that would allow exchange of TerreStar Networks shares for TerreStar Corporation shares that are publicly traded (Exchange Method). The Company now uses that exchange ratio and the quoted market price of TerreStar Corporation common stock to determine the fair value of the TerreStar Networks shares. The Company believes that the previously used Market Method is a lower level in the fair value hierarchy due to the Exchange Method’s direct, rather than indirect, link to the publicly traded securities of TerreStar Corporation. The privately held investment in TerreStar Networks, in certain circumstances, may be worth more than its “as-if-exchanged” value.

At December 31, 2008, the investment in TerreStar Networks valued under the Exchange Method described above was $7.4 million. As a result, the Company determined that the TerreStar Networks investment is other-than-temporarily impaired. The investment was written down to estimated fair value, resulting in total impairment charges of $70.7 million for the year ended December 31, 2008.

Intangible and Other Long-Lived Assets

The Company’s intangible assets and goodwill arose as a result of acquisitions accounted for using the purchase method of accounting. At the time of the acquisitions, the Company allocated the purchase price to the assets acquired and liabilities assumed based on their respective estimated fair values. The identified intangible assets are spectrum assets, and intellectual property, and customer relationships. The Company’s spectrum assets and intellectual property are being amortized over periods ranging from 16 to 20. Customer relationships are being amortized over periods ranging from 4.5 to 7 years.

The Company reviews long-lived assets, including intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted cash flows to the recorded value of the asset. If an asset is impaired, the asset is written down by the amount by which the carrying value of the asset exceeds the related fair value of the asset. The Company has made significant investments in certain technology related to its next generation network, including development of a satellite air interface. If the Company were to utilize different technologies than those on which it has begun development work, it may realize significant impairment charges in the future.

Based on a deterioration in the economic environment and a goodwill impairment charge in November 2008, the Company evaluated its next generation long-lived assets to assess recoverability as of December 31, 2008. The Company’s long-lived assets consist mainly of components of the Company’s planned next generation network. As such, to evaluate impairment, the Company compared the net undiscounted cash flows estimated to be generated by the next generation network to the recorded value of the assets. The net undiscounted cash flows estimated to be generated exceeded the recorded value of the assets, resulting in no impairment as of December 31, 2008. The Company’s estimates of net undiscounted cash flows were based upon historical results, projections of market and service growth, customer surveys, and market size estimates provided by industry experts. A 10% change in the estimated undiscounted cash flows would not have had an impact on impairment.

Goodwill

Goodwill is not amortized, but rather is tested for impairment at least annually. Goodwill impairment is determined using a two step process. The first step is to identify if a potential impairment exists by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to have a potential impairment and the second step of the impairment test is not necessary. However, if the carrying amount of a reporting unit exceeds its fair value, the second step is performed to determine if goodwill is impaired and measure the amount of impairment loss to recognize, if any. The second step compares the implied fair value of goodwill with the carrying amount of goodwill. If the implied fair value of goodwill exceeds the carrying amount, then goodwill is not considered impaired. However, if the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. The fair value of the reporting unit is allocated to all the assets and liabilities, including any previously unrecognized intangible assets, as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

The Company performs its annual impairment assessment on November 30, however, the Company could be required to evaluate the recoverability of goodwill prior to the required annual assessment if the Company experiences indications of impairment. The Company has three reporting units, Current Generation, Next Generation and SkyTerra Corporate. As of the evaluation date, the Company carried goodwill of $10.4 million and $0.1 million at the Next Generation and Current Generation reporting units, respectively, as a result of SkyTerra LP’s acquisition of satellite businesses in previous years. The SkyTerra Corporate reporting unit has no goodwill.

The Company estimated the fair value of its reporting units using discounted cash flow analyses. The cash flow estimates required various judgmental assumptions about sales, operating margins, growth rates and discount rates. Assumptions about sales, operating margins and growth rates are based on the Company’s budgets, business plans, economic projections, and anticipated future cash flows.

The Current Generation reporting unit is a steady, long-term business that faces technological obsolescence and the retirement of its operating assets towards the end of 2010, when it plans to cease operations. To forecast cash flows of the Current Generation Reporting unit, the Company assumed operating margins in the next two years of network life consistent with or at lower levels then realized in the most current year due to expected customer defections as the current generation network approaches technological obsolescence and retirement. The Next Generation reporting unit has several different viable business plans that the Company is currently evaluating, including a plan that includes mobile satellite services only (and related costs), and a plan that includes both mobile satellite and ATC services (and related costs). For purposes of its goodwill impairment analysis, the Company utilized the business plan that includes mobile satellite services only. Within the mobile satellite services only business plan the Company assumed operating margins applicable to a significantly broader range of services that will be available on the next generation network.

The Company compared the combined fair values of its reporting units with its market capitalization, adjusted for a control premium as demonstrated by large transactions in the Company’s stock. The Company’s estimated market value based on its average closing stock price over a relatively short period of time, plus control premium, approximated the combined fair values of its reporting units determined through discounted cash flow analysis.

The Company compared the estimated fair values of its reporting units with their carrying amounts, including goodwill. The estimated fair value the Current Generation reporting unit exceeded its carrying amounts that include goodwill of $0.1 million. As such, no goodwill impairment loss was recognized related to the Current Generation reporting unit. The estimated fair value the Next Generation reporting unit did not exceed its carrying amounts that include goodwill of $10.4 million. The fair value of the identifiable net assets of the Next Generation reporting unit, determined as if the reporting unit had been acquired in a business combination when compared to the fair value of the reporting unit, resulted in a determination that the implied fair value of goodwill was zero. As the $10.4 million carrying amount of Next Generation reporting unit goodwill exceeds the implied fair value of that goodwill (zero), an impairment loss was recognized in an amount equal to the full amount of goodwill carried in this reporting unit. Accordingly, at December 31, 2008 the remaining goodwill of $0.1 million relates to the Current Generation reporting unit.

Stock-based Compensation Expense

The Company measures and recognizes compensation expense for all share-based payment awards made to employees and directors based on estimated fair values in accordance with SFAS 123(R), Share Based Payment, which requires it to estimate the fair value of certain share-based payment awards on the date of grant using an option-pricing model. The Company’s determination of fair value of stock option awards on the date of grant using the Black-Scholes option-pricing model is affected by assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the Company’s expected stock price volatility over the term of the awards and actual and projected employee stock option exercise behaviors. Changes in these underlying factors and assumptions may result in significant variability in the stock-based compensation costs the Company records, which makes such amounts difficult to accurately predict. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period.

On August 6, 2008 the Company completed an offer to all SkyTerra LP option holders as of that date, to grant them new SkyTerra options, generally in exchange for surrender and termination of their SkyTerra LP options (the “Option Exchange”). All participating U.S. SkyTerra LP option holders received options to purchase shares of SkyTerra common stock pursuant to the terms of the Option Exchange at a ratio of 2.82 SkyTerra options for each SkyTerra LP option terminated, with an exercise price equal to the exercise price of the SkyTerra LP options terminated divided by 2.82. All participating Canadian SkyTerra LP option holders received the right to exchange SkyTerra LP options for SkyTerra options on the same terms in the future. Sale of all shares subject to the options received upon exchange is subject to restriction until May 1, 2010, with certain exceptions that could result in earlier release of the restrictions. Upon the release of these restrictions, Canadian SkyTerra LP option holders participating in the Option Exchange will have three business days to complete the exchange of their respective SkyTerra LP options for SkyTerra options, or their SkyTerra LP options will become unexercisable.

Upon consummation of the Option Exchange, 11.1 million SkyTerra options were issued in exchange for SkyTerra LP options held by U.S. SkyTerra LP option holders. Additionally, Canadian SkyTerra LP option holders received rights to receive 1.7 million SkyTerra options if they exchange their respective SkyTerra LP options for SkyTerra options in the future.

The exchange of vested options held by U.S. SkyTerra LP option holders that were outstanding at September 25, 2006, the date of the 2006 SkyTerra LP Exchange Transactions, and had not been subsequently modified, have been accounted for as the acquisition of minority interest under the purchase method of accounting. The fair value of these SkyTerra options was determined using Monte Carlo simulations.

Options that were granted to SkyTerra LP U.S. employees subsequent to September 25, 2006, or granted prior to September 25, 2006 and subsequently modified after that date (before the exchange), and exchanged on August 6, 2008, have been accounted for as modifications, pursuant to SFAS 123(R), Share-Based Payment. The rights granted to SkyTerra LP Canadian employees to exchange their options in the future have also been accounted for as modifications, pursuant to SFAS 123(R), as those option holders continue to hold and have the ability to exercise their respective SkyTerra LP options. The Company determined that there was no incremental compensation cost as a result of these modifications, based on estimated fair values determined by Monte Carlo simulations.

The Company’s determination of fair value of stock option awards on the date of the Option Exchange using Monte Carlo simulations was affected by its stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the Company’s expected stock price volatility over the term of the awards, judgments related to the lapse of transfer restrictions on options received in the Option Exchange, and actual and projected employee stock option exercise behaviors. Changes in these underlying factors and assumptions may result in significant variability in the stock-based compensation costs the Company records, which makes such amounts difficult to accurately predict. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period in the Company’s Consolidated Statements of Operations.

Recently Issued Accounting Standards

In December 2007, the FASB issued Statement No. 141 (revised 2007), Business Combinations (SFAS No. 141R). SFAS No. 141R establishes principles and requirements for how an acquirer in a business combination (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree, (ii) recognizes and measures the goodwill acquired in a business combination or a gain from a bargain purchase, and (iii) determines what information to disclose to enable users of financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R will be applied prospectively to business combinations that have an acquisition date on or after January 1, 2009. The impact of SFAS No. 141R on the Company’s consolidated financial statements will depend on the nature and size of acquisitions, if any, subsequent to the effective date.

In March 2008, the FASB issued Statement No. 161, D isclosures about Derivative Instruments and Hedging Activities (SFAS No. 161). SFAS No. 161 amends SFAS No. 133 by improving financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. The provisions of SFAS No. 161 are effective for fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. The Company is in the process of evaluating the impact, if any, that SFAS No. 161 will have on disclosures in its consolidated financial statements.

In June 2008, the FASB ratified EITF Issue No. 07-5, Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock (EITF 07-5). EITF 07-5 applies to any freestanding financial instrument or embedded feature that has all the characteristics of a derivative, as defined. If an instrument, or an embedded feature, is not considered indexed to the issuer’s stock under EITF 07-5, that instrument is not eligible for equity classification and would be classified as an asset or liability and re-measured at fair value through earnings. The Company will be required to adopt EITF 07-5 on January 1, 2009. The consensus must be applied to all instruments outstanding on the date of adoption and the cumulative effect of applying the consensus must be recognized as an adjustment to the opening balance of retained earnings at transition. The Company has outstanding warrants to purchase common stock that have been preliminarily evaluated as ineligible for equity classification under EITF 07-05 because of certain provisions that may result in an adjustment to the exercise price of the warrants. Accordingly, the adjustment feature may cause the warrant to fail to be indexed solely to the Company’s stock. The warrants would therefore be classified as liabilities and re-measured at fair value with changes in the fair value recognized in operating results. The Company has not completed its analysis of these instruments nor determined the effects of pending adoption, if any, on its financial statements.

Current Business

The Company’s significant operating activity, providing mobile satellite communication services, is performed through its consolidated subsidiary SkyTerra LP. SkyTerra LP provides service in the United States and Canada using two nearly identical satellites. End users of SkyTerra LP’s mobile satellite services operate at sea, on land and in the air, and customers use various services including satellite bandwidth and power capacity, telephony, data, and dispatch services. SkyTerra LP sells equipment for use on the network.

Comparison of the years ended December 31 2008, 2007 and 2006

The following tables detail the Company’s consolidated financial results for the years ended December 31, 2008, 2007 and 2006 in the following segments: Next Generation (research, development, and implementation of a next generation network), Current Generation (current satellite services), and SkyTerra corporate activities.

	Year ended December 31, 2008 In Thousands
	Next Generation	Current Generation	Total SkyTerra LP	SkyTerra Corporate	Eliminations	SkyTerra Consolidated
Revenues:
Services and related revenues	$—	$28,571	$28,571	$—	$—	$28,571
Equipment sales	—	5,025	5,025	—	—	5,025
Other revenues	—	889	889	—	—	889

Total revenues	—	34,485	34,485	—	—	34,485
Operating expenses:
Cost of equipment sold	—	4,165	4,165	—	—	4,165
Operations and cost of services (exclusive of depreciation and amortization)	16,243	16,067	32,310	—	—	32,310
Sales and marketing	4,508	3,944	8,452	—	—	8,452
Research and development (exclusive of depreciation and amortization)	15,557	—	15,557	—	—	15,557
General and administrative	16,009	7,843	23,852	11,579	—	35,431
Depreciation and amortization	30,083	2,605	32,688	—	—	32,688
Impairment of goodwill	10,389	—	10,389	—	—	10,389

Total operating expenses	92,789	34,624	127,413	11,579	—	138,992
Operating loss	(92,789)	(139)	(92,928)	(11,579)	—	(104,507)
Other income (expense):
Interest income	6,660	—	6,660	484	(339)	6,805
Interest expense	(40,242)	—	(40,242)	(339)	339	(40,242)
Impairment of investment in TerreStar Networks	—	—	—	(70,730)	—	(70,730)
Other income, net	(1,011)	(468)	(1,479)	530	—	(949)

Loss before income taxes, minority interest and extraordinary gain	(127,382)	(607)	(127,989)	(81,634)	—	(209,623)
Benefit for income taxes	—	1,110	1,110	—	—	1,110
Minority interest in loss of subsidiary	—	—	—	—	572	572

Net income (loss) before extraordinary gain	(127,382)	$503	(126,879)	(81,634)	572	(207,941)

Extraordinary gain on acquisition of minority interest	3,006	—	3,006	—	—	3,006

Net income (loss)	$(124,376)	503	$(123,873)	$(81,634)	$572	$(204,935)

	Year ended December 31, 2007 In Thousands
	Next Generation	Current Generation	Total SkyTerra LP	SkyTerra Corporate	Eliminations	SkyTerra Consolidated
Revenues:
Services and related revenues	$—	$27,754	$27,754	$—	$—	$27,754
Equipment sales	—	5,265	5,265	—	—	5,265
Other revenues	—	1,064	1,064	—	—	1,064

Total revenues	—	34,083	34,083	—	—	34,083
Operating expenses:
Cost of equipment sold	—	4,245	4,245	—	—	4,245
Operations and cost of services (exclusive of depreciation and amortization)	8,044	16,986	25,030	—	—	25,030
Sales and marketing	3,957	3,602	7,559	—	—	7,559
Research and development (exclusive of depreciation and amortization)	10,568	—	10,568	—	—	10,568
General and administrative	14,268	7,746	22,014	7,629	—	29,643
Depreciation and amortization	26,671	2,458	29,129	—	—	29,129

Total operating expenses	63,508	35,037	98,545	7,629	—	106,174

Operating loss	(63,508)	(954)	(64,462)	(7,629)	—	(72,091)
Other income (expense):
Interest income	16,267	—	16,267	2,036	(147)	18,156
Interest expense	(39,068)	—	(39,068)	(172)	147	(39,093)
Impairment of investment in TerreStar Networks	—	—	—	(34,520)	—	(34,520)
Other income, net	602	303	905	(1,207)	—	(302)

Loss before income taxes and minority interest	(85,507)	(651)	(86,358)	(41,492)	—	(127,850)
Benefit for income taxes	—	333	333	—	—	333
Minority interest in loss of subsidiary	—	—	—	—	3,961	3,961

Net income (loss)	$(85,707)	$(318)	$(86,025)	$(41,492)	$3,961	$(123,556)

	Year ended December 31, 2006 In Thousands
	Next Generation	Current Generation	Total SkyTerra LP	SkyTerra Corporate	Eliminations	SkyTerra Consolidated
Revenues:
Services and related revenues	$—	$26,922	$26,922	$—	$—	$26,922
Equipment sales	—	6,984	6,984	—	—	6,984
Other revenues	—	948	948	—	—	948

Total revenues	—	34,854	34,854	—	—	34,854
Operating expenses:
Cost of equipment sold	—	5,738	5,738	—	—	5,738
Operations and cost of services (exclusive of depreciation and amortization)	5,132	14,664	19,796	—	—	19,796
Sales and marketing	1,708	2,505	4,213	—	—	4,213
Research and development (exclusive of depreciation and amortization)	5,127	—	5,127	—	—	5,127
General and administrative	20,168	6,882	27,050	3,488	—	30,538
Depreciation and amortization	5,585	6,116	11,701	—	—	11,701

Total operating expenses	37,720	35,905	73,625	3,488	—	77,113

Operating loss	(37,720)	(1,051)	(38,771)	(3,488)	—	(42,259)
Other income (expense):
Interest income	20,411	—	20,411	106	—	20,517
Interest expense	(43,735)	—	(43,735)	(5)	—	(43,740)
Other income, net	1,331	552	1,883	50	—	1,933

Loss before income taxes and minority interest	(59,713)	(499)	(60,212)	(3,337)	—	(63,549)
Provision for income taxes	—	(1,255)	(1,255)	—	—	(1,255)
Minority interest in loss of subsidiary	—	—	—	—	7,704	7,704

Net income (loss)	$(59,713)	$(1,754)	$(61,467)	$(3,337)	$7,704	$(57,100)

Consolidated Results—Comparison of the years ended December 31, 2008, 2007 and 2006

Revenues and cost of equipment sold

All revenues and cost of equipment sold are attributable to the Company’s Current Generation segment. See “Current Generation—Comparison of the years ended December 31, 2008, 2007 and 2006” for a discussion of revenues.

Operating Expenses (excluding cost of equipment sold)

The table below sets forth the Company’s operating expenses and percentage changes for the periods indicated (in thousands). See “Next Generation—Comparison of the years ended December 31, 2008, 2007 and 2006,” “Current Generation—Comparison of the years ended December 31, 2008, 2007 and 2006,” and “SkyTerra Corporate—Comparison of the years ended December 31, 2008, 2007 and 2006” for a detailed discussion, by segment, of the Company’s operating expenses.

	Year ended December 31,			% Change In 2008	% Change In 2007
	2008	2007	2006
Operations and cost of services (exclusive of depreciation and amortization)	$32,310	$25,030	$19,796	29.1%	26.4%
Sales and marketing	8,452	7,559	4,213	11.8%	79.4%
Research and development (exclusive of depreciation and amortization)	15,557	10,568	5,127	47.2%	106.1%
General and administrative	35,431	29,643	30,538	19.5%	(2.9)%
Depreciation and amortization	32,688	29,129	11,701	12.2%	148.9%
Impairment of goodwill	10,389	—	—	100%	—

Total operating expenses, excluding cost of equipment sold	$134,827	$101,929	$71,375	32.3%	42.8%

Operations and Cost of Services

Operations and cost of services expenses include compensation costs of MSS operations employees, and other expenses related to the operation of the Company’s satellite network, new product development relating to next generation product offerings, costs of telemetry, tracking, and control, facility costs, and historically, the cost of G2 product development.

Operations and cost of services expenses increased during 2008, as compared to 2007, with 66% of the increase due to costs associated with the engineering of chipsets for next generation network devices and 27% due to increases in compensation costs, staffing levels and facilities costs.

Operations and cost of services expenses increased during 2007, as compared to 2006 due to increases in compensation costs, staffing levels and facilities costs, increased expenses relating to maintenance of ground segment equipment, and increases in third-party consulting costs to upgrade the Company’s enterprise software.

Sales and Marketing

Sales and marketing expenses include the compensation of sales and marketing employees, and the cost of advertising, marketing and promotion.

Sales and marketing expenses increased during 2008, as compared to 2007, due to increased compensation costs in the first half of 2008, increases in equity-based compensation related to the February 2008 modifications to outstanding options, and costs related to the design of a prototype device (shell for purposes of look and feel design) for the next generation network. Those increases were offset by decreased compensation costs and staffing levels during the second half of 2008, and a reduction in consulting and professional fees related to market analysis incurred in 2007.

Sales and marketing expenses increased during 2007, as compared to 2006, due to increases in compensation costs and staffing levels, increases in third-party consulting expenses and increased marketing expenses.

Research and Development

Research and development expenses include the compensation costs of employees working on next generation products, and other development costs of the next generation network.

Research and development expenses increased during 2008, as compared to 2007, due primarily to increased third-party consulting expenses related to the development of operational and business support systems for the next generation network, and increased compensation costs and staffing levels.

Research and development expenses increased during 2007, as compared to 2006 with 91% of the increase related to third-party consulting expenses, and other increases related to compensation costs and staffing levels. These increases were offset by decreases in legal expenses.

General and Administrative

General and administrative expenses include the compensation costs of finance, legal, human resources and other corporate costs.

General and administrative expenses increased during the 2008, as compared to 2007. The increase was primarily attributable to legal fees associated with the July 2008 Harbinger Contribution and Support Agreement, and increased equity-based compensation due to the granting of restricted shares and options to certain executives and members of the Board of Directors, and the February 2008 modifications to outstanding options.

General and administrative expenses decreased during 2007, as compared to 2006, due to reduced equity-based compensation costs in 2007 as compared to 2006 due to the accelerated vesting of SkyTerra LP options resulting from the 2006 SkyTerra LP Exchange Transaction in September 2006, and the expense related to modification of an executive’s options in 2006. In addition, other decreases consist of a reduction of legal and regulatory expenses in 2007. In 2006 the Company wrote off a $2.3 million performance bond with the FCC as a result of the relinquishment of its South American satellite license. These decreases were offset by increases in other non-equity based compensation costs and increases in consulting, audit, and legal expenses.

Depreciation and Amortization

Depreciation and amortization expenses consist of the depreciation of property and equipment and the amortization of intangible assets.

Depreciation and amortization expenses increased during 2008, as compared to 2007, due primarily to an increase in intangible assets resulting from the TerreStar Corporation Exchange Transactions that occurred in February and November 2007.

Depreciation and amortization expenses increased during 2007, as compared to 2006 due to the significant increase in intangible assets resulting from the BCE and TerreStar Corporation Exchange Transactions, offset by the effect of an increase in the useful life of certain intangible assets from 15 years to 20 years.

Impairment of Goodwill

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, the Company tests goodwill for impairment annually, or when an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. During the fourth quarter of 2008, the Company performed its annual goodwill impairment test. As result of this analysis the Company determined its goodwill was impaired and recorded an impairment charge of $10.4 million in 2008.

Other Income, Other Expenses and Extraordinary Gain

The following table sets forth other income and expenses for the periods indicated (in thousands):

	Year ended December 31,			% Change In 2008	% Change In 2007
	2008	2007	2006
Interest income	$6,805	$18,156	$20,517	(62.5)%	(11.5)%
Interest expense	(40,242)	(39,093)	(43,740)	2.9%	(10.6)%
Management fees from TerreStar	589	602	1,331	(2.2)%	(54.8)%
Impairment of investment in TerreStar Networks	(70,730)	(34,520)	—	104.9%	100%
Other income (expense)	(1,538)	(904)	602	70.1%	(250.2)%
Benefit (provision) for income taxes	1,110	333	(1,255)	233.3%	126.5%
Minority interest	572	3,961	7,704	(85.6)%	(48.6)%
Extraordinary gain on acquisition of minority interest	3,006	—	—	100%	—

Interest Income

Interest income is interest earned on cash, cash equivalents, restricted cash and short-term investments.

Interest income decreased during 2008, as compared to 2007 due to the decrease in average invested balances of cash, cash equivalents, and short-term investments, and a significant decrease in yields. Interest income decreased for 2007, as compared to 2006 due to the decrease in average invested balances of cash, cash equivalents, and short-term investments.

Interest Expense

Interest expense is comprised primarily of the amortization of the discount and debt issuance costs on Senior Secured Discount Notes, interest and amortization of the discount on the 16.5% Senior Unsecured Notes, and interest incurred on Notes Payable—Vendor, net of capitalized interest on the system under construction. Total and capitalized interest is as follows (in thousands):

	Year ended December 31,
	2008	2007	2006
Capitalized interest	$72,894	$32,543	$4,548
Interest expense	40,242	39,093	43,740

Total interest	$113,136	$71,636	$48,288

Total interest increased during 2008, as compared to 2007, due to increased interest related to the 16.5% Senior Unsecured Notes, Senior Secured Notes, and Notes Payable—Vendor of $26.2 million, $11.3 million, and $4.0 million, respectively.

Total interest increased during 2007, as compared 2006, due to increased interest related to the Senior Secured Notes and Notes Payable—Vendor of $22.3 million and $1.0 million, respectively.

Impairment of Investment in TerreStar Networks

During 2008, the Company recorded an other-than-temporary impairment charge for its TerreStar Networks investment in the amount of $70.7 million.

During 2007, the Company recorded an other-than-temporary impairment charge for its TerreStar Networks investment in the amount of $34.5 million.

Other Income (Expense)

During 2008, the Company determined that one commercial paper investment had become “other-than-temporarily impaired” and recorded an impairment charge of $1.6 million to write down that investment to its estimated fair value. During 2007, the Company recorded a liability of $1.2 million related to tax withholding, penalties, and interest owed to taxing authorities by the SkyTerra foreign shareholders in connection with the distribution of Hughes Communications Inc. (HCI) shares in a taxable spin-off transaction in February 2006. The HCI spin-off occurred prior to the 2006 SkyTerra LP Exchange Transactions in which SkyTerra LP was deemed the accounting acquirer of SkyTerra. Other expense also includes realized gains and losses on foreign currency transactions.

Provision for Income Taxes

The Company’s effective tax rate differs from the Federal statutory rate of 34%, due primarily to a nearly full valuation allowance recorded on net deferred tax assets. Deferred tax assets in the Company’s consolidated variable interest entity, SkyTerra (Canada), are recognizable to the extent its 2006 taxable income can be offset by taxable loss carrybacks from subsequent years, and taxable losses were incurred in the next two tax years. Accordingly, for 2008 and 2007, the Company recorded benefits of $1.1 million and $0.3 million, respectively, for income taxes attributable to SkyTerra Canada.

Extraordinary gain on acquisition of minority interest

On December 10, 2008, the Company issued 736,209 shares of non-voting common stock to the remaining minority limited partners and acquired all of the remaining limited partnership interests in SkyTerra LP it did not already own. As a result, the Company’s ownership of SkyTerra LP increased to 100%. This transaction was accounted for under the purchase method of accounting in accordance with SFAS No. 141. The valuation of securities issued was determined in accordance with EITF 99-12 based on the date when agreement as to terms had been reached and the transaction announced. Based on this valuation the purchase price was determined to be $1.5 million. The fair value of the interest in the net assets acquired exceeded the fair value of the consideration resulting in “negative goodwill.” In accordance with SFAS No. 141, such negative goodwill was allocated on a pro rata basis to the interest in the long-lived assets acquired such that there was no net adjustment to the carrying amount of the long-lived assets. After allocation of the negative goodwill against the fair value basis of the qualifying assets acquired, the remaining excess of $3.0 million was recognized as an extraordinary gain.

Segment Results

Next Generation—Comparison of the years ended December 31, 2008, 2007 and 2006

Operating Expenses

Next Generation operations relate to the planning, development, and building of a next generation satellite system complimented by ATC. The table below sets forth Next Generation operating expenses and percentage change for the following periods indicated (in thousands).

	Year ended December 31,			% Change In 2008	% Change In 2007
	2008	2007	2006
Operations and cost of services (exclusive of depreciation and amortization)	$16,243	$8,044	$5,132	101.9%	56.7%
Sales and marketing	4,508	3,957	1,708	13.9%	131.7%
Research and development (exclusive of depreciation and amortization)	15,557	10,568	5,127	47.2%	106.1%
General and administrative	16,009	14,268	20,168	12.2%	(29.3)%
Depreciation and amortization	30,083	26,671	5,585	12.8%	377.6%
Impairment of goodwill	10,389	—	—	100%	—

Total operating expenses	$92,789	$63,508	$37,720	46.1%	68.4%

Although many of the costs incurred are fixed in the short-term, other costs fluctuate based on underlying business or development activity. Operations expenses are dependent upon employee-related costs. Sales and marketing expenses are dependent on employee-related costs and the nature and extent of marketing and promotional activities. General and administrative expenses consist of employee-related and other costs related to corporate services, including finance, legal, and human resources.

Operations and Cost of Services

Operations and cost of services expenses include compensation costs of satellite operations employees related to activities to deploy a next generation satellite system, facility costs, and costs of new product and service development relating to next generation product offerings.

Operations expenses increased during 2008, as compared to 2007, with 50% of the increase due to costs associated with the engineering of chipsets for next generation network devices, 17% of the increase due to increased staffing levels, 16% related to engineering fees associated with software for the telemetry, tracking and control of the next generation satellites, and 8% of the increase due to increases in equity-based compensation primarily related to the February 2008 modifications to outstanding options.

Operations expenses increased during 2007, as compared to 2006, with 98% of the increase due to an increase in compensation costs, staffing levels and facilities costs, which were offset by a reduction in consulting and development costs.

Sales and Marketing

Sales and marketing expenses include the compensation of sales and marketing employees, and the cost of advertising, marketing and promotion.

Sales and marketing expenses increased during 2008, as compared to 2007, due to increased compensation costs in the first half of 2008, increases in equity-based compensation related to the February 2008 modifications to outstanding options, and costs related to the design of a prototype device (shell for purposes of look and feel design) for the next generation network. Those increases were offset by decreased compensation costs and staffing levels in the second half of 2008.

Sales and marketing expenses increased during 2007, as compared to 2006, with 89% of the increase due to an increase in compensation costs and staffing levels and 11% attributable to marketing and consulting expenses.

Research and Development

Research and development expenses include the compensation costs of employees working on next generation products and services, and other development costs of the Company’s next generation network.

Research and development expenses increased during 2008, as compared to 2007, due primarily to increased third-party consulting expenses related to the development of operational and business support systems for the next generation network, and increased compensation costs and staffing levels.

Research and development expenses increased during 2007, as compared to 2006, with 91% of the increase related to third-party consulting expenses, and other increases related to compensation costs and staffing levels. These increases were offset by decreases in legal expenses.

General and Administrative

General and administrative expenses include the compensation costs of finance, legal, and human resources employees allocable to Next Generation development.

General and administrative expenses increased during 2008, as compared 2007. Increases in compensation costs and legal and professional fees associated with the July 2008 Harbinger Contribution and Support Agreement were partially offset by reductions in banking fees.

General and administrative expenses decreased during 2007, as compared to 2006, with 97% of the decrease relating to reduced equity-based compensation costs due to the accelerated vesting of SkyTerra LP options resulting from the 2006 SkyTerra LP Exchange Transactions in September 2006, and the expense related to modification of an executive’s options in 2006. In addition, other decreases consist of a reduction of legal and regulatory expenses, in part due to the 2006 write-off of the Company’s $2.3 million performance bond with the FCC as a result of the relinquishment of its South American satellite license. These decreases were offset by increases in other non-equity based compensation costs.

Depreciation and Amortization

Depreciation and amortization expenses consist of the depreciation of property and equipment and the amortization of intangible assets.

Depreciation and amortization expenses increased in 2008, as compared to 2007, due primarily to an increase in intangible assets resulting from the TerreStar Corporation Exchange Transactions that occurred in February and November 2007.

Depreciation and amortization expenses increased during 2007, as compared to 2006 due to a significant increase in intangible assets resulting from the BCE and TerreStar Corporation Exchange Transactions, offset by the effect of an increase in the useful life of certain intangible assets from 15 years to 20 years.

Impairment of Goodwill

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, the Company tests goodwill for impairment annually. During the fourth quarter of 2008, the Company performed its annual goodwill impairment test. As result of this analysis the Company determined the goodwill of this reporting unit was fully impaired and recorded an impairment charge of $10.4 million.

Current Generation—Comparison of the years ended December 31, 2008, 2007 and 2006

Current Generation relate to its provision of mobile satellite services that support the delivery of data, voice, fax and dispatch radio services using its existing in-orbit satellites.

Revenues

The following table sets forth Current Generation revenues and percentage changes for the periods indicated (in thousands):

	Year ended December 31,			% Change In 2008	% Change In 2007
	2008	2007	2006
Revenues
Capacity	$12,400	$12,338	$12,184	0.5%	1.3%
Telephony	12,771	12,508	12,186	2.1%	2.6%
Data	3,400	2,908	2,552	16.9%	14.0%
Equipment	5,025	5,265	6,984	(4.6)%	(24.6)%
Other	889	1,064	948	(16.4)%	12.2%

Total Revenues	$34,485	$34,083	$34,854	1.2%	(2.2)%

Capacity

The Company provides bandwidth and power to certain customers who implement and operate their own networks. The specified bandwidth and power is generally customer dedicated once purchased and is not subject to other sale or preemption by SkyTerra LP except for emergency purposes. Capacity customers generally operate under contractual arrangements ranging from short-term (month-to-month) to end of current satellite life in length. These contracts do not generally provide for annual increases or variable revenues. As such, capacity revenues for the years ended December 31, 2008, 2007, and 2006 have not fluctuated significantly from year to year.

Telephony

The Company provides voice service to end users, including dispatch service, which provides the wide-area equivalent of “push-to-talk” two-way radio service among users in customer defined groups. Dispatch service facilitates team-based group operations and is highly suited for emergency communications. Telephony customers are acquired through retail dealers or resellers. Retail dealers receive activation fees and earn commissions on monthly end user fixed access revenues and variable usage revenues. Resellers are under contractual arrangements for their purchase of monthly access and usage, and they manage the arrangements with the end user. Telephony customers are charged fixed monthly access fees and variable usage charges, generally charged by minute of usage, depending on voice plan chosen. A typical customer telephony plan requires monthly access fees that range from $25 to $175 that includes from zero to 2000 “included” airtime minutes. Each additional minute used over the included minutes is charged at a rate of $0.89 to $1.19.

The following table sets forth telephony subscribers, quarterly subscriber changes, and average monthly revenue per subscriber unit (“ARPU”):

	2008	ARPU	2007	ARPU	Change Subscribers	Change ARPU
Total subscribers, January 1	19,866		19,133		3.8%
Additions	548		760		(27.9)%
Deletions	(443)		(444)		(0.2)%

Total subscribers, March 31	19,971	$52.56	19,449	$51.17	2.7%	2.7%
Additions	597		827		(27.8)%
Deletions	(1,421)		(711)		99.9%

Total subscribers, June 30	19,147	$54.52	19,565	$52.77	(2.1)%	3.3%
Additions	905		702		28.9%
Deletions	(768)		(605)		26.9%

Total subscribers, September 30	19,284	$58.91	19,662	$56.78	(1.9)%	3.8%
Additions	406		715		(43.2)%
Deletions	(676)		(511)		32.3%

Total subscribers, December 31	19,014	$52.43	19,866	$52.19	(4.3)%	0.5%
Average, for the year ended December 31	19,492	$54.61	19,581	$52.23	(0.5)%	4.6%

	2007	ARPU	2006	ARPU	Change Subscribers	Change ARPU
Total subscribers, January 1	19,133		19,413		(1.4)%
Additions	760		1,639		(53.6)%
Deletions	(444)		(1,824)		(75.7)%

Total subscribers, March 31	19,449	$51.17	19,228	$51.34	1.1%	(0.3)%
Additions	827		907		(8.8)%
Deletions	(711)		(963)		(26.2)%

Total subscribers, June 30	19,565	$52.17	19,172	$52.57	2.0%	(0.8)%
Additions	702		881		(20.3)%
Deletions	(605)		(1,058)		(42.8)%

Total subscribers, September 30	19,662	$56.78	18,995	$57.19	3.5%	(0.7)%
Additions	715		859		(16.8)%
Deletions	(511)		(721)		(29.1)%

Total subscribers, December 31	19,866	$52.19	19,133	$50.63	3.8%	3.1%
Average, for the year ended December 31	19,581	$52.23	19,201	$52.93	2.0%	(1.3)%

Telephony revenues for 2008, as compared to the same period in 2007, increased slightly due to an increase in ARPU.

Telephony revenues for 2007, as compared to the same period in 2006, increased slightly due to an increase in the average number of subscribers.

Data

Data service provides transmission in an “always-on” fashion. Common applications for data customers include fleet and load management, credit card verification, e-mail, vehicle position reporting, mobile computing, and data message broadcasting. Customers are acquired through resellers. Resellers are under contractual arrangements for their purchase of monthly access and usage and manage the arrangements with the end user.

Data revenues for 2008, as compared to 2007 increased due to an increase of 7.3% in the average number of subscribers and an increase of 8.7% in average monthly revenue per subscriber unit.

Data revenues for 2007, as compared to 2006 increased due to an increase of 8.6% in the average number of subscribers and an increase of 5.0% in average monthly revenue per subscriber unit.

Equipment

New and existing subscribers to the network can purchase a range of satellite handset configurations. Hardware generally includes handsets, antennas, and cables and can be purchased in “kits” that include all the hardware a customer would typically need to utilize the network. Resellers may purchase equipment in advance for purposes of resale to their end users. User equipment can be portable or be installed on trucks, ships, and airplanes or at a fixed location. Handsets are capable of standard voice and dispatch communication, and services such as call forwarding, call waiting, and conference calling. Other equipment is capable of file transfers, faxes and e-mail. Users must acquire equipment from the Company or its resellers to access its network. Capacity customers provide their own equipment to their end users of their networks.

The Company’s ability to generate equipment revenues is a function of the number of new and existing subscribers who purchase handsets and other accessories and the prices at which equipment is sold. Historically, the equipment promotion and pricing has not been used to increase customer activations or improve retention.

Equipment sales during 2008, decreased slightly as compared to 2007 due to decreased sales of mobile terminals.

Equipment sales deceased in 2007, as compared to 2006 as pent-up customer demand for the G2 mobile satellite voice terminal was realized in 2006.

Other Revenue

Other revenue consists of billing and administrative functions performed for customers, remote monitoring, and other fees.

Operating Expenses

The table below sets forth Current Generation operating expenses and percentage changes for the periods indicated (in thousands).

	Year ended December 31,			% Change In 2008	% Change In 2007
	2008	2007	2006
Cost of equipment sold	$4,165	$4,245	$5,738	(1.9)%	(26.0)%
Operations and cost of services (exclusive of depreciation and amortization)	16,067	16,986	14,664	(5.4)%	15.8%
Sales and marketing	3,944	3,602	2,505	9.5%	43.8%
General and administrative	7,843	7,746	6,882	1.3%	12.6%
Depreciation and amortization	2,605	2,458	6,116	6.0%	(59.8)%

Total operating expenses	$34,624	$35,037	$35,905	(1.2)%	(2.4)%

Although many of the costs incurred in the operation of the network are fixed in the short-term, other costs will fluctuate based on underlying business or development activity. Operations expenses are dependent upon employee costs and the costs of monitoring the satellite, including telemetry, tracking, and control. Sales and marketing expenses are dependent on employee costs and the nature and extent of any marketing and promotional activities. General and administrative expenses consist of employee and other costs related to finance, legal, and human resources.

Cost of Equipment Sold

The cost of equipment sold is comprised of the cost of handsets. The Company does not manufacture any of its own equipment, rather, all components are purchased from third parties. Also included in cost of equipment sold are the costs of warehousing and warehousing services.

Cost of equipment sold decreased during 2008 and 2007, as compared to 2007 and 2006, respectively, due to decreases in the amount of equipment sold to end users.

Operations and Cost of Service
Operations and costs of service expenses include compensation costs of satellite operations employees, and the other expenses related to the operation of the satellite wireless network, costs of telemetry, tracking, and control and facility costs.

Operations and costs of service expenses decreased during 2008, as compared to 2007, due primarily to reductions in expenses relating to maintenance on ground segment equipment.

Operations and costs of service expenses increased during 2007, as compared to 2006, with 44% of the increase due to expenses relating to maintenance on ground segment equipment, 32% due to increases in third-party consulting costs to research and plan upgrades to enterprise software and 22% due to an increase in compensation and expansion of headquarters facilities.

Sales and Marketing

Sales and marketing costs include the compensation costs of sales and marketing employees, and the cost of advertising, marketing and promotion.

Sales and marketing expenses increased during 2008, as compared to 2007, due primarily to increased compensation costs and increases in equity-based compensation related to the February 2008 modifications to outstanding options. Those increases were offset by a reduction in consulting and professional fees.

Sales and marketing expenses increased during 2007, as compared to 2006, with 71% of the increase due to an increase in compensation costs and staffing levels and 17% due to increases in third-party consulting expenses.

General and Administrative Expense

General and administrative expense includes the compensation costs of finance, legal, human resources and other corporate costs allocable to Current Generation. Those employees’ costs are reflected in operations and next generation expenses.

General and administrative expenses did not fluctuate significantly during 2008, as compared to 2007.

General and administrative expenses increased during 2007, as compared to 2006, due to increases in consulting, audit, and legal expenses.

Depreciation and Amortization Expense

Depreciation and amortization expense consists of the depreciation of property and equipment and the amortization of intangible assets.

Depreciation and amortization expenses increased during 2008, as compared to 2007, due primarily to the increase in intangible assets resulting from the TerreStar Corporation Exchange Transactions that occurred in February and November 2007.

The decrease during 2007 as compared to 2006 was a result of certain assets becoming fully depreciated during 2006.

SkyTerra Corporate—Comparison of the years ended December 31, 2008, 2007 and 2006

Operating Expenses

The table below sets forth SkyTerra Corporate operating expenses and percentage change for the periods indicated (in thousands). Pursuant to the 2006 SkyTerra LP Exchange Transactions, SkyTerra LP is the accounting acquirer. Accordingly, the historical financial statements of the Company prior to September 25, 2006 are the historical financial statements of SkyTerra LP. SkyTerra’s results of operations were included in the consolidated statements subsequent to the 2006 SkyTerra LP Exchange Transactions in September 2006.

	Year ended December 31,			% Change In 2008	% Change In 2007
	2008	2007	2006
General and administrative	$11,579	$7,629	3,488	51.8%	118.7%

General and Administrative Expense

General and administrative expense includes the Company’s corporate costs, including legal, audit, tax, insurance, and the compensation costs.

General and administrative expenses increased during 2008, as compared to 2007. The increase was primarily attributable to legal fees associated with the July 2008 Harbinger Contribution and Support Agreement. Equity-based compensation costs increased $1.1 million as a result of the issuance of stock options to certain members of the Board of Directors and the issuance of restricted stock to certain executives and members of the Board of Directors.

General administrative expenses increased in 2007, as compared to 2006, primarily due to 12 months of activity recorded in 2007 versus 3 months of activity recorded in 2006 (due to reverse purchase accounting). Offsetting this impact, 2006 included $2.3 million in compensation expense associated with executive bonuses.

Liquidity and Capital Resources

The Company’s principal sources of liquidity are cash, cash equivalents, short-term investments and accounts receivable. The Company’s primary cash needs are for working capital, capital expenditures and debt service. The Company’s ability to generate cash in the future is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond the Company’s control.

The Company has financed its operations to date through the private placement of debt and equity securities, and vendor financing. Cash payments of interest on the Company’s debt portfolio begins in October 2010, with periodic interest coming due on the Senior Secured Discount Notes, and cash payment of principal due in full in April 2013. Cash payments of interest on the 16.5% Senior Unsecured Notes is required to begin in June 2012, and may be paid earlier at the Company’s option. In January 2009, the Company secured additional financing from Harbinger in the form of 18% Senior Unsecured Notes in an amount of $150 million (see below). Cash payment of interest on the 18% Senior Unsecured Notes is required to begin in July 2011.

The Company’s current operating assumptions and projections reflect management’s best estimate of future revenue, operating expenses, and capital commitments, and indicate that the Company’s current sources of liquidity, including the Harbinger committed financing discussed below, should be sufficient to fund operations through the third quarter of 2010. The Company’s ability to meet its projections, however, is subject to uncertainties, and there can be no assurance that the Company’s current projections will be accurate. Additional funds will be needed to complete the construction of the next generation network and fund operations beginning in the fourth quarter of 2010. Although the Company secured committed financing in July 2008, pursuant to an agreement with Harbinger, Harbinger may not be required to fund the committed financing under certain circumstances, including upon the occurrence of an event that could be deemed a material adverse effect.

Pursuant to the terms of the agreement with Harbinger, as amended, the Company has committed funding of $500 million through the sale of four tranches of 18% Senior Unsecured Notes. On January 7, 2009 the Company issued the first of four issuances of the 18% Senior Unsecured Notes in an aggregate principal amount of $150 million. The remaining $350 million of 18% Senior Unsecured Notes are scheduled to be issued in three tranches of $175 million, $75 million and $100 million on April 1, 2009, July 1, 2009, and January 4, 2010, respectively.

The remaining cost of carrying out the Company’s business plan will be significant, and is significantly more than the Company’s currently available and committed resources. If the Company fails to obtain necessary financing on a timely basis, its satellite construction, launch, or other events necessary to conduct the Company’s business could be materially delayed, or its costs could materially increase; the Company could default on its commitments to its satellite construction or launch contractors, creditors or other third parties, leading to termination of construction or inability to launch the Company’s satellites; the Company may not be able to complete its next generation integrated network as planned and may have to discontinue operations or seek a purchaser for its satellite business or assets. SkyTerra LP could lose its FCC or Industry Canada licenses or its international rights if it fails to achieve required performance milestones. The Company may not be able to continue as a going concern if it fails to obtain necessary financing on a timely basis.

The U.S. and worldwide financial markets have recently experienced unprecedented volatility, particularly in the financial services sector. No assurance can be given that Harbinger will satisfy its funding commitments to the Company in a timely manner, or at all. If Harbinger does not satisfy its funding commitments, the Company may pursue other means to extend its liquidity and raise capital. Those alternatives may include the sale of the investment in TerreStar Networks Inc. (TerreStar Networks), a capital infusion through an equity or debt investment with a strategic partner, a capital infusion through the sale of additional debt or equity, the renegotiation of vendor payment schedules to defer payments into the future, the postponement of certain discretionary spending, or some combination of these actions. The Company may be unable to find alternative financing sources, particularly in light of the current turmoil in the U.S. and worldwide financial markets.

The terms of the Company’s current and expected future indebtedness include significant limitations on additional debt, including amount, terms, access to security, duration, among other factors, and impose limitations on the structure of strategic transactions. In addition, the Master Agreement as amended includes significant limitations on the issuance by the Company of additional debt and equity securities. In addition to the contractual limitations described above, there currently is low trading activity in shares of the Company’s common stock, which limits our ability to raise funding through public equity issuances.

Capital Required for Next Generation Network

The Company estimates the remaining cost to develop and construct the satellite component of its next generation network, including the costs of the two satellites, their launch, launch insurance, and associated ground segment will be significant. The majority of these expenditures are governed by contractual commitments.

The Company will require significant additional funds to construct a terrestrial component of the network. The Company estimates the deployment of the terrestrial portion of the network could be a multi-billion dollar undertaking depending on the number of markets deployed, the scope of the terrestrial build within each market, and the service offering. Significant additional funding will be required to fund operations after the launch of the satellites.

The cost of building and deploying the satellites and terrestrial components of the next generation network could exceed current estimates. For example, if the Company elects to further defer payments under the satellite construction contract, modify design, and/or exercise certain options to buy additional satellites or other equipment or services, the costs for the satellite component of the network will increase, possibly significantly. The cost to develop devices could be greater, perhaps significantly, than current estimates, depending on the ability to attract distribution partners for both the satellite and terrestrial services. In addition, the magnitude of the terrestrial network capital requirement depends upon a number of factors including: choice of wireless technology; desired applications; the general pace of construction; and in profits, or losses in the initially deployed markets. The Company may not have control over these factors as it works with various strategic and distribution partners who may have varying degrees of influence on these decisions in exchange for capital contributions and other commitments. In all scenarios, the Company will require significant additional capital beyond its current resources.

Other Significant Contractual Obligations

SkyTerra LP has a fixed price contract with Boeing Satellite Systems, Inc. (Boeing) for the comprehensive design, development, construction, manufacturing, testing, and installation of a space-based network, providing satellite launch support and other services related to mission operations and system training. Under the terms of the contract, the Company will purchase two satellites. Each satellite is contracted to have a mission life of 15 years with a portion of the contract value payable if certain performance incentives are met, over the expected 15-year operating life. Boeing has a first lien on each satellite and related work until title and risk of loss transfers to the Company upon launch.

As part of an agreement to amend the satellite construction contract with Boeing (see Note 6 to the Consolidated Financial Statements) SkyTerra LP agreed to extend the delivery date of the SkyTerra-2 satellite by four months, to July 11, 2010. SkyTerra LP also agreed that in the event any liquidated damages would be due and payable by Boeing for late delivery of either satellite system, $19 million of any such liquidated damages that would have been earned back by Boeing over a more extended period, would be accelerated and able to be earned back by Boeing over a period of two and one-half years.

In May 2007, SkyTerra LP entered into fixed price contracts with ILS International Launch Services, Inc. and Sea Launch Company, LLC, each of which were subsequently amended, to launch the next generation satellites SkyTerra-1 and SkyTerra-2. The aggregate amended cost for these services is $183.4 million, of which $145.5 million remains to be paid at December 31, 2008. If SkyTerra LP were to terminate both launch vehicle contracts prior to February 2010, the Company will be subject to termination liability charges that would range from $0.7 million to $49.0 million, depending on the date of termination. If SkyTerra LP were to terminate both launch vehicle contracts after February 2010, the Company would be entitled to receive a portion of previously made payments.

In November 2006, SkyTerra LP entered into an agreement with Hughes Network Systems, LLC (HNS), then a related party of the Apollo stockholders, to purchase four satellite base transceiver subsystems and air interface technology based on GMR-3G technology for a base price, as amended, of $43.7 million, of which $10.9 million remains to be paid at December 31, 2008. Pursuant to the terms of the agreement, the Company has the option to submit change orders to procure additional capabilities not included in the base price. Costs associated with these change orders are negotiated and agreed upon prior to the submission of the change order. The transceiver subsystems will integrate the satellite component of the next generation network.

In March 2008, SkyTerra LP entered into an agreement with Telesat Canada for joint operational services for the SkyTerra-1 and SkyTerra-2 satellites including the development of software for operation and control, and the provision of telemetry, tracking and control services once in designated orbital positions. Telesat Canada will provide these services through 2025 assuming the satellites reach full mission life. SkyTerra LP is entitled to delay the start of services due to certain launch delays without any impact to pricing. The Company has a contract with Telesat Canada for the provision of telemetry, tracking and control services to the Company for its existing satellites. Future minimum payments related to these agreements, reflected in the table below as satellite operational services, assume SkyTerra-1 and SkyTerra-2 reach their full mission life.

In September 2008, SkyTerra LP entered into a 15-year agreement with Qualcomm Incorporated (Qualcomm) for the provision by Qualcomm of satellite-enabled mobile chipsets and satellite base station components built upon Qualcomm-adapted EV-DO technology to facilitate the development of mobile devices and network systems for use with the Company’s planned next generation network. The agreement with Qualcomm also contemplates that other operators (together with SkyTerra LP, each an Operator) may enter into similar arrangements with Qualcomm. Each Operator will fund a portion of the related non-recurring expenses (NRE) incurred in connection with the agreements, which will result in a further sharing of NRE if and when additional Operators enter into similar agreements with Qualcomm. The SkyTerra LP portion of the NRE to be paid to Qualcomm is expected to be in an amount not to exceed $10 million, subject to reduction based on the participation of other Operators with Qualcomm.

EV-DO Compatible Base Transceiver Subsystems

The Company is currently in negotiations with several vendors for the procurement of EV-DO compatible transceiver subsystems. The Company expects that it will enter into a material definitive contract for those subsystems during the first half of 2009.

Vendor Financing

SkyTerra LP has financed $60.9 million of satellite vendor payments with secured vendor notes payable (Notes Payable—Vendor) that bear interest at LIBOR plus 400 basis points combined with a 2% administrative fee. The Notes Payable—Vendor are secured by the satellites under construction.

On July 3, 2008, SkyTerra LP entered into an agreement with Boeing to amend its existing contract with respect to its satellite system procurement. The amendment provides SkyTerra LP with an additional $40 million of construction payment deferrals on the second satellite under the contract, with an interest rate of LIBOR plus 400 basis points. The original construction payment deferral was in the amount of $76 million. The amendment provides that the original deferrals and the additional deferrals associated with the construction payments will be due and payable upon the earlier of December 20, 2010 or ten days prior to shipment of the SkyTerra-2 satellite, currently planned for the second half of 2010. Prior to the amendment, SkyTerra LP was to have begun repayment of the original $76 million construction deferrals within one month of reaching the maximum available deferrals, previously estimated to occur in the fourth quarter of 2008, with final payment in the first quarter of 2010.

In exchange for the additional deferrals and deferral extension date, SkyTerra issued Boeing warrants exercisable for 0.6 million shares of SkyTerra voting common stock with an exercise price of $10 per share, subject to certain anti-dilution adjustments, with an exercise period of 10 years, vesting on a proportional basis consistent with the drawdown against the additional deferral amounts. In addition, the delivery date for the SkyTerra-2 satellite was extended by four months to July 11, 2010, which is within the regulatory license milestone requirements. Finally, SkyTerra LP agreed that in the event any liquidated damages would be due and payable by Boeing for late delivery of either satellite system, $19 million of any such liquidated damages that would have been earned back by Boeing over a more extended period, would be accelerated and able to be earned back by Boeing over a period of two and one-half years.

Senior Secured Discount Notes

In March 2006, SkyTerra LP issued Senior Secured Discount Notes that generated proceeds of $436.2 million, with an aggregate principal amount of $750 million due at maturity. Interest on the notes accretes from the issue date at an annual rate of 14.0%, until they reach full principal amount at April 1, 2010 (the Senior Secured Discount Notes). All of SkyTerra LP’s domestic subsidiaries jointly and severally guarantee the Senior Secured Discount Notes. SkyTerra LP will be required to accrue and pay cash interest on the notes for all periods after April 1, 2010 at an annual rate of 14%, and cash interest payments will be payable in arrears semiannually on April 1 and October 1, commencing on October 1, 2010. The Senior Secured Discount Notes will mature on April 1, 2013. The Senior Secured Discount Notes are secured by substantially all of SkyTerra LP’s assets.

The terms of the Senior Secured Discount Notes require SkyTerra LP to comply with certain covenants that restrict some of SkyTerra LP’s corporate activities, including SkyTerra LP’s ability to incur additional debt, pay dividends, create liens, make investments, sell assets, make capital expenditures, repurchase equity or subordinated debt, and engage in specified transactions with affiliates. SkyTerra LP may incur indebtedness beyond the specific baskets allowed under the Senior Secured Discount Notes, provided SkyTerra LP maintains a leverage ratio (as defined) of not more than 6 to 1. Noncompliance with any of the covenants without cure or waiver would constitute an event of default under the Senior Secured Discount Notes. An event of default resulting from a breach of a covenant may result, at the option of the note holders, in an acceleration of the principal and interest outstanding. The Senior Secured Discount Notes also contain other customary events of default (subject to specified grace periods), including defaults based on events of bankruptcy and insolvency, and nonpayment of principal, interest or fees when due. SkyTerra LP was in compliance with the covenants of the Senior Secured Discount Notes as of December 31, 2008.

16.5% Senior Unsecured Notes

On January 7, 2008, Harbinger Capital Partners Master Fund I, Ltd., and Harbinger Capital Partners Special Situations Fund L.P. (together Harbinger), purchased $150 million of SkyTerra LP’s 16.5% Senior Unsecured Notes due 2013 and ten-year warrants to purchase 9.1 million shares of the Company’s common stock, with an exercise price of $10 per share. The 16.5% Senior Unsecured Notes bear interest at a rate of 16.5%, payable in cash or in-kind, at SkyTerra LP’s option through December 15, 2011, and thereafter payable in cash. The 16.5% Senior Unsecured Notes mature on May 1, 2013.

In June 2008 and December 2008, the Company made its scheduled interest payment on the 16.5% Senior Unsecured Notes through the issuance of $10.9 million and $13.3 million, respectively of additional 16.5% Senior Unsecured Notes, which are included in the balance of 16.5% Senior Unsecured Notes in the accompanying balance sheet as of December 31, 2008.

The 16.5% Senior Unsecured Notes have subsidiary guarantees and covenants similar to those contained in the Senior Secured Discount Notes, with such modifications as appropriate to reflect the financial terms of the Senior Unsecured Notes. The Securities Purchase Agreement governing the 16.5% Senior Unsecured Notes also contains more restrictive covenants regarding mergers, consolidation and transfer of assets and restricted payments. The more restrictive covenants, the right of first negotiation and the pre-emptive rights expire once Harbinger and their affiliates beneficially own less than 5% of the outstanding common stock of the Company or, if earlier, on December 31, 2011. The terms of the 16.5% Senior Unsecured Notes require SkyTerra LP to comply with certain covenants that restrict some of SkyTerra LP’s corporate activities, including SkyTerra LP’s ability to incur additional debt, pay dividends, create liens, make investments, sell assets, make capital expenditures, repurchase equity or subordinated debt, and engage in specified transactions with affiliates. Noncompliance with any of the covenants without cure or waiver would constitute an event of default under the 16.5% Senior Unsecured Notes. An event of default resulting from a breach of a covenant may result, at the option of the note holders, in an acceleration of the principal and interest outstanding. The 16.5% Senior Unsecured Notes also contain other customary events of default (subject to specified grace periods), including defaults based on events of bankruptcy and insolvency, and nonpayment of principal, interest or fees when due. SkyTerra LP was in compliance with the covenants of the 16.5% Senior Unsecured Notes as of December 31, 2008.

18% Senior Unsecured Notes

On July 24, 2008, SkyTerra, SkyTerra LP, and SkyTerra Finance Co. entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with affiliates of Harbinger, pursuant to which SkyTerra LP and SkyTerra Finance Co. agreed to issue Harbinger up to $500 million aggregate principal amount of 18% Senior Unsecured Notes due July 1, 2013 (the “18% Senior Unsecured Notes”) in four tranches. The proceeds of this funding commitment are expected to fund the Company’s business plan through the third quarter of 2010. As amended, the Securities Purchase Agreement provides that the 18% Senior Unsecured Notes bear interest at a rate of 18% per annum, and that, in conjunction with the issuance of the 18% Senior Unsecured Notes pursuant to the Securities Purchase Agreement, SkyTerra will issue to Harbinger warrants to purchase up to an aggregate of 32.5 million shares of voting or non-voting common stock of SkyTerra (at the option of the holder) at an exercise price of $0.01 per share of common stock. Harbinger’s purchase of the 18% Senior Unsecured Notes is not conditioned upon the commencement or consummation of a business combination with Inmarsat, as described above. Harbinger may not be required to purchase the 18% Senior Unsecured Notes under certain circumstances, including upon the occurrence of a material adverse effect.

On January 7, 2009 the Company issued the first of the four issuances of the 18% Senior Unsecured Notes to Harbinger under the Securities Purchase Agreement, in an aggregate principal amount of $150 million. In addition, at this closing the Company issued Harbinger ten-year warrants to purchase 7.5 million shares of the Company’s voting or non-voting common stock, at an initial exercise price of $0.01 per share. The remaining $350 million of 18% Senior Unsecured Notes is scheduled to be issued to Harbinger in three tranches of $175 million, $75 million and $100 million on April 1, 2009, July 1, 2009, and January 4, 2010, respectively.

Inmarsat Cooperation Agreement

To improve the Company’s spectrum assets, in December 2007, SkyTerra, SkyTerra LP, and SkyTerra Canada (together the “SkyTerra Parties”) and Inmarsat Global Limited (“Inmarsat”) entered into a Cooperation Agreement relating to the use of L-band spectrum for both MSS and ATC services in North America. The Cooperation Agreement addresses a number of regulatory, technology and spectrum coordination matters involving L-band spectrum.

Upon receipt of an investment of $100 million in SkyTerra LP by a third party for general corporate purposes and election by the SkyTerra Parties to trigger certain provisions, the SkyTerra Parties will be able to expand their trials and deployments to a broadband ATC trial using wider spectrum bandwidths, on a specific designation of combined Inmarsat and SkyTerra LP spectrum in a pre-agreed market. Simultaneously upon the election by the SkyTerra Parties regarding such an investment, the Company is required to issue to Inmarsat $31.3 million of the Company’s common stock, valued in accordance with terms of the agreement.

Upon the occurrence of certain events, until September 1, 2011, the SkyTerra Parties have the option (the Phase 1 Option), subject to certain conditions, to effect a transition to a modified band plan within an 18 to 30 month period. Such transition will include modification of certain of Inmarsat’s network and end user devises and a shift in frequencies between the SkyTerra Parties and Inmarsat which would lead to additional spectrum contiguity and more relaxed operating rules for the Company. Over the transition period, the SkyTerra Parties will be required to make payments to Inmarsat of $250 million in cash. Upon the commencement of Phase 1, the Company will issue to Inmarsat a number of shares of the Company’s common stock having a value of $31.3 million, valued in accordance with terms of the agreement. In accordance with the terms of the agreement, the question remains open between Inmarsat and the SkyTerra Parties as to whether the closing of the 16.5% Senior Unsecured Notes or any of the funding under the 18% Senior Unsecured Notes will be designated by the SkyTerra Parties as a triggering investment and, if so, what the valuation of the Company’s common stock would be in connection with the required stock issuance. This matter has not been resolved and the Company has not designated a previous investment as a triggering investment, and therefore no accounting is required as of December 31, 2008. Upon the completion of the transition of the spectrum in Phase 1, the Company will issue to Inmarsat a number of shares of the Company’s common stock having a value of $56.3 million based on the average closing price of the Company’s common stock for the prior forty five (45)-trading day period. The SkyTerra Parties have the option to accelerate the transition timing by accelerating payment to Inmarsat of $50 million that would be credited towards the $250 million in cash payments.

Subsequent to the exercise of the Phase 1 Option, between January 1, 2010 and January 1, 2013, the SkyTerra Parties have the option (the Phase 2 Option) for Inmarsat to modify its North American operations in a manner that will make additional spectrum available to SkyTerra LP at a cost of $115 million per year, increasing at 3% per year, resulting in substantially more spectrum to the benefit of SkyTerra Parties. If the

Company does not exercise the Phase 2 Option, then between January 1, 2013 and January 1, 2015, Inmarsat would have the option to require the SkyTerra Parties to exercise the Phase 2 Option on the same terms.

Future Financing Needs

The Company will need significant additional financing in the future. This additional financing may take the form of the issuance of bonds or other types of debt securities, the issuance of equity securities, loans under a credit facility or a combination of the foregoing. Debt or additional equity financing may not be available when needed, on favorable terms, or at all. Any debt financing the Company obtains may impose various restrictions and covenants on the Company which could limit its ability to respond to market conditions, provide for unanticipated capital investments or take advantage of business opportunities. The Company may also be subject to significant interest expense under the terms of any debt the Company incurs.

The Company continues dialogue with other MSS operators who operate systems in adjacent spectrum in the L-band with the objective of rearranging respective spectrum assignments to create contiguous blocks of spectrum, and in some instances enabling SkyTerra LP to access additional spectrum for the benefit of SkyTerra LP and its strategic partners. The consummation of agreements of this nature could result in significant time, effort and cost. The likelihood or timing of reaching such agreements is uncertain.

Off-Balance Sheet Financing

The Company did not enter into any off-balance sheet arrangements, other then operating leases in the normal course of business during 2008. As of December 31, 2008, the Company does not have any off-balance sheet arrangements that had or were reasonably likely to have a current or future impact on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations

As of December 31, 2008, we and our consolidated subsidiaries were contractually obligated to make the following payments:

	Payments due by period
	Total	2009	1–3 years	3-5 years	More than 5 years
Operating Leases (1)	$14,061	$2,289	$3,325	$1,198	$7,249
Notes payable	388	388	—	—	—
Boeing (2)	232,467	90,858	141,609	—	—
HNS	10,946	10,946	—	—	—
Launch Services (3)	145,533	40,744	104,789	—	—
Satellite operational services	25,083	2,884	3,318	2,868	16,013
Senior Secured Discount Notes	1,065,000	—	157,500	210,000	697,500
16.5% senior unsecured notes (related party) (4)	344,758	29,930	76,170	238,658	—
Qualcomm	8,625	3,875	4,750	—	—
Other	17,635	12,224	3,358	316	1,737

	$1,864,496	$194,138	$494,819	$453,040	$722,499

(1)	The Company leases office space and computer and other equipment under operating lease agreements. In addition to base rent, the Company is responsible for certain taxes, utilities and maintenance costs, and several leases include options for renewal or purchase.
(2)	The amounts exclude in-orbit incentives and potential interest associated with the incentives as discussed above.

(3)	Reflects payments based on contracts as amended subsequent to December 31, 2008.
(4)	Assumes semi-annual interest payments made “in-kind” through June 2011, with cash payment of interest beginning December 2011.

Cash Flow

Net Cash Used in Operating Activities. During 2008 and 2007, net cash used in operating activities increased $24.0 and $14.7 million, respectively as compared to 2007 and 2006, respectively primarily due to increases in personnel, staffing and related costs, and increased expenses to develop the next generation network.

Net Cash Used in Investing Activities. During 2008, net cash used in investing increased primarily due to sales and maturities of investments as compared to 2007. Additionally, during 2008 the Company made $37.0 million of payments related to tax liabilities assumed in the 2007 BCE Exchange Transaction. These increases were partially offset by reduced cash purchases of property and equipment of $63.4 million in 2008, as compared to 2007.

During 2007, net cash used in investing decreased primarily due to sales and maturities of investments as compared to 2006. This decrease was offset by increases in purchases of property and equipment of $140.6 million in 2007, as compared to 2006. . During 2006, net cash used in investing increased primarily due to purchase of investments and increased purchased of property and equipment of $98.8 million as compared to 2005.

Net Cash Provided by Financing Activities. During 2008, net cash provided by financing activities increased primarily as a result of proceeds from the issuance of senior unsecured notes of $150 million during 2008.

During 2007, net cash provided by financing activities was decreased primarily as a result of proceeds from the issuance of senior discount notes of $423.1 million during 2006.

Related Parties

Apollo Investment Fund IV L.P. and Affiliates

Apollo Advisors L.P. and its affiliates (Apollo) held a significant number of shares of SkyTerra common stock through April 2008. Two of the six Directors of SkyTerra were partners at Apollo through such time. As such, transactions with entities controlled by or affiliated with Apollo, through April 2008 are related party transactions.

Hughes Network Systems LLC

Hughes Network Systems LLC (HNS) is a former subsidiary of SkyTerra and indirectly controlled by Apollo. SkyTerra LP acquired services and equipment from HNS in an amount of $21.5 million, $8.8 million and $8.4 million, during the years ended December 31, 2008, 2007 and 2006, respectively.

In October 2006, SkyTerra LP entered into a preferred provider agreement with HNS. Under this agreement, for a period of five years SkyTerra LP will grant preferred provider status to HNS for the provision of certain engineering and other services and the manufacture of certain equipment, in each case expected to be used by SkyTerra LP in developing and deploying its next generation integrated network. In November 2006, SkyTerra LP entered into an agreement with HNS to purchase four satellite base transceiver subsystems for a price, as amended of $43.7 million.

TerreStar Networks

TerreStar Corporation owns a controlling interest in TerreStar Networks. The Company owns 11.1% of TerreStar Networks. SkyTerra LP had granted options to purchase the common stock of TerreStar Networks to certain employees of SkyTerra LP prior to the spin-off of TerreStar Networks, which are vested and exercisable as of December 31, 2008. SkyTerra LP and TerreStar Networks operate under an intellectual property development sharing arrangement.

In May 2005, MSV and TerreStar Networks entered into a management services agreement whereby MSV provides technical and program management efforts associated with ATC network development as well as administrative support required to accomplish these tasks. In May 2006, MSV discontinued providing management services to TerreStar Networks, but continued to share intellectual property development.

According to publicly available information, the Company understands that Harbinger owns a significant investment in TerreStar Corporation.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Exchange Rate Risk

The United States dollar is the functional currency for the Company’s consolidated financials. The functional currency of the Company’s existing Canadian subsidiary and two Canadian joint ventures is the Canadian dollar. The financial statements of these entities are translated to United States dollars using period end rates for assets and liabilities, and the weighted average rate for the period for all expenses and revenues. During the normal course of operating the Company’s current business, the Company is exposed to market risks associated with fluctuations in foreign currency exchange rates, primarily the Canadian dollar and the Euro. To reduce the impact of these risks on the Company’s earnings and to increase the predictability of cash flows, the Company uses natural offsets in receipts and disbursements within the applicable currency as the primary means of reducing the risk. When natural offsets are not sufficient, from time to time, the Company enters into certain derivative contracts to buy and sell foreign currencies.

The Company’s foreign currency management policy prohibits speculative trading and allows for derivative contracts to be entered into only when a future foreign currency requirement is identified. These contracts generally have durations of less than one year. The Company accounts for derivatives in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which requires the recognition of all derivatives as either assets or liabilities measured at fair value with changes in fair value of derivatives reflected as current period income (loss) unless the derivatives qualify as hedges of future cash flows. The Company has not followed hedge accounting for any derivative contracts during 2008, 2007, or 2006. As of December 31, 2008, the Company held derivative contracts with a notional value of $1.7 million. The Company recognized a gain of $0.2 million during 2007 and a loss of $0.1 million during 2008 related to derivative contracts.

Interest Rate Risk

Changes in interest rates affect the fair value of the Company’s fixed rate debt. The Company evaluated the fair value of its debt securities for disclosure purposes in accordance with FASB Statement No 157 (SFAS 157), Fair Value Measurements. Specifically, given there is limited active trading market in the Company’s debt securities, the estimated bid-side broker quote (as provided by third party sources) of the Company’s Senior Secured Discount Notes was obtained and was also used as the basis to estimate the fair value of the Company’s 16.5% Senior Unsecured Notes, resulting in an aggregate value of $229.6 million at December 31, 2008. Based on securities outstanding at December 31, 2008, a 1% increase or decrease in interest rates, assuming similar terms and similar assessment of risk by lenders, would change the estimated market value by $6.6 million and $6.0 million, respectively at December 31, 2008. The Company does not have cash flow exposure to changing interest rates on its 16.5% Senior Secured Discount Notes, 18% Senior Secured Discount Notes or Senior Unsecured Notes because the interest rate for these securities is fixed. This sensitivity analysis provides only a limited, point-in-time view of the market risk sensitivity of certain of the Company’s financial instruments. The actual impact of future changes in market interest rates on Senior Secured Discount Notes may differ significantly from the impact in this analysis.

The Company has cash flow exposure to changing interest rates on its Vendor Notes because the interest rate for these securities is not fixed. As of December 31, 2008 the Company had $60.9 million outstanding under its Vendor Notes with interest rates tied to changes in the LIBOR rate. Based on balances outstanding at December 31, 2008, a 1.0% increase or decrease in interest rates, assuming repayment of the Vendor Note in accordance with scheduled maturities, would change the Company’s annual interest expense for 2009 by $0.6 million.

Item 8.	Financial Statements and Supplementary Data

The financial statements and supplementary financial data required by this Item 8 are set forth in Item 15 of this report. All information which has been omitted is either inapplicable or not required.

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A.	Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our chief executive officer and chief financial officer, evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of December 31, 2008. Management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and management necessarily applies its judgment in evaluating the cost-benefit relationship of possible controls and procedures. Based on the evaluation of our disclosure controls and procedures as of December 31, 2008, our chief executive officer and chief financial officer concluded that, as of such date, our disclosure controls and procedures were effective at the reasonable assurance level.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act as a process designed by, or under the supervision of, the Company’s principal executive and principal financial officers and effected by the company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Such internal control includes those policies and procedures that:

•	Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the company;

•

Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and

•

Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2008. In making this assessment, our management used the criteria set forth in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on its assessment, our management has determined that, as of December 31, 2008, our internal control over financial reporting is effective based on those criteria.

Ernst & Young LLP has issued an attestation report on our internal control over financial reporting as of December 31, 2008. This report is included in the report of independent registered public accounting firm herein.

Changes in Internal Control Over Financial Reporting

No change in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) occurred during the quarter ended December 31, 2008 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of SkyTerra Communications, Inc.

We have audited SkyTerra Communications, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). SkyTerra Communications, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, SkyTerra Communications, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of SkyTerra Communications, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2008 of SkyTerra Communications, Inc. and our report dated February 28, 2009 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

McLean, Virginia

February 28, 2009

Item 9B.	Other Information

None.

PART III

Item 10.	Directors, Executive Officers, and Corporate Governance.

Information relating to the Company’s executive officers and directors, and information regarding other corporate governance matters, including the Company’s audit committee and audit committee financial experts will be in the Company’s definitive Proxy Statement for its 2009 Annual Meeting of Shareholders to be held in the second quarter of 2009, which will be filed within 120 days of the end of the Company’s fiscal year ended December 31, 2008 (the “2009 Proxy Statement”) and is incorporated herein by reference. If the Proxy Statement is not filed within 120 days of the end of the Company’s fiscal year ended December 31, 2008, in accordance with the instructions to Form 10-K, this information will be filed by amendment to this Form 10-K by such date.

Item 11.	Executive Compensation.

Information relating to the Company’s executive officer and director compensation will be in the 2009 Proxy Statement and is incorporated herein by reference. If the Proxy Statement is not filed within 120 days of the end of the Company’s fiscal year ended December 31, 2008, in accordance with the instructions to Form 10-K, this information will be filed by amendment to this Form 10-K by such date.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

Information relating to security ownership of certain beneficial owners of the Company’s common stock and information relating to the security ownership of the Company’s management will be in the 2008 Proxy Statement and is incorporated herein by reference. If the Proxy Statement is not filed within 120 days of the end of the Company’s fiscal year ended December 31, 2008, in accordance with the instructions to Form 10-K, this information will be filed by amendment to this Form 10-K by such date.

Information relating to compensation plans under which the Company’s equity securities are authorized for issuance will be in the 2008 Proxy Statement and is incorporated herein by reference. If the Proxy Statement is not filed within 120 days of the end of the Company’s fiscal year ended December 31, 2008, in accordance with the instructions to Form 10-K, this information will be filed by amendment to this Form 10-K by such date.

Item 13.	Certain Relationships and Related Transactions, and Director Independence.

Information relating to certain relationships and related transactions of the company, and regarding director independence will be in the 2009 Proxy Statement and is incorporated herein by reference. If the Proxy Statement is not filed within 120 days of the end of the Company’s fiscal year ended December 31, 2008, in accordance with the instructions to Form 10-K, this information will be filed by amendment to this Form 10-K by such date.

Item 14.	Principal Accountant Fees and Services.

Information relating to principal accountant fees and services will be in the 2009 Proxy Statement and is incorporated herein by reference. If the Proxy Statement is not filed within 120 days of the end of the Company’s fiscal year ended December 31, 2008, in accordance with the instructions to Form 10-K, this information will be filed by amendment to this Form 10-K by such date.

PART IV

Item 15.	Exhibits, Financial Statement Schedules, and Reports on Form 8-K

(a) The following is a list of certain documents filed as a part of this report:

(1)	Financial Statements of the Registrant.

(i)	Report of Independent Registered Public Accounting Firm.

(ii)	Consolidated Statements of Operations for the years ended December 31, 2008, 2007 and 2006.

(iii)	Consolidated Balance Sheets as of December 31, 2008 and 2007.

(iv)	Consolidated Statements of Cash Flows for the years ended December 31, 2008, 2007 and 2006.

(v)	Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the years ended December 31, 2008, 2007 and 2006.

(vi)	Notes to Consolidated Financial Statements.

All other schedules specified in Item 8 or Item 15(d) of Form 10-K are omitted because they are not applicable or not required, or because the required information is included in the Financial Statements or notes thereto.

(b) The following sets forth those exhibits filed pursuant to Item 601 of Regulation S-K:

In reviewing the agreements included as exhibits or incorporated by reference to this report, please remember they are intended to provide you with information regarding their terms and are not to provide any other factual or disclosure information about the Company or the other parties thereto. Certain of the agreements contain representations and warranties of the parties named therein. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one or more of the parties if those statements prove to be inaccurate;

•

have been qualified by disclosures that were made to the other party or parties in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about the Company may be found elsewhere in this report and the Company’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov. Please also see the section entitled “Available Information” in Part I, Item 1 of this report.

Exhibit Number	Description
3.1	Restated Certificate of Incorporation of SkyTerra Communications, Inc., as amended on November 11, 2008.

3.2	Amended and Restated By-Laws of SkyTerra Communications, Inc., which was filed as Exhibit 4.2 to the Current Report on Form 8-K, filed on October 18, 2006 and is incorporated herein by reference.

4.1	Indenture, dated March 30, 2006, by and among Mobile Satellite Ventures LP and MSV Finance Co., the Guarantors named therein and the Bank of New York relating to the 14% Senior Secured Discount Notes due 2013, which was filed as Exhibit 4.1 to the Annual Report on Form 10-K on March 16, 2007, and is incorporated herein by reference.

4.2	Indenture by and among Mobile Satellite Ventures LP, Mobile Satellite Ventures Finance Co., the Guarantors named therein and The Bank of New York as Trustee, dated January 7, 2008 which was filed as Exhibit 10.2 to the Current Report on Form 8-K, filed on January 8, 2008, and is incorporated herein by reference.

4.3	First Supplemental Indenture, dated January 7, 2009, to the Indenture, dated January 7, 2008, by and among Mobile Satellite Ventures LP, Mobile Satellite Ventures Finance Co., the Guarantors named therein and The Bank of New York as Trustee.

4.4	Indenture by and among SkyTerra LP, SkyTerra Finance Co., the Guarantors named therein and The Bank of New York Mellon as Trustee, dated January 7, 2009.

4.5	Form of Series 1-A Warrant of SkyTerra Communications, Inc., which was filed as Exhibit 4.3 to the Current Report on Form 8-K filed on June 21, 1999, and is incorporated herein by reference.

4.6	Form of Series 2-A Warrant of SkyTerra Communications, Inc., which was filed as Exhibit 4.5 to the Current Report on Form 8-K filed on June 21, 1999, and is incorporated herein by reference.

4.7	Form of Warrant to Purchase shares of common stock, issued to Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Special Situations Fund, LP, which was filed as Exhibit 99.1 to the Current Report on Form 8-K, filed on December 18, 2007, and is incorporated herein by reference.

4.8	Warrant to Purchase Shares of Voting Common Stock issued on August 18, 2008 to Boeing Satellite Systems, Inc., which was filed as Exhibit 10.14 to the Quarterly Report on Form 10-Q, filed on November 11, 2008, and is incorporated herein by reference.

4.9	Warrant to Purchase 5,625,000 Shares of Common Stock issued on January 7, 2009 to Harbinger Capital Partners Master Fund I, Ltd.

4.10	Warrant to Purchase 1,875,000 Shares of Common Stock issued on January 7, 2009 to Harbinger Capital Partners Special Situations Fund, L.P.

4.11	Registration Rights Agreement, dated December 20, 2007, by and between SkyTerra Communications, Inc. and Inmarsat Global Limited, which was filed as Exhibit 10.3 to the Current Report on Form 8-K, filed on December 21, 2007 and is incorporated herein by reference.

4.12	Registration Rights Agreement, dated August 18, 2008, by and between SkyTerra Communications, Inc. and Boeing Satellite Systems, Inc., which was filed as Exhibit 10.13 to the Quarterly Report on Form 10-Q, filed on November 11, 2008, and is incorporated herein by reference.

4.13	Registration Rights Agreement, dated July 24, 2008, by and among SkyTerra Communications, Inc., Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Harbinger Capital Partners Fund I, L.P., which was filed as Exhibit 10.6 to the Current Report on Form 8-K, filed on July 25, 2008, and is incorporated herein by reference.

Exhibit Number	Description
4.14	Letter Agreement, dated August 22, 2008, amending the Registration Rights Agreement, dated July 24, 2008, which was filed as Exhibit 10.1 to the Current Report on Form 8-K, filed on August 25, 2008, and is incorporated herein and in Exhibit 10.51 by reference.

4.15	Registration Rights Agreement, dated September 15, 2008, by and between SkyTerra Communications, Inc. and Investors Listed on Schedule A thereto, which was filed as Exhibit 10.16 to the Quarterly Report on Form 10-Q, filed on November 11, 2008, and is incorporated herein by reference.

10.1	Amended and Restated 1998 Long-Term Incentive Plan of SkyTerra Communications, Inc., which was filed as Exhibit 4(d) to the Form S-8 filed on November 3, 2000 and is incorporated herein by reference.

10.2	Amended and Restated Limited Partnership Agreement, dated November 12, 2004, by and among MSV Investors, LLC, Mobile Satellite Ventures LP, et al. which was filed as Exhibit 10.1 to the Current Report on Form 8-K dated November 18, 2004 and is incorporated herein by reference.

10.3	Amendment No. 1 to the Amended and Restated Limited Partnership Agreement of Mobile Satellite Ventures LP, dated September 25, 2006, which was filed as Exhibit 10.2 to the Current Report on Form 8-K, filed on September 28, 2006, and is incorporated herein by reference.

10.4	Amendment No. 2 to the Amended and Restated Limited Partnership Agreement of Mobile Satellite Ventures LP, dated January 5, 2007, which was filed as Exhibit 10.1 to the Current Report on Form 8-K, filed on January 10, 2007, and is incorporated herein by reference

10.5	TerreStar Networks Inc. Amended and Restated Stockholders’ Agreement, which was filed as Exhibit 10.9 to the Current Report on Form 8-K, filed on May 11, 2006, and is incorporated herein by reference.

10.6	Amendment No. 3 to Amended and Restated Stockholders’ Agreement of Mobile Satellite Ventures GP Inc., which was filed as Exhibit 10.10 to the Current Report on Form 8-K, filed on May 11, 2006, and is incorporated herein by reference.

10.7	Amendment No. 4 to the Amended and Restated Stockholders’ Agreement of Mobile Satellite Ventures GP, Inc., dated September 25, 2006, which was filed as Exhibit 10.3 to the Current Report on Form 8-K, filed on September 28, 2006, and is incorporated herein by reference.

10.8	Form of Indemnification Agreement, which was filed as Exhibit 10.1 to the Current Report on Form 8-K, filed on December 19, 2006, and is incorporated herein by reference.

10.9	Restricted Stock Agreement, by and between Alexander H. Good and the Company, dated December 18, 2006, which was filed as Exhibit 99.1 to the Current Report on Form 8-K, filed on December 19, 2006, and is incorporated herein by reference.

10.10	Restricted Stock Agreement, by and between Scott Macleod and the Company, dated December 18, 2006, which was filed as Exhibit 99.2 to the Current Report on Form 8-K, filed on December 19, 2006, and is incorporated herein by reference.

10.11	Contract for Design, Development and Supply of Satellite Base Transceiver Sub-System (“S-BTS”) between Mobile Satellite Ventures LP and Hughes Network Systems, LLC, dated November 3, 2006, which was filed as Exhibit 10.1 to the Current Report on Form 8-K, filed on November 8, 2006, and is incorporated herein by reference.

10.12	Amendment Agreement No. 1 to MSV Canada Shareholders Agreement by and among TMI Communications and Company, Limited Partnership, Mobile Satellite Ventures (Canada) Inc., Mobile Satellite Ventures Holdings (Canada) Inc. and Mobile Satellite Ventures LP, which was filed as Exhibit 10.1 to the Current Report on Form 8-K, filed on October 18, 2006, and is incorporated herein by reference.

Exhibit Number	Description
10.13	Preferred Provider Agreement, dated October 16, 2006, by and between Hughes Network Systems, LLC and Mobile Satellite Ventures LP, which was filed as Exhibit 10.2 to the Current Report on Form 8-K, filed on October 18, 2006, and is incorporated herein by reference.

10.14	Non-Interference Agreement, dated October 6, 2006, by and among BCE Inc., Telesat Canada, Mobile Satellite Ventures (Canada) Inc., Mobile Satellite Ventures Holdings (Canada) Inc. and Mobile Satellite Ventures LP, which was filed as Exhibit 10.3 to the Current Report on Form 8-K, filed on October 18, 2006, and is incorporated herein by reference.

10.15	Preferred Provider Extension Agreement, dated October 6, 2006, by and among Telesat Canada, Mobile Satellite Ventures (Canada) Inc. and Mobile Satellite Ventures LP, which was filed as Exhibit 10.4 to the Current Report on Form 8-K, filed on October 18, 2006, and is incorporated herein by reference.

10.16	Contract, dated January 9, 2006, between Boeing Satellite Systems, Inc. and Mobile Satellite Ventures, LP for the MSV L-Bond Space-Based Network, which was filed as Exhibit 10.51 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.17	Amendment No. 1 to Contract between Boeing Satellite Systems, Inc. and Mobile Satellite Ventures, LP for the MSV L-Bond Space-Based Network, dated March 9, 2006, which was filed as Exhibit 10.52 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.18	Amendment No. 2 to Contract between Boeing Satellite Systems, Inc. and Mobile Satellite Ventures for the MSV L-Bond Space-Based Network, dated September 11, 2006, which was filed as Exhibit 10.53 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.19	Amendment No. 3 to Contract between Boeing Satellite Systems, Inc. and Mobile Satellite Ventures, LP for the MSV L-Band Space-Based Network, dated August 1, 2008, which was filed as Exhibit 10.12 to the Quarterly Report on Form 10-Q, filed on November 11, 2008, and is incorporated herein by reference.

10.20	Second Amended and Restated Intellectual Property Assignment and License Agreement, dated November 21, 2006 and effective October 1, 2006, between ATC Technologies LLC and TerreStar Networks Inc., which was filed as Exhibit 10.54 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.21	Letter Agreement, dated February 6, 2007, between Mobile Satellite Ventures, LP and Mobile Satellite Ventures (Canada) Inc., which was filed as Exhibit 10.55 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.22	Satellite Delivery Agreement, dated February 22, 2007, between Mobile Satellite Ventures LP and Mobile Satellite Ventures (Canada) Inc., which was filed as Exhibit 10.56 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.23	Amendment No. 1 Satellite Delivery Agreement between Mobile Satellite Ventures LP and Mobile Satellite Ventures (Canada) Inc., dated October 1, 2008.

10.24	Capacity Lease Agreement, dated November 26, 2001, between Mobile Satellite Ventures (Canada) Inc. and 3051361 Nova Scotia Unlimited Liability Company, which was filed as Exhibit 10.57 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

Exhibit Number	Description
10.25	MSV Canada Shareholders Agreement, dated November 26, 2001 by and among TMI Communications and Company, Limited Partnership, Mobile Satellite Ventures (Canada) Inc., Mobile Satellite Ventures Holdings (Canada) Inc. and Mobile Satellite Ventures LP, which was filed as Exhibit 10.58 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.26	Mobile Satellite Ventures LP 2001 Unit Incentive Plan, as amended through October 11, 2005, which was filed as Exhibit 10.60 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.27	Amended Form of Nonqualified Unit Option Agreement under the Mobile Satellite Ventures LP 2001 Unit Incentive Plan, which was filed as Exhibit 99.3 to the Registration Statement on Form S-4, filed on March 11, 2008, and is incorporated herein by reference.

10.28	Form of Exchange Stock Option Agreement, which was filed as Exhibit 4.1 to the Registration Statement on Form S-4, filed on March 11, 2008, and is incorporated herein by reference.

10.29	Termination and Exchange Form and Offer by SkyTerra Communications, Inc. to Issue Options to Purchase Shares of Common Stock of SkyTerra Communications, Inc. in Exchange for the Termination of Outstanding Options to Purchase Limited Partnership Interests of Mobile Satellite Ventures LP, which was filed as Exhibit 99.1 to the Registration Statement on Form S-4, filed on March 11, 2008, and is incorporated herein by reference.

10.30	Employment Letter of Alexander H. Good, dated February 26, 2004, which was filed as Exhibit 10.62 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.31	Amendment Agreement to Amend Employment Letter of Alexander H. Good, dated April 3, 2006, between Mobile Satellite Ventures and Alexander H. Good, which was filed as Exhibit 10.63 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.32	Change of Control Agreement, dated February 29, 2004, between Mobile Satellite Ventures LP and Alex H. Good, which was filed as Exhibit 10.64 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.33	Confidentiality, Non-Competition and Non-Solicitation Agreement, dated February 24, 2005, between Mobile Satellite Ventures LP and Alexander H. Good, which was filed as Exhibit 10.65 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.34	Employment Letter of Scott Macleod, dated January 9, 2006, which was filed as Exhibit 10.66 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.35	Executive Change of Control Agreement, dated January 27, 2006, between Mobile Satellite Ventures LP and Scott Macleod, which was filed as Exhibit 10.67 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.36	Confidentiality, Non-Competition and Non-Solicitation Agreement, dated January 27, 2006, between Mobile Satellite Ventures LP and Scott Macleod, which was filed as Exhibit 10.68 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.37	Mobile Satellite Ventures LP 2001 Unit Incentive Plan (as amended) Phantom Unit Agreement, dated January 27, 2006, between Mobile Satellite Ventures LP and Scott Macleod, which was filed as Exhibit 10.69 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.38	SkyTerra Communication, Inc. 2006 Equity and Incentive Plan (incorporated by reference to Annex III to the Definitive Proxy Statement, filed on June 23, 2006), which was filed as Exhibit 10.70 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

Exhibit Number	Description
10.39	Amendment No. 1 to the 2006 SkyTerra Communications, Inc. Equity and Incentive Plan, which was filed as Exhibit 10.11 to the Quarterly Report on Form 10-Q, filed on August 5, 2008, and is incorporated herein by reference.

10.40	Stock Option Agreement, by and between James Wiseman and the Company, dated August 20, 2007, which was filed as Exhibit 99.1 to the Current Report on Form 8-K, filed on August 22, 2007, and is incorporated herein by reference.

10.41	Offer Letter between James Wiseman and Mobile Satellite Ventures LP, dated July 13, 2007, which was filed as Exhibit 99.2 to the Current Report on Form 8-K, filed on August 22, 2007, and is incorporated herein by reference.

10.42	Change of Control Agreement between James Wiseman and MSV, dated August 20, 2007, which was filed as Exhibit 99.3 to the Current Report on Form 8-K, filed on August 22, 2007, and is incorporated herein by reference.

10.43	Securities Purchase Agreement, dated December 15, 2007, by and among SkyTerra Communications, Inc., Mobile Satellite Ventures LP, Mobile Satellite Ventures Finance Co., Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Special Situations Fund, LP., which was filed as Exhibit 10.1 to the Current Report on Form 8-K, filed on December 15, 2007, and is incorporated herein by reference.

10.44	Amendment No. 1 to the Securities Purchase Agreement dated December 20, 2007, by and among SkyTerra Communications, Inc., Mobile Satellite Ventures LP, Mobile Satellite Ventures Finance Co., Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Special Situations Fund, LP, dated January 7, 2008, which was filed as Exhibit 10.1 to the Current Report on Form 8-K, filed on January 8, 2008, and is incorporated herein by reference.

10.45	Cooperation Agreement, dated December 20, 2007, by and among SkyTerra Communications, Inc., Mobile Satellite Ventures LP, Mobile Satellite Ventures (Canada) Inc. and Inmarsat Global Limited, which was filed as Exhibit 10.1 to the Current Report on Form 8-K, filed on December 21, 2007, and is incorporated herein by reference.

10.46	Subscription Agreement, dated December 20, 2007, by and between SkyTerra Communications, Inc. and Inmarsat Global Limited, which was filed as Exhibit 10.2 to the Current Report on Form 8-K, filed on December 21, 2007, and is incorporated herein by reference.

10.47	Phase 0 Block Loan Agreement, dated December 20, 2007, by and among Mobile Satellite Ventures LP, Mobile Satellite Ventures (Canada) Inc., SkyTerra Communications, Inc. and Inmarsat Global Limited, which was filed as Exhibit 10.4 to the Current Report on Form 8-K, filed on December 21, 2007, and is incorporated herein by reference.

10.48	Offer Letter, dated August 4, 2004, between Randy S. Segal and Mobile Satellite Ventures LP, which was filed as Exhibit 10.84 to the amended Annual Report on form 10-K/A, filed on April 29, 2008, and is incorporated herein by reference.

10.49	Executive Change of Control Agreement, dated September 20, 2004, by and between Randy S. Segal and Mobile Satellite Ventures LP, which was filed as Exhibit 10.85 to the amended Annual Report on form 10-K/A, filed on April 29, 2008, and is incorporated herein by reference.

10.50	Master Contribution and Support Agreement, dated July 24, 2008, by and among Harbinger Capital Partners Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P., Harbinger Capital Partners Fund I, L.P., Harbinger Co-Investment Fund, L.P., SkyTerra Communications, Inc., Mobile Satellite Ventures Subsidiary LLC, and Mobile Satellite Ventures L.P., which was filed as Exhibit 10.1 to the Current Report on Form 8-K, filed on July 25, 2008, and is incorporated herein by reference.

Exhibit Number	Description
10.51	Letter Agreement, dated August 22, 2008, amending the Master Contribution and Support Agreement, dated July 24, 2008, which was filed as Exhibit 10.1 to the Current Report on Form 8-K, filed on August 25, 2008, and is incorporated herein and in Exhibit 4.14 by reference.

10.52	Second Amendment, dated January 7, 2009, to the Master Contribution and Support Agreement, dated July 24, 2008, which was filed as Exhibit 10.2 to the Current Report on Form 8-K, filed on January 7, 2009, and is incorporated herein by reference.

10.53	Stock Purchase Agreement, dated July 24, 2008, between SkyTerra Communications, Inc. and Harbinger Co-Investment Fund, L.P., which was filed as Exhibit 10.2 to the Current Report on Form 8-K, filed on July 25, 2008, and is incorporated herein by reference.

10.54	Securities Purchase Agreement, dated July 24, 2008, by and among Mobile Satellite Ventures LP, Mobile Satellite Ventures Finance Co., SkyTerra Communications, Inc., Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P., which was filed as Exhibit 10.3 to the Current Report on Form 8-K, filed on July 25, 2008, and is incorporated herein by reference.

10.55	Amendment No. 1 to Securities Purchase Agreement dated July 24, 2008, dated January 7, 2009, which was filed as Exhibit 10.1 to the Current Report on Form 8-K, filed on January 7, 2009, and is incorporated herein by reference.

10.56	Executive Severance Agreement between SkyTerra Communications, Inc. and Randy Segal, which was filed as Exhibit 10.10 to the Quarterly Report on Form 10-Q, filed on August 5, 2008, and is incorporated herein by reference.

10.57	Letter Agreement, dated August 4, 2008, between the Company and Drew Caplan regarding certain employment matters, which was filed as Exhibit 10.12 to the Quarterly Report on Form 10-Q, filed on August 5, 2008, and is incorporated herein by reference.

10.58	Appendix A—Promissory Note, which was filed as Exhibit 10.13 to the Quarterly Report on Form 10-Q, filed on August 5, 2008, and is incorporated herein by reference.

10.59	Appendix B—Drew Caplan Restricted Stock Agreement, dated August 4, 2008, which was filed as Exhibit 10.14 to the Quarterly Report on Form 10-Q, filed on August 5, 2008, and is incorporated herein by reference.

10.60	Letter Agreement, dated February 23, 2009, between the Company and Marc Montagner regarding certain employment matters.

10.61	Agreement for Transfer and Exchange between SkyTerra Communications, Inc. and TerreStar Corporation, dated September 12, 2008, which was filed as Exhibit 10.15 to the Quarterly Report on Form 10-Q, filed on November 11, 2008, and is incorporated herein by reference.

10.62	Letter Agreement between SkyTerra Communications, Inc. and affiliates of Harbinger Capital Partners, dated September 12, 2008, which was filed as Exhibit 10.17 to the Quarterly Report on Form 10-Q, filed on November 11, 2008, and is incorporated herein by reference.

10.63	Letter Agreement between SkyTerra Communications, Inc. and affiliates of Harbinger Capital Partners, dated September 16, 2008, which was filed as Exhibit 10.14 to the Quarterly Report on Form 10-Q, filed on November 11, 2008, and is incorporated herein by reference.

10.64	Director Stock Option Grant Form of Award, which was filed as Exhibit 10.7 to the Quarterly Report on Form 10-Q, filed on August 5, 2008, and is incorporated herein by reference.

10.65	SkyTerra Communications, Inc./Mobile Satellite Ventures, LP Executive Employment Agreement for Alex H. Good, which was filed as Exhibit 10.8 to the Quarterly Report on Form 10-Q, filed on August 5, 2008, and is incorporated herein by reference.

Exhibit Number	Description
10.66	SkyTerra Communications, Inc./Mobile Satellite Ventures, LP Executive Employment Agreement for Scott G. Macleod, which was filed as Exhibit 10.9 to the Quarterly Report on Form 10-Q, filed on August 5, 2008, and is incorporated herein by reference.

10.67	Exchange Agreement, dated December 10, 2008, by and among SkyTerra Communications, Inc., Walter V. Purnell, Jr., Rajendra Singh, Gerald Stevens-Kittner, Glenn Meyers, Elizabeth Tasker, Columbia ST Partners III, Inc., Dean & Company, inOvate Communications Group, LLC and WBS, LLC.

21	Subsidiaries of the Company are SkyTerra Investors Holdings Inc., a Delaware corporation, SkyTerra Rollup LLC, a Delaware corporation, SkyTerra Rollup Sub LLC, a Delaware corporation, SkyTerra Investors LLC, a Delaware corporation, TMI Communications Delaware Limited Partnership, a Delaware limited partnership, and SkyTerra LP, a Delaware limited partnership.

23.1	Consent of Ernst & Young LLP.

31.1	Certification of Alexander H. Good, Chief Executive Officer and President of the Company, required by Rule 13a-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of Scott Macleod, Executive Vice President and Chief Financial Officer of the Company, required by Rule 13a-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification of Alexander H. Good, Chief Executive Officer and President of the Company, Pursuant to 18 U.S.C Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification of Scott Macleod, Executive Vice President and Chief Financial Officer of the Company, Pursuant to 18 U.S.C Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SKYTERRA COMMUNICATIONS, INC.

By:	/S/ ALEXANDER H. GOOD
Name:	Alexander H. Good
Title:	Chief Executive Officer and President

Dated: February 27, 2009

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ALEXANDER H. GOOD Alexander H. Good	Chief Executive Officer, President and Chairman (Director) (Principal Executive Officer)	February 27, 2009

/S/ SCOTT MACLEOD Scott Macleod	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 27, 2009

/S/ JAMES A. WISEMAN James A. Wiseman	Vice President and Corporate Controller (Principal Accounting Officer)	February 27, 2009

/S/ JOSE A. CECIN, JR. Jose A. Cecin, Jr.	Director	February 27, 2009

/S/ JEFFREY KILLEEN Jeffrey Killeen	Director	February 27, 2009

/S/ PAUL S. LATCHFORD, JR. Paul S. Latchford, Jr.	Director	February 27, 2009

/S/ WILLIAM F. STASIOR William F. Stasior	Director	February 27, 2009

/S/ MICHAEL D. WEINER Michael D. Weiner	Director	February 27, 2009

SkyTerra Communications, Inc.

Consolidated Financial Statements

Years ended December 31, 2008, 2007 and 2006

E-F-1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

SkyTerra Communications, Inc.

We have audited the accompanying consolidated balance sheets of SkyTerra Communications, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SkyTerra Communications, Inc. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), SkyTerra Communications, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2009 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

McLean, Virginia

February 28, 2009

E-F-2

SkyTerra Communications, Inc.

Consolidated Statements of Operations

(in thousands except share and per share data)

	Year ended December 31
	2008	2007	2006
Revenues:
Services and related revenues	$28,571	$27,754	$26,922
Equipment sales	5,025	5,265	6,984
Other revenues	889	1,064	948

Total revenues	34,485	34,083	34,854
Operating expenses:
Cost of equipment sold	4,165	4,245	5,738
Operations and cost of services (exclusive of depreciation and amortization)	32,310	25,030	19,796
Sales and marketing	8,452	7,559	4,213
Research and development (exclusive of depreciation and amortization)	15,557	10,568	5,127
General and administrative	35,431	29,643	30,538
Depreciation and amortization	32,688	29,129	11,701
Impairment of goodwill	10,389	—	—

Total operating expenses	138,992	106,174	77,113

Operating loss	(104,507)	(72,091)	(42,259)
Other income (expense):
Interest income	6,805	18,156	20,517
Interest expense	(40,242)	(39,093)	(43,740)
Impairment of investment in TerreStar Networks	(70,730)	(34,520)	—
Other income (expense), net	(949)	(302)	1,933

Loss before income taxes, minority interest and extraordinary gain	(209,623)	(127,850)	(63,549)
Benefit (provision) for income taxes	1,110	333	(1,255)
Minority interest in loss of subsidiary	572	3,961	7,704

Loss before extraordinary gain	(207,941)	(123,556)	(57,100)
Extraordinary gain on acquisition of minority interest	3,006	—	—

Net loss	$(204,935)	$(123,556)	$(57,100)

Loss per common share:
Loss before extraordinary gain	$(1.96)	$(1.24)	$(1.24)
Extraordinary gain	$0.03	$—	$—

Basic and diluted loss per common share	$(1.93)	$(1.24)	$(1.24)

Basic and diluted weighted average common shares outstanding	106,134,481	100,037,720	46,222,570

See accompanying notes.

E-F-3

SkyTerra Communications, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$65,721	$127,905
Investments	46,659	97,764
Accounts receivable, net of allowance of $45 and $86, respectively	5,505	4,957
Inventory	2,058	2,531
Other current assets	7,079	3,811

Total current assets	127,022	236,968
Property and equipment, net	688,360	417,052
Intangible assets, net	523,562	539,057
Goodwill	85	12,435
Investment in TerreStar Networks	7,370	78,100
Other assets	14,303	11,423

Total assets	$1,360,702	$1,295,035

Liabilities and stockholders’ equity
Current liabilities:
Notes payable, current portion	$372	$15,745
Accounts payable	5,355	4,189
Accrued expenses and other current liabilities	18,759	49,445
Deferred revenue, current portion	3,474	3,319
Total current liabilities	27,960	72,698
Senior secured discount notes, net	629,759	552,719
16.5% senior unsecured notes (related party), net	147,119	—
Notes payable, net of current portion	60,940	36,302
Deferred revenue, net of current portion	12,383	16,333
Other long-term liabilities	11,188	257

Total liabilities	889,349	678,309
Commitments and contingencies
Minority interest	—	508
Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares; none issued.	—	—
Common stock, $0.01 par value. Authorized 200,000,000 shares; 48,822,787 and 34,265,663 shares issued and outstanding at December 31, 2008 and 2007, respectively	488	343
Non-voting common stock, $0.01 par value. Authorized 125,000,000 shares; 59,958,499 and 72,614,414 shares issued and outstanding at December 31, 2008 and 2007, respectively	600	726
Additional paid-in capital	1,014,981	952,520
Accumulated other comprehensive loss	(1,785)	(1,855)
Accumulated deficit	(542,931)	(335,516)

Total stockholders’ equity	471,353	616,218

Total liabilities and stockholders’ equity	$1,360,702	$1,295,035

See accompanying notes.

E-F-4

SkyTerra Communications, Inc.

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

(in thousands, except for share data)

	Common Stock		Non-voting Common Stock		Additional Paid-in Capital	Deferred Compensation	Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Stockholders’ Equity (Deficit)	Comprehensive (Loss) Income
	Shares	Amount	Shares	Amount
Balance, December 31, 2005	14,118,159	$141	25,478,273	$255	$331,510	$(4,420)	$(1,123)	$(145,103)	$181,260
Effect of adoption of SFAS No. 123(R)	—	—	—	—	(4,420)	4,420	—	—	—
2006 SkyTerra LP Exchange Transactions	12,392,173	124	12,218,443	122	(336,360)	—	—	77.547	(258,567)
Recognition of change in fair value of minority interest redemption rights	—	—	—	—	3,069	—	—	—	3,069
Equity-based compensation	600,000	6	—	—	10,351	—	—	—	10,357
Exercise of SkyTerra LP options	—	—	—	—	454	—	—	—	454
Exercise of SkyTerra options	89,840	1	—	—	258	—	—	—	259
Exchange of voting for non-voting common stock by Apollo	6,044,846	60	(6,044,846)	(60)	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	(57,100)	(57,100)	$(57,100)
Foreign currency translation adjustment	—	—	—	—	—	—	325	—	325	325

Balance, December 31, 2006	33,245,018	332	31,651,870	317	4,862	—	(798)	(124,656)	(119,943)
Total, year ended December 31, 2006										$(56,775)

BCE Exchange Transaction	176,250	2	22,533,745	225	392,781	—	(296)	(44,878)	347,834
TerreStar Corporation Exchange Transactions	—	—	18,855,144	188	523,582	—	(286)	(42,426)	481,058
Recognition of change in fair value of minority interest redemption rights	—	—	—	—	21,783	—	—	—	21,783
Exercise of SkyTerra LP options	—	—	—	—	535	—	—	—	535
Exercise of SkyTerra options	168,050	2	—	—	586	—	—	—	588
Equity-based compensation	250,000	3	—	—	8,391	—	—	—	8,394
Exchange of voting for non-voting common stock	426,345	4	(426,345)	(4)	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	(123,556)	(123,556)	$(123,556)
Foreign currency translation adjustment	—	—	—	—	—	—	(475)	—	(475)	(475)

Balance, December 31, 2007	34,265,663	343	72,614,414	726	952,520	—	(1,855)	(335,516)	616,218
Total, year ended December 31, 2007										$(124,031)

Acquisition of minority interest	736,209	7			3,963	—	(14)	(2,480)	1,476
Issuance of warrants to purchase common stock	—	—	—	—	27,216	—	—	—	27,216
Exchange of SkyTerra LP unit options for SkyTerra options	—	—	—	—	19,333		—	—	19,333
Exercise of SkyTerra options	80,000	1	—	—	63	—	—	—	64
Equity-based compensation	1,085,000	11	—	—	11,886	—	—	—	11,897
Conversion of non-voting to voting common stock	12,655,915	126	(12,655,915)	(126)	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	(204,935)	(204,935)	(204,935)
Foreign currency translation adjustment	—	—	—	—	—	—	84	—	84	84

Balance, December 31, 2008	48,822,787	$488	59,958,499	$600	$1,014,981	—	$(1,785)	$(542,931)	$471,353

Total, year ended December 31, 2008										$(204,851)

See accompanying notes.

E-F-5

SkyTerra Communications, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year ended December 31
	2008	2007	2006
Operating activities
Net loss	$(204,935)	$(123,556)	$(57,100)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	32,688	29,129	11,701
Amortization of debt issuance costs and debt discount	13,684	38,749	43,680
Equity-based compensation	11,365	8,134	10,444
Non-cash interest paid in-kind on Senior Unsecured Notes	24,208	—	—
Amortization of discount on investments	(1,110)	(6,510)	(3,609)
Deferred income taxes	395	(1,650)	944
Minority interest in loss of subsidiary	(572)	(3,961)	(7,704)
Impairment of investment in TerreStar Networks	70,730	34,520	—
Impairment of goodwill	10,389	—	—
Impairment of investment securities	1,600	—	—
Extraordinary gain on acquisition of minority interest	(3,006)	—	—
Loss on forfeiture of performance bond	—	—	2,250
Changes in operating assets and liabilities:
Accounts receivable	(969)	40	(1,243)
Management fee due from TerreStar Networks	—	10	642
Inventory	473	668	(2,489)
Other assets	(7,623)	(374)	(1,218)
Accounts payable, accrued expenses and other liabilities	5,631	3,352	(3,483)
Deferred revenue	(268)	(1,915)	(1,467)

Net cash used in operating activities	(47,320)	(23,364)	(8,652)

Investing activities
Purchase of property and equipment	(177,101)	(240,494)	(99,063)
Restricted cash	(69)	1,509	1,638
Purchase of investments	(215,879)	(274,810)	(471,528)
Maturity of investments	266,494	431,181	279,790
Cash received in 2006 SkyTerra LP Exchange Transaction	—	—	10,310
Cash received in BCE Exchange Transaction for assumed tax liabilities	—	37,000	—
Payments for assumed tax liabilities of entity acquired in BCE Exchange Transaction	(37,000)	—	—
Investment in TerreStar Global	—	—	(653)

Net cash used in investing activities	(163,555)	(45,614)	(279,506)

Financing activities
Proceeds from issuance of Senior Secured Notes	—	—	423,052
Proceeds from issuance of 16.5% Senior Unsecured Notes and warrants (related party)	150,000	—	—
Proceeds from issuance of notes payable	—	1,058	—
Principal payments on notes payable	(910)	(247)	(225)
Proceeds from exercise of SkyTerra stock options	64	588	259
Proceeds from exercise of SkyTerra LP unit options	—	535	454

Net cash provided by financing activities	149,154	1,934	423,540
Effect of exchange rates on cash and cash equivalents	(463)	(68)	(290)

Net (decrease) increase in cash and cash equivalents	(62,184)	(67,112)	135,092
Cash and cash equivalents, beginning of period	127,905	195,017	59,925

Cash and cash equivalents, end of period	$65,721	$127,905	$195,017

Supplemental information
Cash paid for interest	$3,678	$302	$54
Cash paid for income taxes	$1,027	$602	$—
Cash paid for income taxes related to Hughes distribution or Exchange transactions	$37,000	$518	$6,131

Non-cash financing information
Non-cash investing and financing activities (vendor financing)	$10,175	$50,765	$—

See accompanying notes.

E-F-6

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements

December 31, 2008

1. Organization and Business

On December 8, 2008 the names of all SkyTerra subsidiaries that used “Mobile Satellite Ventures” in any part of their name were changed to replace the “Mobile Satellite Ventures” portion of the name with “SkyTerra,” including those listed in the table below which indicates the previous and current name of each subsidiary:

Former Name:	New Name:
Mobile Satellite Ventures GP Inc.	SkyTerra GP Inc.
Mobile Satellite Ventures LP	SkyTerra LP
Mobile Satellite Ventures (Canada) Inc.	SkyTerra (Canada) Inc.
Mobile Satellite Ventures Holdings (Canada) Inc.	SkyTerra Holdings (Canada) Inc.
MSV Finance Co.	SkyTerra Finance Co.

All SkyTerra Communications, Inc. (SkyTerra or the Company) operating and development activity is performed through its wholly owned consolidated subsidiary SkyTerra LP. SkyTerra LP is licensed by the United States government and SkyTerra (Canada) Inc. (SkyTerra Canada), a consolidated variable interest entity of SkyTerra LP, is licensed by the Canadian government to operate in the L-band spectrum that the Company has coordinated for its use. The Company is developing an integrated satellite and terrestrial communications network to provide ubiquitous wireless broadband services, including Internet access and voice services, in the United States and Canada. The Company plans to launch two new satellites, SkyTerra-1 and SkyTerra-2 (formerly MSV-1 and MSV-2), that will serve as the core of its next generation network. The Company is working closely with Boeing, the satellite manufacturer of both SkyTerra-1 and SkyTerra-2, to carefully track, monitor and support the progress of the satellite construction program. Based on Boeing’s most recent estimates, SkyTerra-1 will be available for launch in very late 2009. To insure the availability of a launch window for SkyTerra-1, and accounting for the possibility of potential future construction or other delays that have occurred on other complex spacecraft, SkyTerra has selected a launch window that provides scheduled launch assurance in case the manufacturer’s construction schedule is delayed.

Specifically, SkyTerra has contracted for a launch window for SkyTerra-1 that opens in March of 2010 and continues through May 2010. This date was selected carefully, to account for the possibility of future manufacturer construction delays as mentioned above. If SkyTerra-1 construction does not deviate from its current schedule, SkyTerra may seek an earlier launch date from the launch service provider, including late 2009. While there can be no guarantee of the availability of such earlier launch time, SkyTerra believes the launch service provider will work in good faith to accommodate an earlier launch.

The launch of SkyTerra-2 is currently expected to occur in the fourth quarter of 2010 or the first quarter of 2011 and, similar to SkyTerra-1, within all regulatory milestones.

The Company also operates an existing satellite based network, and offers a range of currently available mobile satellite services that support the delivery of data, voice, fax and dispatch radio services.

The Company’s operations are subject to significant risks and uncertainties including technological, competitive, financial, operational, and regulatory risks associated with the wireless communications business. The Company will also require substantial additional capital resources to construct its next generation integrated network.

The Company’s current operating assumptions and projections reflect management’s best estimate of future revenue, operating expenses, and capital commitments, and indicate that the Company’s current sources of liquidity, including the Harbinger committed financing discussed below, should be sufficient to fund operations

E-F-7

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

through the third quarter of 2010. The Company’s ability to meet its projections, however, is subject to uncertainties, and there can be no assurance that the Company’s current projections will be accurate. Additional funds will be needed to complete the construction of the next generation integrated network and fund operations beginning in the fourth quarter of 2010. Although the Company secured committed financing in July 2008, pursuant to an agreement with Harbinger, Harbinger may not be required to fund the committed financing under certain circumstances, including upon the occurrence of an event that could be deemed a material adverse change.

Pursuant to the terms of the agreement with Harbinger, as amended, the Company has committed funding of $500 million through the sale of four tranches of 18% Senior Unsecured Notes. On January 7, 2009 the Company issued the first of four issuances of the 18% Senior Unsecured Notes in an aggregate principal amount of $150 million. The remaining $350 million of 18% Senior Unsecured Notes are scheduled to be issued in three tranches of $175 million, $75 million and $100 million on April 1, 2009, July 1, 2009, and January 4, 2010, respectively.

The remaining cost of carrying out the Company’s business plan will be significant, and is significantly more than the Company’s currently available and committed resources. If the Company fails to obtain necessary financing on a timely basis, its satellite construction, launch, or other events necessary to conduct the Company’s business could be materially delayed, or its costs could materially increase; the Company could default on its commitments to its satellite construction or launch contractors, creditors or other third parties, leading to termination of construction or inability to launch the Company’s satellites; the Company may not be able to complete its next generation integrated network as planned and may have to discontinue operations or seek a purchaser for its satellite business or assets. SkyTerra LP could lose its FCC or Industry Canada licenses or its international rights if it fails to achieve required performance milestones. The Company may not be able to continue as a going concern beyond 2010 if it fails to obtain necessary financing on a timely basis.

The U.S. and worldwide financial markets have recently experienced unprecedented volatility, particularly in the financial services sector. No assurance can be given that Harbinger will satisfy its funding commitments to the Company in a timely manner, or at all. If Harbinger does not satisfy its funding commitments, the Company may pursue other means to extend its liquidity and raise capital. Those alternatives may include the sale of the investment in TerreStar Networks Inc. (TerreStar Networks), a capital infusion through an equity or debt investment with a strategic partner, a capital infusion through the sale of additional debt or equity, the renegotiation of vendor payment schedules to defer payments into the future, the postponement of certain discretionary spending, or some combination of these actions. The Company may be unable to find alternative financing sources, particularly in light of the current turmoil in the U.S. and worldwide financial markets.

In July 2008, the Company, SkyTerra LP and SkyTerra Subsidiary LLC entered into a Master Contribution and Support Agreement (the “Master Agreement”) and certain other agreements with Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund L.P., and Harbinger Capital Partners Fund I, L.P. (together “Harbinger”). The Master Agreement provides for the possible combination of SkyTerra and Inmarsat, subject to the receipt of required regulatory and antitrust clearances.

The terms of the Company’s current and expected future indebtedness include significant limitations on additional debt, including amount, terms, access to security, duration, among other factors, and impose limitations on the structure of strategic transactions. In addition, the Master Agreement as amended includes significant limitations on the issuance by the Company of additional debt and equity securities.

E-F-8

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP) and include the accounts of the Company, SkyTerra LP, all wholly owned subsidiaries of the Company and SkyTerra LP, and all variable interest entities for which the Company or SkyTerra LP is the primary beneficiary. The results for the Company include the results of SkyTerra LP for all years presented and SkyTerra for the period beginning on September 25, 2006 (the closing date of the 2006 SkyTerra LP Exchange Transactions). The Company accounts for its investments in affiliates in which it owns less than 20% of the voting stock and does not possess significant influence over the operations of the investee under the cost method of accounting. All intercompany accounts are eliminated upon consolidation.

Use of Estimates

The preparation of consolidated financial statements requires the use of estimates and judgments that affect the reported amounts of assets, liabilities and equity and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates, particularly estimates relating to equity-based compensation, the valuation of the investment in TerreStar Networks, valuation of intangible assets, the useful lives of long-lived assets, and judgments involved in evaluating asset impairments, among others, have a material impact on the financial statements. The Company bases estimates on historical experience and various other assumptions the Company believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets, liabilities and equity that are not readily apparent from other sources. Actual results and outcomes could differ from these estimates and assumptions.

Cash and Cash Equivalents

Cash equivalents include money market funds, commercial paper and demand deposit accounts. The Company generally considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Restricted Cash

Restricted cash of $0.9 million as of December 31, 2008 and 2007, relates to performance bonds held by regulatory governmental agencies and relate to the Company’s obligations to perform under certain regulatory requirements. These amounts are included in other assets in the accompanying consolidated balance sheets.

Fair Value Measurements and Investments

The Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (SFAS No. 157), effective January 1, 2008. SFAS No. 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, SFAS No. 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows: Level 1 are observable inputs such as quoted prices in active markets; Level 2 are inputs other than the quoted prices in active markets that are observable either directly or indirectly; and Level 3 are unobservable inputs in which there is little or no market data, which require the Company to develop its own assumptions. This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

E-F-9

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

In February 2008, the FASB released FASB Staff Position, (FSP) SFAS 157-2, Effective Date of FASB Statement No. 157, which delays the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. These non-financial items include assets and liabilities such as non-financial assets and liabilities assumed in a business combination, reporting units measured at fair value in a goodwill impairment test and asset retirement obligations initially measured at fair value. Accordingly, the Company has not applied the provisions of SFAS No. 157 to non-financial assets and non-financial liabilities.

In October 2008, the FASB issued FSP No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active (FSP No. 157-3). FSP No. 157-3 clarifies the application of SFAS No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. The provisions of FSP No. 157-3 were effective upon issuance and for financial statements not yet reported. The adoption of FSP No. 157-3 did not have a material impact on the Company’s consolidated financial statements.

The Company’s investments include commercial paper, certificates of deposit, municipal bonds and securities issued by government agencies or guaranteed by government agencies. Interest income is recognized when earned. Realized gains and losses for marketable securities are derived using the specific identification method. The classification of investments is determined at the time of purchase and re-evaluated at each balance sheet date. The Company holds investments classified as “held-to-maturity” that are reported at amortized cost. The Company holds one investment classified as “available-for-sale” that is reported at fair value, with changes in fair value reported within equity as a component of other comprehensive income. The Company holds no investments that are classified as “trading securities”.

In the event that the amortized cost of an investment exceeds its fair value, the Company evaluates, among other factors, the duration and extent to which the fair value is less than cost, the financial health and business outlook for the investee, and the Company’s intent and ability to hold the investment. If a decline in fair value is considered to be other-than-temporary, the cost basis of the individual security is written down to fair value and included in results of operations.

During the second half of 2008 the credit markets came under severe pressure from a confluence of events including the collapse of the sub-prime debt market, deterioration in the credit default swap market, and the near-standstill of the commercial paper market. As a result of these market conditions, the Company made adjustments to its cash and investment position in an effort to reduce exposure to principal loss. Specifically, several securities previously classified as “held-to-maturity” were sold resulting in insignificant realized gains or losses on those securities during 2008.

During 2008, the Company evaluated the fair value of its holdings using relevant and available indicators in order to determine if any of the Company’s investments were other-than-temporarily impaired. As result of the Company’s analysis it was determined that one commercial paper investment had become other-than-temporarily impaired in the amount of $1.6 million and was written down to its estimated fair value, with the impairment charge included in other expense in the 2008 statement of operations. This investment had previously been a Level 1 investment, but as a result of the bankruptcy of the investee, trading become sporadic, and as the market for this security deteriorated the Company considered the investment to be Level 3. The Company continues to classify the investment at Level 3 at December 31, 2008. There was no further impairment or change in fair value subsequent to the investment being transferred to Level 3.

E-F-10

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

The Company’s fair value measurements at December 31, 2008 were as follows (in thousands):

	Balance as of December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Gains (losses)
Assets:
Cash equivalents	$46,659	$46,659	$—	$—	$—
Available-for-sale investments	400	—	—	400	(1,600)
Foreign currency contracts	(112)	(112)	—	—	(112)

	$46,947	$46,547	$—	$400	$(1,712)

The proceeds from sales of available-for sale-securities were zero for the years ended December 31, 2008, and 2007, respectively. There are no net unrealized holding gains or losses on available-for-sale securities at December 31, 2008, and no amounts were reclassified out of accumulated other comprehensive income into earnings for the period. The Company’s available-for-sale security has matured, and the Company is attempting to collect on its investment through sale, or though bankruptcy proceedings of the investee to the extent the return may exceed its potential sale price.

The Company purchased $215.9 million of investments during 2008. During 2008, $252.6 million of investments matured and $13.9 million were sold prior to maturity. The weighted average maturities of the Company’s held-to-maturity investments is 1.85 months at December 31, 2008. The Company purchased $274.8 million of investments during 2007. During 2007, $431.2 million of investments matured and $0 were sold prior to maturity.

The carrying amount of the Company’s accounts receivable, accounts payable and accrued expenses approximates their fair value due to the short-term maturity of these instruments. Given there is limited active trading in the Company’s debt securities, the estimated bid-side broker quote (as provided by third party sources) of the Company’s Senior Secured Discount Notes was obtained and was also used as the basis to estimate the fair value of the Company’s 16.5% Senior Unsecured Notes, resulting in an aggregate $229.6 million fair value at December 31, 2008. The estimated fair value of the Company’s notes payable is $60.9 million at December 31, 2008.

Investments in TerreStar Networks

The Company owns 11.1% of TerreStar Networks (a consolidated privately-held subsidiary of TerreStar Corporation) that it accounts for under the cost method. Prior to September 12, 2008, TerreStar Corporation owned 29,926,074 million shares of the Company.

The Company evaluates impairment of such investments in accordance with FSP FAS 115-1/124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. Accordingly, the Company considers both triggering events and tangible evidence that investments are recoverable within a reasonable period of time, as well as its intent and ability to hold investments that may have become temporarily or otherwise impaired.

On September 12, 2008, the Company entered into a Transfer and Exchange Agreement with TerreStar Corporation. Pursuant to the agreement, transferees (but not the Company itself) will have the right until May 15, 2014 to exchange shares of TerreStar Networks for shares of TerreStar Corporation common stock at an

E-F-11

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

exchange ratio of 4.37 shares of TerreStar Corporation common stock per TerreStar Networks share. The Agreement also provides for SkyTerra’s waiver of TerreStar Corporation’s obligation in the Exchange Agreement among SkyTerra, TerreStar and Motient Ventures Holding Inc., dated May 6, 2006, to use its commercially reasonable efforts to distribute 29,926,074 shares of non-voting common stock of SkyTerra (the “SkyTerra Shares”) to TerreStar Corporation’s stockholders. Throughout 2008, the observable quoted market price of TerreStar Corporation common stock continually decreased. The decline in TerreStar Corporation’s stock price indicated there may have been a decline in the fair value of the Company’s investment in TerreStar Networks.

Upon the adoption of SFAS No. 157, effective January 1, 2008, the Company evaluated the various methods under which it had previously estimated the fair value of its investment in TerreStar Networks. Based on this assessment, the Company determined that its market based valuation approach (Market Method) that utilized observable quoted market inputs (Level 1 inputs) and observable other than quoted market inputs (Level 2 inputs), was at a higher level of the fair value hierarchy than other methods it had previously utilized. Accordingly, the Company used the Market Method to perform its assessment of impairment of the investment in TerreStar Networks at March 31, 2008, and June 30, 2008.

To perform its assessment of impairment as of September 30, 2008 and December 31, 2008, the Company updated its approach in light of the Transfer and Exchange Agreement with TerreStar Corporation and the exchange ratio agreed upon that would allow exchange of TerreStar Networks shares for TerreStar Corporation shares that are publicly traded (Exchange Method). The Company now uses that exchange ratio and the quoted market price of TerreStar Corporation common stock to determine the fair value of the TerreStar Networks shares. The Company believes that the previously used Market Method is a lower level in the fair value hierarchy due to the Exchange Method’s direct, rather than indirect, link to the publicly traded securities of TerreStar Corporation. The privately held investment in TerreStar Networks, in certain circumstances, may be worth more than its “as-if-exchanged” value.

At December 31, 2008, the investment in TerreStar Networks valued under the Exchange Method described above was $7.4 million. As a result, the Company determined that the TerreStar Networks investment is other-than-temporarily impaired. The investment was written down to estimated fair value, resulting in total impairment charges of $70.7 million for the year ended December 31, 2008.

Inventory

Inventory consists of finished communication devices that are stated at the lower of cost or market, using the average cost method. The Company periodically assesses the market value of its inventory, based on sales trends and forecasts and technological changes, and records a charge to current-period income when such factors indicate that a reduction in net realizable value has occurred.

Property and Equipment

Property and equipment are recorded at cost, net of accumulated depreciation. Property and equipment acquired in business combinations are recorded at their estimated fair value on the date of acquisition. Internally developed software costs, generally incurred as a component of the next generation network, are capitalized. Such costs include external direct material and service costs, employee payroll and payroll-related costs. Internally developed software is amortized using the straight-line method over the estimated useful life of the software.

E-F-12

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

Depreciation is computed using the straight-line method over estimated useful lives of the assets as follows:

Satellite system in service	9 years
Office equipment and furniture	3-5 years
Software	2-3 years
Leasehold improvements	Shorter of the useful life or lease term

Expenditures for maintenance and repairs are charged to expense as incurred. When assets are retired or sold, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the results of operations.

Long-Lived Assets

The Company reviews long-lived assets, including amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. The impairment test is based on a comparison of the undiscounted cash flows to the recorded value of the asset. If an asset is impaired, the asset is written down by the amount by which the carrying value of the asset exceeds the related fair value of the asset. The Company has made significant investments in certain technology related to its next generation network, including development of a satellite air interface. If the Company were to utilize different technologies then those on which it has begun development work, it may realize significant impairment charges in the future.

Based on a deterioration in the economic environment and the goodwill impairment, the Company evaluated its next generation long-lived assets to assess recoverability as of December 31, 2008. The Company’s long-lived assets consist mainly of components of the Company’s planned next generation network. As such, to evaluate impairment, the Company compared the net undiscounted cash flows estimated to be generated by the next generation network to the recorded value of the assets. The net undiscounted cash flows estimated to be generated exceeded the recorded value of the assets, resulting in no impairment as of December 31, 2008. The Company’s estimates of net undiscounted cash flows estimated were based upon historical results, projections of market and service growth, customer surveys, and market size estimates provided by industry experts.

Goodwill

Goodwill is not amortized, but rather is assessed for impairment at least annually. Goodwill impairment is determined using a two step process. The first step is to identify if a potential impairment exists by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to have a potential impairment and the second step of the impairment test is not necessary. However, if the carrying amount of a reporting unit exceeds its fair value, the second step is performed to determine if goodwill is impaired and measure the amount of impairment loss to recognize, if any. The second step compares the implied fair value of goodwill with the carrying amount of goodwill. If the implied fair value of goodwill exceeds the carrying amount, then goodwill is not considered impaired. However, if the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. The fair value of the reporting unit is allocated to all the assets and liabilities, including any previously unrecognized intangible assets, as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

E-F-13

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

The Company performs its annual impairment assessment on November 30, however, the Company could be required to evaluate the recoverability of goodwill prior to the required annual assessment if the Company experiences indications of impairment. The Company has three reporting units, Current Generation, Next Generation and SkyTerra Corporate. As of the evaluation date, the Company carried goodwill of $10.4 million and $0.1 million at the Next Generation and Current Generation reporting units, respectively, as a result of SkyTerra LP’s acquisition of satellite businesses in previous years. The SkyTerra Corporate reporting unit has no goodwill.

The Company estimated the fair value of its reporting units using discounted cash flow analyses. The cash flow estimates required various judgmental assumptions about sales, operating margins, growth rates and discount rates. Assumptions about sales, operating margins and growth rates are based on the Company’s budgets, business plans, and economic projections.

The Current Generation reporting unit is a steady, long-term business that faces technological obsolescence and the retirement of its operating assets towards the end of 2010, when it plans to cease operations. To forecast cash flows of the Current Generation Reporting unit, the Company assumed operating margins in the next two years of network life consistent with or at lower levels then realized in the most current year due to expected customer defections as the current generation network approaches technological obsolescence and retirement. The Next Generation reporting unit has several different viable business plans that the Company is currently evaluating, including a plan that includes mobile satellite services only (and related costs), and a plan that includes both mobile satellite and ancillary terrestrial component services (and related costs). For purposes of its goodwill impairment analysis, the Company utilized the business plan that includes mobile satellite services only. Within the mobile satellite services only business plan the Company assumed operating margins applicable to a significantly broader range of services that will be available on the next generation network.

The Company compared the combined fair values of its reporting units with its market capitalization, adjusted for a control premium as demonstrated by large transactions in the Company’s stock. The Company’s estimated market value based on its average closing stock price over a relatively short period of time, plus control premium, approximated, the combined fair values of its reporting units determined through the discounted cash flow analysis.

The Company compared the estimated fair values of its reporting units with their carrying amounts, including goodwill. The estimated fair value the Current Generation reporting unit exceeded its carrying amounts that include goodwill of $0.1 million. As such, no goodwill impairment loss was recognized related to the Current Generation reporting unit. The estimated fair value the Next Generation reporting unit did not exceed its carrying amounts that include goodwill of $10.4 million. The fair value of the identifiable net assets of the Next Generation reporting unit, determined as if the reporting unit had been acquired in a business combination, when compared to the fair value of the reporting unit resulted in a determination that the implied fair value of goodwill was zero. As the $10.4 million carrying amount of Next Generation reporting unit goodwill exceeds the implied fair value of that goodwill (zero), an impairment loss was recognized in an amount equal to the full amount of goodwill carried in this reporting unit. Accordingly, at December 31, 2008 the remaining goodwill of $0.1 million relates to the Current Generation reporting unit.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, investments, and accounts receivable. The Company’s investments are predominantly government agency and government agency guaranteed securities at December 31, 2008. The

E-F-14

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

Company maintained cash balances at financial institutions that exceeded federally insured limits as of December 31, 2008. The Company maintains its cash and cash equivalents at high-credit-quality institutions, and as a result, the Company believes that credit risk related to its cash is not significant.

The Company generally grants credit to customers on an unsecured basis. The Company performs ongoing evaluations regarding collection of amounts owed to it. The Company records an allowance for doubtful accounts equal to the amount estimated to be uncollectible.

The Company’s significant customers, as measured by percentage of total revenues, were as follows:

	December 31
	2008	2007	2006
Customer A	12%	*	*
Customer B	*	*	11%

The Company’s significant customers, as measured by percentage of total accounts receivable, were as follows:

	December 31
	2008	2007
Customer A	12%	*
Customer C	14%	14%
Customer D	*	10%

* Customer did not represent more than 10% for the period presented.

Revenue Recognition

The Company recognizes revenue from products and services in accordance with Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements as amended by SAB No. 104 Revenue Recognition. Consistent with the requirements of SAB No.’s 101 and 104, revenue is recognized when: a) persuasive evidence of arrangement exists, b) delivery has occurred, c) the seller’s price to the buyer is fixed, and d) collectibility is reasonably assured.

The Company generates revenue through the sale of the following satellite based services: capacity, telephony, data, and dispatch. The Company also sells equipment for use by end users. The Company recognizes revenue when services are performed or delivery has occurred, evidence of an arrangement exists, the fee is fixed or determinable, and collection is probable.

Capacity is the supply of bandwidth and power to customers who implement and operate their own networks. Capacity revenue is recognized as the service is provided.

Telephony is the supply of voice service to end users. Telephony customers are acquired through retail dealers or resellers. Retail dealers receive activation fees and earn commissions on monthly end user access and usage revenues. Resellers are under contractual arrangements with the Company for their purchase of monthly access and usage, and they manage the arrangements with the end user. Telephony customers are charged activation fees, fixed monthly access fees and variable usage charges, generally charged by minute of usage. Monthly network access revenue is recognized in the month of service to the end user. Variable usage revenue is recognized during the period of usage. Activation fees are deferred and recognized ratably over the customer’s contractual service term, generally one year.

E-F-15

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

Data service provides transmission in an “always-on” fashion. Common applications for data customers include fleet and load management, credit card verification, e-mail, vehicle position reporting, mobile computing, and data message broadcasting. Customers are acquired through resellers. Resellers are under contractual arrangements for their purchase of monthly access and usage from the Company, and manage the arrangements with the end user. Data service revenue is recognized in the month of service.

Dispatch service provides the wide-area equivalent of “push-to-talk” two-way radio service among users in customer defined groups. Customers are acquired through dealers and resellers. Resellers are under contractual arrangements for their purchase of monthly access from the Company, and manage the arrangements with the end user. Dispatch users pay a fixed access fee for unlimited usage; however, the fee varies with the coverage available. Dispatch service revenue is recognized in the month of service.

New and existing subscribers to the Company’s network can purchase from the Company a range of satellite handset configurations. Hardware generally includes handsets, antennas, and cables, and can be purchased in “kits” that include the hardware a customer would typically need to utilize the satellite services. Resellers may purchase equipment in advance for purposes of resale to their end users. Equipment does not carry a right of return, and revenue is recognized upon transfer of title, which occurs at the time of shipment to the customer.

Capitalized Interest

Interest associated with the construction of the Company’s next generation satellites, launch rockets, and ground stations has been capitalized. Total and capitalized interest is as follows (in thousands):

	Year ended December 31,
	2008	2007	2006
Capitalized interest	$72,894	$32,543	$4,548
Interest expense	40,242	39,093	43,740

Total interest	$113,136	$71,636	$48,288

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. Valuation allowances are recorded against deferred tax assets when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of existing deferred tax liabilities, projected future taxable income and tax planning strategies in evaluating whether it is more likely than not that deferred tax assets will be realized.

The Company conducts business in the U.S. and Canada and is subject to tax in those jurisdictions. As a result of its business activities, the Company files tax returns that are subject to examination by the respective federal, state, local and foreign tax authorities.

E-F-16

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

The Company recognizes interest and penalties accrued related to unrecognized tax benefits as a component of the income tax provision. For the year ended December 31, 2008, there have been no interest and penalties recorded as a component of the Company’s income tax provision.

Equity-Based Compensation

SkyTerra LP accounts for employee equity based compensation under SFAS No. 123(R), Share Based Payment. Share-based payment transactions are recognized when the Company receives goods or services in exchange for share-based payments. The costs associated with the goods or services received in the share-based payment transaction are recognized as the goods or services received are consumed or disposed of. Fair value is an integral concept in the accounting model applicable to instruments awarded in share-based payment transactions. Measurement of share-based payment transactions with employees are based on the estimated grant-date fair value of the equity instruments issued or the fair value of the liability incurred, as appropriate. See Note 7.

Foreign Currency and International Operations

The Company has operations in Canada. The functional currency of the related subsidiary and consolidated variable interest entity is the Canadian dollar. Accordingly, assets and liabilities of these subsidiaries are translated using exchange rates in effect at the end of the period and revenue and costs are translated using weighted average exchange rates for the period. The related translation adjustments are reported in accumulated other comprehensive income in stockholders’ equity. Gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in the results of operations. Foreign exchange transaction losses were $365,000 for the year ended December 31, 2008 and gains were $303,000 and $30,000, for the years ended December 31, 2007, and 2006, respectively.

Derivatives

The Company recognizes derivatives as assets or liabilities measured at fair value with changes in fair value of derivatives reflected in earnings The Company does not apply hedge accounting for any derivatives in its portfolio.

The Company is exposed to the impact of fluctuations in the exchange rate of the Canadian dollar and the Euro. The Company limits this risk by the use of forward and option contracts. The Company does not use derivatives for trading or speculative purposes. As of December 31, 2008, and 2007, the Company had contracts in place for portions of its forecasted expenses and equipment purchases, payable in Canadian dollars or Euros, totaling $1.7 million and $1.8 million, respectively. These forward and option contracts have varying maturities up to, but not exceeding, one year with cash settlements made at maturity based upon rates agreed to at contract inception.

The Company had unrealized losses of $112,000 and unrealized gains of $19,000 related to these contracts as of December 31, 2008 and 2007, respectively, that are reflected in other income (expense) in the accompanying consolidated statements of operation.

Other Comprehensive Income

Comprehensive income (loss) is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Other comprehensive income (loss) includes revenue, expenses, gains, and losses that under U.S. generally accepted accounting principles are

E-F-17

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

included in other comprehensive income (loss), but excluded from net income (loss). As of December 31, 2008 and 2007, accumulated other comprehensive loss consisted of foreign currency translation adjustments. There were no unrealized losses on available-for-sale securities as of December 31, 2008 or 2007.

Loss Per Common Share

Basic earnings per share is determined by dividing net loss attributable to common stockholders by the weighted average number of common shares and participating securities outstanding during the period. Participating securities are included in the basic earnings per share calculation when dilutive. Diluted earnings per share is determined by dividing the net loss attributable to common stockholders by the weighted average number of common shares and potential common shares outstanding during the period. Potential common shares are included in the diluted earnings per share calculation when dilutive. Potential common shares consisting of common stock issuable upon exercise of outstanding stock options and warrants are computed using the treasury stock method.

The Company’s restricted stock grants have been excluded from basic loss per common share until the shares vest. For the years ended December 31, 2008, 2007 and 2006, options, warrants, and unvested restricted stock aggregating 27,761,971, 5,145,821 and 4,341,035 shares, respectively, were excluded from the computation of diluted net loss per common share as the effect would have been anti-dilutive. The Company also excluded the shares issuable to TerreStar Corporation in exchange for TerreStar Corporation’s interest in SkyTerra LP from the computation of diluted loss per common share in 2007 and 2006, as the effect would have been anti-dilutive.

Variable Interest Entities

The Company consolidates all variable interest entities in which it is the primary beneficiary. SkyTerra LP holds a 20% direct interest, and a 26.4% indirect interest in SkyTerra Canada. SkyTerra Canada is licensed by the Canadian government to operate in the L-band using spectrum that it has coordinated for its use. SkyTerra LP is obligated, by contract, to fund 100% of the cash needs of SkyTerra Canada. SkyTerra Canada holds a significant portion of the spectrum assets in use by the Company, and is obligated, by contract, to provide access to that spectrum to SkyTerra LP through services and capacity agreements. These agreements may terminate only upon written agreement between both SkyTerra LP and SkyTerra Canada, or upon one party becoming the beneficial owner of all of the shares of SkyTerra Canada. Based upon its funding obligations and its contractual rights to both the satellite capacity and satellite assets of SkyTerra Canada, SkyTerra LP determined that it is the primary beneficiary of SkyTerra Canada and consolidates SkyTerra Canada into its results. As a minority equity holder, the Company does not have the ability to make unilateral decisions regarding the operations of SkyTerra Canada.

SkyTerra Canada is subject to foreign ownership restrictions imposed by the Telecommunications Act (Canada) and the Radiocommunication Act (Canada) and regulations made pursuant to these Acts. Although the Company believes that SkyTerra Canada is in compliance with the relevant legislation, there can be no assurance that a future determination by Industry Canada or the Canadian Radio-television and Telecommunications Commission, or events beyond its control, will not result in SkyTerra Canada ceasing to comply with the relevant legislation. If such a development were to occur, the ability of SkyTerra Canada to operate as a Canadian carrier under the Telecommunications Act (Canada) or to maintain, renew or secure its Industry Canada authorizations could be jeopardized. In such a case, the Company’s business could be materially adversely affected through the loss of access and use to a significant amount of spectrum currently available to it. The Company’s exposure to loss as a result of its involvement with SkyTerra Canada may also be impacted by variances in the mobile satellite services and telecommunications business cycle.

E-F-18

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

The Company provided financial support to SkyTerra Canada to fund its operations in the amount of $2.0 million and $3.3 million, for the years ended December 31, 2008, and 2007, respectively, in the form of cash payments and services provided for which the Company has not yet collected cash payments. The Company did not provide financial or other support during the years ended December 31, 2008 and 2007 that it was not contractually obligated to provide. Creditors of SkyTerra Canada have no recourse to the assets or general credit of SkyTerra LP or the Company.

Loss Contingencies

The Company accrues loss contingencies that are believed to be probable and can be reasonably estimated. As events evolve and additional information becomes known, the Company reassesses its estimates related to loss contingencies.

Recent Pronouncements

In December 2007, the FASB issued Statement No. 141 (revised 2007), Business Combinations (SFAS No. 141R). SFAS No. 141R establishes principles and requirements for how an acquirer in a business combination (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree, (ii) recognizes and measures the goodwill acquired in a business combination or a gain from a bargain purchase, and (iii) determines what information to disclose to enable users of financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R will be applied prospectively to business combinations that have an acquisition date on or after January 1, 2009. The impact of SFAS No. 141R on the Company’s consolidated financial statements will depend on the nature and size of acquisitions, if any, subsequent to the effective date.

In March 2008, the FASB issued Statement No. 161, D isclosures about Derivative Instruments and Hedging Activities (SFAS No. 161). SFAS No. 161 amends SFAS No. 133 by improving financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. The provisions of SFAS No. 161 are effective for fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. The Company is in the process of evaluating the impact, if any, that SFAS No. 161 will have on disclosures in its consolidated financial statements.

In June 2008, the FASB ratified EITF Issue No. 07-5, Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock (EITF 07-5). EITF 07-5 applies to any freestanding financial instrument or embedded feature that has all the characteristics of a derivative, as defined. If an instrument, or an embedded feature, is not considered indexed to the issuer’s stock under EITF 07-5, that instrument is not eligible for equity classification and would be classified as an asset or liability and re-measured at fair value through earnings. The Company will be required to adopt EITF 07-5 on January 1, 2009. The consensus must be applied to all instruments outstanding on the date of adoption and the cumulative effect of applying the consensus must be recognized as an adjustment to the opening balance of retained earnings at transition. The Company has outstanding warrants to purchase common stock that have been preliminarily evaluated as ineligible for equity classification under EITF 07-05 because of certain provisions that may result in an adjustment to the exercise price of the warrants. Accordingly, the adjustment feature may cause the warrant to fail to be indexed solely to the Company’s stock. The warrants would therefore be classified as liabilities and re-measured at fair value with changes in the fair value recognized in operating results. The Company has not completed its analysis of these instruments nor determined the effects of pending adoption, if any, on its financial statements.

E-F-19

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

Reclassifications

Certain prior year amounts previously presented as “service and related revenues” have been reclassified to “other revenue” to conform to the current year presentation.

3. Acquisitions

SkyTerra LP Exchange Transactions

On September 25, 2006, the Company issued 39.6 million shares of its voting and non-voting common stock to TerreStar Corporation and other partners in SkyTerra LP in exchange for limited partnership interests in SkyTerra LP (the “2006 SkyTerra LP Exchange Transactions”), resulting in SkyTerra owning 59% of SkyTerra LP as of the closing. Pursuant to the terms of these transactions, TerreStar Corporation agreed to use commercially reasonable efforts to distribute the 25.5 million shares of the Company’s common stock that it received to its common stockholders. Prior to any such distribution these shares were non-voting.

TerreStar Corporation also was given the right to exchange, until September 25, 2011, its remaining ownership interest in SkyTerra LP for 18.9 million shares of SkyTerra non-voting common stock, which was exchangeable for a like number of shares of SkyTerra voting common stock upon the disposition of any such shares by TerreStar Corporation. Following a change of control of SkyTerra, as defined in the agreement with TerreStar Corporation, SkyTerra had the right to require TerreStar Corporation to complete the exchange of its remaining SkyTerra LP interest. If TerreStar Corporation had not exchanged its remaining SkyTerra LP interests by September 25, 2011 and a change of control of SkyTerra had not subsequently occurred with SkyTerra exercising its right, such remaining interest would have been exchanged for shares of non-voting common stock of SkyTerra at an exchange ratio reflecting the fair market value of such interest and SkyTerra’s common stock on May 6, 2021.

Notwithstanding the possible earlier exchange of TerreStar Corporation’s remaining SkyTerra LP interest by TerreStar Corporation or SkyTerra, as an exchange would have occurred on May 6, 2021 at an exchange ratio determined by the then current respective fair values of the investment of the SkyTerra LP interest and SkyTerra common stock, the Company recorded TerreStar Corporation’s remaining minority interest in SkyTerra LP at fair value at the end of each reporting period. Accordingly, the Company recorded the fair value of the minority interest of $280.3 million on September 25, 2006, and adjusted the minority interest to its fair value as of each subsequent reporting period. Changes in the fair value of the SkyTerra LP interest held by TerreStar Corporation were recorded in minority interest, but had no impact on the Company’s results of operations or cash flows. On each date an exchange occurred, the Company eliminated any previous adjustments to minority interest and stockholders’ equity and accounted for the exchange as an acquisition of minority interests in SkyTerra LP under the purchase method of accounting.

Notwithstanding the legal form of the transactions, the 2006 SkyTerra LP Exchange Transactions were accounted for as a reverse acquisition, with SkyTerra LP being treated as the accounting acquirer of SkyTerra. Accordingly, the historical financial statements of the Company prior to September 25, 2006 are the historical financial statements of SkyTerra LP. The consolidated financial statements of SkyTerra LP were retroactively adjusted to reflect the recapitalization of SkyTerra LP with the 39.6 million shares of SkyTerra common stock issued to SkyTerra LP equity holders in the 2006 SkyTerra LP Exchange Transactions.

The reverse acquisition resulting from 2006 SkyTerra LP Exchange Transactions was accounted for under the purchase method of accounting under SFAS No. 141, Business Combinations (SFAS No. 141). The purchase price was determined based on the fair value of the equity instruments of SkyTerra outstanding as of September 25, 2006. More specifically, the purchase price in the MSV Exchange Transaction was $398.4 million, which consists of

E-F-20

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(i) the $381.5 million attributed to the 24.6 million shares of the Company’s common stock outstanding as of September 25, 2006, (ii) the $10.4 million attributed to outstanding options to purchase shares of the Company’s common stock exercisable as of September 25, 2006 and (iii) the $6.5 million estimated fair value attributed to the Company’s Series 1-A and Series 2-A warrants outstanding as of September 25, 2006. The fair value of the outstanding stock options and warrants were estimated using the Black-Scholes option pricing model.

The Series 1-A and Series 2-A warrants are exercisable at any time and expire on June 4, 2009. As of December 31, 2008, the Series 1-A warrants are exercisable for 681,838 shares of the SkyTerra’s common stock at an exercise price of $19.52 per share. As of December 31, 2008, the Series 2-A warrants are exercisable for 2,698,942 shares of SkyTerra’s common stock at an exercise price of $24.52 per share.

The $398.4 million purchase price was allocated to the acquired assets and liabilities based on their estimated fair value. The excess of the fair value of the net assets acquired over the purchase price has been reflected as a reduction of fair value, on a pro rata basis, of the investment in each of SkyTerra LP and TerreStar Networks. The following table presents the purchase price allocation (in thousands):

Current assets	$11,591
Investment in MSV (a)	284,327
Investment in TerreStar Networks	111,967
Current liabilities	(9,516)

$398,369

(a)	As MSV is treated as the accounting acquirer, the MSV limited partnership units held by SkyTerra prior to the MSV Exchange Transactions are deemed to be reacquired in a treasury stock transaction. Accordingly, the value allocated to such limited partnership interests was recorded as a reduction of additional paid-in capital.

On January 5, 2007, the Company acquired all of the equity interests in SkyTerra LP owned by BCE Inc. (BCE) through the purchase of a BCE wholly-owned subsidiary, TMI Communications Delaware Limited Partnership (TMI Delaware). The Company issued 22.5 million shares of non-voting common stock in exchange for limited partnership interests in SkyTerra LP (the “BCE Exchange Transaction”). These shares of non-voting common stock are exchangeable for a like number of shares of voting common stock upon a sale by BCE in the open market or to a person who will not beneficially own 10% or more of the Company’s voting common stock. In addition, the Company issued 176,250 shares of common stock to Winchester Development LLC, a company beneficially owned by a former director of SkyTerra LP. Such shares were issued in exchange for $0.4 million in cash and limited partnership interests of SkyTerra LP. This transaction, together with the BCE Exchange Transaction, resulted in the Company owning 81% of SkyTerra LP.

On February 12, 2007, the Company issued 14.4 million shares of common stock to TerreStar Corporation as a result of TerreStar Corporation exercising its option to exchange a portion of its remaining limited partnership interests in SkyTerra LP. As a result, the Company’s ownership of SkyTerra LP increased to 95%. On November 30, 2007, the Company issued 4.4 million shares of common stock to TerreStar Corporation as a result of TerreStar Corporation exercising its option to exchange the remaining limited partnership interests in SkyTerra owned by it. As a result, the Company’s ownership of SkyTerra LP increased to 99.3%.

The January 5, 2007, February 12, 2007 and November 30, 2007 transactions were accounted for under the purchase method of accounting. Valuations of securities issued were determined in accordance with Emerging Issues Task Force (EITF) 99-12, Determination of the Measurement Date for the Market Price of Acquirer

E-F-21

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

Securities Issued in a Purchase Business Combination (EITF 99-12), based on the date when agreement as to terms had been reached and the transaction announced, or, in the case of the TerreStar Corporation transactions, the dates of exercise of its exchange option. The purchase prices were allocated to the acquired assets and liabilities based on their estimated fair values.

The allocation of the $493.7 million combined purchase price in the January 5, 2007, February 12, 2007, and November 30, 2007 acquisitions of additional SkyTerra LP equity interests ($319.1 million, $153.3 million, and $21.3 million, respectively) was as follows (in thousands):

Property and equipment	$(14,170)
Intangible assets	504,477
Other assets	(4,311)
Senior secured discount notes	191
Deferred revenue	7,496

$493,683

On December 10, 2008, the Company issued 736,209 shares of voting common stock to the remaining minority limited partners and acquired all of the remaining limited partnership interests in SkyTerra LP it did not already own. As a result, the Company’s ownership of SkyTerra LP increased to 100%. This transaction was accounted for under the purchase method of accounting. The valuation of securities issued was determined in accordance with EITF 99-12 based on the date when agreement as to terms had been reached and the transaction announced. Based on this valuation the purchase price was determined to be $1.5 million. The fair value of the interest in the net assets acquired exceeded the fair value of the consideration resulting in “negative goodwill.” In accordance with SFAS No. 141, such negative goodwill was allocated on a pro rata basis to the interest in the long-lived assets acquired such that there was no net adjustment to the carrying amount of the long-lived assets. After allocation of the negative goodwill against the fair value basis of the qualifying assets acquired, the remaining excess was recognized as an extraordinary gain. As a result the purchase price was allocated as follows:

	Fair Value	Allocation of Negative Goodwill	Purchase Price Allocation
Long-lived and other assets	$17,733	$(17,733)	$—
Long-term liabilities	4,482	—	4,482
Extraordinary gain	—	(3,006)	(3,006)

Fair value of net assets acquired	$22,215	$(20,739)	$1,476

Pro forma financial information:

The following unaudited pro forma information is presented as if the Company had completed all the above transactions as of January 1, 2007. The pro forma information is not necessarily indicative of what the results of operations would have been had the transactions taken place at such date or of the future results of operations (in thousands except per share information):

	December 31
	2008		2007
Pro forma revenues, unaudited	$34,485		$34,083
Pro forma net loss, unaudited	(206,793)	(a)	(130,456	)(b)
Pro forma net loss per share—basic and diluted, unaudited	$(1.94)	(a)	$(1.22	)(b)

E-F-22

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(a)	The pro forma net loss and pro forma loss per share include $70.7 million related to the write-down of investment in TerreStar Networks (see Note 2), $10.4 million goodwill impairment (see Note 2), and $3.0 extraordinary gain on acquisition of minority interest (see Note 3).
(b)	The pro forma net loss and pro forma loss per share include $34.6 million related to the write-down of the investment in TerreStar Networks.

4. Intangible Assets

Identifiable intangible assets arising from acquisitions accounted for under the purchase method of accounting consisted of the following (in thousands):

	As of December 31, 2008			As of December 31, 2007
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Spectrum rights and next generation intellectual property	$604,891	$(83,899)	$520,992	$590,433	$(54,652)	$535,781
Customer contracts	21,672	(19,102)	2,570	22,222	(18,946)	3,276

	$626,563	$(103,001)	$523,562	$612,655	$(73,598)	$539,057

The Company amortizes its intangible spectrum assets over a period of 20 years (generally through 2026), the estimated period of time through which the Company’s current and under development networks are expected to be operational. Customer contracts are amortized over a period ranging from 4.5 to 7 years. The life of certain of the next generation intellectual property was increased from 15 to 20 years in January 2007, due to a re-evaluation of the useful life, which decreased amortization expense by $2.8 million and $2.7 million for the years ended December 31, 2008 and 2007, respectively, and decreased net loss per share by $0.03 and $0.03, respectively. The weighted average remaining life of the Company’s spectrum rights and next generation intellectual property was 17.7 years at December 31, 2008. The weighted average remaining life of the Company’s customer contracts was 5.4 years at December 31, 2008.

During the years ended December 31, 2008, 2007, and 2006, amortization expense was $29.8 million, $27.9 million, and $9.5 million, respectively.

Future amortization of intangible assets is as follows as of December 31, 2008 (in thousands):

2009	$30,133
2010	30,133
2011	30,133
2012	30,133
2013	30,124
Thereafter	372,906

$523,562

E-F-23

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

5. Balance Sheet Details

Property and Equipment

Property and equipment consisted of the following (in thousands):

	December 31
	2008	2007
Satellite system under construction	$680,932	$407,983
Satellite system in service	45,527	48,094
Office equipment and furniture, software, and leasehold improvements	7,214	6,086

	733,673	462,163
Accumulated depreciation	(45,313)	(45,111)

Property and equipment, net	$688,360	$417,052

During the years ended December 31, 2008, 2007, and 2006, depreciation expense was $2.9 million, $2.2 million, and $1.2 million, respectively. The satellite system under construction includes $110.0 million and $37.1 million of capitalized interest as of December 31, 2008 and 2007, respectively.

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31
	2008	2007
Accrued expenses	8,436	5,160
Accrued taxes payable on behalf of BCE	1,836	36,818
Accrued compensation and benefits	6,734	5,741
Accrued interest	1,572	466
Other current liabilities	181	1,260

Total accounts payable and accrued expenses	$18,759	$49,445

6. Debt

Debt consists of the following (in thousands):

	December 31
	2008	2007
Senior secured discount notes, net	$629,759	$552,719
16.5% senior unsecured notes (related party), net	147,119	—
Notes payable—vendor	60,940	50,765
Note payable—other	372	1,282

	838,190	604,766
Less: Current portion	(372)	(15,745)

Total debt	$837,818	$589,021

E-F-24

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

Senior Secured Discount Notes

In March 2006, SkyTerra LP issued Senior Secured Discount Notes in an aggregate principal amount of $750 million due at maturity, generating gross proceeds of $436.2 million. Interest on the notes accretes from the issue date at a rate of 14% per annum, until they reach full principal amount at April 1, 2010. Beginning October 2010, interest will be payable semi-annually in arrears in cash at a rate of 14% per annum. The Senior Secured Discount Notes mature on April 1, 2013.

The Senior Secured Discount Notes are secured by substantially all of SkyTerra LP’s assets. Upon the occurrence of certain change of control events, each holder of Senior Secured Discount Notes may require the issuers to repurchase all or a portion of its Senior Secured Discount Notes at a price of 101% of the accreted value, plus, after April 1, 2010, accrued interest. In April 2008, the beneficial owners of a majority in aggregate principal amount at maturity of the Senior Secured Discount Notes irrevocably waived compliance with any and all provisions of the Senior Secured Discount Notes that would, but for such waivers, require SkyTerra LP to offer to repurchase or to repurchase any of the Senior Secured Discount Notes as the result of a change of control caused by the acquisition of beneficial ownership of voting or nonvoting common stock of SkyTerra by Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund L.P., Harbinger Capital Partners Fund I, L.P. (together Harbinger), or any of their affiliates. Such waivers do not apply to any change of control other than a change of control involving Harbinger or its affiliates.

The terms of the Senior Secured Discount Notes require SkyTerra LP to comply with certain covenants that restrict some of the Company’s corporate activities, including SkyTerra LP’s ability to incur additional debt, pay dividends, create liens, make investments, sell assets, make capital expenditures, repurchase equity or subordinated debt, and engage in specified transactions with affiliates. SkyTerra LP may incur indebtedness beyond the specific baskets allowed under the Senior Secured Discount Notes, provided it maintains a leverage ratio (as defined) of not more than 6 to 1. Noncompliance with any of the covenants without cure or waiver would constitute an event of default under the Senior Secured Discount Notes. An event of default resulting from a breach of a covenant may result, at the option of the note holders, in an acceleration of the principal and interest outstanding. The Senior Secured Discount Notes also contain other customary events of default (subject to specified grace periods), including defaults based on events of bankruptcy and insolvency, and nonpayment of principal, interest or fees when due. SkyTerra LP was in compliance with the covenants of the Senior Secured Discount Notes as of December 31, 2008.

16.5% Senior Unsecured Notes

On January 7, 2008, Harbinger purchased $150 million of SkyTerra LP’s 16.5% Senior Unsecured Notes and ten-year warrants to purchase 9.1 million shares of the Company’s common stock, with an exercise price of $10 per share. The 16.5% Senior Unsecured Notes bear interest at a rate of 16.5%, payable in cash or in-kind, at SkyTerra LP’s option, through December 15, 2011, and thereafter payable in cash. The 16.5% Senior Unsecured Notes mature on May 1, 2013.

The Company accounted for the issuance of the warrants in accordance with APB No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, whereby the Company separately measured the fair value of the 16.5% Senior Unsecured Notes and the warrants and allocated the total proceeds of $150 million on a pro-rata basis to each. The proceeds allocated to the warrants were credited to paid-in capital and the resulting discount on the 16.5% Senior Unsecured Notes is amortized using the effective interest rate method over the term. The fair value of the 16.5% Senior Unsecured Notes of $127.5 million was estimated based on then-current yields of comparable securities. The fair value of the warrants of $28.3 million was estimated using the Black-Scholes

E-F-25

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

option pricing model and the following assumptions: expected volatility of 58.4%, term of 10 years, risk free interest rate of 4.2%, and no dividend yield. Based on these fair value determinations, the allocation of the proceeds to the 16.5% Senior Unsecured Notes and the warrants was $122.8 million and $27.2 million, respectively.

In June 2008 and December 2008, the Company made its scheduled interest payment “in-kind” on the 16.5% Senior Unsecured Notes through the issuance of $10.9 million and $13.3 million, respectively of additional 16.5% Senior Unsecured Notes, which are included in the balance of 16.5% Senior Unsecured Notes in the balance sheet as of December 31, 2008.

The Securities Purchase Agreement governing the 16.5% Senior Unsecured Notes grants to Harbinger the right of first negotiation to discuss the issuance of additional equity securities by the Company in private placement financing transactions. Should the Company and Harbinger not agree on the terms for such a transaction, Harbinger has the right to maintain their percentage ownership interest through pro rata purchases of shares of common stock in issuances to third parties, subject to a number of exceptions. The 16.5% Senior Unsecured Notes have subsidiary guarantees and covenants similar to those contained in the Senior Secured Discount Notes, with such modifications as appropriate to reflect the financial terms of the 16.5% Senior Unsecured Notes. The Securities Purchase Agreement also contains more restrictive covenants regarding mergers, consolidation and transfer of assets and restricted payments. The more restrictive covenants, the right of first negotiation and the pre-emptive rights, expire once Harbinger and their affiliates beneficially own less than 5% of the outstanding common stock of the Company or, if earlier, on December 31, 2011.

The terms of the 16.5% Senior Unsecured Notes require SkyTerra LP to comply with certain covenants that restrict some of SkyTerra LP’s corporate activities, including SkyTerra LP’s ability to incur additional debt, pay dividends, create liens, make investments, sell assets, make capital expenditures, repurchase equity or subordinated debt, and engage in specified transactions with affiliates. Noncompliance with any of the covenants without cure or waiver would constitute an event of default under the 16.5% Senior Unsecured Notes. An event of default resulting from a breach of a covenant may result, at the option of the note holders, in an acceleration of the principal and interest outstanding. The 16.5% Senior Unsecured Notes also contain other customary events of default (subject to specified grace periods), including defaults based on events of bankruptcy and insolvency, and nonpayment of principal, interest or fees when due. SkyTerra LP was in compliance with the covenants of the 16.5% Senior Unsecured Notes as of December 31, 2008.

Notes Payable—Vendor

SkyTerra LP has financed $60.9 million of satellite vendor payments with secured vendor notes payable (Notes Payable—Vendor) that bear interest at LIBOR plus 400 basis points plus a 2% administrative fee. The Notes Payable—Vendor are secured by the satellites under construction.

On July 3, 2008, SkyTerra LP entered into an agreement with Boeing to amend its existing contract with respect to its satellite system procurement. The amendment provides SkyTerra LP with an additional $40 million of construction payment deferrals on the second satellite under the contract, with an interest rate of LIBOR plus 400 basis points. The original construction payment deferral was in the amount of $76 million. The amendment provides that the original deferrals and the additional deferrals associated with the construction payments will be due and payable upon the earlier of December 20, 2010 or ten days prior to shipment of the SkyTerra-2 satellite, currently planned for the second half of 2010. The interest rate on the Notes Payable—Vendor was 5.4% at December 31, 2008.

In exchange for the additional payment deferrals and extension of repayment date, SkyTerra issued Boeing warrants exercisable for 626,002 shares of SkyTerra voting common stock with an exercise price of $10 per

E-F-26

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

share, subject to certain anti-dilution adjustments, with a term of 10 years, vesting on a proportional basis consistent with the drawdown against the additional deferral amounts. In addition, the delivery date for the SkyTerra-2 satellite was extended by four months, to July 11, 2010, which is within the regulatory license milestone requirements. Finally, SkyTerra LP agreed that in the event any liquidated damages would be owed to SkyTerra by Boeing for late delivery of either satellite system, $19 million of any such liquidated damages that would have been earned back by Boeing over a more extended period, would be accelerated and able to be earned back by Boeing over a period of two and one-half years. As additional payment deferrals are taken, warrants that vest at that time will be accounted for pursuant to APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants.

18% Senior Unsecured Notes

On July 24, 2008, SkyTerra, SkyTerra LP, and SkyTerra Finance Co. entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with affiliates of Harbinger, pursuant to which SkyTerra LP and SkyTerra Finance Co. agreed to issue Harbinger up to $500 million aggregate principal amount of 18% Senior Unsecured Notes due July 1, 2013 (the “18% Senior Unsecured Notes”) in four tranches. As amended, the Securities Purchase Agreement provides that the 18% Senior Unsecured Notes bear interest at a rate of 18% per annum, and that, in conjunction with the issuance of the 18% Senior Unsecured Notes pursuant to the Securities Purchase Agreement, SkyTerra will issue to Harbinger warrants to purchase up to an aggregate of 32.5 million shares of voting or non-voting common stock of SkyTerra (at the option of the holder) at an exercise price of $0.01 per share of common stock. Harbinger’s purchase of the 18% Senior Unsecured Notes is not conditioned upon the commencement or consummation of a business combination with Inmarsat (see Note 9). Harbinger may not be required to purchase the 18% Senior Unsecured Notes under certain circumstances, including upon the occurrence of a material adverse effect.

On January 7, 2009 the Company completed the first issuance of the 18% Senior Unsecured Notes in an aggregate principal amount of $150 million. At closing, the Company issued Harbinger ten-year warrants to purchase 7.5 million shares of the Company’s voting or non-voting common stock, at an initial exercise price of $0.01 per share. The remaining $350 million of 18% Senior Unsecured Notes is scheduled to be issued to Harbinger in tranches of $175 million, $75 million and $100 million on April 1, 2009, July 1, 2009, and January 4, 2010, respectively.

Future minimum principal payments related to the Company’s debt agreements, described above, including Vendor Notes, but excluding any amounts related to the 18% Senior Unsecured Notes issued or to be issued in 2009 are as follows for the years ending December 31, as of December 31, 2008 (in thousands):

2009	$372
2010	60,940
2011	—
2012	—
2013	174,934
Thereafter	750,000

Total future payments	986,246

E-F-27

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

7. Equity-Based Compensation

SkyTerra Equity-Based Compensation Plans

SkyTerra maintains the following plans for the purpose of granting of options and other equity-based awards:

•	a long-term incentive plan (1998 Long-Term Incentive Plan; 2.3 million shares of common stock reserved for issuance), and

•	an equity incentive plan (2006 Equity and Incentive Plan; 13 million shares reserved for issuance).

The number of available shares under the 2006 Equity and Incentive Plan is adjusted to maintain the number of shares outstanding or issuable at 12% of the Company’s outstanding common stock, up to a maximum of 15 million shares. Additionally, the Company awarded options in August 2008 pursuant to the terms of the exchange offer described below which are not otherwise part of an equity incentive plan.

SkyTerra generally issues stock option awards with an exercise price equal to the fair value of the underlying common stock on the date of grant, that vest ratably over 3 years of service, and have a term of ten years. The fair value of each option is estimated on the date of grant using the Black-Scholes option valuation model. The Company recognizes compensation expense on a straight-line basis over the requisite service period. The expected term of option awards has been calculated as the midpoint between the vesting date and the end of the contractual term of the option as historical data for SkyTerra is not sufficient to reasonably estimate the expected term of new grants. The risk-free rate is based on U.S. Treasury yields for securities with similar terms. Volatility is calculated based on the trading prices of the Company’s common stock. No SkyTerra option awards have been settled in cash.

Assumptions used in determining the fair value of SkyTerra options are as follows:

	Year ended December 31,
	2008	2007
Expected volatility	58%-70%	55%-59%
Expected term (years)	6	6
Expected dividends	0%	0%
Risk free rate	1.5%-3.6%	2.5%-5.0%

On August 6, 2008 the Company completed an offer to all SkyTerra LP option holders as of that date, to grant them new SkyTerra options, generally in exchange for surrender and termination of their SkyTerra LP options (the “Option Exchange”). All participating U.S. SkyTerra LP option holders received options to purchase shares of SkyTerra common stock pursuant to the terms of the Option Exchange at a ratio of 2.82 SkyTerra options for each SkyTerra LP option terminated, with an exercise price equal to the exercise price of the SkyTerra LP options terminated divided by 2.82. All participating Canadian SkyTerra LP option holders received the right to exchange SkyTerra LP options for SkyTerra options on the same terms in the future. Sale of all shares subject to the options received upon exchange is subject to restriction until May 1, 2010, with certain exceptions that could result in earlier release of the restrictions. Upon the release of these restrictions, Canadian SkyTerra LP option holders participating in the Option Exchange will have three business days to complete the exchange of their respective SkyTerra LP options for SkyTerra options, or their SkyTerra LP options will become unexercisable.

E-F-28

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

Upon consummation of the Option Exchange, 11.1 million SkyTerra options were issued in exchange for SkyTerra LP options held by U.S. SkyTerra LP option holders. Additionally, Canadian SkyTerra LP option holders received rights to receive 1.7 million SkyTerra options if they exchange their respective SkyTerra LP options for SkyTerra options in the future.

The exchange of vested options held by U.S. SkyTerra LP option holders that were outstanding at September 25, 2006, the date of the 2006 SkyTerra LP Exchange Transactions, and had not been subsequently modified, have been accounted for as the acquisition of minority interest under the purchase method of accounting. The fair value of these SkyTerra options was determined using Monte Carlo simulations, and was estimated to be $19.3 million.

The $19.3 million purchase price was allocated to long-lived assets on a pro-rata basis based on their estimated relative fair values on August 6, 2008, the date of the Option Exchange, as follows (in thousands):

Property and equipment	$4,777
Intangible assets—spectrum	12,977
Intangible assets—intellectual property	1,480
Intangible assets—customers	99

$19,333

Options that were granted to SkyTerra LP U.S. employees subsequent to September 25, 2006, or granted prior to September 25, 2006 and subsequently modified after that date (before the exchange), and exchanged on August 6, 2008, have been accounted for as modifications, pursuant to SFAS 123(R), Share-Based Payment. The rights granted to SkyTerra LP Canadian employees to exchange their options in the future have also been accounted for as modifications, pursuant to SFAS 123(R), as those option holders continue to hold and have the ability to exercise their respective SkyTerra LP options. The Company determined that there was no incremental compensation cost as a result of these modifications, based on estimated fair values determined by Monte Carlo simulations.

On February 22, 2008 the Boards of Directors of the Company and SkyTerra GP Inc., SkyTerra LP’s corporate general partner, approved a modification of certain outstanding options to purchase the Company’s common stock and SkyTerra LP’s Limited Investor Units, respectively, that decreased the exercise prices of certain options to an exercise price equal to the then current fair market value of the underlying common stock and Limited Investor Units, respectively. As a result of this modification the Company recorded $2.4 million of additional compensation expense during 2008. This modification will result in the recognition of additional compensation expense in periods subsequent to December 31, 2008 totaling $0.5 million related to unvested options.

E-F-29

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

The activity under the SkyTerra Incentive Plans and the Option Exchange is as follows:

	Options to Acquire Units	Weighted- Average Exercise Price	Aggregate Intrinsic Value (in thousands)
Options outstanding at December 31, 2007	1,082,928	$11.35
Granted	796,800	5.87
Issued in Option Exchange	11,144,640	3.67
Canceled	(188,217)	7.78
Exercised	(80,000)	0.80

Options outstanding at December 31, 2008	12,756,151	4.31	$350

Options exercisable at December 31, 2008	10,770,706	$3.85	$349

Options exercisable and expected to vest at December 31, 2008	12,617,170	$4.28	$350

The following table provides information about SkyTerra stock options that are outstanding and exercisable as of December 31, 2008:

Exercise Price	Stock Options Outstanding			Stock Options Exercisable
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life
$ 0.56	250,000	$0.56	3.78	250,000	$0.56	3.78
$ 1.18 – $ 2.65	8,381,570	2.28	4.47	8,243,155	2.28	4.39
$ 3.10 – $ 8.26	3,857,220	7.26	7.76	2,010,190	7.39	7.07
$ 19.34 – $82.00	267,361	28.90	3.79	267,361	28.90	3.79

	12,756,151	$4.31	5.44	10,770,706	$3.85	4.86

The weighted average remaining life of options exercisable and expected to vest as of December 31, 2008 was 5.41 years.

Equity-based compensation expense of $6.3 million, $4.8 million and $0.1 million related to the SkyTerra equity awards was recognized during the years ended December 31, 2008, 2007 and 2006, respectively. No tax benefits related to the exercise of options were recognized as the Company is in a taxable loss position.

The weighted average grant date fair value of options granted during the years ended December 31, 2007 and 2008 was $6.01 per share and $3.37 per share, respectively. No options were granted during the year ended December 31, 2006. The total intrinsic value of options exercised was $0.3 million, $1.5 million and $1.1 million during the years ended December 31, 2008, 2007 and 2006, respectively. As of December 31, 2008, the total compensation cost related to non-vested options not yet recognized was $3.0 million, which is expected to be recognized over a weighted-average period of 2.5 years.

During the years ended December 31, 2008, 2007 and 2006, the Company granted awards of 1,185,000, 250,000 and 600,000, respectively, of restricted shares of common stock to executives. As of December 31, 2008, the total estimated equity-based compensation expense related to non-vested restricted stock not yet

E-F-30

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

recognized is $7.1 million, which is expected to be recognized over a period of 1.4 years. As of December 31, 2008, the Company has outstanding awards of 1,855,000 restricted shares of common stock to executives and board members. Certain of those restricted shares contain vesting based on market conditions. The fair value of the restricted stock grants containing market conditions and deemed service periods were estimated using a Monte Carlo simulation model.

A summary of the status of the Company’s nonvested shares is as follows:

	Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2007	850,000	$9.49
Granted	1,185,000	7.64
Vested	(80,000)	7.95
Forfeited	(100,000)	7.23

Nonvested at December 31, 2008	1,855,000	$8.49

SkyTerra LP Incentive Plans

SkyTerra LP maintains a unit option incentive plan (SkyTerra LP Unit Option Incentive Plan), that allows for the granting of options and other unit based awards to employees and directors upon approval by SkyTerra LP’s Board of Directors. The fair value of each option is estimated on the date of grant using the Black-Scholes option valuation model. The expected term of option awards has been calculated as the midpoint between the vesting date and the end of the contractual term of the option as historical data for SkyTerra LP is not sufficient to reasonably estimate the expected term of new grants. The risk-free rate is based on U.S. Treasury yields for securities with similar terms. Volatility is calculated based on the trading prices of SkyTerra common stock.

SkyTerra LP generally issues stock option awards with an exercise price equal to the fair value on the date of grant, that vest ratably over 3 years of service, and carry a term of ten years. The Company recognizes compensation expense on a straight-line basis over the requisite service period. The expected term of option awards has been calculated as the midpoint between the vesting date and the end of the contractual term of the option as historical data for SkyTerra LP is not sufficient to reasonably estimate the expected term of new grants. The risk-free rate is based on U.S. Treasury yields for securities with similar terms. Volatility is calculated based on the trading prices of the Company’s common stock. No SkyTerra LP option awards have been settled in cash, other then as described below.

The fair value of Limited Investor Units underlying the equity-based awards is an input to the determination of the fair value of equity-based awards. Beginning in 2008, SkyTerra LP used a 2.82 exchange ratio between the observable market trading price of SkyTerra and SkyTerra LP, to value a Limited Investor Unit, based on the ratio in the Option Exchange and other transactions. Prior to 2008, the Company utilized a market approach to estimate the fair value of Limited Investor Units at each date on which equity-based awards were granted, based on the observable trading stock price of SkyTerra common stock, adjusted to account for differences in volatility and liquidity.

Assumptions used in determining the fair value of SkyTerra LP unit options are as follows:

	Year ended December 31,
	2008	2007
Expected volatility	60%	57%
Expected term (years)	6	6
Expected dividends	0%	0%
Risk free rate	2.1%-3.3%	2.4%-5.2%

E-F-31

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

The activity under the SkyTerra LP Unit Option Incentive Plan is as follows:

	Options to Acquire Units	Weighted- Average Exercise Price	Aggregate Intrinsic Value (in thousands)
Options outstanding at December 31, 2007	4,708,250	$13.33
Granted	19,000	20.94
Surrendered in exchange for SkyTerra options issued in Option Exchange	(3,952,000)	10.76
Canceled	(62,833)	14.31
Exercised	(10,000)	6.45

Options outstanding at December 31, 2008	702,417	$9.03	$—

Options exercisable at December 31, 2008	696,831	$8.94	$—

The aggregate intrinsic value of all options outstanding was zero at December 31, 2008, as the exercise prices of those respective options exceeded the estimated fair value of a SkyTerra LP unit.

The following table provides information about unit options under the SkyTerra LP Unit Option Incentive Plan that are outstanding and exercisable as of December 31, 2007:

Exercise Price	Stock Options Outstanding			Stock Options Exercisable
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life
$ 6.45	577,167	$6.45	3.94	577,167	$6.45	3.94
$20.94	125,250	20.94	6.58	119,664	20.94	6.56

	702,417	$9.03	4.41	696,831	$8.94	4.39

The total equity-based compensation expense related to the SkyTerra LP Unit Option Incentive Plan recognized during the years ended December 31, 2008, 2007 and 2006 was $5.2 million, $3.3 million and $10.4 million, respectively. No tax benefits related to the exercise of options were recognized as the Company is in a taxable loss position. The total equity-based compensation capitalized as system under construction related to the SkyTerra LP Unit Option Incentive Plan during the year ended December 31, 2008, 2007 and 2006 was $0.5 million, $0.4 million and $0.2 million, respectively. As of December 31, 2008, the total unrecognized compensation related to SkyTerra LP equity-based compensation was $2.2 million, which will be recognized over a weighted-average period of 1.0 years.

Subsequent to the SkyTerra LP Unit Option Exchange described above, there were 702,417 SkyTerra LP unit options outstanding as of December 31, 2008, 602,417 of which were held by Canadian SkyTerra LP who participated in Option Exchange and have the right to exchange their SkyTerra LP options for SkyTerra options in the future, pursuant to the terms of the Option Exchange described above. No further SkyTerra LP Unit Option incentives are expected to be awarded in the future.

The weighted average grant date fair value of options granted during the years ended December 31, 2008, 2007 and 2006 was $4.90, $6.94 and $18.31, respectively. The total intrinsic value of options exercised was $0.1 million, $9.8 million and $2.4 million during the years ended December 31, 2008, 2007 and 2006, respectively.

E-F-32

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

As of December 31, 2008, the total compensation cost related to non-vested unit options not yet recognized was $2.1 million, which is expected to be recognized over a weighted-average period of 1.0 years. As of December 31, 2008, the Company expects all remaining unvested options to vest.

In 2006, SkyTerra LP granted 50,000 phantom Limited Investor Units to an executive. The Company recorded equity-based compensation expense of $0.2 million, zero and $0.3 million, during the years ended December 31, 2008, 2007 and 2006, respectively, for this grant. This restricted unit award has been paid in cash, and is recognized as a liability and included in accrued expenses in the accompanying consolidated balance sheets. This phantom unit award will vest over five years: 20,000 units vested in 2008 and 10,000 units will vest annually thereafter, subject to certain acceleration provisions. The weighted average fair value of the unit award made during 2006 was $30.24 per unit. As of December 31, 2008, the total estimated equity-based compensation expense related to non-vested units not yet recognized is $0.1 million, which is expected to be recognized over a period of 2.1 years. This amount may increase or decrease based on the fair value of SkyTerra LP units, as the award is recorded at fair value at the end of each reporting period.

The Company’s equity-based compensation expense is included in the following captions in the consolidated statement of operations for the periods indicated (in thousands):

	Year ended December 31, 2008			Year ended December 31, 2007			Year ended December 31, 2006
	SkyTerra LP	SkyTerra	Consolidated	SkyTerra LP	SkyTerra	Consolidated	SkyTerra LP	SkyTerra	Consolidated
Operations	$2,274	$—	$2,274	$1,463	$—	$1,463	$621	$—	$621
General and administrative	2,915	5,023	7,938	2,155	3,938	6,093	9,111	84	9,195
Research and development	322	—	322	197	—	197	128	—	128
Sales and marketing	998	—	998	381	—	381	500	—	500

	$6,509	$5,023	$11,532	$4,196	$3,938	$8,134	$10,360	$84	$10,444

8. Related Party Transactions

SkyTerra and Apollo Investment Fund IV L.P. and Affiliates

Apollo Advisors L.P. and its affiliates (Apollo) held significant SkyTerra common stock through April 2008. Two of the six Directors of SkyTerra were partners at Apollo through such time. As such, transactions with entities controlled by or affiliated with Apollo, through April 2008 are related party transactions.

Hughes Network Systems LLC

Hughes Network Systems LLC (HNS) is a former subsidiary of SkyTerra and indirectly controlled by Apollo. In October 2006, SkyTerra LP entered into a preferred provider agreement with HNS. Under this agreement, for a period of five years SkyTerra LP will grant preferred provider status to HNS for the provision of certain engineering and other services and the manufacture of certain equipment, in each case expected to be used by SkyTerra LP in developing and deploying its next generation integrated network. In November 2006, SkyTerra LP entered into an agreement with HNS to purchase four satellite base transceiver subsystems for a fixed price, as amended, of $43.7 million. SkyTerra LP acquired services and equipment from HNS in an amount of $21.5 million, $8.8 million and $8.4 million, during the years ended December 31, 2008, 2007 and 2006, respectively.

E-F-33

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

TerreStar Networks and TerreStar Corporation

TerreStar Corporation owns a controlling interest in TerreStar Networks. The Company owns 11.1% of TerreStar Networks. SkyTerra LP had granted options to purchase the common stock of TerreStar Networks to certain employees of SkyTerra LP prior to the spin-off of TerreStar Networks, which are vested and exercisable as of December 31, 2008. SkyTerra LP and TerreStar Networks operate under an intellectual property development sharing arrangement. In May 2005, SkyTerra LP and TerreStar Networks entered into a management services agreement whereby SkyTerra LP provides technical and program management efforts associated with ATC network development as well as administrative support required to accomplish these tasks. In May 2006, SkyTerra LP discontinued providing management services to TerreStar Networks, but continued to share intellectual property development.

According to publicly available information, the Company understands that Harbinger holds a significant investment in TerreStar Corporation.

9. Commitments and Contingencies

Leases

Office facility leases may provide for escalations of rent or rent abatements, and payment of pro rata portions of building operating expenses. The Company currently leases facilities located in Reston, Virginia (lease expires February 28, 2011), Ottawa, Ontario (Canada) (lease will expire January 30, 2024, occupying under a binding Offer to Lease and the final lease is pending signatures) and Calgary, Alberta (Canada) (lease expires June 30, 2010). The Company records rent expense using the straight-line method over the term of the lease agreement. Rent expense for the years ended December 31, 2008, 2007 and 2006 was $2.3 million, $2.3 million and $2.1 million, respectively.

Boeing Contract

SkyTerra LP has a fixed price contract with Boeing Satellite Systems, Inc. (Boeing) for the comprehensive design, development, construction, manufacturing, testing, and installation of a space-based network, providing satellite launch support and other services related to mission operations and system training. Under the terms of the contract, the Company will purchase two satellites. Each satellite is contracted to have a mission life of 15 years with a portion of the contract value payable if certain performance incentives are met, over the expected 15-year operating life. Boeing has a first lien on each satellite and related work until title and risk of loss transfers to the Company upon launch.

If SkyTerra LP elects to terminate the Boeing contract in whole, the Company will be subject to termination liability charges that would range from $215 million to $249 million, declining in Q2 2009. Similarly, an in part termination would result in charges from $102 million to $140 million. Future minimum contractual payments due under this contract that are disclosed below exclude all potential performance incentives which could total up to $96.7 million, interest payments on the performance incentives and deferred construction payments, and options.

Launch Contracts

In May 2007, SkyTerra LP entered into fixed price contracts with ILS International Launch Services, Inc. and Sea Launch Company, LLC, each of which were subsequently amended, to launch the next generation satellites SkyTerra-1 and SkyTerra-2. The aggregate amended cost for these services is $183.4 million, of which

E-F-34

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

$145.5 million remains to be paid at December 31, 2008. If SkyTerra LP were to terminate both launch vehicle contracts prior to February 2010, the Company will be subject to termination liability charges that would range from $0.7 million to $49.0 million, depending on the date of termination. If SkyTerra LP were to terminate both launch vehicle contracts after February 2010, the Company would be entitled to receive a portion of previously made payments.

HNS Contract

SkyTerra LP entered into an agreement with HNS to purchase four satellite base transceiver subsystems and air interface technology. The transceiver subsystems will integrate the satellite component into the Company’s next generation integrated network. The aggregate base cost, as amended, for these services is $43.7 million. Pursuant to the terms of the agreement, the Company has the option to submit change orders to procure additional capabilities not included in the base price. Costs associated with these change orders are negotiated and agreed upon prior to the submission of the change order. SkyTerra LP may incur significant liquidated damages if services are terminated by the Company.

Qualcomm Satellite Enabled Mobile Chipsets for Next Generation Network

In September 2008, SkyTerra LP entered into a 15-year agreement with Qualcomm Incorporated (Qualcomm) for the provision by Qualcomm of satellite-enabled mobile chipsets and satellite base station components built upon Qualcomm-adapted EV-DO technology to facilitate the development of mobile devices and network systems for use with the Company’s planned next generation network. A broad range of Qualcomm chipsets, to be available on a mass-market basis, will include satellite and L-band capabilities. The agreement contemplates that SkyTerra LP and Qualcomm will complete the detailed specifications for the first release of the technology, which will be sufficient to support voice and data services in an integrated, dual mode manner over SkyTerra’s satellites and terrestrial networks, including L-band ATC. The detailed specifications for the first release of the technology were completed as planned.

The agreement with Qualcomm also contemplates that other operators (together with SkyTerra LP, each an Operator) may enter into similar arrangements with Qualcomm. The termination by one Operator of its agreement with Qualcomm does not affect the agreement of any other Operator. The Company has been advised that ICO Satellite Services G.P. (ICO) has entered into a similar agreement with Qualcomm. Each Operator will fund a portion of the related non-recurring expenses (NRE) incurred in connection with the agreements, which will result in a further sharing of NRE if and when additional Operators (in addition to SkyTerra LP and ICP) enter into similar agreements with Qualcomm. The SkyTerra LP portion of the NRE to be paid to Qualcomm is expected to be in an amount not to exceed $10 million, subject to reduction based on the participation of other Operators with Qualcomm.

In connection with entering into the Qualcomm agreement, SkyTerra LP and ICO have entered into a mutual non-assertion agreement with ICO with respect to relevant aspects of their respective patent portfolios as well as certain other agreements related to the Qualcomm development effort.

EV-DO Compatible Base Transceiver Subsystems

The Company is currently in negotiations with several vendors for the procurement of EV-DO compatible transceiver subsystems. The Company expects that it will enter into a material definitive contract for those subsystems during the first half of 2009.

E-F-35

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

Inmarsat Cooperation Agreement

To improve the Company’s spectrum assets, in December 2007 SkyTerra, SkyTerra LP, and SkyTerra Canada (together the “SkyTerra Parties”) and Inmarsat Global Limited (“Inmarsat”) entered into a Cooperation Agreement relating to the use of L-band spectrum for both MSS and ATC services in North America. The Cooperation Agreement addresses a number of regulatory, technology and spectrum coordination matters involving L-band spectrum.

Upon receipt of an investment of $100 million in SkyTerra LP by a third party for general corporate purposes and election by the SkyTerra Parties to trigger certain provisions, the SkyTerra Parties will be able to expand its trials and deployments to a broadband ATC trial using wider spectrum bandwidths, on a specific designation of combined Inmarsat and SkyTerra LP spectrum in a pre-agreed market. Simultaneously upon the election by the SkyTerra Parties regarding such an investment, the Company is required to issue to Inmarsat $31.3 million of the Company’s common stock, valued in accordance with terms of the agreement.

Upon the occurrence of certain events, until September 1, 2011, the SkyTerra Parties have the option (the Phase 1 Option), subject to certain conditions, to effect a transition to a modified band plan within an 18 to 30 month period. Such transition will include modification of certain of Inmarsat’s network and end user devises and a shift in frequencies between the SkyTerra Parties and Inmarsat which would lead to additional spectrum contiguity and more relaxed operating rules for the Company. Over the transition period, the SkyTerra Parties will be required to make payments to Inmarsat of $250 million in cash. Upon the commencement of Phase 1, the Company will issue to Inmarsat a number of shares of the Company’s common stock having a value of $31.3 million, valued in accordance with terms of the agreement. In accordance with the terms of the agreement, the question remains open between Inmarsat and the SkyTerra Parties as to whether the closing of the 16.5% Senior Unsecured Notes or any of the funding under the 18% Senior Unsecured Notes will be designated by the SkyTerra Parties as a triggering investment and, if so, what the valuation of the Company’s common stock would be in connection with the required stock issuance. This matter has not been resolved and the Company has not designated any previous investment as a triggering investment, therefore no accounting is required as of December 31, 2008. Upon the completion of the transition of the spectrum in Phase 1, the Company will issue to Inmarsat a number of shares of the Company’s common stock having a value of $56.3 million based on the average closing price of the Company’s common stock for the prior forty five day trading day period. The SkyTerra Parties have the option to accelerate the transition timing by accelerating payment to Inmarsat of $50 million that would be credited towards the $250 million in cash payments.

Subsequent to the exercise of the Phase 1 Option, between January 1, 2010 and January 1, 2013, the SkyTerra Parties have the option (the Phase 2 Option) for Inmarsat to modify its North American operations in a manner that will make additional spectrum available to SkyTerra LP at a cost of $115 million per year, increasing at 3% per year, resulting in substantially more spectrum to the benefit of SkyTerra Parties. If the Company does not exercise the Phase 2 Option, then between January 1, 2013 and January 1, 2015, Inmarsat would have the option to require the SkyTerra Parties to exercise the Phase 2 Option on the same terms.

During 2008, the Company and Inmarsat exchanged certain spectrum rights. The Company has determined the non-monetary transactions did not result in significant changes to the expected cash flows to the Company, and therefore lack commercial substance as defined in APB No. 29, Accounting for Nonmonetary Transactions. As such no accounting was recorded for such exchanges.

E-F-36

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

Future minimum payments related to the Company’s commitments described in additional detail above, are as follows for the years ending December 31 (in thousands):

	Leases (a)	Boeing (b)	HNS	Launch Services (c)	Satellite Operational Services	Qualcomm	Other	Total
2009	$2,289	$86,521	$10,946	$40,744	$2,884	$3,875	$12,224	$159,483
2010	2,452	75,795	—	94,213	1,884	4,750	3,200	182,294
2011	873	938	—	10,576	1,434	—	158	13,979
2012	594	—	—	—	1,434	—	158	2,186
2013	604	—	—	—	1,434	—	158	2,196
Thereafter	7,249	—	—	—	16,013	—	1,737	24,999

	$14,061	$163,254	$10,946	$145,533	$25,083	$8,625	$17,635	$385,137

(a)	The Company leases office space and computer and other equipment under operating lease agreements. In addition to base rent, the Company is responsible for certain taxes, utilities and maintenance costs, and several leases include options for renewal or purchase.
(b)	The amounts exclude in-orbit incentives and potential interest associated with the incentives as discussed above.
(c)	Reflects payments based on contracts as amended subsequent to December 31, 2008.

Litigation and Claims

The Company is periodically a party to litigation and claims in the normal course of business. While the outcome of the litigation and claims against the Company cannot be predicted with certainty, management believes that the ultimate resolution of the matters will not have a material adverse effect on the financial position or results of operations of the Company. The Company recognizes a liability for these matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

10. Income Taxes

SkyTerra and its eligible subsidiaries file a consolidated United States federal income tax return. As a limited partnership, SkyTerra LP is not subject to U.S. Federal income tax directly. Rather, each limited partner, including SkyTerra, is subject to income taxation based on such partner’s portion of SkyTerra LP’s loss, as defined in the limited partnership agreement. SkyTerra LP’s Canadian subsidiary and SkyTerra Canada are each taxed as separate corporate entities in Canada.

The components of loss before income taxes, minority interest and extraordinary gain by country, are as follows (in thousands):

	Year ended December 31,
	2008	2007	2006
United States	$(206,432)	$(126,517)	$(60,972)
Canada	(3,191)	(1,333)	(2,577)

Total loss before income taxes, minority interest and extraordinary gain	$(209,623)	$(127,850)	$(63,549)

E-F-37

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

The components of the income tax (benefit) provision, all of which relate to SkyTerra Canada, the Company’s variable interest entity, consisted of the following (in thousands):

	Year ended December 31,
	2008	2007	2006
Current (benefit) provision	$(1,505)	$1,317	$311
Deferred (benefit) provision	395	(1,650)	944

Total income tax (benefit) provision	$(1,110)	$(333)	$1,255

Taxes computed at the U.S. statutory federal income tax rate of 34% are reconciled to the Company’s effective rate as follows:

	Year ended December 31,
	2008	2007	2006
U.S. Federal taxes on loss before income tax, minority interest and extraordinary gain, at statutory rate (1)	$(71,272)	$(43,469)	$(21,607)
State taxes, net of U.S. Federal benefit	(7,286)	(4,183)	(2,439)
Losses allocable to SkyTerra LP’s non-SkyTerra partners	88	1,576	19,649
Effect of Canadian operations	187	186	(57)
Non-deductible interest	8,064	5,580	1,460
Other	(192)	401	2,557
Valuation allowance	69,301	39,576	1,692

Income tax (benefit) provision	$(1,110)	$(333)	$1,255

Income tax benefit (provision)	0.5%	0.3%	(2.0)%

(1)	No current tax on extraordinary gain.

Deferred tax assets (liabilities) consisted of the following (in thousands):

	December 31
	2008	2007
Deferred tax assets, net:
Net operating loss carryforwards	$55,494	$25,034
Intangible assets	35,721	68,482
Senior secured discount note interest	16,844	11,695
Deferred revenue	8,854	7,360
Equity-based compensation	8,441	6,645
Depreciation and amortization of property and equipment	3,068	2,967
Tax credits	1,130	1,130
Other	1,313	1,340

	130,865	124,653
Less-valuation allowance	(127,279)	(91,791)

Deferred tax assets, net of valuation allowance	3,586	32,862

Deferred tax liabilities:
Depreciation and amortization of property and equipment	(469)	—
Intangible assets	—	(2,336)
Investment in TerreStar Networks	(2,784)	(29,506)
Other	(76)	(368)

Net deferred tax asset (liability)	$257	$652

E-F-38

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

The changes in the valuation allowance for 2006, 2007, and 2008 related to the respective years’ current activities and to the impact of the 2006 SkyTerra LP Exchange Transactions, the effect of 2007 acquisitions of the SkyTerra LP minority interest, and the effect of the 2008 Option Exchange.

For U.S. federal income tax purposes, SkyTerra has unused net operating loss (NOL) carryforwards of $203 million expiring from 2020 through 2028. The utilization of U.S. NOL carryforwards may be subject to an annual limitation if the Company experiences an ownership change as defined by Section 382 of the Internal Revenue Code. In addition, Section 382 may limit the Company’s tax depreciation or amortization of certain assets in certain circumstances. The Company believes an ownership change under Section 382 occurred in 2008. The Company believes the impact on its tax attributes from this ownership change would not be material to its financial position or results of operations as of December 31, 2008.

Based on additional ownership information recently obtained, the Company believes a subsequent ownership change could also have occurred in 2008. Such subsequent ownership change could significantly limit the Company’s ability to utilize its NOL carryforwards. Further, other tax attributes may also be limited based on a subsequent ownership change. The Company’s analysis cannot be completed until further information is received. Due to the Company’s valuation allowance on its U.S. consolidated net deferred tax assets, additional Section 382 limitations are not expected to materially impact the Company’s financial position or results of operations as of December 31, 2008. However, decreases in gross deferred tax assets may occur, and limitations on other Company deductions, such as depreciation and amortization, may result.

The exercise of stock options has generated income tax deductions in excess of amounts recorded for financial reporting purposes. In accordance with SFAS 123(R) the Company will not recognize a tax benefit with respect to the excess stock compensation deductions until those deductions actually reduce income tax liabilities. As such, the Company has not recorded a deferred tax asset related to the net operating losses resulting from the exercise of these stock options in the accompanying financial statements. At such time as the Company utilizes these net operating losses to reduce income tax payable, the tax benefit will be recorded as an increase in additional paid-in capital.

The Company adopted the provisions of FIN 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. Neither the adoption of FIN 48 nor activities in 2008 and 2007 subsequent to its adoption impacted the Company’s financial position or results of operations. The Company has concluded that there are no uncertain tax positions requiring recognition, pursuant to the provisions of FIN 48, in its consolidated financial statements as of December 31, 2008. The Company’s policy is to recognize interest and penalties on income tax matters in the income tax provision (benefit). No such items were recorded in 2008.

The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction and in various states and in foreign jurisdictions, primarily Canada and its provinces. Because the Company’s 2006 U.S. federal income tax return used net operating loss carryforwards dating, in part, back to 1993, some elements of income tax returns back to 1993 are subject to examination. The Company is currently under audit for income taxes by one Canadian province and by one U.S. state, but the Company does not expect the results of those audits to have a material impact on the Company’s financial position or results of operations. The U.S. Federal Government’s audit of the Company’s 2005 return closed without adjustment.

Prior to the closing of the BCE Exchange Transaction in January 2007, TMI Delaware distributed to BCE and its affiliates all of the assets of TMI Delaware other than its limited partnership interests in SkyTerra LP and its common stock of SkyTerra GP. Under the terms of the exchange agreement between the Company and BCE, BCE has indemnified the Company for any taxes imposed on TMI Delaware for periods prior to the closing of

E-F-39

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

the BCE Exchange Transaction, including taxes related to the distribution. At closing, BCE transferred $37 million to TMI Delaware to pay such taxes. Approximately $1.8 million of that amount is included in accrued expenses and other current liabilities in the accompanying consolidated balance sheet as of December 31, 2008.

Prior to the closing of the 2006 SkyTerra LP Exchange Transactions in September 2006, a minority stakeholder in MSV Investors distributed to its shareholders all of its assets other than its interest in MSV Investors. Under the terms of the merger agreement between SkyTerra and the shareholders of the minority stakeholder, such shareholders agreed to indemnify the Company for any taxes imposed on the minority stakeholder for any pre-merger period, including all taxes related to the distribution. At closing, such shareholders transferred $7.5 million to the Company to pay such taxes. The remaining liability related to this arrangement was $1.5 million which is included in accrued expenses and other current liabilities in the accompanying consolidated balance sheet as of December 31, 2008.

12. Retirement Plan

SkyTerra LP sponsors a benefit plan to provide retirement and incidental benefits for its employees, and participants may make voluntary contributions, not to exceed maximum allowable contribution amounts. SkyTerra LP may make discretionary contributions and matching contributions and has done so totaling $0.6 million, $0.5 million, and $0.3 million in the years ended December 31, 2008, 2007, and 2006, respectively. Employees vest immediately in SkyTerra LP contributions.

13. Segment and Geographic Information

Operating segments are defined as components of an enterprise for which separate financial information is available and is evaluated on a regular basis by the chief operating decision makers in deciding how to allocate resources to an individual segment and in assessing performance of the segment.

The Company has three reporting segments: Next Generation, Current Generation, and SkyTerra Corporate. The Next Generation segment relates to activities to deploy a next generation satellite system complemented by ATC. The Current Generation segment relates to SkyTerra LP’s provision of mobile satellite services that support the delivery of data, voice, fax and dispatch radio services using its existing in-orbit satellites. Management reviews the assets and financial position of Next Generation and Current Generation on a combined basis as a significant portion of the Company’s assets are shared between these segments. Assets are not segregated between these segments, and management does not use asset information by these segments to evaluate segment performance. The SkyTerra Corporate segment relates to activities related to the publicly traded holding company. Substantially all of the Company’s capital expenditures relate to SkyTerra LP. The measure of segment profit (loss) used by management to evaluate performance is operating income (loss), as presented in the accompanying statements of operations.

E-F-40

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

The following table presents results of operations for the Company’s reportable segments for the year ended December 31, 2008 (in thousands):

	Year ended December 31, 2008
	Next Generation	Current Generation	Total SkyTerra LP	SkyTerra Corporate	Eliminations	SkyTerra Consolidated
Revenues:
Services and related revenues	$—	$28,571	$28,571	$—	$—	$28,571
Equipment sales	—	5,025	5,025	—	—	5,025
Other revenues	—	889	889	—	—	889

Total revenues	—	34,485	34,485	—	—	34,485
Operating expenses:
Cost of equipment sold	—	4,165	4,165	—	—	4,165
Operations and cost of services (exclusive of depreciation and amortization)	16,243	16,067	32,310	—	—	32,310
Sales and marketing	4,508	3,944	8,452	—	—	8,452
Research and development (exclusive of depreciation and amortization)	15,557	—	15,557	—	—	15,557
General and administrative	16,009	7,843	23,852	11,579	—	35,431
Depreciation and amortization	30,083	2,605	32,688	—	—	32,688
Impairment of goodwill	10,389	—	10,389	—	—	10,389

Total operating expenses	92,789	34,624	127,413	11,579	—	138,992

Operating loss	$(92,789)	$(139)	$(92,928)	$(11,579)	$—	$(104,507)

The following table’s presents results of operations for the Company’s reportable segments for the year ended December 31, 2007 (in thousands):

	Year ended December 31, 2007 In Thousands
	Next Generation	Current Generation	Total SkyTerra LP	SkyTerra Corporate	Eliminations	SkyTerra Consolidated
Revenues:
Services and related revenues	$—	$27,754	$27,754	$—	$—	$27,754
Equipment sales	—	5,265	5,265	—	—	5,265
Other revenues	—	1,064	1,064	—	—	1,064

Total revenues	—	34,083	34,083	—	—	34,083
Operating expenses:
Cost of equipment sold	—	4,245	4,245	—	—	4,245
Operations and cost of services (exclusive of depreciation and amortization)	8,044	16,986	25,030	—	—	25,030
Sales and marketing	3,957	3,602	7,559	—	—	7,559
Research and development (exclusive of depreciation and amortization)	10,568	—	10,568	—	—	10,568
General and administrative	14,268	7,746	22,014	7,629	—	29,643
Depreciation and amortization	26,671	2,458	29,129	—	—	29,129

Total operating expenses	63,508	35,037	98,545	7,629	—	106,174

Operating loss	$(63,508)	$(954)	$(64,462)	$(7,629)	$—	$(72,091)

E-F-41

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

The following table’s presents results of operations for the Company’s reportable segments for the year ended December 31, 2006. SkyTerra amounts reflect the results of operations for the period following the September 25, 2006 SkyTerra LP Exchange Transactions through December 31, 2006 (in thousands):

	Year ended December 31, 2006 In Thousands
	Next Generation	Current Generation	Total SkyTerra LP	SkyTerra Corporate	Eliminations	SkyTerra Consolidated
Revenues:
Services and related revenues	$—	$26,922	$26,922	$—	$—	$26,922
Equipment sales	—	6,984	6,984	—	—	6,984
Other revenues	—	948	948	—	—	948

Total revenues	—	34,854	34,854	—	—	34,854
Operating expenses:
Cost of equipment sold	—	5,738	5,738	—	—	5,738
Operations and cost of services (exclusive of depreciation and amortization)	5,132	14,664	19,796	—	—	19,796
Sales and marketing	1,708	2,505	4,213	—	—	4,213
Research and development (exclusive of depreciation and amortization)	5,127	—	5,127	—	—	5,127
General and administrative	20,168	6,882	27,050	3,488	—	30,538
Depreciation and amortization	5,585	6,116	11,701	—	—	11,701

Total operating expenses	37,720	35,905	73,625	3,488	—	77,113

Operating loss	$(37,720)	$(1,051)	$(38,771)	$(3,488)	$—	$(42,259)

The following table presents balance sheet information for the Company’s reportable segments as of December 31, 2008 (in thousands):

	As of December 31, 2008
	Total SkyTerra LP	SkyTerra	Eliminations	SkyTerra Consolidated
Total assets	$1,359,362	$46,568	$(45,228)	$1,360,702
Senior secured discount notes, net	629,759	—	—	629,759
Senior unsecured notes, net	147,119	—	—	147,119
Notes payable	61,312	18,013	(18,013)	61,312
Total liabilities	885,542	21,820	(18,013)	889,349
Total equity	473,820	24,749	(27,216)	$471,353

The following table presents balance sheet information for the Company’s reportable segments as of December 31, 2007 (in thousands):

	As of December 31, 2007
	Total SkyTerra LP	SkyTerra	Eliminations	SkyTerra Consolidated
Total assets	$1,180,248	$119,960	$(5,173)	$1,295,035
Senior secured discount notes, net	552,719	—	—	552,719
Notes payable	52,047	5,125	(5,125)	52,047
Total liabilities	637,602	45,880	(5,173)	678,309
Total equity	542,646	74,080	(508)	616,218

E-F-42

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

Geographic information

The Company sells its services in the United States and through foreign subsidiaries in Canada. The following table presents revenue attributable to each geographic region (in thousands):

	Year ended December 31,
	2008	2007	2006
United States	$20,901	$21,600	$22,612
Canada	13,584	12,483	12,242

Total revenues	$34,485	$34,083	$34,854

The following table presents information regarding total assets attributable to each geographic region (in thousands):

	December 31
	2008	2007
United States	$1,352,649	$1,278,349
Canada	8,053	16,686

Total assets	$1,360,702	$1,295,035

14. Unaudited Interim Financial Information

The Company’s results were as follows (in thousands except per share data):

	Year ended December 31, 2008
	Q1		Q2		Q3		Q4
Revenues	$8,593		$8,808		$9,450		$7,634
Operating loss	$(21,452)		$(20,826)		(25,279)		(36,500)
Net loss	$(37,210	)(1)	$(36,654	)(2)	(76,651	)(3)	(54,420	)(4)
Basic and diluted loss per common share	$(0.35)		$(0.35)		$(0.72)		$(0.51)

(1)	Includes $8.4 million write down of Investment in TerreStar Networks (see Note 2)
(2)	Includes $8.4 million write down of Investment in TerreStar Networks (see Note 2)
(3)	Includes $42.9 million write down of Investment in TerreStar Networks (see Note 2)
(4)	Includes $11.0 million write down of Investment in TerreStar Networks (see Note 2), $10.4 million goodwill impairment (see Note 2), and $3.0 extraordinary gain on acquisition of minority interest (see Note 3)

	Year ended December 31, 2007
	Q1	Q2	Q3		Q4
Revenues	$8,102	$8,170	$9,109		$8,702
Operating loss	(15,460)	(17,135)	(18,346)		(21,150)
Net loss	(19,817)	(21,804)	(44,900	)(1)	(37,035	)(2)
Basic and diluted loss per common share	$(0.21)	$(0.21)	$(0.44)		$(0.36)

(1)	Includes $22.5 million write down of Investment in TerreStar Networks (see Note 2)
(2)	Includes $12.0 million write down of Investment in TerreStar Networks (see Note 2)

E-F-43

SkyTerra Communications, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

15. Subsequent Event

On January 7, 2009 the Company issued the first of the four issuances of the July 2013 Senior Unsecured Notes to Harbinger under the Securities Purchase Agreement, in an aggregate principal amount of $150 million. In addition, at this closing the Company issued Harbinger ten-year warrants to purchase 7.5 million shares of the Company’s voting or non-voting common stock, at an initial exercise price of $0.01 per share. See Note 6 for additional details.

E-F-44

Exhibit 31.1

SKYTERRA COMMUNICATIONS, INC.

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

I, Alexander H. Good, certify that:

1.	I have reviewed this annual report on Form 10-K of SkyTerra Communications, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal controls over financial reporting, or caused such internal controls over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on this evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/S/ ALEXANDER H. GOOD
Name:	Alexander H. Good
Title:	Chief Executive Officer and President

February 27, 2009

Exhibit 31.2

SKYTERRA COMMUNICATIONS, INC.

CERTIFICATION OF CHIEF FINANCIAL OFFICER

I, Scott Macleod, certify that:

1.	I have reviewed this annual report on Form 10-K of SkyTerra Communications, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal controls over financial reporting, or caused such internal controls over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on this evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/S/ SCOTT MACLEOD
Name:	Scott Macleod
Title:	Executive Vice President and Chief Financial Officer

February 27, 2009

Exhibit 32.1

Certification of CEO Pursuant to

18 U.S.C. Section 1350,

as Adopted Pursuant to

Section 906 of the Sarbanes-Oxley Act of 2002

In connection with the Annual Report on Form 10-K of SkyTerra Communications, Inc. (the “Company”) for the period ended December 31, 2008, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), Alexander H. Good, as Chief Executive Officer of the Company, hereby certifies, pursuant to 18 U.S.C. § 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of his knowledge:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company

/S/ ALEXANDER H. GOOD
Name:	Alexander H. Good
Title:	Chief Executive Officer and President

February 27, 2009

Exhibit 32.2

Certification of CFO Pursuant to

18 U.S.C. Section 1350,

as Adopted Pursuant to

Section 906 of the Sarbanes-Oxley Act of 2002

In connection with the Annual Report on Form 10-K of SkyTerra Communications, Inc. (the “Company”) for the period ended December 31, 2008, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), Scott Macleod, as Chief Financial Officer of the Company, hereby certifies, pursuant to 18 U.S.C. § 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of his knowledge:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company

/S/ SCOTT MACLEOD
Name:	Scott Macleod
Title:	Executive Vice President and Chief Financial Officer

February 27, 2009

Appendix F

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K/A

☒  Annual report pursuant to Section 13 or 15(d) of the Securities Exchange Act

of 1934 for the fiscal year ended December 31, 2008, or

☐  Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act

of 1934 for the transition period from                      to

Commission file number 000-13865

SKYTERRA COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-2368845
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10802 Parkridge Boulevard Reston, VA 20191	20191
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 390-1899

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, $.01 par value

(Title of Class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.

Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act.

Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter periods that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Yes  ☐    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant’s knowledge, in the definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, accelerated filer, non-accelerated filer or smaller reporting company (as defined in Rule 12b-2 of the Act).

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in defined in Rule 12b-2 of the Act).

Yes  ☐    No  ☒

The aggregate market value of the voting and non-voting common stock held by non-affiliates of the registrant, as of June 30, 2008, was $256,882,543.

As of February 18, 2009, there were 48,822,787 shares of our voting common stock and 59,958,499 shares of our non-voting common stock outstanding.

EXPLANATORY NOTE

The purpose of this most recent amendment is to provide certain technical amendments to Item 13 to the amended Form 10K-A filed with the Securities and Exchange Commission (the “SEC”) on April 30, 2009, which amended and restated Part III of the Registrant’s Annual Report on Form 10-K filed with the SEC on March 9, 2009 (the “Form 10-K”). The amended and restated items are as follows:

Item 10. Directors, Executive Officers and Corporate Governance.

Item 11. Executive Compensation.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

Item 13. Certain Relationships and Related Transactions, and Director Independence.

Item 14. Principal Accountant Fees and Services.

Item 15. Exhibits and Financial Statement Schedules.

These items were omitted from the Form 10-K in reliance on instructions included in Form 10-K permitting the Registrant to incorporate such items by reference to the Registrant’s proxy statement, provided such proxy statement is filed within 120 days of the Registrant’s fiscal year-end. As the Registrant intends to file its proxy statement later than 120 days from its fiscal year-end, it is providing these items as part of this Form 10-K/A.

As used in this amendment on Form 10-K/A, the words “we,” “our,” “us,” “SkyTerra,” and the “Company” refer to SkyTerra Communications, Inc., its predecessors and subsidiaries, except as otherwise specified, and capitalized terms used in this amendment on Form 10-K/A but not defined herein have the meanings given such terms in the Company’s annual report on Form 10-K for the year ended December 31, 2008 filed with the Commission on March 2, 2009.

PART III

ITEM 10.	Directors, Executive Officers and Corporate Governance

The following table sets forth information concerning the Company’s executive officers and directors as of April 28, 2009:

Name	Age	Position
Alexander H. Good (1)	59	Chief Executive Officer and President, Chairman
Scott Macleod (2)	46	Executive Vice President, Chief Financial Officer and Treasurer
Gary Epstein (3)	62	Executive Vice President, Law and Regulation
Marc Montagner (4)	48	Executive Vice President of Strategy, Development & Distribution, SkyTerra LP
Andrew Caplan	48	Chief Network Officer, SkyTerra LP
Randy S. Segal (5)	53	Senior Vice President, General Counsel and Secretary
James A. Wiseman (6)	40	Vice President and Corporate Controller (Principal Accounting Officer)
Jose A. Cecin, Jr. (7)	45	Director
Paul S. Latchford, Jr. (8)	54	Director
Jeffrey M. Killeen (9)	55	Director
William F. Stasior (9)	68	Director
Michael D. Weiner	56	Director

(1)	Mr. Good also serves as SkyTerra LP’s, Chief Executive Officer, President and Vice Chairman.
(2)	Mr. Macleod also serves as SkyTerra LP’s Executive Vice President and Chief Financial Officer.
(3)	Mr. Epstein also serves as SkyTerra LP’s Executive Vice President, Law and Regulation.
(4)	Mr. Montagner serves as SkyTerra LP’s Executive Vice President of Strategy, Development & Distribution.
(5)	Ms. Segal also serves as SkyTerra LP’s Senior Vice President, General Counsel and Secretary.
(6)	Mr. Wiseman also serves as SkyTerra LP’s Vice President and Corporate Controller.
(7)	Member of the Compensation Committee, Audit Committee, and Special Committee of the Board of Directors.
(8)	Member of the Compensation Committee of the Board of Directors.
(9)	Member of the Audit Committee and Special Committee of the Board of Directors.

Executive Officers

Alexander H. Good—Chief Executive Officer and President, Chairman. Mr. Good has been the Company’s Chief Executive Officer and President since December 2006. Mr. Good was elected to the Board of Directors of the Company on April 9, 2008 and became the Chairman of the Board of Directors on April 24, 2008. Mr. Good has served as SkyTerra LP’s Chief Executive Officer, President and Vice Chairman of the Board since April 2004. In 2002 and 2003, prior to joining SkyTerra LP, Mr. Good served as the Executive Chairman of Affinity Internet and Executive Chairman of Nexverse Networks, Inc., now Veraz Networks, Inc., and also served as a director of NextLevel Communications, Inc. Mr. Good was Chairman and CEO of @Link Networks, Inc. from 1999 to 2001. Mr. Good was Executive Vice President of Bell Atlantic Corporation (now Verizon) from 1997 to 1999. He served as Senior Vice President of Corporate Development of Bell Atlantic Corporation from 1995 to 1997 and was Chairman and CEO of Bell Atlantic International from 1994 to 1997. Mr. Good served as Senior Vice President of Mtel Communications, Inc. and CEO of MTEL International from 1990 to 1994.

Scott Macleod—Executive Vice President and Chief Financial Officer. Mr. Macleod has been the Company’s Executive Vice President and Chief Financial Officer since December 2006. Mr. Macleod has served as SkyTerra LP’s Executive Vice President and the Chief Financial Officer since January 2006. From May 2003 to January 2006, Mr. Macleod served as a Managing Director of Rothschild Inc. From May 1999 to January 2003, Mr. Macleod was Chief Corporate Development Officer of XO Communications, and from 1992 to 1999, worked in Merrill Lynch’s Global Communications Group, serving most recently as Managing Director of such group.

Gary Epstein—Executive Vice President of Law and Regulation. Mr. Epstein has been the Company’s Executive Vice President of Law and Regulation since March 2009. From February through March 2009 Mr. Epstein served at the Federal Communications Commission to provide interim leadership for the digital television transition. From November 2008 to January 2009 Mr. Epstein served as a team leader on the Economics and International Trade Team in the Obama-Biden transition. From 1983 to 2008 Mr. Epstein was a partner and Global Head of the Communications Practice at Latham & Watkins LLP. Mr. Epstein also serves as Board Chair of DC Appleseed.

Marc Montagner—Executive Vice President of Strategy, Development and Distribution. Mr. Montagner has served as the Company’s Executive Vice President of Strategy, Development and Distribution since February 2009. From 2007 to 2009 Mr. Montagner was Managing Director and Co-Head of the Global Telecom, Media and Technology Merger and Acquisition Group at Banc of America Securities. From 2002 to 2006 Mr. Montagner was Senior Vice President of Corporate Development at Nextel, and then Sprint Nextel. From 1994 to 2002, Mr. Montagner was a Managing Director in the Telecom and Media Group at Morgan Stanley.

Andrew Caplan—Chief Network Officer. Mr. Caplan has served as SkyTerra LP’s Chief Network Officer since January 2007. From 2005 to 2007 Mr. Caplan consulted with venture capital and private equity firms investing in telecommunications and technology companies, including serving as Executive in Residence for Columbia Capital. From 1996 to 2005 he founded and led Nextel Communications’ national engineering organization, responsible for development, engineering, planning, and deployment of new technologies, products, and services, highlighted by the introduction of Nextel’s nationwide and international Push-to-Talk feature. Prior to joining Nextel, Mr. Caplan served in progressive engineering, operations, and product development roles with MCI Communications from 1983 to 1995.

Randy S. Segal—Senior Vice President, General Counsel and Secretary. Ms. Segal has served as the Company’s Senior Vice President, General Counsel and Secretary since April 25, 2008. Ms. Segal has also been SkyTerra LP’s Senior Vice President, General Counsel and Secretary since September 2004. From May 2001 to September 2004, Ms. Segal was Senior Vice President and General Counsel for Hughes Network Systems Inc. and served on Hughes Network Systems Inc.’s international subsidiaries’ boards of directors. Ms. Segal also served on the boards of directors of XM Satellite Radio Holdings Inc. from 1999 to 2002 and SkyTerra GP Inc. from 2000 to 2001. From 1992 to 2001, Ms. Segal was Senior Vice President and General Counsel of Motient Corporation. Ms. Segal practiced with Debevoise & Plimpton from 1983 prior to joining Motient Corporation in 1992. She also served as a Federal Law Clerk in the United States District Court, the Southern District of New York from 1981 to 1982 and in the Fifth Circuit United States Court of Appeals from 1982 to 1983.

James A. Wiseman—Vice President and Corporate Controller (Principal Accounting Officer). Mr. Wiseman has been the Company’s Vice President and Corporate Controller since August 2007. From May 2005 through August 2007, Mr. Wiseman, served as the Vice President Finance and Worldwide Controller of MicroStrategy, Inc. From August 2004 through May 2005, Mr. Wiseman served as Vice President Corporate Finance, and from March 2001 through August 2004 as Vice President Corporate Accounting and Reporting of Discovery Communications. From 1998 to 2001, Mr. Wiseman served as Corporate Controller for Surety Technologies, Inc. From 1991 to 1998, Mr. Wiseman served various roles with Arthur Andersen, primarily audit, business consulting, and from 1996 to 1997, served as a senior leader of the Audit Continual Improvement Practice at Andersen’s World Headquarters in Chicago, Illinois.

Directors

Jose A. Cecin, Jr. Mr. Cecin has served as a director of the Company since April 2008. Currently, he is the President and founder of Lumina Advisors, a strategy, operations and corporate development advisory company. From 2003 to 2008, Mr. Cecin was Managing Director and Group Head of the Communications Investment Banking practice at BB&T Capital Markets, the investment banking division of BB&T Corporation. In 1999, he co-founded Cambrian Communications, a facilities-based telecommunications service provider, where he served as Chief Operating Officer. Mr. Cecin was also a founder of Wave International, a financier and builder of telecommunications infrastructure in emerging markets, where from 1996 to 1999 he helped acquire, fund and build out competitive telecommunications infrastructure in Venezuela’s 5 largest cities. Mr. Cecin also previously served as Managing Director of Corporate Development at Bell Atlantic Corporation (now Verizon). He also previously served as an officer in the United States Army’s 25th Infantry Division. Mr. Cecin is currently an independent director of RCN Corporation, a triple-play cable television and telecommunications services company, and Arbinet-the Exchange Inc., a leading provider of international voice and IP solutions. Mr. Cecin earned a B.S. degree in Electrical Engineering from the United States Military Academy at West Point and an M.B.A. from Stanford University. Mr. Cecin serves on our Audit Committee, Compensation Committee and Special Committee.

Jeffrey M. Killeen. Mr. Killeen has been a member of the Board of Directors of the Company since October 1998. Since January 1, 2002, Mr. Killeen has been Chairman and Chief Executive Officer of Globalspec, Inc., an information services company. Mr. Killeen was the Chief Executive Officer of Forbes.com from August 1999 to March 2001. Prior to that, from January 1998 to March 1999, Mr. Killeen was the Chief Operating Officer of barnesandnoble.com. Before joining barnesandnoble.com, Mr. Killeen served as President and Chief Executive Officer of Pacific Bell Interactive Media from August 1994 to January 1998. Mr. Killeen serves on the board of directors of drugstore.com, Inc. Mr. Killeen serves on our Audit Committee and Special Committee.

Paul S. Latchford, Jr. Mr. Latchford has served as a director of the Company since April 2008. Mr. Latchford is Co-Founder, President and Chief Executive Officer of Spencer Trask Media & Communications Group LLC. Prior to joining Spencer Trask in June 1999, Mr. Latchford served as Principal Vice President for Global Business Development in Bechtel Group, Inc. from February 1997 to June 1999. Beginning in the early 1990’s Mr. Latchford held several regional business development positions in Bell Atlantic International, Inc. and was appointed Vice President of Business Development for the Asia Pacific Region in 1994. Mr. Latchford serves on our Compensation Committee.

William F. Stasior. Mr. Stasior has been a member of the Board of Directors of the Company since April 2000. Mr. Stasior was the Chairman and Chief Executive Officer of Booz Allen & Hamilton Inc., a management and technology consulting firm, from 1991 to 1999. Since October 1999, Mr. Stasior has been the Senior Chairman of Booz Allen. Mr. Stasior also serves on the boards of directors of OPNET Technologies, Inc., a software company that specializes in enhancing network performance for enterprises and service providers, and Vanu, Inc., a leading developer of software-defined radio technology. Mr. Stasior serves on our Audit Committee and Special Committee.

Michael D. Weiner. Mr. Weiner has been a member of the Board of Directors of the Company since June 2005. Mr. Weiner has been Chief Legal Officer and General Counsel of Ares Management since September 2006. Previously, Mr. Weiner was employed with Apollo Management, L.P., a leading private investment management firm and served as general counsel of the Apollo organization from 1992 to September 2006. Prior to joining Apollo, Mr. Weiner was a partner in the law firm of Morgan, Lewis & Bockius specializing in securities law, public and private financings, and corporate and commercial transactions. Mr. Weiner also serves on the board of directors of Hughes Communications, Inc.

Audit Committee

The Company’s Audit Committee is currently composed of three outside directors, Mr. Cecin, Mr. Killeen and Mr. Stasior, all of whom have been determined by the Board to be independent under Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Stock Market. The Board of Directors has determined that Mr. Cecin is an “audit committee financial expert” within the applicable definition of the SEC.

Code of Ethics

The Company has adopted a Code of Ethics for its senior executive officers and senior financial officers, including its principal accounting officer and controller. This code of ethics has been approved by our Board of Directors, and has been designed to deter wrongdoing among directors, officers and employees and to promote honest and ethical conduct, full, fair, accurate and timely disclosure, compliance with applicable laws, rules and regulations, prompt internal reporting of code violations, and accountability for adherence to our code. A copy of the Code is filed as an exhibit to this Form 10-K/A.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, the Company believes that during the year ended December 31, 2008 its officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements, except that with respect to two restricted stock grants to its directors Messrs. Killeen and Stasior the Form 4 filings were filed but delayed past the specified deadline.

ITEM 11.	Executive Compensation

Compensation Discussion and Analysis

The Company’s Compensation Committee is empowered to review and approve, or recommend for the approval of the full Board of Directors, the annual compensation for the executive officers of the Company, as well as the officers of the subsidiary, SkyTerra LP. Our Compensation Committee takes an active role in reviewing compensation policies with respect to our executive officers who are also executive officers of SkyTerra LP, as SkyTerra LP is a consolidated subsidiary.

Objectives of Compensation Program

The primary objective of our compensation program, including our executive compensation program, is to attract and retain qualified management who can work in the Company’s dynamic business environment. A further objective of our compensation program is to provide incentives and reward each member of management for their contribution to the Company. In addition, we strive to promote an ownership mentality among key leadership and the Board of Directors. Finally, we endeavor to ensure that our compensation program is perceived as fundamentally fair to all stakeholders.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward each executive’s contribution to the Company. In measuring the executive officers’ contribution to the Company, the Compensation Committee considers numerous subjective factors, which historically have focused on the transactional nature of the Company’s business in recent years, rather than more traditional metrics in light of the fluid nature of the Company’s business.

Regarding most compensation matters, including executive and director compensation, our management provides recommendations to the Compensation Committee. The Compensation Committee has not historically delegated any of its functions to others in setting compensation. We do not currently engage any consultant related to executive and/or director compensation matters.

Stock price performance has not been a significant factor in determining annual compensation because the price of the Company’s common stock is subject to significant fluctuations due to a variety of factors outside our control. The Company does not have an exact formula for allocating between cash and non-cash compensation, though historically we have provided little non-cash compensation, other than our equity programs. Cash compensation is generally paid as earned.

Elements of Our Compensation Plan and How They Relate to Our Objectives

Annual executive officer compensation consists of a base salary component and a discretionary annual bonus. It is the Compensation Committee’s intention to set total executive cash compensation sufficiently high to attract and retain a strong motivated leadership team, and recognize our executives’ roles in accomplishing extraordinary transactions. In 2008, in addition to their base salaries the Company’s executive officers received discretionary bonuses in accordance, where applicable, with their respective employment agreements or offer letter. Except for Robert Lewis, our former Senior Vice President and General Counsel whose employment terminated in April 2008, these bonuses were awarded based on the respective officers’ roles in helping the Company achieve or exceed certain pre-established objectives and operational milestones in 2008, including, among other things, completion of debt financings, achievement of technical milestones regarding our next generation network, and progress on strategic initiatives. The Compensation Committee considered these factors as well as other factors such as the current credit environment, individual officers’ performance and experience, and other non-quantitative criteria in exercising discretion to determine the amounts of each officer’s bonus payment.

In April 2008 the Company’s Compensation Committee recommended revisions to certain aspects of Mr. Good’s and Mr. Macleod’s employment agreements in an effort to ensure retention of their services through a critical stage of the Company’s development. The Company entered into new employment contracts with Mr. Good and Mr. Macleod on May 5, 2008, the details of which are described below under “Employment Contracts.”

Similarly, in order to retain Mr. Caplan’s services through a critical stage of the Company’s development the Company’s Compensation Committee determined it was prudent to provide Mr. Caplan incentives aimed at retaining his services. On August 4, 2008 the Company entered into an agreement with Mr. Caplan whereby it agreed to pay Mr. Caplan a retention bonus in two installments: the first installment of $175,000 was paid on August 15, 2008, and the second installment of $175,000 was paid on December 29, 2008. Pursuant to the terms of the agreement, if prior to August 15, 2010, Mr. Caplan’s employment with the Company is terminated by the Company for Cause, as defined in the Company’s 2006 Equity and Incentive Plan, or he terminates his employment with the Company for any reason or for no reason, he will repay to the Company that portion of the retention bonus that has previously been paid to him (without interest) within 30 days following actual termination. Additionally, as part of that agreement, the Company granted 50,000 shares of restricted stock to Mr. Caplan. The award was granted August 15, 2008 and will vest in full on August 15, 2010, unless Mr. Caplan’s employment with the Company is terminated by the Company for Cause or he terminates his employment with the Company for any reason or for no reason.

Each of our executive officers has received stock option grants and/or restricted stock under either the Company’s 2006 Equity and Incentive Plan or the Company’s 1998 Long-Term Incentive Plan.

On August 6, 2008 we completed an offer to all SkyTerra LP option holders as of that date, to grant them new SkyTerra options, generally in exchange for surrender and termination of their SkyTerra LP options (the “Option Exchange”). All participating U.S. SkyTerra LP option holders received options to purchase shares of SkyTerra common stock pursuant to the terms of the Option Exchange at a ratio of 2.82 SkyTerra options for each SkyTerra LP option terminated, with an exercise price equal to the exercise price of the SkyTerra LP options terminated divided by 2.82. Sale of all shares subject to the options received upon exchange is subject to restriction until May 1, 2010, with certain exceptions that could result in earlier release of the restrictions. All of the Company’s named executive officers identified in the Summary Compensation Table below who held SkyTerra LP options participated in the Option Exchange.

To date, the number of Company stock options or shares of Company restricted stock that have been granted to our named executive officers has been determined on a discretionary rather than a formula basis by the Compensation Committee. The 2006 fiscal year was the first year that we granted restricted stock, as opposed to options, to our named executive officers. The 2006 awards of restricted stock were designed to enhance retention and performance by providing for a three-year vesting schedule for one-third of the grant, and tying the other two-thirds to stock performance metrics. Subsequent grants were made without performance vesting elements, but in some cases included additional option grants that vested only upon achieving specified individual performance objectives, as summarized below.

On May 5, 2008 the Company granted Mr. Good and Mr. Macleod 600,000 and 400,000 shares, respectively, of restricted stock. Each award vests in three equal, annual tranches beginning January 1, 2009. No other SkyTerra or SkyTerra LP equity awards were granted to any of the named executive officers in 2008, other than the restricted stock grant made to Mr. Caplan as summarized above.

On February 23, 2009 the Company granted Mr. Montagner the following options to purchase common stock of the Company: an option to purchase 300,000 shares at a strike price of $3.375 per share, which vests in three equal, annual tranches beginning on the first anniversary of the grant date, and an option to purchase 300,000 shares at a strike price of $3.375 per share, which vests upon the achievement of at least one performance condition from among several outlined in the grant, including completion of specified capital raising, distribution, or other strategic transactions. Additionally, on February 23, 2009 the Company granted Mr. Montagner 100,000 shares of restricted stock of the Company which vest in three equal, annual tranches beginning on the first anniversary of the grant date.

On March 6, 2009 the Company granted Mr. Epstein the following options to purchase common stock of the Company: an option to purchase 300,000 shares at a strike price of $2.85 per share, which vests in three equal, annual tranches beginning on the first anniversary of the grant date, and an option to purchase 300,000 shares at a strike price of $2.85 per share, which vests upon the achievement of at least one performance condition from among several outlined in the grant, including achievement of specified regulatory, spectrum and strategic milestones. Additionally, on March 6, 2009 the Company granted Mr. Epstein 100,000 shares of restricted stock of the Company which vest in three equal, annual tranches beginning on the first anniversary of the grant date.

How the Company Chose Amounts for Each Element

Each executive’s current and prior compensation is considered in setting future compensation. In addition, we informally review the compensation practices of other companies. The elements of our plan (e.g., base salary, bonus and stock options or restricted stock) are similar to the elements used by many companies. The exact base pay, stock grant, and bonus are chosen in an attempt to balance our competing objectives of fairness to all stakeholders and attracting/retaining our executives. For additional information regarding the compensation of our named executive officers, please see the Summary Compensation Table below.

Grant Policies

Subject to certain exceptions set forth below, the Company’s annual stock option grants to executives and others in recent years have coincided with the meeting of the Compensation Committee following year-end at which discretionary bonuses are considered. Except in the case of new hires, the Compensation Committee does not generally grant options on other dates. The grant date is established when the Company’s Compensation Committee approves the grant. The exercise price of each of our stock options grants under the 2006 Equity and Incentive Plan is, in accordance with the 2006 Plan, to be at fair market value on the date of grant based on the average of the closing bid and ask price on the grant date. The 1998 Long-Term Incentive Plan similarly provides for grants at the fair market value on the date of grant, though we do not expect significant activity under that plan. If at the time of any planned option grant date any member of our Board of Directors or executive team is aware of material non-public information, the Company would not generally make the planned stock option grant. In such event, as soon as practical after material information is made public, the Compensation Committee will have a specially called meeting and/or otherwise take all necessary steps to authorize a stock option grant. The Compensation Committee has fixed the form of agreement for such grants and delegated authority within a narrowly defined matrix for the Chief Executive Officer of the Company to make grants of options to purchase shares of Company common stock at the time of beginning employment with the Company or any subsidiary to individuals at the level of Vice President and below. For additional information regarding the grants of stock options and restricted stock to our named executive officers in 2008, please see the table entitled 2008 Grants of Plan-Based Awards below.

As certain options issued by the Company to its employees were issued at exercise prices that were significantly above the then-fair market value of the underlying securities due to a significant decline in the trading value of the Company’s common stock subsequent to their respective issuances, the Compensation Committee determined that in order to properly incent and retain its employees, the exercise price of those options should be modified to the current market value of the underlying securities. On February 22, 2008 the Board of Directors of the Company approved a modification of certain outstanding options to purchase the Company’s common stock that decreased the exercise prices of certain options to an exercise price equal to the current fair market value of the underlying common stock.

Accounting and Tax Considerations

Under SFAS No. 123(R), Share Based Payments, we are required to value unvested stock options and restricted stock granted prior to our adoption of SFAS No. 123(R), and all options and restricted stock granted after our adoption of SFAS No. 123(R), under the fair value method and expense those amounts in the income statement over the stock option’s vesting period.

We have generally structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

The 2006 Equity and Incentive Plan provides us with the ability to make cash based awards, as defined in the Plan, to an individual participant in the Plan of up to $2,500,000, in accordance with the terms of the Plan.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in this Form 10-K/A. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this Form 10-K/A.

Compensation Committee

Jose A. Cecin, Jr.

Paul S. Latchford, Jr.

Summary Compensation Table

The following table sets forth information concerning compensation for our Chief Executive Officer, Chief Financial Officer, our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2008, and Robert Lewis, for whom disclosure would have been provided but for the fact that he was not serving as an executive officer as of December 31, 2008 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary $	Bonus $		Stock Awards $ (1)	Option Awards $ (1)	All Other Comp ($)		Total
Alexander Good	2008	$625,200	$750,240		$2,255,751	$—	$12,110	(4)	$3,643,301
Chief Executive Officer and President (2)	2007	$600,000	$717,800	(3)	$2,446,602	$—	$12,024	(5)	$3,776,426
	2006	$434,137	$325,520		$55,700	$—	$11,631	(6)	$826,988

Scott Macleod	2008	$390,750	$351,675		$1,492,939	$2,189,388	$11,213	(8)	$3,786,694
Executive Vice President, Chief Financial Officer and Treasurer (7)	2007	$375,000	$243,750		$1,223,294	$1,694,038	$11,339	(9)	$3,547,421
	2006	$302,500	$148,958		$310,291	$1,226,962	$24,111	(10)	$2,012,822

Andrew Caplan	2008	$337,588	$552,553	(11)	$243,193	$794,927	$11,547	(12)	$1,939,809
Chief Network Officer, SkyTerra LP

Randy Segal	2008	$256,857	$154,114		$—	$—	$11,628	(14)	$422,599
Senior Vice President, General Counsel and Secretary (13)

James A. Wiseman	2008	$223,326	$80,398		$—	$87,307	$10,757	(17)	$401,788
Vice President and Corporate Controller (Principal Accounting Officer) (15)	2007	$80,385	$110,000	(16)	$—	$22,242	$313		$212,940

Robert Lewis	2008	$35,481	$—		$296,856	$—	$140,000	(20)	$472,337
Former Senior Vice President, General Counsel and Secretary (18)	2007	$115,510	$125,000		$245,568	$—	$—		$486,078
	2006	$205,000	$765,000	(19)	$—	$—	$10,000	(21)	$980,000

(1)	The amounts shown in this column are the amounts that we recognized as compensation expense in the year shown pursuant to SFAS No. 123(R), except that in accordance with the rules of the SEC, these figures do not include estimates of forfeitures related to service-based vesting conditions. For a discussion of the assumptions used in the valuation under SFAS No. 123(R) see Note 7 to our consolidated financial statements beginning on page F-23 of our Annual Report on Form 10-K for the year ended December 31, 2008.
(2)	Mr. Good also serves as SkyTerra LP’s Chief Executive Officer, President and Vice Chairman.
(3)	Comprised of a $267,800 special bonus paid out in accordance with Mr. Good’s employment agreement upon Mr. Good’s stock options in TerreStar Networks Inc. becoming freely exercisable, marketable or “liquid,” and $450,000 related to 2007 performance.
(4)	Includes $9,200 of employer contributions to the Company’s tax-qualified retirement plan and $2,910 related to long-term disability benefits.
(5)	Includes $9,000 of employer contributions to the Company’s tax-qualified retirement plan and $3,024 related to long-term disability benefits.
(6)	Includes $8,800 of employer contributions to the Company’s tax-qualified retirement plan and $2,831 related to long-term disability benefits.

(7)	Mr. Macleod also serves as SkyTerra LP’s Executive Vice President and Chief Financial Officer.
(8)	Includes $9,200 of employer contributions to the Company’s tax-qualified retirement plan, and $2,013 related to long-term disability benefits.
(9)	Includes $9,000 of employer contributions to the Company’s tax-qualified retirement plan, and $2,339 related to long-term disability benefits.
(10)	Includes $14,047 of relocation expenses, $8,800 of employer contributions to the Company’s tax-qualified retirement plan, and $1,264 related to long-term disability benefits.
(11)	Includes $350,000 retention bonus paid in two installments: $175,000 on August 15, 2008 and $175,000 on December 29, 2008. The remainder comprises Mr. Caplan’s annual performance bonus for 2008.
(12)	Includes $9,200 of employer contributions to the Company’s tax-qualified retirement plan, and $2,437 related to long-term disability benefits.
(13)	Ms. Segal also serves as SkyTerra LP’s Senior Vice President, General Counsel and Secretary.
(14)	Includes $9,200 of employer contributions to the Company’s tax-qualified retirement plan and $2,428 related to long-term disability benefits.
(15)	Mr. Wiseman joined the Company in August, 2007. He also serves as SkyTerra LP’s Vice President and Corporate Controller.
(16)	Comprised of a $44,000 sign-on bonus paid in accordance with Mr. Wiseman’s offer letter and $66,000 related to 2007 performance.
(17)	Includes $9,200 of employer contributions to the Company’s tax-qualified retirement plan and $1,557 related to long-term disability benefits.
(18)	Mr. Lewis’s employment with the Company was terminated on April 25, 2008.
(19)	Represents a one-time bonus received in recognition of Mr. Lewis’s role in connection with the significant transactions consummated in 2006, including the special dividend distribution of Hughes Communications to the Company’s security holders and the MSV Exchange Transactions.
(20)	Represents severance payment made upon termination of employment.
(21)	Represents the Company’s contribution to a Simple IRA plan.

Employment Contracts

Each of the named executive officers is party to an employment agreement, offer letter, or other contract that governs certain terms of their employment. The principal terms of these agreements are summarized below.

Mr. Good

Mr. Good is party to an employment agreement dated May 5, 2008, providing his employment as the Company’s Chief Executive Officer, President and Chairman, as well as Chief Executive Officer and President of SkyTerra LP and Vice Chairman of SkyTerra LP. Under Mr. Good’s employment agreement, during his term of employment, the Company and SkyTerra LP are required to nominate Mr. Good for election to their respective Boards of Directors. Mr. Good’s employment agreement has a three-year term and renews on a day-by-day, continuous basis. However, the remaining term may be modified upon a majority vote of the Boards of Directors of the Company and SkyTerra LP to be a three-year fixed term with automatic two-year renewals unless either party gives written notice at least 24 months prior to the term’s expiration that the term will not be extended.

Mr. Good’s annual base salary under his employment agreement is $625,200, and he is entitled to an annual bonus payment equal to 100% of his base salary. The Boards of the Company and SkyTerra LP may, however, elect to pay a bonus to Mr. Good that is less than 100% of base salary if the boards determine that Mr. Good failed to satisfactorily perform objectives mutually agreed upon by him and the Compensation Committee, and, in some circumstances, giving Mr. Good a reasonable period of time to cure such failure. The Boards of the Company and SkyTerra LP may also approve a bonus in an amount greater than 100% of base salary if Mr. Good exceeds the Board’s expectations of his performance. The agreement also provides that the Company and SkyTerra LP will maintain life insurance for Mr. Good in an amount equal to two times his annual base salary and accident/long-term disability insurance at a level equal to 50% of his base salary.

Mr. Good’s employment agreement also provides severance benefits under the circumstances described under the caption “Potential Payments Upon Termination and Change of Control.” Mr. Good’s employment agreement also provides for certain benefits upon the occurrence of a Change of Control (as defined in the employment agreement) described under the caption “Potential Payments Upon Termination and Change of Control.”

On December 18, 2006, Mr. Good was granted 400,000 restricted shares of the Company’s common stock (the “Good Restricted Stock”) under the 2006 Equity and Incentive Plan (the “Plan”). The Good Restricted Stock will vest as follows: (i) 33.34% of the shares of Good Restricted Stock (133,334 shares) on December 18, 2009; (ii) 33.33% of the shares of Good Restricted Stock (133,333 shares) on the first day following the twentieth consecutive trading day on which the last sale price of the Company’s common stock or, if unavailable, the average of the closing bid and asked prices per share of the common stock exceeds $20 per share; and (iii) 33.33% of the shares of Good Restricted Stock (133,333 shares) on the first day following the twentieth consecutive trading day on which the last sale price of the Company’s common stock or, if unavailable, the average of the closing bid and asked prices per share of the common stock exceeds $25 per share.

Mr. Macleod

Mr. Macleod is party to an employment agreement dated May 5, 2008, providing his employment as the Company’s and SkyTerra LP’s Chief Financial Officer. Mr. Macleod’s employment agreement has a three-year term and renews on a day-by-day, continuous basis. However, the remaining term may be modified upon a majority vote of the Boards of Directors of the Company and SkyTerra LP to be a three-year fixed term with automatic one-year renewals unless either party gives written notice at least 12 months prior to the term’s expiration that the term will not be extended.

Mr. Macleod’s annual base salary under his employment agreement is $390,750, and he is entitled to an annual bonus payment equal to 75% of his base salary. The Boards of the Company and SkyTerra LP may, however, elect to pay a bonus to Mr. Macleod that is less than 75% of base salary if the boards determine that Mr. Macleod failed to satisfactorily perform objectives mutually agreed upon by him and the Compensation Committee, and, in some circumstances, giving Mr. Macleod a reasonable period of time to cure such failure. The Boards of the Company and SkyTerra LP may also approve a bonus in an amount greater than 75% of base salary if Mr. Macleod exceeds the Board’s expectations of his performance. The agreement also provides that the Company and SkyTerra LP will maintain life insurance for Mr. Macleod in an amount equal to two times his annual base salary and accident/long-term disability insurance at a level equal to 50% of his base salary.

Mr. Macleod’s employment agreement also provides severance benefits under the circumstances described under the caption “Potential Payments Upon Termination and Change of Control.” Mr. Macleod’s employment agreement also provides for certain benefits upon the occurrence of a Change of Control (as defined in the employment agreement) described under the caption “Potential Payments Upon Termination and Change of Control.”

On December 18, 2006, Mr. Macleod was granted 200,000 restricted shares of the Company’s common stock (the “Macleod Restricted Stock”) under the Plan. The Macleod Restricted Stock will vest as follows: (i) 33.34% of the shares of Macleod Restricted Stock (66,667 shares) on December 18, 2009; (ii) 33.33% of the shares of Macleod Restricted Stock (66,666 shares) on the first day following the twentieth consecutive trading day on which the last sale price of the Company’s common stock or, if unavailable, the average of the closing bid and asked prices per share of the common stock exceeds $20 per share; and (iii) 33.33% of the shares of Macleod Restricted Stock (66,666 shares) on the first day following the twentieth consecutive trading day on which the last sale price of the Company’s common stock or, if unavailable, the average of the closing bid and asked prices per share of the Common Stock exceeds $25 per share.

Mr. Caplan

Mr. Caplan is party to an offer letter with SkyTerra LP dated January 13, 2007. Under this agreement, Mr. Caplan’s original base salary was $275,000 (which base salary has since been increased to $351,767) and his discretionary bonus target is 50% of his annualized salary. Mr. Caplan is also a party to certain retention bonus and restricted stock award aimed at retaining his services. On August 4, 2008 the Company entered into an agreement with Mr. Caplan whereby it agreed to pay Mr. Caplan a retention bonus in two installments: the first installment of $175,000 was paid on August 15, 2008, and the second installment of $175,000 was paid on December 29, 2008. Pursuant to the terms of the agreement, if prior to August 15, 2010, Mr. Caplan’s employment with the Company is terminated by the Company for Cause, as defined in the Company’s 2006 Equity and Incentive Plan, or he terminates his employment with the Company (other than for “Good Reason” as defined in the 2006 Equity and Incentive Plan), he will repay to the Company that portion of the retention bonus that has previously been paid to him (without interest) within 30 days following actual termination. Additionally, as part of that agreement, the Company granted 50,000 shares of restricted stock to Mr. Caplan. The award was granted August 15, 2008 and will vest in full on August 15, 2010, unless Mr. Caplan’s employment with the Company is terminated by the Company for Cause or he terminates his employment with the Company (other than for “Good Reason” as defined in the 2006 Equity and Incentive Plan). Mr. Caplan’s offer letter also provides severance benefits under the circumstances described under the caption “Potential Payments Upon Termination and Change of Control.”

Mr. Wiseman

Mr. Wiseman is party to an offer letter with SkyTerra LP dated July 13, 2007. Under this agreement, Mr. Wiseman’s original base salary was $220,000 (which base salary has since been increased to $232,706) and his discretionary bonus target is 30% of his annualized salary. Under the offer letter, Mr. Wiseman received a one-time sign-on bonus of $44,000. Mr. Wiseman’s offer letter also provides severance benefits under the circumstances described under the caption “Potential Payments Upon Termination and Change of Control.”

Ms. Segal

Ms. Segal is party to an executive severance agreement with SkyTerra Communications Inc. which provides severance and other benefits under the circumstances described under the caption “Potential Payments Upon Termination and Change of Control.”

Messrs. Montagner and Epstein

Messrs. Montagner and Epstein are each a party to an offer letter with SkyTerra Communications. Under their respective agreements, Messrs. Montagner’s and Epstein’s base salaries are each $407,161, and they are each eligible for an annual discretionary bonus equal to 75% of their respective base compensation, as determined by corporate and individual performance. Messrs. Montagner and Epstein’s respective offer letters also provide for certain benefits upon termination by the Company or by each of them for “Good Reason” as described under the caption “Potential Payments Upon Termination and Change of Control.”

2008 Grants of Plan-Based Awards

The following table contains information concerning grants of plan-based awards to the named executive officers in 2008.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: No. of Shares of Stock or Units (#)	All Other Option Awards: No. of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (1)
		Threshold ($)	Target ($)	Max. ($)	Threshold (#)	Target (#)	Max (#)
Alexander Good	5/5/08	—	—	—	—	—	—	600,000	—	—	$4,734,000
Scott Macleod	5/5/08	—	—	—	—	—	—	400,00	—	—	$3,156,000
Andrew Caplan	8/15/08	—	—	—	—	—	—	50,000	—	—	$225,000
	2/22/08	—	—	—	—	—	—	—	300,000	—	$222,061	(2)
Randy Segal	—	—	—	—	—	—	—	—	—	—	—
James A. Wiseman	2/22/08	—	—	—	—	—	—	—	56,400	—	$52,542	(3)
Robert Lewis	—	—	—	—	—	—	—	—	—	—	—

(1)	The amount shown in this column represents the grant date fair value determined pursuant to SFAS No. 123(R). For a discussion of the assumptions used in the valuation under SFAS No. 123(R) see Note 7 to our consolidated financial statements beginning on page F-23 of our Annual Report on Form 10-K for the year ended December 31, 2008.
(2)	Represents the incremental fair value determined pursuant to SFAS No. 123(R) resulting from the February 22, 2008 modification to the strike price of 300,000 SkyTerra options held by Mr. Caplan on that date from $10.90 per share to $7.425 per shares.
(3)	Represents the incremental fair value determined pursuant to SFAS No. 123(R) resulting from the February 22, 2008 modification to the strike price of 56,400 SkyTerra options held by Mr. Wiseman on that date from $12.41 per share to $7.425 per shares.

Outstanding Equity Awards at Fiscal Year End—2008

The following table shows outstanding SkyTerra equity awards held by the named executive officers as of December 31, 2008.

As described in “Compensation Discussion and Analysis,” on August 6, 2008 the Company completed an offer to all SkyTerra LP option holders as of that date, to grant them new SkyTerra options, generally in exchange for surrender and termination of their SkyTerra LP options (the “Option Exchange”). All participating U.S. SkyTerra LP option holders received options to purchase shares of SkyTerra common stock pursuant to the terms of the Option Exchange at a ratio of 2.82 SkyTerra options for each SkyTerra LP option terminated, with an exercise price equal to the exercise price of the SkyTerra LP options terminated divided by 2.82. Sale of all shares subject to the options received upon exchange is subject to restriction until May 1, 2010, with certain exceptions that could result in earlier release of the restrictions.

	Option Awards									Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Alexander Good	1,128,000	(2)	—		—	—	$2.287		2/27/14	—		—	—	—
	564,000	(3)	—		—	—	$2.287		2/27/15	1,000,000	(4)	$1,815,000	—	—
Scott Macleod	423,000	(5)	211,500	(5)	—	—	$7.425		1/27/16	600,000	(6)	$1,089,000	—	—
Andrew Caplan	100,000		200,000		—	—	$7.425	(7)	1/29/17	125,000	(8)	$226,875	—	—
Randy Segal	282,000	(9)	—		—	—	$2.287		9/18/14	—		—	—	—
	141,000	(10)	—		—	—	$2.287		9/18/15	—		—	—	—
James A. Wiseman	18,800		37,600		—	—	$7.425	(11)	8/20/17	—		—	—	—
Robert Lewis	10,000		—		—	—	$21.53		1/28/15	—		—	—	—

(1)	This column reflects the market value of outstanding SkyTerra stock awards on the final day of trading in 2008. On December 31, 2008, the average of the closing bid and asked prices on the Over the Counter Bulletin Board, was $1.815 per share.
(2)	Represents SkyTerra options received in the Option Exchange in exchange for 400,000 SkyTerra LP options.
(3)	Represents SkyTerra options received in the Option Exchange in exchange for 200,000 SkyTerra LP options.
(4)	On January 12, 2007 a grant of 400,000 shares of restricted stock to Mr. Good under the 2006 Equity and Incentive Plan became effective. On December 15, 2006, the date on which such grant was approved, subject to an effective registration statement, the fair value of the our common stock, based on the average of the closing bid and asked prices on the Over the Counter Bulletin Board, was $13.305 per share. Such shares will vest as follows: (i) 33.34% of the shares (133,334 shares) on December 18, 2009; (ii) 33.33% of the shares (133,333 shares) on the first day following the twentieth consecutive trading day on which the last sale price or, if unavailable, the average of the closing bid and asked prices per share of our common stock exceeds $20 per share; and (iii) 33.33% of the shares (133,333 shares) on the first day following the twentieth consecutive trading day on which the last sale price or, if unavailable, the average of the closing bid and asked prices per share of our common stock exceeds $25 per share.
On May 5, 2008 a grant of 600,000 shares of restricted stock to Mr. Good became effective. The award vests in three equal, annual tranches beginning January 1, 2009.
(5)	Represents SkyTerra options received in the Option Exchange in exchange for 225,000 SkyTerra LP options.
(6)	On January 12, 2007 a grant of 200,000 shares of restricted stock to Mr. Macleod under the 2006 Equity and Incentive Plan became effective. On December 15, 2006, the date on which such grant was approved, subject to an effective registration statement, the fair value of the our common stock, based on the average of the closing bid and asked prices on the Over the Counter Bulletin Board, was $13.305 per share. Such shares will vest as follows: (i) 33.34% of the shares (66,667 shares) on December 18, 2009; (ii) 33.33% of the shares (66,666 shares) on the first day following the twentieth consecutive trading day on which the last sale price or, if unavailable, the average of the closing bid and asked prices per share of our common stock exceeds $20 per share; and (iii) 33.33% of the shares (66,666 shares) on the first day following the twentieth consecutive trading day on which the last sale price or, if unavailable, the average of the closing bid and asked prices per share of our common stock exceeds $25 per share.

On May 5, 2008 a grant of 400,000 shares of restricted stock to Mr. Macleod became effective. The award vests in three equal, annual tranches beginning January 1, 2009.

(7)	Original strike price of $10.90 per share amended to $7.425 per share as a result of February 22, 2008 repricing described above.
(8)	On January 29, 2007 a grant of 75,000 shares of restricted stock to Mr. Caplan under the 2006 Equity and Incentive Plan became effective. Such shares will vest as follows: (i) 33.34% of the shares (25,000 shares) on December 18, 2009; (ii) 33.33% of the shares (25,000 shares) on the first day following the twentieth consecutive trading day on which the last sale price or, if unavailable, the average of the closing bid and asked prices per share of our common stock exceeds $20 per share; and (iii) 33.33% of the shares (25,000 shares) on the first day following the twentieth consecutive trading day on which the last sale price or, if unavailable, the average of the closing bid and asked prices per share of our common stock exceeds $25 per share.

On August 15, 2008 a grant of 50,000 shares of restricted stock to Mr. Caplan became effective. The award will vest in full on August 15, 2010.
(9)	Represents SkyTerra options received in the Option Exchange in exchange for 100,000 SkyTerra LP options.
(10)	Represents SkyTerra options received in the Option Exchange in exchange for 50,000 SkyTerra LP options.
(11)	Original strike price of $12.41 per share amended to $7.425 per share as a result of February 22, 2008 repricing described above.

Option Exercises and Stock Vested—2008

The following table summarizes the exercise of stock options and the vesting of stock awards held by our named executive officers during 2008.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Alexander Good	—	$—		—	$—
Scott Macleod	—	$—		—	$—
Andrew Caplan	—	$—		—	$—
Randy Segal	—	$—		—	$—
James A. Wiseman	—	$—		—	$—
Robert Lewis	80,000	$238,320	(1)	25,000	$195,250	(2)

(1)	On July 24, 2008 Mr. Lewis exercised incentive stock options to purchase 80,000 shares of the Company’s common stock (20,000 shares at $0.56 per share, 40,000 shares at $0.60 per share, and 20,000 shares at $1.444 per share). The value realized on exercise represents the difference between the aggregate strike price of shares exercised and the aggregate value of shares underlying the options based on the average of the closing bid and asked prices on the Over the Counter Bulletin Board on July 24, 2008, of $3.78 per share.
(2)	Upon his termination of employment with the Company on April 25, 2008, 25,000 shares of the Company’s restricted stock held by Mr. Lewis vested in accordance with the terms of his employment agreement. The value realized on vesting represents the aggregate value of shares vested based on the average of the closing bid and asked prices on the Over the Counter Bulletin Board on April 25, 2008, of $7.81 per share.

On January 27, 2006, SkyTerra LP granted 50,000 phantom SkyTerra LP Limited Investor Units to Mr. Macleod. This phantom unit award vests over five years as follows: 20,000 units vested on the second anniversary of the grant and 10,000 units will vest on each subsequent anniversary date of the grant thereafter, subject to certain acceleration provisions. Pursuant to the terms of the agreement, upon vesting, the phantom SkyTerra LP Limited Investor Units are payable either in cash or shares of the Company’s common stock at a ratio of 2.82 shares of the common stock per limited investor unit (ratio of options to purchase shares of SkyTerra common stock received in exchange for SkyTerra LP options by participants in the Option Exchange). Upon the vesting of 20,000 units in January 2008 the Company paid Mr. Macleod $365,895 cash in lieu of shares.

Pension Plan / Nonqualified Deferred Compensation Plan

None of the named executive officers participate in any deferred benefit pension plan or nonqualified deferred compensation plan.

Potential Payments upon Termination or Change in Control

Mr. Good

Mr. Good has entered into an employment agreement with the Company (described above under “Employment Contracts”). Pursuant to the employment agreement, if Mr. Good’s employment is terminated without Cause (as defined below) or upon Mr. Good’s termination of his employment for Good Reason (as defined below), Mr. Good will be entitled to the following:

•	a lump sum payment equal to two times the sum of his annual base salary and bonus at 100% of base salary;

•	a pro rata bonus payment (at 100% of base salary) for the portion of the current year worked;

•	continued coverage, at the levels then in effect, under the Company’s health care plans (or equivalent payments to cover Mr. Good’s COBRA premiums) for two years after termination;

•	continued payment of life and accident/long-term disability insurance, at the levels then in effect, for two years after termination;

•	payment of all accrued but unpaid payments and benefits; and

•	accelerated vesting of all Company and SkyTerra LP options and restricted stock and continued ability to exercise options through the options’ original expiration date.

Mr. Good’s employment may not be terminated for Good Reason unless he provides the Company and SkyTerra LP with written notice stating the basis of such termination and the Company and SkyTerra LP fail to cure the action or inaction constituting such basis within 30 days after receipt of such notice.

For purposes of Mr. Good’s employment agreement, the term “Cause” means:

(a) the willful and continued failure of the executive to substantially perform his duties with the Company and SkyTerra LP (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive by the Boards of the Company and SkyTerra GP Inc., SkyTerra LP’s corporate general partner, which specifically identifies the manner in which the Board believes that the executive has not substantially performed his duties;

(b) the willful engaging by the executive in gross misconduct which is materially and demonstrably injurious to the Company or SkyTerra LP;

(c) material breach of fiduciary duty to the Company or SkyTerra LP that results in personal profit to the executive at the expense of the Company or SkyTerra LP; or

(d) the executive is convicted of or pleads nolo contendre to a state or Federal felony, or the executive willfully violates any law, rule or regulation (other than traffic violations, misdemeanors or similar offenses) or cease-and-desist order, court order, judgment or supervisory agreement, which violation is materially and demonstrably injurious to the Company or SkyTerra LP.

For purposes of Mr. Good’s employment agreement, the term “Good Reason” means:

(a) a material diminution in the executive’s duties inconsistent with the executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities contemplated by the employment agreement, or any other action by the Company or SkyTerra LP which results in a material diminution in any respect in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the Company or SkyTerra LP promptly after receipt of notice thereof given by the executive;

(b) a change in the executive’s reporting from solely and directly to the Boards of the Company and SkyTerra LP;

(c) a material reduction in annual base salary or a material reduction in annual bonus from the existing level of 100% of base salary;

(d) the Company or SkyTerra LP requiring the executive to be based at any office more than 25 miles from the executive’s current office in Reston, VA;

(e) a material diminution in the executive’s benefits as a result of the failure by the Company or SkyTerra LP (i) to continue in effect any compensation plan in which the executive participates that is material to the executive’s total compensation, unless he has been offered participation in an economically equivalent compensation arrangement or (ii) to continue the executive’s participation in any such compensation plan on a basis not materially less favorable, both in terms of the amount of compensation provided and the level of the executive’s participation relative to other participants, than existed prior to such failure;

(f) the material failure by the Company or SkyTerra LP to continue to provide the executive with benefits substantially similar to those enjoyed by the executive under any of the Company’s or SkyTerra LP’s pension, life insurance, medical, health and accident, disability or other welfare plans in which the executive was participating immediately prior to such failure; or

(g) a material breach by the Company or SkyTerra LP of the employment agreement.

Mr. Good’s employment agreement provides that, immediately prior to a change in control (as defined below), the vesting of all Company and SkyTerra LP options and restricted stock will be accelerated and, in the case of stock options, shall remain exercisable for their respective original terms.

For purposes of Mr. Good’s employment agreement, the term “change in control” means any of the following:

(a) any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934), but other than Harbinger Capital Partners or affiliated funds of Harbinger Capital Partners, together with its affiliates, excluding employee benefit plans, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company or SkyTerra LP representing 40% or more of the combined voting power of the Company’s or SkyTerra LP’s then outstanding securities;

(b) the dissolution or liquidation of SkyTerra LP or a merger, consolidation, or reorganization of the Company or SkyTerra LP with one or more other entities in which the Company or SkyTerra LP is not the surviving entity, or the sale of substantially all of the assets of the Company or SkyTerra LP to another person or entity (excluding a merger of SkyTerra LP into the Company);

(c) any transaction (including without limitation a merger or reorganization in which the Company or SkyTerra LP is the surviving entity) which results in any person or entity (other than Harbinger Capital Partners or affiliated funds of Harbinger Capital Partners) owning more than 50% of the combined voting power of all classes of securities of the Company or SkyTerra LP;

(d) in instances where Harbinger Capital Partners or affiliated funds of Harbinger Capital Partners own or control more than 50% of the combined voting power of all classes of securities of the Company or SkyTerra LP, any transaction which results in a third party owning or controlling more than 50% of Harbinger Capital Partners’ or affiliated funds of Harbinger Capital Partners’ combined voting power of all classes of securities in the Company or SkyTerra LP; and

(e) individuals who at the beginning of any two-year period constitute the Board of Directors of the Company or SkyTerra GP Inc., plus new directors whose election or nomination for election by the Company’s stockholders or SkyTerra LP’s partners is approved by a vote of at least two-thirds of the directors of the Company or SkyTerra GP Inc. still in office who were directors at the beginning of such two-year period, cease for any reason during such two-year period to constitute at least two-thirds of the members of the applicable Board.

A change in control does not include (i) an initial public offering by SkyTerra LP or any successor thereto, (ii) the consummation of the conversion of SkyTerra LP or its business into a corporation or (iii) any transaction resulting in SkyTerra’s ownership in SkyTerra LP increasing.

Mr. Good’s employment agreement requires the Company and SkyTerra LP to make a “gross-up” payment to Mr. Good in an amount necessary to cover any excise tax imposed under Section 4999 of the Internal Revenue Code on payments to Mr. Good in the event of a change in control or if any other payments or benefits payable to Mr. Good under the employment agreement or otherwise are subject to such excise tax.

Mr. Macleod

Mr. Macleod has entered into an employment agreement with the Company (described above under “Employment Contracts”). Pursuant to the employment agreement, if Mr. Macleod’s employment is terminated without Cause (as defined above in the description of Mr. Good’s agreement) or upon Mr. Macleod’s termination of his employment for Good Reason (as defined below), Mr. Macleod will be entitled to the following:

•	a lump sum payment equal to the sum of his annual base salary and bonus at 75% of base salary;

•	a pro rata bonus payment (at 75% of base salary) for the portion of the current year worked;

•	continued coverage, at the levels then in effect, under the Company’s health care plans (or equivalent payments to cover Mr. Macleod’s COBRA premiums) for one year after termination;

•	continued payment of life and accident/long-term disability insurance, at the levels then in effect, for one year after termination;

•	payment of all accrued but unpaid payments and benefits; and

•	accelerated vesting of all Company and SkyTerra LP options and restricted stock and continued ability to exercise options through the options’ original expiration date.

Mr. Macleod’s employment may not be terminated for Good Reason unless he provides the Company and SkyTerra LP with written notice stating the basis of such termination and the Company and SkyTerra LP fail to cure the action or inaction constituting such basis within 30 days after receipt of such notice.

For purposes of Mr. Macleod’s employment agreement, the term “Good Reason” has the same meaning as described above for Mr. Good under his employment agreement, except that clause (b) in such definition refers to a change in the executive’s reporting from solely and directly to Mr. Good (other than by reason of Mr. Good’s voluntary termination, termination due to death or disability, or termination for Cause).

Mr. Macleod’s employment agreement provides that, immediately prior to a change in control (as defined above in the description of Mr. Good’s agreement), the vesting of all Company and SkyTerra LP options and restricted stock will be accelerated and, in the case of stock options, shall remain exercisable for their respective original terms.

Mr. Macleod’s employment agreement requires the Company and SkyTerra LP to make a “gross-up” payment to Mr. Macleod in an amount necessary to cover any excise tax imposed under Section 4999 of the Internal Revenue Code on payments to Mr. Macleod in the event of a change in control or if any other payments or benefits payable to Mr. Macleod under the employment agreement or otherwise are subject to such excise tax.

Restricted Stock Awards for Messrs. Good and Macleod

The agreements governing Mr. Good’s and Mr. Macleod’s Company restricted stock awards provide that upon the termination by the Company of the executive’s employment other than for “Cause” (as defined in the agreement and as described below), or as a result of death or disability, or if the executive voluntarily terminates his employment with the Company for Good Reason (as defined in the agreement and as described below), all vesting restrictions will lapse with respect to any time vesting shares, and performance vesting shares will remain outstanding on such terms as are set forth in the agreement. Upon a change of control of the Company, the restricted stock will remain outstanding and subject to the vesting restrictions contained in the agreement.

For purposes of Mr. Good’s and Mr. Macleod’s restricted stock award agreements, “Cause” means (i) the willful and continued failure by the executive substantially to perform his or her duties and obligations to the Company or a subsidiary, including without limitation, repeated refusal to follow the reasonable directions of the employer, knowing violation of law in the course of performance of the duties of the executive’s employment with the Company or a subsidiary, repeated absences from work without a reasonable excuse, or intoxication with alcohol or illegal drugs while on the premises of the Company or a subsidiary during regular business hours (other than any such failure resulting from his or her incapacity due to physical or mental illness); (ii) fraud, dishonesty or other conduct that negatively effects the Company or a subsidiary, or other willful misconduct by the executive that is in the good faith opinion of the Compensation Committee injurious to the Company or a subsidiary; (iii) a conviction or plea of guilty or nolo contendre to a felony or a crime involving material dishonesty; or (iv) refusal to cooperate in any lawful internal investigation approved by the Board or a committee thereof.

For purposes of Mr. Good’s and Mr. Macleod’s restricted stock award agreements, “Good Reason” means the occurrence (without the executive’s express written consent) of any of the following events: (i) a ten or more percent reduction in the executive’s annual base salary (including any base salary paid by SkyTerra LP to executive) as in effect immediately prior the date of the agreement; (ii) being stripped of the title of CEO or CFO, as the case may be, at either the Company or SkyTerra LP; or (iii) the relocation of the executive’s principal place of employment to a location more than fifty (50) miles from the executive’s principal place of employment immediately prior to the date hereof or the Company’s requiring the executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the executive’s business travel obligations prior to the date of the agreement.

Mr. Caplan

Mr. Caplan’s offer letter provides that if his employment is terminated during the three year period following January 29, 2007 without cause, Mr. Caplan is entitled to (i) the sum of his annual base salary and target bonus and (ii) immediate vesting of and continued ability to exercise options for one year following termination of employment and continued vesting or exercise of restricted stock.

The agreement covering Mr. Caplan’s Company stock options provides that: (i) upon the termination by SkyTerra LP of Mr. Caplan’s employment other than for Cause (as defined in the 2006 Equity and Incentive Plan), all unvested options will immediately vest and remain exercisable for one year from the date of termination; (ii) upon the termination by Mr. Caplan of his employment with the Company for good reason within one year following a change of control of the Company, all unvested options will immediately vest and remain exercisable for one year from the date of such termination; and (iii) upon the termination by Mr. Caplan of his employment with the Company, other than for good reason, within one year following a change of control of the Company, Mr. Caplan has 90 days from the termination to exercise any vested options and all unvested options are extinguished on the date of such termination.

The agreement covering Mr. Caplan’s Company restricted stock provides that: (i) upon the termination by SkyTerra LP of Mr. Caplan’s employment other than for Cause (as defined in the 2006 Equity and Incentive Plan), all unvested restricted stock will immediately vest.

Under Mr. Caplan’s Change of Control Agreement with SkyTerra LP, if a change of control of SkyTerra LP (as defined in the agreement) occurs and, within two years following such change of control, SkyTerra LP terminates Mr. Caplan’s employment without cause or Mr. Caplan terminates his employment for good reason, Mr. Caplan is entitled to (i) a lump sum severance payment in an amount equal to the sum of Mr. Caplan’s base salary and his average bonus for 12 months; and (ii) continued coverage of group term life insurance, health insurance, accident and long-term disability insurance benefits for a period of 12 months following the termination.

Ms. Segal

Ms. Segal has entered into an executive severance agreement with the Company. The term of the agreement extends through June 30, 2012, with provisions for annual extensions or termination beginning July 1, 2011, on 15 months’ notice. Pursuant to the severance agreement, if Ms. Segal’s employment is terminated without Cause (as defined above in the description of Mr. Good’s agreement) or upon Ms. Segal’s termination of her employment for Good Reason (as defined below), Ms. Segal will be entitled to the following:

•	a lump sum payment equal to the sum of her annual base salary and target annual bonus (currently 50% of base salary);

•	a pro rata portion of the target annual bonus (currently 50% of base salary) for the portion of the current year worked;

•	continued coverage, at the levels then in effect, under the Company’s health care plans (or equivalent payments to cover Ms. Segal’s COBRA premiums) for one year after termination;

•	continued payment of life and accident/long-term disability insurance, at the levels then in effect, for one year after termination;

•	if requested by Ms. Segal, outplacement services for a period of one year after termination; and

•	accelerated vesting of all Company options and restricted stock and continued ability to exercise options through the options’ original expiration date.

Ms. Segal may not terminate her employment for Good Reason unless she provides the Company with written notice stating the basis of such termination, the Company fails to cure the action or inaction constituting such basis within 30 days after receipt of such notice, and Ms. Segal then terminates her employment within six months following the initial existence of such Good Reason.

For purposes of Ms. Segal’s agreement, the term “Good Reason” has the same meaning as described above for Mr. Good under his employment agreement, except that clause (a) provides that “Good Reason” would include any change in Ms. Segal’s function, status and/or title so that she is no longer the chief officer responsible for her function at the Company, clause (b) is not included, and clause (c) references Ms. Segal’s target bonus.

Messrs. Montagner and Epstein

Under Messrs. Montagner’s and Epstein’s offer letters, if their respective employment is terminated without Cause (as defined below) or upon their respective termination of employment for Good Reason (as defined below), each of them would be entitled to the following:

•	a lump sum payment equal to the sum of his annual base salary and bonus at 75% of base salary;

•	reimbursement or payment for COBRA costs for continuing health care insurance for one year after termination;

•	reimbursement of reasonable business expenses incurred prior to termination; and

•	accelerated vesting of all time- and performance-based Company options and restricted stock.

Messrs. Montagner and Epstein’s employment may not be terminated for Good Reason unless they provide the Company with written notice stating the basis of such termination and the Company fails to cure the action or inaction constituting such basis within 30 days after receipt of such notice.

For purposes of Messrs. Montagner and Epstein’s offer letters, the following definitions are provided:

The term “Cause” shall mean (i) the willful and continued failure of the executive to substantially perform his duties with the company (other than as may result from incapacity due to physical or mental illness); (ii) the willful engaging by the executive in gross misconduct which is materially and demonstrably injurious to the Company; (iii) material breach of fiduciary duty to the Company that results in personal profit to the executive at the expense of the Company; or (iv) the executive is convicted or pleads nolo contendre to a felony under Federal or state law or willfully violates any law, rule or regulation, or any cease-and-desist order, court order, judgment or supervisory agreement, which violation is materially and demonstrably injurious to the Company.

The term “Good Reason” shall mean any material adverse change to the offer letter, including (i) a material reduction of salary or bonus; (ii) a material reduction in title and/or scope of responsibilities; and (iii) relocation of the office to greater than 50 miles from the Reston office location.

Mr. Wiseman

Mr. Wiseman’s offer letter provides that if his employment is terminated during the two year period following August 20, 2007 without cause, Mr. Wiseman is entitled to six months of salary and target bonus.

The agreement covering Mr. Wiseman’s Company stock options provides that: (i) upon the termination by the Company or SkyTerra LP of Mr. Wiseman’s employment other than for Cause (as defined in the 2006 Equity and Incentive Plan), all unvested options will immediately vest and remain exercisable for one year from the date of termination; (ii) upon the termination by Mr. Wiseman of his employment with the Company for good reason within one year following a change of control of the Company, all unvested options will immediately vest and remain exercisable for one year from the date of such termination; and (iii) upon the termination by Mr. Wiseman of his employment with the Company, other than for good reason, within one year following a change of control of the Company, Mr. Wiseman has 90 days from the termination to exercise any vested options and all unvested options are extinguished on the date of such termination.

Under Mr. Wiseman’s Change of Control Agreement with SkyTerra LP, if a change of control of SkyTerra LP (as defined in the agreement) occurs and, within two years following such change of control, SkyTerra LP terminates Mr. Wiseman’s employment without cause or Mr. Wiseman terminates his employment for good reason, Mr. Wiseman is entitled to (i) a lump sum severance payment in an amount equal to the sum of Mr. Wiseman’s base salary and his average bonus for 12 months; and (ii) continued coverage of group term life insurance, health insurance, accident and long-term disability insurance benefits for a period of 12 months following the termination.

Quantification of Potential Payments

Assuming that the named executive officer’s employment was terminated on the last day of our 2008 fiscal year, the table below shows the amounts that would have been paid to each of our named executive officers based on the termination circumstances set forth in the table.

	Termination Following Change in Control					Termination without Cause (non-Change in Control)
Name	Cash Severance ($)	Benefits Continuation ($)		Equity Value ($)		Cash Severance ($)	Benefits Continuation ($)		Equity Value ($)
Alexander Good	$2,500,800	$46,411	(1)	$1,331,001	(2)	$2,500,800	$46,411	(1)	$1,331,001	(2)
Scott Macleod	$683,812	$22,573	(3)	$1,384,422	(4)	$683,812	$22,573	(3)	$1,384,422	(4)
Andrew Caplan	$527,651	$—		$589,875	(5)	$527,651	$20,430	(6)	$589,875	(5)
Randy Segal	$401,468	$20,430	(6)	$—		$401,468	$20,430	(6)	$—
James A. Wiseman	$302,518	$—		$68,224	(7)	$151,259	$20,430	(6)	$68,224	(7)

(1)	Represents the value of the continuation of benefits upon a termination, including twenty-four (24) months of continued medical and dental insurance coverage and continued payment of life and accident/long-term disability insurance, at the levels then in effect, upon termination following a change in control or termination without cause.
(2)	Represents the value of 733,334 unvested shares of the Company’s restricted stock that would vest upon termination without cause following a change of control of SkyTerra, based on the average of the closing bid and asked prices on the Over the Counter Bulletin Board on December 31, 2008 of $1.815 per share . Excludes the value of 266,666 unvested shares of the Company’s restricted stock that have performance vesting conditions that would not have been met as of the last day of our 2008 fiscal year.
(3)	Represents the value of the continuation of benefits upon a termination, including twenty-four (12) months of continued medical and dental insurance coverage and continued payment of life and accident/long-term disability insurance, at the levels then in effect, upon termination following a change in control or termination without cause.
(4)	Includes the value of 466,667 unvested shares of the Company’s restricted stock and 211,500 SkyTerra options that would vest upon termination without cause following a change of control of SkyTerra, based on the average of the closing bid and asked prices on the Over the Counter Bulletin Board on December 31, 2008 of $1.815 per share.

This amount also includes the value of 30,000 SkyTerra LP phantom units that would vest upon termination following a change in control of SkyTerra LP or termination without cause. Because the phantom award is payable in shares of SkyTerra stock instead of SkyTerra LP limited partnership interests, the market value shown is based on the market value of $1.815 per share of SkyTerra common stock on December 31, 2008 and a conversion ratio of 2.82 shares of SkyTerra common stock per unit of SkyTerra LP limited partnership interest. Excludes the value of 133,333 unvested shares of the Company’s restricted stock that have performance vesting conditions that would not have been met as of the last day of our 2008 fiscal year.

(5)	Includes the value of 125,000 unvested shares of the Company’s restricted stock and 200,000 SkyTerra options that would vest upon termination without cause following a change of control of SkyTerra, based on the average of the closing bid and asked prices on the Over the Counter Bulletin Board on December 31, 2008 of $1.815 per share.
(6)	Represents the value of the continuation of benefits upon a termination, including twelve (12) months of continued medical and dental insurance coverage upon termination following a change in control or termination without cause.
(7)	Includes the value of 37,600 SkyTerra options that would vest upon termination without cause following a change of control of SkyTerra, based on the average of the closing bid and asked prices on the Over the Counter Bulletin Board on December 31, 2008 of $1.815 per share.

Compensation of Directors

Prior to April 2008, each non-employee director received a per meeting fee of $1,000 for each meeting of the Board of Directors and $500 for each committee meeting attended, along with expenses incurred in connection with attending each meeting.

In April 2008, as a result of a study demonstrating that the Company’s existing Board compensation arrangements were significantly below the norm for similar companies in its industry, the Board approved a revised compensation program for outside directors. As of April 2008, each non-employee director is paid an annual retainer of $30,000, each member of the Audit Committee is paid an annual retainer of $7,500, and each member of the Compensation Committee is paid an annual retainer of $2,500. These annual retainers are in lieu of payments on a per meeting basis. A one time payment of $50,000 and $25,000 was made in 2008 to the special committee chair and to the members, respectively, and they receive quarterly retainers of $15,000 and $10,000, respectively.

On May 1, 2008 the Company granted an option to purchase 20,000 shares of common stock, with an exercise price of $8.15 per share, to each non-executive director serving as of that date. From time to time, directors may be granted additional options to purchase common stock, or other equity awards, under our 2006 Equity and Incentive Plan.

On April 8, 2008, the Board also made grants of restricted stock to Mr. Killeen and Mr. Stasior, both of whom are independent directors, in recognition of their long-time service to the Board during periods when the Board’s director compensation arrangements were below industry norms. Mr. Killeen was granted a restricted stock award of 80,000 shares, and Mr. Stasior was granted a restricted stock award of 55,000 shares. Both of these awards were scheduled to vest upon the earlier of December 1, 2008, two days following the filing by the Company of its quarterly report on Form 10-Q for the quarter ended September 30, 2008, or such date as the director is not re-nominated for election to the Board of Directors. On November 10, 2008 the Compensation Committee of the Company modified the vesting conditions of Mr. Killeen’s grant. As a result of this modification Mr. Killeen’s option is scheduled to vest on the earlier of July 1, 2009 or such date he is not re-nominated for the Board. Mr. Stasior’s option vested in accordance with the original terms on November 12, 2008.

2008 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Option Awards ($) (1)(7)		Non-Equity Incentive Plan Comp. ($)	Change in Pension Value and Nonqualified Deferred Comp. Earnings ($)	All Other Comp. ($)	Total ($)
Jose A. Cecin, Jr.	$137,293	$—		$20,889	(2)	$—	$—	$—	$158,182
Paul S. Latchford, Jr.	$32,292	$—		$20,889	(2)	$—	$—	$—	$53,181
Jeffrey M. Killeen	$108,167	$552,800	(3)	$20,889	(2)	$—	$—	$—	$681,856
William F. Stasior	$108,667	$380,050	(4)	$20,889	(2)	$—	$—	$—	$510,056
Michael D. Weiner	$35,000	$—		$20,889	(2)	$—	$—	$—	$55,889
Aaron Stone (5)	$31,625	$—		$20,889	(2)	$—	$—	$—	$52,514
Jeffrey A. Leddy (6)	$5,000	$—		$—		$—	$—	$—	$5,000
Andrew Africk (6)	$9,000								$9,000

(1)	The amount shown in this column represents the amount that we recognized as compensation expense in 2008 pursuant to SFAS No. 123(R), except that in accordance with the rules of the SEC, these figures do not include estimates of forfeitures related to service-based vesting conditions. For a discussion of the assumptions used in the valuation under SFAS No. 123(R) see Note 7 to our consolidated financial statements beginning on page F-23 of our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)	Grant date fair value of this award determined pursuant to SFAS No. 123(R) was $94,000.
(3)	Grant date fair value of this award determined pursuant to SFAS No. 123(R) was $552,800.
(4)	Grant date fair value of this award determined pursuant to SFAS No. 123(R) was $380,050.
(5)	Mr. Stone resigned from the Board effective November 5, 2008.
(6)	Mr. Leddy and Mr. Africk resigned from the Board effective April 8, 2008.
(7)	As of December 31, 2008, the aggregate number of options to purchase one share of common stock of the Company outstanding for each director was as follows: Mr. Cecin—20,000; Mr Latchford—20,000; Mr. Leddy—305,750 options; Mr. Africk—226,250 options; Mr. Stone—45,000 options; Mr. Killeen—62,500 options; Mr. Weiner—45,000 options; Mr. Stasior—72,500 options. As of December 31, 2008, Mr. Killeen held 80,000 shares of the Company’s restricted stock.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table and notes thereto set forth certain information, as of April 24, 2009 (except as noted otherwise), regarding beneficial ownership of the shares of voting common stock of the Company by (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of such common stock, (ii) each of the Company’s named executive officers, (iii) each director and nominee for director, and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares indicated as owned by them. Except as otherwise noted below, the street address of the beneficial owner is c/o SkyTerra Communications, Inc., 10802 Parkridge Boulevard, Reston, Virginia 20191.

Name and Address	Position	Number of Shares of Voting Common Stock Beneficially Owned (1)		Percentage of Class of Voting Common Stock	Number of Shares of Non-Voting Common Stock Beneficially Owned		Percentage of Class of Non-Voting Common Stock	Percentage of Total Equity
Alexander H. Good	Chief Executive Officer and President, Director	2,627,600	(2)	5.2%	—		*	2.4%
Robert C. Lewis	Former Senior Vice President, General Counsel and Secretary	149,500	(3)	*	—		*	*
Scott Macleod	Executive Vice President, Chief Financial Officer and Treasurer	1,191,566	(4)	2.4%	—		*	1.1%
Andrew Caplan	Chief Network Officer, SkyTerra LP	325,000	(5)	*	—		*	*
Randy S. Segal	Senior Vice President, General Counsel and Secretary	423,000	(6)
James A. Wiseman	Vice President and Corporate Controller	18,800	(7)	*	—		*	*
Jose A. Cecin, Jr.	Director	6,667	(8)	*	—		*	*
Paul S. Latchford, Jr.	Director	6,667	(9)	*	—		*	*
Jeffrey M. Killeen	Director	129,167	(10)	*	—		—	*
William F. Stasior	Director	114,167	(11)	*	—		—	*
Michael D. Weiner	Director	31,667	(12)	*	—		—	*
Harbinger Capital Partners Master Fund I, Ltd.		64,716,176	(13)	71.7%	29,946,362	(14)	49.9%	63.0%
Harbinger Capital Partners Special Situations Fund, L.P.
Harbinger Capital Partners Fund I, L.P. c/o International Fund Services Third Floor Bishop Square Redmonds Hill Dublin Ireland L2

Name and Address	Position	Number of Shares of Voting Common Stock Beneficially Owned (1)	Percentage of Class of Voting Common Stock		Number of Shares of Non-Voting Common Stock Beneficially Owned	Percentage of Class of Non-Voting Common Stock	Percentage of Total Equity
BCE Inc. 1000 rue de La Gauchetiere Ouest Bureau 3700 Montreal, Quebec H3B 4Y7 Canada		—	—		22,105,400	36.9%	20.3%
Columbia Capital III, LLC 201 North Union Street Suite 300 Alexandria, VA 22314		5,552,665	11.3	%(15)	—	—	5.1%
All executive officers and directors as a group (12 persons)		5,015,468	9.6%		—	—	4.5%

*	Represents beneficial ownership of less than 1%.
(1)	Beneficial ownership has been determined pursuant to Rule 13d-3 under the Exchange Act.
(2)	Consists of 935,600 shares of restricted stock subject to vesting and options to purchase an additional 1,692,000 shares of common stock that are currently exercisable. Mr. Good holds no unvested options to purchase shares of common stock.
(3)	Represents 99,500 shares of common stock, 50,000 shares of restricted stock which are subject to vesting and 10,000 options to purchase shares of common stock. Mr. Lewis holds no unvested options to purchase shares of common stock.
(4)	Consists of 557,066 shares of restricted stock subject to vesting and options to purchase an additional 634,500 shares of common stock that are currently exercisable. Mr. Macleod holds no unvested options to purchase shares of common stock.
(5)	Consists of 125,000 shares of restricted stock subject to vesting and options to purchase 300,000 shares of common stock held by Mr. Caplan, of which 200,000 are currently exercisable.
(6)	Consists of options to purchase 423,000 shares of common stock held by Ms. Segal. Ms. Segal holds no unvested options to purchase shares of common stock.
(7)	Consists of options to purchase 56,400 shares of common stock held by Mr. Wiseman, of which 18,800 are currently exercisable.
(8)	Consists of options to purchase 20,000 shares of common stock held by Mr. Cecin, of which 6,667 are exercisable within 60 days of April 24, 2009.
(9)	Consists of options to purchase 20,000 shares of common stock held by Mr. Latchford, of which 6,667 are exercisable within 60 days of April 24, 2009.
(10)	Consists of 80,000 shares of restricted stock subject to vesting and options to purchase 62,500 shares of common stock held by Mr. Killeen, of which 42,500 are currently exercisable and 6,667 are exercisable within 60 days of April 24, 2009.
(11)	Consists of 55,000 shares of restricted stock, subject to vesting and options to purchase 72,500 shares of common stock held by Mr. Stasior, of which 52,500 are currently exercisable and 6,667 are exercisable within 60 days of April 24, 2009.
(12)	Consists of options to purchase 45,000 shares of common stock held by Mr. Weiner, of which 25,000 are currently exercisable and 6,667 are exercisable within 60 days of April 24, 2009.
(13)	Based on an amended report on Schedule 13D filed on April 3, 2009 and Forms 4 filed on April 3, 2009 and February 9, 2009, includes (i) 14,581,128 shares of voting common stock owned by Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”), (ii) 7,854,396 shares of voting common stock owned by Harbinger Capital Partners Special Situations Fund, L.P. (the “Special Situations Fund”), (iii) 30,185,769 shares of voting common stock issuable upon the exercise of outstanding warrants held by Master Fund that are exercisable within 60 days of April 24, 2009, (iv) 11,077,927 shares of voting common stock issuable upon the exercise of outstanding warrants held by Special Situations Fund that are exercisable within 60 days of April 24, 2009, and (v) 1,016,956 shares of voting common stock owned by Harbinger Capital Partners Fund I, L.P (“HCP Fund I”).

The amount shown in this column excludes 2,077,533 shares of voting common stock currently held in escrow, which certain of the Harbinger funds referenced above have the right to receive upon the FCC’s approval of Harbinger’s application to acquire control of the Company, and as to which such Harbinger funds disclaim beneficial ownership.
(14)	Based on an amended report on Schedule 13D filed on April 3, 2009 and a Forms 4 filed on April 3, 2009 and February 9, 2009, includes (i) 5,556,898 shares of non-voting common stock owned by the Master Fund, (ii) 9,982,121 shares of non-voting common stock owned by the Special Situations Fund, and (iii) 14,407,343 shares of non-voting common stock owned by HCP Fund I.

The Master Fund may be deemed to share beneficial ownership of and voting power with respect to 44,766,897 shares of our voting common stock with Harbinger Capital Partners LLC (“Harbinger LLC”), the Investment Manager of the Master Fund; Harbinger Holdings, LLC (“Harbinger Holdings”), the Managing Member of Harbinger LLC; and Philip Falcone, the Managing Member of Harbinger Holdings and the Portfolio Manager of the Master Fund. Each of Harbinger LLC, Harbinger Holdings, and Philip Falcone disclaims beneficial ownership of the Master Fund shares, except to the extent of their pecuniary interest therein. The Special Situations Fund may be deemed to share beneficial ownership of and voting power with respect to 18,932,323 shares of our voting common stock with Harbinger Capital Partners Special Situations GP, LLC (“HCPSS”), the General Partner of the Special Situations Fund; Harbinger Holdings, the Managing Member of HCPSS; and Philip Falcone, the Portfolio Manager of the Special Situations Fund. Each of HCPSS, Harbinger Holdings, and Philip Falcone disclaims beneficial ownership of the Special Situations Fund’s shares except to the extent of their pecuniary interest therein. HCP Fund I may be deemed to share beneficial ownership of and voting power with respect to 1,016,956 shares of our voting common stock with Harbinger Capital Partners GP, LLC, the General Partner of HCP Fund I; Harbinger Holdings, the managing member of Harbinger Capital Partners GP, LLC, and Philip Falcone, the managing member of Harbinger Holdings. Harbinger Capital Partners GP, LLC, Harbinger Holdings and Philip Falcone disclaim beneficial ownership of the shares owned by HCP Fund I except to the extent of their pecuniary interest therein.

The amount shown in this column excludes 7,906,737 shares of non-voting common stock currently held in escrow, which certain of the Harbinger funds referenced above have the right to receive upon the FCC’s approval of Harbinger’s application to acquire control of the Company, and as to which such Harbinger funds disclaim beneficial ownership.

(15)	As reported in Schedule 13G filed with the Securities and Exchange Commission on March 29, 2007 by Columbia Capital III, LLC, individually and as part of a group of affiliates.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS AND INDIVIDUAL ARRANGEMENTS

The following table and notes thereto set forth, as of December 31, 2008, information with respect to shares of the Company’s common stock which may be issued under existing equity compensation plans and individual arrangements.

Plan Category	Number of Shares of Common Stock To Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares of Common Stock Remaining for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by stockholders	1,756,271	$9.41	10,639,479
Equity compensation plans and individual arrangements not approved by stockholders (1)	10,999,880	$—	—

Total	12,756,151	$9.41	10,639,479

(1)	Represents options to purchase shares of the Company’s common stock issued in exchange for SkyTerra LP unit options upon consummation of the Option Exchange in August 2008.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements

For a description of the employment agreements between us and certain of our executive officers, please see the descriptions included in Item 11—Executive Compensation under the heading “Employment Contracts and Change in Control Arrangements.”

Apollo Investment Fund IV L.P. and Affiliates

Apollo Advisors L.P. and its affiliates (Apollo) held a significant number of shares of SkyTerra common stock through April 2008. Two of the six Directors of SkyTerra were partners at Apollo through such time. As such, transactions with entities controlled by or affiliated with Apollo, through April 2008 are related party transactions.

Hughes Network Systems LLC

Hughes Network Systems LLC (HNS) is a former subsidiary of SkyTerra and indirectly controlled by Apollo. SkyTerra LP acquired services and equipment from HNS in an amount of $21.5 million, $8.8 million and $8.4 million, during the years ended December 31, 2008, 2007 and 2006, respectively.

In October 2006, SkyTerra LP entered into a preferred provider agreement with HNS. Under this agreement, for a period of five years SkyTerra LP will grant preferred provider status to HNS for the provision of certain engineering and other services and the manufacture of certain equipment, in each case expected to be used by SkyTerra LP in developing and deploying its next generation integrated network. In November 2006, SkyTerra LP entered into an agreement with HNS to purchase four satellite base transceiver subsystems for a price, as amended of $43.7 million.

TerreStar Networks

TerreStar Corporation owns a controlling interest in TerreStar Networks. The Company owns 11.1% of TerreStar Networks. SkyTerra LP had granted options to purchase the common stock of TerreStar Networks to certain employees of SkyTerra LP prior to the spin-off of TerreStar Networks, which are vested and exercisable as of December 31, 2008. SkyTerra LP and TerreStar Networks operate under an intellectual property development sharing arrangement.

In May 2005, SkyTerra LP and TerreStar Networks entered into a management services agreement whereby SkyTerra LP provides technical and program management efforts associated with ATC network development as well as administrative support required to accomplish these tasks. In May 2006, SkyTerra LP discontinued providing management services to TerreStar Networks, but continued to share intellectual property development.

According to publicly available information, the Company understands that Harbinger owns a significant investment in TerreStar Corporation.

Review and Approval of Transactions with Related Persons

Under our standing practices and procedures, transactions with related persons must be approved by the independent members of our Board of Directors. Certain limited transactions, such as transactions previously approved by our Board of Directors and disclosed in our Form 10-Ks and proxy statements, compensation arrangements between us and our officers and directors and transactions entered into the ordinary course of business are excluded from these requirements.

We do not have a written conflicts of interest policy, but it is specifically understood by us and our Board of Directors, that each of our directors, officers and employees has a responsibility to avoid, and to cause their immediate family members to avoid, any interest, activity or relationship that may interfere or conflict with, the performance of his or her duties to the company in a loyal and effective manner to the best of his or her ability and in the company’s best interest. It is also recognized that conflicts of interest do not include any interest, relationship or activity in which an interested person has a direct or indirect involvement or interest if the terms of such interest, relationship or activity are at least as favorable to the company as terms that would be available at the time for a comparable interest, relationship or activity in arm’s length dealings with unrelated third parties.

Other

Certain of our directors and officers serve on the board of directors of affiliates, including SkyTerra LP. Such directors and officers have received stock-based compensation from such affiliates for their service. The amount of stock-based compensation received by our directors and officers is comparable to stock-based compensation awarded to other non-executive members of the affiliates’ board of directors.

On December 15, 2006, our Board of Directors approved a form of Indemnification Agreement (the “Indemnification Agreement”) to be entered into between us and our directors and officers. Effective as of December 18, 2006, we entered into a separate Indemnification Agreement with each of the following persons: Andrew Africk, Alexander Good, Jeffrey Killeen, Jeffrey Leddy, Robert Lewis, Scott Macleod, William Stasior, Aaron Stone and Michael Weiner. We executed agreements with Messrs. Cecin and Latchford as of April 10, 2008. We may from time to time enter into additional indemnification agreements with future directors and officers or other key personnel.

Each of the Indemnification Agreements provides, among other things, that we will, to the extent permitted by applicable law, indemnify and hold harmless each indemnitee if, by reason of such indemnitee’s status as a director or officer of SkyTerra, such indemnitee was, is or is threatened to be made a party or a participant (as a witness or otherwise) in any threatened, pending or completed proceeding, whether of a civil, criminal, administrative or investigative nature, against all losses, judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in writing in advance by us) and incurred by such indemnitee in connection with such proceeding. In addition, each of the Indemnification Agreements provides for the advancement of expenses incurred by the indemnitee in connection with any proceeding covered by the agreement, subject to certain exceptions. None of the Indemnification Agreements precludes any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including but not limited to, any rights arising under our governance documents, or any other agreement, any vote of our stockholders or any applicable law.

CORPORATE GOVERNANCE

We operate our business according to high standards of ethical conduct, integrity and accountability. We have implemented governance policies and practices, that we believe meet or exceed the standards defined in the applicable laws and regulations, including the rules adopted by the Securities and Exchange Commission.

DIRECTOR INDEPENDENCE

In determining the independence of our directors, the Board of Directors has adopted independence standards that mirror exactly the criteria specified by the Marketplace Rules of the Nasdaq Stock Market. Applying these independence standards, our Board has determined that all of our directors other than Mr. Good are “independent” within the meaning of the Marketplace Rules of the Nasdaq Stock Market. In making this determination, the Board of Directors considered all transactions in which we and any director were participants, including those discussed under “Certain Relationships and Related Transactions” above and other transactions that were ordinary course of business transactions in which the independent directors did not have a material direct or indirect interest. Mr. Good, our President and Chief Executive Officer, is not “independent” within the meaning of the Marketplace Rules of the Nasdaq Stock Market.

ITEM 14.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

Aggregate fees for professional services rendered to us and SkyTerra LP by Ernst & Young LLP for work performed during the years ended December 31, 2008 and December 31, 2007 are summarized in the table below.

	2008	2007
Audit fees (1)	$913,500	$973,000
Audit related fees (2)	2,000	2,000
Tax fees (3)	313,435	418,000
All other fees (4)	—	15,000

	$1,228,935	$1,408,000

(1)	Audit fees consisted of fees billed or expected to be billed for professional services rendered for the audit of the Company’s consolidated annual financial statements included in the Company’s Form 10-K, the reviews of the Company’s consolidated financial statements included in the Company’s Form 10-Q, services related to Sarbanes-Oxley Act compliance or any other services rendered to comply with generally accepted auditing standards and include consents in connection with SEC filings.
(2)	Audit related fees consisted of fees for an online accounting research tool.
(3)	Tax fees consisted of tax compliance, tax advice and tax consulting services.
(4)	Other fees consisted of fees billed for agreed upon procedures performed in connection with Canadian regulatory requirements.

Pursuant to a pre-approval policy, the Audit Committee approved all audit services and the payment of audit, audit related fees, tax fees and all other fees during the years ended December 31, 2008 and 2007.

PART IV

ITEM 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following sets forth those exhibits filed pursuant to Item 601 of Regulation S-K:

Exhibit Number	Description

3.1	Restated Certificate of Incorporation of SkyTerra Communications, Inc., as amended on November 11, 2008, which was filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K, filed on March 2, 2009 and is hereby incorporated herein by reference.

3.2	Amended and Restated By-Laws of SkyTerra Communications, Inc., which was filed as Exhibit 4.2 to the Current Report on Form 8-K, filed on October 18, 2006 and is incorporated herein by reference.

4.1	Indenture, dated March 30, 2006, by and among Mobile Satellite Ventures LP and MSV Finance Co., the Guarantors named therein and the Bank of New York relating to the 14% Senior Secured Discount Notes due 2013, which was filed as Exhibit 4.1 to the Annual Report on Form 10-K on March 16, 2007, and is incorporated herein by reference.

4.2	Indenture by and among Mobile Satellite Ventures LP, Mobile Satellite Ventures Finance Co., the Guarantors named therein and The Bank of New York as Trustee, dated January 7, 2008 which was filed as Exhibit 10.2 to the Current Report on Form 8-K, filed on January 8, 2008, and is incorporated herein by reference.

4.3	First Supplemental Indenture, dated January 7, 2009, to the Indenture, dated January 7, 2008, by and among Mobile Satellite Ventures LP, Mobile Satellite Ventures Finance Co., the Guarantors named therein and The Bank of New York as Trustee, which was filed as Exhibit 4.3 to the Company’s Annual Report on Form 10-K, filed on March 2, 2009 and is hereby incorporated herein by reference.

4.4	Indenture by and among SkyTerra LP, SkyTerra Finance Co., the Guarantors named therein and The Bank of New York Mellon as Trustee, dated January 7, 2009, which was filed as Exhibit 4.4 to the Company’s Annual Report on Form 10-K, filed on March 2, 2009 and is hereby incorporated herein by reference.

4.5	Form of Series 1-A Warrant of SkyTerra Communications, Inc., which was filed as Exhibit 4.3 to the Current Report on Form 8-K filed on June 21, 1999, and is incorporated herein by reference.

4.6	Form of Series 2-A Warrant of SkyTerra Communications, Inc., which was filed as Exhibit 4.5 to the Current Report on Form 8-K filed on June 21, 1999, and is incorporated herein by reference.

4.7	Form of Warrant to Purchase shares of common stock, issued to Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Special Situations Fund, LP, which was filed as Exhibit 99.1 to the Current Report on Form 8-K, filed on December 18, 2007, and is incorporated herein by reference.

4.8	Warrant to Purchase Shares of Voting Common Stock issued on August 18, 2008 to Boeing Satellite Systems, Inc., which was filed as Exhibit 10.14 to the Quarterly Report on Form 10-Q, filed on November 11, 2008, and is incorporated herein by reference.

4.9	Warrant to Purchase 5,625,000 Shares of Common Stock issued on January 7, 2009 to Harbinger Capital Partners Master Fund I, Ltd. , which was filed as Exhibit 4.9 to the Company’s Annual Report on Form 10-K, filed on March 2, 2009 and is hereby incorporated herein by reference.

4.10	Warrant to Purchase 1,875,000 Shares of Common Stock issued on January 7, 2009 to Harbinger Capital Partners Special Situations Fund, L.P. , which was filed as Exhibit 4.10 to the Company’s Annual Report on Form 10-K, filed on March 2, 2009 and is hereby incorporated herein by reference.

Exhibit Number	Description

4.11	Registration Rights Agreement, dated December 20, 2007, by and between SkyTerra Communications, Inc. and Inmarsat Global Limited, which was filed as Exhibit 10.3 to the Current Report on Form 8-K, filed on December 21, 2007 and is incorporated herein by reference.

4.12	Registration Rights Agreement, dated August 18, 2008, by and between SkyTerra Communications, Inc. and Boeing Satellite Systems, Inc., which was filed as Exhibit 10.13 to the Quarterly Report on Form 10-Q, filed on November 11, 2008, and is incorporated herein by reference.

4.13	Registration Rights Agreement, dated July 24, 2008, by and among SkyTerra Communications, Inc., Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Harbinger Capital Partners Fund I, L.P., which was filed as Exhibit 10.6 to the Current Report on Form 8-K, filed on July 25, 2008, and is incorporated herein by reference.

4.14	Letter Agreement, dated August 22, 2008, amending the Registration Rights Agreement, dated July 24, 2008, which was filed as Exhibit 10.1 to the Current Report on Form 8-K, filed on August 25, 2008, and is incorporated herein and in Exhibit 10.51 by reference.

4.15	Registration Rights Agreement, dated September 15, 2008, by and between SkyTerra Communications, Inc. and Investors Listed on Schedule A thereto, which was filed as Exhibit 10.16 to the Quarterly Report on Form 10-Q, filed on November 11, 2008, and is incorporated herein by reference.

10.1	Amended and Restated 1998 Long-Term Incentive Plan of SkyTerra Communications, Inc., which was filed as Exhibit 4(d) to the Form S-8 filed on November 3, 2000 and is incorporated herein by reference.

10.2	Amended and Restated Limited Partnership Agreement, dated November 12, 2004, by and among MSV Investors, LLC, Mobile Satellite Ventures LP, et al. which was filed as Exhibit 10.1 to the Current Report on Form 8-K dated November 18, 2004 and is incorporated herein by reference.

10.3	Amendment No. 1 to the Amended and Restated Limited Partnership Agreement of Mobile Satellite Ventures LP, dated September 25, 2006, which was filed as Exhibit 10.2 to the Current Report on Form 8-K, filed on September 28, 2006, and is incorporated herein by reference.

10.4	Amendment No. 2 to the Amended and Restated Limited Partnership Agreement of Mobile Satellite Ventures LP, dated January 5, 2007, which was filed as Exhibit 10.1 to the Current Report on Form 8-K, filed on January 10, 2007, and is incorporated herein by reference

10.5	TerreStar Networks Inc. Amended and Restated Stockholders’ Agreement, which was filed as Exhibit 10.9 to the Current Report on Form 8-K, filed on May 11, 2006, and is incorporated herein by reference.

10.6	Amendment No. 3 to Amended and Restated Stockholders’ Agreement of Mobile Satellite Ventures GP Inc., which was filed as Exhibit 10.10 to the Current Report on Form 8-K, filed on May 11, 2006, and is incorporated herein by reference.

10.7	Amendment No. 4 to the Amended and Restated Stockholders’ Agreement of Mobile Satellite Ventures GP, Inc., dated September 25, 2006, which was filed as Exhibit 10.3 to the Current Report on Form 8-K, filed on September 28, 2006, and is incorporated herein by reference.

10.8	Form of Indemnification Agreement, which was filed as Exhibit 10.1 to the Current Report on Form 8-K, filed on December 19, 2006, and is incorporated herein by reference.

10.9	Restricted Stock Agreement, by and between Alexander H. Good and the Company, dated December 18, 2006, which was filed as Exhibit 99.1 to the Current Report on Form 8-K, filed on December 19, 2006, and is incorporated herein by reference.

10.10	Restricted Stock Agreement, by and between Scott Macleod and the Company, dated December 18, 2006, which was filed as Exhibit 99.2 to the Current Report on Form 8-K, filed on December 19, 2006, and is incorporated herein by reference.

Exhibit Number	Description

10.11	Contract for Design, Development and Supply of Satellite Base Transceiver Sub-System (“S-BTS”) between Mobile Satellite Ventures LP and Hughes Network Systems, LLC, dated November 3, 2006, which was filed as Exhibit 10.1 to the Current Report on Form 8-K, filed on November 8, 2006, and is incorporated herein by reference.

10.12	Amendment Agreement No. 1 to MSV Canada Shareholders Agreement by and among TMI Communications and Company, Limited Partnership, Mobile Satellite Ventures (Canada) Inc., Mobile Satellite Ventures Holdings (Canada) Inc. and Mobile Satellite Ventures LP, which was filed as Exhibit 10.1 to the Current Report on Form 8-K, filed on October 18, 2006, and is incorporated herein by reference.

10.13	Preferred Provider Agreement, dated October 16, 2006, by and between Hughes Network Systems, LLC and Mobile Satellite Ventures LP, which was filed as Exhibit 10.2 to the Current Report on Form 8-K, filed on October 18, 2006, and is incorporated herein by reference.

10.14	Non-Interference Agreement, dated October 6, 2006, by and among BCE Inc., Telesat Canada, Mobile Satellite Ventures (Canada) Inc., Mobile Satellite Ventures Holdings (Canada) Inc. and Mobile Satellite Ventures LP, which was filed as Exhibit 10.3 to the Current Report on Form 8-K, filed on October 18, 2006, and is incorporated herein by reference.

10.15	Preferred Provider Extension Agreement, dated October 6, 2006, by and among Telesat Canada, Mobile Satellite Ventures (Canada) Inc. and Mobile Satellite Ventures LP, which was filed as Exhibit 10.4 to the Current Report on Form 8-K, filed on October 18, 2006, and is incorporated herein by reference.

10.16	Contract, dated January 9, 2006, between Boeing Satellite Systems, Inc. and Mobile Satellite Ventures, LP for the MSV L-Bond Space-Based Network, which was filed as Exhibit 10.51 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.17	Amendment No. 1 to Contract between Boeing Satellite Systems, Inc. and Mobile Satellite Ventures, LP for the MSV L-Bond Space-Based Network, dated March 9, 2006, which was filed as Exhibit 10.52 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.18	Amendment No. 2 to Contract between Boeing Satellite Systems, Inc. and Mobile Satellite Ventures for the MSV L-Bond Space-Based Network, dated September 11, 2006, which was filed as Exhibit 10.53 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.19	Amendment No. 3 to Contract between Boeing Satellite Systems, Inc. and Mobile Satellite Ventures, LP for the MSV L-Band Space-Based Network, dated August 1, 2008, which was filed as Exhibit 10.12 to the Quarterly Report on Form 10-Q, filed on November 11, 2008, and is incorporated herein by reference.

10.20	Second Amended and Restated Intellectual Property Assignment and License Agreement , dated November 21, 2006 and effective October 1, 2006, between ATC Technologies LLC and TerreStar Networks Inc., which was filed as Exhibit 10.54 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.21	Letter Agreement, dated February 6, 2007, between Mobile Satellite Ventures, LP and Mobile Satellite Ventures (Canada) Inc., which was filed as Exhibit 10.55 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.22	Satellite Delivery Agreement, dated February 22, 2007, between Mobile Satellite Ventures LP and Mobile Satellite Ventures (Canada) Inc., which was filed as Exhibit 10.56 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

Exhibit Number	Description

10.23	Amendment No. 1 Satellite Delivery Agreement between Mobile Satellite Ventures LP and Mobile Satellite Ventures (Canada) Inc., dated October 1, 2008, which was filed as Exhibit 10.23 to the Company’s Annual Report on Form 10-K, filed on March 2, 2009 and is hereby incorporated herein by reference .

10.24	Capacity Lease Agreement, dated November 26, 2001, between Mobile Satellite Ventures (Canada) Inc. and 3051361 Nova Scotia Unlimited Liability Company, which was filed as Exhibit 10.57 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.25	MSV Canada Shareholders Agreement, dated November 26, 2001 by and among TMI Communications and Company, Limited Partnership, Mobile Satellite Ventures (Canada) Inc., Mobile Satellite Ventures Holdings (Canada) Inc. and Mobile Satellite Ventures LP, which was filed as Exhibit 10.58 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.26	Mobile Satellite Ventures LP 2001 Unit Incentive Plan, as amended through October 11, 2005, which was filed as Exhibit 10.60 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.27	Amended Form of Nonqualified Unit Option Agreement under the Mobile Satellite Ventures LP 2001 Unit Incentive Plan, which was filed as Exhibit 99.3 to the Registration Statement on Form S-4, filed on March 11, 2008, and is incorporated herein by reference.

10.28	Form of Exchange Stock Option Agreement, which was filed as Exhibit 4.1 to the Registration Statement on Form S-4, filed on March 11, 2008, and is incorporated herein by reference.

10.29	Termination and Exchange Form and Offer by SkyTerra Communications, Inc. to Issue Options to Purchase Shares of Common Stock of SkyTerra Communications, Inc. in Exchange for the Termination of Outstanding Options to Purchase Limited Partnership Interests of Mobile Satellite Ventures LP, which was filed as Exhibit 99.1 to the Registration Statement on Form S-4, filed on March 11, 2008, and is incorporated herein by reference.

10.30	Employment Letter of Alexander H. Good, dated February 26, 2004, which was filed as Exhibit 10.62 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.31	Amendment Agreement to Amend Employment Letter of Alexander H. Good, dated April 3, 2006, between Mobile Satellite Ventures and Alexander H. Good, which was filed as Exhibit 10.63 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.32	Change of Control Agreement, dated February 29, 2004, between Mobile Satellite Ventures LP and Alex H. Good, which was filed as Exhibit 10.64 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.33	Confidentiality, Non-Competition and Non-Solicitation Agreement, dated February 24, 2005, between Mobile Satellite Ventures LP and Alexander H. Good, which was filed as Exhibit 10.65 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.34	Employment Letter of Scott Macleod, dated January 9, 2006, which was filed as Exhibit 10.66 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.35	Executive Change of Control Agreement, dated January 27, 2006, between Mobile Satellite Ventures LP and Scott Macleod, which was filed as Exhibit 10.67 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

Exhibit Number	Description

10.36	Confidentiality, Non-Competition and Non-Solicitation Agreement, dated January 27, 2006, between Mobile Satellite Ventures LP and Scott Macleod, which was filed as Exhibit 10.68 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.37	Mobile Satellite Ventures LP 2001 Unit Incentive Plan (as amended) Phantom Unit Agreement, dated January 27, 2006, between Mobile Satellite Ventures LP and Scott Macleod, which was filed as Exhibit 10.69 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.38	SkyTerra Communication, Inc. 2006 Equity and Incentive Plan (incorporated by reference to Annex III to the Definitive Proxy Statement, filed on June 23, 2006), which was filed as Exhibit 10.70 to the Annual Report on Form 10-K, filed on March 16, 2007, and is incorporated herein by reference.

10.39	Amendment No. 1 to the 2006 SkyTerra Communications, Inc. Equity and Incentive Plan, which was filed as Exhibit 10.11 to the Quarterly Report on Form 10-Q, filed on August 5, 2008, and is incorporated herein by reference.

10.40	Stock Option Agreement, by and between James Wiseman and the Company, dated August 20, 2007, which was filed as Exhibit 99.1 to the Current Report on Form 8-K, filed on August 22, 2007, and is incorporated herein by reference.

10.41	Offer Letter between James Wiseman and Mobile Satellite Ventures LP, dated July 13, 2007, which was filed as Exhibit 99.2 to the Current Report on Form 8-K, filed on August 22, 2007, and is incorporated herein by reference.

10.42	Change of Control Agreement between James Wiseman and MSV, dated August 20, 2007, which was filed as Exhibit 99.3 to the Current Report on Form 8-K, filed on August 22, 2007, and is incorporated herein by reference.

10.43	Securities Purchase Agreement, dated December 15, 2007, by and among SkyTerra Communications, Inc., Mobile Satellite Ventures LP, Mobile Satellite Ventures Finance Co., Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Special Situations Fund, LP., which was filed as Exhibit 10.1 to the Current Report on Form 8-K, filed on December 15, 2007, and is incorporated herein by reference.

10.44	Amendment No. 1 to the Securities Purchase Agreement dated December 20, 2007, by and among SkyTerra Communications, Inc., Mobile Satellite Ventures LP, Mobile Satellite Ventures Finance Co., Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Special Situations Fund, LP, dated January 7, 2008, which was filed as Exhibit 10.1 to the Current Report on Form 8-K, filed on January 8, 2008, and is incorporated herein by reference.

10.45	Cooperation Agreement, dated December 20, 2007, by and among SkyTerra Communications, Inc., Mobile Satellite Ventures LP, Mobile Satellite Ventures (Canada) Inc. and Inmarsat Global Limited, which was filed as Exhibit 10.1 to the Current Report on Form 8-K, filed on December 21, 2007, and is incorporated herein by reference.

10.46	Subscription Agreement, dated December 20, 2007, by and between SkyTerra Communications, Inc. and Inmarsat Global Limited, which was filed as Exhibit 10.2 to the Current Report on Form 8-K, filed on December 21, 2007, and is incorporated herein by reference.

10.47	Phase 0 Block Loan Agreement, dated December 20, 2007, by and among Mobile Satellite Ventures LP, Mobile Satellite Ventures (Canada) Inc., SkyTerra Communications, Inc. and Inmarsat Global Limited, which was filed as Exhibit 10.4 to the Current Report on Form 8-K, filed on December 21, 2007, and is incorporated herein by reference.

Exhibit Number	Description

10.48	Offer Letter, dated August 4, 2004, between Randy S. Segal and Mobile Satellite Ventures LP, which was filed as Exhibit 10.84 to the amended Annual Report on form 10-K/A, filed on April 29, 2008, and is incorporated herein by reference.

10.49	Executive Change of Control Agreement, dated September 20, 2004, by and between Randy S. Segal and Mobile Satellite Ventures LP, which was filed as Exhibit 10.85 to the amended Annual Report on form 10-K/A, filed on April 29, 2008, and is incorporated herein by reference.

10.50	Master Contribution and Support Agreement, dated July 24, 2008, by and among Harbinger Capital Partners Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P., Harbinger Capital Partners Fund I, L.P., Harbinger Co-Investment Fund, L.P., SkyTerra Communications, Inc., Mobile Satellite Ventures Subsidiary LLC, and Mobile Satellite Ventures L.P., which was filed as Exhibit 10.1 to the Current Report on Form 8-K, filed on July 25, 2008, and is incorporated herein by reference.

10.51	Letter Agreement, dated August 22, 2008, amending the Master Contribution and Support Agreement, dated July 24, 2008, which was filed as Exhibit 10.1 to the Current Report on Form 8-K, filed on August 25, 2008, and is incorporated herein and in Exhibit 4.14 by reference.

10.52	Second Amendment, dated January 7, 2009, to the Master Contribution and Support Agreement , dated July 24, 2008, which was filed as Exhibit 10.2 to the Current Report on Form 8-K, filed on January 7, 2009, and is incorporated herein by reference.

10.53	Stock Purchase Agreement, dated July 24, 2008, between SkyTerra Communications, Inc. and Harbinger Co-Investment Fund, L.P., which was filed as Exhibit 10.2 to the Current Report on Form 8-K, filed on July 25, 2008, and is incorporated herein by reference.

10.54	Securities Purchase Agreement, dated July 24, 2008, by and among Mobile Satellite Ventures LP, Mobile Satellite Ventures Finance Co., SkyTerra Communications, Inc., Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P., which was filed as Exhibit 10.3 to the Current Report on Form 8-K, filed on July 25, 2008, and is incorporated herein by reference.

10.55	Amendment No. 1 to Securities Purchase Agreement dated July 24, 2008, dated January 7, 2009, which was filed as Exhibit 10.1 to the Current Report on Form 8-K, filed on January 7, 2009, and is incorporated herein by reference.

10.56	Executive Severance Agreement between SkyTerra Communications, Inc. and Randy Segal, which was filed as Exhibit 10.10 to the Quarterly Report on Form 10-Q, filed on August 5, 2008, and is incorporated herein by reference.

10.57	Letter Agreement, dated August 4, 2008, between the Company and Andrew Caplan regarding certain employment matters, which was filed as Exhibit 10.12 to the Quarterly Report on Form 10-Q, filed on August 5, 2008, and is incorporated herein by reference.

10.58	Appendix A—Promissory Note, which was filed as Exhibit 10.13 to the Quarterly Report on Form 10-Q, filed on August 5, 2008, and is incorporated herein by reference.

10.59	Appendix B—Andrew Caplan Restricted Stock Agreement, dated August 4, 2008, which was filed as Exhibit 10.14 to the Quarterly Report on Form 10-Q, filed on August 5, 2008, and is incorporated herein by reference.

10.60	Letter Agreement, dated February 23, 2009, between the Company and Marc Montagner regarding certain employment matters, which was filed as Exhibit 10.60 to the Company’s Annual Report on Form 10-K, filed on March 2, 2009 and is hereby incorporated herein by reference .

Exhibit Number	Description

10.61	Agreement for Transfer and Exchange between SkyTerra Communications, Inc. and TerreStar Corporation, dated September 12, 2008, which was filed as Exhibit 10.15 to the Quarterly Report on Form 10-Q, filed on November 11, 2008, and is incorporated herein by reference.

10.62	Letter Agreement between SkyTerra Communications, Inc. and affiliates of Harbinger Capital Partners, dated September 12, 2008, which was filed as Exhibit 10.17 to the Quarterly Report on Form 10-Q, filed on November 11, 2008, and is incorporated herein by reference.

10.63	Letter Agreement between SkyTerra Communications, Inc. and affiliates of Harbinger Capital Partners, dated September 16, 2008, which was filed as Exhibit 10.14 to the Quarterly Report on Form 10-Q, filed on November 11, 2008, and is incorporated herein by reference.

10.64	Director Stock Option Grant Form of Award, which was filed as Exhibit 10.7 to the Quarterly Report on Form 10-Q, filed on August 5, 2008, and is incorporated herein by reference.

10.65	SkyTerra Communications, Inc./Mobile Satellite Ventures, LP Executive Employment Agreement for Alex H. Good, which was filed as Exhibit 10.8 to the Quarterly Report on Form 10-Q, filed on August 5, 2008, and is incorporated herein by reference.

10.66	SkyTerra Communications, Inc./Mobile Satellite Ventures, LP Executive Employment Agreement for Scott G. Macleod, which was filed as Exhibit 10.9 to the Quarterly Report on Form 10-Q, filed on August 5, 2008, and is incorporated herein by reference.

10.67	Exchange Agreement, dated December 10, 2008, by and among SkyTerra Communications, Inc., Walter V. Purnell, Jr., Rajendra Singh, Gerald Stevens-Kittner, Glenn Meyers, Elizabeth Tasker, Columbia ST Partners III, Inc., Dean & Company, inOvate Communications Group, LLC and WBS, LLC, which was filed as Exhibit 10.67 to the Company’s Annual Report on Form 10-K, filed on March 2, 2009 and is hereby incorporated herein by reference.

10.68	Offer Letter dated March 3, 2009, between Gary Epstein and the Company, which was filed as Exhibit 10.68 to the Company’s Annual Report on Form 10-K/A, filed on April 30, 2009 and is hereby incorporated herein by reference.

14.1	SkyTerra Code of Business Ethics, which was filed as Exhibit 14.1 to the Company’s Annual Report on Form 10-K/A, filed on April 30, 2009 and is hereby incorporated herein by reference.

21	Subsidiaries of the Company are SkyTerra Investors Holdings Inc., a Delaware corporation, SkyTerra Rollup LLC, a Delaware corporation, SkyTerra Rollup Sub LLC, a Delaware corporation, SkyTerra Investors LLC, a Delaware corporation, TMI Communications Delaware Limited Partnership, a Delaware limited partnership, and SkyTerra LP, a Delaware limited partnership.

23.1	Consent of Ernst & Young LLP, which was filed as Exhibit 23.1 to the Company’s Annual Report on Form 10-K, filed on March 2, 2009 and is hereby incorporated herein by reference.

31.1	Certification of Alexander H. Good, Chief Executive Officer and President of the Company, required by Rule 13a-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of Scott Macleod, Executive Vice President and Chief Financial Officer of the Company, required by Rule 13a-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification of Alexander H. Good, Chief Executive Officer and President of the Company, Pursuant to 18 U.S.C Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification of Scott Macleod, Executive Vice President and Chief Financial Officer of the Company, Pursuant to 18 U.S.C Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SKYTERRA COMMUNICATIONS, INC.

By:	/S/ ALEXANDER H. GOOD
Name:	Alexander H. Good
Title:	Chief Executive Officer and President

Dated: May 8, 2009

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ALEXANDER H. GOOD Alexander H. Good	Chief Executive Officer and President, Director (Principal Executive Officer)	May 8, 2009

/S/ SCOTT MACLEOD Scott Macleod	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 8, 2009

/S/ JAMES A. WISEMAN James A. Wiseman	Vice President and Corporate Controller (Principal Accounting Officer)	May 8, 2009

/S/ JOSE A. CECIN, JR. Jose A. Cecin, Jr.	Director	May 8, 2009

/S/ JEFFREY M. KILLEEN Jeffrey M. Killeen	Director	May 8, 2009

/S/ PAUL S. LATCHFORD,JR. Paul S. Latchford, Jr.	Director	May 8, 2009

/S/ WILLIAM F. STASIOR William F. Stasior	Director	May 8, 2009

/S/ MICHAEL D. WEINER Michael D. Weiner	Director	May 8, 2009

Exhibit 31.1

SKYTERRA COMMUNICATIONS, INC.

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

I, Alexander H. Good, certify that:

1.	I have reviewed this annual report on Form 10-K/A of SkyTerra Communications, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal controls over financial reporting, or caused such internal controls over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on this evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/S/ ALEXANDER H. GOOD
Name:	Alexander H. Good
Title:	Chief Executive Officer and President

May 8, 2009

Exhibit 31.2

SKYTERRA COMMUNICATIONS, INC.

CERTIFICATION OF CHIEF FINANCIAL OFFICER

I, Scott Macleod, certify that:

1.	I have reviewed this annual report on Form 10-K/A of SkyTerra Communications, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal controls over financial reporting, or caused such internal controls over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on this evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/S/ SCOTT MACLEOD
Name:	Scott Macleod
Title:	Executive Vice President and Chief Financial Officer

May 8, 2009

Exhibit 32.1

Certification of CEO Pursuant to

18 U.S.C. Section 1350,

as Adopted Pursuant to

Section 906 of the Sarbanes-Oxley Act of 2002

In connection with the Annual Report on Form 10-K/A of SkyTerra Communications, Inc. (the “Company”) for the period ended December 31, 2008, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), Alexander H. Good, as Chief Executive Officer of the Company, hereby certifies, pursuant to 18 U.S.C. § 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of his knowledge:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company

/S/ ALEXANDER H. GOOD
Name:	Alexander H. Good
Title:	Chief Executive Officer and President

May 8, 2009

Exhibit 32.2

Certification of CFO Pursuant to

18 U.S.C. Section 1350,

as Adopted Pursuant to

Section 906 of the Sarbanes-Oxley Act of 2002

In connection with the Annual Report on Form 10-K/A of SkyTerra Communications, Inc. (the “Company”) for the period ended December 31, 2008, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), Scott Macleod, as Chief Financial Officer of the Company, hereby certifies, pursuant to 18 U.S.C. § 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of his knowledge:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company

/S/ SCOTT MACLEOD
Name:	Scott Macleod
Title:	Executive Vice President and Chief Financial Officer

May 8, 2009

Appendix G

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2009

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number: 000-13865

SKYTERRA COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-2368845
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10802 Parkridge Boulevard, Reston, VA 20191	20191
(Address of principal executive offices)	(Zip Code)

(703) 390-2700

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☐    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes  ☐    No  ☒

As of October 15, 2009 there were 48,865,453 shares of the Company’s voting common stock and 59,958,499 shares of the Company’s non-voting common stock outstanding.

SKYTERRA COMMUNICATIONS, INC.

PART I FINANCIAL INFORMATION

Item 1.	Financial Statements

SkyTerra Communications, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Revenues:
Services and related revenues	$7,704	$7,352	$22,139	$21,892
Equipment sales	1,052	1,867	3,584	4,252
Other revenues	246	231	659	706

Total revenues	9,002	9,450	26,382	26,850
Operating expenses:
Cost of equipment sold	1,122	1,549	3,526	3,451
Operations and cost of services (exclusive of depreciation and amortization)	8,997	9,474	45,987	23,082
Sales and marketing	2,005	1,668	6,536	6,412
Research and development (exclusive of depreciation and amortization)	5,569	3,937	13,944	11,191
General and administrative	12,208	9,833	28,376	25,727
Depreciation and amortization	8,358	8,268	24,981	24,546

Total operating expenses	38,259	34,729	123,350	94,409

Operating loss	(29,257)	(25,279)	(96,968)	(67,559)
Other income (expense):
Interest income	101	1,265	693	6,213
Interest expense	(26,193)	(8,633)	(66,179)	(29,980)
Impairment of investment in TerreStar Networks	—	(42,881)	—	(59,675)
Change in fair value of warrants (see Note 2)	16,781	—	8,832	—
Other income (expense), net	544	(1,578)	860	(715)

Loss before income taxes	(38,024)	(77,106)	(152,762)	(151,716)
Income taxes	—	298	—	758

Consolidated net loss	(38,024)	(76,808)	(152,762)	(150,958)
Net loss attributable to noncontrolling interest	315	157	761	443

Net loss attributable to SkyTerra	$(37,709)	$(76,651)	$(152,001)	$(150,515)

Basic and diluted loss attributable to SkyTerra per common share	$(0.35)	$(0.72)	$(1.42)	$(1.42)
Basic and diluted weighted average common shares outstanding	107,232,286	106,115,078	107,094,806	106,064,731

See accompanying notes.

SkyTerra Communications, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	September 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$329,828	$65,721
Investments	5,620	46,659
Accounts receivable, net of allowance of $37 and $45, respectively	6,176	5,505
Inventory	2,782	2,058
Other current assets	4,758	7,079

Total current assets	349,164	127,022
Network construction in progress	904,770	680,932
Property and equipment, net	6,336	7,428
Intangible assets, net	501,077	523,647
Other assets	21,874	21,673

Total assets	$1,783,221	$1,360,702

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,176	$5,355
Accrued expenses and other current liabilities	42,154	18,759
Deferred revenue, current portion	3,336	3,474
Debt, current portion	—	372

Total current liabilities	48,666	27,960
Long-term debt ($540,901 and $147,119 to a related party, respectively), net of current portion	1,354,586	837,818
Deferred revenue, net of current portion	14,679	12,383
Other long-term liabilities	2,550	11,188
Warrants (see Note 2)	2,676	—

Total liabilities	1,423,157	889,349
Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares; none issued	—	—
Common stock, $0.01 par value. Authorized 200,000,000 shares; 48,865,453 and 48,822,787 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	489	488
Non-voting common stock, $0.01 par value. Authorized 125,000,000 shares; 59,958,499 shares issued and outstanding at September 30, 2009 and December 31, 2008	600	600
Additional paid-in capital	1,032,165	1,014,981
Accumulated other comprehensive loss	(2,632)	(1,785)
Accumulated deficit	(669,542)	(542,931)

Total SkyTerra stockholders’ equity	361,080	471,353
Noncontrolling interest	(1,016)	—

Total stockholders’ equity	360,064	471,353

Total liabilities and stockholders’ equity	$1,783,221	$1,360,702

See accompanying notes.

SkyTerra Communications, Inc.

Condensed Consolidated Statements of Stockholders’ Equity

(in thousands, except share data)

(unaudited)

	Common Stock		Non-voting Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total SkyTerra Stockholders’ Equity	Noncontrolling Interest	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance, December 31, 2008	$48,822,787	$488	59,958,499	$600	$1,014,981	$(1,785)	$(542,931)	$471,353	$—	$471,353
Cumulative effect of change in accounting principle (See Note 2)	—	—	—	—	(35,127)	—	25,390	(9,737)	—	(9,737)
Issuance of warrants	—	—	—	—	45,240	—	—	45,240	—	45,240
Equity-based compensation	150,000	2	—	—	7,385	—	—	7,387	—	7,387
Purchase of restricted stock	(107,334)	(1)			(314)	—	—	(315)	—	(315)
Consolidated net loss	—	—	—	—	—	—	(152,001)	(152,001)	(761)	(152,762)
Foreign currency translation adjustment	—	—	—	—	—	(847)	—	(847)	(255)	(1,102)

Balance, September 30, 2009	48,865,453	$489	59,958,499	$600	$1,032,165	$(2,632)	$(669,542)	$361,080	$(1,016)	$360,064

See accompanying notes.

SkyTerra Communications, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine months Ended September 30,
	2009	2008
Operating activities
Consolidated net loss	$(152,762)	$(150,958)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash and working capital items	103,424	115,316

Net cash used in operating activities	(49,338)	(35,642)
Investing activities
Purchase of property and equipment	(1,121)	(1,770)
Satellite system construction in-progress payments	(124,287)	(150,534)
Change in restricted cash	(501)	(116)
Purchase of investments	(34,517)	(215,879)
Maturity of investments	74,897	216,637
Payments for assumed tax liabilities of entity acquired in BCE Exchange Transaction	(447)	(36,906)

Net cash used in investing activities	(85,976)	(188,568)
Financing activities
Proceeds from issuance of 16.5% Senior Unsecured Notes and Warrants	—	150,000
Proceeds from issuance of 18% Senior Unsecured Notes and Warrants	400,000	—
Principal payments on notes payable	(372)	(708)
Proceeds from exercise of SkyTerra LP unit options	—	64
Repurchase of restricted shares	(315)	—

Net cash provided by financing activities	399,313	149,356
Effect of exchange rates on cash and cash equivalents	108	(92)
Net change in cash and cash equivalents	264,107	(74,946)
Cash and cash equivalents, beginning of period	65,721	127,905

Cash and cash equivalents, end of period	$329,828	$52,959

See accompanying notes.

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

1. Organization and Basis of Presentation

All SkyTerra Communications, Inc. (SkyTerra or the Company) operating and development activity is performed through its wholly owned consolidated subsidiary SkyTerra LP. SkyTerra LP is licensed by the United States government and SkyTerra (Canada) Inc. (SkyTerra Canada), a consolidated variable interest entity of SkyTerra LP, is licensed by the Canadian government to operate in the L-band spectrum that each has coordinated for its use. References herein to the “Company,” include the Company’s subsidiaries, including SkyTerra LP, as well as SkyTerra Canada, and references to the Company’s “satellites,” “spectrum” and “networks,” include the satellites, spectrum and networks of both SkyTerra LP and SkyTerra Canada.

Harbinger Merger

On September 23, 2009 SkyTerra entered into a merger agreement (the Harbinger Merger Agreement) with Sol Private Corp., Harbinger Capital Partners Master Fund I, Ltd (Master Fund), Harbinger Capital Partners Special Situations Fund, L.P. (Special Fund, and together with Master Fund, Harbinger). Under the terms of the Harbinger Merger Agreement, and subject to the satisfaction or waiver of the conditions therein, Harbinger will acquire, through the merger of Sol Private Corp. with and into the Company, all of the outstanding common stock of the Company (such transaction referred to as the Harbinger Merger). SkyTerra will continue as the surviving corporation in the Harbinger Merger. After the Harbinger Merger, SkyTerra will be wholly owned by Harbinger. In the event that the Harbinger Merger is completed, Harbinger has agreed to pay $5.00 in cash per share for each of SkyTerra’s outstanding shares of voting and non-voting common stock not held by Harbinger or its affiliates, any subsidiary of SkyTerra or any holders who have perfected and not withdrawn a demand for appraisal rights. In addition, the Harbinger Merger Agreement provides that each outstanding SkyTerra option (other than performance based options) to purchase common stock (whether or not vested or exercisable) will be canceled in exchange for a per share amount in cash equal to the excess, if any, of $5.00 over the per share exercise price of the option. Harbinger has also agreed that each outstanding share of restricted stock (that was not performance based) previously issued by SkyTerra which is outstanding as of the effective time will be canceled in exchange for the right to receive, from the surviving corporation, a per share amount in cash equal to the merger consideration.

The closing of the Harbinger Merger is subject to approval by the holders of a majority of SkyTerra’s outstanding voting common stock, and to regulatory approvals, including approval of the FCC, and other closing conditions. It is currently anticipated that the transaction will be consummated in late 2009 or early 2010, although certain shareholders are seeking to enjoin the consummation of the merger. Harbinger owns shares constituting approximately 46% of the voting power of SkyTerra’s voting common stock, (as well as warrants and shares of SkyTerra’s nonvoting common stock which are convertible into or exercisable for shares of SkyTerra’s voting common stock under certain circumstances), and has agreed to vote its shares in favor of the merger. Upon completion of the proposed merger, SkyTerra’s common stock will no longer be publicly traded or quoted on the Over-the-Counter Bulletin Board, and will be deregistered under the Securities Exchange Act of 1934, as amended.

The agreement governing the terms of the Harbinger Merger was filed as exhibit 2.1 to the Company’s current report on Form 8-K filed with the SEC on September 23, 2009. The Harbinger Merger Agreement includes a number of limitations on SkyTerra’s operations pending consummation of the merger and as a result, the Company has delayed the development of certain projects related to the rollout of its next generation MSS services as well as next generation business systems and next generation core network development.

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

Communications Networks

The Company is developing an integrated satellite and terrestrial communications network to provide ubiquitous wireless broadband services, including Internet access and voice services, in the United States and Canada. The Company plans to launch two new satellites, SkyTerra-1 and SkyTerra-2, which will serve as the foundation of its next generation network. The Company’s launch window for SkyTerra 1 with International Launch Services (ILS) is based on the delivery schedule projected by the satellite manufacturer, Boeing Satellite Systems (Boeing) and is scheduled to be August 2010 through October 2010. The Company is in the process of filing a request with the U.S. Federal Communications Commission (FCC) to extend its satellite launch milestone date outlined in its authorization for the launch of its SkyTerra-1 satellite to be consistent with this window. While there can be no assurances, the Company believes the FCC will support this change in launch window and the related launch milestone modification. The launch of SkyTerra-2 is expected to occur in the fourth quarter of 2010 or the first quarter of 2011, within its required regulatory milestones. In order to comply with covenants in the Harbinger Merger Agreement and to manage near term expenditures, the Company has delayed the development of certain projects related to the rollout of next generation MSS services as well as next generation business systems and next generation core network development.

The Company operates an existing satellite based network and offers a range of mobile satellite services that support the delivery of data, voice, fax and dispatch radio services.

Liquidity and Capital Resources

The Company’s principal sources of liquidity are cash, cash equivalents, short-term investments and accounts receivable. The Company’s primary cash needs are for working capital, capital expenditures, debt service and operating expenses. The Company’s ability to generate cash in the future is subject to general economic, financial, competitive, legislative, regulatory and other factors, many of which are beyond the Company’s control. The Company has financed its operations to date through the private placement of debt and equity securities (primarily with Harbinger), and vendor financing. The Company’s ability to raise additional equity or debt capital is subject to a number of limitations in the Harbinger Merger Agreement and the Master Agreement (as defined herein) as well as the Company’s outstanding debt obligations. Cash payments of interest on the Company’s Senior Secured Discount Notes are scheduled to begin in October 2010, with cash payment of the fully accreted principal due in full in April 2013. Cash payment of interest on the 18% Senior Unsecured Notes is scheduled to begin in July 2011, and cash payment of principal (including the additional notes issued as paid-in-kind notes) is due in full in July 2013. Cash payment of interest on the 16.5% Senior Unsecured Notes is scheduled to begin in June 2012, and cash payment of principal (including the additional notes issued as paid-in-kind interest) is due in full in May 2013.

The Company’s current operating assumptions and projections reflect management’s best estimate of future revenue, operating expenses, and capital commitments (which have recently been revised), and indicate that the Company’s current sources of liquidity (including the January 2010 Harbinger Funding (as defined herein)) should be sufficient to fund the Company through the third quarter of 2010. Additional funds will be needed to complete the construction of the next generation integrated network, fund operations, and begin making scheduled cash interest payments on senior indebtedness in the fourth quarter of 2010. The Company’s ability to meet its projections, however, is subject to uncertainties, and there can be no assurance that the Company’s current projections will be accurate or that the Company will not need to alter its operations if its projections prove inaccurate.

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

Pursuant to the terms of a funding agreement with Harbinger that was entered into prior to the Harbinger Merger Agreement, the Company has committed financing of $100 million available to it through the sale of one remaining tranche of 18% Senior Unsecured Notes in January 2010 (the January 2010 . In the event that the Harbinger Merger is completed prior to the January 2010 Harbinger Funding, Harbinger will determine how to fund the Company’s cash requirements and whether to consummate the January 2010 Harbinger Funding. In the event that the Harbinger Merger is not completed, Harbinger will be obligated to fund the remaining $100 million of 18% Senior Unsecured Notes, subject to the satisfaction of applicable conditions to such funding.

No assurance can be given that the Harbinger Merger or the January 2010 Harbinger Funding will close. If the Harbinger Merger or the January 2010 Harbinger Funding does not close, and/or other Harbinger funding is not forthcoming, the Company may pursue other means to extend its liquidity and raise capital. Those alternatives may include a capital infusion through an equity or debt investment with a strategic partner, a capital infusion through the sale of additional debt or equity, the renegotiation of vendor payment schedules to defer payments into the future, the postponement of certain discretionary spending, the sale of the Company’s investment in TerreStar Networks Inc., which is an affiliate of Harbinger (TerreStar Networks), the sale of other Company assets, the delay or cancellation of certain of the Company’s planned operations, or some combination of these actions. Prior to entering into the Harbinger Merger, the Company considered at length other financial and strategic alternatives. In the event that the Harbinger Merger does not close, the Company intends to re-evaluate the financial and strategic alternatives that will be available to it at such time and there can be no assurance that the Company will be able to find alternative financing sources. In addition, the terms of the Company’s current and expected future indebtedness and other contractual arrangements (including those with Harbinger) include significant limitations on the ability to incur and the terms of additional debt, including amount, covenants, access to security, and duration, among other factors, and impose limitations on the structure of strategic transactions.

The remaining cost of carrying out the Company’s business plan is significant, and is significantly more than the Company’s currently available and committed resources (including the January 2010 Harbinger Funding). If the Company fails to obtain necessary financing on a timely basis, its satellite construction, launch, or other events necessary to deploy and operate the Company’s next generation network and conduct the Company’s business could be materially delayed, or its costs could materially increase; the Company could default on its commitments to its satellite construction or launch contractors, creditors or other third parties leading to termination of construction or inability to launch the Company’s satellites; and the Company may not be able to complete its next generation integrated network as planned and may have to discontinue operations or seek a purchaser for its satellite business or assets. Further, SkyTerra LP and SkyTerra Canada could lose their FCC licenses, Industry Canada licenses and their international rights if they fail to achieve required performance milestones.

Basis of Presentation and Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company, SkyTerra LP, all wholly owned subsidiaries of the Company and SkyTerra LP, and any variable interest entities for which the Company is the primary beneficiary. All intercompany accounts are eliminated upon consolidation. These unaudited condensed financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States (GAAP) for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. In the opinion of management, the accompanying condensed consolidated financial statements contain adjustments consisting only of those of a normal recurring nature, necessary for a fair presentation of the Company’s financial position,

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

results of operations and cash flows at the dates and for the periods indicated. Operating results are not necessarily indicative of the results that may be expected for the year ending December 31, 2009. While the Company believes that the disclosures presented are adequate to make the information not misleading, these condensed consolidated financial statements should be read in conjunction with the Company’s financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and on file with the SEC.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements requires the use of estimates and judgments that affect the reported amounts of assets, liabilities, equity and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates, particularly estimates relating to the valuation of debt and warrants, the valuation of equity-based compensation, the valuation of intangible assets, the useful lives of long-lived assets and judgments involved in evaluating investment and asset impairments, among others, have a material impact on the financial statements. The Company bases estimates on historical experience and various other assumptions it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets, liabilities and equity that are not readily apparent from other sources. Actual results and outcomes could differ from these estimates and assumptions.

Variable Interest Entity

The Company consolidates a variable interest entity, SkyTerra Canada, in which it is the primary beneficiary and holds an effective 46.4% interest. The majority voting interest in SkyTerra Canada is held by a subsidiary of BCE Inc. which also holds a significant equity interest in the Company. SkyTerra Canada is licensed by the Canadian government to operate in the L-band using spectrum that SkyTerra Canada has coordinated for its use. SkyTerra Canada holds a license to a significant portion of the spectrum as well as satellite assets that are used by the Company. SkyTerra Canada is obligated by contract to provide access to those assets to a 100% owned subsidiary of SkyTerra LP through a capacity lease agreement. This agreement may terminate only upon written agreement between both the Company and SkyTerra Canada, or upon one party becoming the beneficial owner of all of the shares of SkyTerra Canada as well as upon other ordinary terms of default. The Company has determined it is the primary beneficiary of SkyTerra Canada based upon the benefits provided to the Company under the capacity lease agreement and the Company’s historical and expected future cash funding of SkyTerra Canada. Previously, based upon a contractual arrangement, SkyTerra LP was obligated to fund the operating expenses of SkyTerra Canada. Although SkyTerra LP’s contractual obligation is no longer in force, the Company expects to continue to fund the operating expenses and working capital requirements of SkyTerra Canada in order to continue to benefit from the agreements between itself and SkyTerra Canada.

As a minority equity holder, SkyTerra LP does not have the ability to make unilateral decisions regarding the operations of SkyTerra Canada or the utilization of its assets. SkyTerra LP provides financial support to SkyTerra Canada in the form of cash payments and services for which SkyTerra LP has not received cash reimbursement. SkyTerra LP provides financial and other support that it is not contractually obligated to provide in order to maintain the business, operations, and assets of SkyTerra Canada. Creditors of SkyTerra Canada have no recourse to the assets or general credit of SkyTerra LP or the Company. SkyTerra Canada has no debt or financing arrangements with any third parties. Through its contractual rights, the Company can prevent SkyTerra

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

Canada from business activities that may expose SkyTerra Canada to incremental undue financial or other risk. The Company’s current maximum direct financial exposure to loss includes the historical investment in and trade receivables from SkyTerra Canada.

SkyTerra Canada is subject to foreign ownership restrictions imposed by the Telecommunications Act (Canada) and the Radiocommunication Act (Canada) and regulations made pursuant to these Acts. The shareholders agreement relating to SkyTerra Canada permits the shareholders of SkyTerra Canada to transfer their shares in certain circumstances, provided that all such share transfers are made to parties that are eligible to hold such shares under the restrictions or are otherwise carried out in accordance with the restrictions. Although the Company believes that SkyTerra Canada is in compliance with the relevant legislation, there can be no assurance that a future determination by Industry Canada or the Canadian Radio-television and Telecommunications Commission, or events beyond its control, will not result in SkyTerra Canada ceasing to comply with the relevant legislation. If such a development were to occur, the ability of SkyTerra Canada to operate as a Canadian carrier under the Telecommunications Act (Canada) or to maintain, renew or secure its Industry Canada authorizations could be jeopardized. In such a case, the Company’s business could be materially adversely affected through the loss of access and use to a significant amount of spectrum and satellite assets currently available to it through SkyTerra Canada.

As of January 1, 2009, the Company displays noncontrolling interests (formerly known as “minority interests”) in the consolidated balance sheet as a separate component of stockholders’ equity and displays net earnings attributable to the noncontrolling interests as a separate line item in the consolidated statement of earnings. Prior to the January 1, 2009 the noncontrolling interest had been reduced to zero, therefore the beginning balance of the noncontrolling interests at January 1, 2009 was zero. Losses attributable to the noncontrolling interests, which relate to SkyTerra Canada, are reported in the condensed consolidated statement of operations for the three and nine months ended September 30, 2009.

Fair Value Measurements

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions there exists a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1—unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

•	Level 2—inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•	Level 3—unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

Investments

The Company’s investments include commercial paper, certificates of deposit, municipal bonds and securities issued by government agencies or guaranteed by government agencies with a weighted average contractual maturity of less than one month. Interest income is recognized when earned. Realized gains and

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

losses for marketable securities are derived using the specific identification method. The classification of investments is determined at the time of purchase and re-evaluated at each balance sheet date. As of September 30, 2009 all of the Company’s investments are classified as “held-to-maturity”, are reported at amortized cost and the amortized cost basis of those securities approximated their aggregate fair value.

In the event that the amortized cost of an investment exceeds its fair value, the Company evaluates, among other factors, the duration and extent to which the fair value is less than cost, the financial health and business outlook for the investee, and the Company’s intent and ability to hold the investment. The Company’s model for recognition and measurement of impairment for debt securities incorporates the following principles:

•

Recognition of an other-than-temporary impairment charge for debt securities is required if any of these conditions are met: (1) the Company does not expect to recover the entire amortized cost basis of the security, (2) the Company intends to sell the security or (3) it is more likely than not that the Company will be required to sell the security before recovery of the amortized cost basis.

•

If the first condition above is met, but the Company does not intend to sell and it is not more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis, the Company will record the difference between the security’s amortized cost basis and its recoverable amount in earnings and the difference between the security’s recoverable amount and fair value in other comprehensive income. If either the second or third criteria are met, then the Company will recognize the entire difference between the security’s amortized cost basis and its fair value in earnings.

None of the Company’s investments became other-than-temporarily impaired during the nine months ended September 30, 2009.

Warrants

In accordance with its adoption of a new accounting principle, beginning on January 1, 2009 the Company evaluated its outstanding warrants to determine if such warrants are indexed to the Company’s own stock. Warrants indexed to the Company’s own stock may not be accounted for as derivative financial instruments if other criteria are not met. Warrants are not indexed to the Company’s own stock if they contain provisions that protect holders from declines in the stock price or otherwise could result in modification of the exercise price and/or shares to be issued under the respective warrant agreements based on a variable that is not an input to the fair value of a “fixed-for-fixed” option. The Company determined certain of its outstanding warrants contain such provisions, thereby concluding such warrants are not indexed to the Company’s own stock and therefore are derivative financial instruments.

The Company recognizes warrants that are not indexed to the Company’s own stock as liabilities at their respective fair values on each reporting date. The cumulative effect of the change in accounting for warrants not indexed to the Company’s own stock on January 1, 2009 consisted of the reclassification of $35.1 million from additional paid-in capital to a liability regarding such warrants and the recognition of a $25.4 million decrease in the fair value of the liability as of January 1, 2009, resulting in the net decrease to the opening balance of stockholders’ equity at January 1, 2009 of $9.7 million. The cumulative effect adjustment was the difference between the amounts recognized in the consolidated balance sheet prior to January 1, 2009 and the amounts recognized in the consolidated balance sheet for such warrants on January 1, 2009. The amounts recognized in the consolidated balance sheet on January 1, 2009 were determined based on the amounts that would have been recognized if liabilities had been recognized for such warrants from their respective issuance dates. The Company re-measures the fair value of the outstanding warrants not indexed to the Company’s own stock each

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

quarter and recorded a gain of $16.8 million and $8.8 million during the three and nine months ended September 30, 2009, respectively, to record the liabilities associated with the warrants at their respective fair values as of September 30, 2009.

The Company determined the fair values of these securities using a Monte Carlo valuation model. The significant inputs into that model included assumptions regarding the expected amounts and dates of future fundraising activities, the Company’s stock price, the historical volatility of the Company’s stock price, and risk-free rates based on U.S. Treasury security yields. Upon announcement of the Harbinger Merger, the Company’s stock price, a significant input in the warrant valuation model, increased significantly. However, if such a merger were to be consummated, the Harbinger 2008 warrants and the Vendor Warrants would be converted to a right to receive, in cash, $5 per warrant upon exercise and remittance to the Company of the $10 exercise price per warrant. Such warrants continue to be subject to downward adjustment in the case of application of the warrant’s anti-dilution provisions, if any.

To value the Harbinger 2008 warrants and the Vendor Warrants as of September 30, 2009, the Company estimated the likelihood of merger consummation using observable market data (trading share price versus Harbinger Merger offer price), and utilized the last observed Company stock price prior to the merger announcement as inputs to the valuation model. As a result of the adoption of this change in accounting principle, basic and diluted loss per common share was decreased by $0.16 and $0.08 per common share for the three and nine month periods ending September 30, 2009, respectively.

Recurring Fair Value Estimates

The Company’s recurring fair value measurements at September 30, 2009 and December 31, 2008 were as follows (in thousands):

	Fair Value as of September 30, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents	$315,547	$315,547	$—	$—
Foreign currency contracts	79	79	—	—

	$315,626	$315,626	$—	$—

Liabilities:
Harbinger 2008 warrants	$2,489	$—	$—	$2,489
Vendor warrants	187	—	—	187

	$2,676	$—	$—	$2,676

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

	Fair Value as of December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents	$60,727	$60,727	$—	$—
Available-for-sale investments	400	—	—	400
Foreign currency contracts	(112)	(112)	—	—

	$61,015	$60,615	—	$400

Recurring Level 3 Activity, Reconciliation and Basis for Valuation

The table below provides a reconciliation of the beginning and ending balances for the major classes of assets and liabilities measured at fair value using significant unobservable inputs (Level 3). The table reflects gains and losses for the three-month period ended September 30, 2009 for all financial assets and liabilities categorized as Level 3.

Fair value measurements using significant unobservable inputs (Level 3) (in thousands):

Liabilities:
Warrant liabilities as of June 30, 2009 (that are not indexed to the Company’s own stock)	$18,701
Initial measurement of Vendor Warrants during the three months ended September 30, 2009 (that are not indexed to the Company’s own stock)	756
Decrease in the fair value of warrants (that are not indexed to the Company’s own stock)	(16,781)

Warrant liabilities as of September 30, 2009 (that are not indexed to the Company’s own stock)	$2,676

The $16.8 million decrease in the fair value of warrants (that are not indexed to the Company’s own stock) has been recorded during the three months ended September 30, 2009 in the accompanying income statement.

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

Non-recurring Fair Value Estimates

The Company’s non-recurring fair value measurements recorded during the three months ended September 30, 2009 were as follows (in thousands):

	Fair Value at Measurement Date	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Gains (losses)
Liabilities:
18% Senior Unsecured Notes	$66,518	$—	$—	$66,518	$—
Warrants issued in conjunction with 18% Senior Unsecured Notes	8,483	—	8,483	—	—
Notes Payable—Vendor borrowings during the three months ended September 30, 2009	9,110	—	—	9,110	—
Warrants issued in conjunction with Notes Payable—Vendor borrowings	403	—	—	403	—

	$84,514	$—	$8,483	$76,031	$—

Non-recurring Level 3 Basis for Valuation

The fair value of the warrants issued in conjunction with the 18% Senior Unsecured Notes in July, 2009 is objectively determinable based on the quoted market price of the Company’s stock and an exercise price of $0.01 per share. The amount recorded for the 18% Senior Unsecured Notes was determined to be the difference between the $75 million in proceeds received at issuance and the $8.5 million fair value of the warrants allocable to the $75 million notes (see Note 3), or $66.5 million. Notes Payable—Vendor are not investor debt, rather, they are vendor arranged financing collateralized by the network under construction. There is no alternative market or benchmark for this debt. The debt carries a variable rate market-based interest rate. As such, the fair value of Notes Payable—Vendor issued during the three months ended September 30, 2009 was deemed to be its face value on each date of credit utilization. The amount recorded for the Notes Payable—Vendor during the three months ended September 30, 2009 was determined to be the difference between the $9.1 million in borrowings and the $0.4 million fair value of the warrants that were issued in conjunction with those borrowings (see Note 3).

The fair value of the warrants issued in conjunction with the Notes Payable—Vendor was estimated using a Monte Carlo valuation model. The significant inputs into that model included assumptions regarding the expected amounts and dates of future fund raising activities, the Company’s stock price, the historical volatility of the Company’s stock price, and risk-free rates based on U.S. Treasury security yields.

Other Fair Value Disclosures

The fair values of the Company’s long-term debt were estimated using a bid-side broker quote with respect to the Company’s Senior Secured Discount Notes. This bid-side broker quote with respect to the Company’s Senior Secured Discount Notes was also utilized as the basis to estimate the fair value of the Company’s 16.5% Senior Unsecured Notes and 18% Senior Unsecured Notes.

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

The carrying amounts and estimated fair values of the Company’s long-term debt were (in thousands):

	September 30, 2009		December 31, 2008
	Carrying Value	Fair Value	Carrying Value	Fair Value
Senior secured discount notes, net	$699,036	$543,750	$629,759	$180,000
16.5% senior unsecured notes (related party), net	163,066	148,617	147,119	49,649
18% senior unsecured notes (related party), net	377,835	349,866	—	—
Notes payable—vendor	114,649	113,913	60,940	60,940

Total debt	$1,354,586	$1,156,146	$837,818	$290,589

Investment in TerreStar Networks

The Company owns an investment in TerreStar Networks (a privately-held subsidiary of publicly-held, TerreStar Corporation and an affiliate of Harbinger) that it accounts for under the cost method. The Company has a Transfer and Exchange Agreement with TerreStar Corporation that allows transferees of the TerreStar Network shares held by the Company (but not the Company itself) to exchange shares of TerreStar Networks for shares of TerreStar Corporation common stock at an exchange ratio of 4.37 shares of TerreStar Corporation common stock per TerreStar Networks share. The carrying amount of the Company’s investment in TerreStar Networks at December 31, 2008 and September 30, 2009 was $7.4 million.

Derivative Financial Instruments

During the normal course of business, the Company is exposed to market risks associated with fluctuations in foreign currency exchange rates, primarily the Canadian dollar and the Euro. To reduce the impact of these risks and to increase the predictability of cash flows, the Company uses natural offsets in receipts and disbursements within the applicable currency as the primary means of reducing the risk. When natural offsets are not sufficient, from time to time, the Company enters into certain derivative contracts to buy and sell foreign currencies. The Company does not enter into any derivative contracts for speculative purposes. The maximum length of time over which the Company will hedge exposure for forecasted transactions is generally 12 months.

The Company recognizes all derivatives as assets or liabilities at fair value with changes in fair value of derivatives reflected as current period income or loss unless the derivatives qualify as hedges of future cash flows and are accounted for as such. The Company did not elect hedge accounting for any derivative contracts during the three and nine month periods ended September 30, 2009 and 2008. As of September 30, 2009 the Company held foreign currency contracts with maturities of less than one year of $1.3 million, for which it recorded an unrealized gain of $0.1 million during the three and nine months ended September 30, 2009. Effective January 1, 2009 certain warrants are accounted for as derivatives. See “Fair Value Measurements” above.

Revenue Recognition

The Company recognizes revenue from products when a) persuasive evidence of an arrangement exists, b) delivery has occurred, c) the seller’s price to the buyer is fixed, and d) collectibility is reasonably assured. The Company generates revenue through the sale of satellite based services including capacity, telephony, and data. The Company also sells equipment for use by end users.

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

Capacity is the supply of bandwidth and power to customers who implement and operate their own networks. Capacity revenue is recognized as the service is provided.

Telephony is the supply of voice service to end users, including dispatch service, which provides the wide-area equivalent of “push-to-talk” two-way radio service among users in customer defined groups. Telephony customers are acquired through retail dealers or resellers. Retail dealers receive activation fees and earn commissions on monthly end user access and usage revenues. Resellers are under contractual arrangements with the Company for their purchase of monthly access and usage, and they manage the arrangements with the end user. Telephony customers are charged activation fees, fixed monthly access fees and variable usage charges, generally charged by minute of usage. Monthly network access revenue is recognized in the month of service to the end user. Variable usage revenue is recognized during the period of usage. Activation fees are deferred and recognized ratably over the customer’s contractual service term, generally one year.

Data service provides transmission in an “always-on” fashion. Common applications for data customers include fleet and load management, credit card verification, e-mail, vehicle position reporting, mobile computing, and data message broadcasting. Customers are acquired through resellers. Resellers are under contractual arrangements for their purchase of monthly access and usage from the Company, and manage the arrangements with the end user. Data service revenue is recognized in the month of service.

New and existing subscribers to the Company’s network can purchase from the Company a range of satellite handset configurations. Hardware generally includes handsets, antennas, and cables, and can be purchased in “kits” that include the hardware a customer would typically need to utilize the satellite services. Resellers may purchase equipment in advance for purposes of resale to their end users. Equipment does not carry a right of return, and revenue is recognized upon transfer of title, which occurs at the time of shipment to the customer.

Capitalized Interest

Interest associated with the debt incurred to finance construction of the Company’s next generation satellites, launch rockets, and ground stations has been capitalized. Total and capitalized interest is as follows (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Capitalized interest	$28,271	$19,961	$75,035	$52,541
Interest expense	26,193	8,633	66,179	29,980

Total interest	$54,464	$28,594	$141,214	$82,521

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. Valuation allowances are recorded against deferred tax assets when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

generation of future taxable income during the period in which those temporary differences become deductible. The scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies are evaluated in determining whether it is more likely than not that deferred tax assets will be realized.

A full valuation allowance has been recorded against the Company’s net deferred tax assets. The Company has concluded that there are no uncertain tax positions requiring recognition in its consolidated financial statements. The Company’s policy is to recognize interest and penalties on income tax matters in the income tax provision. The total amounts of interest and penalties recorded in the income tax provision are zero for the three and nine months ended September 30, 2009.

The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, various states and foreign jurisdictions. The Company’s foreign jurisdictions are primarily Canada and its provinces. Some elements of income tax returns dating back to 1993 are subject to examination. The Company is currently under audit for income taxes by one Canadian province and by one U.S. state. The Company does not expect the results of those audits to have a material impact on the Company’s financial position or results of operations.

Other Comprehensive Loss

Comprehensive loss represents all changes in equity of a business enterprise during a period, except those resulting from investments by stockholders and distributions to stockholders. For the three months ended September 30, 2009 and 2008, comprehensive loss was $38.6 million and $76.7 million, respectively, of which $0.5 million and zero, respectively was attributable to non-controlling interest. For the nine months ended September 30, 2009 and 2008, comprehensive loss was $153.9 million and $150.5 million, respectively, of which $1.0 million and zero, respectively was attributable to non-controlling interest. The difference between net loss and comprehensive loss is due to foreign currency translation.

Loss Per Common Share

Basic loss per common share is computed by dividing net loss attributable to the common shareholders by the weighted average number of common shares outstanding for the period, excluding unvested restricted stock. Diluted loss per common share reflects the potential dilution for the exercise or conversion of securities into common stock. For the three and nine months ended September 30, 2009 and 2008, options (see Note 4), warrants (see Notes 2 and 3), and unvested restricted stock aggregating 54,431,300, and 27,655,522 shares, respectively, were excluded from the computation of diluted net loss per common share as the effect would have been anti-dilutive.

Recent Pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued Update No. 2009-01, which establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles (GAAP). The Codification is effective for interim and annual periods ending after September 15, 2009. The Company adopted the Codification when referring to GAAP in this quarterly report on Form 10-Q for the fiscal period ending September 30, 2009. The adoption of the Codification did not have an impact on the Company’s consolidated results.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (SFAS 167). SFAS 167 amends FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

Interest Entities” (FIN 46(R)) to require an enterprise to qualitatively assess the determination of the primary beneficiary of a variable interest entity (VIE) based on whether the entity (1) has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (2) has the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. Also, SFAS 167 requires an ongoing reconsideration of the primary beneficiary, and amends the events that trigger a reassessment of whether an entity is a VIE. Enhanced disclosures are also required to provide information about an enterprise’s involvement in a VIE. This Statement is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The Company is currently evaluating the impact of SFAS 167, if any on the consolidated financial statements and disclosure.

In September 2009, the EITF reached final consensus on a new revenue recognition standard, Issue No. 08-1, Revenue Arrangements with Multiple Deliverables (EITF 08-1). EITF 08-1 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, and how the arrangement consideration should be allocated among the separate units of accounting. This Issue is effective for fiscal years beginning after June 15, 2010 and may be applied retrospectively or prospectively for new or materially modified arrangements. In addition, early adoption is permitted. The Company is currently evaluating the potential impact of EITF 08-1 on its consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Update No. 2009-5, Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value (FASB Update No. 2009-5), which provides amendments to Accounting Standards Codification Subtopic 820-10, Fair Value Measurements and Disclosures—Overall , for the fair value measurement of liabilities. FASB Update No. 2009-5 provides clarification for circumstances in which a quoted price in an active market for the identical liability is not available. The amendments are intended to reduce potential ambiguity in financial reporting when measuring the fair value of liabilities. The guidance is effective for the first reporting period (including interim period) beginning after issuance. FASB Update No. 2009-5 concerns disclosure only and will not have an impact on the Company’s consolidated financial position or results of operations.

3. Debt

Debt consisted of the following at the dates indicated (in thousands):

	Face value		Carrying value
	September 30, 2009		September 30, 2009	December 31, 2008
Senior secured discount notes	$750,000		$699,036	$629,759
16.5% senior unsecured notes (related party)	188,580	(1)	163,066	147,119
18% senior unsecured notes (related party)	421,000	(2)	377,835	—
Notes payable—vendor	116,000		114,649	60,940
Note payable—other	—		—	372

	1,475,580		1,354,586	838,190
Less: Current portion	—		—	(372)

Total debt	$1,475,580		$1,354,586	$837,818

(1)	Includes $38,580of interest paid-in-kind.
(2)	Includes $21,000 of interest paid-in-kind.

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

Senior Secured Discount Notes

In March 2006, SkyTerra LP issued Senior Secured Discount Notes in an aggregate principal amount of $750 million due at maturity, generating gross proceeds of $436.2 million. Interest on the notes accretes at a rate of 14%, until the notes reach full principal amount at April 1, 2010. Beginning October 2010, interest will be payable in cash semi-annually in arrears at a rate of 14% per annum. The Senior Secured Discount Notes mature on April 1, 2013.

The Senior Secured Discount Notes are secured by substantially all of the Company’s and its subsidiaries’ assets. Upon the occurrence of certain change of control events, each holder of Senior Secured Discount Notes may require the issuers to repurchase all or a portion of its Senior Secured Discount Notes at a price of 101% of the then accreted value, plus, after April 1, 2010, accrued interest.

In April 2008, the beneficial owners of a majority in aggregate principal amount at maturity of the Senior Secured Discount Notes irrevocably waived compliance with any and all provisions of the Senior Secured Discount Notes that would, but for such waivers, require SkyTerra LP to offer to repurchase or to repurchase any of the Senior Secured Discount Notes as the result of a change of control caused by the acquisition of beneficial ownership of voting or nonvoting common stock of SkyTerra by Harbinger or any of their affiliates. Such waivers do not apply to any change of control other than a change of control involving Harbinger or its affiliates. The April 2008 waiver applies to the Harbinger Merger and as a result, the Company does not intend to make any change of control offer following the closing of the Harbinger Merger.

The terms of the Senior Secured Discount Notes require SkyTerra LP and its subsidiaries to comply with certain covenants that restrict some of SkyTerra LP’s and its subsidiaries’ ability to incur additional debt, pay dividends, create liens, make investments, sell assets, make capital expenditures, repurchase equity or subordinated debt, and engage in transactions with affiliates. SkyTerra LP and its subsidiaries may incur indebtedness beyond the specific baskets allowed under the Senior Secured Discount Notes, provided it maintains a leverage ratio (as defined) of not more than 6 to 1. Noncompliance with any of the covenants without cure or waiver would constitute an event of default under the Senior Secured Discount Notes. An event of default resulting from a breach of a covenant may result (following certain grace periods), at the option of the note holders, in an acceleration of the principal and interest outstanding. The Senior Secured Discount Notes also contain other customary events of default (subject to certain grace periods), including defaults based on events of bankruptcy and insolvency, and nonpayment of principal, interest or fees when due. SkyTerra LP was in compliance with the covenants of the Senior Secured Discount Notes as of September 30, 2009.

16.5% Senior Unsecured Notes

In January 2008, Harbinger purchased $150 million of SkyTerra LP’s 16.5% Senior Unsecured Notes and ten-year warrants to purchase 9.1 million shares of the Company’s common stock, with an exercise price of $10 per share. The 16.5% Senior Unsecured Notes bear interest at a rate of 16.5%, payable in cash or in-kind, at SkyTerra LP’s option, through December 15, 2011, and thereafter payable in cash. The 16.5 % Senior Unsecured Notes mature on May 1, 2013.

The Company separately measured the fair value of the 16.5% Senior Unsecured Notes and the warrants and allocated the total proceeds of $150 million on a pro-rata basis to each. The resulting discount on the 16.5% Senior Unsecured Notes is amortized using the effective interest rate method over the term. Based on these fair value determinations, the allocation of the proceeds to the 16.5% Senior Unsecured Notes and the warrants were $122.8 million and $27.2 million, respectively. The proceeds allocated to the warrants are recognized as a liability, as the Company has determined the warrants are not indexed to the Company’s own stock (see Note 2).

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

To date, SkyTerra LP has made its scheduled interest payments on the 16.5% Senior Unsecured Notes “in-kind” through the issuance of additional 16.5% Senior Unsecured Notes and the Company currently intends to continue to do so, at least prior to the consummation of the Harbinger Merger. These “in-kind” notes are included in the balance of 16.5% Senior Unsecured Notes on the accompanying balance sheet.

18% Senior Unsecured Notes

In July 2008, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with affiliates of Harbinger, that was amended on January 7, 2009. Pursuant to the amended Securities Purchase Agreement the Company agreed to issue Harbinger up to $500 million aggregate principal amount of 18% Senior Unsecured Notes due July 1, 2013 (the “18% Senior Unsecured Notes”) in four tranches. As amended, the Securities Purchase Agreement provides that the 18% Senior Unsecured Notes bear interest at a rate of 18% per annum, and that, in conjunction with the issuance of the 18% Senior Unsecured Notes SkyTerra will issue to Harbinger warrants to purchase up to an aggregate of 32.5 million shares of voting or non-voting common stock of SkyTerra (at the option of the holder) at an exercise price of $0.01 per share of common stock. Harbinger may not be required to purchase the $100 million of 18% Senior Unsecured Notes it has not already purchased under certain circumstances, including upon the occurrence of a material adverse change.

The fair value of the 32.5 million warrants on January 7, 2009, the date of amendment, was estimated to be $56.6 million based on the differential between the quoted market price of the Company’s common stock on that date and the warrants’ exercise price of $0.01 per share. The amount recorded for the 18% Senior Unsecured Notes was determined to be the difference between the proceeds from the January, April and July 2009 issuances of $150 million, $175 million and $75 million, respectively and the fair value of the warrants allocated to such issuances of $17.0 million, $19.8 million and $8.5 million, respectively. The discount on the 18% Senior Unsecured Notes is amortized using the effective interest rate method over the term.

On January 7, 2009 the Company completed the first issuance of the 18% Senior Unsecured Notes in an aggregate principal amount of $150 million. At closing, the Company issued Harbinger ten-year warrants to purchase 7.5 million shares of the Company’s voting or non-voting common stock, at an initial exercise price of $0.01 per share.

On April 1, 2009 the Company completed the second issuance of the 18% Senior Unsecured Notes in an aggregate principal amount of $175 million. At closing, the Company issued Harbinger ten-year warrants to purchase 21.25 million shares of the Company’s voting or non-voting common stock, at an initial exercise price of $0.01 per share.

On July 1, 2009 the Company completed the third issuance of the 18% Senior Unsecured Notes in an aggregate principal amount of $75 million. No warrants were issued in conjunction with this issuance.

The Securities Purchase Agreement governing the 16.5% Senior Unsecured Notes and the 18% Senior Unsecured Notes grants to Harbinger the right of first negotiation to discuss the issuance of additional equity securities by the Company in private placement financing transactions. Should the Company and Harbinger not agree on the terms for such a transaction, Harbinger has the right to maintain their percentage ownership interest through pro rata purchases of shares of common stock in issuances to third parties, subject to a number of exceptions. The 16.5% Senior Unsecured Notes and the 18% Senior Unsecured Notes have subsidiary guarantees and covenants similar to those contained in the Senior Secured Discount Notes, with such modifications as appropriate to reflect the financial terms of the 16.5% Senior Unsecured Notes and the 18% Senior Unsecured

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

Notes. The Securities Purchase Agreement also contains more restrictive covenants regarding mergers, consolidation and transfer of assets and restricted payments. The more restrictive covenants, the right of first negotiation and the pre-emptive rights, expire once Harbinger and their affiliates beneficially own less than 5% of the outstanding common stock of the Company or, if earlier, on December 31, 2011.

The terms of the 16.5% Senior Unsecured Notes and the 18% Senior Unsecured Notes require the Company to comply with certain covenants that restrict some of the Company’s corporate activities, including its ability to incur additional debt, pay dividends, create liens, make investments, sell assets, make capital expenditures, repurchase equity or subordinated debt, and engage in transactions with affiliates. Noncompliance with any of the covenants without cure or waiver would constitute an event of default under the 16.5% Senior Unsecured Notes and the 18% Senior Unsecured Notes. An event of default resulting from a breach of a covenant may result (following certain grace periods), at the option of the 16.5% Senior Unsecured Notes and the 18% Senior Unsecured Notes holders, in an acceleration of the principal and interest outstanding. The 16.5% Senior Unsecured Notes and the 18% Senior Unsecured Notes also contain other customary events of default (subject to specified grace periods), including defaults based on events of bankruptcy and insolvency, and nonpayment of principal, interest or fees when due. The Company was in compliance with the covenants of the 16.5% Senior Unsecured Notes and 18% Senior Unsecured Notes as of September 30, 2009.

Notes Payable—Vendor

SkyTerra LP has financed$116.0 million of network vendor payments with secured vendor notes payable (Notes Payable—Vendor) that bear interest at LIBOR plus 400 basis points plus a 2% administrative fee. The Notes Payable—Vendor are secured by the network under construction and are payable upon the earlier of December 20, 2010 or ten days prior to shipment of the SkyTerra-2 satellite. The Company has no remaining available credit under the Notes Payable—Vendor at September 30, 2009. The interest rate on the Notes Payable —Vendor was 4.3% as of September 30, 2009. The Company’s outstanding indebtedness also limits its ability to incur additional vendor note payables, except under certain specified circumstances.

In August 2008, the Company issued Vendor Warrants exercisable for 626,002 shares of SkyTerra voting common stock with an exercise price of $10 per share, subject to certain anti-dilution adjustments, with a term of 10 years, vesting on a proportional basis consistent with the utilization of credit under the Notes Payable—Vendor. During the three and nine months ended September 30, 2009, the Company utilized $9.1 million and $40.0 million of credit under the Notes Payable—Vendor, resulting in the vesting of 142,571 and 626,002 Vendor Warrants, respectively during such periods.

The amount recorded for the Notes Payable—Vendor was determined to be the difference between the borrowings and the fair value of the warrants that vested in conjunction with those borrowings. The proceeds allocated to the warrants were recognized as a liability, as the Company determined the warrants were not indexed to the Company’s own stock (see Note 2). The resulting discount on the Notes Payable—Vendor is amortized using the effective interest rate method over the term of the Notes Payable—Vendor. The fair value of the warrants was estimated using a Monte Carlo valuation model. The significant inputs into that model included assumptions regarding the expected amounts and dates of future fund raising activities, the Company’s stock price, the historical volatility of the Company’s stock price, and risk-free rates based on U.S. Treasury security yields.

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

Future Minimum Debt Payments

Future minimum principal payments as of September 30, 2009 related to the Company’s debt agreements are as follows for the years ending December 31 (in thousands):

2009	$—
2010	116,000
2011	—
2012	—
2013	609,580
Thereafter	750,000

Total future payments	$1,475,580

4. Equity Based Compensation

SkyTerra Equity-Based Compensation

SkyTerra generally issues stock option awards with an exercise price equal to the fair value of the underlying common stock on the date of grant that vest ratably over 3 years of service, and have a term of ten years. The fair value of each option is estimated on the date of grant using the Black-Scholes option valuation model. The Company recognizes compensation expense on a straight-line basis over the requisite service period. The expected term of option awards has been calculated as the midpoint between the vesting date and the end of the contractual term of the option as historical data for SkyTerra is not sufficient to reasonably estimate the expected term of new grants.

The risk-free rate is based on U.S. Treasury securities yields with similar terms. Volatility is calculated based on the trading prices of the Company’s common stock. No SkyTerra option awards have been settled in cash.

In August 2008, the Company completed an offer to grant SkyTerra options to all SkyTerra LP option holders as of that date, generally in exchange for surrender and termination of their SkyTerra LP options (the “Option Exchange”). All participating U.S. SkyTerra LP option holders received options to purchase shares of SkyTerra common stock for each SkyTerra LP option terminated. Sale of shares subject to the options received upon exchange is subject to restriction until May 1, 2010, with certain exceptions. Upon the release of these restrictions, Canadian SkyTerra LP option holders participating in the Option Exchange will have three business days to complete the exchange or their SkyTerra LP options will become unexercisable. Upon consummation of the Option Exchange, 11.1 million SkyTerra options were issued in exchange for SkyTerra LP options held by U.S. SkyTerra LP option holders. Additionally, if Canadian SkyTerra LP option holders complete the Option Exchange they will receive 1.7 million SkyTerra options.

As of September 30, 2009, the Company had outstanding awards of 1.6 million shares of restricted stock to executives and board members. Certain of those restricted shares contain vesting based on market conditions. The fair values of the restricted stock grants containing market conditions and deemed service periods were estimated using a Monte Carlo simulation model.

The total equity-based compensation expense related to the SkyTerra equity awards recognized for the nine months ended September 30, 2009 and 2008 was $5.9 million and $4.8 million, respectively, and $1.8 million

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

and $1.9 million for the three months ended September 30, 2009 and 2008, respectively. As of September 30, 2009, unrecognized compensation related to SkyTerra equity-based compensation awards was $8.8 million, and is expected to be recognized over a weighted-average period of 1.8 years.

SkyTerra LP Equity-Based Compensation

SkyTerra LP maintains a unit option incentive plan (SkyTerra LP Unit Option Incentive Plan), that allows for the granting of options and other unit based awards to employees and directors upon approval by the Board of Directors of the general partner of SkyTerra LP. There are 0.7 million SkyTerra LP unit options outstanding as of September 30, 2009, generally held by Canadian SkyTerra LP option holders participating in the Option Exchange, discussed above. No SkyTerra LP Unit Options are expected to be awarded in the future, as all future options will be issued under SkyTerra plans, discussed above.

SkyTerra LP equity-based compensation expense recognized during the nine months ended September 30, 2009 and 2008 was $1.5 million and $4.5 million, respectively, and $0.4 million and $0.3 million for the three months ended September 30, 2009 and 2008, respectively. As of September 30, 2009, the unrecognized compensation related to SkyTerra LP equity-based compensation awards was $0.8 million, which will be recognized over a weighted-average period of 0.7 years.

5. Commitments and Contingencies

Harbinger Merger

In connection with the Harbinger Merger, the Company agreed to be bound by a cash expenditure covenant which limits aggregate cash expenditures of the Company during the period September 2009 through March 2010. Under this covenant, the Company may not, except with the prior written consent of Harbinger, make or authorize any capital, operating or cash expenditures, other than capital, operating and cash expenditures that are in the aggregate greater than (i) $108 million in the aggregate for the period September 1, 2009 through December 31, 2009, (ii) $137 million in the aggregate for the period September 1, 2009 through January 31, 2010, (iii) $158 million in the aggregate for the period September 1, 2009 through February 28, 2010 and (iv) $170 million in the aggregate for the period September 1, 2009 through March 31, 2010.

In order to comply with the cash expenditure covenant and closely manage near-term expenditures, the Company has delayed the development of certain projects related to the rollout of next-generation MSS services as well as next generation business systems and next generation core network development. Capital commitments related to the development of next generation services and deployment of an integrated satellite-terrestrial network continue with respect to handset chipsets, air-interface platforms, and satellite base stations. Additional new technology commitments are not expected until such time as it is determined whether the Harbinger Merger will be consummated.

Four stockholder lawsuits, each styled as a class action, have been filed in the Delaware Court of Chancery naming as defendants Harbinger, SkyTerra and SkyTerra’s board of directors. These lawsuits challenge the Harbinger Merger, and generally allege that the merger is the result of an unfair process and that the terms of the Harbinger Merger are unfair and coercive to SkyTerra stockholders. As such, the complaints allege that the defendants breached their fiduciary duties to SkyTerra stockholders. SkyTerra believes that each of the aforementioned lawsuits is without merit and intends to vigorously defend these actions. For additional information see “Legal Proceedings”.

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

Facility Leases

The Company’s facility leases may provide for escalations of rent or rent abatements and payment of pro rata portions of building operating expenses. The Company currently leases office space in facilities located in Reston, Virginia; Ottawa, Ontario and Calgary, Alberta. The Company also currently leases sites for the housing or co-location of network equipment in Napa, California; Cedar Hill, Texas; Ottawa, Ontario and Saskatoon, Saskatchewan.

Network Construction Services

The Company has a fixed price contract with Boeing Satellite Systems, Inc. (Boeing) for the comprehensive design, development, construction, manufacturing, testing, and installation of a space-based network, providing satellite launch support and other services related to mission operations and system training. The Company is purchasing two satellites, SkyTerra-1 and SkyTerra-2, with a portion of the contract value payable if certain performance incentives are met over the expected 15-year operating life of the satellites. Boeing has a first lien on each satellite and related work until title and risk of loss transfers to the Company upon launch.

Satellite Launch Services

The Company has a fixed price contract with ILS International Launch Services to launch the next generation satellites, SkyTerra-1 and SkyTerra-2. The Company had previously contracted with Sea Launch Company, L.L.C. (“Sea Launch”) for launch services regarding SkyTerra-2. On May 19, 2009, SkyTerra LP provided notice of termination for anticipatory material breach of its Launch Services Agreement (the “Sea Launch Agreement”) with Sea Launch regarding SkyTerra-2.

The Company recognized an impairment loss of $14.1 million to write-off all previously capitalized costs related to the Sea Launch Agreement, including $1.9 million of capitalized interest costs, during the three months ended June 30, 2009. The impairment is recorded within operations and cost of services in the consolidated statement of operations. The capitalized costs were previously included in network construction in progress on the consolidated balance sheet. Sea Launch has asserted that the Company’s termination does not qualify as a “termination for cause” and that the Company is required to pay Sea Launch additional termination fees of $4.4 million. The Company believes it was within its rights to terminate the Sea Launch Agreement for cause, and that, because the agreement was terminated for cause, no termination liabilities are due to Sea Launch. The Company also believes that were the termination deemed a “termination for convenience,” and not for cause, the Company’s termination fees would not exceed $2.4 million.

On June 22, 2009, Sea Launch filed for Chapter 11 bankruptcy protection in the U.S. Bankruptcy Court for the District of Delaware. Although Sea Launch has not initiated an action against the Company there can be no assurance that it will not do so, and the ultimate outcome of any such proceeding and/or realization of any claim is uncertain. As of September 30, 2009, the Company has no recorded assets or liabilities related to Sea Launch or the Sea Launch Agreement.

EV-DO Satellite Enabled Mobile Chipsets and Base Transceiver Subsystems

The Company has a 15-year agreement with Qualcomm Incorporated (Qualcomm) for the provision by Qualcomm of satellite-enabled mobile chipsets and satellite base station components built upon Qualcomm-adapted EV-DO technology to facilitate the development of mobile devices and network systems for use with the Company’s planned next generation network. A broad range of Qualcomm chipsets, to be available on a mass-market basis, will include satellite and L-band capabilities. Under this agreement, SkyTerra LP and Qualcomm

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

have completed the detailed specifications for the first release of the technology, which will be sufficient to support voice and data services in an integrated, dual mode manner over SkyTerra’s satellites and terrestrial networks, including L-band ATC.

On March 31, 2009 the Company entered into an agreement with Alcatel-Lucent USA Inc. (Alcatel-Lucent) to develop, test, and provide a production satellite base station subsystem and to supply such base station subsystem commercial products. This base station subsystem ground infrastructure will be designed to work with Qualcomm-adapted EV-DO technology chipsets. The combination of the base station subsystem and the Qualcomm chipset will form a full communication path and enable communications with a satellite system. The non-recurring expenses incurred in connection with the Alcatel-Lucent development efforts will be shared with TerreStar Networks and potentially with other operators if such operators enter into similar arrangements with Alcatel-Lucent, which may be in the form of rebates or other similar purchase price offsets.

GMR1-3G Satellite Enabled Mobile Chipsets and Base Transceiver Subsystems

On March 31, 2009, the Company entered into an agreement with Infineon Technologies AG, (Infineon), for the design and development of a multi-standard mobile platform based on Infineon’s innovative software-defined-radio (SDR) technology which would be compatible with the base station subsystem being developed for the Company by Hughes Network Systems (Hughes). This SDR chipset technology will enable satellite-terrestrial handsets to operate with multiple cellular and satellite-based communications technologies including GSM, GPRS, EDGE, WCDMA, HSDPA, HSUPA and GMR-2G/3G. On the same date, in conjunction with the Infineon agreement, the Company entered into an agreement with Hughes for additional software development work that will, with the existing Hughes base station subsystem agreement, allow Hughes to deliver the full base station subsystem development required with respect to the GMR1-3G air interface to be included in connection with the Infineon SDR technology. The non-recurring expenses incurred in connection with the Infineon and Hughes development efforts will be shared with TerreStar Networks and, potentially, with other operators if such operators enter into similar arrangements with Infineon and Hughes respectively.

Operator Participation in Satellite Enabled Mobile Chipsets and Base Transceiver Subsystems

For each of the satellite enabled mobile chipsets and base transceiver subsystems agreements discussed above, the termination by one operator of its agreement does not affect the agreement of any other operator, except in some cases the remaining operator(s) must assume the unpaid non-recurring expenses. Under certain circumstances and, and in some of the agreements, in the event of the termination by one or more of the operator(s), the remaining operator(s) can elect to terminate certain of the agreements. Further, with respect to certain of the agreements in the event that any additional operator participates in any of these agreements, the total non-recurring expenses thereunder will be pro-rated among the participating operators and in some instances a premium might also be paid for late entry. The Company may also determine its continued participation based on and following the termination of other operators under certain agreements where the non-recurring expenses would be increased as a result of the other operator(s) termination.

Inmarsat Cooperation Agreement

The Company has a Cooperation Agreement relating to the use of L-band spectrum for both mobile satellite service (MSS) and ancillary terrestrial component (ATC) services in North America with Inmarsat Global Limited (“Inmarsat Global”). The Cooperation Agreement addresses a number of regulatory, technology and spectrum coordination matters involving L-band spectrum. Upon receipt of an investment of $100 million in SkyTerra LP by a third party for general corporate purposes and election by SkyTerra LP to trigger certain

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

provisions, SkyTerra LP would be able to expand its trials and deployments to a broadband ATC trial using wider spectrum bandwidths, on a specific designation of combined Inmarsat Global and SkyTerra LP spectrum in a pre-agreed market. Simultaneously upon the election by the Company regarding such an investment, the Company would be required to issue to Inmarsat Global $31.3 million of the Company’s common stock, valued in accordance with terms of the agreement.

The Company has not designated any of the previous qualifying investments as a “triggering investment” by triggering the requisite provisions under the agreement. The Company is prohibited from issuing equity securities or to elect a “triggering investment” without Harbinger’s consent under the terms of the Harbinger Merger Agreement and Inmarsat is not required to accept any consideration other then equity securities under the Cooperation Agreement. As a result, the Company may not receive the consent required to enable it to elect a “triggering investment” prior to December 20, 2009, the date upon which the election right terminates. If such option were to expire unexercised, the Company’s access to additional spectrum coordinated by Inmarsat on specified financial, band plan and operational parameters shall be terminated. The expiration of such option would not affect certain arrangements with respect to improved ATC spectrum operations (as reflected in the pending ATC Modification application with the FCC) as well as additional arrangements that became effective as of the agreement signing date.

Possible Merger and Acquisition of Inmarsat

In addition to being a party to the Harbinger Merger Agreement, the Company remains a party to the Master Contribution and Support Agreement (the “Master Agreement”) and certain other agreements with Harbinger and those agreements remain operative. The Merger Agreement includes limitations on the Company’s operations and capital expenditures as well as its ability to issue equity or debt securities. The Master Agreement provides for the possible combination of the Company and Inmarsat plc (“Inmarsat”), a UK public listed company and a leading provider of global mobile satellite services. The proposed business combination would be structured as an offer (the “Offer”) by the Company for all of the issued and outstanding shares of Inmarsat not owned by Harbinger, and would be subject to the receipt of required regulatory and antitrust clearances. Harbinger have not yet proposed formal terms or structure of a possible offer to SkyTerra or Inmarsat. Harbinger may terminate the Master Agreement at any time and is not obligated to proceed with any business combination transaction involving SkyTerra and Inmarsat.

If Harbinger decides to proceed with the Offer following the receipt of required regulatory approvals, Harbinger would arrange for committed equity and debt financing to fund the Offer. SkyTerra would undertake to use its best efforts to assist Harbinger in obtaining debt financing. To provide equity financing for the Offer, Harbinger may purchase newly issued shares of SkyTerra voting common stock for $2.4 billion in cash or such other amount as Harbinger may determine. The per share purchase price for the newly issued shares will be $10 per share (significantly more than the current trading price of the Company’s common stock) subject to an adjustment ratchet relating to the successful offer price paid for each Inmarsat share. If the offer price for each Inmarsat share is greater or lower than 535 British Pence Sterling then the purchase price for the newly issued SkyTerra shares will increase or decrease proportionately. No offer pricing discussion has taken place with the board of Inmarsat and no determination has been made by SkyTerra or Harbinger as to any appropriate offer price. SkyTerra shareholders other than Harbinger may participate in the equity financing for the Offer through a rights offering of voting common stock of up to $100 million.

If the Offer is completed, Harbinger would contribute to SkyTerra 132 million ordinary shares in Inmarsat and $37.6 million in aggregate principal value of 1.75% convertible bonds issued by Inmarsat and due in 2017, in each case currently owned by Harbinger and its affiliates. In exchange for such contributions, SkyTerra would

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

issue to Harbinger new shares of voting common stock at $10 per share subject to the adjustment ratchet. The issuance of new voting and non-voting shares of SkyTerra common stock will be subject to SkyTerra shareholder approval.

In August, 2008, at the same time that Harbinger and the Company first filed the applications relating to control of SkyTerra by Harbinger, applications were also filed seeking FCC approval for the transfer of control of Inmarsat from the shareholders of Inmarsat to Harbinger, to effect the combination of the Company and Inmarsat. The FCC has not yet issued a public notice regarding these applications or otherwise acted on them.

In the event the Harbinger Merger closes, it is probable that the Master Agreement would be of no further legal or practical effect.

Transition Incentive Program

The Company has offered a transition incentive sales promotion to the Company’s new and existing communication ground segment (CGS) enterprise (non-government) and government customers that creates an option for these customers to transition to the Company’s planned next generation devices and services. In all cases, a customer will have previously acquired a current generation device that will be able to be exchanged for a free or discounted next generation device if the Company effects the transition of current generation devices to next generation devices and such customer commits to a multi-year service plan for next generation services that carry penalties for breach or cancellation of such services. The Company, at its sole discretion, has the ability to implement this transition incentive program in the future, but, at its sole discretion, can postpone any transition incentive program by continuing to provide current generation customers access and service on the next generation network using current generation devices through emulation of current generation network service methods. Beginning in May 2009, customers began receiving communication regarding the program. If implemented, the Company estimates that the transition incentive program could cost between $10 million and $15 million based on the expected cost of devices that may be distributed to customers at no or reduced charge.

Future Minimum Commitments

Future minimum payments related to the Company’s commitments (excluding indebtedness) are as follows as of September 30, 2009 for the years ending December 31 (in thousands):

	Leases (a)	Satellite and ground system (b)	Chipset, device and satellite base station subsystem	Launch services	Satellite operational services	Other	Total
2009	$738	$22,357	$8,573	$6,525	$1,309	$8,814	$48,316
2010	3,229	36,596	38,328	58,725	1,884	5,081	143,843
2011	1,670	—	22,311	8,700	1,434	158	34,273
2012	1,402	—	—	—	1,434	158	2,994
2013	1,421	—	—	—	1,434	158	3,013
Thereafter	16,604	—	—	—	16,013	1,737	34,354

	$25,064	$58,953	$69,212	$73,950	$23,508	$16,106	$266,793

(a)	The Company leases office space and computer and other equipment under operating lease agreements. In addition to base rent, the Company is responsible for certain taxes, utilities and maintenance costs, and several leases include options for renewal or purchase.
(b)	The amounts exclude in-orbit incentives and potential interest.

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

Litigation and Claims

The Company is periodically a party to other lawsuits and claims in the normal course of business. While the outcome of the lawsuits and claims against the Company cannot be predicted with certainty, management believes that the ultimate resolution of the other matters will not have a material adverse effect on the financial position or results of operations of the Company.

Contingencies

From time to time, contingencies may arise in the ordinary course of business activities. The Company recognizes a liability for contingencies when it is probable that future expenditures will be made and expenditures can be reasonably estimated.

6. Income Taxes

The Company and its eligible subsidiaries file a consolidated United States federal income tax return. As a limited partnership, SkyTerra LP is not subject to income tax. SkyTerra is subject to income tax based on its 100% share of SkyTerra LP income or loss. SkyTerra Canada and SkyTerra Corp., are taxed as corporations in Canada. The Company’s effective tax rate differs from the Federal statutory rate, due primarily to operating losses for which, generally, a full valuation allowance has been recognized. As of December 31, 2008, SkyTerra and the consolidated subsidiaries had unused net operating loss (NOL) carry forwards of $203.0 million expiring from 2020 through 2028. Despite NOL carry forwards, the Company may have a future income tax liability due to alternative minimum tax or state or foreign tax requirements.

The utilization of U.S. NOL carry forwards may be subject to an annual limitation if the Company experiences an ownership change as defined by Section 382 of the Internal Revenue Code. In addition, Section 382 may limit the Company’s tax depreciation or amortization of certain assets in certain circumstances. The Company believes it has experienced two recent ownership changes under Section 382; one occurring in the first half of 2008, and the second occurring in the first half of 2009. Due to the Company’s full valuation allowance on its consolidated net deferred tax assets, Section 382 limitations are not expected to materially impact the Company’s financial statements.

7. Segment Information

Operating segments are defined as components of an enterprise for which separate financial information is available and is evaluated on a regular basis by the chief operating decision maker in deciding how to allocate resources to an individual segment and in assessing performance of the segment.

For the year ended December 31, 2008 the Company disclosed the operating results of three segments: Next Generation, Current Generation, and SkyTerra Corporate. The Next Generation segment related to activities specific to the deployment of a next generation satellite system. The Current Generation segment related to SkyTerra LP’s provision of mobile satellite services that support the delivery of data, voice, fax and dispatch radio services using its existing in-orbit satellites. The SkyTerra Corporate segment related to activities related to the publicly traded holding company.

Efforts regarding the development and deployment of a next generation network have accelerated in 2009. The activities of the Company’s employees have become less distinguishable between those specific to current generation network operation and those specific to next generation network activities. As these activities merge,

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

the chief operating decision maker has determined that the allocation of expenses between current and next generation network activities is no longer meaningful, and the chief operating decision maker no longer requires discrete financial information on which to base decisions regarding the allocation of resources between those activities. The Company has determined that its current generation and next generation activities no longer qualify as operating segments.

The activities previously reported separately as SkyTerra Corporate are corporate services that support both current and next generation activities, including financing, corporate governance, and other activities. In conjunction with the merging of the current and next generation operating activities discussed above, the chief operating decision maker no longer reviews, or requires discrete financial information for SkyTerra Corporate activities. Similar to the current and next generation activities, the Company has determined that SkyTerra Corporate activities no longer qualify as operating segments. As a result, as of September 30, 2009 the Company has only one operating segment.

8. Supplemental Information

The SkyTerra Communications, Inc. legal entity is a holding company whose primary asset is ownership of 100% of the equity interests of SkyTerra LP. Included in the consolidated results of the Company are the results of SkyTerra Communications, Inc. All other results relate to the operations of SkyTerra LP and SkyTerra LP consolidated subsidiaries.

The issuers of the 14.0% Senior Secured Notes, the 16.5% Senior Unsecured Notes, and the 18.0% Senior Unsecured Notes are SkyTerra LP and SkyTerra Finance Co. The guarantors of such debt are SkyTerra Holdings (Canada) Inc., SkyTerra (Canada) Inc., and all subsidiaries of SkyTerra LP. The issuer of the Vendor Notes is SkyTerra LP. SkyTerra Communications Inc. is neither an issuer nor a guarantor of such debt.

SkyTerra Communications, Inc.’s material assets and liabilities as of September 30, 2009, that are not eliminated in consolidation, include $1.6 million of cash and cash equivalents, a $7.4 million investment in TerreStar Networks, and $4.1 million of current liabilities. SkyTerra Communications, Inc. has no revenues and its material expenses for the three and nine months ended September 30, 2009, that are not eliminated in consolidation, includes $6.1 million and $9.9 million of general and administrative expenses, respectively.

9. Subsequent Events

The Company evaluates events and transactions that occur after the balance sheet date as potential subsequent events. This evaluation was performed through November 6, 2009, the date on which the Company’s financial statements were issued.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including statements regarding the risk that the conditions to closing contained in the Harbinger Merger Agreement are not satisfied or waived, as well as Company’s capital needs, business strategy, expectations and intentions. The Company urges you to consider that statements that use the terms “believe,” “do not believe,” “anticipate,” “expect,” “plan,” “estimate,” “intend” and similar expressions are intended to identify forward-looking statements. These statements reflect the Company’s current views with respect to future

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

events. The Company’s business is subject to numerous risks and uncertainties, including the risks described in Item 1A. “Risk Factors” in this report and in the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2008, as well as limitations contained in the Harbinger Merger Agreement. Accordingly, the Company’s actual results could differ materially from those anticipated in the forward-looking statements, including those set forth below under this “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this report. Actual results will most likely differ from those reflected in these statements, and the differences could be substantial. The Company disclaims any obligation to publicly update these statements, or disclose any difference between the Company’s actual results and those reflected in these statements. [The information constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.](fn)

Overview

All SkyTerra Communications, Inc. (SkyTerra or the Company) operating and development activity is performed through its wholly owned consolidated subsidiary SkyTerra LP. SkyTerra LP is licensed by the United States government and SkyTerra (Canada) Inc. (SkyTerra Canada), a consolidated variable interest entity of SkyTerra LP, is licensed by the Canadian government to operate in the L-band spectrum that has been coordinated for their use. SkyTerra LP holds a 46.4% effective interest in SkyTerra (Canada) Inc. and has determined that it is the primary beneficiary of SkyTerra Canada as a result of its historical and expected future funding of the operations of SkyTerra Canada and as a result of certain agreements between the entities. As such, SkyTerra Canada has been consolidated into the financial results of the Company. References herein to the “Company,” include the Company’s subsidiaries, including SkyTerra LP, and also include SkyTerra Canada, and references to the Company’s “satellites,” “spectrum” and “networks,” include the satellites, spectrum and networks of both SkyTerra LP and SkyTerra Canada.

Harbinger Merger

On September 23, 2009 SkyTerra entered into a merger agreement (the “Harbinger Merger Agreement”) with Sol Private Corp., Harbinger Capital Partners Master Fund I, Ltd (“Master Fund”), Harbinger Capital Partners Special Situations Fund, L.P. (“Special Fund”, and together with Master Fund, “Harbinger”). Under the terms of the Harbinger Merger Agreement, and subject to the satisfaction or waiver of the conditions therein, Harbinger will acquire, through the merger of Sol Private Corp. with and into the Company, all of the outstanding common stock of the Company (this transaction will be referred to as the “Harbinger Merger”). SkyTerra will continue as the surviving corporation in the Harbinger Merger. After the Harbinger Merger, SkyTerra will be wholly owned by Harbinger. In the event that the Harbinger Merger is completed, Harbinger has agreed to pay $5.00 in cash per share for each of SkyTerra’s outstanding shares of voting and non-voting common stock not held by Harbinger or its affiliates, any subsidiary of SkyTerra or any holders who have perfected and not withdrawn a demand for appraisal rights. In addition, the Harbinger Merger Agreement provides that each outstanding SkyTerra option (other than performance based options) to purchase common stock (whether or not vested or exercisable) will be canceled in exchange for a per share amount in cash equal to the excess, if any, of $5.00 over the per share exercise price of the option. Harbinger has also agreed that each outstanding share of restricted stock (that was not performance based) previously issued by SkyTerra which is outstanding as of the effective time will be canceled in exchange for the right to receive, from the surviving corporation, a per share amount in cash equal to the merger consideration.

The closing of the merger is subject to approval by the holders of a majority of SkyTerra’s outstanding voting common stock, and to regulatory approvals, including approval of the FCC, and other closing conditions. It is currently anticipated that the transaction will be consummated in late 2009 or early 2010, although certain

(fn)	This sentence is not applicable when this Form 10-Q is used as an attachment to SkyTerra’s proxy statement on Schedule 14A, dated [ ].

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

shareholders are seeking to enjoin the consummation of the merger. Harbinger owns shares constituting approximately 46% of the voting power of SkyTerra’s voting common stock (as well as warrants and shares of SkyTerra’s nonvoting common stock which are convertible into or exercisable for shares of SkyTerra’s voting common stock under certain circumstances), and has agreed to vote its shares in favor of the merger. Upon completion of the proposed merger, SkyTerra’s common stock will no longer be publicly traded or quoted on the Over-the-Counter Bulletin Board, and will be deregistered under the Securities Exchange Act of 1934, as amended. The agreement governing the terms of the Harbinger Merger was filed as exhibit 2.1 to the Company’s current report on 8-K filed with the SEC on September 23, 2009.

Regulatory Approvals Relating to Harbinger Merger

Under the Communications Act, the Company and Harbinger may not complete the Harbinger Merger unless they have first obtained FCC consent authorizing a transfer of control of the Company’s FCC licenses to Harbinger and authorizing up to 100% ownership of the Company by Harbinger. On August 22, 2008, Harbinger and the Company filed applications with the FCC requesting such authorizations. The applications have been amended from time to time, including an amendment filed on October 5, 2009, that among other things informed the FCC that the proposed transfer of control will be implemented pursuant to the Harbinger Merger. Although the applications are subject to public comment and objections from third parties, the formal comment period closed on June 18, 2009. No comments or objections were filed other than a request, which the Company believes is routine in such matters, from the U.S. Department of Justice, with the concurrence of the U.S. Department of Homeland Security (the “Executive Branch Agencies”), asking that the FCC defer action on the applications until the Executive Branch Agencies have completed their review of the applications for any national security, law enforcement, and public safety issues. There can be no assurance that the applications will be granted and it is uncertain when the FCC will complete its processing of the applications. Upon obtaining FCC consent, Harbinger will also be able to exchange some of the shares of the Company’s nonvoting common stock that it owns for shares of voting common stock as well as exercise certain warrants for shares of the Company’s voting common stock.

On July 23, 2009, the Company filed a notice with the U.S. Department of Justice’s Antitrust Division under the Hart-Scott-Rodino Act (the “HSR Act”) in connection with Harbinger’s acquisition of shares of the Company. On August 24, 2009, the waiting period under the HSR Act expired.

On July 15, 2009 Harbinger and the Company filed a joint voluntary notice with the Committee on Foreign Investment in the United States (CFIUS) requesting CFIUS to find that transactions that would result in Harbinger holding a majority of the voting shares in SkyTerra are not “covered transactions” as that term is defined in CFIUS regulations and that, accordingly, they are not subject to review for determination of their impact on national security. On August 21, 2009, the Department of Treasury (as chair of CFIUS) informed Harbinger and the Company that CFIUS had determined that the Transaction was not a covered transaction. As a result of this determination transactions that would result in Harbinger holding a majority of the voting shares in SkyTerra, including the Harbinger Merger are not, and will not be, subject to review by CFIUS.

L-band Spectrum and Ancillary Terrestrial Component

SkyTerra LP (United States) and SkyTerra Canada (Canada) are licensed by their respective governments to operate both current and next generation satellite systems in spectrum in the 1.5 and 1.6 GHz frequency band (the “L-band”) which has been coordinated for their use. This spectrum is positioned between the frequencies used by terrestrial wireless providers. SkyTerra LP and SkyTerra Canada have coordinated approximately 30 MHz of this

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

spectrum throughout the United States and Canada and this coordinated spectrum covers a total population of over 330 million . The Company plans to use this spectrum for both satellite and terrestrial service in operating its next generation integrated satellite-terrestrial network. SkyTerra LP holds an ancillary terrestrial component (ATC) authorization that permits the use of its L-band satellite frequencies in the operation of an advanced, integrated satellite and terrestrial hybrid network capable of providing wireless broadband on a fixed, portable and fully mobile basis in the United States.

Next Generation Network and Business and Strategic Alternatives

The Company is developing an integrated satellite and terrestrial communications network to provide ubiquitous wireless broadband services, including Internet access and voice services, in the United States and Canada. The Company plans to launch two new satellites, SkyTerra-1 and SkyTerra-2, which will serve as the foundation of its next generation network. The Company’s launch window for SkyTerra 1 with International Launch Services (ILS) is based on the delivery schedule projected by the satellite manufacturer, Boeing Satellite Systems (Boeing) and is scheduled to be August 2010 through October 2010. The Company is in the process of filing a request with the U.S. Federal Communications Commission (FCC) to extend its satellite launch milestone date outlined in its authorization for the launch of its SkyTerra-1 satellite to be consistent with this window. While there can be no assurances, the Company believes the FCC will support this change in launch window and the related launch milestone modification. The launch of SkyTerra-2 is expected to occur in the fourth quarter of 2010 or the first quarter of 2011, within its required regulatory milestones.

Using an all-Internet Protocol, open architecture, the Company believes its next generation integrated network will provide significant advantages over existing wireless networks. Such potential advantages include higher data speeds, lower costs per bit, flexibility to support a range of custom IP applications and services, and added communications flexibility in the event terrestrial services are unavailable or interrupted. The Company’s current business plan envisions a “carrier’s carrier” wholesale model whereby strategic partners and other wholesale customers can use the Company’s network to provide differentiated broadband services to their subscribers. The Company’s planned open network will allow distribution and other strategic partners to have open network access to create a variety of custom applications and services for consumers.

The Company anticipates that its United States and Canadian nationwide spectrum holdings and strategy to deploy a wireless, all-IP network will, through wholesale customers and other strategic distribution partners, have the potential to provide superior connectivity to an array of devices, satisfy the evolving needs of the industry and capture a greater percentage of the consumer’s total spending on communications services. The potential market opportunity may include participation from large enterprises that have limited access to the wireless services business (potentially including content companies, video service providers, web services firms, consumer electronics companies, enterprise service providers, device and chipset vendors and Internet service providers). Those enterprises have large, loyal customer bases and are exploring opportunities to incorporate broadband wireless connectivity to differentiate and expand their principal service offerings.

While the Company has been focused on a wholesale, “carriers carrier” business model, it has also considered alternative models, including the possibility of partnering with existing operators or new entrants who may view the Company’s assets, including access of up to a potential 46 MHz of spectrum through arrangements contemplated under the cooperation agreement with Inmarsat, and the ability to provide a differentiated, integrated satellite-terrestrial service, as an attractive platform for the delivery of 4G services using traditional models for the distribution of services and content. Such traditional business models may include potential exclusive relationships with existing operating partners and/or new entrants. The Company’s ability to enter into any such partnership is subject to certain approvals under the Harbinger Merger Agreement and the Master Agreement.

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

In July 2008, SkyTerra received a $500 million funding commitment from Harbinger, of which $400 million has been funded to date. The $500 million funding commitment provides the capital necessary to fund the Company’s business operations through the third quarter of 2010. As such, the Company has been focused on executing one or more strategic alternatives prior to the end of this period of liquidity. In addition to the transaction with Harbinger, the following strategic alternatives have been thoroughly evaluated and considered by the Company, (i) the closing of a potential SkyTerra/Inmarsat combination, (ii) attracting a strategic partner to pursue an integrated satellite-terrestrial (“mobile satellite services-ancillary terrestrial component services” or “MSS-ATC”) opportunity in the North American market, (iii) development of an MSS-only business plan anchored by a core satellite roaming partner, and/or (iv) a sale of SkyTerra. In considering its alternatives, SkyTerra, consistent with its obligations under the Master Agreement, has continued to support Harbinger’s activities in connection with the potential SkyTerra/Inmarsat combination.

In connection with the Harbinger Merger, the Company agreed to be bound by a cash expenditure covenant which limits aggregate cash expenditures of the Company during the period September 2009 through March 2010. Under this covenant, the Company may not, except with the prior written consent of Harbinger, make or authorize any capital, operating or cash expenditures, other than capital, operating and cash expenditures that are in the aggregate no greater than (i) $108 million in the aggregate for the period September 1, 2009 through December 31, 2009, (ii) $137 million in the aggregate for the period September 1, 2009 through January 31, 2010, (iii) $158 million in the aggregate for the period September 1, 2009 through February 28, 2010 and (iv) $170 million in the aggregate for the period September 1, 2009 through March 31, 2010. The Master Agreement also includes limitations on the Company’s operations.

In order to comply with the cash expenditure covenant and closely manage near-term expenditures, the Company has delayed the development of certain projects related to the rollout of next-generation MSS services as well as next generation business systems and next generation core network development. Specifically, the near-term operational focus of the Company is the construction and completion of the SkyTerra-1 and SkyTerra-2 satellites, launch of the SkyTerra-1 satellite during the August, 2010 to October, 2010 launch window, development of the Qualcomm and Infineon chipset programs including the associated satellite base station development with Alcatel- Lucent and Hughes Network Services, and transition of existing customers (including devices and services) on to the next generation satellites. Additional new technology commitments are not expected until such time as it is determined whether the Harbinger Merger will be consummated.

Current Generation Network and Business

The Company currently offers a range of mobile satellite communications services using two nearly identical geostationary satellites that support the delivery of data, voice, fax and dispatch radio services to a number of vertical markets in the United States and Canada. End users of the Company’s mobile satellite services operate at sea, on land and in the air, and customers use various services including satellite bandwidth and power capacity, telephony, data, and dispatch services. Penetration is highest in markets where terrestrial wireless infrastructure is cost-prohibitive or non-existent, where point-to-multipoint services such as voice dispatch are essential for ongoing operations, or where network availability is a critical requirement for service. The Company expects it will generate revenue through at least the end of 2012 from its current generation services, although such revenue in itself will not be sufficient to develop the Company’s next generation MSS services. The Company is developing plans for the potential transition of certain current customers to the next generation satellite network and continuing to support certain current generation communications ground segments and mobile data system network terminals on the next generation network by emulating these services over the next generation system.

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

Corporate Activity

EV-DO Satellite Enabled Mobile Chipsets and Base Transceiver Subsystems

The Company has a 15-year agreement with Qualcomm Incorporated (Qualcomm) for the provision by Qualcomm of satellite-enabled mobile chipsets and satellite base station components built upon Qualcomm-adapted EV-DO technology to facilitate the development of mobile devices and network systems for use with the Company’s planned next generation network. A broad range of Qualcomm chipsets, to be available on a mass-market basis, will include satellite and L-band capabilities. Under this agreement, SkyTerra LP and Qualcomm have completed the detailed specifications for the first release of the technology, which will be sufficient to support voice and data services in an integrated, dual mode manner over SkyTerra’s satellites and terrestrial networks, including L-band ATC.

On March 31, 2009 the Company entered into an agreement with Alcatel-Lucent USA Inc. (Alcatel-Lucent) to develop, test, and provide a production satellite base station subsystem and to supply such base station subsystem commercial products. This base station subsystem ground infrastructure will be designed to work with Qualcomm-adapted EV-DO technology chipsets. The combination of the base station subsystem and the Qualcomm chipset will form a full communication path and enable communications with a satellite system. The non-recurring expenses incurred in connection with the Alcatel-Lucent development efforts will be shared with TerreStar Networks and potentially with other operators if such operators enter into similar arrangements with Alcatel-Lucent, which may be in the form of rebates or other similar purchase price offsets.

GMR1-3G Satellite Enabled Mobile Chipsets and Base Transceiver Subsystems

On March 31, 2009, the Company entered into an agreement with Infineon Technologies AG, (Infineon), for the design and development of a multi-standard mobile platform based on Infineon’s innovative software-defined-radio (SDR) technology which would be compatible with the base station subsystem being developed for the Company by Hughes Network Systems (Hughes). This SDR chipset technology will enable satellite-terrestrial handsets to operate with multiple cellular and satellite-based communications technologies including GSM, GPRS, EDGE, WCDMA, HSDPA, HSUPA and GMR-2G/3G. On the same date, in conjunction with the Infineon agreement, the Company entered into an agreement with Hughes for additional software development work that will, with the existing Hughes base station subsystem agreement, allow Hughes to deliver the full base station subsystem development required with respect to the GMR1-3G air interface to be included in connection with the Infineon SDR technology. The non-recurring expenses incurred in connection with the Infineon and Hughes development efforts will be shared with TerreStar Networks and, potentially, with other operators if such operators enter into similar arrangements with Infineon and Hughes.

Operator Participation in Satellite Enabled Mobile Chipsets and Base Transceiver Subsystems

For each of the satellite enabled mobile chipsets and base transceiver subsystems agreements discussed above, the termination by one operator of its agreement does not affect the agreement of any other operator, except in some cases the remaining operator(s) must assume the unpaid non-recurring expenses. Under certain circumstances and, and in some of the agreements, in the event of the termination by one or more of the operator(s), the remaining operator(s) can elect to terminate certain of the agreements. Further, with respect to certain of the agreements in the event that any additional operator participates in any of these agreements, the total non-recurring expenses thereunder will be pro-rated among the participating operators and in some instances a premium might also be paid for late entry. The Company may also determine its continued participation based on and following the termination of other operators under certain agreements where the non-recurring expenses would be increased as a result of the other operator(s) termination.

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

Inmarsat Cooperation Agreement

The Company has a Cooperation Agreement relating to the use of L-band spectrum for both mobile satellite service (MSS) and ancillary terrestrial component (ATC) services in North America with Inmarsat Global Limited (“Inmarsat Global”). The Cooperation Agreement addresses a number of regulatory, technology and spectrum coordination matters involving L-band spectrum. Upon receipt of an investment of $100 million in SkyTerra LP by a third party for general corporate purposes and election by SkyTerra LP to trigger certain provisions, SkyTerra LP would be able to expand its trials and deployments to a broadband ATC trial using wider spectrum bandwidths, on a specific designation of combined Inmarsat Global and SkyTerra LP spectrum in a pre-agreed market. Simultaneously upon the election by the Company regarding such an investment, the Company would be required to issue to Inmarsat Global $31.3 million of the Company’s common stock, valued in accordance with terms of the agreement.

The Company has not designated any of the previous qualifying investments as a “triggering investment” by triggering the requisite provisions under the agreement. The Company is prohibited from issuing equity securities or to elect a “triggering investment” without Harbinger’s consent under the terms of the Harbinger Merger Agreement and Inmarsat is not required to accept any consideration other then equity securities under the Cooperation Agreement. As a result, the Company may not receive the consent required to enable it to elect a “triggering investment” prior to December 20, 2009, the date upon which the election right terminates. If such option were to expire unexercised, the Company’s ability to access additional spectrum coordinated by Inmarsat on specified financial, band plan and operational parameters shall be terminated. The expiration of such option would not affect certain arrangements with respect to improved ATC spectrum operations (as reflected in the pending ATC Modification application with the FCC) as well as additional arrangements that became effective as of the agreement signing date.

Possible Merger and Acquisition of Inmarsat

In addition to being a party to the Merger Agreement, the Company remains a party to the Master Contribution and Support Agreement (the “Master Agreement”) and certain other agreements with Harbinger. These agreements, including the limitation on the Company’s operations, and its ability to raise equity or debt capital remain operative. The Master Agreement provides for the possible combination of the Company and Inmarsat plc (“Inmarsat”), a UK public listed company and a leading provider of global mobile satellite services. The proposed business combination would be structured as an offer (the “Offer”) by the Company for all of the issued and outstanding shares of Inmarsat not owned by Harbinger, and would be subject to the receipt of required regulatory and antitrust clearances. Harbinger has not yet proposed formal terms or structure of a possible offer to SkyTerra or Inmarsat. Harbinger may terminate the Master Agreement at any time and is not obligated to proceed with any business combination transaction involving SkyTerra and Inmarsat.

If Harbinger decides to proceed with the Offer following the receipt of required regulatory approvals, Harbinger would arrange for committed equity and debt financing to fund the Offer. SkyTerra would undertake to use its best efforts to assist Harbinger in obtaining debt financing. To provide equity financing for the Offer, Harbinger may purchase newly issued shares of SkyTerra voting common stock for $2.4 billion in cash or such other amount as Harbinger may determine. The per share purchase price for the newly issued shares will be $10 per share (which is significantly more than the current trading price of the Company’s common stock) subject to an adjustment ratchet relating to the successful offer price paid for each Inmarsat share. If the offer price for each Inmarsat share is greater or lower than 535 British Pence Sterling then the purchase price for the newly issued SkyTerra shares will increase or decrease proportionately. No offer pricing discussion has taken place with the board of Inmarsat and no determination has been made by SkyTerra or Harbinger as to any appropriate offer price. SkyTerra shareholders other than Harbinger may participate in the equity financing for the Offer through a rights offering of voting common stock of up to $100 million.

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

If the Offer is completed, Harbinger would contribute to SkyTerra 132 million ordinary shares in Inmarsat and $37.6 million in aggregate principal value of 1.75% convertible bonds issued by Inmarsat and due in 2017, in each case currently owned by Harbinger and its affiliates. In exchange for such contributions, SkyTerra would issue to Harbinger new shares of voting common stock at $10 per share subject to the adjustment ratchet. The issuance of new voting and non-voting shares of SkyTerra common stock will be subject to SkyTerra shareholder approval.
In August, 2008, at the same time that Harbinger and the Company first filed the applications relating to the control of SkyTerra by Harbinger, applications were also filed seeking FCC approval for the transfer of control of Inmarsat from the shareholders of Inmarsat to Harbinger, to effect the combination of the Company and Inmarsat. The FCC has not yet issued a public notice regarding these applications or otherwise acted on them.

In the event the Harbinger Merger closes, it is probable that the Master Agreement would be of no further legal or practical effect.

ATC Modification Application

In November 2005, the Company filed an application to modify its ATC license to take advantage of changes in the FCC’s technical ATC rules. In December 2008, the Company amended the ATC modification application pursuant to the flexibility accorded in the Cooperation Agreement with Inmarsat. In April 2009, the FCC issued a letter order dismissing the amended ATC modification application without prejudice to refiling, for the alleged failure to provide sufficient information to demonstrate compliance with certain of the FCC’s rules. The Company refiled the application with additional information responsive to the FCC’s letter on April 29, 2009, and the FCC issued a public notice of the filing on June 5, 2009. On July 23, 2009, the Company filed reply comments to three parties that raised objections to the FCC granting the application. One of those parties, the GPS Council, subsequently withdrew its comments. The FCC has not yet acted on the Company’s application.

Spectrum Fees

In its most recent budget proposal, the FCC raised the possibility of imposing spectrum fees on the right to use frequencies for ATC and possibly satellite services. Proposals had been made to the same effect in previous White House budget proposals, but were not adopted. If implemented and extended to the frequencies used by the Company, use of such frequencies may be subject to substantially increased costs.

L-band Coordination

The Company continues dialogue with other MSS operators who operate systems in adjacent spectrum in the L-band with the objective of rearranging respective spectrum assignments to create contiguous blocks of spectrum, and in some instances enabling the Company to access additional spectrum for the benefit of the Company and its strategic partners. The consummation of agreements of this nature could result in significant time, effort and cost. The likelihood or timing of reaching such agreements is uncertain. On August 13, 2009, the Company filed an application to reuse certain frequencies currently assigned to two Mexican satellites (the “Reuse Application”) in order to operate the Company’s next generation satellites. The FCC solicited comments on the Reuse Application. While the Company believes it has made a persuasive case that reuse should be permitted, there can be no assurance of any specific result from the FCC or the timing of any result. Coordination negotiations are ongoing, however, and if successfully concluded would render the Reuse Application moot.

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

Satellite Launch Services

The Company has a fixed price contract with ILS International Launch Services to launch the next generation satellites, SkyTerra-1 and SkyTerra-2. The Company had previously contracted with Sea Launch Company, L.L.C. (“Sea Launch”) for launch services regarding SkyTerra-2. On May 19, 2009, SkyTerra LP provided notice of termination for anticipatory material breach of its Launch Services Agreement (the “Sea Launch Agreement”) with Sea Launch regarding SkyTerra-2.

The Company recognized an impairment loss of $14.1 million to write-off all previously capitalized costs related to the Sea Launch Agreement, including $1.9 million of capitalized interest costs, during the three months ended June 30, 2009. Sea Launch has asserted that the Company’s termination does not qualify as a “termination for cause” and that the Company is required to pay Sea Launch additional termination fees of $4.4 million. The Company believes it was within its rights to terminate the Sea Launch Agreement for cause, and that, because the agreement was terminated for cause, no termination liabilities are due to Sea Launch. The Company also believes that were the termination deemed a “termination for convenience,” and not for cause, the Company’s termination fees would not exceed $2.4 million.

On June 22, 2009, Sea Launch filed for Chapter 11 bankruptcy protection in the U.S. Bankruptcy Court for the District of Delaware. Although Sea Launch has not initiated an action the Company, there can be no assurance that it will not do so, and the ultimate outcome of any such proceeding and/or realization of any claim is uncertain.

Critical Accounting Policies

The Company’s discussion and analysis of its financial condition and results of operations are based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of the Company’s consolidated financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities and equity and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates, particularly estimates relating to the valuation of debt and warrants, the valuation of equity-based compensation, the valuation of intangible assets, the useful lives of long-lived assets and judgments involved in evaluating investment and asset impairments, among others, have a material impact on the financial statements. The Company bases estimates on historical experience and various other assumptions it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets, liabilities and equity that are not readily apparent from other sources. Actual results and outcomes could differ from these estimates and assumptions.

For a more detailed explanation of the judgments made in these areas and a discussion of the Company’s critical accounting estimates and policies, refer to “Critical Accounting Policies” included in Item 7 and “Summary of Significant Accounting Policies” (Note 2) to the Company’s consolidated financial statements beginning on page F-26 of the Annual Report on Form 10-K for the year ended December 31, 2008.

Warrants

In accordance with its adoption of a new accounting principle, beginning on January 1, 2009 began evaluating warrants to acquire stock of the Company to determine if they are indexed to the Company’s own stock. Warrants indexed to the Company’s own stock may not be accounted for as derivative financial instruments if other criteria are not met. Warrants are not indexed to the Company’s own stock if they contain

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

provisions that protect holders from declines in the stock price or otherwise could result in modification of the exercise price and/or shares to be issued under the respective warrant agreements based on a variable that is not an input to the fair value of a “fixed-for-fixed” option. The Company determined certain of the warrants it has issued contain such provisions, thereby concluding they were not indexed to the Company’s own stock.

The Company recognizes these warrants not indexed to the Company’s own stock as liabilities at their respective fair values on each reporting date. The cumulative effect of the change in accounting for warrants not indexed to the Company’s own stock on January 1, 2009 consisted of the reclassification of $35.1 million from additional paid-in capital to a liability regarding such warrants and the recognition of a $25.4 million decrease in the fair value of the liability as of January 1, 2009, resulting in the net decrease to the opening balance of stockholders’ equity at January 1, 2009 of $9.7 million. The cumulative effect adjustment was the difference between the amounts recognized in the consolidated balance sheet prior to January 1, 2009 and the amounts recognized in the consolidated balance sheet for such warrants on January 1, 2009. The amounts recognized in the consolidated balance sheet on January 1, 2009 were determined based on the amounts that would have been recognized if liabilities had been recognized for such warrants from their respective issuance dates.

The Company re-measured the fair value of the outstanding warrants not indexed to the Company’s own stock as of March 31, 2009, June 30, 2009 and September 30, 2009, and recorded a gain of $16.8 million and $8.8 million during the three and nine months ended September 30, 2009, respectively, to record the liabilities associated with the warrants at their respective fair values as of September 30, 2009. The Company determined the fair values of these securities using a Monte Carlo valuation model. The significant inputs into that model included assumptions regarding the expected amounts and dates of future fund raising activities, the Company’s stock price, the historical volatility of the Company’s stock price, and risk-free rates based on U.S. Treasury security yields. Upon announcement of the Harbinger Merger, the Company’s stock price, a significant input in the warrant valuation model, increased significantly. However, if such a merger were to be consummated, the Harbinger 2008 warrants and the Vendor Warrants would be converted to a right to receive, in cash, $5 per warrant upon exercise and remittance to the Company of the $10 exercise price per warrant. Such warrants continue to be subject to downward adjustment in the case of application of the warrant’s antidilution provisions, if any.

To value the Harbinger 2008 warrants and the Vendor Warrants as of September 30, 2009, the Company estimated the likelihood of merger consummation using observable market data (trading share price versus Harbinger Merger offer price), and utilized the last observed Company stock price prior to the merger announcement as inputs to the valuation model.

Recently Issued Accounting Standards

In June 2009, the Financial Accounting Standards Board (FASB) issued Update No. 2009-01, which establishes the FASB Accounting Standards Codification™ (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles (GAAP). The Codification is effective for interim and annual periods ending after September 15, 2009. The Company adopted the Codification when referring to GAAP in this quarterly report on Form 10-Q for the fiscal period ending September 30, 2009. The adoption of the Codification did not have an impact on the Company’s consolidated results.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (SFAS 167). SFAS 167 amends FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (FIN 46(R)) to require an enterprise to qualitatively assess the determination of the primary

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

beneficiary of a variable interest entity (VIE) based on whether the entity (1) has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (2) has the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. Also, SFAS 167 requires an ongoing reconsideration of the primary beneficiary, and amends the events that trigger a reassessment of whether an entity is a VIE. Enhanced disclosures are also required to provide information about an enterprise’s involvement in a VIE. This Statement is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The Company is currently evaluating the impact of SFAS 167, if any on the consolidated financial statements and disclosure.

In September 2009, the EITF reached final consensus on a new revenue recognition standard, Issue No. 08-1, Revenue Arrangements with Multiple Deliverables (EITF 08-1). EITF 08-1 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, and how the arrangement consideration should be allocated among the separate units of accounting. This Issue is effective for fiscal years beginning after June 15, 2010 and may be applied retrospectively or prospectively for new or materially modified arrangements. In addition, early adoption is permitted. The Company is currently evaluating the potential impact of EITF 08-1 on its consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Update No. 2009-5, Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value (FASB Update No. 2009-5), which provides amendments to Accounting Standards Codification Subtopic 820-10, Fair Value Measurements and Disclosures — Overall , for the fair value measurement of liabilities. FASB Update No. 2009-5 provides clarification for circumstances in which a quoted price in an active market for the identical liability is not available. The amendments are intended to reduce potential ambiguity in financial reporting when measuring the fair value of liabilities. The guidance is effective for the first reporting period (including interim period) beginning after issuance. FASB Update No. 2009-5 concerns disclosure only and will not have an impact on the Company’s consolidated financial position or results of operations.

Results of Operations

Comparison of the three and nine months ended September 30, 2009 and 2008

Revenues

The following table sets forth revenues and percentage changes for the periods indicated (in thousands):

	Three months ended September 30,		% Change	Nine months ended September 30,		% Change
	2009	2008		2009	2008
Revenues
Capacity	$4,581	$3,008	52%	$11,335	$9,400	21%
Telephony	2,430	3,423	(29)%	8,678	9,772	(11)%
Data	693	921	(25)%	2,126	2,720	(21)%
Equipment	1,052	1,867	(44)%	3,584	4,252	(15)%
Other	246	231	6%	659	706	(7)%
Total revenues	$9,002	$9,450	(5)%	$26,382	$26,850	(2)%

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

Capacity

The Company provides bandwidth and power to certain customers who implement and operate their own networks. The specified bandwidth and power is generally customer dedicated once purchased and is not subject to other sale or preemption by SkyTerra LP except for emergency purposes. Capacity customers generally operate under contractual arrangements ranging from short-term (month-to-month) to end of current satellite life in length. These contracts do not generally provide for annual increases or variable revenues. Capacity revenues for the three and nine months ended September 30, 2009, as compared to the same periods in 2008, increased due to sales of bandwidth to existing customers, primarily originating in the second quarter of 2009.

Telephony

The Company provides voice service to end users, including dispatch service, which provides the wide-area equivalent of “push-to-talk” two-way radio service among users in customer defined groups. Dispatch service facilitates team-based group operations and is highly suited for emergency communications. Telephony customers are acquired through retail dealers or resellers. Retail dealers receive activation fees and earn commissions on monthly end user fixed access revenues and variable usage revenues. Resellers are under contractual arrangements for their purchase of monthly access and usage, and they manage the arrangements with the end user. Telephony customers are charged fixed monthly access fees and variable usage charges, generally charged by minute of usage, depending on voice plan chosen. A typical customer telephony plan requires monthly access fees that range from $25 to $175 that includes from zero to 2000 “included” airtime minutes. Each additional minute used over the included minutes is charged at a rate of $0.89 to $1.19. Monthly network access revenue is recognized in the month of service to the end-user. Variable usage revenue is recognized during the period of end-user usage. Activation fees are deferred and recognized ratably over the customer’s contractual service term, generally one year.

The following table sets forth telephony subscribers, quarterly subscriber changes, and average monthly revenue per subscriber unit (“ARPU”):

	Three and Nine Months ended September 30,
	2009	ARPU	2008	ARPU	Change Subscribers	Change ARPU
Total subscribers, January 1	19,014		19,866		(4.3)%
Additions	256		548		(53.3)%
Deletions	(792)		(443)		78.8%

Total subscribers, March 31	18,478	$49.73	19,971	$52.56	(7.5)%	(5.4)%
Additions	836		597		40.0%
Deletions	(611)		(1,421)		(57.0)%

Total subscribers, June 30	18,703	$51.73	19,147	$54.52	(2.3)%	(5.1)%
Additions	246		905		(72.8)%
Deletions	(714)		(768)		(7.0)%

Total subscribers, September 30	18,235	$54.39	19,284	$58.91	(5.4)%	(7.7)%

Telephony revenues for the three and nine months ended September 30, 2009, as compared to the same period in 2008, decreased due to a decline in ARPU and a decline in the average number of subscribers.

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

Data

Data service provides transmission in an “always-on” fashion. Common applications for data customers include fleet and load management, credit card verification, e-mail, vehicle position reporting, mobile computing, and data message broadcasting. Customers are acquired through resellers. Resellers are under contractual arrangements for their purchase of monthly access and usage and manage the arrangements with the end user.

Data revenues for the three months ended September 30, 2009, as compared to the same period in 2008, decreased due to a decrease of 18% in the average number of subscribers, which was partially offset by a 3% increase in ARPU. Data revenues for the nine months ended September 30, 2009, as compared to the same period in 2008, decreased due to a decrease of 16% in the average number of subscribers and a decrease of 7% in ARPU.

Equipment

New and existing subscribers to the network can purchase a range of satellite handset configurations. Hardware generally includes handsets, antennas, and cables and can be purchased in “kits” that include all the hardware a customer would typically need to utilize the network. Resellers may purchase equipment in advance for purposes of resale to their end users. User equipment can be portable or be installed on trucks, ships, and airplanes or at a fixed location. Handsets are capable of standard voice and dispatch communication, and services such as call forwarding, call waiting, and conference calling. Other equipment is capable of file transfers, faxes and e-mail. Users must acquire equipment from the Company or its resellers to access its network. Capacity customers provide their own equipment to the end users of their networks.

The Company’s ability to generate equipment revenues is a function of the number of new and existing subscribers who purchase handsets and other accessories and the prices at which equipment is sold. In May 2009, the Company began to offer a transition incentive sales promotion to its new and existing communication ground segment (CGS) enterprise (non-government) and government customers to create a path for these customers to transition to the Company’s planned next generation devices and services. In all cases, a customer will have previously acquired a current generation device that will be able to be exchanged for a free or discounted next generation device if the Company actively effects the transition of current generation devices to next generation devices and such customer commits to a multi-year service plan for next generation services that carry penalties for breach or cancellation of such services.

Equipment sales during the three and nine months ended September 30, 2009 decreased as compared to the same periods in 2008 due to decreased sales of mobile terminals in the first and third quarters of 2009 as compared to the same periods in 2008, partially offset by increased sales of mobile terminals in the second quarter of 2009 as compared to the second quarter of 2008.

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

Operating Expenses

The table below sets forth the Company’s operating expenses (excluding cost of equipment sold) and percentage changes for the periods indicated (in thousands).

	Three months ended September 30,		% Change	Nine months ended September 30,		% Change
	2009	2008		2009	2008
Cost of equipment sold	$1,122	$1,549	(28)%	$3,526	$3,451	2%
Operations and cost of services (exclusive of depreciation and amortization)	8,997	9,474	(5)%	45,987	23,082	99%
Sales and marketing	2,005	1,668	20%	6,536	6,412	2%
Research and development (exclusive of depreciation and amortization)	5,569	3,937	41%	13,944	11,191	25%
General and administrative	12,208	9,833	24%	28,376	25,727	10%
Depreciation and amortization	8,358	8,268	1%	24,981	24,546	2%

Total operating expenses	$38,259	$34,729	10%	$123,350	$94,409	31%

Cost of Equipment Sold

The cost of equipment sold is comprised of the cost of equipment purchased for resale. The Company does not manufacture any of its own equipment. Also included in cost of equipment sold are the costs of warehousing and warehousing services. Cost of equipment sold decreased during the three months ended September 30, 2009, as compared to the same period in 2008 due to decreased sales of mobile terminals. Cost of equipment sold increased slightly during the nine months ended September 30, 2009, as compared to the same period in 2008 due to increased sales of mobile terminals in the second quarter of 2009 as compared to the second quarter of 2008, offset by decreased sales of mobile terminals in the first and third quarters of 2009 as compared to the same periods in 2008.

Operations and Cost of Services

Operations and cost of service expenses include compensation costs of network operations employees, and the other expenses related to the operation of the network, costs of telemetry, tracking, and control and facility costs. On May 19, 2009, SkyTerra LP provided notice of termination for anticipatory material breach of its Launch Services Agreement (the “Sea Launch Agreement”) with Sea Launch regarding SkyTerra-2. As a result, during the three months ended June 30, 2009, the Company recognized an impairment loss of $14.1 million to research and development to write-off all previously capitalized costs related to the Sea Launch Agreement, including $1.9 million of capitalized interest costs. Operations and cost of services expenses decreased during the three months ended September 30, 2009, as compared to the same period in 2008, due primarily to a reduction in costs associated with the engineering of chipsets for next generation network devices, which were partially offset by increased compensation costs and staffing. Operations and cost of services expenses increased during the nine months ended September 30, 2009, as compared to the same period in 2008, due primarily to the $14.1 million impairment loss related to the Sea Launch Agreement. The remainder of the increase was attributable to increased costs associated with the engineering of chipsets for next generation network devices, and increased compensation costs and staffing. Those increases were partially offset by a decrease in equity-based compensation due to the recognition of additional equity-based compensation expense in the first quarter of 2008 resulting from the February 2008 modifications to outstanding options.

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

Sales and Marketing

Sales and marketing expenses include the compensation of sales and marketing employees, and the cost of advertising, marketing and promotion.

Sales and marketing expenses increased during the three months ended September 30, 2009, as compared to the same period in 2008 due primarily to increased compensation costs and staffing. Sales and marketing expenses increased slightly during the nine months ended September 30, 2009, as compared to the same period in 2008 due to decreased compensation costs and staffing, offset by an increase in equity-based compensation. The net increase in equity-based compensation during the nine months ended September 30, 2009, as compared to the same period in 2008, was due to additional expense in the second quarter of 2009 due to accelerated vesting of an executive’s options upon termination, partially offset by the recognition of additional equity-based compensation expense in the first quarter of 2008 resulting from the February 2008 modifications to outstanding options.

Research and Development

Research and development expenses include the compensation costs of employees working on next generation products and services, and other development costs of the next generation network.

Research and development expenses increased during the three and nine months ended September 30, 2009, as compared to the same periods in 2008, due to increased third-party consulting expenses related to the development of operational and business support systems for the next generation network.

General and Administrative

General and administrative expenses include the compensation costs of finance, legal, human resources employees and other corporate costs.

General and administrative expenses increased during the three and nine months ended September 30, 2009, as compared to the same periods in 2008, due to the incurrence of professional fees related to the Harbinger Merger during the third quarter.

Depreciation and Amortization

Depreciation and amortization expenses consist of the depreciation of property and equipment and the amortization of intangible assets. Depreciation and amortization expenses did not fluctuate significantly during the three and nine months ended September 30, 2009, as compared to the same periods in 2008.

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

Other Income and Expenses

The following table sets forth other income and expenses for the periods indicated (in thousands):

	Three months ended September 30,		% Change	Nine months ended September 30,		% Change
	2009	2008		2009	2008
Interest income	$101	$1,265	(92)%	$693	$6,213	(89)%
Interest expense	(26,193)	(8,633)	203%	(66,179)	(29,980)	121%
Impairment of investment in TerreStar Networks	—	(42,881)	100%	—	(59,675)	100%
Change in fair value of warrants	16,781	—	100%	8,832	—	100%
Other income (expense)	544	(1,578)	(134)%	860	(715)	(220)%
Benefit for income taxes	—	298	(100)%	—	758	(100)%

Total other expenses	$(8,767)	$(51,529)	(83)%	$(55,794)	$(83,399)	6%

Interest Income

Interest income is interest earned on cash, cash equivalents, restricted cash and short-term investments. Interest income decreased during the three and nine months ended September 30, 2009, as compared to the same periods in 2008 due to the decrease of the average cash, cash equivalents, and short-term investments balances, and a significant decrease in yields.

Interest Expense

Interest expense is comprised of the amortization of the discount and debt issuance costs on Senior Secured Discount Notes, interest and amortization of the discount on the 16.5% Senior Unsecured Notes, interest and amortization of the discount and debt issuance costs on the 18% Senior Unsecured Notes, and interest incurred on Notes Payable—Vendor, offset by capitalized interest on the system under construction. Total and capitalized interest is as follows (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Capitalized interest	$28,271	$19,961	$75,035	$52,541
Interest expense	26,193	8,633	66,179	29,980

Total interest	$54,464	$28,594	$141,214	$82,521

Total interest increased during the three and nine months ended September 30, 2009, as compared to the same period in 2008, due to increased debt balances, generally through the issuance of 18% Senior Unsecured Notes in the total amount of $400 million in January, April, and July 2009. In addition, interest on the 16.5% Senior Unsecured Notes was paid in kind, thereby also increasing debt balances.

Impairment of investment in TerreStar Networks

During the three and nine months ended September 30, 2008, the Company recorded a write-down of its investment in TerreStar Networks as the Company determined the TerreStar Networks investment had become other-than-temporarily impaired.

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

Change in fair value of warrants

Beginning on January 1, 2009, the Company recognizes certain warrants as liabilities at their respective fair values on each reporting date. The estimated fair values fluctuate based on the changes in fair value estimated inputs, including changes in the price of the Company’s common stock.

Upon announcement of the Harbinger Merger, the Company’s stock price, a significant input in the warrant valuation model, increased significantly. However, if such a merger were to be consummated, the Harbinger 2008 warrants and the Vendor Warrants would be converted to a right to receive, in cash, $5 per warrant upon exercise and remittance to the Company of the $10 exercise price per warrant. Such warrants continue to be subject to downward adjustment in the case of application of the warrant’s antidilution provisions, if any.

To value the Harbinger 2008 warrants and the Vendor Warrants as of September 30, 2009, the Company estimated the likelihood of merger consummation using observable market data (trading share price versus Harbinger Merger offer price), and utilized the last observed Company stock price prior to the merger announcement as inputs to the valuation model.

Benefit (Provision) for Income Taxes

The Company’s effective tax rate differs from the Federal statutory rate, due primarily to a full valuation allowance recorded against net operating loss carry-forwards generated in the periods presented.

Liquidity and Capital Resources

The Company’s principal sources of liquidity are cash, cash equivalents, short-term investments and accounts receivable. The Company’s primary cash needs are for working capital, capital expenditures, debt service and operating expenses. The Company’s ability to generate cash in the future is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond the Company’s control. The Company has financed its operations to date through the private placement of debt and equity securities (primarily with Harbinger), and vendor financing. The Company’s ability to raise additional debt or equity capital is also subject to a number of restrictions in the Harbinger Merger Agreement and the Master Agreement, as well as the Company’s outstanding debt obligations. Cash payments of interest on the Company’s Senior Secured Discount Notes is scheduled to begin in October 2010, with cash payment of the fully accreted principal due in full in April 2013. Cash payment of interest on the 18% Senior Unsecured Notes is scheduled to begin in July 2011, and cash payment of principal (including the additional notes issued as paid-in-kind interest) is due in full in July 2013. Cash payment of interest on the 16.5% Senior Unsecured Notes is scheduled to begin in June 2012, and cash payment of principal (including the additional notes issued as paid-in-kind interest) is due in full in May 2013.

The Company’s current operating assumptions and projections reflect management’s best estimate of future revenue, operating expenses, and capital commitments (which have recently been revised), and indicate that the Company’s current sources of liquidity (including the January 2010 Harbinger Funding) should be sufficient to fund the Company through the third quarter of 2010. Additional funds will be needed to complete the construction of the next generation integrated network, fund operations, and begin making scheduled cash interest payments on senior indebtedness in the fourth quarter of 2010. The Company’s ability to meet its projections, however, is subject to uncertainties, and there can be no assurance that the Company’s current projections will be accurate or that the Company will not need to alter its operations if the projections prove inaccurate.

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

Pursuant to the terms of a funding agreement with Harbinger, the Company has committed financing of $100 million available to it through the sale of one remaining tranche of 18% Senior Unsecured Notes. In the event that the Harbinger Merger is completed, Harbinger will determine how to fund the Company’s cash requirements. In the event that the Harbinger Merger is not completed, Harbinger will be obligated to fund the remaining $100 million of 18% Senior Unsecured Notes, subject to the satisfaction of applicable conditions to such funding.

No assurance can be given that the Harbinger Merger or the January 2010 Harbinger Funding will close. If the Harbinger Merger or the January 2010 Harbinger Funding does not close, and/or other Harbinger funding is not forthcoming, the Company may pursue other means to extend its liquidity and raise capital. Those alternatives may include a capital infusion through an equity or debt investment with a strategic partner, a capital infusion through the sale of additional debt or equity, the renegotiation of vendor payment schedules to defer payments into the future, the postponement of certain discretionary spending, the sale of the Company’s investment in TerreStar Networks Inc. (TerreStar Networks), the sale of other Company assets, or some combination of these actions. Prior to entering into the Harbinger Merger, the Company considered at length other financial and strategic alternatives. In the event that the Harbinger Merger does not close, the Company intends to re-evaluate the financial and strategic alternatives that will be available to it at such time and there can be no assurance that the Company will be able to find alternative financing sources. In addition, the terms of the Company’s current and expected future indebtedness and other contractual arrangements (including those with Harbinger) include significant limitations on additional debt, including amount, terms, access to security, and duration, among other factors, and impose limitations on the structure of strategic transactions, if they permit such transactions at all.

The remaining cost of carrying out the Company’s business plan is significant, and is significantly more than the Company’s currently available and committed resources (including the January 2010 Harbinger Funding). If the Company fails to obtain necessary financing on a timely basis, its satellite construction, launch, or other events necessary to deploy and operate the Company’s next generation network and conduct the Company’s business could be materially delayed, or its costs could materially increase; the Company could default on its commitments to its satellite construction or launch contractors, creditors or other third parties leading to termination of construction or inability to launch the Company’s satellites; and the Company may not be able to complete its next generation integrated network as planned and may have to discontinue operations or seek a purchaser for its satellite business or assets. Further, SkyTerra LP and SkyTerra Canada could lose their FCC licenses, Industry Canada licenses and their international rights if they fail to achieve required performance milestones.

Capital Required for Next Generation Network

The Company estimates the remaining cost to develop and construct the satellite component of its next generation network, including the costs of the two satellites, their launch, launch insurance, and associated ground segment will be significant. The majority of these expenditures are governed by contractual commitments. The Company will require significant additional funds to construct a terrestrial component of the network. The Company estimates the deployment of the terrestrial portion of the network could be a multi-billion dollar undertaking depending on the number of markets deployed, the scope of the terrestrial build within each market, and the service offering. Significant additional funding will be required to fund operations after the launch of the satellites. The state of the economy and the capital markets provide an additional challenge to raise additional funding.

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

The cost of building and deploying the satellites and terrestrial components of the next generation network could exceed current estimates. For example, if the Company elects to further defer payments under the satellite construction contract, modify design, and/or exercise certain options to buy additional satellites or other equipment or services, the costs for the satellite component of the network will increase, possibly significantly. The cost to develop devices could be greater, perhaps significantly, than current estimates, depending on the ability to attract distribution partners for both the satellite and terrestrial services. In addition, the magnitude of the terrestrial network capital requirement depends upon a number of factors including: choice of wireless technology; desired applications; the general pace of construction; and in profits, or losses in the initially deployed markets. The Company may not have control over these factors as it works with various strategic and distribution partners who may have varying degrees of influence on these decisions in exchange for capital contributions and other commitments. In all scenarios, the Company will require significant additional capital beyond its current resources.

Contractual Obligations and Known Future Cash Requirements Set forth below is information concerning the Company’s known contractual obligations as of September 30, 2009 that are fixed and determinable. The Company leases office space, computers and other equipment under operating lease agreements. In addition to base rent, the Company is responsible for certain taxes, utilities and maintenance costs, and several leases include options for renewal or purchase. The Company’s various non-cancelable vendor arrangements (including satellite, launch vehicle, base transceiver subsystems and air interface technology construction), long-term and other debt arrangements, non-cancelable operating leases and agreements with initial terms of greater than one year are as follows as of September 30, 2009, except as noted (in thousands):

	Payments due by period
	Total	2009	1–3 years	3–5 years	More than 5 years
Operating leases (1)	$25,064	$738	$4,899	$2,823	$16,604
Satellite and ground system (2)	180,813	23,613	157,200	—	—
Launch services	73,950	6,525	67,425	—	—
Chipset, device and satellite base station subsystem	69,212	8,573	60,639	—	—
Satellite operational services	23,508	1,309	3,318	2,868	16,013
Senior Secured Discount Notes (4)	1,065,000	—	157,500	210,000	697,500
Senior unsecured notes (related party) (3)(4)	1,134,582	25,638	260,352	848,592	—
Other	16,106	8,814	5,239	316	1,737

	$2,588,235	$75,210	$716,572	$1,064,599	$731,854

(1)	The Company leases office space and computer and other equipment under operating lease agreements. In addition to base rent, the Company is responsible for certain taxes, utilities and maintenance costs, and several leases include options for renewal or purchase.
(2)	The amounts exclude in-orbit incentives and potential interest.
(3)	Assumes semi-annual interest payments made “in-kind” through the permitted payment “in-kind” period, with cash payment of interest on the 16.5% Senior Unsecured Notes and 18% Senior Unsecured Notes beginning June 2012 and July 2011, respectively.
(4)	The amounts include scheduled cash interest payments.

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

Future Capital Requirements

The Company will need significant additional financing in the future. This additional financing may take the form of the issuance of bonds or other types of debt securities, the issuance of equity securities, loans under a credit facility or a combination of the foregoing. Debt or additional equity financing may not be available when needed, on favorable terms, or at all. Any debt financing the Company obtains may impose various restrictions and covenants on the Company which could limit its ability to respond to market conditions, provide for unanticipated capital investments or take advantage of business opportunities. The Company may also be subject to significant interest expense under the terms of any debt the Company incurs. The Company’s ability to raise addition capital is also subject to a number of restrictions in the Company’s existing debt agreements as well as Harbinger Merger Agreement and the Master Agreement. The current economic environment has also made it difficult to raise additional capital and there can be no assurance that market conditions will improve.

Off-Balance Sheet Financing

The Company did not enter into any off-balance sheet arrangements, other than operating leases in the normal course of business during the three and nine months ended September 30, 2009. As of September 30, 2009, the Company does not have any off-balance sheet arrangements that had or were reasonably likely to have a current or future impact on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Cash Flow

Net Cash Used in Operating Activities . During the nine months ended September 30, 2009, as compared to the same period in 2008, net cash used in operating activities increased $13.7 million primarily due to increases in personnel, staffing and related costs, and increased expenses to develop the next generation network.

Net Cash Used in Investing Activities . During the nine months ended September 30, 2009, as compared to the same period in 2008, net cash used in investing decreased due to fewer purchases of investments, fewer payments related to network construction and the payment of estimated taxes related to TMI Delaware in 2008.

Net Cash Provided by Financing Activities. During nine months ended September 30, 2009, as compared to the same period in 2008, net cash provided by financing activities increased. Proceeds from the issuance of the 18% Senior Unsecured Notes of $400 million in 2009 were partially offset by proceeds from the issuance of the 16.5% Senior Unsecured Notes of $150 million in 2008.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Exchange Rate Risk

The United States dollar is the functional currency for the Company’s consolidated financial statements. The functional currency of the Company’s Canadian subsidiary and joint venture is the Canadian dollar. The financial statements of these entities are translated to United States dollars using period end rates for assets and liabilities, and the weighted average rate for the period for all expenses and revenues. During the normal course of business, the Company is exposed to market risks associated with fluctuations in foreign currency exchange rates, primarily the Canadian dollar and the Euro. To reduce the impact of these risks and to increase the predictability of cash flows, the Company uses natural offsets in receipts and disbursements within the applicable currency as the primary means of reducing the risk. When natural offsets are not sufficient, from time to time, the

SkyTerra Communications, Inc.

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

Company enters into certain derivative contracts to buy and sell foreign currencies. The Company’s policies prohibit speculative trading and allows for derivative contracts to be entered into only when a future foreign currency requirement is identified. These contracts generally have durations of less than one year. As of September 30, 2009 the Company held foreign currency contracts with maturities of less than one year of $1.3 million, for which it recorded an unrealized gain of $0.1 million during the three and nine months ended September 30, 2009

Interest Rate Risk

Changes in interest rates affect the fair value of the Company’s fixed rate debt. There is limited active public trading in the Company’s Senior Secured Notes, and there is no public trading in any other of the Company’s debt securities. To determine fair value of these securities, an estimated bid-side broker quote of the Company’s Senior Secured Discount Notes was obtained and was also used as the basis to estimate the fair value of the Company’s 16.5% Senior Unsecured Notes and 18% Senior Unsecured Notes, resulting in an aggregate fair value of $1,042.2 million at September 30, 2009. Based on securities outstanding at September 30, 2009, a 1% increase or decrease in interest rates, assuming similar terms and similar assessment of risk by lenders, would change the estimated fair value by $28.0 million and $27.5 million, respectively at September 30, 2009.

The Company does not have cash flow exposure to changing interest rates on its 16.5% Senior Secured Discount Notes, 18% Senior Secured Discount Notes or Senior Unsecured Notes because the interest rate for these securities is fixed. This sensitivity analysis provides only a limited, point-in-time view of the market risk sensitivity of certain of the Company’s financial instruments. The actual impact of future changes in market interest rates on Senior Secured Discount Notes may differ significantly from the impact in this analysis.

The Company has cash flow exposure to changing interest rates on its Vendor Notes because the interest rate for these securities is not fixed. As of September 30, 2009 the Company had $116.0 million outstanding under its Notes Payable—Vendor with interest rates tied to changes in the LIBOR rate. Based on balances outstanding at September 30, 2009, a 1% increase or decrease in interest rates, assuming repayment of the Vendor Note in accordance with scheduled maturities, would change the Company’s annual interest expense by $0.9 million and $1.7 million, respectively at September 30, 2009.

Item 4.	Controls and Procedures

(a) Disclosure Controls and Procedures. The Company’s management, with the participation of the Company’s chief executive officer and chief financial officer, has evaluated the effectiveness of the Company’s disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of the end of the period covered by this report. Based on such evaluation, the Company’s chief executive officer and chief financial officer have concluded that, as of the end of such period, the Company’s disclosure controls and procedures are effective in recording, processing, summarizing and reporting, on a timely basis, information required to be disclosed by us in the reports that the Company files or submit under the Exchange Act.

(b) Changes in Internal Control Over Financial Reporting. There have not been any changes in the Company’s internal control over financial reporting during the three-month period ended September 30, 2009 that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

PART II—OTHER INFORMATION

Item 1.	Legal Proceedings

The Company is involved in various legal proceedings arising in the normal course of business. Although the outcomes of legal proceedings are inherently difficult to predict, the Company does not expect the resolution of any currently pending matters to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

After the announcement of the Harbinger Merger, four stockholder lawsuits, each styled as a class action, have been filed in the Delaware Court of Chancery naming as defendants Harbinger, SkyTerra and SkyTerra’s board of directors. On October 28, 2009, the Court of Chancery consolidated these actions under the caption, In re SkyTerra Communications, Inc. Shareholder Litigation, Consol. C.A. No. 4987. The consolidated action challenges the Harbinger Merger, and generally alleges, among other things, that the merger is the result of an unfair process and that the terms of the merger are unfair and coercive to SkyTerra stockholders. The consolidated action also alleges that SkyTerra has not held an annual meeting of stockholders since July 25, 2006, and seeks to compel SkyTerra to schedule and hold such an annual meeting. Based on these allegations, the consolidated action generally seeks, among other relief, an order declaring the action to be a class action, declaring that the merger is not entirely fair and is the result of a breach of the defendants’ fiduciary duties, granting injunctive relief preliminarily enjoining the merger, compelling SkyTerra to schedule and hold an annual meeting of SkyTerra stockholders, awarding plaintiff and the class appropriate damages, awarding plaintiff costs, including reasonable attorneys’ and experts’ fees, and granting plaintiff and other members of the purported class such further relief as the court deems just and proper.

SkyTerra believes that the consolidated action is without merit and intends to vigorously defend the action.

Item 1A.	Risk Factors

The following risk factors should be read in conjunction with “Risk Factors” included in Item 1A. in the Annual Report on Form 10-K for the year ended December 31, 2008.

Failure of the Harbinger Merger to close could damage the Company’s business.

There are a number of risks and uncertainties relating to the proposed merger between the Company and Harbinger. There can be no assurance that the Harbinger Merger will close, or that it will close in a timely fashion. There can be no assurance that the necessary SkyTerra stockholder approval and requisite regulatory approvals, including approval of the FCC, will be obtained, that the other closing conditions will be satisfied or waived or that other events will not intervene to delay or result in the termination of the Harbinger Merger. Failure of the Harbinger Merger to close, or a delay in its closing, may have a negative impact on the Company’s ability to attract alternative strategic investments, the availability of additional funding sources, and the Company’s ability to implement alternative business plans. Such a delay or failure to close may have significant impact on the Company’s ability to finance ATC operations, capital expenditures and other costs required for the operation of its next generation satellite system. In addition, any delay in completing, or the failure to complete, the Harbinger Merger could have a negative impact on SkyTerra’s business, its stock price and its relationships with customers, employees or suppliers. Based on current projections (as well as planned changes in the Company’s developmental efforts) the Company’s available and committed funds (including the January 2010 Harbinger Funding) will provide liquidity for its operations through the third quarter of 2010. In the event the Harbinger Merger or the January 2010 Harbinger Funding does not close, or does not close timely, there can be no assurance that the Company will be able to attract alternative financial or strategic investments before it runs out of capital. The Company’s outstanding debt agreements and other contractual arrangements (including those with Harbinger) restrict the Company’s ability to raise additional debt or equity capital. Furthermore, pending the closing of the Harbinger Merger, SkyTerra is subject to a number of restrictions on its business activities, including the development of its next generation network and certain other actions will require Harbinger’s approval.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds.

None.

Item 3.	Defaults Upon Senior Securities.

None.

Item 4.	Submission of Matters to a Vote of Security Holders.

None.

Item 5.	Other Information.

None.

Item 6.	Exhibits.

Information about Exhibits Included in this Form 10-Q

In reviewing the agreements included or incorporated by reference as exhibits to this Form 10-Q, please remember they are intended to provide you with information regarding their terms and are not to provide any other factual or disclosure information about the Company or the other parties thereto. Certain of the agreements contain representations and warranties by the parties named therein. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:— should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one or more of the parties if those statements prove to be inaccurate;— have been qualified by disclosures that were made to the other party or parties in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;— may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and— were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about the Company may be found elsewhere in this Form 10-Q and the Company’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about the Company may be found elsewhere in this Form 10-Q and the Company’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of September 23, 2009, by and among Harbinger Capital Partners Master Fund I. Ltd., Harbinger Capital Partners Special Situations Fund, L.P., Sol Private Corp. and SkyTerra Communications, Inc., dated September 23, 2009, which was filed as Exhibit 2.1 to the 8-K report filed on September 23, 2009, and is incorporated herein by reference.

31.1	Certification of Alexander H. Good, Chief Executive Officer and President of the Company, required by Rule 13a-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of Scott Macleod, Executive Vice President and Chief Financial Officer of the Company, required by Rule 13a-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification of Alexander H. Good, Chief Executive Officer and President of the Company, Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification of Scott Macleod, Executive Vice President and Chief Financial Officer of the Company, Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 6, 2009	By:	/S/ ALEXANDER H. GOOD
Alexander H. Good
Chief Executive Officer and President

Date: November 6, 2009	By:	/S/ SCOTT MACLEOD
Scott Macleod
Executive Vice President and Chief Financial Officer

PRELIMINARY COPY SUBJECT TO COMPLETION FEBRUARY , 2010 FORM OF PROXY CARD-SKYTERRA ANNUAL MEETING OF STOCKHOLDERS	Appendix H

VOTE BY INTERNET - www.proxyvote.com
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SKYTERRA COMMUNICATIONS, INC. ATTN: ACCOUNTS PAYABLE 1082 PARKRIDGE BOULEVARD RESTON, VA 20191-4334	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M19521-Z51831	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

SKYTERRA COMMUNICATIONS, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:	☐	☐	☐
Vote on Directors

2.Election of Directors

Nominees:

01) Alexander H. Good	04) Paul S. Latchford, Jr
02) Jose A. Cecin, Jr	05) William F. Stasior
03) Jeffery M. Killeen	06) Michael D. Weiner

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain

1.     Vote to adopt the Agreement and Plan of Merger, dated as of September 23, 2009, by and among Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P., Sol Private Corp. and SkyTerra Communications, Inc., as it may be amended from time to time.

	☐	☐	☐

3.     Vote to adjourn the meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the annual meeting to adopt the merger agreement proposal.

	☐	☐	☐

4. Vote to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of SkyTerra for the year ending December 31, 2009.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

H-1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

Notice and Proxy Statement and Annual Report/Form 10K Wrap are available at www.proxyvote.com.

M19522-Z51831

SKYTERRA COMMUNICATIONS, INC.

Annual Meeting of Stockholders March [—], 2010

This proxy is solicited by the Board of Directors

By signing on the reverse side, you will appoint each of GARY EPSTEIN, Executive Vice President-Law and Regulation of SkyTerra Communications, Inc. (SkyTerra), and SCOTT MACLEOD, Executive Vice President, Chief Financial Officer and Treasurer of SkyTerra, as your representative (proxy) with power to substitute another person to submit your vote. Your shares will be voted at SkyTerra’s Annual Meeting of Stockholders scheduled to be held on March [—], 2010 or at any postponement or adjournment thereof in accordance with your instructions on the matters described in the proxy statement as set forth on the reverse side and in the discretion of the proxy holders on any other matters properly presented for a vote at the meeting or at any postponement or adjournment thereof. If a properly signed proxy is returned without specific voting instructions given, the shares represented by this proxy will be voted “FOR” Items 1 through 4 and in the discretion of the proxy holders on any other matters properly presented for a vote at the meeting or at any postponement or adjournment thereof.

Continued and to be signed on reverse side

H-2